Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256575

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

AND SPECIAL MEETING OF PUBLIC WARRANT HOLDERS OF HORIZON ACQUISITION CORPORATION

PROSPECTUS FOR

54,448,433 SHARES OF CLASS A COMMON STOCK

18,132,811 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND

18,132,811 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

OF VIVID SEATS INC.

The board of directors of Horizon Acquisition Corporation, a Cayman Islands exempted company (“Horizon”), has unanimously approved the transaction agreement, dated as of April 21, 2021 (as may be amended from time to time, the “Transaction Agreement”), by and among Horizon, Horizon Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Hoya Topco, LLC, a Delaware limited liability company (“Hoya Topco”), Hoya Intermediate, LLC, a Delaware limited liability company (“Hoya Intermediate”) and Vivid Seats Inc., a Delaware corporation (“Vivid Seats PubCo”), attached to this proxy statement/prospectus as Annex A, pursuant to which, among other transactions, Horizon will merge with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Transaction Agreement, the “business combination”) resulting in the reorganization of the combined post-business combination company into an umbrella partnership C corporation (or “Up-C”) structure.

Immediately following the Merger and in accordance with the Transaction Agreement and the other ancillary agreements contemplated thereby, a series of transactions will occur whereby (i) certain third-party investors (including Sponsor or an affiliate thereof) will purchase an aggregate of 22,500,000 shares of Class A common stock of Vivid Seats PubCo, par value $0.0001 per share (“Vivid Seats Class A common stock”) for an aggregate purchase price of $225.0 million (the “PIPE Subscription”), (ii) Vivid Seats PubCo will purchase all of the issued and outstanding capital stock of each of CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7B VS Equity, LLC and CM7C VS Equity, LLC (collectively, the “Crescent Blockers”, and the outstanding capital stock of the Crescent Blockers, the “Crescent Blocker Shares”) from Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P., NPS/Crescent Strategic Partnership II, LP and Crescent Mezzanine Partners VIIB, L.P. (collectively, the “Blocker Sellers”, and such purchase, the “Blocker Purchase”) in exchange for cash (the “Blocker Purchase Price”), in an amount equal to (A) an aggregate of $107,573.05, plus interest accruing from June 30, 2017 to the date of closing of the Merger compounding semi-annually on June 30 and December 31 of each year, minus (B) the aggregate amount of estimated tax liabilities of the Blocker Sellers for the period ending on the closing date of the Merger (such tax liabilities, the “Blocker Tax Liabilities”), (iii) Vivid Seats PubCo will contribute cash to Hoya Intermediate in an amount equal to (A) all available cash of Vivid Seats PubCo following the Merger and the PIPE Subscription, minus (B) the Blocker Purchase Price, minus (C) the Blocker Tax Liabilities in exchange for Common Units of Hoya Intermediate (“Intermediate Common Units”) and warrants to purchase Intermediate Common Units (together, the “Intermediate Contribution and Issuance”), (iv) Hoya Intermediate will redeem 100% of the Intermediate Common Units held by Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VII, L.P., Crescent Mezzanine Partners VII (LTL), L.P. and CBDC Universal Equity, Inc. (collectively, the “Redeemed Crescent Parties”) in exchange for cash (the “Crescent Redemption”), (v) Hoya Topco will subscribe for 118,200,000 newly issued Class B common stock of Vivid Seats PubCo, par value $0.0001 per share (“Vivid Seats Class B common stock”) and 6,000,000 warrants to purchase Vivid Seats Class B common stock (together, “Class B Issuance”) and (vi) Hoya Intermediate will contribute cash to Hoya Midco, LLC, a Delaware limited liability company (“Hoya Midco”). Immediately prior to the business combination, Hoya Intermediate expects to effectively redeem its Senior Preferred Units (as defined herein), resulting in a cash payment of $225.1 million. Upon the closing of the business combination, Vivid Seats expects to apply $488.9 million of the business combination and PIPE Subscription proceeds towards debt repayments resulting in the full repayment of its May 2020 First Lien Loan (as defined herein) and a partial repayment of its June 2017 First Lien Loan (as defined herein). As a result of the business combination, assuming no redemptions of Horizon Class A ordinary shares in connection with the business combination, Hoya Topco will hold approximately 60.6% of the issued and outstanding Intermediate Common Units and Vivid Seats PubCo will hold approximately 39.4% of the Intermediate Common Units. Following the consummation of the business combination, Vivid Seats PubCo’s assets will consist of its direct and indirect interests in Hoya Intermediate.

As described in this proxy statement/prospectus, Horizon’s shareholders are being asked to consider and vote upon (among other things) the business combination and the other proposals set forth herein.

Horizon is also seeking approval from the holders of its outstanding public warrants, to amend certain provisions of its outstanding public warrants, as further described in this proxy statement/prospectus.

Horizon’s Class A ordinary shares, Horizon’s warrants and Horizon’s units are currently traded on The New York Stock Exchange (“NYSE”) under the ticker symbols “HZAC,” “HZAC WS” and “HZAC.U,” respectively. Vivid Seats PubCo will apply for listing, to be effective at the Closing (as defined herein), of its shares of Class A common stock and warrants on The Nasdaq Capital Market (“Nasdaq”) under the symbols “SEAT” and “SEAT WS,” respectively. Vivid Seats PubCo will not have units traded following the Closing.

It is anticipated that, upon completion of the business combination and assuming no redemptions of Horizon Class A ordinary shares in connection with the business combination, Vivid Seats PubCo’s ownership will be as follows: (1) Horizon’s public shareholders will own approximately 19.9% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (2) the PIPE Investors (as defined herein), excluding Sponsor and certain affiliates of Sponsor, will own approximately 1.8% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (3) Sponsor, together with certain of its affiliates, will own (i) approximately 17.7% (assuming no exercise of Vivid Seats PubCo Warrants held by Sponsor) or (ii) approximately 29.9% (assuming full exercise of Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein) held by Sponsor), of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); and (4) Hoya Topco will own approximately 60.6% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class B common stock). The board of managers of Hoya Topco is controlled by the designees of GTCR Fund XI/B LP and GTCR Fund XI/C LP (together with GTCR Co-Invest XLLP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and GTCR LLC, our “Private Equity Owner”) and their affiliates, and consequently the Private Equity Owner will, for so long as it controls Hoya Topco, control the vote of all matters submitted to a vote of Vivid Seats PubCo shareholders through Hoya Topco’s ownership of approximately 60.6% of the voting power of Vivid Seats PubCo’s outstanding common stock following the business combination. In addition to its voting power, the Private Equity Owner, for so long as it controls Hoya Topco, will be entitled to nominate five (5) directors to the Vivid Seats PubCo Board of Directors pursuant to the Stockholders’ Agreement to be entered into by and among Vivid Seats PubCo, Sponsor and Hoya Topco at the consummation of the business combination. As a result of the voting power controlled by Hoya Topco, following the business combination, Vivid Seats PubCo will qualify as a “controlled company” within the meaning of applicable Nasdaq (as defined herein) listing rules.

Each of Horizon and Vivid Seats PubCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the business combination and other matters to be considered at the extraordinary general meeting of Horizon’s shareholders and the special meeting of holders of Horizon IPO Public Warrants. Horizon and Vivid Seats PubCo encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated September 23, 2021 and is first being mailed to Horizon shareholders and holders of Horizon IPO Public Warrants on or about September 24, 2021.

Dear Shareholders of Horizon and Holders of Horizon IPO Public Warrants:

You are cordially invited to attend the extraordinary general meeting of shareholders of Horizon Acquisition Corporation (“Horizon”) and/or the special meeting of holders of Horizon IPO Public Warrants (the “Warrant Holders Meeting”). At the extraordinary general meeting, Horizon shareholders will be asked to consider and vote on proposals to:

(1)

(a) approve and adopt the Transaction Agreement, dated as of April 21, 2021 (as the same may be amended, the “Transaction Agreement”), by and among Horizon, Sponsor, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo, and (b) approve the other transactions contemplated by the Transaction Agreement (the “business combination” and such proposal, the “Business Combination Proposal”);

(2)

approve, as a special resolution, the Plan of Merger annexed to the Transaction Agreement and attached to this proxy statement/prospectus as Annex K and to authorize the merger (the “Merger”) of Horizon with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving corporation (the “Merger Proposal”);

(3)

approve certain material differences between the Horizon amended and restated memorandum and articles of association and the certificate of incorporation of Vivid Seats PubCo and the bylaws of Vivid Seats PubCo that will be the certificate of incorporation and bylaws of Vivid Seats PubCo following the Merger (the “Organizational Documents Proposals”);

(4)

approve, for purposes of complying with NYSE Listing Rule 312.03, the issuance of shares of Vivid Seats PubCo in connection with the business combination and the PIPE Subscription (the “NYSE Proposal”); and

(5)

approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each Horizon shareholder is encouraged to review carefully.

The Closing (as defined herein) is conditioned on the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal at the extraordinary general meeting (collectively, the “Proposals”). The Organizational Documents Proposals are conditioned on the approval of the Business Combination Proposal, the Merger Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

At the Warrant Holders Meeting, the holders of Horizon IPO Public Warrants will be asked to vote on the following proposals, as more fully described in this proxy statement/prospectus:

(1)

a proposal to amend the Warrant Agreement to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”); and

(2)

a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal,” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

The Warrant Amendment Proposal is conditioned on the approval of the Proposals and the consummation of the business combination. However, approval of the Warrant Amendment is not a condition to the consummation of the business combination. Accordingly, the business combination can be completed even if the Warrant Amendment Proposal is not approved. The Warrant Holders Adjournment Proposal is not conditioned on the approval of any other proposal.

The Warrant Holder Proposals are more fully described in the accompanying proxy statement/prospectus, which each holder of Horizon IPO Public Warrants is encouraged to review carefully.

Horizon Class A ordinary shares, par value $0.0001 per share (“Horizon Class A ordinary shares”) and the Horizon IPO Public Warrants, which are exercisable for Horizon Class A ordinary shares under certain circumstances, are currently listed on the NYSE under the symbols “HZAC” and “HZAC WS,” respectively. Certain Horizon Class A ordinary shares and warrants currently trade as units consisting of one Horizon Class A ordinary share and one-third of one Horizon IPO Public Warrant, and are listed on the NYSE under the symbol “HZAC.U.” Vivid Seats PubCo will apply for listing, to be effective at the time of the business combination, of its Vivid Seats Class A common stock and warrants on Nasdaq under the symbols “SEAT” and “SEAT WS,” respectively. Vivid Seats PubCo will not have units traded following consummation of the business combination. It is a condition of the consummation of the business combination that Vivid Seats Class A common stock is approved for listing on Nasdaq, but there can be no assurance such listing condition will be met. If such listing condition is not met, the business combination will not be consummated unless the listing condition set forth in the Transaction Agreement is waived by the parties.

Pursuant to Horizon’s amended and restated memorandum and articles of association, Horizon is providing the holders of Horizon Class A ordinary shares originally sold as part of the units issued in its initial public offering, which closed on August 25, 2020 (the “IPO” and such holders, the “public shareholders”), with the opportunity to redeem, in connection with the Closing, Horizon Class A ordinary shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the initially scheduled vote on the business combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of units to Sponsor. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of December 31, 2020 of approximately $544 million, the estimated per share redemption price would have been approximately $10.00, subject to adjustment for taxes payable from interest earned. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Horizon Class A ordinary shares sold in the IPO. Holders of Horizon’s outstanding warrants sold in the IPO, which are exercisable for Horizon Class A ordinary shares under certain circumstances, do not have redemption rights in connection with the business combination. Sponsor has agreed to waive its redemption rights in connection with the Closing with respect to any Horizon equity securities it may hold. Currently, Sponsor owns approximately 28.5% of outstanding Horizon Class A ordinary shares and all Horizon Class B ordinary shares, including all of the founder shares. In connection with the Exchange, Sponsor will tender all of its Horizon Class B ordinary shares in exchange for 50,000 Horizon Class A ordinary shares and Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein). Sponsor has agreed to vote its Horizon Class A ordinary shares and Horizon Class B ordinary shares in favor of each of the Proposals.

Horizon is providing this proxy statement/prospectus and accompanying proxy card(s) to its shareholders and holders of Horizon IPO Public Warrants in connection with the solicitation of proxies to be voted at the extraordinary general meeting and/or Warrant Holders Meeting and any adjournments or postponements of the extraordinary general meeting and/or Warrant Holders Meeting. Your vote is very important. Whether or not you plan to attend the extraordinary general meeting and/or Warrant Holders Meeting in person, please submit your proxy card(s) without delay.

Horizon and Vivid Seats PubCo encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

Horizon’s board of directors recommends that Horizon shareholders and warrant holders vote FOR each of the Proposals and the Warrant Amendment Proposal, as applicable. When you consider the recommendation of Horizon’s board of directors in favor of each of the Proposals and the Warrant Amendment Proposal, you should keep in mind that certain of Horizon’s directors and officers have interests in the business combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Approval of the Business Combination Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on any of the Business Combination Proposal, the Organizational Documents Proposals, NYSE Proposal and the Adjournment Proposal.

Approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the not less than two-thirds of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the Merger Proposal.

The Warrant Amendment must be approved by 65% of the outstanding Horizon IPO Public Warrants (which represents at least 11,786,306 out of 18,132,778 outstanding Horizon IPO Public Warrants) and, solely with respect to the amendment to the terms of the Horizon IPO Private Placement Warrants or any provision of the Warrant Agreement with respect to the Horizon IPO Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Horizon IPO Private Placement Warrants. Sponsor, as a holder of all of the Horizon IPO Private Placement Warrants, has agreed to approve the Warrant Amendment by written consent.

The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Horizon IPO Public Warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting, and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement at the Warrant Holders Meeting.

If you are a Horizon shareholder and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Merger Proposal, the NYSE Proposal or the Adjournment Proposal. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you are a holder of Horizon IPO Public Warrants and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR the Warrant Holder Proposals presented at the Warrant Holders Meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Warrant Holders Meeting in person, the effect will be that your Horizon IPO Public Warrants will not be counted for purposes of determining whether a quorum is present at the Warrant Holders Meeting and, if a quorum is present, will have no effect on the Warrant Holder Proposals. If you are a holder of Horizon IPO Public Warrants and you attend a Warrant Holders Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE HORIZON REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HORIZON’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

/s/ Todd L. Boehly
Todd L. Boehly Chief Executive Officer, Chief Financial Officer and Director Horizon Acquisition Corporation

Whether or not you plan to attend the extraordinary general meeting of Horizon shareholders and/or the Warrant Holders Meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card(s) in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares and/or Horizon IPO Public Warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares and/or Horizon IPO Public Warrants or, if you wish to attend the extraordinary general meeting of Horizon shareholders and/or Warrant Holders Meeting and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is criminal offense.

Horizon Acquisition Corporation

600 Steamboat Road, Suite 200

Greenwich, CT 06830

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF HORIZON ACQUISITION CORPORATION

To Be Held On October 14, 2021

To the Shareholders of Horizon Acquisition Corporation:

NOTICE IS HEREBY GIVEN that the extraordinary general meeting of shareholders of Horizon Acquisition Corporation (“Horizon”) will be held at 10:00 a.m., local time, on October 14, 2021, at the law offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022 and as a virtual meeting for the following purposes:

1.

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Transaction Agreement, dated as of April 21, 2021 (as the same may be amended, the “Transaction Agreement”), by and among Horizon, Sponsor, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo, and (b) approve and the other transactions contemplated by the Transaction Agreement (the “business combination” and such proposal, the “Business Combination Proposal”).

2.

Proposal No. 2 — The Merger Proposal — To consider and vote upon a proposal (the “Merger Proposal”) to approve, as a special resolution, the Plan of Merger annexed to the Transaction Agreement and attached to this proxy statement/prospectus as Annex K and to authorize the merger (the “Merger”) of Horizon with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving corporation.

3.

The Organizational Documents Proposals — To consider and vote upon the following five separate proposals (collectively, the “Organizational Documents Proposals”) to approve the following material differences between Horizon amended and restated memorandum and articles of association and the certificate of incorporation of Vivid Seats PubCo (the “Vivid Seats PubCo Amended and Restated Charter”) and the bylaws of Vivid Seats PubCo (the “Vivid Seats PubCo Amended and Restated Bylaws”) that will be the certificate of incorporation and bylaws of Vivid Seats PubCo following the Merger:

i.

Proposal No. 3 — Organizational Documents Proposal A — To authorize the change in the authorized capital stock of Horizon from 400,000,000 Horizon Class A ordinary shares, par value $0.0001 per share (the “Horizon Class A ordinary shares”), 40,000,000 shares of Horizon Class B ordinary shares, par value $0.0001 per share (the “Horizon Class B ordinary shares”), and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of Class A common stock, par value $0.0001 per share, of Vivid Seats PubCo (the “Vivid Seats Class A common stock”), 250,000,000 shares of Class B common stock, par value $0.0001 per share, of Vivid Seats PubCo (the “Vivid Seats Class B common stock”) and 50,000,000 shares of preferred stock, par value $0.0001 per share, of Vivid Seats PubCo.

ii.

Proposal No. 4 — Organizational Documents Proposal B — To authorize that certain provisions of the Vivid Seats PubCo Amended and Restated Charter and certain provisions of the Vivid Seats PubCo Amended and Restated Bylaws, in each case, will be subject to the Stockholders’ Agreement (as defined herein).

iii.

Proposal No. 5 — Organizational Documents Proposal C — To authorize that the Vivid Seats PubCo Amended and Restated Charter will grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Sponsor and Hoya Topco and their respective affiliates, members, directors, officers and/or employees, including any of the foregoing who will serve as directors or officers of Vivid Seats PubCo);

iv.

Proposal No. 6 — Organizational Documents Proposal D — To authorize that the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws will adopt Delaware as the exclusive forum for certain stockholder litigation;

v.

Proposal No. 7 — Organizational Documents Proposal E — To authorize all other changes in connection with the replacement of Horizon’s amended and restated memorandum and articles of association with the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws as part of the Merger (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (a) changing the corporate name from “Horizon Acquisition Corporation” to “Vivid Seats Inc.,” (b) electing not to be governed by Section 203 of the DGCL and (c) removing certain provisions related to Horizon’s status as a blank check company that will no longer be applicable upon consummation of the business combination, all of which Horizon’s board of directors believes is necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

4.

Proposal No. 8 — The NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with NYSE Listing Rule 312.03, the issuance of shares of Vivid Seats PubCo in connection with the business combination and the PIPE Subscription (the “NYSE Proposal”).

7.

Proposal No. 9 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal, the “Proposals”).

Only holders of record of Horizon Class A ordinary shares and Horizon Class B ordinary shares at the close of business on September 7, 2021 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments or postponements thereof.

Pursuant to Horizon’s amended and restated memorandum and articles of association, Horizon is providing the holders of Horizon Class A ordinary shares originally sold as part of the units issued in its initial public offering, which closed on August 25, 2020 (the “IPO” and such holders, the “public shareholders”), with the opportunity to redeem, in connection with the Closing, Horizon Class A ordinary shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the initially scheduled vote on the business combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of units to Horizon Sponsor, LLC, a Delaware limited liability company (“Sponsor”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of December 31, 2020 of approximately $544 million, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to cause the redemption of their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Horizon Class A ordinary shares sold in the IPO. Holders of Horizon IPO Public Warrants, which are exercisable for Horizon’s Class A ordinary shares under certain circumstances, do not have redemption rights in connection with the business combination. Sponsor has agreed to waive its redemption rights in connection with the Closing with respect to any Horizon equity securities it may hold. Currently, Sponsor owns approximately 28.5% of outstanding Horizon Class A ordinary shares and all Horizon Class B ordinary shares, including all of the founder shares. Sponsor has agreed to vote its Horizon Class A ordinary shares and Horizon Class B ordinary shares in favor of each of the Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal at the extraordinary general meeting. The Organizational Documents Proposals are conditioned on the approval of the Business Combination Proposal, the Merger Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and each of the Proposals. You are encouraged to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call Horizon’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200, (banks and brokers call collect at (203) 658-9400)).

September 23, 2021

By Order of the Board of Directors

/s/ Todd L. Boehly
Todd L. Boehly Chief Executive Officer, Chief Financial Officer and Director Horizon Acquisition Corporation

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders to be held on October 14, 2021: This notice of meeting and the related proxy statement/prospectus will be available at https://www.cstproxy.com/horizonacquisitioncorp/sm2021.

Horizon Acquisition Corporation

600 Steamboat Road, Suite 200

Greenwich, CT 06830

NOTICE OF SPECIAL MEETING OF PUBLIC WARRANT HOLDERS OF HORIZON ACQUISITION CORPORATION

To Be Held On October 14, 2021

To the public warrant holders of Horizon Acquisition Corporation:

NOTICE IS HEREBY GIVEN that the special meeting of public warrant holders of Horizon Acquisition Corporation (“Horizon”) will be held at 10:15 a.m., local time, on October 14, 2021, the law offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022 and as a virtual meeting for the following purposes:

1.

Proposal No. 1 — The Warrant Amendment Proposal — to consider and vote upon a proposal to amend the Warrant Agreement, dated as of August 25, 2020 (the “Warrant Agreement”), between Horizon and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (“Warrant Agent”), to amend and restate the Horizon IPO Public Warrants, as contemplated by the Transaction Agreement, to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”); and

2.

Proposal No. 2 — The Warrant Holders Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”, and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

These Warrant Holder Proposals are described in this proxy statement/prospectus, which we encourage you to read in its entirety before voting.

Only holders of Horizon IPO Public Warrants at the close of business on September 7, 2021 are entitled to notice of and to vote and have their votes counted at the Warrant Holders Meeting and any adjournments of the Warrant Holders Meeting.

This proxy statement/prospectus and accompanying Warrant Holders Meeting proxy card is being provided to holders of Horizon IPO Public Warrants in connection with the solicitation of proxies to be voted at the Warrant Holders Meeting and at any adjournments of the Warrant Holders Meeting. Whether or not you plan to attend the Warrant Holders Meeting, all holders of Horizon IPO Public Warrants are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

After careful consideration, the board of directors of Horizon unanimously approved the Warrant Holder Proposals and unanimously recommends that the holders of Horizon IPO Public Warrants vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, if presented. When you consider the recommendation of these proposals by the board of directors of Horizon, you should keep in mind that Horizon’s directors and officers have interests in the business combination that may conflict with your interests as a holder of Horizon IPO Public Warrants. See the section entitled “Proposal No.1— The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Warrant Agreement, the Warrant Amendment is required to be approved by 65% of the outstanding Horizon IPO Public Warrants (which represents at least 11,786,306 out of 18,132,778 outstanding Horizon IPO Public Warrants) and, solely with respect to the amendment to the terms of the Horizon IPO Private Placement Warrants or any provision of the Warrant Agreement with respect to the Horizon IPO Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Horizon IPO Private Placement Warrants.

As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding and 6,519,791 Horizon IPO Private Placement Warrants issued and outstanding. Sponsor currently holds 5,166,666 Horizon IPO Public Warrants and all of the Horizon IPO Private Placement Warrants and has agreed in the Transaction Agreement to use commercially reasonable efforts to revise the terms of the Horizon IPO Warrants such that the Horizon IPO Warrants be treated as equity under the rules and guidelines of the SEC at and after the closing of the Transactions, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. As a holder of all of the Horizon IPO Private Placement Warrants, Sponsor has agreed to approve the Warrant Amendment by written consent.

Your vote is very important. Whether or not you plan to attend the Warrant Holders Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your warrants are represented at the Warrant Holders Meeting. If you hold your Horizon IPO Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Horizon IPO Public Warrants are represented and voted at the Warrant Holders Meeting. The Warrant Amendment Proposal is conditioned on the approval of the Proposals further described in the proxy statement/prospectus and the consummation of the business combination. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your Warrant Holders Meeting proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Warrant Holders Meeting. If you fail to return your Warrant Holders Meeting proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Warrant Holders Meeting, the effect will be, among other things, that your Horizon IPO Public Warrants will not be voted. An abstention or broker non-vote will not count as a vote cast at the Warrant Holders Meeting, and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented. If you are a public warrant holder of record and you attend the Warrant Holders Meeting and wish to vote, you may withdraw your proxy and vote at the Warrant Holders Meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the Warrant Holder Proposals. You are encouraged to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your Horizon IPO Public Warrants, please call Horizon’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400)).

September 23, 2021

By Order of the Board of Directors

/s/ Todd L. Boehly
Todd L. Boehly Chief Executive Officer, Chief Financial Officer and Director Horizon Acquisition Corporation

Important Notice Regarding the Availability of Proxy Materials for the Warrant Holders Meeting to be held on October 14, 2021: This notice of meeting and the related proxy statement/prospectus will be available at https://www.cstproxy.com/horizonacquisitioncorp/sm2021.

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ADDITIONAL INFORMATION	iv

TRADEMARKS	iv

MARKET, INDUSTRY AND OTHER DATA	iv

CERTAIN DEFINED TERMS	v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	x

SUMMARY TERM SHEET	xii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR HORIZON SHAREHOLDERS AND PUBLIC WARRANT HOLDERS	xx

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1

SELECTED HISTORICAL FINANCIAL INFORMATION OF HORIZON	23

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF VIVID SEATS	25

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION	30

RISK FACTORS	32

EXTRAORDINARY GENERAL MEETING AND WARRANT HOLDERS MEETING OF HORIZON	73

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL	80

PROPOSAL NO. 2 — MERGER PROPOSAL	143

ORGANIZATIONAL DOCUMENTS PROPOSALS	144

PROPOSAL NO. 3 — ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	147

PROPOSAL NO. 4 — ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE VIVID SEATS PUBCO ORGANIZATIONAL DOCUMENTS BEING SUBJECT TO THE STOCKHOLDERS’ AGREEMENT	149

PROPOSAL NO. 5 — ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING THE VIVID SEATS PUBCO AMENDED AND RESTATED CHARTER GRANTING AN EXPLICIT WAIVER REGARDING CORPORATE OPPORTUNITIES TO CERTAIN “EXEMPTED PERSONS”	151

PROPOSAL NO. 6 — ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF PROPOSAL REGARDING THE VIVID SEATS PUBCO ORGANIZATIONAL DOCUMENTS ADOPTING DELAWARE EXCLUSIVE FORUM PROVISIONS	153

PROPOSAL NO. 7 — ORGANIZATIONAL DOCUMENTS PROPOSAL E — APPROVAL OF OTHER CHANGES IN CONNECTION WITH THE VIVID SEATS PUBCO ORGANIZATIONAL DOCUMENTS	155

PROPOSAL NO. 8 — THE NYSE PROPOSAL	158

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL	159

WARRANT HOLDER PROPOSAL 1: WARRANT AMENDMENT PROPOSAL	160

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ANNEX L: FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT	L-1

ANNEX M: FORM OF AMENDED AND RESTATED WARRANT AGREEMENT	M-1

ADDITIONAL INFORMATION

If you have questions about the business combination or the extraordinary general meeting or the Warrant Holders Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus and proxy card(s), you may contact Horizon’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: HZAC.info@investor.morrowsodali.com

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting and/or the Warrant Holders Meeting to be held on October 14, 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting and/or the Warrant Holders Meeting, as applicable, by October 7, 2021.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Horizon and Vivid Seats do not intend their use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Horizon or Vivid Seats by, any other companies.

Notwithstanding references thereto in this proxy statement/prospectus, the website of Vivid Seats is not part of and is not incorporated in the proxy statement/prospectus, and you should not consider information found on Vivid Seats’ website to be part of this proxy statement/prospectus.

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

•	“2021 ESPP” are to the Vivid Seats Inc. 2021 Employee Stock Purchase Plan;

•	“2021 Plan” are to the Vivid Seats Inc. 2021 Incentive Award Plan;

•	“Agreement End Date” are to October 21, 2021;

•	“Available Horizon Cash” are to the cash available in the Trust Account;

•	“Blocker Corporations” are to the Blocker Corporations as defined in the Tax Receivable Agreement;

•

“Blocker Purchase” are to the purchase by Vivid Seats PubCo of all the issued and outstanding capital stock of each of the Crescent Blockers and the outstanding capital stock of the Blocker Sellers in exchange for the Blocker Purchase Price;

•

“Blocker Purchase Price” are to cash in an amount equal to (a) an aggregate of $107,573.05 plus interest accruing from June 30, 2017 to the date of the closing of the Merger, compounding semi-annually on June 30 and December 31 of each year, minus (b) the aggregate amount of the Blocker Tax Liabilities;

•	“Blocker Sellers” are to Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P., NPS/Crescent Strategic Partnership II, LP and Crescent Mezzanine Partners VIIB, L.P.;

•	“Blocker Tax Liabilities” are to the estimated tax liabilities of the Blocker Sellers for the period ending on the closing date of the Merger;

•

“business combination” are to the transactions contemplated by the Transaction Agreement, including, (a) the Merger, (b) the Class A Redemption, (c) the Blocker Purchase, (d) the Crescent Redemption, (e) the Intermediate Contribution and Issuance and (f) the Class B Issuance;

•	“CICA” is to the Companies Act (As Revised) of the Cayman Islands;

•	“Class A Redemption” are to the redemption by Hoya Topco of 100% of the outstanding Class A Units of Hoya Topco held by the Redeemed Crescent Parties in exchange for Common Units of Hoya Intermediate;

•

“Class B Issuance” are to the issuance at the Closing by Vivid Seats PubCo to Hoya Topco of 118,200,000 shares of Vivid Seats Class B common stock and warrants to purchase 6,000,000 shares of Vivid Seats Class B common stock at the Closing;

•	“Closing” are to the consummation of the business combination;

•	“Closing Date” are to the date the Closing takes place;

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

•	“Crescent Blockers” are to CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7B VS Equity, LLC and CM7C VS Equity, LLC;

•	“Crescent Holders” are to the Crescent Blockers and the Redeemed Crescent Parties;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Effective Time” are to the time at which the Merger becomes effective pursuant to the Transaction Agreement;

•	“Existing Warrant Agreement” are to that certain Warrant Agreement, dated as of August 20, 2020, between Continental Stock Transfer & Trust Company and Horizon;

•	“Form of New Warrant Agreement” are to that certain warrant agreement to be entered into by and among Vivid Seats PubCo and Continental Stock Transfer & Trust Company;

v

•

“founder shares” are to Horizon Class B ordinary shares initially purchased by Sponsor in a private placement prior to the IPO, and the Horizon Class A ordinary shares issued upon the conversion thereof;

•	“Horizon $10.00 Exercise Warrants” are to warrants for Horizon Class A ordinary shares with an exercise price of $10.00, to be issued in connection with the Exchange;

•	“Horizon $15.00 Exercise Warrants” are to warrants for Horizon Class A ordinary shares with an exercise price of $15.00, to be issued in connection with the Exchange;

•	“Horizon Class A ordinary shares” are to Horizon’s Class A ordinary shares, par value $0.0001 per share;

•	“Horizon Class B ordinary shares” are to Horizon’s Class B ordinary shares, par value $0.0001 per share;

•	“Horizon Equityholders” are to Sponsor and any investment vehicles or funds managed or controlled, directly or indirectly, by any of Sponsor’s affiliates;

•	“Horizon IPO Private Placement Warrants” are to the warrants sold by Horizon as part of the private placement in connection with the IPO;

•	“Horizon IPO Public Warrants” are to the warrants sold by Horizon as part of the units in the IPO;

•	“Horizon IPO Warrants” are to Horizon IPO Private Placement Warrants and Horizon IPO Public Warrants, collectively;

•	“Horizon ordinary shares” are to Horizon Class A ordinary shares and Horizon Class B ordinary shares, collectively;

•

“Horizon Share Redemption” are to the election of an eligible (as determined in accordance with Horizon’s governing documents) holder of shares of Horizon ordinary shares to redeem all or a portion of the shares of Horizon ordinary shares held by such holder at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Horizon ordinary shares, which redemption will completely extinguish public shareholders’ rights as shareholders of Horizon (including the right to receive further liquidation distributions, if any), in connection with the Proposals;

•	“Horizon Share Redemption Amount” are to the aggregate amount payable with respect to all Horizon Share Redemptions;

•

“Horizon Shareholder Approval” are to the approval of the Proposals, in the case of the Business Combination Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal, by an affirmative vote of the holders of at least a majority of the outstanding shares of Horizon ordinary shares entitled to vote and actually cast thereon (as determined in accordance with Horizon’s governing documents) at a Horizon Shareholders’ Meeting duly called by Horizon’s board of directors and held for such purpose or, in the case of the Merger Proposal, by an affirmative vote of the holders of a majority of at least two-thirds of the outstanding shares of Horizon ordinary shares entitled to vote and actually cast thereon (as determined in accordance with Horizon’s governing documents) at a Horizon Shareholders’ Meeting duly called by Horizon’s board of directors and held for such purpose;

•	“Horizon Shareholders’ Meeting” are to a meeting of Horizon’s shareholders convened and held in accordance with Horizon’s governing documents and Section 710 of the NYSE Listing Rules;

•	“Horizon Warrants” are to the Horizon IPO Public Warrants, Horizon IPO Private Placement Warrants, the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants;

•	“Hoya Intermediate Warrants” are warrants issued by Hoya Intermediate to Vivid Seats PubCo and Hoya Topco;

•	“Intermediate Common Units” means Common Units of Hoya Intermediate;

•

“Intermediate Contribution and Issuance” means the contribution by Vivid Seats PubCo of cash to Hoya Intermediate in exchange for Intermediate Common Units and warrants to purchase Intermediate Common Units;

•

“Intermediate Merger” are to the merger of a newly formed subsidiary of Hoya Topco with and into Hoya Intermediate, pursuant to which, among other things, Hoya Intermediate will recapitalize its existing common units, preferred units and senior preferred units;

•	“IPO” are to Horizon’s initial public offering of units, the base offering of which closed on August 25, 2020;

•	“Lock-up Period” are to the period beginning on the Closing Date and ending on the date that is twelve (12) months following the Closing Date;

•

“lock-up shares” are to (a) with respect to Sponsor, the shares of Vivid Seats PubCo common stock and warrants exercisable for shares of Vivid Seats PubCo common stock held by Sponsor and its affiliates (other than any such shares acquired in connection with the PIPE Subscription) and (b) with respect to Hoya Topco, any Vivid Seats PubCo common stock and any warrants exercisable for shares of Vivid Seats PubCo common stock held by Hoya Topco and its affiliates;

•

“Marketplace GOV” are to the total transactional amount of Marketplace segment orders placed on the Vivid Seats platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period;

•	“Merger” are to the merging of Horizon with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will be the surviving entity;

•	“Minimum Available Horizon Cash Amount” is $380.0 million;

•	“Nasdaq” are to The Nasdaq Capital Market;

•	“NAV” are to net asset value;

•

“PIPE Investors” are to the qualified institutional buyers and accredited investors, including Sponsor or its affiliates, that have agreed to purchase shares of Vivid Seats Class A common stock in the PIPE Subscription;

•	“PIPE Subscription” are to the issuance and sale of shares of Vivid Seats Class A common stock to the PIPE Investors in a private placement that will close concurrently with the Closing;

•	“Private Equity Owner” are to, collectively, GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and GTCR LLC;

•	“private placement units” are to the units of Horizon issued to Sponsor in a private placement simultaneously with the closing of the IPO;

•	“public shareholders” are to the holders of Horizon’s public shares;

•	“public shares” are to Horizon Class A ordinary shares sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•

“Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement to be entered into by and among Vivid Seats PubCo, Sponsor, Hoya Topco and the other holders party thereto;

•	“Reorganization Transaction” are to a Reorganization Transaction as defined in the Tax Receivable Agreement;

•

“special dividend” are to the special dividend, in an amount estimated at approximately $0.23 per share as described herein, to be paid by Vivid Seats as soon as reasonably practical following the Closing Date to holders of shares of Vivid Seats Class A common stock as of the record date for such special dividend, which holders will include, among others, the Sponsor, as a shareholder, and the PIPE Investors (including Eldridge), but not holders of shares of Vivid Seats Class B common stock;

•	“Sponsor” are to Horizon Sponsor, LLC, a Delaware limited liability company;

•	“Sponsor Agreement” are to that certain Sponsor Agreement, dated as of April 21, 2021, by and among Eldridge Industries, LLC, Sponsor, Horizon and Hoya Topco;

•	“Stockholders’ Agreement” are to that certain Stockholders’ Agreement to be entered into by and among Vivid Seats PubCo, Sponsor and Hoya Topco;

•

“Tax Receivable Agreement” are to that certain Tax Receivable Agreement to be entered into by and among Vivid Seats PubCo, Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders;

•

“Topco Equityholders” are to (a) Hoya Topco or (b) after the distribution (in the aggregate pursuant to one or more distributions) by Hoya Topco of more than 50% of the voting shares of Vivid Seats PubCo held by Hoya Topco on the Closing Date, (i) GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and/or GTCR LLC and (ii) any investment vehicles or funds managed or controlled, directly or indirectly, by or otherwise affiliated with the foregoing entities;

•	“Total Marketplace orders” are to the volume of Marketplace segment orders placed on the Vivid Seats platform during a period, net of event cancellations occurring during the period;

•	“Total Resale orders” are to the volume of Resale segment orders sold by the Vivid Seats’ resale team in a period, net of event cancellations that occurred during that period;

•	“TRA Holder Representative” are to GTCR Management XI, LLC;

•	“TRA Holders” are to the TRA Holders as defined in the Tax Receivable Agreement;

•	“Transactions” means the PIPE Subscription and the business combination;

•	“Transaction Agreement” are to the Transaction Agreement, dated as of April 21, 2021, by and among Horizon, Sponsor, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo;

•	“Trust Account” are to the trust account for the benefit of Horizon, certain of its public shareholders and the underwriter of the IPO;

•	“Trust Agreement” are to that certain Investment Management Trust Agreement, dated as of August 25, 2020, between Horizon and Continental Stock Transfer & Trust Company, as trustee;

•

“Trust Amount” are to the amount of cash available in the Trust Account as of the Closing, after deducting the amount required to satisfy Horizon’s obligations to its shareholders (if any) that exercise their redemption rights;

•	“units” are to Horizon’s units sold in the IPO, each of which consists of one Horizon Class A ordinary share and one third of one Horizon Public IPO Warrant;

•

“Vivid Seats” are to, prior to the consummation of the business combination, Hoya Intermediate and its consolidated subsidiaries and, following the consummation of the business combination, to Vivid Seats PubCo and its consolidated subsidiaries;

•	“Vivid Seats Class A common stock” are to Vivid Seats PubCo’s Class A common stock, par value $0.0001 per share;

•	“Vivid Seats Class B common stock” are to Vivid Seats PubCo’s Class B common stock, par value $0.0001;

•	“Vivid Seats Companies” are to Hoya Intermediate and its subsidiaries;

•	“Vivid Seats PubCo” are to Vivid Seats Inc., a Delaware corporation;

•

“Vivid Seats PubCo $10.00 Exercise Warrants” are to warrants for Vivid Seats Class A common stock with an exercise price of $10.00, to be issued in exchange for the Horizon $10.00 Exercise Warrants, with terms consistent with the Form of New Warrant Agreement to be entered into in connection with the business combination;

•

“Vivid Seats PubCo $15.00 Exercise Warrants” are to warrants for Vivid Seats Class A common stock with an exercise price of $10.00, to be issued in exchange for the Horizon $15.00 Exercise Warrants, with terms consistent with the Form of New Warrant Agreement to be entered into in connection with the business combination;

•	“Vivid Seats PubCo Amended and Restated Bylaws” are to the amended and restated bylaws of Vivid Seats PubCo that will be in effect immediately prior to the Effective Time;

•	“Vivid Seats PubCo Amended and Restated Charter” are to the amended and restated certificate of incorporation of Vivid Seats PubCo that will be in effect immediately prior to the Effective Time;

•	“Vivid Seats PubCo Class B Warrants” are to warrants for Vivid Seats Class B common stock, to be exercisable upon the exercise of Hoya Intermediate Warrants held by Hoya Topco;

•	“Vivid Seats PubCo common stock” are to the Vivid Seats Class A common stock and the Vivid Seats Class B common stock, collectively;

•	“Vivid Seats PubCo Warrants” are to the warrants for Vivid Seats Class A common stock and Vivid Seats Class B common stock;

•	“Vivid Seats Private Placement IPO Warrants” are to warrants for Vivid Seats Class A common stock, with terms identical to the Horizon IPO Private Placement Warrants;

•	“Vivid Seats Public IPO Warrants” are to warrants for Vivid Seats Class A common stock, with terms identical to Horizon IPO Public Warrants; and

•	“Warrant Amendment” are to the proposed amendment and restatement of the Warrant Agreement in the form attached hereto as Annex M.

Unless otherwise specified, the voting and economic interests of Horizon shareholders set forth in this proxy statement/prospectus assume that (i) no public shareholders elect to have their public shares redeemed; (ii) there are no other issuances of equity interests of Horizon, and (iii) the Vivid Seats PubCo Warrants remain outstanding immediately following the Closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Horizon or its management team’s — or Vivid Seats or its management team’s — expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	Horizon’s or Vivid Seats’ ability to consummate the business combination or, if Horizon does not complete the business combination, any other initial business combination;

•	the benefits of the business combination;

•

any other satisfaction or waiver (if applicable) of the conditions to the business combination, including, among other things: the satisfaction or waiver of certain customary closing conditions, including, among others, the existence of no material adverse effect at Horizon or Vivid Seats and receipt of certain stockholder approvals contemplated by this proxy statement/prospectus;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Transaction Agreement;

•	the ability to obtain the listing of Vivid Seats PubCo’s Class A common stock and warrants on Nasdaq following the business combination;

•	Horizon’s and Vivid Seats PubCo’s public securities’ potential liquidity and trading;

•	the ability of Horizon and Vivid Seats to consummate the PIPE Subscription or raise financing in the future;

•	the ability to obtain equity treatment for the Horizon IPO Warrants based on the proposed Warrant Amendment;

•	members of Horizon’s management team allocating their time to other businesses and potentially having conflicts of interest with Horizon’s business or in approving the business combination;

•	the use of proceeds not held in the Trust Account or available to Horizon from interest income on the Trust Account balance;

•	the future financial performance of Vivid Seats following the business combination;

•	Vivid Seats’ success in retaining or recruiting, or changes required in, its officers, key employees or directors following the business combination;

•	Vivid Seats’ ability to pay dividends on the Vivid Seats Class A common stock following the business combination, on the terms currently contemplated or at all;

•	factors relating to the business, operations and financial performance of Vivid Seats, including, but not limited to:

•	the impact of the COVID-19 pandemic on Vivid Seats’ business and the industries in which it operates;

•	the ability of Vivid Seats to compete in the ticketing industry;

•	the ability of Vivid Seats to maintain relationships with buyers, sellers and distribution partners;

x

•	the ability of Vivid Seats to continue to improve its platform and maintain and enhance its brand;

•	the impact of extraordinary events or adverse economic conditions on discretionary consumer and corporate spending or on the supply and demand of live events;

•	the ability of Vivid Seats to comply with domestic regulatory regimes;

•	the ability of Vivid Seats to successfully defend against litigation;

•	the ability of Vivid Seats to maintain the integrity of its information systems and infrastructure, and to mitigate possible cyber security risks;

•	the ability of Vivid Seats to generate sufficient cash flows or raise additional capital necessary to fund its operations; and

•	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of Horizon or Vivid Seats as of any subsequent date, and neither Horizon nor Vivid Seats undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, actual results or performance of Horizon or Vivid Seats may be materially different from those expressed or implied by these forward-looking statements.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Horizon Shareholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting of Horizon shareholders and the Warrant Holders Meeting.

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Horizon Acquisition Corporation, a Cayman Islands exempted company (“Horizon”), is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”).

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There are currently (a) 54,398,433 Horizon Class A ordinary shares issued and outstanding, of which 15,500,000 Horizon Class A ordinary shares are held by the Sponsor, (b) 13,599,608 Horizon Class B ordinary shares issued and outstanding, all of which are held by Sponsor and (c) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding. In addition, there are currently 24,652,580 warrants of Horizon outstanding, consisting of 18,132,789 Horizon IPO Public Warrants originally issued in the IPO, of which 5,166,666 Horizon IPO Public Warrants are held by Sponsor, and 6,519,791 Horizon IPO Private Placement Warrants issued to Sponsor concurrently with the IPO in the private placement. Each whole warrant entitles the holder to purchase one whole share of Horizon Class A ordinary shares for $11.50 per share. The warrants will become exercisable on the later of the date that is (i) thirty (30) days after the Closing and (ii) twelve (12) months after the closing of the IPO. Additionally, the warrants will expire five years after the Closing or earlier upon redemption or liquidation. The Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants will be exchanged for the Vivid Seats Public IPO Warrants and Vivid Seats Private Placement IPO Warrants with substantially similar terms upon consummation of the Transactions. Once the Vivid Seats Public IPO Warrants and Vivid Seats Private Placement IPO Warrants become exercisable, Vivid Seats PubCo may redeem them, in whole and not in part, (A) for cash at a price of $0.01 per warrant, if the last reported sale price of Vivid Seats Class A common stock for any twenty (20) trading days equals or exceeds $18.00 per share within a thirty (30) trading-day period ending on the third trading day prior to the date on which Vivid Seats PubCo sends the notice of redemption to the warrant holders or (B) for Vivid Seats Class A common stock at a price of $0.10 per warrant, if the last reported sale price of Vivid Seats Class A common stock for any twenty (20) trading days equals or exceeds $18.00 per share within a thirty (30) trading-day period ending on the third trading day prior to the date on which Vivid Seats PubCo sends the notice of redemption to the warrant holders.

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Pursuant to the Exchange Agreement, dated as of April 21, 2021, by and between Horizon and Sponsor (the “Exchange Agreement”), and effective at least one day prior to the Merger, Sponsor will irrevocably tender to Horizon all of its Horizon Class B ordinary shares for cancellation in exchange for (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share (the “Horizon $10.00 Exercise Warrants”), (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise of $15.00 per share (the “Horizon $15.00 Exercise Warrants”) and (iii) 50,000 shares of Horizon Class A ordinary shares, as more particularly set forth therein (collectively, the “Exchange”). The Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants shall be issued to Sponsor on terms set forth in the Form of New Warrant Agreement, including that, the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants (i) will have an exercise price of $10.00 per share and $15.00 per share, respectively, (ii) will each have a term of ten (10) years, (iii) will not be redeemable by Horizon or, upon conversion to Vivid Seats PubCo Warrants, Vivid Seats PubCo, and (iv) will be fully transferrable, except for any contractual restrictions on transfer set forth in the Stockholders’ Agreement and the Sponsor Agreement. For more information about Horizon, see the sections entitled “Other Information Related to Horizon” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Horizon.”

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Vivid Seats is a leading full-service ticketing marketplace enabling fans and event seekers to purchase tickets to sports, concerts, theater and other live events. For more information regarding Vivid Seats, see the section entitled “Business of Vivid Seats.”

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On April 21, 2021, Horizon entered into the Transaction Agreement, pursuant to which: (a) at least one day prior to the Merger, Sponsor and Horizon will effect the Exchange, (b) prior to the Merger, Hoya Topco and Vivid Seats will effect the Pre-Closing Restructuring (as defined in the Transaction Agreement), which will include (i) the redemption by Hoya Topco of 100% of the outstanding Class A Units of Hoya Topco (the “Class A Redemption”) held by the Crescent Holders in exchange for common units of Hoya Intermediate and (ii) the formation of a new subsidiary of Hoya Topco, which will merge with and into Hoya Intermediate (the “Intermediate Merger”), pursuant to which, among other things, Hoya Intermediate will recapitalize its existing common units, preferred units and senior preferred units such that each existing common unit will be converted into a certain number of new Intermediate Common Units (and, in the case of common units held by Hoya Topco, 118,200,000 Intermediate Common Units and Hoya Intermediate Warrants consisting of (i) warrants to purchase 3,000,000 Intermediate Common Units at an exercise price of $10.00 per share and (ii) warrants to purchase 3,000,000 Intermediate Common Units at an exercise price of $15.00 per share), each existing preferred unit will be converted into a Class I Unit of Hoya Topco and each existing senior preferred unit will be cancelled and cease to exist, (c) Horizon will merge with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving entity in the Merger, (d) the Amended and Restated Limited Liability Agreement of Hoya Intermediate, dated as of June 30, 2017, as amended, will be amended and restated in the form attached to this proxy statement/prospectus as Annex J (the “Second A&R LLCA”), (e) Vivid Seats PubCo will purchase the Crescent Blockers in the Blocker Purchase, (f) Vivid Seats PubCo and Hoya Intermediate will consummate the Intermediate Contribution and Issuance, which contribution includes Vivid Seats PubCo’s contribution of cash to Hoya Intermediate in an amount equal to (A) all available cash of Vivid Seats PubCo following the Merger and the PIPE Subscription, minus (B) the Blocker Purchase Price, minus (C) the Blocker Tax Liabilities, (g) Hoya Intermediate will redeem the Intermediate Common Units held by the Redeemed Crescent Parties in the Crescent Redemption, (h) Vivid Seats PubCo will issue 118,200,000 shares of Vivid Seats Class B common stock and 6,000,000 warrants to purchase Vivid Seats Class B common stock to Hoya Topco in the Class B Issuance and (i) Hoya Intermediate will contribute a portion of the funds received from Vivid Seats PubCo to Hoya Midco. Immediately prior to the business combination, Hoya Intermediate expects to effectively redeem its Senior Preferred Units, resulting in a cash payment of $225.1 million. Upon the Closing, Vivid Seats expects to apply $488.9 million of the business combination and PIPE Subscription proceeds towards debt repayments resulting in the full repayment of its May 2020 First Lien Loan and a partial repayment of its June 2017 First Lien Loan.

•	In connection with the execution of the Transaction Agreement, Horizon entered into the following agreements:

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PIPE Subscription Agreements.    Horizon and Vivid Seats PubCo entered into the subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, an aggregate of 22,500,000 shares of Vivid Seats Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million; provided, however, such subscription is subject to increase due to Sponsor Backstop Commitment (as defined below). Eldridge Industries, LLC, an affiliate of Sponsor, has agreed to purchase 19,000,000 shares of Vivid Seats Class A Common Stock in a private placement for a purchase price of $10.00 per share in the PIPE Subscription. The Subscription Agreements provide that Vivid Seats PubCo will grant the investors in the PIPE Subscription certain customary registration rights. Vivid Seats PubCo will, within 30 days after the consummation of the business combination, file with the Securities and Exchange Commission (the “SEC”) a registration statement registering the resale of such shares of Vivid Seats Class A Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. The closing of the PIPE Subscription is contingent upon, among other things, the substantially concurrent consummation of the business combination. For more information about the Subscription Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

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Sponsor Agreement.    Horizon entered into a sponsor agreement with Eldridge Industries, LLC, Sponsor and Hoya Topco (the “Sponsor Agreement”), pursuant to which Sponsor agreed to vote in favor of the Proposals, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Sponsor also agreed to (a) waive certain anti-dilution protections it may be entitled to under Horizon’s organizational documents or otherwise, (b) certain transfer restrictions on the Horizon ordinary shares and Horizon Warrants beneficially owned by Sponsor and its affiliates, (c) not to solicit any business combination other than the business combination with Hoya Topco, in each case, subject to limited exceptions as contemplated thereby and (d) increase the amount of its subscription of shares of Vivid Seats Class A common stock by the amount the available cash held by Vivid Seats PubCo at the closing of the business combination is less than approximately $769 million (the “Sponsor Backstop Commitment”), in consideration for a fee of approximately $11.7 million. For more information about the Sponsor Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement.”

•	In connection with the Closing, Vivid Seats PubCo will enter into, among others, the following agreements:

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Vivid Seats PubCo Amended and Restated Charter.    Pursuant to the terms of the Transaction Agreement, the Vivid Seats PubCo Amended and Restated Charter will be the certificate of incorporation of Vivid Seats PubCo following the Closing, which will, among other things, provide for three classes of stock, the Vivid Seats Class A common stock, which will be issued to Sponsor, the PIPE Investors and the other public shareholders of Vivid Seats PubCo in connection with the Closing, the Vivid Seats Class B common stock, which will be issued to Hoya Topco in connection with the Class B Issuance and preferred stock, none of which will be outstanding immediately following the Closing. For more information about the Vivid Seats PubCo Amended and Restated Charter, see section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Vivid Seats PubCo Amended and Restated Charter.”

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Second A&R LLCA.     At the Closing, Hoya Intermediate, Vivid Seats PubCo and Hoya Topco will enter into the Second A&R LLCA, which will set forth, among other things, the rights and obligations of the members and board of managers of Hoya Intermediate. For more information about the Second A&R LLCA, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second A&R LLCA.”

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Registration Rights Agreement.    At the Closing, Vivid Seats PubCo, Sponsor and Hoya Topco will amend and restate the Registration and Shareholder Rights Agreement, dated as of August 25, 2020, by and between Horizon and the Sponsor. Pursuant to the Registration Rights Agreement, Vivid Seats PubCo will agree to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 30 days following Closing and Sponsor and Hoya Topco will be granted certain customary registration rights with respect to the securities of Vivid Seats PubCo. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

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Stockholders’ Agreement.    The Transaction Agreement contemplates that, at the Closing, Vivid Seats PubCo will enter into a Stockholders’ Agreement with Sponsor and Hoya Topco, pursuant to which, among other things, the board of directors of Vivid Seats PubCo (the “Vivid Seats Board”) will consist of nine (9) directors, comprised of (i) the chief executive officer of Vivid Seats PubCo, (ii) five (5) directors designated by the Topco Equityholders (as defined herein) and (iii) three (3) directors designated by the Horizon Equityholders (as defined herein). Additionally, the Stockholders’ Agreement contains certain restrictions on transfer with respect to lock-up shares held by Sponsor and Hoya Topco, including a twelve (12) month lock-up of such shares in each case, subject to limited exceptions as contemplated thereby (including that Sponsor and Hoya Topco may each transfer: (a) fifty percent (50%) of their lock-up shares on the date that is six (6) months following the Closing Date and (b) the remaining lock-up shares on any date, at least six (6) months after the Closing, on which (i) the price per lock-up share exceeds $15.00 per share for twenty (20) trading days within a thirty (30) day trading period and (ii) the average daily trading volume exceeds one (1) million shares of Vivid Seats PubCo common stock during such thirty (30) trading day period). The Stockholders’ Agreement also contains certain provisions intended to maintain, following the consummation of the business combination, Vivid Seats PubCo’s qualification as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c)(1). For more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

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Tax Receivable Agreement.    The Transaction Agreement contemplates that, at the Closing, Vivid Seats PubCo will enter into a Tax Receivable Agreement with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders. Pursuant to the Tax Receivable Agreement, Vivid Seats PubCo will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that Vivid Seats PubCo (and applicable consolidated, unitary, or combined subsidiaries thereof, if any and collectively the “Tax Group”) realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

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existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

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tax basis adjustments resulting from taxable exchanges of Intermediate Common Units (including any such adjustments resulting from certain payments made by Vivid Seats PubCo under the Tax Receivable Agreement) acquired by Vivid Seats PubCo from a TRA Holder pursuant to the terms of the Second A&R LLCA;

•	certain tax attributes of Blocker Corporations holding Intermediate Common Units that are acquired directly or indirectly by Vivid Seats PubCo pursuant to a Reorganization Transaction;

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certain tax benefits realized by Vivid Seats PubCo as a result of certain U.S. federal income tax allocations of taxable income or gain away from Vivid Seats PubCo and to other members of Hoya Intermediate and deductions or losses to Vivid Seats PubCo and away from other members of Hoya Intermediate, in each case, as a result of the business combination; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

For more information about the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

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Unless waived by the parties to the Transaction Agreement, the Closing is subject to a number of conditions set forth in the Transaction Agreement, including, among others, receipt of the requisite stockholder approval of the Transaction Agreement, Plan of Merger and the Merger and the other Proposals as contemplated by this proxy statement/prospectus. For more information about the closing conditions to the business combination, see the section entitled “Proposal No. 1— The Business Combination Proposal — The Transaction Agreement — Conditions to the Closing of the Business Combination.”

•	The Transaction Agreement may be terminated at any time prior to the Closing upon agreement by Hoya Topco and Horizon, or by Hoya Topco or Horizon, acting alone, in specified circumstances. For more information about the termination rights under the Transaction Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Termination.”

•	The proposed business combination involve numerous risks. For more information about these risks, please read “Risk Factors.”

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Under Horizon’s amended and restated memorandum and articles of association, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Horizon’s amended and restated memorandum and articles of association. As of December 31, 2020, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Horizon Class A ordinary shares for cash and will no longer own shares of Horizon. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Horizon Class A ordinary shares included in the units sold in the IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. Each redemption of Horizon Class A ordinary shares by Horizon’s public shareholders will decrease the amount in the Trust Account, which holds approximately $544 million as of December 31, 2020. In no event will Horizon redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. See the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Horizon — Redemption Rights.”

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It is anticipated that, upon completion of the business combination and assuming no redemptions of shares of Horizon Class A ordinary shares in connection with the business combination, Vivid Seats PubCo’s ownership will be as follows: (a) Horizon’s public shareholders will own approximately 19.9% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (b) the PIPE Investors (as defined herein), excluding Sponsor and certain affiliates of the Sponsor, will own approximately 1.8% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (c) Sponsor, together with certain of its affiliates, will own (i) approximately 17.7% (assuming no exercise of Vivid Seats PubCo Warrants held by Sponsor) or (ii) approximately 29.9% (assuming full exercise of Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein) held by Sponsor), of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); and (d) Hoya Topco will own approximately 60.6% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class B common stock). The board of managers of Hoya Topco is controlled by our Private Equity Owner and its affiliates, and consequently the Private Equity Owner will, for so long as it controls Hoya Topco, control the vote of all matters submitted to a vote of Vivid Seats PubCo’s shareholders through Hoya Topco’s ownership of approximately 60.6% of the voting power of Vivid Seats PubCo’s outstanding common stock following the business combination. In addition to its voting power, the Private Equity Owner, for so long as it controls Hoya Topco, will be entitled to nominate five (5) directors to the Vivid Seats Board pursuant to the Stockholders’ Agreement. In turn, Vivid Seats PubCo will hold approximately 39.4% of the Intermediate Common Units and Hoya Topco will hold approximately 60.6% of the Intermediate Common Units, which interests will be controlled by the Private Equity Owner for so long as it controls Hoya Topco. These levels of ownership interest assume that no shares are elected to be redeemed in connection with the business combination. The PIPE Investors have agreed to purchase in the aggregate 22,500,000 shares of Vivid Seats Class A common stock, for approximately $225.0 million of gross proceeds, in the PIPE Subscription. In this proxy statement/prospectus, Horizon assumes that approximately $769.0 million of the gross proceeds from the PIPE Subscription and funds held in the Trust Account will be used to fund (i) the business combination, (ii) the partial repayment of our Term Loan Facilities to a net debt amount (consisting of long-term debt, less cash and cash equivalents) of approximately $132.1 million under both the no redemption scenario and maximum redemption scenario, and (iii) the payment of certain transaction expenses. The ownership percentage with respect to Vivid Seats PubCo does not take into account (A) warrants to purchase Horizon Class A ordinary shares that will be converted into Vivid Seats PubCo Warrants immediately following the business combination or other Vivid Seats PubCo Warrants issued in connection with the business combination or (B) the issuance of any shares upon completion of the business combination under the 2021 Plan. If the actual facts are different from these assumptions, the above levels of ownership interest will be different.

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It is anticipated that, upon completion of the business combination, (a) Horizon’s public shareholders will own 12,966,144 Vivid Seats Public IPO Warrants and (b) Sponsor will own 5,166,666 Vivid Seats Public IPO Warrants (and does not include the Horizon $10.00 Exercise Warrants, the Horizon $15.00 Exercise Warrants and the Vivid Seats Private Placement IPO Warrants). Pursuant to the Exchange Agreement, Sponsor will receive (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share (the “Horizon $10.00 Exercise Warrants”), (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise of $15.00 per share (the “Horizon $15.00 Exercise Warrants”) and (iii) 50,000 shares of Horizon Class A ordinary shares, as more particularly set forth therein. Horizon’s public shareholders and warrant holders will receive no monetary consideration in connection with the completion of the business combination. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Horizon ordinary shares or warrant of Horizon, (i) each Horizon ordinary share that is issued and outstanding immediately prior to the Effective Time (other than any Horizon ordinary shares held in the treasury of Horizon) will be cancelled and converted into one share of Vivid Seats Class A common stock and (ii) each Horizon Warrant that is issued and outstanding immediately prior to the Effective Time will be converted into a corresponding Vivid Seats PubCo Warrant exercisable for one share of Vivid Seats Class A common stock at an exercise price set forth in the applicable warrant agreement. Based on an assumed value of a share of Vivid Seats Class A common stock of $10.00 and assuming no redemptions of Horizon Class A ordinary shares in connection with the business combination, the aggregate value of consideration holders of Horizon ordinary shares will receive for their shares pursuant to the business combination is approximately $389 million. Holders of Horizon’s Warrants will receive Vivid Seats PubCo Warrants that will have an exercise price of $11.50 per share; however, depending on the price of Vivid Seats Class A common stock following the business combination, such warrants may have no value and may expire worthless or otherwise be redeemed in accordance with their terms.

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Horizon’s board of directors considered various factors in determining whether to approve the Transaction Agreement and the business combination. For more information about Horizon’s decision-making process, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination.”

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In addition to voting on the proposal to approve and adopt the Transaction Agreement and the business combination (the “Business Combination Proposal”) at the extraordinary general meeting, Horizon’s shareholders will also be asked to vote on:

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a proposal (the “Merger Proposal”) to approve, as a special resolution, the Plan of Merger annexed to the Transaction Agreement and attached to this proxy statement/prospectus as Annex K and to authorize the merger (the “Merger”) of Horizon with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving corporation (the “Surviving Corporation”);

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the following five separate proposals (collectively, the “Organizational Documents Proposals”) to approve the following material differences between Horizon’s amended and restated memorandum and articles of association and the amended and restated certificate of incorporation of Vivid Seats PubCo (the “Vivid Seats PubCo Amended and Restated Charter”) and the amended and restated bylaws of Vivid Seats PubCo (the “Vivid Seats PubCo Amended and Restated

Bylaws”) that will be the certificate of incorporation and bylaws of Vivid Seats PubCo following the Merger:

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a proposal to authorize the change in the authorized capital stock of Horizon from 400,000,000 Horizon Class A ordinary shares, par value $0.0001 per share (the “Horizon Class A ordinary shares”), 40,000,000 shares of Horizon Class B ordinary shares, par value $0.0001 per share (the “Horizon Class B ordinary shares”), and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of Class A common stock, par value $0.0001 per share, of Vivid Seats PubCo (the “Vivid Seats Class A common stock”), 250,000,000 shares of Class B common stock, par value $0.0001 per share, of Vivid Seats PubCo (the “Vivid Seats Class B common stock”) and 50,000,000 shares of preferred stock, par value $0.0001 per share, of Vivid Seats PubCo;

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a proposal to authorize that certain provisions of the Vivid Seats PubCo Amended and Restated Charter and certain provisions of the Vivid Seats PubCo Amended and Restated Bylaws, in each case, will be subject to the Stockholders’ Agreement; and

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a proposal to authorize that the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws will grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Sponsor and Hoya Topco and their respective affiliates, members, directors, officers and/or employees, including any of the foregoing who will serve as directors or officers of Vivid Seats PubCo);

•	a proposal to authorize that the Vivid Seats PubCo Amended and Restated Charter will adopt Delaware as the exclusive forum for certain stockholder litigation;

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a proposal to authorize all other changes in connection with the replacement of Horizon’s amended and restated memorandum and articles of association with the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws as part of the Merger (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (a) changing the corporate name from “Horizon Acquisition Corporation” to “Vivid Seats Inc.,” (b) electing not to be governed by Section 203 of the DGCL and (c) removing certain provisions related to Horizon’s status as a blank check company that will no longer be applicable upon consummation of the business combination, all of which Horizon’s board of directors believes is necessary to adequately address the needs of Vivid Seats PubCo after the business combination;

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a proposal to approve, for purposes of complying with NYSE Listing Rule 312.03, the issuance of shares of Vivid Seats PubCo in connection with the business combination and the PIPE Subscription (the “NYSE Proposal”); and

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a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2 — the Merger Proposal,” “Proposal No. 3 — Organizational Documents Proposal A,” “Proposal No. 4 — Organizational Documents Proposal B,” “Proposal No. 5 — Organizational Documents Proposal C,” “Proposal No. 6 — Organizational Documents Proposal D,” “Proposal No. 7 — Organizational Documents Proposal E,” “Proposal No. 8 — The NYSE Proposal,” and “Proposal No. 9 — The Adjournment Proposal.”

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Horizon is also holding the Warrant Holders Meeting for the holders of Horizon IPO Public Warrants to consider and vote upon (i) a proposal to amend the Warrant Agreement, dated as of August 25, 2020 (the “Warrant Agreement”), between Horizon and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, to amend and restate the Horizon IPO Warrants, as contemplated by the Transaction Agreement, to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period (such amendment, the “Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”) and (ii) a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”). The Warrant Amendment Proposal is conditioned upon the approval of the Proposals and the consummation of the business combination. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

For more information, see the sections entitled “Warrant Holder Proposal 1: Warrant Amendment Proposal” and “Warrant Holder Proposal 2: Warrants Holders Adjournment Proposal”.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR HORIZON SHAREHOLDERS AND PUBLIC WARRANT HOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting of shareholders of Horizon Acquisition Corporation (“Horizon”) and Warrant Holders Meeting, including the proposed business combination. The following questions and answers do not include all the information that is important to Horizon shareholders and holders of Horizon IPO Public Warrants. Horizon shareholders and holders of Horizon IPO Public Warrants are encouraged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Horizon shareholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Transaction Agreement, pursuant to which, among other transactions, Horizon will merge with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will be the surviving corporation, and (b) approve such Merger and the other transactions contemplated by the Transaction Agreement (the “Business Combination Proposal”).

A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

In addition, holders of Horizon IPO Public Warrants are being asked to consider and vote upon a proposal to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period (such amendment, the “Warrant Amendment” and such proposal the “Warrant Amendment Proposal”). The form of Warrant Amendment is attached to this proxy statement/prospectus as Annex M. See the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”

Holders of Horizon IPO Public Warrants are also being asked to consider and vote upon the Warrant Holders Adjournment Proposal to adjourn the Warrant Holders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”). See the section entitled “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal.”

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the extraordinary general meeting of Horizon shareholders O?

A:	Below are the proposals on which Horizon shareholders will vote at the extraordinary general meeting:

1.

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Transaction Agreement pursuant to which, among other transactions, Horizon will merge with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving corporation, and (b) approve the business combination.

2.

Proposal No. 2 — The Merger Proposal — To consider and vote upon a proposal to approve, as a special resolution, the Plan of Merger annexed to the Transaction Agreement and attached to this proxy statement/prospectus as Annex K and to authorize the merger of Horizon with and into Vivid Seats

PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving corporation.

3.

The Organizational Documents Proposals — To consider and vote upon the following five separate proposals to approve the following material differences between Horizon amended and restated memorandum and articles of association and the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws that will be the certificate of incorporation and bylaws of Vivid Seats PubCo following the Merger:

i.

Proposal No. 3 — Organizational Documents Proposal A — To authorize the change in the authorized capital stock of Horizon from 400,000,000 Horizon Class A ordinary shares, 40,000,000 shares of Horizon Class B ordinary shares, and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of Vivid Seats Class A common stock, 250,000,000 shares of Vivid Seats Class B common stock and 50,000,000 shares of preferred stock, par value $0.0001 per share, of Vivid Seats PubCo.

ii.

Proposal No. 4 — Organizational Documents Proposal B — To authorize that certain provisions of the Vivid Seats PubCo Amended and Restated Charter and certain provisions of the Vivid Seats PubCo Amended and Restated Bylaws, in each case, will be subject to the Stockholders’ Agreement.

iii.

Proposal No. 5 — Organizational Documents Proposal C — To authorize that the Vivid Seats PubCo Amended and Restated Charter will grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Sponsor and Hoya Topco and their respective affiliates, members, directors, officers and/or employees, including any of the foregoing who will serve as directors or officers of Vivid Seats PubCo);

iv.

Proposal No. 6 — Organizational Documents Proposal D — To authorize that the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats Amended and Restated Bylaws will adopt Delaware as the exclusive forum for certain stockholder litigation;

v.

Proposal No. 7 — Organizational Documents Proposal E — To authorize all other changes in connection with the replacement of Horizon’s amended and restated memorandum and articles of association with the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws as part of the Merger (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (a) changing the corporate name from “Horizon Acquisition Corporation” to “Vivid Seats Inc.,” (b) electing not to be governed by Section 203 of the DGCL and (c) removing certain provisions related to Horizon’s status as a blank check company that will no longer be applicable upon consummation of the business combination, all of which Horizon’s board of directors believes is necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

4.

Proposal No. 8 — The NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with NYSE Listing Rule 312.03, the issuance of shares of Vivid Seats PubCo in connection with the business combination and the PIPE Subscription (the “NYSE Proposal”);

5.

Proposal No. 9 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal.

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Horizon’s public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders. The Transaction Agreement provides that the cash proceeds from the Trust Account and PIPE Subscription (collectively, the “Transaction Proceeds”) must be at least $768,984,330.00. In the event that redemptions of Horizon Class A ordinary shares reduce the Transaction Proceeds to an amount below $768,984,330.00, Sponsor shall increase its commitment to the PIPE Subscription by a corresponding amount (the “Sponsor Backstop Commitment”). In the event that redemptions of Horizon Class A ordinary shares reduce the Transaction Proceeds to an amount below $380.0 million prior to consideration of the Sponsor Backstop Commitment, Sponsor is entitled to arrange for the purchase of additional shares of Horizon ordinary shares from third party investors at a price of $10.00 per share with prior written consent of Hoya Topco. Accordingly, even if all public shareholders entitled to redemption elect to have their shares redeemed, the business combination may still occur.

Given that Sponsor has agreed to the Sponsor Backstop Commitment on a dollar-for-dollar basis, the pro forma total number of outstanding shares of Vivid Seats PubCo will remain the same in any redemption scenario. As a result, the special dividend to be paid by Vivid Seats as soon as practicable following the Closing Date is expected to be approximately $0.23 per share, all of which will be paid to the holders of shares of Vivid Seats Class A common stock as of the record date for the special dividend, which holders will include, among others, the Sponsor, as a shareholder, and the PIPE Investors (including Eldridge), but not holders of shares of Vivid Seats Class B common stock.

Based on recent trading prices, the value of the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants are quantified based on the following table:

Warrant Valuation (Black Scholes Model)

Tenor Years	Strike Price	Discount	Vol	Value	Units held by Sponsor	Total Value
10	$10.00	1.448%	27.191%	3.82	17,000,000	$64,910,334
10	$15.00	1.448%	27.191%	2.5	17,000,000	$42,441,505

Additionally, given that Sponsor has agreed to the Sponsor Backstop Commitment, (i) there is no risk of dilution on the total outstanding shares, so the value of the Horizon $10.00 Exercise Warrants or the Horizon $15.00 Exercise Warrants will remain the same and (ii) the underwriting fees remain constant and are not adjusted based on redemptions.

In addition, in no event will we redeem public shares in an amount that would cause Horizon’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. It is anticipated that, upon completion of the business combination and assuming no redemptions of shares of Horizon Class A ordinary shares in connection with the business combination, Vivid Seats PubCo’s ownership will be as follows: (1) Horizon public shareholders will own approximately 19.9% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (2) the PIPE Investors (as defined herein), excluding Sponsor and certain affiliates of Sponsor, will own approximately 1.8% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (3) Sponsor, together with certain of its affiliates, will own (i) approximately 17.7% (assuming no exercise of Vivid Seats PubCo Warrants held by Sponsor) or (ii) approximately 29.9% (assuming full exercise of Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein) held by Sponsor), of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); and (4) Hoya Topco will own approximately 60.6% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class B common stock). As a result of the voting power controlled by Hoya Topco, following the business combination, Vivid Seats PubCo will qualify as a “controlled company” within the meaning of applicable Nasdaq listing rules. The board of managers of Hoya Topco is controlled by our Private Equity Owner and its affiliates, and consequently the Private Equity Owner will, for so long as it controls Hoya Topco, control the vote of all matters submitted to a vote of Vivid Seats PubCo’s shareholders through Hoya Topco’s ownership of approximately 60.6% of the voting power of Vivid Seats PubCo’s outstanding common stock following the business combination. In addition to its voting power, the Private Equity Owner, for so long as it controls Hoya Topco, will be entitled to nominate five (5) directors to the Vivid Seats Board pursuant to the Stockholders’ Agreement.

Q:	Why is Horizon holding the Warrant Holders Meeting?

A:

Horizon is holding the Warrant Holders Meeting to seek approval from the holders of Horizon IPO Public Warrants to a proposal to amend the Warrant Agreement to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. The Sponsor, as a holder of all of the Horizon IPO Private Placement Warrants, is expected to approve the Warrant Amendment by written consent. A summary of the Warrant Amendment Proposal is set forth in the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal” of this proxy statement/prospectus and a complete copy of the Warrant Amendment is attached hereto as Annex M.

The board of directors of Horizon believes it is in the best interests of Horizon and the holders of Horizon IPO Public Warrants that Horizon IPO Warrants are accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. Assuming the registered holders of Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants vote in favor of the amended warrant terms, Vivid Seats PubCo anticipates that the amended warrants would meet the criteria for an equity classification.

In addition, at the Warrant Holders Meeting, the holders of Horizon IPO Public Warrants will also be asked to approve a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. This is referred to herein as the Warrant Holders Adjournment Proposal. This proposal will only be presented at the Warrant Holders Meeting if there are not sufficient votes to approve the Warrant Amendment Proposal.

Q:	What is being voted on at the Warrant Holders Meeting?

A:	At the Warrant Holders Meeting, the holders of Horizon IPO Public Warrants are being asked to vote on the following Warrant Holder Proposals:

•

a proposal to amend the Warrant Agreement to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period; and

•

a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.

Horizon will hold the Warrant Holders Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Warrant Amendment and the other matters to be acted upon at the Warrant Holders Meeting. Holders of Horizon IPO Public Warrants should read it carefully.

After careful consideration, Horizon’s board of directors has determined that the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal are in the best interests of Horizon and its holders of Horizon IPO Public Warrants, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

Q:	Are the proposals conditioned on one another?

A:

Yes, in part. The Closing is conditioned on the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal at the extraordinary general meeting (collectively, the “Proposals”). The Organizational Documents Proposals are conditioned on the approval of the Business Combination Proposal, the Merger Proposal and the NYSE Proposal. The Warrant Amendment Proposal is conditioned upon the approval of each of the Proposals and the consummation of the business combination. The Proposals are not conditioned upon the approval of the Warrant Amendment Proposal. The Closing is not conditioned upon the approval of the Warrant Amendment Proposal. Accordingly, the business combination can be completed even if the Warrant Amendment Proposal is not approved. The Adjournment Proposal and the Warrant Holders Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q:	Why is Horizon providing shareholders with the opportunity to vote on the business combination?

A:

Under Horizon’s amended and restated memorandum and articles of association, Horizon must provide all holders of Horizon Class A ordinary shares with the opportunity to redeem their public shares upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Horizon has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Horizon is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its public shareholders to effectuate redemptions of their public shares in connection with the Closing. The approval of Horizon’s shareholders of the Business Combination Proposal is also a condition to closing in the Transaction Agreement. Holders of Horizon’s warrants are not entitled to vote on the business combination. Under Horizon’s amended and restated memorandum and articles of association, Horizon’s warrants do not have redemption rights in connection with the business combination.

Q:	What will happen in the business combination?

A:

On April 21, 2021, Horizon, Sponsor, Vivid Seats PubCo, Hoya Topco and Hoya Intermediate entered into the Transaction Agreement, pursuant to which: (a) at least one day prior to the Merger, Sponsor and Horizon will effect the Exchange, (b) prior to the Merger, Hoya Topco and Vivid Seats will effect the Pre-Closing Restructuring (as defined in the Transaction Agreement), which will include the Class A Redemption and the Intermediate Merger, (c) Horizon will merge with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving entity in the Merger, (d) the Second A&R LLCA will become effective, (e) Vivid Seats PubCo will purchase the Crescent Blockers in the Blocker Purchase, (f) Vivid Seats PubCo and Hoya Intermediate will consummate the Intermediate Contribution and Issuance, which contribution includes Vivid Seats PubCo’s contribution of cash in an amount equal to (A) all available cash of Vivid Seats PubCo following the Merger and the PIPE Subscription, minus (B) the Blocker Purchase Price, minus (C) the Blocker Tax Liabilities, (g) Hoya Intermediate will redeem the Intermediate Common Units held by the Redeemed Crescent Parties in the Crescent Redemption, (h) Vivid Seats PubCo will issue 118,200,000 shares of Vivid Seats Class B common stock and 6,000,000 warrants to purchase Vivid Seats Class B common stock to Hoya Topco in the Class B Issuance, and (i) Hoya Intermediate will contribute a portion of the funds received from Vivid Seats PubCo. Immediately prior to the business combination, Hoya Intermediate expects to effectively redeem its Senior Preferred Units, resulting in a cash payment of $225.1 million. Upon the Closing, Vivid Seats expects to apply $488.9 million of the business combination and PIPE Subscription proceeds towards debt repayments resulting in the full repayment of its May 2020 First Lien Loan and a partial repayment of its June 2017 First Lien Loan.

A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A. For more information about the Transaction Agreement and the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Q:	What factors did Horizon’s board of directors consider in connection with its decision to recommend voting in favor of the business combination?

A:

Horizon’s board of directors considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Strong Historical Financial Performance and Economic Model. Hoya Intermediate and Vivid Seats PubCo historically demonstrated strong financial performance and results of operations. Horizon’s board of directors took into account Vivid Seats’ historically strong Adjusted EBITDA margins and Adjusted EBITDA to free cash flow conversion rates, coupled with low capital expenditures and negative working capital;

•

Favorable Prospects for Future Growth and Financial Performance. Horizon’s board of directors considered current information and forecast projections from Horizon and Vivid Seats PubCo’s management regarding (i) Hoya Intermediate and Vivid Seats PubCo’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory and financial market conditions and (iii) opportunities and competitive factors within Hoya Intermediate and Vivid Seats PubCo’s industry; Among other factors, Horizon’s board of directors reviewed Vivid Seats PubCo’s management forecasted financials and key financial metrics underlying such projections, as well as Vivid Seats PubCo’s projected revenue year over year growth rate percentage over the period from 2022 (projected) through 2023 (projected), as well as enterprise value as a multiple of Adjusted EBITDA and as a multiple of revenue for estimated calendar year 2022 and estimated calendar year 2023. Based on its review, Horizon’s board of directors concluded that the estimated values for Vivid Seats PubCo represented attractive valuation relative to such estimated values of comparable companies. For further information, see “Proposal No. 1 — The Business Combination Proposal — Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination — Comparable Company Analysis” and “Proposal No. 1 — The Business Combination Proposal — Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination — Certain Forecasted Financial Information for Vivid Seats PubCo.” Horizon’s board of directors also considered general market conditions and Vivid Seats PubCo’s competitive position. There is a significant and growing market opportunity serving the sports and entertainment markets and Vivid Seats PubCo is well-positioned for both significant immediate growth in post-pandemic recovery and above-market long-term growth. For further information, see “The Business of Vivid Seats — Our Industry Opportunity” and “The Business of Vivid Seats —Our Strength”;

•

Differentiated Technology Platform. Vivid Seats PubCo’s best-in-class proprietary search algorithms focuses customer experience on event discovery and conversion and creates unique engine for generating new customers. The platform also presents what Horizon believes to be a leading enterprise resource planning (ERP) system for the seller community;

•

Compelling Valuation. The implied enterprise value in connection with the business combination is approximately $2.0 billion, which Horizon’s board of directors believes represents an attractive valuation relative to selected comparable companies;

•

World Class Management Team. Hoya Intermediate and Vivid Seats PubCo’s experienced management team, led by Stanley Chia, Hoya Intermediate and Vivid Seats PubCo’s Chief Executive Officer, brings veteran leadership with highly relevant experience;

•

Potential for Future Accretive M&A. We believe that Hoya Intermediate and Vivid Seats PubCo are positioned as an attractive M&A platform opportunity as it continues to expand its offerings and geographic reach; and

•

Likelihood of Closing the Business Combination. The belief of the Horizon board of directors that an acquisition by Horizon has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities.

Q:	What conditions must be satisfied to complete the business combination?

A:

There are a number of closing conditions in the Transaction Agreement, including the approval by Horizon’s shareholders of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to the Closing of the Business Combination.”

Q:	How will Vivid Seats PubCo be managed and governed following the business combination?

A:

The business and affairs of Vivid Seats PubCo will be managed under the direction of its board of directors. Following the Closing, the Vivid Seats Board will include nine (9) directors, one (1) of which will be the chief executive officer of Vivid Seats PubCo, five (5) of which will be designated by Hoya Topco (one (1) of which will be independent) and three (3) of which will be designated by Sponsor (two (2) of which will be independent). Subject to the terms of the Stockholders’ Agreement and the Vivid Seats PubCo Amended and Restated Charter, the number of directors will be fixed by the Vivid Seats Board. Please see the section entitled “Officers and Directors of Vivid Seats PubCo Upon Consummation of the Business Combination” for the names, ages and positions of each of the individuals who will serve as directors and officers of Vivid Seats PubCo following the business combination.

Q:	How will Hoya Intermediate be managed and governed following the business combination?

A:

The business and affairs of Hoya Intermediate will be managed under the direction of its board of managers. The Hoya Intermediate board of managers will initially consist of two individuals, one of which will be designated by Vivid Seats PubCo and one of which will be designated by Hoya Topco. For each matter presented to the board of managers of Hoya Intermediate, the Vivid Seats PubCo designee will be entitled to two (2) votes and the Hoya Topco designee will be entitled to one (1) vote. Immediately following the Closing, Vivid Seats PubCo’s Private Equity Owner will be able to designate the majority of the directors of the Vivid Seats Board and generally have control over the business and affairs of Vivid Seats PubCo. For more information regarding Vivid Seats PubCo’s Private Equity Owner’s controlling interest in Vivid Seats PubCo, see the section entitled “Risk Factors — Risks Related to Organizational Structure After the Business Combination — Vivid Seats PubCo’s Private Equity Owner will control us, and its interests may conflict with ours or yours in the future.”

Q:	Will Horizon obtain new financing in connection with the business combination?

A:

Horizon entered into the Subscription Agreements with the PIPE Investors, pursuant to which, subject to the consummation of the business combination, the PIPE Investors have agreed to purchase an aggregate of 22,500,000 shares of Vivid Seats Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million; provided, however, that such subscription is subject to increase due to the Sponsor Backstop Commitment. The closings under the Subscription Agreements will occur after the Effective Time and substantially concurrently with the closing of the business combination. For more information about the Subscription Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

Q:

What equity stake will current Horizon shareholders, the PIPE Investors, the holders of the founder shares and Hoya Topco hold in Vivid Seats PubCo following the consummation of the business combination?

A:

It is anticipated that, upon completion of the business combination and assuming no redemptions of Horizon Class A ordinary shares in connection with the business combination, Vivid Seats PubCo’s ownership will be as follows: (1) Horizon public shareholders will own approximately 19.9% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (2) the PIPE Investors, (as defined herein), excluding Sponsor and certain affiliates of the Sponsor, will own approximately 1.8% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (3) Sponsor, together with certain of its affiliates, will own (i) approximately 17.7% (assuming no exercise of Vivid Seats PubCo Warrants held by Sponsor) or (ii) approximately 29.9% (assuming full exercise of Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein) held by Sponsor), of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); and (4) Hoya Topco will own approximately 60.6% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class B common stock). As a result of the voting power controlled by Hoya Topco, following the business combination, Vivid Seats PubCo will qualify as a “controlled company” within the meaning of Nasdaq rules. The board of managers of Hoya Topco is controlled by our Private Equity Owner and its affiliates, and consequently the Private Equity Owner will, for so long as it controls Hoya Topco, control the vote of all matters submitted to a vote of Vivid Seats PubCo’s shareholders through Hoya Topco’s ownership of approximately 60.6% of the voting power of Vivid Seats PubCo’s outstanding common stock following the business combination. In addition to its voting power, the Private Equity Owner, for so long as it controls Hoya Topco, will be entitled to nominate five (5) directors to the Vivid Seats Board pursuant to the Stockholders’ Agreement. In turn, Vivid Seats PubCo will indirectly hold approximately 39.4% of the Intermediate Common Units and Hoya Topco will hold approximately 60.6% of the Intermediate Common Units, which interests will be controlled by the Private Equity Owner for so long as it controls Hoya Topco. In addition, Vivid Seats PubCo will hold 58,652,601 Hoya Intermediate Warrants, exercisable upon the exercise of Vivid Seats PubCo Warrants. These levels of ownership interest assume that no shares are elected to be redeemed in connection with the business combination. The PIPE Investors have agreed to purchase an aggregate of 22,500,000 shares of Vivid Seats Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million in the PIPE Subscription. In this proxy statement/prospectus, Horizon assumes that approximately $769.0 million of the gross proceeds from the PIPE Subscription and funds held in the Trust Account will be used to fund (i) the business combination, (ii) the partial repayment of our Term Loan Facilities to a net debt amount (consisting of long-term debt, less cash and cash equivalents) of approximately $132.1 million under both the no redemption scenario and maximum redemption scenario, and (iii) the payment of certain transaction expenses. The ownership percentage with respect to Vivid Seats PubCo does not take into account (A) warrants to purchase Horizon Class A ordinary shares that will be converted into Vivid Seats PubCo Warrants immediately following the business combination or other Vivid Seats PubCo Warrants issued in connection with the business combination or (B) the issuance of any shares upon completion of the business combination under the 2021 Plan. If the actual facts are different from these assumptions, the above levels of ownership interest will be different.

Please see the section entitled “Summary of the Proxy Statement/Prospectus — Impact of the Business Combination on Vivid Seats PubCo’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:

What are the material differences between Horizon’s amended and restated memorandum and articles of association and the Vivid Seats PubCo Amended and Restated Bylaws and Vivid Seats PubCo Amended and Restated Charter, which will be the organizational documents of Vivid Seats PubCo following the Merger as set forth in the Organizational Documents Proposals?

A:

Horizon is asking its shareholders to approve the following material differences between Horizon’s amended and restated memorandum and articles of association and the Vivid Seats PubCo Amended and Restated Bylaws and Vivid Seats PubCo Amended and Restated Charter, which will be the certificate of incorporation and bylaws of Vivid Seats PubCo following the Merger: (1) an amendment to authorize the change in the authorized capital stock of Horizon from 400,000,000 Horizon Class A ordinary shares, 40,000,000 shares of Horizon Class B ordinary shares, and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of Vivid Seats Class A common stock, 250,000,000 shares of Vivid Seats Class B common stock and 50,000,000 shares of preferred stock, par value $0.0001 per share, of Vivid Seats PubCo; (2) an amendment to authorize that certain provisions of the Vivid Seats PubCo Amended and Restated Charter and certain provisions of the Vivid Seats PubCo Amended and Restated Bylaws, in each case, will be subject to the Stockholders’ Agreement; (3) an amendment to authorize that the Vivid Seats PubCo Amended and Restated Charter will grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Sponsor and Hoya Topco and their respective affiliates, members, directors, officers and/or employees, including any of the foregoing who will serve as directors or officers of Vivid Seats PubCo); (4) an amendment to authorize that the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws will adopt Delaware as the exclusive forum for certain stockholder litigation; and (5) an amendment to authorize all other changes in connection with the replacement of Horizon’s amended and restated memorandum and articles of association with the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws as part of the Merger (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (a) changing the corporate name from “Horizon Acquisition Corporation” to “Vivid Seats Inc.,” (b) electing not to be governed by Section 203 of the DGCL and (c) removing certain provisions related to Horizon’s status as a blank check company that will no longer be applicable upon consummation of the business combination, all of which Horizon’s board of directors believes is necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

See the sections entitled “Proposal No. 3 — Organizational Documents Proposal A,” “Proposal No. 4 — Organizational Documents Proposal B,” Proposal No. 5 — Organizational Documents Proposal C,” “Proposal No. 6 — Organizational Proposal D and “Proposal No. 7 — Organizational Documents Proposal E” for additional information.

Q:	Why is Horizon proposing the NYSE Proposal?

A:

Horizon is proposing the NYSE Proposal in order to comply with NYSE listing rules, which require shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In connection with the business combination, Horizon is seeking shareholder approval for the issuance of (subject to customary terms and conditions, including the Closing) of Vivid Seats Class A common stock and Vivid Seats Class B common stock in connection with the business combination and the PIPE Subscription. Because the number of securities that Vivid Seats PubCo will issue in connection with the business combination is equal to 20% or more of Horizon’s outstanding voting power and outstanding common stock, it is required to obtain shareholder approval of such issuances pursuant to NYSE listing rules. Shareholder approval of the NYSE Proposal is also a condition to closing in the Transaction Agreement. See the section entitled “Proposal No. 8 — The NYSE Proposal” for additional information.

Q:	Why is there a special dividend to be paid by Vivid Seats as soon as reasonably practical following the Closing Date and what is the amount of the special dividend to be paid?

A:

On June 11, 2021, Horizon received from a potential target a payment of $17,500,000 (the “Payment”), which is $25,000,000, net of a 30% U.S. federal income tax withholding tax. The Payment was made to Horizon because Horizon spent substantial efforts in discussions with the target but ultimately a letter of intent was not executed. The proceeds of the Payment will be distributed as a special dividend to be paid by Vivid Seats as soon as reasonably practical following the Closing Date to the holders of shares of Vivid Seats Class A common stock as of the record date for the special dividend, which holders will include, among others, Sponsor, as a shareholder, and the PIPE Investors (including Eldridge), but not holders of shares of Vivid Seats Class B common stock. The special dividend is expected to be approximately $0.23 per share.

Q:	What happens if I sell my Horizon Class A ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date that the business combination is expected to be completed. If you transfer your Horizon Class A ordinary shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your Horizon Class A ordinary shares because you will no longer be able to deliver them for cancellation upon the Closing in accordance with the provisions described herein. If you transfer your Horizon Class A ordinary shares prior to the record date, you will have no right to vote those shares at the extraordinary general meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What happens if I sell my Horizon IPO Public Warrants prior to the record date for the Warrant Holders Meeting?

A:

The record date for the Warrant Holders Meeting is September 7, 2021. If you transfer your Horizon IPO Public Warrants after the record date, unless the transferee obtains from you a proxy to vote as to those warrants, you will retain your right to vote on Warrant Holder Proposals. If you transfer your Horizon IPO Public Warrants prior to the record date, you will have no right to participate in the Warrant Holders Meeting.

Q:	What vote is required to approve the Proposals presented at the extraordinary general meeting of Horizon’s shareholders?

A:

Approval of the Business Combination Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the votes cast by the then outstanding Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Organizational Documents Proposals, the NYSE Proposal or the Adjournment Proposal.

Sponsor and Horizon’s directors and officers hold an aggregate of 37.8% of the total issued Horizon ordinary shares. Assuming that all shareholders who are entitled to do so attend the extraordinary general meeting and vote, the affirmative vote of 8,295,762 of the public shares, in addition to the affirmative vote of Sponsor and Horizon’s directors and officers, would be required to approve each of the Business Combination Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal.

Approval of the Merger Proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the votes cast by the then outstanding Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the Merger Proposal.

Sponsor and Horizon’s directors and officers hold an aggregate of 37.8% of the total issued Horizon ordinary shares. Assuming that all shareholders who are entitled to do so attend the extraordinary general meeting and vote, the affirmative vote of 19,628,768 of the public shares, in addition to the affirmative vote of Sponsor and Horizon’s directors and officers, would be required to approve the Merger Proposal.

Q:	What vote is required to approve the Warrant Holder Proposals presented at the Warrant Holders Meeting?

A:	The Warrant Amendment Proposal must be approved by 65% of the outstanding Horizon IPO Public Warrants (which represents at least 11,786,306 out of 18,132,778 outstanding Horizon IPO Public Warrants)

and, solely with respect to the amendment to the terms of the Horizon IPO Private Placement Warrants or any provision of the Warrant Agreement with respect to the Horizon IPO Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Horizon IPO Private Placement Warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Horizon IPO Public Warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding and 6,519,791 Horizon IPO Private Placement Warrants issued and outstanding. The Sponsor currently holds 5,166,666 Horizon IPO Public Warrants and all of the Horizon IPO Private Placement Warrants and has agreed in the Transaction Agreement to use commercially reasonable efforts to revise the terms of the Horizon IPO Warrants such that the Horizon IPO Warrants be treated as equity under GAAP at and after the closing of the Transactions, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. As a holder of all of the Horizon IPO Private Placement Warrants, the Sponsor has agreed to approve the Warrant Amendment by written consent.

Q:	May Sponsor or Horizon’s directors, officers, or advisors or their respective affiliates purchase shares in connection with the business combination?

A:

In connection with the shareholder vote to approve the proposed business combination, Sponsor and Horizon’s directors, officers and advisors and their respective affiliates may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. As of March 31, 2021, Sponsor and Horizon’s directors, officers and advisors and certain of their respective affiliates hold approximately 28.5% Horizon Class A ordinary shares and 100% of Horizon Class B ordinary shares. None of Sponsor or Horizon’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of Horizon’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that Sponsor or Horizon’s directors, officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have?

A:

Horizon’s shareholders are entitled to one vote at the extraordinary general meeting for each Horizon Class A ordinary share or Horizon Class B ordinary share held of record as of September 7, 2021, the record date for the extraordinary general meeting. As of the close of business on the record date, there were a combined 67,998,041 outstanding Horizon Class A ordinary shares and Horizon Class B ordinary shares.

Holders of Horizon IPO Public Warrants are entitled to one vote at the Warrant Holders Meeting for each public warrant held of record as of the record date. As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding.

Q:	What constitutes a quorum?

A:

A quorum of Horizon shareholders and holders of Horizon IPO Public Warrants, as applicable, is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting of Horizon’s shareholders if the holders of a majority of the issued and outstanding Horizon ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. A quorum will be present at the Warrant Holders Meeting if a majority of Horizon IPO Public Warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy. As of the record date for the extraordinary general meeting, 33,999,021 Horizon ordinary shares would be required to achieve a quorum. As of the record date for the Warrant Holders Meeting, 9,066,390 Horizon IPO Public Warrants would be required to achieve a quorum.

Q:	How will Sponsor and Horizon’s directors and officers vote?

A:

In connection with the IPO, Horizon entered into an agreement with Sponsor and each of Horizon’s directors and officers, pursuant to which each agreed to vote any Horizon Class A ordinary shares and Horizon Class B ordinary shares owned by them in favor of the Business Combination Proposal. Currently, Sponsor and Horizon’s directors and officers own approximately 28.5% of Horizon’s issued and outstanding Horizon Class A ordinary shares and 100% of Horizon Class B ordinary shares, in the aggregate, including all of the founder shares.

The Sponsor currently holds 5,166,666 Horizon IPO Public Warrants and all of the Horizon IPO Private Placement Warrants and has agreed in the Transaction Agreement to use commercially reasonable efforts to revise the terms of the Horizon IPO Warrants such that the Horizon IPO Warrants be treated as equity under GAAP at and after the closing of the Transactions, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. As a holder of all of the Horizon IPO Private Placement Warrants, the Sponsor has agreed to approve the Warrant Amendment by written consent.

Q:	What interests do the current officers and directors have in the business combination?

A:

In considering the recommendation of Horizon’s board of directors to vote in favor of the business combination, shareholders and warrant holders should be aware that, aside from their interests as shareholders and warrant holders, as applicable, Sponsor and certain of Horizon’s directors and officers have interests in the business combination that are different from, or in addition to, those of other shareholders and warrant holders generally. Horizon’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders and warrant holders that they approve the business combination and/or the Warrant Holder Proposals, as applicable. Shareholders and warrant holders should take these interests into account in deciding whether to approve the business combination and/or the Warrant Holder Proposals, as applicable. These interests include, among other things:

•	the fact that Sponsor has agreed not to redeem any Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial transaction;

•

the fact that Sponsor paid an aggregate of $155 million for 15,500,000 Horizon Class A ordinary shares (after giving effect to forfeitures in connection with the underwriters’ overallotment option being reduced or not exercised) (none of which were transferred to Horizon’s independent directors and none of which were transferred to Horizon’s strategic advisors) and such securities may have a higher value at the time of the business combination, estimated at approximately $155 million based on the closing price of $10.00 per public share on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $25,000 for 13,599,608 Horizon Class B ordinary shares (after giving effect to forfeitures in connection with the underwriters’ overallotment option being reduced or not exercised) (the “Sponsor Shares”) (none of which were transferred to Horizon’s independent directors and none of which were transferred to Horizon’s strategic advisors) and such securities may have a higher value at the time of the business combination, estimated at approximately $136 million based on the closing price of $10.00 per public share on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $9,779,687 for the 6,519,791 Horizon IPO Private Placement Warrants currently owned by Sponsor, and such warrants will expire worthless if a transaction is not consummated by August 25, 2022; the warrants held by Sponsor had an aggregate market value of approximately $11,605,228 based upon the closing price of $1.78 per warrant on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $164,804,687 for its investment in Horizon, as summarized in the table below, and, following the consummation of the business combination, the aggregate value of Sponsor’s investment will be $275,472,138, based upon: (i) with respect to Horizon Class A ordinary shares, the Sponsor Shares and Horizon IPO Warrants, the respective closing prices on NYSE on August 4, 2021, and (ii) with respect to Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants, the value of such warrants calculated as of August 4, 2021, in accordance with Black-Scholes Model, as indicated below;

Sponsor Ownership of Horizon Prior to Closing
	Securities held by Sponsor	Sponsor Cost ($)
Horizon Class A ordinary shares	15,500,000	155,000,000
Horizon Class B ordinary shares (Sponsor Shares)	13,599,608	25,000
Horizon IPO Public Warrants	5,166,667	—
Horizon IPO Private Placement Warrants	6,519,791	9,779,687
Horizon $10.00 Exercise Warrants	—	—
Horizon $15.00 Exercise Warrants	—	—

Total		164,804,687

Sponsor Ownership of Vivid Seats Post-Closing
	Securities held by Sponsor	Value per Unit ($)	Total Value ($)
Horizon Class A ordinary shares	15,500,000	9.91	153,605,000
Horizon Class B ordinary shares (Sponsor Shares)	50,000	9.91	495,500
Horizon IPO Public Warrants	5,166,667	1.66	8,576,667
Horizon IPO Private Placement Warrants	6,519,791	1.66	10,822,853
Horizon $10.00 Exercise Warrants	17,000,000	3.65	62,031,892
Horizon $15.00 Exercise Warrants	17,000,000	2.35	39,940,225

Total			275,472,138

Warrants Valuation (Black-Scholes Model)
	Tenor (years)	Strike Price	Discount*	Volume	Value ($)
Horizon $10.00 Exercise Warrants	10	10	1.213%	26.962%	3.65
Horizon $15.00 Exercise Warrants	10	15	1.213%	26.962%	2.35

•

the fact that Sponsor and Horizon’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares held by them if Horizon fails to complete an initial transaction by August 25, 2022;

•	the fact that the Registration Rights Agreement will be entered into by Horizon;

•

the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to Horizon in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Vivid Seats Class A common stock in connection with the consummation of the business combination;

•	the right of Sponsor to hold shares of Vivid Seats Class A common stock, as well as Vivid Seats PubCo Warrants, following the business combination, subject to certain lock-up periods;

•

the continued indemnification of Horizon’s existing directors and officers and the continuation of Horizon’s directors’ and officers’ liability insurance after the business combination (i.e., a “tail policy”);

•

the fact that Sponsor and Horizon’s officers and directors will not be reimbursed for any out-of-pocket expenses (estimated at $0 as of June 28, 2021) if an initial transaction is not consummated by August 25, 2022;

•

the fact that if the Trust Account is liquidated, including in the event Horizon is unable to complete an initial transaction by August 25, 2022, Sponsor has agreed to indemnify Horizon to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Horizon has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Horizon, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that Horizon may be entitled to distribute or pay over funds held by Horizon outside the Trust Account to Sponsor or any of its affiliates prior to the Closing;

•	the fact that Hoya Intermediate shall pay Sponsor $11.7 million in cash at Closing in consideration for the Sponsor Backstop Commitment;

•	the fact that Sponsor can earn a positive return on its investment even if other Horizon shareholders experience a negative return given the potential option value for the warrants;

•

the fact that Sponsor and Eldridge are expected to receive a portion of the $17.5 million special dividend of between approximately $7.9 million, assuming no public shareholders choose to exercise their redemption rights, and $16.7 million, assuming that all public shareholders, other than Sponsor, choose to exercise their redemption rights; and

•

the fact that Sponsor will enter into the Exchange Agreement, pursuant to which all Horizon Class B ordinary shares will be exchanged for (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share (the “Horizon $10.00 Exercise Warrants”), (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise of $15.00 per share (the “Horizon $15.00 Exercise Warrants”) and (iii) 50,000 shares of Horizon Class A ordinary shares, as more particularly set forth in the Exchange Agreement.

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under Horizon’s amended and restated memorandum and articles of association, if the Business Combination Proposal is not approved and Horizon does not otherwise consummate an alternative business combination by August 25, 2022, unless further extended, Horizon will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to Horizon’s public shareholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest not previously released to Horizon to pay its franchise and income taxes, by (b) the total number of Horizon Class A ordinary shares included as part of the units sold in the IPO and which remain outstanding; provided that Horizon will not redeem any public shares to the extent that such redemption would result in Horizon having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”)) of less than $5,000,001. A shareholder holding both Horizon’s public shares and Horizon IPO Public Warrants may redeem its public shares but retain the Horizon IPO Public Warrants, which if the business combination closes, will become warrants of Vivid Seats PubCo. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares (the “15% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, Horizon has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Holders of outstanding Horizon IPO Public Warrants do not have redemption rights in connection with the business combination. Sponsor and Horizon’s directors and officers have agreed to waive their redemption rights with respect to any shares of Horizon’s ordinary shares they may hold in connection with the Closing. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of December 31, 2020 of approximately $544 million, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the Trust Account or if Horizon subsequently completes a different business combination on or prior to August 25, 2022, as may be further extended.

Q:	If I am a holder of Horizon IPO Public Warrants, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of Horizon IPO PublicWarrants have no redemption rights with respect to such warrants.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Horizon Class A ordinary shares for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the business combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold your Horizon Class A ordinary shares through units, elect to separate your units into the underlying public shares and Horizon IPO Public Warrants prior to exercising your redemption rights with respect to the public shares and (ii) prior to 5:00 p.m., Eastern Daylight time, on October 12, 2021 (two (2) business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that Horizon redeem your public shares for cash to Continental Stock Transfer & Trust Company, Horizon’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a

“group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Horizon’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Horizon does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding units of Horizon must separate the underlying public shares and Horizon IPO Public Warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and Horizon IPO Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust Company’s (the “DTC”) deposit withdrawal at custodian (“DWAC”) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and Horizon IPO Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Horizon’s consent, until the vote is taken with respect to the business combination. If you tendered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting Horizon’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that such U.S. Holder owns or is deemed to own (including through the ownership of Horizon IPO Public Warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

The tax consequences of the exercise of redemption rights are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.” All holders of Horizon’s public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What are the U.S. federal income tax consequences of the Merger?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” subject to the limitations described therein, it is the opinion of Kirkland & Ellis LLP (“Kirkland”) that the Merger should constitute a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to Horizon, this result is not entirely clear. The opinion of Kirkland neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position described herein.

In the case of a transaction, such as the Merger, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Merger:

•

a U.S. Holder that holds public shares that have a fair market value of less than $50,000 on the date of the Merger generally will not recognize any gain or loss and will not be required to include any part of Horizon’s earnings in income;

•

a U.S. Holder that holds public shares that have a fair market value of $50,000 or more and that, on the date of the Merger, owns (actually and constructively) less than 10% of the total combined voting power of all classes of Horizon’s stock entitled to vote and less than 10% of the total value of all classes of Horizon’s stock generally will recognize gain (but not loss) on the exchange of public shares for shares of Class A common stock pursuant to the Merger. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder that holds public shares having a fair market value of $50,000 or more and that, on the date of the Merger, owns (actually or constructively) 10% or more of the total combined voting power of all classes of Horizon’s stock entitled to vote or 10% or more of the total value of all classes of Horizon’s stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

Horizon expects to have cumulative earnings and profits as of the Effective Time attributable to the receipt of the Payment.

Horizon believes that it is likely classified as a PFIC. If Horizon is a PFIC, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares or Horizon IPO Public Warrants pursuant to the Merger under the “passive foreign investment company” (“PFIC”) rules of the Code equal to the excess, if any, of the fair market value of the Vivid Seats Class A common stock or Vivid Seats PubCo warrants received in the Merger over the U.S. Holder’s adjusted tax basis in the corresponding public shares or Horizon IPO Public Warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Merger, see the discussion in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

Additionally, the Merger may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of Vivid Seats Class A common stock after the Merger.

The tax consequences of the Merger are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Merger, see “U.S. Federal Income Tax Considerations.”

Q:	What are the U.S. federal income tax consequences of the Payment and the special dividend?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” the U.S. federal income tax consequences to U.S. Holders of the receipt of the Payment by Horizon and the special dividend are uncertain. In the case of any U.S. Holder that did not make a QEF Election with respect to its public shares, such U.S. Holder generally would be subject to the rules described under “ — Effects of Section 367(b) to U.S. Holders” and “—PFIC Considerations.” In the case of any U.S. Holder that made a QEF Election with respect to its public shares, such U.S. Holder will be required to include in income its pro rata share of such Payment, whether or not such U.S. Holder receives the distribution attributable thereto. In each case, a subsequent distribution of any portion of the funds attributable to such Payment that was previously included in income generally may not be taxable when distributed to U.S. Holders, though there is uncertainty regarding such treatment in the event that Vivid Seats has earnings and profits in the taxable period commencing on the day following the closing of the Merger and ending on December 31, 2021.

Horizon does not expect the receipt of the Payment by Horizon to result in any adverse U.S. federal income tax consequences to non-U.S. Holders. Vivid Seats intends to treat the special dividend as a dividend paid to non-U.S. Holders for U.S. federal income tax purposes, which generally will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate or such dividend is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such effectively connected dividend will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

For a more complete discussion of the U.S. federal income tax considerations of the receipt of the Payment by Horizon and the special dividend, see “U.S. Federal Income Tax Considerations.”

Q:	What are the U.S. federal income tax consequences of the adoption of the Warrant Amendment?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” we intend to treat the adoption of the Warrant Amendment as a deemed exchange, solely for income tax purposes, of Horizon IPO Public Warrants for “new” warrants that qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(E) of the Code to the facts and circumstances relating to Horizon, this result is not entirely clear. For a more complete discussion of the U.S. federal income tax considerations of the adoption of the Warrant Amendment, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:

Under Section 239 of the CICA, neither the holders of Horizon public shares nor the holders of Horizon IPO Public Warrants will have appraisal or dissenter rights in connection with the business combination, including in connection with the Merger. Holders of public shares or Horizon IPO Public Warrants should consult their Cayman Islands legal counsel regarding their rights under the CICA.

Q:	What happens to the funds deposited in the Trust Account after the Closing?

A:

If the Business Combination Proposal is approved, Horizon intends to use a portion of the funds held in the Trust Account to pay (i) a portion of Horizon’s aggregate costs, fees and expenses in connection with the consummation of the business combination, (ii) tax obligations and advisory fees and (iii) for any redemptions of public shares. The remaining balance in the Trust Account will be used for: (i) together with proceeds received from the PIPE Subscription, the repayment of a portion of outstanding debt (held at a subsidiary of Vivid Seats PubCo) and (ii) general corporate purposes. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:

There are certain circumstances under which the Transaction Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with Horizon’s existing amended and restated memorandum and articles of association, if an initial business combination is not consummated by August 25, 2022, unless extended, Horizon will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Horizon’s remaining shareholders and board of directors, liquidate and dissolve, subject, in each case, to Horizon’s obligations under Cayman Islands law to provide for claims of creditors and the other requirements of applicable law.

Horizon expects that the amount of any distribution its public shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to Horizon’s obligations under the Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of the founder shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Horizon’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:

It is currently anticipated that the business combination will be consummated promptly following the extraordinary general meeting of Horizon shareholders to be held on October 14, 2021; provided that all the requisite shareholder approvals are obtained and other conditions to the Closing have been satisfied or waived. For a description of the conditions for the completion of the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to the Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including “Risk Factors” and the annexes, and to consider how the business combination will affect you as a shareholder and/or how the Warrant Amendment will affect you as a holder of Horizon IPO Public Warrants. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy cards, as applicable, or, if you hold your shares and/or Horizon IPO Public Warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Horizon Class A ordinary shares or Horizon Class B ordinary shares and/or Horizon IPO Public Warrants on the record date for the extraordinary general meeting of Horizon shareholders and/or the Warrant Holders Meeting, respectively, you may vote with respect to the proposals in person at the extraordinary general meeting and/or the Warrant Holders Meeting, or by completing, signing, dating and returning the enclosed proxy card(s), as applicable, in the postage-paid envelope provided. If you hold your shares or Horizon IPO Public Warrants in “street name,” which means your shares or Horizon IPO Public Warrants are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares or Horizon IPO Public Warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your shares or Horizon IPO Public Warrants with instructions on how to vote your shares or Horizon IPO Public Warrants or, if you wish to attend the extraordinary general meeting or Warrant Holders Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:

At the extraordinary general meeting, Horizon will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will not count as a vote cast at the extraordinary general meeting and will have no effect on the Proposals.

Q:	What will happen if I abstain from voting or fail to vote at the Warrant Holders Meeting?

A:

At the Warrant Holders Meeting, Horizon will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will not count as a vote cast at the Warrant Holders Meeting, and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented.

Q:	What will happen if I sign and submit my proxy card(s) without indicating how I wish to vote?

A:

Signed and dated proxies received by Horizon without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders and holders of Horizon IPO Public Warrants.

Q:	If I am not going to attend the extraordinary general meeting and/or the Warrant Holders Meeting in person, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the extraordinary general meeting and/or the Warrant Holders Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares or Horizon IPO Public Warrants by completing, signing, dating and returning the enclosed proxy card(s) in the postage-paid envelope provided.

Q:	If my shares and/or Horizon IPO Public Warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares and/or Horizon IPO Public Warrants for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares or your Horizon IPO Public Warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Horizon believes the proposals presented to the shareholders and the holders of Horizon IPO Public Warrants will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares and/or Horizon IPO Public Warrants without your instruction.

Your bank, broker, or other nominee can vote your shares and/or Horizon IPO Public Warrants only if you provide instructions on how to vote. You should instruct your broker to vote your shares and/or Horizon IPO Public Warrants in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card(s)?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card(s) to Horizon’s Vice President at the address listed below so that it is received by Horizon’s Vice President prior to the extraordinary general meeting and/or the Warrant Holders Meeting, as applicable, or attend the extraordinary general meeting and/or the Warrant Holders Meeting, as applicable, in person and vote. You also may revoke your proxy(s) by sending a notice of revocation to Horizon’s Vice President, which must be received prior to the extraordinary general meeting and/or the Warrant Holders Meeting, as applicable.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares and/or Horizon IPO Public Warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares and/or Horizon IPO Public Warrants. If you are a holder of record and your shares and/or Horizon IPO Public Warrants are registered in more than one name, you will receive more than one proxy card for each applicable meeting. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares and/or Horizon IPO Public Warrants.

Q:	What happens to the business combination if the Warrant Amendment is not approved?

A:

The adoption of the Warrant Amendment will have no effect on the completion of the business combination or the Proposals. Adoption of the Warrant Amendment is not a condition to the business combination or the Proposals.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card(s) you should contact Horizon’s Vice President at:

Horizon Acquisition Corporation

600 Steamboat Road, Suite 200

Greenwich, CT 06830

Attention: Robert Ott, Vice President

You may also contact Horizon’s proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: HZAC.info@investor.morrowsodali.com

To obtain timely delivery, Horizon’s shareholders and/or holders of Horizon IPO Public Warrants must request the materials no later than five (5) business days prior to the extraordinary general meeting and/or Warrant Holders Meeting, as applicable.

You may also obtain additional information about Horizon from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Horizon’s transfer agent at least two business days prior to the extraordinary general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Where can I find the voting results of the extraordinary general meeting and Warrant Holders Meeting?

A:

The preliminary voting results will be expected to be announced at the extraordinary general meeting and Warrant Holders Meeting, as applicable. Horizon will publish final voting results of the extraordinary general meeting and Warrant Holders Meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting and Warrant Holders Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Horizon will pay the cost of soliciting proxies for the extraordinary general meeting and the Warrant Holders Meeting. Horizon has engaged Morrow Sodali LLC (the “Solicitation Agent”), to assist in the solicitation of proxies for the extraordinary general meeting and the Warrant Holders Meeting. Horizon has agreed to pay the Solicitation Agent a fee of $47,500, plus disbursements. Horizon will reimburse the Solicitation Agent for reasonable out-of-pocket expenses and will indemnify the Solicitation Agent and its affiliates against certain claims, liabilities, losses, damages and expenses. Horizon will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Horizon Class A ordinary shares, Horizon Class B ordinary shares and Horizon IPO Public Warrants their expenses in forwarding soliciting materials to beneficial owners of Horizon Class A ordinary shares, Horizon Class B ordinary shares and Horizon IPO Public Warrants and in obtaining voting instructions from those owners. Horizon’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the business combination and the proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

Horizon Acquisition Corporation

Horizon is a blank check company incorporated on June 12, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Transaction Agreement on April 21, 2021. We intend to finance the business combination through a combination of (i) cash held in the Trust Account net of redemptions and deferred underwriting discounts and (ii) gross proceeds of the PIPE Subscription.

Horizon seeks to capitalize on the multiple decades of combined investment experience of Todd Boehly, our Chairman, Chief Executive Officer and Chief Financial Officer, and the members of Horizon’s board of directors. Mr. Boehly is the co-founder, Chairman and Chief Executive Officer of Eldridge Industries (“Eldridge”), a holding company with a unique network of businesses across finance, technology, real estate and entertainment.

Founded in 2015 and headquartered in Greenwich, CT, with additional offices in New York, London and Beverly Hills, Eldridge and its affiliated companies employed more than 2,500 people globally as of December 31, 2019. Eldridge owns and operates companies as well as utilizes its network and insights to make minority investments in businesses with attractive growth potential. Mr. Boehly has spent his career seeking to identify growth opportunities and create value. Under his leadership, Eldridge has achieved strong success across multiple financial services and consumer-oriented businesses through a consistent focus on aligning people, capital and technology, managing in excess of $40 billion in assets as of December 31, 2020.

On August 25, 2020, Horizon completed its initial public offering of 50,000,000 units, plus an additional 4,398,433 units subsequently issued upon full exercise of the underwriters’ overallotment option, at a price of $10.00 per unit generating gross proceeds of $543,984,330 before underwriting discounts and expenses. Each unit consisted of one Horizon Class A ordinary share and one-third of one Horizon IPO Public Warrant. Each whole Horizon IPO Public Warrant entitles the holder thereof to purchase one Horizon Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, Horizon completed the private placement of 5,933,333 Horizon IPO Private Placement Warrants, plus an additional 586,458 Horizon IPO Private Placement Warrants subsequently issued upon full exercise of the underwriters’ overallotment option, at a price of $1.50 per private placement warrant, generating aggregate total proceeds of $9.8 million. The Horizon IPO Private Placement Warrants sold in the private placement are substantially identical to the Horizon IPO Public Warrant forming a part of the warrants sold in the initial public offering, except that (i) subject to certain limited exceptions, they are subject to transfer restrictions until 30 days following the consummation of Horizon’s initial business combination, (ii) subject to certain limitations, if held by Sponsor or its permitted transferees, they are not redeemable, and (iii) if held by Sponsor or its permitted transferees, they may be exercised on a cashless basis and have certain registration rights.

Following the closing of the initial public offering, a total of $543,984,330 from the net proceeds from the sale of units in the initial public offering and the sale of the Horizon IPO Private Placement Warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. As of December 31, 2020, funds in the Trust Account totaled approximately $544,002,795. These funds will remain in the Trust Account, except for the withdrawal of interest to pay income taxes, if any, until the earliest of (i) the completion of Horizon’s initial business combination or (ii) the redemption of all of the public shares if Horizon is unable to complete a business combination by August 25, 2022 (unless such date is extended in accordance with the Existing Organizational Documents (as defined herein)), subject to applicable law.

Horizon Class A ordinary shares and Horizon IPO Public Warrants, which are exercisable for Horizon Class A ordinary shares under certain circumstances, are currently listed on the NYSE under the symbols “HZAC” and “HZAC WS,” respectively.

For more information about Horizon, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Horizon” and “Other Information Related to Horizon.”

Vivid Seats

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats prior to the Closing, which will be the business of Vivid Seats PubCo and its subsidiaries following the Closing.

Our Company

Vivid Seats is a leading marketplace that allows fans of live events to connect seamlessly with third-party ticket sellers through our technology platform that spans the ecosystem. We believe Vivid Seats is a leading marketplace based on a combination of (1) third party estimates of the overall market size, including estimates provided in a 2017 report prepared for Vivid Seats by a third party consulting firm, (2) publicly available information including our competitors’ filings with the SEC and (3) internal company information from our Skybox platform that provides insights into volumes across marketplaces representing a meaningful portion of the overall secondary ticketing market.

Our mission is to connect buyers and sellers, empowering fans to Experience It Live. We believe live events deliver some of life’s most exciting moments and our platform provides customers (both on the buy and sell side) with an easy-to-use, trusted marketplace experience that ensures fans can attend live events and create memories that last a lifetime. During the years ended December 31, 2019 and 2020 we generated $469 million and $35 million of revenues, respectively, and $2,280 million and $347 million of Marketplace gross order value (“Marketplace GOV”).

We operate a technology platform which provides the infrastructure supporting our marketplace that helps buyers easily purchase tickets from third-party ticket sellers and discover and attend live events while enabling third-party sellers to seamlessly manage their end-to-end operations. We unite millions of buyers with thousands of sellers. We have mutually beneficial partnerships with a number of content rights holders, media partners, product and service partners and distribution partners.

Our platform is built on years of customer transactional and engagement data that provides us with deep insights into how to best connect buyers with the experiences they seek. We understand the feeling of anticipation as the lights go down, the excitement of come-from-behind wins, and the passion for guitar solos, and we work diligently to enable fans to experience as many of these moments as possible. In 2019, we connected over five million buyers to over 200,000 unique events. Our marketplace connects fans who cheer on their home-town sports team, rock out to their favorite band or attend acclaimed theater productions with ticket sellers that choose to list a wide variety of their inventory on our platform.

Private Equity Owner

We have a valuable relationship with our Private Equity Owner, which consists of certain investment funds affiliated with GTCR. Founded in 1980, GTCR is a leading growth-oriented private equity firm focused on investing in growth companies in the Healthcare, Financial Services & Technology, Technology, Media & Telecommunications and Growth Business Services industries. The Chicago-based firm pioneered The Leaders Strategy™—finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, our Private Equity Owner has invested more than $20.0 billion in over 250 companies. Our Private Equity Owner purchased its controlling interest in Vivid Seats on June 30, 2017.

Company Information

Vivid Seats PubCo was incorporated in Delaware on March 29, 2021 as a wholly owned subsidiary of Hoya Intermediate for the purpose of completing the business combination.

The headquarters for the Vivid Seats business is located at 111 N. Canal Street, Suite 800, Chicago, Illinois 60606. The Vivid Seats PubCo telephone number is (312) 291-9966 and its website is www.vividseats.com. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

The Business Combination

On April 21, 2021, Horizon, Sponsor, Vivid Seats PubCo, Hoya Topco and Hoya Intermediate entered into the Transaction Agreement, pursuant to which: (a) at least one (1) day prior to the Merger, and in accordance with the Exchange Agreement, Sponsor and Horizon will effect the Exchange, (b) prior to the Merger, Hoya Topco and Vivid Seats will effect the Pre-Closing Restructuring (as defined in the Transaction Agreement), which will include the Class A Redemption and the Intermediate Merger; (c) at the Effective Time, Horizon will merge with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving entity in the Merger, and by virtue of the Merger, (i) each Horizon ordinary share will be converted into a share of Vivid Seats Class A common stock, (ii) each Horizon Warrant will be converted into a corresponding Vivid Seats PubCo Warrant and (iii) the certificate of incorporation and bylaws of Vivid Seats PubCo in effect immediately prior to the Effective Time will be amended and restated to the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws; (d) at the Closing, the Second A&R LLCA will become effective; (e) at the Closing and immediately following the effectiveness of the Second A&R LLCA, Vivid Seats PubCo will purchase the Crescent Blockers from the Blocker Sellers in the Blocker Purchase; (f) at the Closing and immediately following the effectiveness of the Second A&R LLCA, Hoya Intermediate will issue to Vivid Seats PubCo Intermediate Common Units and warrants to purchase Intermediate Common Units in the Intermediate Contribution and Issuance, which contribution includes Vivid Seats PubCo’s contribution of cash in an amount equal to (A) all available cash of Vivid Seats PubCo following the Merger and the PIPE Subscription, minus (B) the Blocker Purchase Price, minus (C) the Blocker Tax Liabilities; (g) at the Closing and immediately following the effectiveness of the Second A&R LLCA, Hoya Intermediate will redeem all of the Intermediate Common Units held by the Redeemed Crescent Parties in the Crescent Redemption; (h) at the Closing and immediately following the effectiveness of the Second A&R LLCA, Vivid Seats PubCo will issue 118,200,000 shares of Vivid Seats Class B common stock and 6,000,000 warrants to purchase Vivid Seats Class B common stock to Hoya Topco in the Class B Issuance; and (i) Hoya Intermediate will contribute a portion of the funds received from Vivid Seats PubCo to Hoya Midco. Immediately prior to the business combination, Hoya Intermediate expects to effectively redeem its Senior Preferred Units, resulting in a cash payment of $225.1 million. Upon the Closing, Vivid Seats expects to apply $488.9 million of the business combination and PIPE Subscription proceeds towards debt repayments resulting in the full repayment of its May 2020 First Lien Loan and a partial repayment of its June 2017 First Lien Loan.

For more information about the Transaction Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Conditions to the Closing

Conditions to Obligations of Horizon, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo to Consummate the Business Combination. The obligations of Horizon, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo to consummate the business combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	The Horizon Shareholder Approval will have been obtained;

•	No order, injunction, judgment, law or similar determination by a court or other governmental authority will be pending that prohibits or otherwise prevents the business combination;

•

The registration statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•	The Pre-Closing Restructuring shall have been consummated prior to the Closing; and

•

The shares of Vivid Seats Class A common stock to be issued in connection with the business combination shall have been approved for listing on Nasdaq and such approval shall not be subject to any conditions or any plan of compliance to which Vivid Seats PubCo would be subject after the Closing.

Conditions to Obligations of Horizon to Consummate the Business Combination.    The obligations of Horizon to consummate the business combination are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Horizon:

•

Certain fundamental representations and warranties of the Vivid Seats Companies related to organization, due authorization, absence of changes and brokers’ fees contained in the Transaction Agreement shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date;

•

The representations and warranties of the Vivid Seats Companies related to capitalization contained in the Transaction Agreement shall be true and correct in all respects other than de minimis inaccuracies of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date;

•

Each of the other representations and warranties of the Vivid Seats Companies contained in the Transaction Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Transaction Agreement);

•	Each of the covenants of Hoya Topco and the Vivid Seats Companies contained in the Transaction Agreement shall have been performed as of or prior to the Closing; and

•	There shall not have occurred a Company Material Adverse Effect.

Conditions to Obligations of Hoya Topco, Hoya Intermediate and Vivid Seats PubCo to Consummate the Business Combination.    The obligations of Hoya Topco, Hoya Intermediate and Vivid Seats PubCo to consummate the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Hoya Topco, Hoya Intermediate and Vivid Seats PubCo:

•

Certain fundamental representations and warranties of Horizon related to organization, due authorization, the Trust Account, absence of changes and brokers’ fees contained in the Transaction Agreement shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date;

•

The representations and warranties of Horizon related to capitalization contained in the Transaction Agreement shall be true and correct in all respects other than de minimis inaccuracies of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date;

•

Each of the other representations and warranties of Horizon contained in the Transaction Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Horizon Material Adverse Effect” or another similar materiality qualification set forth therein) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, have not had, and would not reasonably be expected to have a Horizon Material Adverse Effect (as defined in the Transaction Agreement);

•	Each of the covenants of Horizon contained in the Transaction Agreement shall have been performed as of or prior to the Closing; and

•

The Available Horizon Cash will be no less than the Minimum Available Horizon Cash Amount immediately prior to the Closing (after deducting the amount required to satisfy the Horizon Share Redemption Amount and excluding transaction expenses of Vivid Seats and Horizon).

Regulatory Matters

The business combination are not subject to any additional federal or state regulatory requirement or approval, except for the filings with the Registrar of Companies of the Cayman Islands and the State of Delaware, in each case, that are necessary to effectuate the business combination.

Related Agreements

Vivid Seats PubCo Amended and Restated Charter.

Pursuant to the terms of the Transaction Agreement, the Vivid Seats PubCo Amended and Restated Charter will be the certificate of incorporation of Vivid Seats PubCo following the Closing, which will, among other things, provide for three classes of stock, the Vivid Seats Class A common stock, which will be issued to Sponsor, the PIPE Investors and Horizon’s public shareholders in connection with the Closing, the Vivid Seats Class B common stock which will be issued to Hoya Topco in connection with the Closing, and preferred stock, none of which will be issued in connection with the Closing. For more information about the amendments to Vivid Seats PubCo’s certificate of incorporation, see section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Vivid Seats PubCo Amended and Restated Charter.”

Second A&R LLCA of Hoya Intermediate.

Following the Closing, Vivid Seats PubCo will operate its business through Hoya Intermediate and its subsidiaries. At the Closing, Vivid Seats PubCo and Hoya Topco will enter into the Second A&R LLCA of Hoya Intermediate, which will set forth, among other things, the rights and obligations of the board of managers and members of Hoya Intermediate. For more information about the Second A&R LLCA of Hoya Intermediate, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second A&R LLCA of Hoya Intermediate.”

Crescent Purchase Agreement.

Hoya Topco, Hoya Intermediate, Vivid Seats PubCo, Horizon, the Blocker Sellers, the Redeemed Crescent Parties, the Crescent Blockers and Crescent Capital Group LP entered into the Purchase, Sale and Redemption Agreement on April 21, 2021, (the “Crescent Purchase Agreement”), pursuant to which the parties thereto agree to, among other things, effect the Class A Redemption, the Intermediate Merger, the Blocker Purchase and the Crescent Redemption. For more information about the Crescent Purchase Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Crescent Purchase Agreement.”

Registration Rights Agreement.

At the Closing, Vivid Seats PubCo, Sponsor and Hoya Topco will amend and restate the Registration and Shareholder Rights Agreement, dated as of August 25, 2020, by and between Horizon and Sponsor. Pursuant to the Registration Rights Agreement, Vivid Seats PubCo will agree to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 30 days following Closing and Sponsor and Hoya Topco will be granted certain customary registration rights with respect to the securities of Vivid Seats PubCo. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Stockholders’ Agreement.

At the Closing, Vivid Seats PubCo will enter into the Stockholders’ Agreement with Sponsor and Hoya Topco, pursuant to which, among other things, Hoya Topco and its affiliates will be granted the right to designate five (5) directors for election to the board of directors of the Vivid Seats Board (one (1) of which will be independent) and Sponsor and its affiliates will be granted the right to designate three (3) directors for election to the Vivid Seats Board (two (2) of which will be independent) (and the parties thereto will vote in favor of such designees). Additionally, the Stockholders’ Agreement contains certain restrictions on transfer with respect to lock-up shares held by Sponsor and Hoya Topco, including a twelve (12) month lock-up of such shares in each case, subject to limited exceptions as contemplated thereby (including that Sponsor and Hoya Topco may each transfer: (a) fifty percent (50%) of their lock-up shares on the date that is six (6) months following the Closing Date and (b) the remaining lock-up shares on any date, at least six (6) months after the Closing, on which (i) the price per lock-up share exceeds $15.00 per share for twenty (20) trading days within a thirty (30) day trading period and (ii) the average daily trading volume exceeds one (1) million shares of Vivid Seats PubCo common stock during such thirty (30) trading day period). The Stockholders’ Agreement also contains certain provisions intended to maintain, following the consummation of the business combination, Vivid Seats PubCo’s qualification as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c)(1).

For more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

Tax Receivable Agreement.

At the Closing, Vivid Seats PubCo, Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders will enter into the Tax Receivable Agreement, a form of which is attached hereto as Annex F. Pursuant to the Tax Receivable Agreement, Vivid Seats PubCo will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e. Vivid Seats PubCo and applicable consolidated, unitary or combined subsidiaries thereof) realizes, or is deemed to realize, as a result of certain Tax Attributes (as defined herein), which include:

•

existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

•

tax basis adjustments resulting from taxable exchanges of Intermediate Common Units (including any such adjustments resulting from certain payments made by Vivid Seats PubCo under the Tax Receivable Agreement) acquired by Vivid Seats PubCo from a TRA Holder pursuant to the terms of the Second A&R LLCA;

•	certain tax attributes of Blocker Corporations holding Intermediate Common Units that are acquired directly or indirectly by Vivid Seats PubCo pursuant to a Reorganization Transaction;

•

certain tax benefits realized by Vivid Seats PubCo as a result of certain U.S. federal income tax allocations of taxable income or gain away from Vivid Seats PubCo and to other members of Hoya Intermediate and deductions or losses to Vivid Seats PubCo and away from other members of Hoya Intermediate, in each case, as a result of the business combination; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

For more information about the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

PIPE Subscription Agreements.

Horizon and Vivid Seats PubCo entered into the subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, an aggregate of 22,500,000 shares of Vivid Seats Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million; provided, however, such subscription is subject to increase due to the Sponsor Backstop Commitment. Eldridge Industries, LLC, an affiliate of the Sponsor, has agreed to purchase 19,000,000 shares of Vivid Seats Class A Common Stock in a private placement for a purchase price of $10.00 per share in the PIPE Subscription. The Subscription Agreements provide that Vivid Seats PubCo will grant the investors in the PIPE Subscription certain customary registration rights. Vivid Seats PubCo will, within 30 days after the consummation of the business combination, file with the SEC a registration statement registering the resale of such shares of Vivid Seats Class A common stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. The closing of the PIPE Subscription is contingent upon, among other things, the substantially concurrent consummation of the business combination.

For more information about the Subscription Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

Sponsor Agreement.

Horizon has entered into a sponsor agreement with Sponsor and Hoya Topco (the “Sponsor Agreement”), pursuant to which Sponsor agreed to vote in favor of the Proposals, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Sponsor also agreed to (a) waive certain anti-dilution protections it may be entitled to under Horizon’s organizational documents or otherwise, (b) certain transfer restrictions on the Horizon ordinary shares and Horizon Warrants beneficially owned by Sponsor and its affiliates, (c) not to solicit any business combination other than the business combination with Hoya Topco, in each case, subject to limited exceptions as contemplated thereby and (d) provide the Sponsor Backstop Commitment, in consideration for a fee of approximately $11.7 million.

For more information about the Sponsor Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement.”

Other Agreements.

For more information about other agreements to be entered into by Horizon and its affiliates at the Closing, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements.”

Interests of Certain Persons in the Business Combination

Horizon – Interests of Certain Persons

In considering the recommendation of Horizon’s board of directors to vote in favor of the business combination, shareholders and warrant holders should be aware that, aside from their interests as shareholders and warrant holders, as applicable, Sponsor and certain of Horizon’s directors and officers have interests in the business combination that are different from, or in addition to, those of other shareholders and warrant holders generally. Horizon’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders and warrant holders that they approve the business combination and/or the Warrant Holder Proposals, as applicable. Shareholders and warrant holders should take these interests into account in deciding whether to approve the business combination and/or the Warrant Holder Proposals, as applicable. These interests include, among other things:

•	the fact that Sponsor has agreed not to redeem any Horizon Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial transaction;

•

the fact that Sponsor paid an aggregate of $155 million for 15,500,000 Horizon Class A ordinary shares (after giving effect to forfeitures in connection with the underwriters’ overallotment option being reduced or not exercised) (none of which were transferred to Horizon’s independent directors and none of which were transferred to Horizon’s strategic advisors) and such securities may have a higher value at the time of the business combination, estimated at approximately $155 million based on the closing price of $10.00 per public share on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $25,000 for 13,599,608 Horizon Class B ordinary shares (after giving effect to forfeitures in connection with the underwriters’ overallotment option being reduced or not exercised) (the “Sponsor Shares”) (none of which were transferred to Horizon’s independent directors and none of which were transferred to Horizon’s strategic advisors) and such securities may have a higher value at the time of the business combination, estimated at $136 million based on the closing price of $10.00 per public share on the NYSE on June 8, 2021;

•

the fact that Sponsor paid an aggregate of $9,779,687 for the 6,519,791 Horizon IPO Private Placement Warrants currently owned by Sponsor, and such warrants will expire worthless if a transaction is not consummated by August 25, 2022; the warrants held by Sponsor had an aggregate market value of approximately $11,605,228 based upon the closing price of $1.78 per warrant on the NYSE on June 28, 2021;

•

the fact that Sponsor and Horizon’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares held by them if Horizon fails to complete an initial transaction by August 25, 2022;

•	the fact that the Registration Rights Agreement will be entered into by Horizon;

•

the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to Horizon in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Vivid Seats Class A common stock in connection with the consummation of the business combination;

•	the right of Sponsor to hold shares of Vivid Seats PubCo Class A common stock, as well as Vivid Seats PubCo Warrants, following the business combination, subject to certain lock-up periods;

•

the continued indemnification of Horizon’s existing directors and officers and the continuation of Horizon’s directors’ and officers’ liability insurance after the business combination (i.e., a “tail policy”);

•

the fact that Sponsor and Horizon’s officers and directors will not be reimbursed for any out-of-pocket expenses (estimated at $0 as of June 28, 2021) if an initial transaction is not consummated by August 25, 2022;

•

the fact that if the Trust Account is liquidated, including in the event Horizon is unable to complete an initial transaction by August 25, 2022, Sponsor has agreed to indemnify Horizon to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Horizon has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Horizon, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that Horizon may be entitled to distribute or pay over funds held by Horizon outside the Trust Account to Sponsor or any of its affiliates prior to the Closing;

•	the fact that Hoya Intermediate shall pay Sponsor $11.7 million in cash at Closing in consideration for the Sponsor Backstop Commitment;

•	the fact that Sponsor can earn a positive return on its investment even if other Horizon shareholders experience a negative return give the potential option value for the new warrants;

•

the fact that Sponsor and Eldridge are expected to receive a portion of the $17.5 million special dividend of between approximately $7.9 million, assuming no public shareholders choose to exercise their redemption rights, and $16.7 million, assuming that all public shareholders, other than Sponsor, choose to exercise their redemption rights; and

•

the fact that Sponsor will enter into the Exchange Agreement, pursuant to which all Horizon Class B ordinary shares will be exchanged for (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share (the “Horizon $10.00 Exercise Warrants”), (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise of $15.00 per share (the “Horizon $15.00 Exercise Warrants”) and (iii) 50,000 shares of Horizon Class A ordinary shares, as more particularly set forth in the Exchange Agreement.

Hoya Intermediate – Interests of Certain Persons

Hoya Intermediate is a manager-managed limited liability company, with Hoya Topco serving as the sole manager, and as such does not have any directors. Its officers are Stanley Chia, its chief executive officer and president, and Lawrence Fey, its chief financial officer. Hoya Intermediate’s officers have certain interests in the business combination that are described in this proxy statement/prospectus, including, among other things: ownership interests in Hoya Topco as described in the section entitled “Beneficial Ownership of Securities” and executive compensation as described in the section entitled “Executive Compensation.” Following the Transactions, the business affairs of Hoya Intermediate will be controlled by a board of managers. The Hoya Intermediate board of managers will initially consist of two individuals, one of which will be designated by Vivid Seats PubCo and one of which will be designated by Hoya Topco.

Reasons for the Approval of the Business Combination

After careful consideration, the Horizon board of directors recommends that Horizon shareholders vote “FOR” each Proposal being submitted to a vote of the Horizon shareholders at the Horizon extraordinary general meeting.

For a more complete description of Horizon’s board of directors’ reasons for the approval of the business combination and their recommendation, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under Horizon’s amended and restated memorandum and articles of association, holders of Horizon Class A ordinary shares may elect to have their shares redeemed for cash at the applicable redemption price per share, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of two business days prior to the initially scheduled vote on the business combination, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the total number of Horizon Class A ordinary shares included as part of the units sold in the IPO and which remain outstanding, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); provided that Horizon will not redeem any public shares to the extent that such redemption would result in Horizon having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of December 31, 2020, this would have amounted to approximately $10.00 per share. Under Horizon’s amended and restated memorandum and articles of association, in connection with an initial business combination, a public shareholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its Horizon Class A ordinary shares for cash and will no longer own Horizon Class A ordinary shares and will not participate in the future growth of Horizon, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and tenders its shares (either physically or electronically) to Horizon’s transfer agent in accordance with the procedures described herein. See the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Horizon — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A shareholder holding both Horizon’s public shares and Horizon IPO Public Warrants may redeem its public shares but retain the Horizon IPO Public Warrants, which if the business combination closes, will become warrants of Vivid Seats PubCo.

Impact of the Business Combination on Vivid Seats PubCo’s Public Float

It is anticipated that, upon completion of the business combination and assuming no redemptions of Horizon Class A ordinary shares in connection with the business combination, Vivid Seats PubCo’s ownership will be as follows: (1) Horizon public shareholders will own approximately 19.9% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (2) the PIPE Investors (as defined herein), excluding Sponsor and certain affiliates of Sponsor, will own approximately 1.8% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (3) Sponsor, together with certain of its affiliates, will own (i) approximately 17.7% (assuming no exercise of Vivid Seats PubCo Warrants held by Sponsor) or (ii) approximately 29.9% (assuming full exercise of Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein) held by Sponsor), of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); and (4) Hoya Topco will own approximately 60.6% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class B common stock). As a result of the voting power controlled by Hoya Topco, following the business combination, Vivid Seats PubCo will qualify as a “controlled company” within the meanings of applicable Nasdaq listing rules. The board of managers of Hoya Topco is controlled by our Private Equity Owner and its affiliates, and consequently the Private Equity Owner will, for so long as it controls Hoya Topco, control the vote of all matters submitted to a vote of Vivid Seats PubCo’s shareholders through Hoya Topco’s ownership of approximately 60.6% of the voting power of Vivid Seats PubCo’s outstanding common stock following the business combination. In addition to its voting power, the Private Equity Owner, for so long as it controls Hoya Topco, will be entitled to nominate five (5) directors to the Vivid Seats Board pursuant to the Stockholders’ Agreement. These levels of ownership interest assume that no shares are elected to be redeemed in connection with the business combination. The PIPE Investors have agreed to purchase an aggregate of 22,500,000 shares of Vivid Seats Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million in the PIPE Subscription. In this proxy statement/prospectus, we assume that approximately $769.0 million of the gross proceeds from the PIPE Subscription and funds held in the Trust Account will be used to fund (i) the business combination, (ii) the partial repayment of our Term Loan Facilities to a net debt amount (consisting of long-term debt, less cash and cash equivalents) of approximately $132.1 million under both the no redemption scenario and maximum redemption scenario, and (iii) the payment of certain transaction expenses. The ownership percentage with respect to Vivid Seats PubCo (a) does not take into account (1) Vivid Seats PubCo Warrants outstanding following the business combination or (2) the issuance of any shares upon completion of the business combination under the 2021 Plan, but (b) does include founder shares, which will automatically convert into shares of Vivid Seats Class A common stock on a one-for-one basis upon the consummation of the business combination (such shares of Vivid Seats Class A common stock will be subject to transfer restrictions). If the actual facts are different from these assumptions, the above levels of ownership interest will be different.

Organizational Structure

The following diagram represents the simplified structure of Horizon and Vivid Seats prior to the consummation of the business combination.

The following diagram, which is subject to change based upon any redemptions by current Horizon shareholders of public shares in connection with the business combination, illustrates the expected ownership structure of Vivid Seats PubCo immediately following the Closing.

(1)

Sponsor, together with certain of its affiliates, will own, in the case of a no redemptions scenario, (i) approximately 17.7% (assuming no exercise of Vivid Seat PubCo Warrants held by Sponsor) or (ii) approximately 29.9% (assuming full exercise of Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein) held by Sponsor) of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock). In the case of a maximum redemption scenario of Horizon Class A ordinary shares, Sponsor, together with the owners of founder shares, would own approximately 37.6% of Vivid Seats PubCo’s outstanding common stock following the Closing. All such common stock shall be in the form of Vivid Seats Class A common stock.

(2)

The PIPE Investors (excluding Sponsor and certain of its affiliates) are expected to own approximately 1.8% of Vivid Seats PubCo’s outstanding common stock following the Closing, assuming no redemptions of Horizon Class A ordinary shares. All such common stock shall be in the form of Vivid Seats Class A common stock.

(3)

Public Shareholders include the public shareholders of Horizon prior to consummation of the business combination. Such shareholders are expected to own approximately 19.9% of Vivid Seats PubCo’s outstanding common stock following the Closing, assuming no redemptions of Horizon Class A ordinary shares. All such common stock shall be in the form of Vivid Seats Class A common stock.

(4)	Private Equity Owner and its affiliates beneficially control Hoya Topco, although they do not own 100% of the outstanding equity interests of Hoya Topco.
(5)

Hoya Topco is expected to own approximately 60.6% of Vivid Seats PubCo’s outstanding common stock following the Closing, assuming no redemptions of Horizon Class A ordinary shares. All such common stock shall be in the form of Vivid Seats Class B common stock. By virtue of its ownership of all outstanding Vivid Seats Class B common stock, Hoya Topco will control Vivid Seats PubCo’s business policies and affairs and will control any action requiring the general approval of its stockholders. The board of managers of Hoya Topco is controlled by our Private Equity Owner and its affiliates, and consequently the Private Equity Owner will, for so long as it controls Hoya Topco, control the vote of all matters submitted to a vote of Vivid Seats PubCo’s shareholders through Hoya Topco’s ownership of approximately 60.6% of the voting power of Vivid Seats PubCo’s outstanding common stock following the business combination. In addition to its voting power, the Private Equity Owner, for so long as it controls Hoya Topco, will be entitled to nominate five (5) directors to the Vivid Seats Board pursuant to the Stockholders’ Agreement. In addition, Hoya Topco will own approximately 60.6% of the outstanding Intermediate Common Units, which interests will be controlled by the Private Equity Owner for so long as it control Hoyal Topco. The business affairs of Hoya Intermediate will be controlled by a board of managers. The Hoya Intermediate board of managers will initially consist of two individuals, one of which will be designated by Vivid Seats PubCo and one of which will be designated by Hoya Topco. For each matter presented to the board of managers of Hoya Intermediate, the Vivid Seats PubCo designee will be entitled to two (2) votes and the Hoya Topco designee will be entitled to one (1) vote. Accordingly, Hoya Topco’s ability to influence the operations of Hoya Intermediate following the Closing will be by virtue of its ownership of Vivid Seats PubCo common stock. See “Description of Vivid Seats PubCo Securities — Common Stock” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second A&R LLCA.”

(6)

Vivid Seats PubCo will directly and indirectly own approximately 39.4% of the outstanding Intermediate Common Units. The business affairs of Hoya Intermediate will be controlled by a board of managers. Such board of managers will be controlled by Vivid Seats PubCo. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second A&R LLCA.”

Board of Directors of Vivid Seats PubCo Following the Business Combination

Upon the Closing, the Vivid Seats Board will include nine (9) directors, one (1) of which will be the chief executive officer of Vivid Seats PubCo, five (5) of which will be designated by Hoya Topco (one (1) of which will be independent) and three (3) of which will be designated by Sponsor (two (2) of which will be independent).

Upon completion of the business combination, Vivid Seats PubCo’s Private Equity Owner will control a majority of the combined voting power of all classes of Vivid Seats PubCo’s outstanding voting shares and will have the ability to influence the election of its board of directors. As a result, Vivid Seats PubCo expects to be a controlled company within the meaning of the Nasdaq corporate governance standards, and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to Vivid Seats PubCo as long as it remains a controlled company.

Accounting Treatment

The business combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Vivid Seats PubCo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Hoya Intermediate having a relative majority of the voting power of the combined company, the operations of Hoya Intermediate and its subsidiaries constituting the only ongoing operations of the combined company, and senior management of Hoya Intermediate comprising the majority of the senior management of the combined company.

Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of Hoya Intermediate. The net assets of Vivid Seats PubCo will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal Rights

Under Section 239 of the CICA, neither the holders of Horizon public shares nor the holders of Horizon IPO Public Warrants will have appraisal or dissenter rights in connection with the business combination. Holders of public shares or Horizon IPO Public Warrants should consult their Cayman Islands legal counsel regarding their rights under the CICA.

Other Proposals

In addition to the proposal to approve and adopt the Transaction Agreement and the business combination, Horizon shareholders will be asked to vote on:

•

a proposal to approve, by special resolution, the Plan of Merger annexed to the Transaction Agreement and attached to this proxy statement/prospectus as Annex K and to authorize the merger of Horizon with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving corporation;

•

the following five separate proposals to approve the following material differences between the Horizon amended and restated memorandum and articles of association and the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws that will be the certificate of incorporation and bylaws of Vivid Seats PubCo following the Merger:

i.

To authorize the change in the authorized capital stock of Horizon from 400,000,000 Horizon Class A ordinary shares, 40,000,000 shares of Horizon Class B ordinary shares, and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of Vivid Seats Class A common stock, 250,000,000 shares of Vivid Seats Class B common stock and 50,000,000 shares of preferred stock, par value $0.0001 per share, of Vivid Seats PubCo.

ii.

To authorize that certain provisions of the Vivid Seats PubCo Amended and Restated Charter and certain provisions of the Vivid Seats PubCo Amended and Restated Bylaws, in each case, will be subject to the Stockholders’ Agreement.

iii.

To authorize that the Vivid Seats PubCo Amended and Restated Charter will grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Sponsor and Hoya Topco and their respective affiliates, members, directors, officers and/or employees, including any of the foregoing who will serve as directors or officers of Vivid Seats PubCo);

iv.	To authorize that the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats Amended and Restated Bylaws will adopt Delaware as the exclusive forum for certain stockholder litigation;

v.

To authorize all other changes in connection with the replacement of Horizon’s amended and restated memorandum and articles of association with the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws as part of the Merger (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (a) changing the corporate name from “Horizon Acquisition Corporation” to “Vivid Seats Inc.,” (b) electing not to be governed by Section 203 of the DGCL and (c) removing certain provisions related to Horizon’s status as a blank check company that will no longer be applicable upon consummation of the business combination, all of which Horizon’s board of directors believes is necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

•

a proposal to approve, for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of Vivid Seats PubCo in connection with the business combination and the PIPE Subscription (the “NYSE Proposal”); and

•

a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal.

For more information, see the sections entitled “Proposal No. 2 — The Merger Proposal,” “Proposal No. 3 — Organizational Documents Proposal A,” “Proposal No. 4 — Organizational Documents Proposal B,” “Proposal No. 5 — Organizational Documents Proposal C,” “Proposal No. 6 — Organizational Documents Proposal D,” “Proposal No. 7 — Organizational Documents Proposal E,” “Proposal No. 8 —The NYSE Proposal,” and “Proposal No. 9 — The Adjournment Proposal.”

Warrant Holder Proposals

The following is a summary of the proposals to be put to the Warrant Holders Meeting. The Warrant Amendment Proposal is conditioned on the approval of the Proposals and the consummation of the business combination. The Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Warrant Amendment Proposal

Horizon is proposing that its holders of Horizon IPO Public Warrants approve a proposal to amend the Warrant Agreement to amend and restate the Horizon IPO Public Warrants, as contemplated by the Transaction Agreement, to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. Sponsor, as a holder of all of the Horizon IPO Private Placement Warrants, has agreed to approve the Warrant Amendment by written consent. Assuming the registered holders of Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants vote in favor of the amended warrant terms, Vivid Seats PubCo anticipates that the amended warrants would meet the criteria for an equity classification.

Warrant Holders Adjournment Proposal

The Warrant Holders Adjournment Proposal, if adopted, will allow the Horizon board to adjourn the Warrant Holders Meeting to a later date or dates, including, if necessary to permit further solicitation and vote of proxies if it is determined by Horizon that more time is necessary or appropriate to approve the Warrant Amendment Proposal. A summary of the Warrant Holders Adjournment Proposal is set forth in the section entitled “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal” of this proxy statement/prospectus.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held at 10:00 a.m., local time, on October 14, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022 and via a live webcast available at https://www.cstproxy.com/horizonacquisitioncorp/sm2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Date, Time and Place of Warrant Holders Meeting

The Warrant Holders Meeting will be held at 10:15 a.m., local time, on October 14, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022 and via a live webcast available at https://www.cstproxy.com/horizonacquisitioncorp/sm2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals to be put to the Warrant Holders Meeting, including if necessary, the Warrant Holders Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Warrant Holders Meeting, the Warrant Amendment Proposal has not been approved.

Voting Power; Record Date for the Extraordinary General Meeting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned shares of Horizon Class A ordinary shares or Horizon Class B ordinary shares at the close of business on September 7, 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each share of Horizon Class A ordinary shares or Horizon Class B ordinary shares that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 67,998,041 shares of Horizon Class A ordinary shares and Horizon Class B ordinary shares outstanding in the aggregate, of which 54,398,433 are public shares and 13,599,608 are founder shares held by Sponsor and Horizon’s independent directors.

Voting Power; Record Date for the Warrant Holders Meeting

You will be entitled to vote or direct votes to be cast at the Warrant Holders Meetings if you owned Horizon IPO Public Warrants at the close of business on September 7, 2021, which is the record date for the Warrant Holders Meeting. You are entitled to one vote for each Horizon IPO Public Warrant that you owned as of the close of business on the record date. If your Horizon IPO Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Horizon IPO Public Warrants you beneficially own are properly counted. As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding.

Proxy Solicitation

Proxies may be solicited by mail. Horizon has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a shareholder and/or a holder of Horizon IPO Public Warrants grants a proxy, it may still vote its shares and/or Horizon IPO Public Warrants, as applicable, in person if it revokes its proxy before the extraordinary general meeting or the Warrant Holders Meeting, as applicable. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Horizon — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of Horizon shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if a majority of Horizon Class A ordinary shares and Horizon Class B ordinary shares outstanding and entitled to vote at the extraordinary general meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum, but will not count as a vote cast at the extraordinary general meeting and will have no effect on the Proposals. Brokers are not entitled to vote on the Proposals absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Proposals. As of the record date for the extraordinary general meeting, 33,999,021 ordinary shares would be required to achieve a quorum.

The approval of the Business Combination Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, if a valid quorum is otherwise established, a shareholder’s failure to vote by proxy or to vote in person at the extraordinary general meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal.

The Initial Shareholders have, pursuant to a letter agreement with Horizon, agreed to, among other things, to vote at any meeting of Horizon’s shareholders, and in any action by written consent of Horizon’s shareholders, all of their ordinary shares in favor of the adoption and approval of the Transaction Agreement, the transactions contemplated thereby, including the Merger, and the other approvals contemplated to be sought with respect thereto. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 28.5% of the issued and outstanding Horizon Class A ordinary shares and 100.0% of the issued and outstanding Horizon Class B ordinary shares.

Quorum and Required Vote for Proposals for the Warrant Holders Meeting

A quorum of holders of Horizon IPO Public Warrants is necessary to hold a valid meeting. A quorum will be present at the Warrant Holders Meeting if a majority of the warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the holders of Horizon IPO Public Warrants will be considered nondiscretionary, or count as a vote cast at the Warrant Holders Meeting. As of the record date for the Warrant Holders Meeting, 18,132,778 Horizon IPO Public Warrants would be required to achieve a quorum.

The Warrant Amendment Proposal must be approved by 65% of the outstanding Horizon IPO Public Warrants (which represents at least 11,786,306 out of 18,132,778 outstanding Horizon IPO Public Warrants) and, solely with respect to the amendment to the terms of the Horizon IPO Private Placement Warrants or any provision of the Warrant Agreement with respect to the Horizon IPO Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Horizon IPO Private Placement Warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Horizon IPO Warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding and 6,519,791 Horizon IPO Private Placement Warrants issued and outstanding. The Sponsor currently holds 5,166,666 Horizon IPO Public Warrants and all of the Horizon IPO Private Placement Warrants and has agreed in the Transaction Agreement to use commercially reasonable efforts to revise the terms of the Horizon IPO Warrants such that the Horizon IPO Warrants be treated as equity under GAAP at and after the closing of the Transactions, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. As a holder of all of the Horizon IPO Private Placement Warrants, the Sponsor has agreed to approve the Warrant Amendment by written consent.

Recommendation to Horizon Shareholders and holders of Horizon IPO Public Warrants

Horizon’s board of directors believes that each of the Business Combination Proposal, the Merger Proposal, Organizational Documents Proposal A, Organizational Documents Proposal B, Organizational Documents Proposal C, the NYSE Proposal and the Adjournment Proposal is in the best interests of Horizon and its shareholders and recommends that its shareholders vote “FOR” each of the Proposals to be presented at the extraordinary general meeting.

Horizon’s board of directors believes that the Warrant Amendment Proposal is in the best interest of holders of Horizon IPO Public Warrants and unanimously recommends that the holders of Horizon IPO Public Warrants vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the Warrant Holders Meeting.

For a more complete description of Horizon’s reasons for the approval of the business combination and the recommendation of the Horizon’s board of directors, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the board of directors in favor of approval of the Proposals and the Warrant Holder Proposals, you should keep in mind that Sponsor, members of the board of directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Emerging Growth Company

Each of Horizon and Vivid Seats PubCo is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and they may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Each of Horizon and Vivid Seats PubCo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Horizon and Vivid Seats PubCo, as emerging growth companies, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may limit comparability of Horizon’s and Vivid Seats PubCo’s financial statements with certain other public companies because of the potential differences in accounting standards used.

Vivid Seats PubCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending after the fifth anniversary of the closing of the business combination, (b) in which Vivid Seats PubCo has total annual gross revenue of at least $1.07 billion or (c) in which Vivid Seats PubCo is deemed to be a large accelerated filer, which means the market value of Vivid Seats PubCo’s common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which Vivid Seats PubCo has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Such risks include, but are not limited to:

Risks related to Vivid Seats’ business and industry, including that:

•	The COVID-19 pandemic has had, and is likely to continue to have, a material negative impact on our business and operating results.

•

Our business is dependent on the continued occurrence of large-scale sporting events, concerts and theater shows and on relationships with buyers, sellers and distribution partners and any change in such occurrence or relationships could adversely affect our business.

•	Changes in Internet search engine algorithms or changes in marketplace rules could have a negative impact on traffic for our sites and ultimately, our business and results of operations.

•	We face intense competition in the ticketing industry.

•

Our business is dependent on the willingness of artists, teams and promoters to continue to support the secondary ticket market and any decrease in such support may result in decreased demand for our services.

•	If we do not continue to maintain and improve our platform and brand or develop successful new solutions and enhancements or improve existing ones, our business will suffer.

•	We may be adversely affected by the occurrence of extraordinary events or factors affecting concert, sporting and theater events.

•	We may be unsuccessful in potential future acquisition endeavors.

•	Due to our business’ seasonality, our financial performance in particular financial periods may not be indicative of, or comparable to, our financial performance in subsequent financial periods.

•	The failure to retain, motivate or integrate any of our senior management team or other skilled personnel could have an adverse effect on our business, financial condition or results of operations.

•

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or applications of privacy regulations.

•	Unfavorable legislative outcomes, or outcomes in legal proceedings in which we may be involved, may adversely affect our business and operating results.

•	System interruption and the lack of integration and redundancy in our systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

•	Cyber security risks, data loss or other breaches of our network security could materially harm our business and results of operations.

•

We may fail to adequately protect or enforce our intellectual property rights or face potential liability and expense for legal claims alleging that the operation of our business infringes intellectual property rights of third parties.

•	Our payments system depends on third-party providers.

•	The agreements governing our indebtedness impose restrictions on us that limit the discretion of management in operating our business.

•

We depend on the cash flows of our subsidiaries in order to satisfy our obligations, and we may not be able to generate sufficient cash flows or raise the additional capital necessary to fund our liquidity needs.

Risks related to the business combination and Horizon, including that:

•	Sponsor has agreed to vote in favor of the proposals described herein to be presented at the extraordinary general meeting of shareholders, regardless of how Horizon’s public shareholders vote.

•	No third-party valuation has been obtained in determining whether to pursue the business combination.

•	Sponsor and Horizon’s directors have interests that are different from, or in addition to (and which may conflict with), the interests of Horizon’s shareholders.

•	The announcement of the proposed business combination could disrupt Vivid Seats’ business.

•

Historical financial results, unaudited pro forma financial information and financial projections with respect to Vivid Seats may not prove to be reflective of what Vivid Seats’ actual financial results would be if it were a public company.

•	If third parties bring claims against Horizon, the proceeds held in the Trust Account could be reduced.

•	Horizon’s shareholders may be held liable for claims by third parties against Horizon to the extent of distributions received by them upon redemption of their shares.

Risks related to the redemption, including that:

•	If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares.

•	If a public shareholder fails to receive notice of Horizon’s offer to redeem public shares in connection with the business combination such shares may not be redeemed.

•	There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Risks if the business combination is not consummated, including that:

•

Horizon may redeem its public shares and liquidate, in which case its public shareholders may receive only $10.00 per share, or less in certain circumstances, and Horizon’s warrants will expire worthless.

•

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances and you may be forced to sell your public shares or Horizon IPO Public Warrants, potentially at a loss.

•

If the funds not being held in the Trust Account are insufficient to allow Horizon to operate until at least August 25, 2022 (or if such date is extended at a duly called meeting of Horizon’s shareholders, such later date), Horizon may be unable to complete its initial business combination.

Risks related to our organizational structure after the business combination, including that:

•	Our Private Equity Owner will control us, and its interest may conflict with ours or yours in the future.

•	Following the Closing, we will be a “controlled company” within the meaning of Nasdaq listing standards.

•	Our only material asset will be our direct and indirect interests in Hoya Intermediate.

•	The Tax Receivable Agreement will require us to make cash payments to Hoya Topco.

•	Our ability to pay dividends may be limited by our holding company structure and Delaware law.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Merger, the exercise of redemption rights and the adoption of the Warrant Amendment, please see “U.S. Federal Income Tax Considerations.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF HORIZON

The following table shows selected historical financial information of Horizon for the periods and as of the dates indicated. Horizon’s statement of operations data and cash flow data for the period from June 12, 2020 (inception) through December 31, 2020 as restated and balance sheet data as of December 31, 2020 as restated are derived from Horizon’s audited financial statements contained in its Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC and included elsewhere in this proxy statement/prospectus. Horizon’s unaudited condensed statement of operations data and cash flow data for the three and six months ended June 30, 2021 and condensed balance sheet data as of June 30, 2021 are derived from Horizon’s unaudited financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC and included elsewhere in this proxy statement/prospectus. The unaudited selected historical financial information set forth below has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such information.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Horizon” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Horizon’s consolidated financial statements and the related notes. The historical financial information presented here is not necessarily indicative of the results that may be expected in the future.

	Three Months Ended June 30, 2021 (unaudited)	Six months ended June 30, 2021 (unaudited)	For the period from June 20, 2020 (inception) through 31-Dec-20
			(As restated)
Statement of Operations Data:
General and administrative expenses	$1,279,057	2,241,819	$538,313
Loss from operations	1,279,057	2,241,819	538,313
Other income (expense)
Other income	25,000,000	25,000,000
Change in fair value of derivative warrant liabilities	16,763,770	8,135,350	16,517,250
Interest earned from interest-bearing cash account	304	545	578,950
Net gain on investments held in Trust Account	8,215	16,251	18,465
Income before provision for income taxes	6,965,692	14,639,627
Provision for income taxes	7,500,00	7,500,000

Net income (loss)	$(534,308)	$7,139,627	$(17,616,048)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	54,398,433	54,398,433	54,364,337

Basic and diluted net income per share, Class A ordinary shares	$0.32	$0.32	$0.00

Basic and diluted weighted average shares outstanding of Class B ordinary shares	13,599,608	13,599,608	13,269,125

Basic and diluted net income per share, Class B ordinary shares	$(1.33)	$(0.76)	$(1.33)

	Six months ended June 30, 2021 (unaudited)	For the period from June 20, 2020 (inception) through 31-Dec-20
		(As restated)
Condensed Balance Sheet Data (At Period End):
Total assets	$562,367,978	$545,277,797

Total liabilities	$59,755,735	$49,805,181
Class A ordinary shares; 49,761,224 and 49,047,261 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	$497,612,240	$490,472,610
Shareholder’s Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$—	$—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 4,637,209 and 5,351,172 shares issued and outstanding (excluding 49,761,224 and 49,047,261 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	464	535
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 13,599,608 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1,360	1,360
Additional Paid-in Capital	15,474,600	22,614,159
Accumulated Deficit	(10,476,421)	(17,616,048)

Total shareholders’ equity	$5,000,003	$5,000,006

Cash Flow Data:
Net cash provided by (used in) operating activities	$17,118,298	$(487,392)
Net cash used in investing activities	—	(543,984,330)
Net cash provided by financing activities	—	545,413,196

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF VIVID SEATS

The following table shows selected historical financial information of Vivid Seats for the periods and as of the dates indicated. The selected historical financial information of Vivid Seats as of and for the years ended December 31, 2019 and 2020 was derived from the audited historical consolidated financial statements of Vivid Seats included elsewhere in this proxy statement/prospectus. The selected historical financial information of Vivid Seats for the three and six months ended June 30, 2020 and 2021 and as of June 30, 2021 was derived from the unaudited historical consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited selected historical financial information set forth below has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such information. Vivid Seats, prior to the consummation of the Transactions, refers to Hoya Intermediate and its consolidated subsidiaries.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vivid Seats” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Vivid Seats’ consolidated financial statements and the related notes. The historical financial information presented here is not necessarily indicative of the results that may be expected in the future.

	Years Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2020	2021	2020	2021
			(unaudited)		(unaudited)
	(in thousands except unit and per unit data)
Revenues	$468,925	$35,077	$(28,897)	$115,498	$40,764	$139,612
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	106,003	24,690	1,325	19,986	21,931	23,911
Marketing and selling	178,446	38,121	1,634	46,422	33,581	54,377
General and administrative	101,335	66,199	18,177	29,106	40,598	44,977
Depreciation and amortization	93,078	48,247	24,080	500	47,977	795
Impairment charges	—	573,838	573,838	—	573,838	—

(Loss) income from operations	(9,937)	(716,018)	(647,951)	19,484	(677,161)	15,552

Other expenses
Interest expense – net	41,497	57,482	13,473	16,839	22,766	33,158
Loss on extinguishment of debt	2,414	685	685	—	685	—

Net (loss) income	$(53,848)	$(774,185)	$(662,109)	$2,645	$(700,612)	$(17,606)

Net loss per unit attributable to Common Unit holders, basic and diluted:	$(682,472)	$(7,953,192)	$(6,682,701)	$(41,759)	$(7,129,342)	$(312,489)
Weighted average Common Units outstanding, basic and diluted	100	100	100	100	100	100

	As of December 31,		As of June 30,
	2019	2020	2021
Consolidated Balance Sheet Data:	(in thousands)
Current assets	$129,917	$408,115	$653,040
Non-current assets	1,367,132	751,015	754,081
Total assets	1,497,049	1,159,130	1,407,121
Current liabilities	163,239	331,271	575,634
Non-current liabilities	608,441	871,413	889,860
Total liabilities	771,680	1,202,684	1,465,494
Redeemable preferred units	207,093	228,227	241,870
Accumulated deficit	(252,490)	(1,026,675)	(1,044,281)
Total members’ equity (deficit)	$518,276	$(271,781)	$(300,243)

	Years Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Consolidated Statements of Cash Flows Data:	(in thousands)
Net cash provided by (used in) operating activities	$76,478	$(33,892)	$(13,100)	$182,966
Net cash used in investing activities	(40,155)	(7,605)	$(4,983)	$(4,212)
Net cash (used in) provided by financing activities	(55,462)	245,545	$247,689	$(3,206)

Key Performance Indicators and Non-GAAP Financial Measure

Vivid Seats reviews a number of operational and financial metrics, including the following, which are used to measure performance of the business, identify trends, and make strategic decisions.

	Years Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2020	2021	2020	2021
	(in thousands)
Marketplace gross order value (“Marketplace GOV”)(1)	$2,279,773	$347,259	$(63,291)	$693,090	$340,086	$809,563
Total Marketplace orders(2)	7,185	1,066	(192)	1,713	1,060	2,006
Total Resale orders(3)	303	49	—	35	45	48
Adjusted EBITDA(4)	$119,172	$(80,204)	$(48,315)	$36,195	$(47,136)	$40,382

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on the Vivid Seats platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $22.2 million during the year ended December 31, 2019 and $216.0 million during the year ended December 31, 2020. Marketplace GOV was negatively impacted by event cancellations in the amount of $91.7 million during the three months ended June 30, 2020 and $18.5 million during the three months ended June 30, 2021. Marketplace GOV was negatively impacted by event cancellations in the amount of $144.5 million during the six months ended June 30, 2020 and $37.0 million during the six months ended June 30, 2021.

(2)

Total Marketplace orders represents the volume of Marketplace segment orders placed on the Vivid Seats platform during a period, net of event cancellations occurring during the period. During the year ended December 31, 2019, the Marketplace segment had 54,961 event cancellations, compared to 549,085 event cancellations during the year ended December 31, 2020. During the three months ended June 30, 2020, our Marketplace segment experienced 250,677 event cancellations, compared to 48,319 event cancellations during the three months ended June 30, 2021. During the six months ended June 30, 2020, our Marketplace segment experienced 391,704 event cancellations, compared to 100,094 event cancellations during the six months ended June 30, 2021. A Marketplace order may include more than one ticket.

(3)

Total Resale orders represents the volume of Resale segment orders sold by the Vivid Seats’ resale team in a period, net of event cancellations that occurred during that period. During the year ended December 31, 2019, the Resale segment had 1,517 event cancellations, compared to 20,644 event cancellations during the year ended December 31, 2020. During the three months ended June 30, 2020, our Resale segment experienced 3,986 event cancellations, compared to 772 event cancellations during the three months ended June 30, 2021. During the six months ended June 30, 2020, our Resale segment experienced 13,964 event cancellations, compared to 1,913 event cancellations during the six months ended June 30, 2021. A Resale order may include more than one ticket.

(4)	Adjusted EBITDA is not a measure defined under GAAP. See below for further information about how Vivid Seats calculates adjusted EBITDA.

Adjusted EBITDA is a non-GAAP measure frequently used by research analysts, investors and other interested parties to evaluate companies. Vivid Seats believes that this measure is helpful in highlighting trends in its operating results, because it excludes the impact of items that are outside the control of management or not reflective of its ongoing operations and performance.

Adjusted EBITDA is a measure not defined under GAAP. It has limitations, because it excludes certain types of expenses and it does not reflect changes in working capital needs. Furthermore, other companies may calculate adjusted EBITDA or similarly titled measures differently, limiting their usefulness as comparative measures.

Adjusted EBITDA is presented here as a supplemental measure only. You are encouraged to evaluate each adjustment. The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net loss.

	Years Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2020	2021	2020	2021
	(in thousands)		(in thousands)		(in thousands)
Net (loss) income	$(53,848)	$(774,185)	$(662,109)	$2,645	(700,612)	$(17,606)
Interest expense – net	41,497	57,482	13,473	16,839	22,766	33,158
Depreciation and amortization	93,078	48,247	24,080	500	47,977	795
Sales tax liability(1)	10,045	6,772	(442)	10,726	4,471	12,987
Transaction costs(2)	8,857	359	—	3,863	359	7,409
Equity-based compensation(3)	5,174	4,287	1,190	1,184	2,376	2,274
Senior management transition costs(4)	2,706	—	—	—	—	—
Loss on extinguishment of debt(5)	2,414	685	685	—	685	—
Litigation, settlements and related costs(6)	2,256	1,347	311	438	345	1,079
Change to annual bonus program(7)	2,810	—	—	—	—	—
Customer loyalty program stand-up costs(8)	3,223	—	—	—	—	—
Impairment charges(9)	—	573,838	573,838	—	573,838	—
Loss on asset disposals(10)	960	169	169	—	169	—
Severance related to COVID-19(11)	—	795	490	—	490	286

Adjusted EBITDA	$119,172	$(80,204)	$(48,315)	$36,195	(47,136)	$40,382

(1)

These expenses relate to sales tax liabilities incurred during the periods presented. Vivid Seats incurs sales tax expenses in jurisdictions where it expects to remit sales tax payments. Vivid Seats does not currently collect sales tax from ticket buyers under its existing IT configuration. Vivid Seats is in the process of upgrading its IT infrastructure, which will enable it to collect sales tax from ticket buyers going forward. Vivid Seats expects these upgrades to be complete by the end of 2021.

(2)

Transaction costs incurred during the years ended December 31, 2019 and 2020 consist primarily of transaction and transition related fees and expenses incurred in relation to completed and attempted acquisitions. During 2019, Vivid Seats completed the acquisition of Fanxchange, in addition to pursuing an attempted acquisition that was ultimately abandoned. Acquisition-related transaction costs consist of legal, accounting, tax and other professional fees, as well as personnel-related costs, which consist of severance and retention bonuses. Transition costs, which primarily consist of personnel costs associated with the integration of the Fanxchange platform into Vivid Seats, reflected above were incurred in the first 12 months following the completed acquisition of Fanxchange. Vivid Seats does not believe these acquisition-related costs to be representative of normal, recurring, cash operating expenses.

During the three and six months ended June 30, 2021, Vivid Seats incurred transaction costs related to the Transactions. These costs consist primarily of legal, accounting, tax and other professional fees, which are non-recurring in nature.

(3)	Vivid Seats incurs equity-based compensation expenses, which it does not consider to be indicative of its core operating performance.
(4)

During 2019, Vivid Seats incurred costs associated with the transition to its current senior management team, including its current Chief Executive Officer. These costs include recruiting costs and costs to compensate Vivid Seats’ new Chief Executive Officer for benefits forfeited at his previous employer.

(5)

Losses incurred in 2019 related to the repayment of Vivid Seats’ $40 million second lien term loan. Losses incurred in 2020 resulted from the retirement of Vivid Seats’ revolving credit facility in May 2020.

(6)	These expenses relate to external legal costs and settlement costs incurred, which were unrelated to Vivid Seats’ core business operations.
(7)	Vivid Seats restructured its employee incentive compensation plan during 2019, which resulted in $2.8 million of incremental costs.
(8)

During August 2019, Vivid Seats initiated the Vivid Seats Rewards customer loyalty program. The company incurred $3.2 million of initial stand-up costs related to the commencement of the program. These stand-up costs consist primarily of customer incentives and marketing costs, which are not expected to reoccur.

(9)

During 2020, Vivid Seats incurred impairment charges triggered by the effects of the COVID-19 pandemic. The impairment charges resulted in a reduction in the carrying values of the company’s goodwill, indefinite-lived trademark, definite-lived intangible assets, and other long-lived assets. See Vivid Seats’ audited financial statements included elsewhere in this proxy statement/prospectus for additional information.

(10)	During 2019 and 2020, Vivid Seats incurred approximately $1.0 million and $0.2 million, respectively, related to asset disposals, which are not considered indicative of its core operating performance.
(11)	These charges relate to severance costs resulting from significant reductions in employee headcount during 2020 due to the effects of the COVID-19 pandemic.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited condensed statement of operations of Horizon for the six months ended June 30, 2021 with the unaudited condensed consolidated statement of operations of Hoya Intermediate for the six months ended June 30, 2021 and gives effect to the Transactions as if they had occurred on January 1, 2020. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited statement of operations of Horizon for the year ended December 31, 2020 with the audited consolidated statement of operations of Hoya Intermediate for the year ended December 31, 2020 and gives effect to the Transactions as if they had occurred on January 1, 2020. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited condensed balance sheet of Horizon as of June 30, 2021 with the unaudited condensed consolidated balance sheet of Hoya Intermediate as of June 30, 2021, giving effect to the Transactions and related adjustments as if they had been consummated on that date.

The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information is presented for informational purposes only. The summary unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would have been had the specified transactions actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The summary unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the Transactions. Additionally, the unaudited pro forma adjustments made in the summary unaudited pro forma condensed combined financial information, which are described in those notes, are preliminary and may be revised.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except unit/share and per unit/share amounts)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2021:
Revenues	$139,612	$139,612
Net income	22,260	22,260
Net income attributable to Vivid Seats PubCo	$8,770	$8,770
Basic and diluted weighted average shares outstanding of Class A ordinary shares	76,948,433	76,948,433
Basic and diluted net income per share, Class A ordinary shares	$0.11	$0.11
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2020:
Revenues	$35,077	$35,077
Net loss	(828,167)	(828,167)
Net loss attributable to Vivid Seats PubCo	$(326,298)	$(326,298)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	76,948,433	76,948,433
Basic and diluted net loss per share, Class A ordinary shares	$(4.24)	$(4.24)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2021:
Total assets	$1,410,483	$1,410,483
Total liabilities	1,105,760	1,105,760
Non controlling interest	184,662	184,662
Total members’/stockholders’ equity (deficit)	$120,061	$120,061

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Horizon

Market Price and Ticker Symbol

Horizon Class A ordinary shares, the units and the Horizon Public IPO Warrants are currently listed on the NYSE under the symbols “HZAC,” “HZAC.U” and “HZAC WS,” respectively.

The closing price of the Horizon Class A ordinary shares, the units and the Horizon Public IPO Warrants on April 21, 2021, the last trading day before announcement of the execution of the Transaction Agreement, was $9.80, $10.00 and $1.11, respectively. As of September 7, 2021, the record date for the extraordinary general meeting, the most recent closing price for each Horizon Class A ordinary share, unit and Horizon IPO Public Warrant was $9.97, $10.38 and $1.43, respectively.

Holders

As of December 31, 2020, there were two holders of record of Horizon Class A ordinary shares, one holder of record of Horizon Class B ordinary shares, two holders of record of the units and two holders of record of the Horizon Public IPO Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Horizon Class A ordinary shares, units and Horizon Public IPO Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Horizon has not paid any cash dividends on its ordinary shares to date and does not intend to pay any cash dividends prior to the completion of the business combination.

As soon as reasonably practical following the Closing Date, Vivid Seats will pay the special dividend to the holders of shares of Vivid Seats Class A common stock as of the record date for the special divided, which holders will include, among others, Sponsor, as a shareholder, and the PIPE Investors (including Eldridge), but not holders of shares of Vivid Seats Class B common stock. The special dividend is expected to be approximately $0.23 per share.

Following the completion of the business combination, Vivid Seats PubCo will be a holding company with no material assets other than its ownership of equity interests in Hoya Intermediate. As such, Vivid Seats PubCo will not have any independent means of generating revenue. However, management of Vivid Seats PubCo expects to cause Hoya Intermediate to make distributions to its members, including Vivid Seats PubCo, in an amount at least sufficient to allow Vivid Seats PubCo to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay Vivid Seats PubCo’s corporate and other overhead expenses.

Vivid Seats PubCo has not paid any cash dividends on its Vivid Seats Class A common stock to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends on shares of Vivid Seats Class A common stock in the future will be within the discretion of Vivid Seats PubCo’s board of directors at such time, and will depend on numerous factors, including:

•	general economic and business conditions;

•	Vivid Seats PubCo’s strategic plans and prospects;

•	Vivid Seats PubCo’s business and investment opportunities;

•	Vivid Seats PubCo’s financial condition and operating results, including its cash position and its net income;

•	working capital requirements and anticipated cash needs;

•	contractual restrictions and obligations, including payment obligations pursuant to the Tax Receivable Agreement and restrictions pursuant to any credit facility; and

•	legal, tax and regulatory restrictions.

Vivid Seats PubCo

There is no public market for shares of Vivid Seats PubCo’s common stock.

RISK FACTORS

Horizon shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats prior to the Closing, which will be the business of Vivid Seats PubCo and its subsidiaries following the Closing. In addition, the risks relating to the COVID-19 pandemic may also have the effect of significantly heightening many of the other risks associated with our business and an investment in our common shares.

Risks Relating to the COVID-19 Pandemic

The global COVID-19 pandemic has had, and is likely to continue to have, a material negative impact on our business and operating results. The ultimate magnitude of this impact will depend on a variety of factors, including the duration of the pandemic, the availability and acceptance of vaccines and other mitigation efforts, restrictions or new operational requirements in place or that result as our operations recommence on a jurisdiction by jurisdiction basis, the state of both the U.S. and global economies as a result of the pandemic, and the public’s willingness to attend events with large numbers of people, all of which are unknowable at this time.

The global spread and impact of the COVID-19 pandemic is complex, unpredictable, and continuously evolving and has resulted in significant disruption and additional risks to our business, the entertainment industry, and the global economy. The COVID-19 pandemic has led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on large gatherings of people, travel bans, border closings and restrictions, business closures, quarantines, shelter-in-place orders, and social distancing measures. As a result, in mid-March 2020, as the unprecedented impact of the global COVID-19 pandemic became clearer, concert promoters, venue operators, sports leagues and theaters around the globe shut down. Our business depends on concert, sporting and theater events in order to generate most of our revenue from ticket sales in the secondary ticket market. As of today, certain sports leagues have recommenced, but they have largely done so either without fans or at reduced capacity, and thus without the typical need for ticketing. There has also been extremely limited concert and theater activity with events that are occurring generally having reduced capacity. Until such time as fans are allowed at sporting events, concerts and theatrical performances in meaningful numbers, our revenue will be negatively impacted and it is possible these circumstances continue for a longer period of time than currently anticipated. For example, revenues during the year ended December 31, 2020 decreased $433.8 million as compared to the year ended December 31, 2019 and $45.5 million during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

Due to the unprecedented nature of the global COVID-19 pandemic and its impacts on our business, our ability to forecast our cash inflows is hampered, and therefore our focus is on forecasting and managing operating costs and cash outflows. At this time, it is impossible to know or predict when events will be held at a pre-pandemic scope and scale as national and local governments around the world continue to enforce various restrictions on large gatherings. These restrictions have largely remained in place and continue to impact the ability to host large-scale events. It is currently unclear as to what restrictions will be placed on future events.

We face ancillary risks and uncertainties arising from the global COVID-19 pandemic in addition to the shutdown or limitation of concert, sporting and theater events. COVID-19 may also precipitate or aggravate other risk factors described herein, which have had, and may continue to have, a material negative impact on our business and operating results. Many of these risks and uncertainties may extend beyond the duration of the current shutdowns due to the uncertainty around how the live music, sporting and theater industries will change as a result of the pandemic. The risks and uncertainties described herein should be read in conjunction with those set forth below. Such additional or attendant risks and uncertainties include, among other things:

•

the impact of any lingering economic downturn or recession resulting from the pandemic, including without limitation any reduction in discretionary spending or confidence for both buyers and sellers, that would result in a decline in ticket sales and attendance;

•

a reduction in the profitability of our operations when concert, sporting and theater events resume, due to governmental restrictions or safety precautions and protocols voluntarily undertaken, such as the potential that venues may not be able to be filled to capacity due to spacing and social distancing limitations, which could limit the number of tickets sold;

•

the impact on our workforce, which may include the loss of key personnel as employees find other employment and lowered employee morale or inability to replace hourly/seasonal workforce, all of which may negatively impact our ability to capitalize on opportunities and conduct our operations in the future;

•

potential decreased willingness or ability for artists to tour due to varying restrictions across jurisdictions, including the possibility that national or sub-national borders are closed to travel, which could reduce the demand for our services;

•	potential changes to consumer preferences for consumption of live music, sporting or theater events due to fear of, or restrictions on, large gatherings;

•	loss of ticketing sales due to the economic impacts of the pandemic whereby certain venue operators are no longer in operation, reducing the number of events our marketplace can serve;

•	the inability to pursue expansion opportunities or acquisitions due to capital constraints;

•	the future availability or increased cost of insurance coverage; and

•	the incurrence of additional expenses related to compliance, precautions and management of our company during and after the pandemic.

The likelihood of the realization or intensification of these risks and uncertainties and the ultimate magnitude of their impact on us are not knowable or quantifiable at this time. The global COVID-19 pandemic and its impacts may continue to endure for an unknown period of time. In addition, as has already occurred in various locations, the potential exists for additional waves of the pandemic after the current wave of infections subsides. In addition, new COVID-19 variants may emerge, which could lead to additional restrictions being put into place for a greater duration of time. Different jurisdictions will lift social distancing guidelines and restrictions on gatherings of people at different times and will have different rules in place thereafter. The longer the duration of the global COVID-19 pandemic, and the greater the ancillary and lingering effects, the greater the negative impact on us and our results of operations will be. While vaccination programs have begun around the world, the ultimate impact of such programs on the pandemic and its duration, including the ability to effectively and widely manufacture and distribute vaccines and the acceptance of the vaccine by the general population, remain unknown. Moreover, even after restrictions on gatherings are lifted and vaccines are more widely distributed and available, the public’s willingness to attend large events may remain depressed for a significant length of time, and we cannot predict if and when demand to attend such events will return to pre-COVID-19 levels.

In addition, due to the reduction in cash flows we have experienced from the global COVID-19 pandemic, we have proactively taken a number of steps to enhance our liquidity position, such as streamlining of expenses and implementation of policies to provide customers with options other than cash refunds upon event cancellations. Our decreased cash flows have heightened and intensified the risks described under the “Risks Relating to Our Leverage” section of the risk factors included below. As such, there can be no assurances that we will remain in compliance with the covenants in our Term Loan Facilities (as defined below), or that we would be able to obtain waivers or amendments in order to avoid default.

We will continue to evaluate and explore additional mechanisms to attempt to ensure that we have adequate capital to fund our business, including through the issuance and sale of additional debt or equity securities. The terms of future debt agreements could include more restrictive covenants, or require incremental collateral, which may further restrict our business operations or be unavailable due to our covenant restrictions then in effect. There is no guarantee that debt financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations. Additionally, the impact of the global COVID-19 pandemic on the financial markets could adversely impact our ability to raise funds.

Risks Relating to Our Business and the Live Events and Ticketing Industries

Our business is dependent on the continued occurrence of large-scale sporting events, concerts and theater shows and any decrease in the number of such events may result in decreased demand for our services.

Ticket sales are sensitive to fluctuations in the number of entertainment, sporting and theater events and activities offered by promoters, teams and facilities, and adverse trends in the entertainment, sporting and leisure event industries could adversely affect our business, financial condition and results of operations. We rely on third parties to create and perform at live music, sporting and theater events, and any unwillingness to tour, lack of availability of popular artists or decrease in the number of games or performances held could limit our ability to generate revenue. Accordingly, our success depends, in part, upon the ability of these third parties to correctly anticipate public demand for particular events, as well as the availability of popular artists, entertainers and teams, and any decrease in availability or failure to anticipate public demand could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

Our business depends on relationships with buyers, sellers and distribution partners, and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

Our business is dependent on maintaining our deep and longstanding relationships with the parties that use our platform to buy and sell tickets, including individual customers, ticket sellers, and distribution partners that sell tickets to consumers using our ticket inventory, payment platform and customer service. We cannot provide assurance that we will be able to maintain existing relationships, or enter into or maintain new relationships, on acceptable terms, if at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations. Another important component of our success is our ability to maintain existing and build new relationships with parties in the ticketing ecosystem. Any adverse change in these relationships, including the inability of these parties to fulfill their obligations to our business for any reason, could adversely affect our business, financial condition and results of operations.

Changes in Internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for our sites and ultimately, our business and results of operations.

We rely heavily on Internet search engines, such as Google, to generate traffic to our website, through a combination of organic and paid searches. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results causing our website to be placed lower in organic search query results. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of our website or those of our partners, our business, results of operations and financial condition would be harmed. Furthermore, our failure to successfully manage our search engine optimization could result in a substantial decrease in traffic to our website, as well as increased costs if we were to replace free traffic with paid traffic, which may harm our business, results of operations and financial condition.

We also rely on application marketplaces, such as Apple’s App Store and Google’s Play, to enable downloads of our applications. Such marketplaces have in the past made, and may in the future make, changes that make access to our products more difficult. For example, our applications may receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which they appear within marketplaces. Further, Apple and Google App Stores are an important distribution channel. If they choose to charge commissions on our products and we fail to negotiate compatible terms, it may harm our business, results of operations and financial condition. Similarly, if problems arise in our relationships with providers of application marketplaces, traffic to our site and our user growth could be harmed.

We face intense competition in the ticketing industry, and we may not be able to maintain or increase our current revenue, which could adversely affect our business, financial condition and results of operations.

Our business faces significant competition from other national, regional and local primary and secondary ticketing service providers to secure new and retain existing sellers, buyers and distribution partners on a continuous basis. We also face competition in the resale of tickets from other resale marketplaces and other ticket resellers. The advent of new technology, particularly as it relates to online ticketing, has amplified this competition. The intense competition that we face in the ticketing industry could cause the volume of our ticketing business to decline, and we may not be able to maintain or increase our current revenue due to such decline, which could adversely affect our business, financial condition and results of operations.

Other variables related to the competitive environment that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, event attendance, ticket prices and fees or profit margins include:

•	competitors’ offerings that may include more favorable terms or pricing;

•

technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive alternatives than we currently offer, which may lead to a loss of ticket sales or lower ticket fees;

•	other entertainment options or ticket inventory selection and variety that we do not offer; and

•	increased pricing in the primary ticket marketplace, which could result in reduced profits for secondary ticket sellers and reduced demand for our services.

Our business is dependent on the willingness of artists, teams and promoters to continue to support the secondary ticket market and any decrease in such support may result in decreased demand for our services.

Our business is dependent on the secondary ticket market for events put on by artists, teams and promoters. We rely upon the willingness of such artists, teams and promoters to support the secondary ticket market and any decrease in support of the resale market, such as by enacting restrictions regarding resale policies or partnering with other resale marketplaces on an exclusive basis, could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business will suffer.

Our ability to attract and retain sellers, buyers and distribution partners depends in large part on our ability to provide a user-friendly and effective platform, develop and improve our platform and introduce compelling new solutions and enhancements. Our industry is characterized by rapidly changing technology, new service and product introductions and changing demands of sellers, buyers and distribution partners. We spend substantial time and resources understanding such parties’ needs and responding to them. Building new solutions is costly and complex, and the timetable for commercial release is difficult to predict and may vary from our historical experience. In addition, after development, sellers, buyers and distribution partners may not be satisfied with our enhancements or perceive that the enhancements do not adequately meet their needs. The success of a new solution or enhancement to our platform can depend on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with our platform, user awareness and overall market acceptance and adoption. If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business, results of operations and financial condition could be harmed.

The reputation and brand of our marketplace is important to our success, and if we are not able to maintain and enhance our brand, our business, financial condition and results of operation may be adversely affected.

We believe that maintaining and enhancing our reputation and brand as a differentiated ticketing marketplace serving sellers, buyers and distribution partners is critical retaining our relationship with our existing sellers, buyers and distribution partners and to our ability to attract new sellers, buyers and distribution partners. The successful promotion of our brand attributes will depend on a number of factors that we control and some factors outside of our control.

The promotion of our brand requires us to make substantial expenditures and management investment, which will increase as our market becomes more competitive and as we seek to expand our marketplace. To the extent these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and successfully differentiate our marketplace from competitive products and services, our business may not grow, we may not be able to compete effectively and we could lose sellers, buyers or distribution partners or fail to attract potential new sellers, buyers and distribution partners, all of which would adversely affect our business, results of operations and financial condition.

There are also factors outside of our control, which could undermine our reputation and harm our brand. Negative perception of our marketplace may harm our business, including as a result of complaints or negative publicity about us; the promotion on our platform of events that are deemed to be COVID-19 “superspreader” events by the media; our inability to timely comply with local laws, regulations and/or consumer protection related guidance; the use of our platform to sell fraudulent tickets; responsiveness to issues or complaints and timing of refunds and/or reversal of payments on our platform; actual or perceived disruptions or defects in our platform; security incidents; or lack of awareness of our policies or changes to our policies that sellers, buyers or others perceive as overly restrictive, unclear or inconsistent with our values.

If we are unable to maintain a reputable platform that provides valuable solutions and desirable events, then our ability to attract and retain sellers, buyers and distribution partners could be impaired and our reputation, brand and business could be harmed.

Our success depends, in significant part, on concert, sporting and theater events and economic and other factors adversely affecting such events could have a material adverse effect on our business, financial condition and results of operations.

A decline in attendance at, or reduction in the number of, live concert, sporting and theater events may have an adverse effect on our revenue and operating income. In addition, during periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending and advertisers have reduced their advertising expenditures. The impact of economic slowdowns, including the current economic environment due to COVID-19, on our business is difficult to predict, but may result in reductions in ticket sales and our ability to generate revenue. The risks associated with our business may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live concert, sporting and theater events. Many of the factors affecting the number and availability of live concert, sporting and theater events are beyond our control. For instance, certain sports leagues have experienced labor disputes leading to threatened or actual player lockouts. Any such lockouts that result in shortened or canceled seasons could adversely impact our business both due to the loss of games and ticketing opportunities as well as the possibility of decreased attendance following such a lockout due to adverse fan reaction.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, and inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, including corporate spending, can also significantly impact our operating results as these factors can affect premium seat sales. Negative factors such as challenging economic conditions and public concerns over terrorism and security incidents, particularly when combined, can also impact corporate and consumer spending. In addition, the impact of the economic downturn resulting from the COVID-19 pandemic, including a reduction in discretionary spending and confidence for consumers has resulted in a decline in ticket sales and attendance, which has impacted our operating results and growth. There can be no assurance that consumer and corporate spending will not continue to be adversely impacted by current economic conditions, or by any future deterioration in economic conditions, which could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks, disease epidemics or pandemics, severe weather events and natural disasters.

The occurrence and threat of extraordinary events, such as terrorist attacks, intentional or unintentional mass-casualty incidents, public health concerns such as contagious disease epidemics or pandemics, natural disasters or similar severe weather events, may deter artists from touring, teams from holding games and/or substantially decrease the use of and demand for our services, which may decrease our revenue or expose us to substantial liability. Terrorism and security incidents in the past, military actions in foreign locations, periodic elevated terrorism alerts and fears from publicized contagious disease epidemics and pandemics have raised numerous challenging operating factors, including public concerns regarding air travel, military actions and additional national or local catastrophic incidents, causing a nationwide disruption of commercial and leisure activities. In the event of actual or threatened terrorism events, some artists may refuse to travel or book tours, which could adversely affect our business. Attendance at events may decline due to fears over terrorism, which could adversely impact our operating results.

Additionally, our business may be adversely affected by disease epidemics or pandemics, severe weather events and natural disasters. The occurrence of these events may deter buyers from attending and purchasing tickets to live concerts, sporting or theater events, which could negatively impact our business and financial performance. Moreover, performers, venues, teams or promoters may decide to cancel concert, sporting and theater events due to social distancing requirements, such as those imposed in response to the COVID-19 pandemic, or due to severe weather events or natural disasters. Cancellations of such events can adversely affect our financial performance, as we are obligated to issue refunds or credits for tickets purchased for those events that are not rescheduled.

We may enter into future acquisitions and take certain actions in connection with such transactions, including actions taken to comply with antitrust, competition and other regulations, that could affect our business and results of operations; if we are unsuccessful in our future acquisition endeavors, our business could be adversely impacted.

Our future growth rate depends in part on our selective acquisition of additional businesses. A portion of our growth has been attributable to acquisitions, such as the acquisition of Fanxchange Limited in 2019. We may be unable to identify other suitable targets for further acquisition or make further acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully complete the acquisition would depend on a variety of factors, and may include our ability to obtain financing on acceptable terms and requisite government approvals. In addition, our Term Loan Facilities restrict our ability to make certain acquisitions. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including:

•	using a significant portion of our available cash;

•	issuing equity securities, which would dilute current stockholders’ percentage ownership;

•	incurring substantial debt;

•	incurring or assuming contingent liabilities, known or unknown;

•	incurring amortization expenses related to intangibles; and

•	incurring large accounting write-offs or impairments.

In addition, acquisitions involve inherent risks which, if realized, could adversely affect our business and results of operations, including those associated with:

•

integrating the operations, financial reporting, technologies and personnel of acquired companies, including establishing and maintaining a system of internal controls appropriate for a public company environment;

•	managing geographically dispersed operations;

•	the diversion of management’s attention from other business concerns;

•	the inherent risks in entering markets or lines of business in which we have either limited or no direct experience;

•	the potential loss of key employees, customers and strategic partners of acquired companies; and

•	the impact of laws and regulations relating to antitrust at the state, federal and international levels, which could significantly affect our ability to complete acquisitions and expand our business.

Our operations are seasonal and our results of operations vary from quarter to quarter and year over year, so our financial performance in certain financial quarters or years may not be indicative of, or comparable to, our financial performance in subsequent financial quarters or years.

We believe our financial results and cash needs will vary greatly from quarter to quarter and year to year depending on, among other things, the timing of tours, tour cancellations, event ticket sales, seasonal and other fluctuations in our operating results, the timing of guaranteed payments, financing activities, acquisitions and investments and receivables management. Because our results may vary significantly from quarter to quarter and year to year, our financial results for one quarter or year cannot necessarily be compared to another quarter or year and may not be indicative of our future financial performance in subsequent quarters or years. Typically, we experience our lowest financial performance in the first and second quarters of the calendar year due to the timing of large-scale events and concert onsales. In addition, the timing of tours of top grossing acts can impact comparability of quarterly results year over year and potentially annual results. Similarly, the number of games in playoff series and the teams involved can vary year over year and impact our results. The seasonality of our business could create cash flow management risks if we do not adequately anticipate and plan for periods of decreased activity, which could negatively impact our ability to execute on our strategy, which in turn could harm our results of operations. Due to the unprecedented stoppage of concert, sporting and theater events globally in mid-March of 2020 due to the global COVID-19 pandemic, we did not experience our typical seasonality trends in 2020.

We rely on the experience and expertise of our senior management team, key technical employees and other highly skilled personnel and the failure to retain, motivate or integrate any of these individuals could have an adverse effect on our business, financial condition or results of operations.

Our success depends upon the continued service of our senior management team and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel for all areas of our organization. Each of our executive officers, key technical personnel and other employees could terminate his or her relationship with us at any time. The loss of any member of our senior management team or key personnel might significantly delay or prevent the achievement of our business objectives and could harm our business and our relationships. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.

We face significant competition for personnel, particularly in Chicago, Illinois and Toronto, Ontario. To attract top talent, we have had to offer, and believe we will need to continue to offer, competitive compensation and benefits packages. We may also need to increase our employee compensation levels in response to competition. In 2020, as a result of the COVID-19 pandemic, we reduced our workforce by approximately 50%. This workforce reduction may hurt our employment brand and may make it more difficult to hire employees in the future. Further, as the economy recovers from the COVID-19 pandemic, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and our employee morale, productivity and retention could suffer, which may harm our business.

Impairment of our goodwill could negatively impact our financial results and financial condition.

In accordance with GAAP, we test goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of our goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. During the year ended December 31, 2020, we recognized a total non-cash impairment charge of $573.8 million, including an impairment of goodwill of $377.1 million. As of March 31, 2021, we had goodwill of approximately $683.3 million, which constituted approximately 57% of our total assets at that date. Due to the volatile stock market, the current economic uncertainty and other factors, we cannot provide assurance that remaining goodwill will not be further impaired in future periods. Impairment may result from, among other things, a significant decline in our expected cash flows, an adverse change in the business climate and slower growth rates in our industry. If we are required to record an impairment charge for goodwill in the future, this would adversely impact our financial condition and financial results.

Risks Relating to Government Regulation and Litigation

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing applications of privacy regulations.

We receive, transmit and store a large volume of personal data and other user data. Numerous federal, state and international laws address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of personal data and other user data. In the United States, numerous states already have, and are looking to expand, data protection legislation requiring companies like ours to consider solutions to meet differing needs and expectations of buyers and sellers. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, including the right to access and delete their personal information, and receive detailed information about how their personal information is used and shared. The CCPA also created restrictions on “sales” of personal information that allow California residents to opt-out of certain sharing of their personal information and prohibits covered businesses from discriminating against consumers (e.g., charging more for services) for exercising any of their CCPA rights. The CCPA provides for potentially severe statutory penalties, and a private right of action for data breaches resulting from a failure to implement reasonable security procedures and practices. In addition, in November 2020, California voters approved the California Privacy Rights Act (“CPRA”) ballot initiative which introduced significant amendments to the CCPA and established and funded a dedicated California privacy regulator, the California Privacy Protection Agency (“CPPA”). The amendments introduced by the CPRA go into effect on January 1, 2023, and new implementing regulations are expected to be introduced by the CPPA. Some observers have noted that the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business. Further, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (“CDPA”), a comprehensive privacy statute that shares similarities with the CCPA, CPRA, and legislation proposed in other states. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging.

Outside the United States, personal data and other user data is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of information that is collected, processed and transmitted in or from the governing jurisdiction. Foreign data protection, privacy, information security, user protection and other laws and regulations are often more restrictive than those in the United States. In particular, the United Kingdom, the European Union and the European Economic Area (EEA) and their member states traditionally have taken broader views as to types of data that are subject to privacy and data protection laws and regulations, and have imposed greater legal obligations on companies in this regard. For example, the European Union General Data Protection Regulation (GDPR) became effective May 25, 2018. The GDPR applies to any company established in the EEA as well as to those outside the EEA if they collect and use personal data in connection with the offering of goods or services to individuals in the EEA or the monitoring of their behavior. Although we do not currently trigger the application of the GDPR, if we materially alter our operations such that we become established in the EU/UK (e.g. by employing individuals in those locations), begin monitoring individuals in the EU/UK or demonstrate an intention to offer goods and services to individuals in the EU/UK, we will be required to comply with the GDPR and applicable UK data privacy laws. The GDPR and UK data privacy laws enhances data protection obligations for processors and controllers of personal data, including, for example, expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements and onerous new obligations on services providers. If we are required to comply with the GDPR or UK data privacy laws, this may significantly increase our operational costs and our overall risk exposure.

We are also subject to the Payment Card Industry (“PCI”) Data Security Standard, which is a standard designed to protect credit card account data as mandated by payment card industry entities. We rely on vendors to handle PCI matters and to ensure PCI compliance. Despite our compliance efforts, we may become subject to claims that we have violated the PCI Data Security Standard based on past, present, and future business practices. Our actual or perceived failure to comply with the PCI Data Security Standard can subject us to fines, termination of banking relationships, and increased transaction fees.

The interpretation and application of many privacy and data protection laws are, and will likely remain, uncertain, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or product features. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could harm our business. In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. Any inability to adequately address privacy, data protection and data security concerns or comply with applicable privacy, data protection or data security laws, regulations, policies and other obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.

Our failure, and/or the failure by the various third-party service providers and partners with which we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in the unauthorized release of personal data or other user data, or the perception that any such failure or compromise has occurred, could negatively harm our brand and reputation, result in a loss of sellers, buyers or distribution partners, discourage potential sellers or buyers from trying our platform and/or result in fines and/or proceedings by governmental agencies and/or users, any of which could have a material adverse effect on our business, results of operations and financial condition.

Unfavorable outcomes in legal proceedings in which we may be involved may adversely affect our business and operating results.

Our results may be affected by the outcome of pending and future litigation. Unfavorable rulings in our legal proceedings may have a negative impact on us that may be greater or smaller depending on the nature of the rulings. In addition, we are currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties. If the results of these investigations, proceedings or suits are unfavorable to us or if we are unable to successfully defend against third-party lawsuits, we may be required to pay monetary damages or may be subject to fines, penalties, injunctions or other censure that could have a material adverse effect on our business, financial condition and results of operations. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

Unfavorable legislative outcomes may adversely affect our industry, our business and our operating results.

In addition to concerns related to network and data security, the collection, transfer, use, disclosure, security and retention of personal or sensitive information and other user data are governed by existing and evolving federal, state and international laws, as described above. We have expended significant capital and other resources to keep abreast of the evolving privacy landscape. However, due to the changes in the data privacy regulatory environment, we may incur additional costs and challenges to our business that restrict or limit our ability to collect, transfer, use, disclose, secure, or retain personal or sensitive information. These changes in data privacy laws may require us to modify our current or future products, services, programs, practices or policies, which may in turn impact the products and services available to our customers.

Additionally, some states regulate the secondary ticket market, such as by setting maximum resale prices, and any further regulation or unfavorable legislative outcomes imposing additional restrictions on ticket resales may adversely affect our industry, our business and our operating results.

Risks Relating to Information Technology, Cybersecurity and Intellectual Property

The success of our operations depends, in part, on the integrity of our systems and infrastructure, as well as affiliate and third-party computer systems, computer networks and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

System interruption and the lack of integration and redundancy in the information systems and infrastructure, both of our own ticketing systems and other computer systems and of affiliate and third-party software, computer networks and other communications systems service providers on which we rely, may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. Similarly, due to our reliance on a network of technology systems, many of which are outside of our control, changes to interfaces upon which we rely or a reluctance of our counterparties to continue supporting our systems could lead to technology interruptions. Such interruptions could occur by virtue of natural disaster, malicious actions such as hacking or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions. The large infrastructure plant that is required to operate our systems requires an ongoing investment of time, money and effort to maintain or refresh hardware and software and to ensure it remains at a level capable of servicing the demand and volume of business that we receive. Failure to do so may result in system instability, degradation in performance, or unfixable security vulnerabilities that could adversely impact both the business and the consumers utilizing our services.

While we have backup systems for certain aspects of our operations, disaster recovery planning by its nature cannot be sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

Cyber security risks, data loss or other breaches of our network security could materially harm our business and results of operations, and the processing, storage, use and disclosure of personal or sensitive information could give rise to liabilities and additional costs as a result of governmental regulation, litigation and conflicting legal requirements relating to personal privacy rights.

Due to the nature of our business, we process, store, use, transfer and disclose certain personal or sensitive information about our customers and employees. Penetration of our network or other misappropriation or misuse of personal or sensitive information and data, including credit card information and other personally identifiable information, could cause interruptions in our operations and subject us to increased costs, litigation, inquiries and actions from governmental authorities, and financial or other liabilities. In addition, security breaches, incidents or the inability to protect information could lead to increased incidents of ticketing fraud and counterfeit tickets. Security breaches and incidents could also significantly damage our reputation with sellers, buyers, distribution partners and other third parties, and could result in significant costs related to remediation efforts, such as credit or identity theft monitoring. Such incidents may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle.

Although we have developed systems and processes that are designed to protect customer and employee information and to prevent security breaches or incidents (which could result in data loss or other harm or loss), such measures cannot provide absolute security or certainty. It is possible that advances in computer and hacker capabilities, new variants of malware, the development of new penetration methods and tools, inadvertent violations of company policies or procedures or other developments could result in a compromise of customer or employee information or a breach of the technology and security processes that are used to protect customer and employee information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems may change frequently and as a result, may be difficult for our business to detect for long periods of time. In addition, despite our best efforts, we may be unaware of or unable to anticipate these techniques or implement adequate preventative measures. We have expended significant capital and other resources to protect against and remedy such potential security breaches, incidents and their consequences and will continue to do so in the future.

We also face risks associated with security breaches and incidents affecting third parties with which we are affiliated or with which we otherwise conduct business. In particular, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture and/or may pose a security risk that could unexpectedly compromise information security. Sellers, buyers and distribution partners are generally concerned with the security and privacy of the internet, and any publicized security problems affecting our businesses and/or third parties may discourage sellers, buyers or distribution partners from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Laws in all states and U.S. territories require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. Such laws are inconsistent, and compliance in the event of a widespread security incident is complex and costly and may be difficult to implement. Our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim.

If we fail to adequately protect or enforce our intellectual property rights, our competitive position and our business could be materially adversely affected.

We believe that our proprietary technologies and information, including our software, informational databases, and other components that make our products and services are critical to our success, and we seek to protect our technologies, products and services through a combination of intellectual property rights, including trademarks, domain names, copyrights and trade secrets, as well as through contractual restrictions with employees, customers, suppliers, affiliates and others. Despite our efforts, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop products or services substantially similar to ours. We do not currently hold patents over our technology. We seek to protect our trade secrets and proprietary know-how and technology methods through confidentiality agreements and other access control measures. Failure of such strategies to protect our technology or our inability to protect patents in the future to the extent we obtain them could have a materially adverse impact on our business, financial condition and results of operations.

We have been granted trademark registrations with the United States Patent and Trademark Office and/or various foreign authorities for certain of our brands. Our existing or future trademarks may be adjudicated invalid by a court or may not afford us adequate protection against competitors.

We cannot be certain that the measures we implement will prevent infringement, misappropriation or other violations of our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as they do in the United States. Our failure to protect our intellectual property rights in a meaningful manner or challenges to our related contractual rights could result in erosion of our brand names or other intellectual property and could adversely affect our business, financial condition and results of operations. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

We may face potential liability and expense for legal claims alleging that the operation of our business infringes intellectual property rights of third parties, who may assert claims against us for unauthorized use of such rights.

We cannot be certain that the operation of our business does not, or will not, infringe or otherwise violate the intellectual property rights of third parties. From time to time, we have been and may in the future be, subject to legal proceedings and claims alleging that we infringe or otherwise violate the intellectual property rights of third parties. These claims, whether or not successful, could divert management time and attention away from our business and harm our reputation and financial condition. In addition, the outcome of litigation is uncertain, and third parties asserting claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief against us, which could require us to rebrand, redesign, or reengineer our platform, products or services, and/or effectively block our ability to distribute, market or sell our products and services.

Our payments system depends on third-party providers and is subject to risks that may harm our business.

We rely on third-party providers to support our payment system, as our buyers primarily use credit cards to purchase tickets on our marketplace. Nearly all our revenue is associated with payments processed through a single provider, which relies on banks and payment card networks to process transactions. If this provider or any of its vendors do not operate well with our platform, our payments systems and our business could be adversely affected. If this provider does not perform adequately, determines certain types of transactions are prohibitive for any reason, if this provider’s technology does not interoperate well with our platform, or if our relationships with this provider, the bank or the payment card networks on which it relies were to terminate unexpectedly, buyers may find our platform more difficult to use. Such an outcome could harm the ability of sellers to use our platform, which could cause them to use our platform less and harm our business.

Our payment processing partner requires us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain services to some buyers or sellers, be costly to implement or difficult to follow. We are required to reimburse our payment processor for fines assessed by payment card networks if we, or buyers or sellers using our platform, violate these rules, such as our processing of various types of transactions that may be interpreted as a violation of certain payment card network operating rules. Changes to these rules and requirements, or any change in our designation by payment card networks, could require a change in our business operations and could result in limitations on or loss of our ability to accept payment cards, any of which could negatively impact our business.

Additionally, while we deploy sophisticated technology to detect fraudulent purchase activity, we may incur losses if we fail to prevent the use of fraudulent credit card information on transactions in the future. Fraud schemes are becoming increasingly sophisticated and common, and our ability to detect and combat fraudulent schemes may be negatively impacted by the adoption of new payment methods and new technology platforms. If we or this provider fail to identify fraudulent activity or are unable to effectively combat the use of fraudulent credit cards on our platform or if we otherwise experience increased levels of disputed credit card payments, our results of operations and financial positions could be materially adversely affected.

Finally, payment card networks and our payment processing partner could increase the fees they charge us for their services, which would increase our operating costs and reduce our margins. Any such increase in fees could also harm our business, results of operations and financial condition.

Risks Relating to Our Indebtedness

We anticipate that, upon completion of the business combination, we will continue to be party to debt agreements that could restrict our operations and impair our financial condition. The agreements governing our indebtedness will impose restrictions on us that limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under our debt.

The agreements governing our Term Loan Facilities (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vivid Seats”) include restrictive covenants that, among other things, restrict our ability to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase our stock and prepay certain indebtedness;

•	create liens;

•	enter into transactions with affiliates;

•	modify the nature of our business;

•	transfer and sell assets, including material intellectual property;

•	enter into agreements prohibiting our ability to grant liens in favor of our senior secured creditors;

•	amend or modify the terms of any junior financing arrangements;

•	amend our organizational documents; and

•	merge or consolidate.

In addition, our Term Loan Facilities include other restrictions. Our failure to comply with the terms and covenants of our indebtedness could lead to a default under the terms of the governing documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable.

As of March 31, 2021, our total indebtedness, excluding unamortized debt discounts and debt issuance costs of $16.0 million, was $903.4 million. The gross proceeds of gross proceeds from the PIPE Subscription and funds held in the Trust Account are expected to be used to, among other things, repay our Term Loan Facilities to a net debt amount (consisting of long-term debt, less cash and cash equivalents) of $132.1 million under both the no redemption scenario and the maximum redemption scenario. We may also incur significant additional indebtedness in the future.

Our substantial indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our obligations;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions;

•	limiting our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to fund payments on our debt, thereby reducing funds available for operations and other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making us more vulnerable to increases in interest rates; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

We depend on the cash flows of our subsidiaries in order to satisfy our obligations.

We rely on distributions and loans from our subsidiaries to meet our payment requirements under our obligations. If our subsidiaries are unable to pay dividends or otherwise make payments to us, we may not be able to make debt service payments on our obligations. Subject to certain exceptions, each of our subsidiaries guarantees our indebtedness under our Term Loan Facilities. We conduct substantially all of our operations through our subsidiaries. Our operating cash flows and consequently our ability to service our debt is therefore principally dependent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans or other payments of funds to us by those subsidiaries. In addition, the ability of our subsidiaries to provide funds to us may be subject to restrictions under our Term Loan Facilities and may be subject to the terms of such subsidiaries’ future indebtedness, as well as the availability of sufficient surplus funds under applicable law.

We may not be able to generate sufficient cash flows or raise the additional capital necessary to fund our operations or other liquidity needs.

As of March 31, 2021, we had cash and cash equivalents of $312.8 million. The remaining cash and cash equivalents balance is available to us to fund our operating, investing and financing activities. In addition, due to the COVID-19 pandemic, which has drastically changed the landscape of the concerts, sporting and theater events industries, we experienced a significant decrease in our revenues as a result of decreased volume in 2020. Our revenues were $35 million and $469 million for the years ended December 31, 2020 and 2019, respectively, and the net cash provided by (used in) operating activities was $(33.9) million and $76.5 million for the years ended December 31, 2020 and 2019, respectively. Revenues for the three months ended March 31, 2021 were $24 million and the net cash provided by operating activities was $30.8 million. There is significant uncertainty regarding the extent and duration of the impact that the COVID-19 pandemic will have on our business, and we could exhaust our available financial resources sooner than we expect.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. Our ability to obtain financing will depend on a number of factors, including:

•	general economic and capital market conditions, including as a result of the COVID-19 pandemic;

•	the availability of credit from banks or other lenders;

•	investor confidence in us; and

•	our results of operations.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to obtain financing, in an amount sufficient to fund our operations or other liquidity needs. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of Vivid Seats PubCo common stock.

If we need additional capital and cannot raise it on acceptable terms, if at all, we may not be able to, among other things:

•	develop and enhance our platform and solutions;

•	continue to invest in our technology development and marketing organizations;

•	hire, train and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue acquisition opportunities.

Our inability to do any of the foregoing could reduce our ability to compete successfully and could have an adverse effect on our business.

Risks Related to the Business Combination and Horizon

Sponsor has agreed to vote in favor of the business combination and the other proposals described herein to be presented at the extraordinary general meeting of shareholders, regardless of how Horizon’s public shareholders vote.

Sponsor has agreed to, among other things, vote in favor of the Business Combination Proposal and the other proposals described herein to be presented at the extraordinary general meeting of shareholders. As of the date of this proxy statement/prospectus, Sponsor owns approximately 43% of Horizon’s ordinary shares. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if Sponsor agreed to vote its shares in accordance with the majority of the votes cast by Horizon’s public shareholders.

Neither the Horizon board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the business combination.

Neither the Horizon board of directors nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that Horizon is paying for Vivid Seats is fair to Horizon from a financial point of view. Neither the Horizon board of directors nor any committee thereof obtained a third-party valuation in connection with the business combination. In analyzing the business combination, the Horizon board of directors conducted due diligence on Vivid Seats. The Horizon board of directors also consulted with its management and legal counsel, financial advisors and other advisors and considered a number of factors, uncertainties and risks, including, but not limited to, those discussed under “Proposal No. 1 — The Business Combination Proposal — Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination,” and concluded that the business combination was in the best interest of Horizon’s shareholders. Accordingly, investors will be relying solely on the judgment of the Horizon board of directors in valuing Vivid Seats, and the Horizon board of directors may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the business combination or demand redemption of their shares, which could potentially impact Horizon’s ability to consummate the business combination.

Since Sponsor and Horizon’s directors have interests that are different from, or in addition to (and which may conflict with), the interests of Horizon’s shareholders and warrant holders, a conflict of interest may have existed in determining whether the business combination is appropriate as Horizon’s initial business combination. Such interests include that Sponsor will lose the value of its investment in Horizon IPO Private Placement Warrants and founder shares if a business combination is not completed.

In considering the recommendation of Horizon’s board of directors to vote in favor of the business combination, shareholders and warrant holders should be aware that, aside from their interests as shareholders and warrant holders, as applicable, Sponsor and certain of Horizon’s directors and officers have interests in the business combination that are different from, or in addition to, those of other shareholders and warrant holders generally. Horizon’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders and warrant holders that they approve the business combination and/or the Warrant Holder Proposals, as applicable. Shareholders and warrant holders should take these interests into account in deciding whether to approve the business combination and/or the Warrant Holder Proposals, as applicable. These interests include, among other things:

•	the fact that Sponsor has agreed not to redeem any Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial transaction;

•

the fact that Sponsor paid an aggregate of $155 million for 15,500,000 Horizon Class A ordinary shares (after giving effect to forfeitures in connection with the underwriters’ overallotment option being reduced or not exercised) (none of which were transferred to Horizon’s independent directors and none of which were transferred to Horizon’s strategic advisors) and such securities may have a higher value at the time of the business combination, estimated at approximately $155 million based on the closing price of $10.00 per public share on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $25,000 for 13,599,608 Horizon Class B ordinary shares (after giving effect to forfeitures in connection with the underwriters’ overallotment option being reduced or not exercised) (the “Sponsor Shares”) (none of which were transferred to Horizon’s independent directors and none of which were transferred to Horizon’s strategic advisors) and such securities may have a higher value at the time of the business combination, estimated at approximately $136 million based on the closing price of $10.00 per public share on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $9,779,687 for the 6,519,791 Horizon IPO Private Placement Warrants currently owned by Sponsor, and such warrants will expire worthless if a transaction is not consummated by August 25, 2022; the warrants held by Sponsor had an aggregate market value of approximately $11,605,228 based upon the closing price of $1.78 per warrant on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $164,804,687 for its investment in Horizon, as summarized in the table below, and, following the consummation of the business combination, the aggregate value of Sponsor’s investment will be $275,472,138, based upon: (i) with respect to Horizon Class A ordinary shares, the Sponsor Shares and Horizon IPO Warrants, the respective closing prices on NYSE on August 4, 2021, and (ii) with respect to Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants, the value of such warrants calculated as of August 4, 2021, in accordance with Black-Scholes Model, as indicated below;

Sponsor Ownership of Horizon Prior to Closing
	Securities held by Sponsor	Sponsor Cost ($)
Horizon Class A ordinary shares	15,500,000	155,000,000
Horizon Class B ordinary shares (Sponsor Shares)	13,599,608	25,000
Horizon IPO Public Warrants	5,166,667	—
Horizon IPO Private Placement Warrants	6,519,791	9,779,687
Horizon $10.00 Exercise Warrants	—	—
Horizon $15.00 Exercise Warrants	—	—

Total		164,804,687

Sponsor Ownership of Vivid Seats Post-Closing
	Securities held by Sponsor	Value per Unit ($)	Total Value ($)
Horizon Class A ordinary shares	15,500,000	9.91	153,605,000
Horizon Class B ordinary shares (Sponsor Shares)	50,000	9.91	495,500
Horizon IPO Public Warrants	5,166,667	1.66	8,576,667
Horizon IPO Private Placement Warrants	6,519,791	1.66	10,822,853
Horizon $10.00 Exercise Warrants	17,000,000	3.65	62,031,892
Horizon $15.00 Exercise Warrants	17,000,000	2.35	39,940,225

Total			275,472,138

Warrants Valuation (Black-Scholes Model)
	Tenor (years)	Strike Price	Discount*	Volume	Value ($)
Horizon $10.00 Exercise Warrants	10	10	1.213%	26.962%	3.65
Horizon $15.00 Exercise Warrants	10	15	1.213%	26.962%	2.35

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the fact that Sponsor and Horizon’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares held by them if Horizon fails to complete an initial transaction by August 25, 2022;

•	the fact that the Registration Rights Agreement will be entered into by Horizon;

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the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to Horizon in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Vivid Seats Class A common stock in connection with the consummation of the business combination;

•	the right of Sponsor to hold shares of Vivid Seats Class A common stock, as well as Vivid Seats PubCo Warrants, following the business combination, subject to certain lock-up periods;

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the continued indemnification of Horizon’s existing directors and officers and the continuation of Horizon’s directors’ and officers’ liability insurance after the business combination (i.e., a “tail policy”);

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the fact that Sponsor and Horizon’s officers and directors will not be reimbursed for any out-of-pocket expenses (estimated at $0 as of June 28, 2021) if an initial transaction is not consummated by August 25, 2022;

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the fact that if the Trust Account is liquidated, including in the event Horizon is unable to complete an initial transaction by August 25, 2022, Sponsor has agreed to indemnify Horizon to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Horizon has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Horizon, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that Horizon may be entitled to distribute or pay over funds held by Horizon outside the Trust Account to Sponsor or any of its affiliates prior to the Closing;

•	the fact that Hoya Intermediate shall pay Sponsor $11.7 million in cash at Closing in consideration for the Sponsor Backstop Commitment;

•	that Sponsor can earn a positive return on its investment even if other Horizon shareholders experience a negative return given the potential option value for the new warrants;

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the fact that Sponsor and Eldridge are expected to receive a portion of the $17.5 million special dividend of between approximately $7.9 million, assuming no public shareholders choose to exercise their redemption rights, and $16.7 million, assuming that all public shareholders, other than Sponsor, choose to exercise their redemption rights; and

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the fact that Sponsor will enter into the Exchange Agreement, pursuant to which all Horizon Class B ordinary shares will be exchanged for (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share (the “Horizon $10.00 Exercise Warrants”), (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise of $15.00 per share (the “Horizon $15.00 Exercise Warrants”) and (iii) 50,000 shares of Horizon Class A ordinary shares, as more particularly set forth in the Exchange Agreement.

The existence of financial and personal interests of one or more of Horizon’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Horizon and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No.1 — The Business Combination Proposal – Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

The financial and personal interests of Sponsor and Horizon’s directors may have influenced their motivation in identifying and selecting Vivid Seats as a business combination target, completing an initial business combination with Vivid Seats and influencing the operation of the business following the initial business combination. In considering the recommendations of Horizon’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of the Horizon board of directors’ discretion in agreeing to changes or waivers in the terms of the Transaction Agreement, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in Horizon’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Transaction Agreement, would require Horizon to agree to amend the Transaction Agreement, to consent to certain actions taken by Vivid Seats or to waive rights that Horizon is entitled to under the Transaction Agreement, including those related to closing conditions. Such events could arise because of changes in the course of Vivid Seats’ businesses or a request by Vivid Seats to undertake actions that would otherwise be prohibited by the terms of the Transaction Agreement or the occurrence of other events that would have a material adverse effect on Vivid Seats’ businesses and would entitle Horizon to terminate the Transaction Agreement. In any of such circumstances, it would be at Horizon’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Horizon and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Horizon does not believe there will be any changes or waivers that Horizon’s board of directors would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Horizon will circulate a new or amended proxy statement/prospectus and resolicit Horizon’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The announcement of the proposed business combination could disrupt Vivid Seats’ relationships with its clients, counterparties, vendors and other business partners and others, as well as its operating results and business generally.

Whether or not the business combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the business combination on Vivid Seats’ business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Vivid Seats’ ability to retain and hire key personnel and other employees;

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Buyers, sellers, distribution partners and other parties with which Vivid Seats maintains business relationships may experience uncertainty about its future and rescind their deposits, seek alternative relationships with third parties, seek to alter their business relationships with Vivid Seats or fail to extend an existing relationship with Vivid Seats; and

•	Vivid Seats has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed business combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Vivid Seats’ results of operations and cash available to fund its businesses.

Subsequent to consummation of the business combination, Vivid Seats may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Vivid Seats’ financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

Horizon cannot assure you that the due diligence conducted in relation to Vivid Seats has identified all material issues or risks associated with Vivid Seats, its business or the industry in which it competes. Furthermore, Horizon cannot assure you that factors outside of Vivid Seats’ and Horizon’s control will not later arise. As a result of these factors, Vivid Seats may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in Vivid Seats reporting losses. Even if Horizon’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Vivid Seats’ financial condition and results of operations and could contribute to negative market perceptions about its securities or Vivid Seats. Additionally, Horizon has no indemnification rights against Hoya Topco and the Vivid Seats Companies under the Transaction Agreement. Accordingly, any shareholders or warrant holders of Horizon who choose to remain Vivid Seats PubCo’s stockholders or warrant holders following the business combination could suffer a reduction in the value of their shares or warrants. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value.

The historical financial results of Vivid Seats and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Vivid Seats’ actual financial position or results of operations would have been if it were a public company.

The historical financial results of Vivid Seats included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those Vivid Seats PubCo will achieve in the future. Vivid Seats PubCo’s financial condition and future results of operations could be materially different from amounts reflected in Vivid Seats’ historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Vivid Seats PubCo’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Vivid Seats PubCo being treated as the “acquired” company for financial reporting purposes in the business combination, the total debt obligations and the cash and cash equivalents of Vivid Seats on the date the business combination closes and the number of Horizon’s public shares that are redeemed in connection with the business combination. Accordingly, such pro forma financial information may not be indicative of Vivid Seats PubCo’s future operating or financial performance and Vivid Seats PubCo’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Financial projections with respect to Vivid Seats may not prove to be reflective of actual financial results.

In connection with the business combination, Horizon’s board of directors considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of Vivid Seats, the key elements of which are set forth in the section entitled “Proposal No. 1 — The Business Combination Proposal — Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination.” Vivid Seats does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Vivid Seats. There can be no assurance that Vivid Seats PubCo’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of Vivid Seats Class A common stock or the business, financial condition and results of operations of Vivid Seats PubCo following the Closing.

Sponsor, Hoya Topco, Vivid Seats or Horizon’s or Vivid Seats’ respective directors, officers, advisors or affiliates may elect to purchase shares from public shareholders prior to the consummation of the business combination, which may influence the vote on the business combination and reduce the public “float” of Horizon Class A ordinary shares.

As of March 31, 2021, Sponsor and Horizon’s directors, officers and advisors and certain of their respective affiliates hold approximately 28.5% Horizon Class A ordinary shares and 100% of Horizon Class B ordinary shares. At any time at or prior to the business combination, subject to applicable securities laws, Sponsor, Hoya Topco or Horizon’s or Vivid Seats’ respective directors, officers, advisors or affiliates may (1) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (2) execute agreements to purchase such shares from such investors in the future or (3) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Horizon’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Sponsor, Hoya Topco or Horizon’s or Vivid Seats’ respective directors, officers, advisors or affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the Proposals and (2) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on Horizon Class A ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the business combination). If such transactions are effected, the consequence could be to cause the business combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that the Proposals would be approved. In addition, if such purchases are made, the public “float” of Horizon’s public shares and the number of beneficial holders of Horizon’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Horizon’s securities on a national securities exchange.

If third parties bring claims against Horizon, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of Horizon Class A ordinary shares may be less than $10.00 per share.

Horizon’s placing of funds in the Trust Account may not protect those funds from third-party claims against Horizon. Although Horizon seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which Horizon does business execute agreements with Horizon waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Horizon’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Horizon’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to Horizon than any alternative.

Examples of possible instances where Horizon may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Horizon is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Horizon and will not seek recourse against the Trust Account for any reason. Upon redemption of the public shares, if Horizon is unable to complete an initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, Horizon will be required to provide for payment of claims of creditors that were not waived that may be brought against Horizon within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Sponsor has agreed that it will be liable to Horizon if and to the extent any claims by a third party (other than Horizon’s independent registered public accounting firm) for services rendered or products sold to Horizon, or a prospective target business with which Horizon has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Horizon’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third-

party claims. Horizon has not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and Horizon has not asked Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Horizon’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Horizon may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. No member of Horizon’s management team will indemnify Horizon for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after Horizon distributes the proceeds in the Trust Account to Horizon’s public shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Horizon that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of Horizon’s board of directors may be viewed as having breached their fiduciary duties to Horizon’s creditors, thereby exposing the members of Horizon’s board of directors and Horizon to claims of punitive damages.

If, after Horizon distributes the proceeds in the Trust Account to Horizon’s public shareholders, Horizon files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Horizon that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Horizon’s shareholders. In addition, Horizon’s board of directors may be viewed as having breached its fiduciary duty to Horizon’s creditors and/or having acted in bad faith by paying public shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and Horizon to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to Horizon’s public shareholders, Horizon files a bankruptcy or winding-up petition or an involuntary bankruptcy petition is filed against Horizon that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Horizon’s shareholders and the per-share amount that would otherwise be received by Horizon shareholders in connection with Horizon’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Horizon’s public shareholders, Horizon files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Horizon that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Horizon’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of Horizon’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by Horizon’s public shareholders in connection with its liquidation would be reduced.

Horizon’s shareholders may be held liable for claims by third parties against Horizon to the extent of distributions received by them upon redemption of their shares.

If Horizon is unable to complete the business combination or another business combination within the required time period, Horizon will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Horizon to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Horizon public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Horizon’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in each case) to Horizon’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Horizon cannot assure you that it will properly assess all claims that may be potentially brought against Horizon. As a result, Horizon’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Horizon cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Horizon.

The public shareholders will experience dilution as a consequence of, among other transactions, the issuance of Vivid Seats Class A common stock as consideration in the business combination and the PIPE Subscriptions as well as future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that Horizon’s current shareholders have on the management of Vivid Seats PubCo.

The issuance of a significant number of shares of Vivid Seats Class A common stock in the business combination and in the PIPE Subscription will dilute the equity interest of existing Horizon shareholders in Vivid Seats PubCo and may adversely affect prevailing market prices for its public shares and/or Vivid Seats Public IPO Warrants.

It is anticipated that, upon completion of the business combination and assuming no redemptions of Horizon Class A ordinary shares in connection with the business combination, Vivid Seats PubCo’s ownership will be as follows: (1) Horizon public shareholders will own approximately 19.9% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (2) the PIPE Investors (as defined herein), excluding Sponsor and certain affiliates of Sponsor, will own approximately 1.8% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (3) Sponsor, together with certain of its affiliates, will own (i) approximately 17.7% (assuming no exercise of Vivid Seats PubCo Warrants held by Sponsor) or (ii) approximately 29.9% (assuming full exercise of Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein) held by Sponsor), of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); and (4) Hoya Topco will own approximately 60.6% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class B common stock). As a result of the voting power controlled by Hoya Topco, following the business combination, Vivid Seats PubCo will qualify as a “controlled company” within the meaning of applicable Nasdaq listing rules. The board of managers of Hoya Topco is controlled by our Private Equity Owner and its affiliates, and consequently the Private Equity Owner will, for so long as it controls Hoya Topco, control the vote of all matters submitted to a vote of Vivid Seats PubCo’s shareholders through Hoya Topco’s ownership of approximately 60.6% of the voting power of Vivid Seats PubCo’s outstanding common stock following the business combination. In addition to its voting power, the Private Equity Owner, for so long as it controls Hoya Topco, will be entitled to nominate five (5) directors to the Vivid Seats Board pursuant to the Stockholders’ Agreement. In turn, Vivid Seats PubCo will hold approximately 39.4% of Intermediate Common Units and Hoya Topco will hold approximately 60.6% of the Intermediate Common Units, which interests will be controlled the Private Equity Owner for so long as it controls Hoya Topco. The PIPE Investors have agreed to purchase in the aggregate 22,500,000 shares of Vivid Seats Class A common stock at $10.00 per share for an aggregate commitment amount of $225.0 million in the PIPE Subscription. In this proxy statement/prospectus, we assume that approximately $769.0 million of the gross proceeds from the PIPE Subscription and funds held in the Trust Account will be used to fund (i) the business combination, the (ii) the partial repayment of our Term Loan Facilities to a net debt amount (consisting of long-term debt, less cash and cash equivalents) of approximately $132.1 million under both the no redemption scenario and maximum redemption scenario, and (iii) the payment of certain transaction expenses. The ownership percentage with respect to Vivid Seats PubCo (a) does not take into account (1) warrants to purchase Vivid Seats Class A common stock that will remain outstanding immediately following the business combination or warrants to purchase Vivid Seats Class B common stock issued in connection with the business combination or (2) the issuance of any shares upon completion of the business combination under the 2021 Plan, but (b) does include founder shares, which will automatically convert into shares of Vivid Seats Class A common stock on a one-for-one basis upon the consummation of the business combination (such shares of Vivid Seats Class A common stock will be subject to transfer restrictions). If the actual facts are different from these assumptions, the above levels of ownership interest will be different.

Future issuances of shares of Vivid Seats Class A common stock, including pursuant to the 2021 Plan, may significantly dilute the equity interests of existing holders of Horizon’s securities and may adversely affect prevailing market prices for Vivid Seats PubCo’s securities.

The listing of Vivid Seats PubCo securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

Vivid Seats PubCo will apply to list Vivid Seats Class A common stock and Vivid Seats PubCo Warrants on Nasdaq under the symbols “SEAT” and “SEAT WS” to be effective at the time of the Closing. Unlike an underwritten initial public offering of the Vivid Seats PubCo securities, the initial listing of Vivid Seats PubCo’s securities as a result of the business combination will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

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underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with our listing could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the securities during the period immediately following the listing.

The Merger may result in adverse tax consequences for holders of public shares and Horizon IPO Public Warrants.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) may be subject to U.S. federal income tax as a result of the Merger. As discussed more fully under “U.S. Federal Income Tax Considerations,” subject to the limitations described therein, it is the opinion of Kirkland that the Merger should constitute a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to Horizon, this result is not entirely clear. The opinion of Kirkland neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position described herein. The Closing is not conditioned upon the receipt of an opinion of counsel that the Merger constitutes a tax-deferred reorganization, and Horizon does not intend to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger.

If the Merger fails to qualify as an F Reorganization, a U.S. Holder generally should recognize gain or loss with respect to a public share or Horizon IPO Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share or warrant received in the Merger and the U.S. Holder’s adjusted tax basis in its public share or Horizon IPO Public Warrant surrendered in exchange therefor.

Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of

Vivid Seats Class A common stock after the Merger. For a more complete discussion of the U.S. federal income tax considerations of the Merger, see “U.S. Federal Income Tax Considerations.”

All holders are urged to consult their tax advisors for the tax consequences of the Merger to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Merger, see “U.S. Federal Income Tax Considerations.”

Risks Related to the Redemption

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (2) prior to 5:00 p.m. Eastern Time on October 12, 2021 (two business days before the scheduled date of the extraordinary general meeting) submits a written request to Continental Stock Transfer & Trust Company, Horizon’s transfer agent, that Horizon redeems all or a portion of its public shares for cash, affirmatively certifying in its request if it “IS” or “IS NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Horizon’s ordinary shares; and (3) tenders its public shares to Horizon’s transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and Horizon’s transfer agent will need to act to facilitate this request. It is Horizon’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Horizon’s transfer agent. However, because Horizon does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the business combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds, including timely tendering its shares to Horizon’s transfer agent, Horizon will redeem such public shares for a per-share price, payable in cash calculated as of two business days prior to the initially scheduled vote on the business combination, including interest (net of taxes payable). Please see the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Horizon — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Horizon’s offer to redeem public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Horizon’s compliance with the proxy rules, a public shareholder fails to receive Horizon’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Horizon is furnishing to holders of public shares in connection with the business combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Horizon — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Horizon will require each public shareholder seeking to exercise redemption rights to certify to it whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Horizon at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Horizon makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Horizon’s ability to consummate the business combination and you could suffer a material loss on your investment in Horizon if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Horizon consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Horizon cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Horizon’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Horizon’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Horizon can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in Horizon’s share price, and may result in a lower value realized now than a shareholder of Horizon might realize in the future had the shareholder not redeemed its shares. In addition, a shareholder choosing to redeem its shares will not receive the special dividend, which is expected to be approximately $0.23 per share. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Business Combination is not Consummated

If Horizon is not able to complete the business combination with Vivid Seats by August 25, 2022 (or if such date is extended at a duly called meeting of shareholders, such later date) nor able to complete another initial business combination by such date, Horizon would cease all operations except for the purpose of winding up and it would redeem its public shares and liquidate, in which case Horizon’s public shareholders may receive only $10.00 per share, or less than such amount in certain circumstances, and Horizon’s warrants will expire worthless.

If Horizon is not able to complete the business combination with Vivid Seats by August 25, 2022 (or if such date is extended at a duly called meeting of shareholders, such later date) nor able to complete another initial business combination by such date, Horizon will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject, in each case, to Horizon’s obligations under Cayman Islands law to provide for claims of creditors and the other requirements of applicable law. In such case, Horizon’s public shareholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and Horizon’s warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or Horizon IPO Public Warrants, potentially at a loss.

Horizon’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (1) the completion of Horizon’s initial business combination, and then only in connection with those Horizon Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Horizon’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of its public shares if Horizon does not complete its initial business combination within the required time period; and (3) the redemption of all of Horizon’s public shares if Horizon is unable to complete its initial business combination by August 25, 2022 (or if such date is extended at a duly called meeting of shareholders, such later date), subject to applicable law and as further described herein. In that case, public shareholders may be forced to wait beyond the end of the required time period before they receive funds from the Trust Account. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or Horizon IPO Public Warrants, potentially at a loss.

If the funds not being held in the Trust Account are insufficient to allow Horizon to operate until at least August 25, 2022 (or if such date is extended at a duly called meeting of Horizon’s shareholders, such later date), Horizon may be unable to complete its initial business combination.

The funds available to Horizon outside of the Trust Account may not be sufficient to allow it to operate until August 25, 2022 (or if such date is extended at a duly called meeting of Horizon’s shareholders, such later date), assuming that Horizon’s initial business combination is not completed during that time. Horizon expects to incur significant costs in pursuit of its acquisition plans. However, its affiliates are not obligated to make loans to Horizon or invest in it in the future, and Horizon may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses. Any such event in the future may negatively impact the analysis regarding Horizon’s ability to continue as a going concern at such time.

Of the funds available to Horizon, Horizon could use a portion of the funds to pay fees to consultants to assist Horizon with its search for a target business. Horizon could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent or Transaction Agreements designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although Horizon does not have any current intention to do so. If Horizon entered into a letter of intent or transaction agreement where Horizon paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of Horizon’s breach or otherwise), Horizon might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. If Horizon is unable to complete its initial business combination, its public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of the Trust Account and Horizon’s warrants will expire worthless. See “— If third parties bring claims against Horizon, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of Horizon Class A ordinary shares may be less than $10.00 per share” and other risk factors herein.

Risks Related to Organizational Structure After the Business Combination

Vivid Seats PubCo’s Private Equity Owner will control us, and its interests may conflict with ours or yours in the future.

Immediately following the Closing, Hoya Topco, which is controlled by our Private Equity Owner and its affiliates, will control approximately 60.6% of the voting power of our outstanding common stock, which means that, based on its percentage voting power controlled after the business combination, our Private Equity Owner will control the vote of all matters submitted to a vote of our shareholders. This control will enable our Private Equity Owner to control the election of the members of the Vivid Seats Board (subject to the terms of the Stockholders’ Agreement) and all other corporate decisions. Even when our Private Equity Owner ceases to control a majority of the total voting power, for so long as our Private Equity Owner continues to own a significant percentage of our common stock, our Private Equity Owner will still be able to significantly influence the composition of our Board and the approval of actions requiring shareholder approval. Accordingly, for such period of time, our Private Equity Owner will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as our Private Equity Owner continues to own a significant percentage of our common stock, our Private Equity Owner will be able to cause or prevent a change of control of us or a change in the composition of the Vivid Seats Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Vivid Seats Class A common stock as part of a sale of us and ultimately might affect the market price of the Vivid Seats Class A common stock.

In connection with the business combination, we will enter into a Stockholders’ Agreement with Hoya Topco, which is controlled by our Private Equity Owner, that provides the Topco Equityholders (as defined herein) the right to nominate (i) five (5) directors to the Vivid Seats Board (as defined herein), so long as the Topco Equityholders, in the aggregate, beneficially own at least 24% of the aggregate number of shares of Vivid Seats PubCo common stock that are issued and outstanding on the Closing Date (the “Closing Amount”), of which at least one (1) will qualify as an “independent director” under applicable stock exchange regulations, (ii) four (4) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 18% but less than 24% of the Closing Amount, (iii) three (3) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 12% but less than 18% of the Closing Amount, (iv) two (2) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 6% but less than 12% of the Closing Amount and (v) until the date the Topco Equityholders, in the aggregate, beneficially own a number of voting shares representing less than five percent (5%) off the aggregate number of shares of Vivid Seats PubCo common stock held, directly or indirectly, by the

Topco Equityholders on the Closing Date, one (1) director to the Vivid Seats Board. Pursuant to the foregoing provisions of the Stockholder’s Agreement, immediately following the Closing, Vivid Seats PubCo’s Private Equity Owner will be able to designate the majority of the directors of the Vivid Seats Board and generally have control over the business and affairs of Vivid Seats PubCo. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders’ Agreement” for more details with respect to the Stockholders’ Agreement.

Our Private Equity Owner and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, our Private Equity Owner and its affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. The Vivid Seats PubCo Amended and Restated Charter to be effective at or prior to the Closing will provide that none of our Private Equity Owner, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our Private Equity Owner also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our Private Equity Owner may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you or may not prove beneficial.

Following the Closing, we will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

After the Closing, we will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) director nominees be selected or recommended to the board by independent directors.

We expect to rely on certain of these exemptions after the Closing. As a result, we will not have a compensation committee consisting entirely of independent directors and our directors will not be nominated or selected solely by independent directors. We may also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemption, holders of Vivid Seats Class A common stock will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Our only material asset will be our direct and indirect interests in Hoya Intermediate, and we are accordingly dependent upon distributions from Hoya Intermediate to pay dividends, taxes and other expenses, including payments we are required to make under the Tax Receivable Agreement.

Vivid Seats PubCo will be a holding company with no material assets other than its direct and indirect ownership of equity interests in Hoya Intermediate. As such, Vivid Seats PubCo will not have any independent means of generating revenue. We intend to cause Hoya Intermediate to make distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement we will enter upon Closing with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders, and to pay our corporate and other overhead expenses. To the extent that Vivid Seats PubCo needs funds, and Hoya Intermediate is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect our liquidity and financial condition.

The Tax Receivable Agreement will require us to make cash payments to Hoya Topco (or other parties that become entitled to rights to payment under the Tax Receivable Agreement) in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the Tax Receivable Agreement may (i) exceed any actual tax benefits or (ii) be accelerated.

At the Closing of the business combination, Vivid Seats PubCo, Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders will enter into the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, we will generally be required pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e., Vivid Seats PubCo and applicable consolidated, unitary, or combined subsidiaries) realizes, or is deemed to realize, as a result of certain Tax Attributes, which include:

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existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

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tax basis adjustments resulting from taxable exchanges of Intermediate Common Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) acquired by us from a TRA Holder pursuant to the terms of the Second A&R LLCA;

•	certain tax attributes of Blocker Corporations holding Intermediate Common Units that are acquired directly or indirectly by us pursuant to a Reorganization Transaction;

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certain tax benefits realized by us as a result of certain U.S. federal income tax allocations of taxable income or gain away from us to other members of Hoya Intermediate and deductions or losses to Vivid Seats PubCo and away from other members of Hoya Intermediate, in each case, as a result of the business combination; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by the Tax Group are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by us to the applicable TRA Holders under the Tax Receivable Agreement, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by the Tax Group may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of the Tax Group’s actual savings in respect of the Tax Attributes.

Moreover, the Tax Receivable Agreement will provide that, in certain early termination events (including certain changes of control, material breaches, or at our option subject to the approval of a majority of our independent directors), we will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Tax Group to fully utilize the Tax Attributes over certain specified time periods and that all Intermediate Common Units (including Intermediate Common Units held by Blocker Corporations) that had not yet been exchanged for are deemed exchanged. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Tax Group realizes subsequent to such payment.

Payments under the Tax Receivable Agreement will be our obligations and not obligations of Hoya Intermediate. Any actual increase in our allocable share of Hoya Intermediate and its relevant subsidiaries’ tax basis in relevant assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Vivid Seats Class A common stock at the time of an exchange of Intermediate Common Units by a TRA Holder pursuant to the terms of the Second A&R LLCA and the amount and timing of the recognition of the Tax Group’s income for applicable tax purposes. While many of the factors that will determine the amount of payments that we will be required to make under the Tax Receivable Agreement are outside of our control, the aggregate payments we will be required to make under the Tax Receivable Agreement could be substantial. There can be no assurance that Vivid Seats PubCo will be able to finance its obligations under the Tax Receivable Agreement in a manner that does not adversely affect its working capital and growth requirements.

Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the Tax Attributes that may be deemed realized under the Tax Receivable Agreement.

For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

In certain circumstances, Hoya Intermediate will be required to make distributions to us and Hoya Topco, and the distributions that Hoya Intermediate will be required to make may be substantial.

Hoya Intermediate is treated, and will continue to be treated, as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to U.S. federal income tax. Instead, its taxable income is generally allocated to its members, including us. Pursuant to the Second A&R LLCA, following the Closing, Hoya Intermediate will make cash distributions, or tax distributions, to the members, including us, calculated using an assumed tax rate, to provide liquidity to its members to pay taxes on such member’s allocable share of the cumulative taxable income, reduced by cumulative taxable losses. Under applicable tax rules, Hoya Intermediate will be required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions may be made on a pro rata basis to all members and such tax distributions may be determined based on the member who is allocated the largest amount of taxable income on a per Intermediate Common Unit basis and an assumed tax rate that is the highest tax rate applicable to any member, Hoya Intermediate may be required to make tax distributions that, in the aggregate, exceed the amount of taxes that Hoya Intermediate would have paid if it were taxed on its net income at the assumed rate.

As a result of (i) potential differences in the amount of net taxable income allocable to us and to Hoya Topco, (ii) the lower maximum tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating Hoya Intermediate’s distribution obligations, we may receive distributions significantly in excess of our actual tax liabilities and our obligations to make payments under the Tax Receivable Agreement. If we do not distribute such cash balances as dividends on Vivid Seats Class A common stock and instead, for example, hold such cash balances or lend them to Hoya Intermediate, Hoya Topco would benefit from any value attributable to such accumulated cash balances as a result of its right to acquire shares of Vivid Seats Class A common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for its Intermediate Common Units. We will have no obligation to distribute such cash balances to our shareholders, and no adjustments will be made to the consideration provided to an exchanging holder in connection with a direct exchange or redemption of Hoya Intermediate limited liability company interests under the Second A&R LLCA as a result of any retention of cash by Vivid Seats PubCo.

If we were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), following the Closing, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

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it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of providing ticketing services and not primarily in the business of investing, reinvesting or trading in securities. We hold ourselves out as a full-service ticketing marketplace and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that Vivid Seats PubCo or Hoya Intermediate is an “orthodox” investment company as described in the first bullet point above. Furthermore, Vivid Seats PubCo treats Hoya Intermediate as a majority-owned subsidiary for purposes of the Investment Company Act. Therefore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis following the Closing will comprise assets that could be considered investment securities. Accordingly, we do not believe that Vivid Seats PubCo or Hoya Intermediate will be an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. In addition, we believe we will not be an investment company under section 3(b)(1) of the Investment Company Act because we will be primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. Following the Closing, we intend to continue to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including Hoya Intermediate) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among Hoya Intermediate, us or our senior management team, or any combination thereof and materially and adversely affect our business, financial condition and results of operations.

Following the business combination, we expect to continue to pay dividends to our stockholders, but our ability to do so is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

Although we expect to pay cash dividends to our stockholders following the business combination, our board of directors may, in its discretion, increase or decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we are dependent upon the ability of Hoya Intermediate to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreement) and pay dividends to our stockholders. We expect to cause Hoya Intermediate to make distributions to its members, including us. However, the ability of Hoya Intermediate to make such distributions will be subject to its operating results, cash requirements and financial condition, restrictive covenants in our debt instruments and applicable Delaware law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of dividends on Vivid Seats Class A common stock.

Risks Related to Being a Public Company

The market price and trading volume of our securities may be volatile and could decline significantly following the business combination.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of Vivid Seats Class A common stock and warrants in spite of our operating performance. We cannot assure you that the market price of Vivid Seats Class A common stock and warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	difficult global market and economic conditions;

•	loss of investor confidence in the global financial markets and investing in general;

•	inability to attract, retain or motivate our active executive managing directors, investment professionals, managing directors or other key personnel;

•	inability to refinance or replace our Term Loan Facilities either on acceptable terms or at all;

•

adverse market reaction to indebtedness we may incur, securities we may grant under our 2021 Plan or otherwise, or any other securities we may issue in the future, including shares of Vivid Seats Class A common stock;

•	unanticipated variations in our quarterly operating results or dividends;

•	failure to meet securities analysts’ earnings estimates;

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publication of negative or inaccurate research reports about us or the live events or ticketing industry or the failure of securities analysts to provide adequate coverage of Vivid Seats Class A common stock in the future;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community about our business;

•

additional or unexpected changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; and

•	increases in compliance or enforcement inquiries and investigations by regulatory authorities.

In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

We may be subject to securities class action litigation, which may harm our business, financial condition and results of operations.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and damages, and divert management’s attention from other business concerns, which could seriously harm our business, financial condition and results of operations.

We may also be called on to defend ourselves against lawsuits relating to our business operations. Some of these claims may seek significant damage amounts due to the nature of our business. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings. A future on-payment outcome in a legal proceeding could have an adverse impact on our business, financial condition and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlement or judgment costs and a diversion of management’s attention and resources that are needed to successfully run our business.

We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our financial statements for the fiscal year ended December 31, 2020, we identified deficiencies in our internal control over financial reporting, which in the aggregate, constitute a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. We determined that we had deficiencies related to implementation of segregation of duties as part of our control activities, establishment of clearly defined roles within our finance and accounting functions and the number of personnel in our finance and accounting functions with an appropriate level of technical accounting and SEC reporting experience, which in the aggregate, constitute a material weakness.

To address this material weakness, we plan to hire additional qualified personnel and establish more robust processes to support our internal control over financial reporting, including clearly defined roles and responsibilities and appropriate segregation of duties. While we intend to implement a plan to remediate this material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan at this time. If our steps are insufficient to successfully remediate the material weakness and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us, and the value of our common stock could be materially and adversely affected. We can give no assurance that this implementation will remediate this deficiency in internal control or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, or cause us to fail to meet our periodic reporting obligations. Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our periodic reporting obligations. For as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

We will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act, and these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Following the business combination, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Additionally, once we no longer qualify as an “emerging growth company,” we will be required to have our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An adverse report may be issued in the event our independent registered public accounting firm is not satisfied with the level at which our controls are documented, designed or operating.

A material weakness is a deficiency, or combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal controls that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods. Investors may also lose confidence in the accuracy and completeness of our financial reports, the market price of Vivid Seats Class A common stock and warrants could be negatively affected, and we could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not incur prior to the business combination. Our management team and many of our other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company.

These rules and regulations will result in us incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make Vivid Seats Class A common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or golden parachute payments not previously approved.

•	Our status as an emerging growth company will end as soon as any of the following takes place:

•	the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the Closing of the business combination.

We cannot predict if investors will find our securities less attractive after the business combination if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our securities less attractive because we rely on any of these exemptions, there may be a less active trading market for our securities and the market price of those securities may be more volatile.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

A significant portion of our total outstanding shares of Vivid Seats Class A common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Vivid Seats Class A common stock to drop significantly, even if our business is doing well.

Subject to certain exceptions, pursuant to the Stockholders’ Agreement, Sponsor and Hoya Topco are contractually restricted during the Lock-up Period from transferring any lock-up shares; provided that each of the Sponsor and Hoya Topco may transfer fifty percent of their lock-up shares on the date that is six months following the Closing Date and the remaining lock-up shares on any date, at least six months following the Closing Date, on which (i) the price per lock-up share exceeds $15.00 per share for 20 trading days within a 30 day trading period and (ii) the average daily trading volume exceeds one million shares of Vivid Seats Class A common stock during such 30 trading day period.

Following the expiration of the Lock-up Period, neither Sponsor nor Hoya Topco will be restricted from selling shares of Vivid Seats Class A common stock held by them or that may be received by them in exchange for Intermediate Common Units, Vivid Seats Class B common stock or warrants, as the case may be, other than by applicable securities laws. As such, sales of a substantial number of shares of Vivid Seats Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Vivid Seats Class A common stock. Upon completion of the business combination, Sponsor and the PIPE Investors will collectively own approximately 19.5% of Vivid Seats Class A common stock and Hoya Topco will own 100% of the Vivid Seats Class B common stock, translating to a 60.6% voting interest, assuming that no public shareholders redeem their public shares in connection with the business combination. Assuming redemption of 38,898,433 shares of Horizon Class A ordinary shares (which represents all redeemable Horizon Class A ordinary shares) are redeemed in connection with the business combination, in the aggregate, the collective ownership of Sponsor and the PIPE Investors would rise to 39.4% of Vivid Seats Class A common stock and the voting interest of Vivid Seats PubCo held by Hoya Topco would remain the same .

As restrictions on resale end and registration statements for the sale of shares of Vivid Seats Class A common stock, Vivid Seats Class B common stock and warrants by the parties to the Registration Rights Agreement are available for use, the sale or possibility of sale of these shares of Vivid Seats Class A common stock, Vivid Seats Class B common stock (after conversion to Vivid Seats Class A common stock) and warrants could have the effect of increasing the volatility in the market price of Vivid Seats Class A common stock or warrants, or decreasing the market price itself.

Warrants will become exercisable for Vivid Seats Class A common stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Closing, there will be 24,652,580 outstanding warrants to purchase 24,652,580 shares of Vivid Seats Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable on the later of the date that is (i) 30 days following the Closing and (ii) August 25, 2021. All such warrants will be issued in exchange for the Horizon IPO Public Warrants (including 5,166,666 Horizon IPO Public Warrants purchased by Sponsor its affiliates in the IPO) and Horizon IPO Private Placement Warrants issued by Horizon in connection with the IPO. In addition, Sponsor will hold 17,000,000 Vivid Seats PubCo $10.00 Exercise Warrants and 17,000,000 Vivid Seats PubCo $15.00 Exercise Warrants. To the extent such warrants are exercised, additional shares of Vivid Seats Class A common stock will be issued, which will result in dilution to the holders of Vivid Seats Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Vivid Seats Class A common stock.

In addition, following the Closing, there will be 6,000,000 Vivid Seats PubCo Class B Warrants held by Hoya TopCo. Upon exercise of a Hoya Intermediate Warrant by Hoya TopCo, a corresponding Vivid Seats PubCo Class B Warrant will be exercised automatically. Prior to the exercise of any such warrants, Hoya TopCo will own 118,200,000 shares of Vivid Seats Class B common stock, translating to an approximate 60.6% of Vivid Seats PubCo’s voting power. Such Vivid Seats Class B common stock is cancelable upon the issuance of a share of Vivid Seats Class A common stock in exchange for Intermediate Common Units held by Hoya TopCo.

An active trading market for our securities may not develop or be maintained.

We can provide no assurance that an active trading market for Vivid Seats Class A common stock and warrants will develop after the Closing, or, if such a market develops, that we will be able to maintain an active trading market for those securities on Nasdaq or any other exchange in the future. If an active market for our securities does not develop or is not maintained after the business combination, or if we fail to satisfy the continued listing standards of Nasdaq for any reason and our securities are delisted, it may be difficult for our security holders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of capital stock and acquire other complementary products, technologies or businesses by using our shares of capital stock as consideration.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market for our securities will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We will not control these analysts, and the analysts who publish information about our company may have relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We may amend the terms of the Vivid Seats PubCo Warrants in a manner that may be adverse to holders of Vivid Seats Public IPO Warrants with the approval by the holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants. As a result, the exercise price of your Vivid Seats PubCo Warrants could be increased, the exercise period could be shortened and the number of shares of Vivid Seats Class A common stock purchasable upon exercise of a Vivid Seats PubCo Warrant could be decreased, all without a Vivid Seats PubCo Warrant holder’s approval.

Our Vivid Seats PubCo Warrants are issued in registered form under a warrant agreement (the “Existing Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and Horizon. The Existing Warrant Agreement provides that the terms of the Vivid Seats PubCo Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants to make any change that adversely affects the interests of the registered holders of Vivid Seats Public IPO Warrants. Accordingly, we may amend the terms of the Vivid Seats Public IPO Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants approve of such amendment. Although our ability to amend the terms of the Vivid Seats Public IPO Warrants with the consent of at least 65% of the then outstanding Vivid Seats Public IPO Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Vivid Seats PubCo Warrants, convert the Vivid Seats PubCo Warrants into cash or Vivid Seats Class A common stock, shorten the exercise period or decrease the number of shares of Vivid Seats Class A common stock purchasable upon exercise of a Vivid Seats PubCo Warrant.

Registration of the shares of Vivid Seats Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants under the Securities Act may not be in place when an investor desires to exercise Vivid Seats Public IPO Warrants.

Under the terms of the Existing Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Vivid Seats Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the Vivid Seats Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants, until the expiration of the Vivid Seats Public IPO Warrants in accordance with the provisions of the Existing Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Vivid Seats Public IPO Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Vivid Seats PubCo Warrants on a cashless basis. However, no Vivid Seats PubCo Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Vivid Seats Class A common stock is at the time of any exercise of a Vivid Seats PubCo Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Vivid Seats PubCo Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Vivid Seats PubCo Warrant, or issue securities or other compensation in exchange for the Vivid Seats PubCo Warrants in the event that we are unable to register or qualify the shares underlying the Vivid Seats PubCo Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares of Vivid Seats Class A common stock upon exercise of the Vivid Seats PubCo Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their Vivid Seats PubCo Warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Vivid Seats Class A common stock included in the units. If and when the Vivid Seats PubCo Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Vivid Seats Class A common stock upon exercise of the Vivid Seats PubCo Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We may redeem your unexpired Vivid Seats Public IPO Warrants prior to their exercise at a time that is disadvantageous to holders of such warrants, thereby making their Vivid Seats Public IPO Warrants worthless.

We have the ability to redeem outstanding Vivid Seats Public IPO Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Vivid Seats Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Vivid Seats Public IPO Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Vivid Seats Class A common stock upon exercise of the Vivid Seats Public IPO Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our commercially reasonable efforts to register or qualify such shares of Vivid Seats Class A common stock under the blue sky laws of the state of residence in those states in which the Vivid Seats Public IPO Warrants were offered by us in Horizon’s initial public offering. Redemption of the outstanding Vivid Seats Public IPO Warrants could force you to: (i) exercise your Vivid Seats Public IPO Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Vivid Seats Public IPO Warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding Vivid Seats Public IPO Warrants are called for redemption, is likely to be substantially less than the market value of your Vivid Seats Public IPO Warrants.

None of the Vivid Seats Private Placement IPO Warrants issued to Sponsor in a private placement that occurred concurrently with Horizon’s initial public offering will be redeemable by us so long as they are held by Sponsor or its permitted transferees.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent our acquisition by a third-party.

The Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws will contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following:

•	the sole ability of directors to fill a vacancy on the board of directors;

•	advance notice requirements for stockholder proposals and director nominations;

•

after Vivid Seats PubCo no longer qualifies as a “controlled company” under applicable Nasdaq listing rules, provisions limiting stockholders’ ability (i) to call special meetings of stockholders, (ii) to require extraordinary general meetings of stockholders to be called and (iii) to take action by written consent;

•

the ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our governing body.

•	the division of the board of directors into three classes, with each class serving staggered three year terms; and

•	the lack of cumulative voting for the election of directors.

These provisions of the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of Vivid Seats Class A common stock in the future, which could reduce the market price of Vivid Seats Class A common stock. For more information, see “Description of Vivid Seats PubCo Securities.”

The provisions of the proposed Vivid Seats PubCo Amended and Restated Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against its directors and officers.

The proposed Vivid Seats PubCo Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we provide consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Vivid Seats PubCo Amended and Restated Charter or the Vivid Seats PubCo Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, provided that this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Vivid Seats PubCo Amended and Restated Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. By becoming a stockholder in our company, you will be deemed to have notice of and consented to the exclusive forum provisions of the Vivid Seats PubCo Amended and Restated Charter. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the proposed Vivid Seats PubCo Amended and Restated Charter to be inapplicable or unenforceable in such action.

EXTRAORDINARY GENERAL MEETING AND WARRANT HOLDERS

MEETING OF HORIZON

General

Horizon is furnishing this proxy statement/prospectus to its shareholders and holders of Horizon IPO Public Warrants as part of the solicitation of proxies by Horizon’s board of directors for use at the extraordinary general meeting of shareholders and at the Warrant Holders Meeting, each to be held on October 14, 2021, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Horizon’s shareholders and holders of Horizon IPO Public Warrants on or about September 24, 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting and/or at the Warrant Holders Meeting.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting of Horizon’s shareholders will be held at 10:00 a.m. local time, on October 14, 2021 at the offices of Kirkland & Ellis located at 601 Lexington Avenue, New York, NY 10022, and as a virtual meeting. You will be able to attend, vote your shares and submit questions during the extraordinary general meeting via a live webcast available at https://www.cstproxy.com/horizonacquisitioncorp/sm2021. The meeting will be held virtually over the internet by means of a live audio webcast.

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of Horizon’s ordinary shares.

If your shares are registered in your name with Horizon’s transfer agent and you wish to attend the virtual meeting, go to https://www.cstproxy.com/horizonacquisitioncorp/sm2021, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial shareholders who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to HZAC.info@investor.morrowsodali.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online meeting. After contacting Horizon’s transfer agent, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Horizon’s transfer agent at least five business days prior to the meeting date.

Date, Time and Place of Warrant Holders Meeting

The Warrant Holders Meeting will be held at 10:15 a.m. local time, on October 14, 2021 at the offices of Kirkland & Ellis located at 601 Lexington Avenue, New York, NY 10022, and as a virtual meeting. You will be able to attend, vote your Horizon IPO Public Warrants and submit questions during the Warrant Holders Meeting via a live webcast available at https://www.cstproxy.com/horizonacquisitioncorp/sm2021. The meeting will be held virtually over the internet by means of a live audio webcast.

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of Horizon IPO Public Warrants.

If your Horizon IPO Public Warrants are registered in your name with Horizon’s transfer agent and you wish to attend the virtual meeting, go to https://www.cstproxy.com/horizonacquisitioncorp/sm2021, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial shareholders who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to HZAC.info@investor.morrowsodali.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online meeting. After contacting Horizon’s transfer agent, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Horizon’s transfer agent at least five business days prior to the meeting date.

Voting Power; Record Date for the Extraordinary General Meeting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Horizon Class A ordinary shares or Horizon Class B ordinary shares at the close of business on September 7, 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Horizon Class A ordinary share or Horizon Class B ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 67,998,041 Horizon Class A ordinary shares and Horizon Class B ordinary shares outstanding in the aggregate, of which 54,398,433 are public shares and 6,519,791 are Horizon Class A ordinary shares underlying the private placement units held by Sponsor and 13,599,608 are founder shares held by the Sponsor and affiliates of the Sponsor.

Voting Power; Record Date for the Warrant Holders Meeting

You will be entitled to vote or direct votes to be cast at the Warrant Holders Meetings if you owned Horizon IPO Public Warrants at the close of business on September 7, 2021, which is the record date for the Warrant Holders Meeting. You are entitled to one vote for each Horizon IPO Warrant that you owned as of the close of business on the record date. If your Horizon IPO Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Horizon IPO Public Warrants you beneficially own are properly counted. As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding.

Vote of Sponsor, Directors and Officers of Horizon

In connection with its IPO, Horizon entered into agreements with each of Sponsor and Horizon’s directors and officers pursuant to which each agreed to vote any Horizon Class A ordinary shares or Horizon Class B ordinary shares owned by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, Sponsor and Horizon’s directors and officers own an aggregate of 28.7% of Horizon’s Class A ordinary shares and 100% of Horizon’s Class B ordinary shares.

Sponsor and Horizon’s directors and officers have waived any redemption rights, including with respect to shares of Horizon’s Class A ordinary shares purchased in the IPO or in the aftermarket, in connection with the business combination. The founder shares and Horizon Class A ordinary shares underlying the private placement units held by Sponsor have no redemption rights upon Horizon’s liquidation and will be worthless if no business combination is effected by Horizon by August 25, 2022 (or if such date is extended at a duly called meeting of Horizon’s shareholders, such later date). However, Sponsor and Horizon’s directors and officers are entitled to redemption rights upon Horizon’s liquidation with respect to any other Horizon Class A ordinary shares they may own.

The Sponsor currently holds 5,166,666 Horizon IPO Public Warrants and all of the Horizon IPO Private Placement Warrants and has agreed in the Transaction Agreement to use commercially reasonable efforts to revise the terms of the Horizon IPO Warrants such that the Horizon IPO Warrants be treated as equity under the rules and guidelines of the SEC at and after the closing of the Transactions, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. As a holder of all of the Horizon IPO Private Placement Warrants, the Sponsor has agreed to approve the Warrant Amendment by written consent.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of Horizon shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if a majority of Horizon Class A ordinary shares and Horizon Class B ordinary shares outstanding and entitled to vote at the extraordinary general meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, if a valid quorum is otherwise established, a shareholder’s failure to vote by proxy or to vote in person at the extraordinary general meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal.

The Initial Shareholders have, pursuant to a letter agreement with Horizon, agreed to, among other things, to vote at any meeting of Horizon’s shareholders, and in any action by written consent of Horizon’s shareholders, all of their ordinary shares in favor of the adoption and approval of the Transaction Agreement, the transactions contemplated thereby, including the Merger, and the other approvals contemplated to be sought with respect thereto. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 28.5% of the issued and outstanding Horizon Class A ordinary shares and 100.0% of the issued and outstanding Horizon Class B ordinary shares.

Brokers are not entitled to vote on the Proposals absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Proposals.

Quorum and Required Vote for Proposals for the Warrant Holders Meeting

A quorum of holders of Horizon IPO Public Warrants is necessary to hold a valid meeting. A quorum will be present at the Warrant Holders Meeting if a majority of the warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented virtually or by proxy. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting and will have (i) the same effect as a vote against the Warrant Amendment Proposal and (ii) no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the holders of Horizon IPO Public Warrants will be considered nondiscretionary, or count as a vote cast at the Warrant Holders Meeting.

The Warrant Amendment Proposal must be approved by 65% of the outstanding Horizon IPO Public Warrants (which represents at least 11,786,306 out of 18,132,778 outstanding Horizon IPO Public Warrants) and, solely with respect to the amendment to the terms of the Horizon IPO Private Placement Warrants or any provision of the Warrant Agreement with respect to the Horizon IPO Private Placement Warrants set forth in the Warrant Amendment, 65% of the outstanding Horizon IPO Private Placement Warrants. The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Horizon IPO Warrants present or represented by proxy and entitled to vote at the Warrant Holders Meeting.

As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding and 6,519,791 Horizon IPO Private Placement Warrants issued and outstanding. Sponsor currently holds 5,166,666 Horizon IPO Public Warrants and all of the Horizon IPO Private Placement Warrants and has agreed in the Transaction Agreement to use commercially reasonable efforts to revise the terms of the Horizon IPO Warrants such that the Horizon IPO Warrants be treated as equity under the rules and guidelines of the SEC at and after the closing of the Transactions, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. As a holder of all of the Horizon IPO Private Placement Warrants, Sponsor has agreed to approve the Warrant Amendment by written consent.

Recommendation to Horizon Shareholders and holders of Horizon IPO Public Warrants

Horizon’s board of directors believes that each of the Business Combination Proposal, the Merger Proposal, Organizational Documents Proposal A, Organizational Documents Proposal B, Organizational Documents Proposal C, the NYSE Proposal and the Adjournment Proposal is in the best interests of Horizon and its shareholders and recommends that its shareholders vote “FOR” each of the Proposals to be presented at the extraordinary general meeting.

Horizon’s board of directors believes that the Warrant Amendment Proposal is in the best interest of holders of Horizon IPO Public Warrants and unanimously recommends that the holders of Horizon IPO Public Warrants vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, in each case, if presented to the Warrant Holders Meeting.

For a more complete description of Horizon’s reasons for the approval of the business combination and the recommendation of the Horizon’s board of directors, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the board of directors in favor of approval of the Proposals and the Warrant Holder Proposals, you should keep in mind that Sponsor, members of the board of directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Voting Your Shares at Extraordinary General Meeting of Horizon Shareholders

Each Horizon Class A ordinary share and each Horizon Class B ordinary share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of Horizon Class A ordinary shares and Horizon Class B ordinary shares that you own. There are several ways to vote your Horizon Class A ordinary shares and Horizon Class B ordinary shares:

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You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Horizon Class A ordinary shares or Horizon Class B ordinary shares will be voted as recommended by Horizon’s board of directors. Horizon’s board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Organizational Documents Proposals, “FOR” the NYSE Proposal and “FOR” the Adjournment Proposal.

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You can attend the extraordinary general meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your Horizon Class A ordinary shares or Horizon Class B ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Horizon can be sure that the broker, bank or nominee has not already voted your Horizon Class A ordinary shares or Horizon Class B ordinary shares.

Voting Your Horizon IPO Public Warrants at Warrant Holders Meeting

Each Horizon IPO Public Warrant that you own in your name entitles you to one vote on each of the Warrant Holder Proposals for Warrant Holders Meeting. Your one or more proxy cards show the number of Horizon IPO Public Warrants that you own. There are several ways to vote your Horizon IPO Public Warrants:

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You can vote your Horizon IPO Public Warrants by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your Horizon IPO Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Horizon IPO Public Warrants are represented and voted at the Warrant Holders Meeting. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your Horizon IPO Public Warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Horizon IPO Public Warrants, your Horizon IPO Public Warrants will be voted as recommended by Horizon’s board of directors. Horizon’s board of directors recommends voting “FOR” the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal.

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You can attend the Warrant Holders Meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your Horizon IPO Public Warrants are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Horizon can be sure that the broker, bank or nominee has not already voted your Horizon IPO Public Warrants.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting and/or the Warrant Holders Meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Horizon’s Vice President, in writing, before the extraordinary general meeting and/or the Warrant Holders Meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting and/or the Warrant Holders Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Extraordinary General Meeting and the Warrant Holders Meeting

The extraordinary general meeting has been called to consider only the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal. The Warrant Holders Meeting has been called to consider only the approval of the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal. Under Horizon’s amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the extraordinary general meeting of Horizon’s shareholders and/or the Warrant Holders Meeting, no other matters may be considered at the extraordinary general meeting of Horizon’s shareholders and/or the Warrant Holders Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the extraordinary general meeting and the Warrant Holders Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Horizon Class A ordinary shares, Horizon Class B ordinary shares or Horizon IPO Public Warrants, you may call Morrow Sodali LLC, Horizon’s proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect: (203) 658-9400)).

Redemption Rights

Under Horizon’s amended and restated memorandum and articles of association, any holders of Horizon’s Class A ordinary shares may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest but net of franchise and income taxes payable, calculated as of two (2) business days prior to the Closing. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of Horizon’s IPO (calculated as of two (2) business days prior to the Closing, including interest but net of franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of December 31, 2020 of approximately $544 million, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

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if you hold your Horizon Class A ordinary shares through units, elect to separate your units into the underlying public shares and Horizon IPO Public Warrants prior to exercising your redemption rights with respect to the public shares;

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prior to 5:00 p.m., Eastern Daylight time, on October 12, 2021 (two (2) business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that Horizon redeem your public shares for cash to Continental Stock Transfer & Trust Company, Horizon’s transfer agent, to the attention of Mark Zimkind at One State Street Plaza, 30th Floor New York, NY 10004, or by email at mzimkind@continentalstock.com; and

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tender your Horizon Class A ordinary shares either physically or electronically through DTC to the transfer agent at least two (2) business days before the extraordinary general meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Horizon’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Horizon does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Horizon Class A ordinary shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Horizon’s consent, until the vote is taken with respect to the business combination. If you tendered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of Horizon must separate the underlying public shares and Horizon IPO Public Warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and Horizon IPO Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and Horizon IPO Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, shareholders should verify the market price of Horizon Class A ordinary shares as they may receive higher proceeds from the sale of their Horizon Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Horizon cannot assure you that you will be able to sell your Horizon Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Horizon Class A ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, your Horizon Class A ordinary shares will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Horizon following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and Horizon does not consummate a “business combination” (as defined in Horizon’s amended and restated memorandum and articles of association) by August 25, 2022 (or if such date is extended at a duly called meeting of Horizon’s shareholders, such later date), Horizon will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public shareholders and the Horizon Warrants will expire worthless.

Holders of Horizon IPO Public Warrants will not have redemption rights with respect to such warrants.

Appraisal Rights

Under Section 239 of the CICA, neither the holders of Horizon public shares nor the holders of Horizon IPO Public Warrants will have appraisal or dissenter rights in connection with the business combination. Holders of public shares and Horizon IPO Public Warrants should consult their Cayman Islands legal counsel regarding their rights under the CICA.

Proxy Solicitation Costs

Horizon is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Horizon and its directors, officers and employees may also solicit proxies in person. Horizon will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Horizon will bear the cost of the solicitation.

Horizon has hired Morrow Sodali LLC to assist in the proxy solicitation process. Horizon will pay that firm a fee of $47,500, plus disbursements. Horizon will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Horizon will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Horizon is asking its shareholders to approve and adopt the Transaction Agreement and the transactions contemplated thereby. Horizon shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Transaction Agreement” below for additional information and a summary of certain terms of the Transaction Agreement. You are urged to read carefully the Transaction Agreement in its entirety before voting on this proposal.

Because Horizon is holding an extraordinary general meeting of shareholders to vote on the business combination, Horizon may consummate the business combination only if it is approved (in person or by proxy) by the holders of a majority of the outstanding Horizon Class A ordinary shares and Horizon Class B ordinary shares entitled to vote thereon at the extraordinary general meeting, voting as a single class.

The Transaction Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Transaction Agreement in its entirety because it is the primary legal document that governs the business combination.

The Transaction Agreement contains representations, warranties and covenants that the parties made to each other as of the date of the Transaction Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in important part by the underlying disclosure schedules, which are referred to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Horizon does not believe that the Schedules contain information that is material to an investment decision.

General Description of the Transaction Agreement; Consideration

On April 21, 2021, Horizon entered into the Transaction Agreement, pursuant to which: (a) at least one (1) day prior to the Merger, and in accordance with the Exchange Agreement, Sponsor and Horizon will effect the Exchange; (b) prior to the Merger, Hoya Topco and Vivid Seats will effect the Pre-Closing Restructuring (as defined in the Transaction Agreement), which will include the Class A Redemption and the Intermediate Merger; (c) at the Effective Time, Horizon will merge with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving entity in the Merger, and by virtue of the Merger, (i) each Horizon ordinary share will be converted into a share of Vivid Seats Class A common stock, (ii) each Horizon Warrant will be converted into a corresponding Vivid Seats PubCo Warrant and (iii) the certificate of incorporation and bylaws of Vivid Seats PubCo in effect immediately prior to the Effective Time will be amended and restated to the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws; (d) at the Closing, the Second A&R LLCA will become effective; (e) at the Closing and immediately following the effectiveness of the Second A&R LLCA, Vivid Seats PubCo will purchase the Crescent Blockers from the Blocker Sellers in the Blocker Purchase; (f) at the Closing and immediately following the effectiveness of the Second A&R LLCA, Hoya Intermediate will issue to Vivid Seats PubCo Intermediate Common Units and warrants to purchase Intermediate Common Units in the Intermediate Contribution and Issuance, which contribution includes Vivid Seats PubCo’s contribution of cash in an amount equal to (A) all available cash of Vivid Seats PubCo following the Merger and the PIPE Subscription, minus (B) the Blocker Purchase Price, minus (C) the Blocker Tax Liabilities; (g) at the Closing and immediately following the effectiveness of the Second A&R LLCA, Hoya Intermediate will redeem all of the Intermediate Common Units held by the Redeemed Crescent Parties in the Crescent Redemption; (h) at the Closing and immediately following the effectiveness of the Second A&R LLCA, Vivid Seats PubCo will issue 118,200,000 shares of Vivid Seats Class B common stock and 6,000,000 warrants to purchase Vivid Seats Class B common stock to Hoya Topco in the Class B Issuance; and (i) Hoya Intermediate will contribute a portion of the funds received from Vivid Seats PubCo to Hoya Midco. Immediately prior to the business combination, Hoya Intermediate expects to effectively redeem its Senior Preferred Units, resulting in a cash payment of $225.1 million. Upon the Closing, Vivid Seats expects to apply $488.9 million of the business combination and PIPE Subscription proceeds towards debt repayments resulting in the full repayment of its May 2020 First Lien Loan and a partial repayment of its June 2017 First Lien Loan. As a result of the business combination, assuming no redemptions of Horizon Class A ordinary shares in connection with the business combination, Hoya Topco will hold approximately 60.6% of the issued and outstanding Intermediate Common Units and Vivid Seats PubCo will hold approximately 39.4% of the Intermediate Common Units, which interests will be controlled by the Private Equity Owner for so long as it controls Hoya Topco. Following the consummation of the business combination, Vivid Seats PubCo’s assets will consist of its direct and indirect interests in Hoya Intermediate.

Closing of the Business Combination

The Closing will take place electronically through the exchange of documents via email or facsimile on the date which is two (2) business days after the first date on which all conditions set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Hoya Topco and Horizon may mutually agree in writing.

Material Adverse Effect

Under the Transaction Agreement, certain warranties of the Vivid Seats Companies are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such warranties has occurred.

Pursuant to the Transaction Agreement, a “Company Material Adverse Effect,” with respect to the Vivid Seats Companies means: any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of Hoya Topco and its subsidiaries, taken as a whole or (ii) the ability of the Vivid Seats Companies to consummate the business combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Transaction Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required by or, with respect to Sections 7.1, 7.2 or 7.4 of the Transaction Agreement, permitted to be taken under the Transaction Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures (as defined in the Transaction Agreement) or any change in such COVID-19 Measures or interpretations following the date of the Transaction Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority (as defined in the Transaction Agreement), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the Vivid Seats Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Vivid Seats Companies operate, (h) any action taken by, or at the request of, or with the express consent of Horizon; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Vivid Seats Companies relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

Under the Transaction Agreement, certain warranties of Horizon are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such warranties has occurred.

Pursuant to the Transaction Agreement, a “Horizon Material Adverse Effect” with respect to Horizon, means: any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of Horizon and Sponsor, taken as a whole or (ii) the ability of Horizon and Sponsor to consummate the business combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Horizon Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Transaction Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Transaction Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Transaction Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any Horizon Share Redemptions, (g) any Events generally applicable to the industries or markets in which Horizon and Sponsor operate, (h) any action taken by, or at the request of, or with the express consent of the Vivid Seats Companies; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects Sponsor and Horizon relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Horizon Material Adverse Effect. Notwithstanding the foregoing, with respect to Horizon, the amount of the Horizon Share Redemptions or the failure to obtain the Horizon Stockholder Approval shall not be deemed to be a Horizon Material Adverse Effect.

Conditions to the Closing of the Business Combination

Conditions to Obligations of Horizon, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo to Consummate the Business Combination. The obligations of Horizon, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo to consummate the business combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	The Horizon Shareholder Approval will have been obtained;

•	Specified regulatory approvals shall have been obtained or the applicable waiting period shall have expired or been terminated;

•	No order, injunction, judgment, law or similar determination by a court or other governmental authority will be pending that prohibits or otherwise prevents the business combination;

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The registration statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•	The Pre-Closing Restructuring shall have been consummated prior to the Closing; and

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The shares of Vivid Seats Class A common stock to be issued in connection with the business combination shall have been approved for listing on Nasdaq and such approval shall not be subject to any conditions or any plan of compliance to which Vivid Seats PubCo would be subject after the Closing.

Conditions to Obligations of Horizon to Consummate the Business Combination.    The obligations of Horizon to consummate the business combination are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Horizon:

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Certain fundamental representations and warranties of the Vivid Seats Companies related to organization, due authorization, absence of changes and brokers’ fees contained in the Transaction Agreement shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date;

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The representations and warranties of the Vivid Seats Companies related to capitalization contained in the Transaction Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date;

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Each of the other representations and warranties of the Vivid Seats Companies contained in the Transaction Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Transaction Agreement);

•	Each of the covenants of Hoya Topco and the Vivid Seats Companies contained in the Transaction Agreement shall have been performed as of or prior to the Closing; and

•	There shall not have occurred a Company Material Adverse Effect.

Conditions to Obligations of Hoya Topco, Hoya Intermediate and Vivid Seats PubCo to Consummate the Business Combination.    The obligations of Hoya Topco, Hoya Intermediate and Vivid Seats PubCo to consummate the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Hoya Topco, Hoya Intermediate and Vivid Seats PubCo:

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Certain fundamental representations and warranties of Horizon related to organization, due authorization, the Trust Account, absence of changes and brokers’ fees contained in the Transaction Agreement shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date;

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The representations and warranties of Horizon related to capitalization contained in the Transaction Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date;

•

Each of the other representations and warranties of Horizon contained in the Transaction Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Horizon Material Adverse Effect” or another similar materiality qualification set forth therein) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, have not had, and would not reasonably be expected to have a Horizon Material Adverse Effect (as defined in the Transaction Agreement);

•

Each of the covenants of Horizon contained in the Transaction Agreement shall have been performed as of or prior to the Closing; and the Available Horizon Cash will be no less than the Minimum Available Horizon Cash Amount immediately prior to the Closing (after deducting the amount required to satisfy the Horizon Share Redemption Amount and excluding transaction expenses of Vivid Seats and Horizon).

Representations and Warranties

The Transaction Agreement contains customary representations and warranties by the parties, including the following representations and warranties by the Vivid Seats Companies: company organization, subsidiaries, due authorization, no violation, governmental authorizations, capitalization, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts, no defaults, company benefit plans, labor relations, taxes, property, environmental, health and safety, intellectual property, absence of changes, anti-corruption compliance, insurance, subscription-related representations, registration statement and proxy statement/registration statement, brokers’ fees, no outside reliance and no additional representations or warranties. Additionally, Horizon made customary representations and warranties relating to: company organization, due authorization, no violation, governmental authorizations, capitalization, internal controls, listing and financial statements, no undisclosed liabilities, litigation and proceedings, taxes, SEC filings, Trust Account, Investment Company Act, JOBS Act, absence of changes, indebtedness, business activities, NYSE stock market quotation, registration statement and proxy statement, takeover statutes and charter provisions, brokers’ fees, no outside reliance and no additional representations or warranties.

Covenants of the Parties

Covenants of Hoya Topco and the Vivid Seats Companies.

Hoya Topco and the Vivid Seats Companies made certain covenants under the Transaction Agreement, including, among others, the following:

Hoya Topco, Hoya Intermediate and Vivid Seats PubCo have agreed that from the date of the Transaction Agreement through the earlier of the Closing or the termination of the Transaction Agreement (the “Interim Period”), they will, and will cause their respective subsidiaries to, except as otherwise contemplated by the Transaction Agreement (including the Pre-Closing Restructuring) or the ancillary agreements referenced therein, as consented to by Horizon in writing (which consent will not be unreasonably conditioned, withheld or delayed) or as required by applicable law (including for this purpose any COVID-19 Measures (as defined in the Transaction Agreement)), use commercially reasonable efforts to operate the business of the Vivid Seats Companies in the ordinary course.

During the Interim Period, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo have also agreed to, and to cause their respective subsidiaries to, except as expressly contemplated by the Transaction Agreement (including the Pre-Closing Restructuring and the disclosure letter) or the ancillary documents described therein, as consented to by Horizon in writing (which consent will not be unreasonably conditioned, withheld or delayed) or as required by applicable law (including for this purpose any COVID-19 Measures), not to:

•	change or amend the governing documents of any Vivid Seats Company in any material respect, except as otherwise required by law;

•

make or declare any dividend or distribution to the stockholders or members, as applicable, of any Vivid Seats Company or make any other distributions in respect of any of the Vivid Seats Companies’ capital stock or equity interests, except for certain tax distributions and dividends and distributions by a Vivid Seats Company to another Vivid Seats Company;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Vivid Seats Companies’ capital stock or equity interests, except for any such transaction by a Vivid Seats Company that remains a Vivid Seats Company after consummation of such transaction;

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purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Vivid Seats Companies, except for (i) the acquisition by the Vivid Seats Companies of any shares of capital stock, membership interests or other equity interests of the Vivid Seats Companies (other than Hoya Intermediate) in connection with the forfeiture or cancellation of such interests and (ii) transactions between a Vivid Seats Company and another Vivid Seats Company;

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sell, assign, transfer, convey, lease, license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the Vivid Seats Companies except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Vivid Seats Companies;

•	acquire any ownership interest in any real property;

•	make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other person;

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(i) make or change any material method of accounting for tax purposes, (ii) make, change or revoke any material tax election that is inconsistent with past practices (except as required by the Code or applicable law) if such tax election is reasonably expected to materially increase any tax liability of the Vivid Seats Companies or any direct or indirect owner of Hoya Intermediate in a post-Closing tax period, (iii) enter into any closing agreement relating to material taxes, (iv) settle, concede, compromise or abandon any material tax claim or assessment, (v) surrender any right to claim a material refund of taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment, or (vii) file any amended income or other material tax return, except as required by applicable law;

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(i) issue any additional Vivid Seats Company interests or securities exercisable for or convertible into Vivid Seats Company interests or (ii) grant any options, warrants or other equity-based awards that relate to the equity of any Vivid Seats Company, in each case other than in the ordinary course of business or issuances to any other Vivid Seats Company;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its subsidiaries’ equity interests or other reorganization of the Vivid Seats Companies;

•

commence, waive, release, settle, compromise or otherwise resolve any investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (i) in an amount less than $1,000,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (ii) that imposed any material non-monetary obligation on Horizon;

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make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $500,000, except for such capital expenditures included in the 2021 budget of the Vivid Seats Companies previously made available to Horizon;

•

incur, assume or guarantee any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Vivid Seats Company or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practices and in an aggregate principal amount not to exceed $5,000,000;

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(i) adopt, establish, enter into, terminate, modify or amend any benefit plan of the Vivid Seats Companies, (ii) other than as such actions may be taken pursuant to the terms of any benefit plan of the Vivid Seats Companies, accelerate the vesting or payment of any compensation or benefits under any such benefit plan, or (iii) recognize any union or employee representative body for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement or other similar contract or understanding with any union, works council or other labor organization other than as required by applicable law;

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(i) pay, announce, promise or grant any increase in the compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any Vivid Seats Company, other than increases in compensation of employees in the ordinary course consistent with past practice or otherwise pursuant to any existing agreement as of the date of this Agreement, or (ii) enter into any new employment agreement with any person, or amend the annual base salary of any existing employment agreement with any current or former director, officer, employee or other individual service provider, whose annual base salary would exceed, or exceeded, $300,000;

•

implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, infectious disease emergency leave, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to trigger notice or other requirements under the WARN Act;

•	terminate (other than for “cause”) any director, officer, employee or other service provider of any Vivid Seats Company whose annual base salary exceeds, or would exceed, $300,000;

•	enter into any Related Party Transaction (as defined in the Transaction Agreement);

•	change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP; or

•	enter into any contract to take any of the foregoing actions.

Subject to confidentiality obligations that may be applicable to information furnished to Hoya Topco, Hoya Intermediate, Vivid Seats PubCo and their respective subsidiaries by third parties and except for any information that is subject to attorney-client privilege, to the extent permitted by applicable law, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo shall, and shall cause their subsidiaries to, afford Horizon and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Hoya Topco, Hoya Intermediate, Vivid Seats PubCo and their respective subsidiaries, to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Hoya Topco, Hoya Intermediate, Vivid Seats PubCo and their respective subsidiaries that are in the possession of Hoya Topco, Hoya Intermediate, Vivid Seats PubCo and their respective subsidiaries as such representatives may reasonably request; provided, that such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of Hoya Topco, Hoya Intermediate, Vivid Seats PubCo and their respective subsidiaries without the prior written consent of Hoya Topco. All information obtained by Horizon and its representatives shall be subject to the confidentiality agreement with Horizon.

As soon as reasonably practicable following May 14, 2021, Hoya Topco shall deliver to Horizon the unaudited condensed consolidated balance sheet as of March 31, 2021 and statements of operations and comprehensive loss, redeemable preferred units and members’ equity (deficit), and cash flows as of and for the three-month periods ended March 31, 2020 and 2021, for Hoya Topco (or to the extent available, Hoya Intermediate) and its subsidiaries presented in a similar format and fashion as the Audited Financial Statements (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q1 Financial Statements”). If the Closing has not occurred prior to August 12, 2021, as soon as reasonably practicable following August 12, 2021, Hoya Topco shall deliver to Horizon the unaudited condensed consolidated balance sheet as of June 30, 2021 and statements of operations and comprehensive loss, redeemable preferred units and members’ equity (deficit), and cash flows as of and for the three- and six-month periods ended June 30, 2020 and 2021 for Hoya Topco (or to the extent available, Hoya Intermediate) and its subsidiaries (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q2 Financial Statements”). If the Closing has not occurred prior to November 12, 2021, as soon as reasonably practicable following November 12, 2021, Hoya Topco shall deliver to Horizon the unaudited condensed consolidated balance sheet as of September 30, 2021 and statements of operations and comprehensive loss, redeemable preferred units and members’ equity (deficit), and cash flows as of and for the three- and nine-month periods ended September 30, 2020 and 2021 for Hoya Topco (or to the extent available, Hoya Intermediate) and its subsidiaries (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”).

Hoya Topco, Hoya Intermediate and Vivid Seats PubCo shall, or cause its and their subsidiaries to, take all actions as are necessary so that the Pre-Closing Restructuring shall be consummated prior to the Closing.

During the Interim Period, Hoya Topco, Hoya Intermediate, Vivid Seats PubCo and their respective subsidiaries shall not, and shall instruct and use their respective reasonable best efforts to cause their respective representatives not to (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning Hoya Topco, Hoya Intermediate, Vivid Seats PubCo or any of their respective subsidiaries to any person relating to, an acquisition proposal or afford to any person access to the business, properties, assets or personnel of Hoya Topco, Hoya Intermediate, Vivid Seats PubCo or any of their respective subsidiaries in connection with an acquisition proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state with respect to an acquisition proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal. Notwithstanding anything to the contrary in the Transaction Agreement, Hoya Topco, Hoya Intermediate, Vivid Seats PubCo and their respective subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions taken in connection with (1) the Pre-Closing Restructuring and (2) the arrangement of financing in order to facilitate the consummation of the business combination or for the financing of Vivid Seats following the Closing.

Subject to the terms of the Stockholders’ Agreement and the governing documents of Vivid Seats PubCo, Vivid Seats PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

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the Vivid Seats Board shall consist of nine (9) directors, (i) one (1) of which shall be the chief executive officer of Vivid Seats PubCo, (ii) five (5) of which shall be designated by Hoya Topco and/or its affiliates, one (1) of which shall qualify as an “independent director” under stock exchange regulations applicable to Vivid Seats PubCo and (iii) three (3) of which shall be designated by Sponsor, two (2) of which shall qualify as an “independent director” under stock exchange regulations applicable to Vivid Seats PubCo;

•

the chairperson of the Vivid Seats Board shall be designated by Hoya Topco and shall serve in such capacity in accordance with the terms of the Stockholders’ Agreement and the Vivid Seats PubCo governing documents following the Closing; and

•

the initial officers of Vivid Seats PubCo will be as set forth in the disclosure letter of the Vivid Seats Companies, who will serve in such capacity in accordance with the terms of the governing documents of Vivid Seats PubCo following the Closing.

After the Closing, Vivid Seats PubCo agrees to indemnify and hold harmless each present and former director and officer of the Vivid Seats Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Vivid Seats Companies) and Horizon and each of its subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person.

Vivid Seats PubCo will maintain for a period of not less than six (6) years from the Closing a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Horizon’s, the Vivid Seats Companies’ or their subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will Vivid Seats PubCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Horizon or the Vivid Seats Companies for such insurance policy for the year ended December 31, 2020.

On the Closing Date, Vivid Seats PubCo will enter into customary indemnification agreements reasonably satisfactory to Horizon and Hoya Topco with the post-Closing directors and officers of Vivid Seats PubCo, which indemnification agreements will continue to be effective following the Closing.

Hoya Topco, Hoya Intermediate and Vivid Seats PubCo will each, and will each cause their respective subsidiaries to use reasonable best efforts to take such action as may be reasonably necessary or as another party to the Transaction Agreement may reasonably request to satisfy the conditions to Closing or otherwise to comply with the Transaction Agreement and to consummate the business combination as soon as practicable, subject to certain exceptions.

Immediately prior to the Effective Time, Vivid Seats PubCo will amend and restate its certificate of incorporation and bylaws to be in the form of the Vivid Seats Amended and Restated Charter and Vivid Seats Amended and Restated Bylaws, respectively.

Prior to the Closing Date, Vivid Seats PubCo shall approve and adopt the 2021 Plan and the 2021 ESPP.

Covenants of Horizon

Horizon made certain covenants under the Transaction Agreement, including, among others, the following:

During the Interim Period, Horizon has agreed that it will, and will cause its subsidiaries to, except as otherwise contemplated by the Transaction Agreement or the ancillary agreements referenced therein, as consented to by Hoya Topco in writing (which consent will not be unreasonably conditioned, withheld or delayed) or as required by applicable law (including for this purpose any COVID-19 Measures), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, Horizon has also agreed to, and to cause its subsidiaries to, except as expressly contemplated by the Transaction Agreement, as consented to by Hoya Topco in writing (which consent will not be unreasonably conditioned, withheld or delayed) or as required by applicable law (including for this purpose any COVID-19 Measures), not to:

•	seek any approval from the Horizon shareholders to change, modify or amend the Trust Agreement or Horizon’s governing documents, except as contemplated by the Proposals;

•

(i) make or declare any dividend or distribution to the shareholders of Horizon or make any other distributions in respect of any of Horizon’s or any of its subsidiaries’ capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Horizon’s or any of its subsidiaries’ capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Horizon or any of its subsidiaries, other than a redemption of Horizon common stock (prior to the Effective Time) made as part of the Horizon Share Redemptions;

•	(i) make or change any material method of accounting for tax purposes, (ii) make, change or revoke any material tax election that is inconsistent with past practices (except as required by the Code or applicable law), (iii) enter into any closing agreement relating to material taxes, (iv) settle, concede, compromise or abandon any material tax claim or assessment, (v) surrender any right to claim a material refund of taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment or (vii) file any amended income or other material tax return except as required by applicable law;

•

other than as expressly required by the Sponsor Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Horizon or any of its subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Horizon or any of its subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the business combination in an aggregate principal amount not to exceed $1,000,000;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred pursuant to the immediately foregoing clause and other fees and expenses for professional services incurred in the ordinary course in support of the business combination;

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(i) issue any Horizon ordinary shares or securities exercisable for or convertible into Horizon ordinary shares, other than the issuance of Horizon ordinary shares pursuant to the Transaction Agreement, (ii) grant any options, warrants or other equity-based awards with respect to Horizon ordinary shares not outstanding as of the date of the Transaction Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any Horizon Warrant or the Existing Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

•	acquire any ownership interest in any real property;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•	except as reasonably necessary to consummate the business combination, enter into, renew, modify or revise any contract; or

•

enter into any contract to do any action prohibited under the foregoing. In connection with satisfying the condition to meet the Minimum Available Horizon Cash Amount, Horizon shall reasonably cooperate with and take all actions reasonably required to meet the condition, including, without limitation, by issuing additional shares of Horizon ordinary shares.

In connection with satisfying the condition to meet the Minimum Available Horizon Cash Amount, Horizon shall reasonably cooperate with and take all actions reasonably required to meet the condition, including, without limitation, by issuing additional shares of Horizon ordinary shares.

During the Interim Period, Horizon shall ensure it remains listed as a public company on NYSE. Prior to the Closing, Vivid Seats PubCo shall prepare and submit to Nasdaq a listing application covering the Vivid Seats Class A common stock issuable in the Merger and the PIPE Subscriptions, and shall obtain approval for the listing of such Vivid Seats Class A common stock and the parties shall reasonably cooperate with respect to such listing. Vivid Seats PubCo will use reasonable best efforts, in consultation with Horizon, to cause the shares of

Vivid Seats Class A common stock into which the Intermediate Common Units are redeemable under the Second A&R LLCA, and will use reasonable best efforts to cause the Vivid Seats Public IPO Warrants, in each case, to be approved for listing on Nasdaq.

During the Interim Period, Horizon shall not, and shall cause its subsidiaries not to, and Horizon shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes a business combination proposal, (ii) initiate any discussions or negotiations with any person with respect to a business combination proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, in each case, other than to or with Hoya Topco, its subsidiaries and their respective representatives. From and after the date of the Transaction Agreement, Horizon shall, and shall instruct its officers and directors to, and Horizon shall instruct and cause its representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to a business combination proposal (other than Hoya Topco, its subsidiaries and their respective representatives).

During the Interim Period, Horizon will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

Unless otherwise approved in writing by Hoya Topco, Horizon will not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to termination), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Horizon will use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements in all material respects.

Horizon will, and will cause its subsidiaries to, take such other action as may be reasonably necessary or as another party to the Transaction Agreement may reasonably request to satisfy the conditions to Closing or otherwise to comply with the Transaction Agreement and to consummate the business combination as soon as practicable.

Horizon will use commercially reasonable efforts to revise the terms of the Horizon Warrants such that the Horizon Warrants are treated as equity under the rules and guidelines of the SEC at and after the Closing, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. For the avoidance of doubt, the Sponsor shall support Horizon in taking the foregoing actions, including voting its Horizon ordinary shares and Horizon Warrants in favor of any such changes if such a vote is required.

Mutual Covenants

Each party made certain mutual covenants under the Transaction Agreement, including, among others, the following:

Horizon shall cooperate in good faith with Hoya Topco, Hoya Intermediate and Vivid Seats PubCo and any governmental authority and undertake (and not waive its rights under the Subscription Agreements with respect to the PIPE Investors’ obligations with respect to Regulatory Approvals (as defined in the Transaction Agreement)) promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the business combination as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to (x) consummate the business combination and (y) avoid, prevent, eliminate or remove any actual or threatened commencement of a governmental order from any governmental authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the business combination, including, among other things, and with Hoya Topco’s written consent, restructuring the terms of the business combination or consenting to a governmental order providing for the sale of assets or lines of business of the Vivid Seats Companies or Horizon.

Horizon will (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or governmental authorization under any applicable laws prescribed or enforceable by any governmental authority for the business combination and to resolve any objections as may be asserted by any governmental authority with respect to the business combination and (ii) cooperate fully with each other in the defense of such matters.

Each of Horizon, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the business combination, and to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the business combination.

Horizon will as promptly as practicable after the proxy statement/registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement to shareholders of Horizon, (ii) call and give notice of and convene and hold a meeting of its shareholders to vote on the Proposals, in each case, in accordance with its governing documents then in effect and the applicable NYSE Listing Rules for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of Horizon ordinary shares to vote in favor of each of the Proposals and (iv) provide its shareholders with the opportunity to elect to effect a Horizon Share Redemption.

Hoya Intermediate shall take all actions necessary or advisable to ensure that Hoya Intermediate (and, to the extent provided for in the Tax Receivable Agreement, any of its subsidiaries that is treated as a partnership for applicable tax purposes) will have made a valid election pursuant to Section 754 of the Code (and elections available under similar provisions of state or local Law) that is effective for the taxable period that includes the Closing Date. Unless otherwise required by applicable law, with respect to any such matter that could reasonably be expected to result in any tax liability for which Hoya Topco, Hoya Intermediate or any of their beneficial owners could be responsible, without the prior written consent of Hoya Topco (not to be unreasonably withheld, conditioned or delayed), Vivid Seats PubCo shall not, and shall not permit any of its affiliates to file, re-file, or amend any flow-thru tax return of the Vivid Seats Companies with respect to any pre-closing tax period, or make any election that would have retroactive effect with respect to a pre-closing tax period. For purposes of determining the U.S. federal (and applicable state and local) income tax consequences of the business combination, the parties agree to use any reasonable allocation of values among the assets of the Vivid Seats Companies that is selected by Hoya Topco and Vivid Seats PubCo in good faith. Horizon, Vivid Seats PubCo, Hoya Topco and Hoya Intermediate shall reasonably cooperate, and shall cause their respective affiliates to reasonably cooperate, in connection with the preparation and filing of tax returns and any audit, examination, or other legal proceeding regarding taxes with respect to any pre-Closing tax period of the Vivid Seats Companies.

All transfer taxes in connection with the Transaction Agreement shall be borne and paid by Hoya Intermediate.

Each of Horizon, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of the equity interests of Horizon or the equity interests of the Vivid Seats Companies or acquisitions of Vivid Seats PubCo common stock or warrants (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the business combination by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the business combination to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Survival of Representations, Warranties and Covenants

Except for certain covenants to be performed following the closing, the representations, warranties and covenants of the parties contained in the Transaction Agreement will not survive the Closing.

Termination

The Transaction Agreement may be terminated prior to the Closing, as follows:

•	by mutual written consent of Hoya Topco and Horizon;

•

by written notice from Hoya Topco or Horizon to the other if any governmental order has become final and nonappealable which has the effect of making consummation of the business combination illegal or otherwise preventing or prohibiting the consummation of the business combination;

•

by written notice from Hoya Topco to Horizon if the Horizon Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at the Horizon Shareholders’ Meeting duly convened therefor or at any adjournment thereof;

•	by written notice from Hoya Topco to Horizon after there has been a modification in recommendation of the board of directors of Horizon with respect to any of the Proposals;

•

prior to the Closing, by written notice to Hoya Topco from Horizon in the event of certain uncured breaches on the part of Hoya Topco, Hoya Intermediate or Vivid Seats PubCo or if the Closing has not occurred on or before October 21, 2021, unless Horizon is then in material breach of the Transaction Agreement; or

•

prior to the Closing, by written notice to Horizon from Hoya Topco in the event of certain uncured breaches on the part of Horizon or if the Closing has not occurred on or before October 21, 2021, unless any of Hoya Topco, Hoya Intermediate or Vivid Seats PubCo is then in material breach of the Transaction Agreement.

In the event of the termination of the Transaction Agreement, the Transaction Agreement will become void and have no effect other than with respect to certain exceptions contemplated by the Transaction Agreement (including the terms of the confidentiality agreement with Horizon) that will survive any termination of the Transaction Agreement, and there will be no liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Hoya Topco, Hoya Intermediate, Vivid Seats PubCo or Horizon, as the case may be, for any fraud or willful and material breach of the Transaction Agreement occurring prior to such termination.

Amendments

The Transaction Agreement may not be amended except by an instrument in writing executed in the same manner as the Transaction Agreement.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Transaction Agreement at the Closing, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Vivid Seats PubCo Amended and Restated Charter

Pursuant to the terms of the Transaction Agreement, the Vivid Seats PubCo Amended and Restated Charter will be the certificate of incorporation of Vivid Seats PubCo following the Closing, which will, among other things, provide for three classes of stock, the Vivid Seats Class A common stock, which will be issued to Sponsor, the PIPE Investors and the other public shareholders of Vivid Seats PubCo in connection with the Closing, the Vivid Seats Class B common stock, which will be issued to Hoya Topco in connection with the Class B Issuance and preferred stock, none of which will be outstanding immediately following the Closing.

Common Stock

Voting

Except as otherwise required by the Vivid Seats PubCo Amended and Restated Charter, holders of Vivid Seats Class A common stock and Vivid Seats Class B common stock will vote together as a single class on all matters on which stockholders are generally entitled to vote. Each holder of Vivid Seats Class A common stock will be entitled to one vote per share and each holder of Vivid Seats Class B common stock will be entitled to one vote per share. Pursuant to the Vivid Seats PubCo Amended and Restated Charter, the holders of the outstanding shares of Vivid Seats Class A common stock and Vivid Seats Class B common stock shall be entitled to vote separately as a class upon any amendment to the Vivid Seats PubCo Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Following the Closing, Hoya Topco will control approximately 60.6% of the combined voting power of Vivid Seats PubCo’s common stock as a result of its ownership of all of the shares of Vivid Seats Class B common stock. Accordingly, Private Equity Owner, through its control of Hoya Topco, will control Vivid Seats PubCo’s business policies and affairs and can control any action requiring the general approval of its stockholders.

Dividends

The holders of Vivid Seats Class A common stock are entitled to receive dividends, as and if declared by the Vivid Seats Board out of the assets of Vivid Seats PubCo that are by law available for such use. Dividends shall not be declared or paid on the Vivid Seats Class B common stock.

Liquidation or Dissolution

Upon Vivid Seats PubCo’s liquidation, dissolution or winding up of the affairs of Vivid Seats PubCo, after payment or provision for payment of the debts and other liabilities of Vivid Seats PubCo as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Vivid Seats Class A common stock will be entitled to receive the remaining assets of Vivid Seats PubCo available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Vivid Seats Class B common stock shall not be entitled to receive any assets of Vivid Seats PubCo in the event of any such liquidation, dissolution or winding up the affairs of Vivid Seats PubCo

Redemption Rights

Vivid Seats PubCo will at all times reserve and keep available out of its authorized and unissued shares of Vivid Seats Class A common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the Second A&R LLCA, the number of shares of Vivid Seats Class A common stock that are issuable in connection with the redemption or exchange of all outstanding Intermediate Common Units as a result of any Redemption or Direct Exchange (each as defined in the Second A&R LLCA)

pursuant to the applicable provisions of Article IX of the Second A&R LLCA, as applicable. In the event that (a) a share of Vivid Seats Class A common stock is issued as a result of any Redemption or Direct Exchange of an Intermediate Common Unit pursuant to the applicable provisions of Article IX of the Second A&R LLCA or (b) a Redemption by Cash Payment (as defined in the Second A&R LLCA) is effected with respect to any Intermediate Common Units pursuant to the applicable provisions of Article IX of the Second A&R LLCA, a share of Vivid Seats Class B common stock held by such unitholder chosen by Vivid Seats PubCo in its sole discretion will automatically and without further action on the part of Vivid Seats PubCo or the holder thereof be transferred to Vivid Seats PubCo for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by Vivid Seats PubCo.

Other Provisions

None of the Vivid Seats Class A common stock and Vivid Seats Class B common stock has any pre-emptive or other subscription rights.

Preferred Stock

Vivid Seats PubCo is authorized to issue up to 50,000,000 shares of preferred stock. The Vivid Seats Board is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of the Vivid Seats Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of Vivid Seats PubCo entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Corporate Opportunity

The Vivid Seats PubCo Amended and Restated Charter will provide that, to the fullest extent permitted by law, (a) Vivid Seats PubCo renounces any interest or expectancy in a transaction or matter that may be a corporate opportunity for Vivid Seats PubCo and (b) the Private Equity Owner and/or its affiliated companies or Sponsor and/or its affiliates companies and/or their respective directors, members, managers and/or employees have no duty to present such corporate opportunity to Vivid Seats PubCo.

Anti-Takeover Effects of the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws

The provisions of the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Vivid Seats Class A common stock.

The Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Vivid Seats Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of Vivid Seats PubCo unless such takeover or change in control is approved by the Vivid Seats Board.

These provisions include:

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Action by Written Consent; Special Meetings of Stockholders.    The Vivid Seats PubCo Amended and Restated Charter will provide that, following the time Private Equity Owner and its affiliated companies cease to beneficially own in the aggregate fifty percent (50%) of the voting control of Vivid Seats PubCo, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws will also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of stockholders of Vivid Seats PubCo may be called only (i) by or at the direction of the Vivid Seats Board or the chair of the Vivid Seats Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that Vivid Seats PubCo would have if there were no vacancies or (ii) prior to the date on which Private Equity Owner and its affiliated companies cease to beneficially own at least thirty percent (30%) of the voting control of Vivid Seats PubCo, by the chair of the Vivid Seats Board at the written request of the holders of a majority of the voting power of the then outstanding shares of voting stock in the manner provided for in the Vivid Seats PubCo Amended and Restated Bylaws.

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Advance Notice Procedures.    The Vivid Seats PubCo Amended and Restated Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Vivid Seats PubCo’s stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Vivid Seats PubCo’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Vivid Seats PubCo Amended and Restated Bylaws will not give the Vivid Seats Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Vivid Seats PubCo Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Vivid Seats PubCo.

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Authorized but Unissued Shares.    Vivid Seats PubCo’s authorized but unissued shares of Vivid Seats Class A common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Vivid Seats Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Vivid Seats PubCo Class A common stock by means of a proxy contest, tender offer, merger or otherwise.

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Business Combinations with Interested Stockholders.    The Vivid Seats PubCo Amended and Restated Charter will provide that Vivid Seats PubCo is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Vivid Seats PubCo is not subject to any anti-takeover effects of Section 203. Nevertheless, the Vivid Seats PubCo Amended and Restated Charter will contain provisions that will have a similar effect to Section 203, except that they will provide that Sponsor, Hoya Topco, and the Private Equity Owner, and their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of Vivid Seats PubCo’s voting stock owned by them, and accordingly will not be subject to such restrictions.

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Director Designees; Classes of Directors. Pursuant to the Vivid Seats PubCo Amended and Restated Charter, the directors of the Vivid Seats Board are divided into three classes, with each class serving staggered three year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of Vivid Seats PubCo as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

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No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Vivid Seats PubCo Amended and Restated Charter does not provide for cumulative voting. As a result, the holders of shares of Vivid Seats PubCo common stock representing a majority of the voting power of all of the outstanding shares of capital stock of Vivid Seats PubCo will be able to elect all of the directors then standing for election.

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Restriction on Issuance of Vivid Seats Class B Common Stock. No shares of Vivid Seats Class B common stock may be issued by Vivid Seats PubCo except to a holder of Intermediate Common Units, such that after such issuance the holder of shares of Vivid Seats Class B common stock holds an identical number of Intermediate Common Units and shares of Vivid Seats Class B common stock. Following the Closing, the Intermediate Common Units will be held by Vivid Seats PubCo and Hoya Topco and such Intermediate Common Units will be subject to transfer restrictions set forth in the Second A&R LLCA. The restriction on issuance of Vivid Seats Class B common stock and the restriction on transfer of Intermediate Common Units could make it more difficult for a third party to obtain control of us from Hoya Topco, which will control Vivid Seats PubCo’s business policies and affairs and will control any action requiring the general approval of stockholders by virtue of its ownership of all outstanding Vivid Seats Class B common stock.

Choice of Forum

The proposed Vivid Seats PubCo Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless Vivid Seats PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Vivid Seats PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Vivid Seats PubCo’s directors, officers, employees or stockholders to Vivid Seats PubCo or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Vivid Seats PubCo Amended and Restated Charter or Vivid Seats PubCo Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. The Vivid Seats PubCo Amended and Restated Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Directors’ Liability; Indemnification of Directors and Officers

The Vivid Seats PubCo Amended and Restated Charter will limit the liability of the Vivid Seats PubCo directors to the fullest extent permitted by the DGCL and provides that Vivid Seats PubCo will provide them with customary indemnification and advancement of expenses. Vivid Seats PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Vivid Seats PubCo or on its behalf.

Second A&R LLCA

The amended and restated limited liability company agreement of Hoya Intermediate will be amended and restated prior to the Closing in the form of the Second A&R LLCA, which shall be the limited liability company agreement of Hoya Intermediate immediately following the Closing.

Management

Pursuant to the Second A&R LLCA, Hoya Intermediate will be managed by a board of managers. The Hoya Intermediate board of managers will initially consist of two individuals, one of which will be designated by Vivid Seats PubCo and one of which will be designated by Hoya Topco. For each matter presented to the board of managers of Hoya Intermediate, the Vivid Seats PubCo designee will be entitled to two (2) votes and the Hoya Topco designee will be entitled to one (1) vote.

Capitalization

In connection with the Intermediate Merger, Hoya Intermediate will recapitalize its existing Intermediate Common Units and Intermediate Senior Preferred Units such that each existing Intermediate Common Unit will be converted into a set number of new Intermediate Common Units and each existing Intermediate Senior Preferred Unit will be cancelled and cease to exist for no consideration. Hoya Intermediate will have the authority to issue an unlimited number of Intermediate Common Units. In connection with the business combination and subject to the terms and conditions of the Transaction Agreement, Hoya Intermediate will issue Intermediate Common Units and warrants to purchase Intermediate Common Units (the “Hoya Intermediate Warrants”) to Vivid Seats PubCo in exchange for a cash contribution to Hoya Intermediate, such that immediately after completion of the business combination and the issuance of Intermediate Common Units and Hoya Intermediate Warrants by Hoya Intermediate, the total number of Intermediate Common Units held by Vivid Seats PubCo will equal the total number of outstanding shares of Vivid Seats Class A common stock and the total number of Intermediate Common Units into which Hoya Intermediate Warrants held by Vivid Seats PubCo are exercisable will be equal to the total number of shares of Vivid Seats Class A common stock for which outstanding warrants issued by Vivid Seats PubCo are exercisable.

In connection with the business combination, Hoya Intermediate will issue Hoya Intermediate Warrants to Vivid Seats PubCo and Hoya Topco. Upon the valid exercise of a Hoya Intermediate Warrant by Vivid Seats PubCo in accordance with the applicable warrant agreement, Hoya Intermediate will issue to Vivid Seats PubCo the number of Intermediate Common Units to be issued in connection with such exercise. If any holder of a warrant issued by Vivid Seats PubCo to purchase shares of Vivid Seats Class A common stock (the “Upstairs Class A Warrants”) exercises an Upstairs Class A Warrant, then Vivid Seats PubCo will cause a corresponding exercise of a Hoya Intermediate Warrant with similar terms held by it, such that the number of shares of Vivid Seats Class A common stock issued in connection with the exercise of such Upstairs Class A Warrant shall match with a corresponding number of Intermediate Common Units issued by Hoya Intermediate. Vivid Seats PubCo further agrees that it will not exercise any Hoya Intermediate Warrants other than in connection with the corresponding exercise of an Upstairs Class A Warrant. Upon the valid exercise of a Hoya Intermediate Warrant by Hoya Topco, then Hoya Topco will cause a corresponding exercise of a warrant issued by Vivid Seats PubCo to purchase shares of Vivid Seats Class B common stock (the “Upstairs Class B Warrants”) held by it, such that the number of Intermediate Common Units issued by Hoya Intermediate pursuant to the applicable warrant agreement with Hoya Topco will match a corresponding number of shares of Vivid Seats Class B common stock issued in connection with the exercise of such Upstairs Class B Warrant. Hoya Topco further agrees that it will not exercise any Upstairs Class B Warrants other than in connection with the corresponding exercise of a Hoya Intermediate Warrant.

Additional Units; Repurchase or Redemption of Vivid Seats Class A Common Stock

The board of managers will have the right to cause Hoya Intermediate to issue and/or create additional equity securities of Hoya Intermediate. Except for certain exceptions, at any time Vivid Seats PubCo issues shares of Vivid Seats Class A common stock, Vivid Seats PubCo shall contribute to Hoya Intermediate all of the net proceeds (if any) received by Vivid Seats PubCo with respect to such shares of Vivid Seats Class A common stock. Upon the contribution by Vivid Seats PubCo to Hoya Intermediate of all of such net proceeds received by Vivid Seats PubCo, Hoya Intermediate will issue a number of Intermediate Common Units determined based upon the Exchange Rate (as defined in the Second A&R LLCA) then in effect to Vivid Seats PubCo.

If, at any time, any shares of Vivid Seats Class A common stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by Vivid Seats PubCo for cash, then the board of managers shall cause Hoya Intermediate, immediately prior to such repurchase or redemption of such shares, to redeem a corresponding number of Intermediate Common Units held by Vivid Seats PubCo (determined based upon the Exchange Rate then in effect), at an aggregate redemption price equal to the aggregate purchase or redemption price of the share or shares of Vivid Seats Class A common stock being repurchased or redeemed by Vivid Seats PubCo (plus any reasonable expenses related thereto) and upon such other terms as are the same for the share or shares of Vivid Seats Class A common stock being repurchased or redeemed by Vivid Seats PubCo.

Distributions

Other than with respect to tax distributions, the board of managers may make distributions at such time, in such amounts and in such form (including in kind property) as determined by the board of managers, in each case to the holders of Intermediate Common Units immediately prior to such distribution on a pro rata basis and in accordance with each unitholder’s Pro Rata Share (as defined in the Second A&R LLCA).

Liability; Indemnification

The Second A&R LLCA will limit the liability of the members and unitholders of Hoya Intermediate and the officers, directors and managers of Vivid Seats PubCo, Hoya Intermediate and each of their subsidiaries to the fullest extent permitted by the DGCL and provides that Hoya Intermediate will provide them with customary indemnification and advancement of expenses.

Requested Services

Pursuant to the Second A&R LLCA, for so long as any holder of Intermediate Common Units holds at least 5% or more of such outstanding Intermediate Common Units, Hoya Intermediate will use its reasonable best efforts to provide (or cause to be provided) at Hoya Intermediate’s expense, any accounting, tax, legal, insurance and administrative support to such holder and its affiliates as such holder may reasonably request.

Exchange Agreement

Pursuant to the terms of the Exchange Agreement, and effective at least one day prior to the Merger, Sponsor will irrevocably tender to Horizon all of its Horizon Class B ordinary shares for cancellation in exchange for the Horizon $10.00 Exercise Warrants, the Horizon $15.00 Exercise Warrants and 50,000 shares of Horizon Class A ordinary shares in the Exchange. The Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants shall be issued to Sponsor on terms substantially similar to the terms of the Form of New Warrant Agreement and with such other changes to be mutually agreed upon by Horizon, Sponsor and Hoya Topco, including that, the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants (i) will have an exercise price of $10.00 per share and $15.00 per share, respectively, (ii) will each have a term of ten (10) years, (iii) will not be redeemable by Horizon and (iv) will be fully transferrable, except for any contractual restrictions on transfer set forth in the Stockholders’ Agreement and the Sponsor Agreement.

Crescent Purchase Agreement

Pursuant to the terms of the Crescent Purchase Agreement, certain actions will be taken with respect to the equity interests of Hoya Topco and Hoya Intermediate held by the Crescent Holders.

Such actions will include, among others, the following:

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Prior to the Closing, Hoya Topco will redeem 100% of the Class A Units of Hoya Topco held by the Crescent Holders (other than the Crescent Blockers) in exchange for 100% of the Senior Preferred Units of Hoya Intermediate in the Class A Redemption.

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Immediately following the Class A Redemption, Hoya Topco will form a new wholly owned subsidiary and Delaware limited liability company, which will merge with and into Hoya Intermediate in the Intermediate Merger, pursuant to which, among other things, each Senior Preferred Unit of Hoya Intermediate outstanding immediately prior to the effective time of the Intermediate Merger will be converted into Intermediate Common Units.

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At the Closing and immediately following the effectiveness of the Second A&R LLCA, Vivid Seats PubCo will purchase the Crescent Blocker Shares in exchange for the Blocker Purchase Price applicable to such Crescent Blocker in the Blocker Purchase.

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At the Closing and immediately following the effectiveness of the Second A&R LLCA and the Intermediate Contribution and Issuance, Hoya Intermediate will redeem 100% of the Intermediate Common Units held by the Crescent Holders (other than the Crescent Blockers) in exchange for the Redemption Price (as defined in the Crescent Purchase Agreement) in the Crescent Redemption.

Registration Rights Agreement

At the Closing, Vivid Seats PubCo, Sponsor and Hoya Topco will amend and restate the Registration and Shareholder Rights Agreement, dated as of August 25, 2020, by and between Horizon and the Sponsor. Pursuant to the Registration Rights Agreement, Vivid Seats PubCo will agree to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 30 days following Closing and the Sponsor and Hoya Topco will be granted certain customary registration rights with respect to the securities of Vivid Seats PubCo.

Stockholders’ Agreement

At the Closing, Vivid Seats PubCo will enter into a Stockholders’ Agreement with Sponsor and Hoya Topco, which will govern certain rights granted to Sponsor and Hoya Topco (and their respective affiliates) and restrictions on the Vivid Seats PubCo common stock held by each of Hoya Topco and Sponsor.

Board Composition; Chairperson of the Board

The Topco Equityholders will have the right to designate five (5) directors for election to the Vivid Seats Board and the Horizon Equityholders will have the right to designate three (3) directors for election to the Vivid Seats Board. From the Closing Date, the Horizon Equityholders will have the right to nominate (a) three (3) directors to the Vivid Seats Board, so long as the Horizon Equityholders, in the aggregate, beneficially own at least 12% of the aggregate number of shares of Vivid Seats PubCo common stock that are issued and outstanding on the Closing Date (the “Closing Amount”), of which at least two (2) will qualify as “independent directors” under applicable stock exchange regulations, (b) two (2) directors to the Vivid Seats Board, so long as the Horizon Equityholders, in the aggregate, beneficially own at least 6% but less than 12% of the Closing Amount, each of which shall qualify as “independent directors” under applicable stock exchange regulations, and (c) until the date the Horizon Equityholders, in the aggregate, beneficially own a number of voting stock representing less than five percent (5%) of the aggregate number of shares of Vivid Seats PubCo common stock held, directly or indirectly, by the Horizon Equityholders on the Closing Date, one (1) director to the Vivid Seats Board, who shall qualify as an “independent director” under applicable stock exchange regulations. From the Closing Date, the Topco Equityholders will have the right to nominate (i) five (5) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 24% of the Closing Amount, of which at least one (1) will qualify as an “independent director” under applicable stock exchange regulations, (ii) four (4) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 18% but less than 24% of the Closing Amount, (iii) three (3) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 12% but less than 18% of the Closing Amount, (iv) two (2) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 6% but less than 12% of the Closing Amount and (v) until the date the Topco Equityholders, in the aggregate, beneficially own a number of voting shares representing less than five percent (5%) of the aggregate number of shares of Vivid Seats PubCo common stock held, directly or indirectly, by the Topco Equityholders on the Closing Date, one (1) director to the Vivid Seats Board. No reduction in the number of directors that Topco Equityholders and Horizon Equityholders are entitled to designate pursuant to the foregoing two sentences shall shorten the term of any such designated director then-serving on the Vivid Seats Board. Additionally, once the Topco Equityholders, in the aggregate, beneficially own less than 40% of the aggregate number of shares of Vivid Seats PubCo common stock held, directly or indirectly, by the Topco Equityholders as of the Closing Date, none of the directors designated by the Topco Equityholders shall be required to qualify as “independent directors” under any stock exchange regulations. In the event the size of the Vivid Seats Board is increased in accordance with applicable law and Vivid Seats PubCo’s organizational documents, the Topco Equityholders shall have the right to designate a number of directors of the Vivid Seats Board which give the Topco Equityholders the same percentage of total directors on the Vivid Seats Board as permitted to be designated pursuant to foregoing, rounded up to the next whole number.

Resignation; Removal; Vacancies

Any director designated by the Topco Equityholders or the Horizon Equityholders may resign at any time upon written notice to the Vivid Seats Board. The Topco Equityholders have the exclusive right to remove a director designated by the Topco Equityholders or to fill any vacancy created by a director designated by the Topco Equityholders. The Horizon Equityholders have the exclusive right to remove a director designated by the Horizon Equityholders or to fill any vacancy created by a director designated by the Horizon Equityholders.

Voting; Necessary Actions

Hoya Topco and Sponsor agree to take all actions necessary to cause the directors designated by the Topco Equityholders and the Horizon Equityholders to be appointed to the Vivid Seats Board, including all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in the Stockholders’ Agreement, the Transaction Agreement, the Registration Rights Agreement, the Vivid Seats PubCo Amended and Restated Charter or the Vivid Seats PubCo Amended and Restated Bylaws) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Vivid Seats Board and the stockholders of Vivid Seats PubCo, (ii) voting or providing a proxy with respect to the Vivid Seats PubCo common stock beneficially owned by such party, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the Vivid Seats PubCo Amended and Restated Charter or Vivid Seats PubCo Amended and Restated Bylaws, including executing written consents in lieu of meetings, (iv) requesting members of the Vivid Seats Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result (collectively, the “Necessary Actions”).

Each of Vivid Seats PubCo, Sponsor and Hoya Topco agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with the Stockholders’ Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of the Stockholders’ Agreement and the intention of the parties with respect to the composition of the Vivid Seats Board (as described above). Each of Sponsor and Hoya Topco will take all Necessary Actions including voting its shares of Vivid Seats PubCo common stock in such manner as may be necessary to elect and/or maintain in office as members of the Vivid Seats Board those individuals designated by the Topco Equityholders and the Horizon Equityholders in accordance with the Stockholders’ Agreement.

Controlled Company

By virtue of the Topco Equityholders’ voting power of more than fifty percent (50%) of the total voting power of the shares of capital stock of Vivid Seats PubCo immediately following the Closing, Vivid Seats PubCo will, after the Closing, qualify as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c)(1). Following the Closing, Vivid Seats PubCo agrees and acknowledges that, unless otherwise agreed by the Topco Equityholders, it shall elect, to the extent permitted under the Nasdaq listing standards, to be treated as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c)(1).

Lock-Up

Sponsor and Hoya Topco agree to not transfer any lock-up shares during the Lock-up Period, in each case, subject to limited exceptions as contemplated thereby, including that each of Sponsor and Hoya Topco may transfer lock-up shares during the Lock-up Period in a cumulative aggregate amount of shares of common stock representing up to: (a) fifty percent (50%) of their lock-up shares on the date that is six (6) months following the Closing Date and (b) the remaining lock-up shares on any date, at least six (6) months after the Closing, on which (i) the price per lock-up share exceeds $15.00 per share for twenty (20) trading days within a thirty (30) day trading period and (ii) the average daily trading volume exceeds one (1) million shares of Vivid Seats PubCo common stock during such thirty (30) trading day period.

Termination

Following the Closing:

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Section 2 of the Stockholders’ Agreement (Agreement to Vote), Section 3 of the Stockholders’ Agreement (Board of Directors) and Section 6 of the Stockholders’ Agreement (Covenants of the Company) will terminate automatically (without any action by any party to the Stockholders’ Agreement) on the first date on which no voting party has the right to designate a director to the Vivid Seats Board under the Stockholders’ Agreement; provided, that the provisions in Section 6(b) of the Stockholders’ Agreement (regarding indemnification of directors of Vivid Seats PubCo and maintenance of director and officer liability insurance by Vivid Seats PubCo) will survive such termination;

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Section 4 of the Stockholders’ Agreement (Controlled Company) will terminate automatically (without any action by any party to the Stockholders’ Agreement) on the first date on which the combined voting power of the Topco Equityholders no longer exceeds fifty percent (50%) of the total voting power of Vivid Seats PubCo then outstanding;

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Section 8 of the Stockholders’ Agreement (Confidentiality) will terminate (i) as to Hoya Topco one (1) year after the last director designated by the Topco Equityholders no longer serves on the Vivid Seats Board and (ii) as to Sponsor one (1) year after the director designated by the Horizon Equityholders no longer serves on the Vivid Seats Board; and

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the remainder of the Stockholders’ Agreement will terminate automatically (without any action by any party to the Stockholders’ Agreement) (i) as to Hoya Topco when the Topco Equityholders cease to beneficially own any voting shares of Vivid Seats PubCo and (ii) as to Sponsor when the Horizon Equityholders cease to beneficially own any voting shares of Vivid Seats PubCo.

Sponsor Agreement

In connection with the execution of the Transaction Agreement, Horizon entered into a Sponsor Agreement with Sponsor and Hoya Topco. Pursuant to the Sponsor Agreement, Sponsor agreed to vote in favor of the

Transaction Agreement and the business combination and the other Proposals, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement.

Sponsor has agreed to not transfer any lock-up shares during the Lock-up Period, in each case, subject to limited exceptions as contemplated thereby.

Sponsor has also agreed to provide the Sponsor Backstop Commitment, in consideration for a fee of approximately $11.7 million.

The Sponsor Agreement and all of its provisions will terminate (other than the lock-up described above) and be of no further force or effect upon the earlier of (a) the consummation of the business combination, (b) the termination of the Transaction Agreement and (c) the liquidation of Horizon. Upon such termination of the Sponsor Agreement, all obligations of the parties under the Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Agreement will not relieve any party thereto from liability arising in respect of any willful and material breach of the Sponsor Agreement prior to such termination.

Tax Receivable Agreement

At the Closing of the business combination, Vivid Seats PubCo, Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders will enter into the Tax Receivable Agreement.

Pursuant to the Tax Receivable Agreement, Vivid Seats PubCo will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e Vivid Seats PubCo and applicable consolidated, unitary, or combined subsidiaries thereof) realizes, or is deemed to realize, as a result of certain Tax Attributes, which include:

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existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

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tax basis adjustments resulting from taxable exchanges of Intermediate Common Units (including any such adjustments resulting from certain payments made by Vivid Seats PubCo under the Tax Receivable Agreement) acquired by Vivid Seats PubCo from a TRA Holder pursuant to the terms of the Second A&R LLCA;

•	certain tax attributes of Blocker Corporations holding Intermediate Common Units that are acquired directly or indirectly by Vivid Seats PubCo pursuant to a Reorganization Transaction;

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certain tax benefits realized by Vivid Seats PubCo as a result of certain U.S. federal income tax allocations of taxable income or gain away from Vivid Seats PubCo and to other members of Hoya Intermediate and deductions or losses to Vivid Seats PubCo and away from other members of Hoya Intermediate, in each case, as a result of the business combination; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, the Tax Group will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attributes as the last item used, subject to several exceptions. Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that Vivid Seats PubCo determines (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that Vivid Seats PubCo takes, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by the Tax Group are disallowed, the TRA Holders will not be required to reimburse Vivid Seats PubCo for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by Vivid Seats PubCo under the Tax Receivable Agreement after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by the Tax Group may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that Vivid Seats PubCo might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances Vivid Seats PubCo could be required to make payments under the Tax Receivable Agreement in excess of the Tax Group’s actual savings in respect of the Tax Attributes, which could materially impair the financial condition of Vivid Seats PubCo and the Tax Group.

The Tax Receivable Agreement will provide that, in the event of certain early termination events (including certain changes of control, material breaches, or at the option of Vivid Seats PubCo subject to the approval of a majority of its independent directors), Vivid Seats PubCo will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Tax Group to fully utilize the Tax Attributes over certain specified time periods and that all Intermediate Common Units (including Intermediate Common Units held by Blocker Corporations) that had not yet been exchanged for Vivid Seats Class A common stock or cash are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Tax Group realizes subsequent to such payment. In addition, if certain assets of Hoya Intermediate or its subsidiaries are transferred this may result in a deemed sale of such assets for purposes of the Tax Receivable Agreement and deemed accelerated utilization of certain associated Tax Attributes.

As a result of the foregoing, in some circumstances (i) Vivid Seats PubCo could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Tax Group realizes in respect of the Tax Attributes and (ii) it is possible that Vivid Seats PubCo may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any early termination events occur). In these situations, Vivid Seats PubCo’s obligations under the Tax Receivable Agreement could have a material and adverse impact on Vivid Seats PubCo’s liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that Vivid Seats PubCo will be able to finance its obligations under the Tax Receivable Agreement in a manner that does not adversely affect its working capital and growth requirements.

Under the Tax Receivable Agreement, Vivid Seats PubCo will be required to provide the TRA Holder Representative with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each applicable taxable year. This calculation will be based upon the advice of an advisory firm. Payments under the Tax Receivable Agreement will generally be required to be made to the TRA Holders a short period of time after an applicable schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement; however, until a TRA Holder exchanges at least 5% of its Intermediate Common Units, Vivid Seats PubCo will hold such payments until the TRA Holder satisfies such threshold exchange. Interest on such payments will begin to accrue on the due date (without extensions) of the U.S. federal income tax return of Vivid Seats PubCo for the applicable taxable year. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest (generally at a default rate) until such payments are made.

Vivid Seats PubCo will be required to notify and keep the TRA Holder Representative reasonably informed regarding tax audits or other proceedings the outcome of which is reasonably expected to adversely affect payments to any TRA Holder under the Tax Receivable Agreement and the TRA Holder Representative will have the right to (i) discuss with Vivid Seats PubCo, and provide input and comment to Vivid Seats PubCo regarding, any portion of any such tax audit or proceeding and (ii) participate in, at the TRA Holder

Representative’s expense, any such portion of any such tax audit or other tax proceeding to the extent it relates to issues the resolution of which would reasonably be expected to affect payments to any TRA Holder under the Tax Receivable Agreement. Vivid Seats PubCo will not be permitted to settle or fail to contest any issue pertaining to income taxes that is reasonably expected to adversely affect the TRA Holders’ rights and obligations under the Tax Receivable Agreement without the consent of the TRA Holder Representative (which is not to be unreasonably withheld, conditioned or delayed).

PIPE Subscription Agreements

Horizon and Vivid Seats PubCo entered into the subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, an aggregate of 22,500,000 shares of Vivid Seats Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million; provided, however, such subscription is subject to increase due to the Sponsor Backstop Commitment. The Subscription Agreements provide that Vivid Seats PubCo will grant the investors in the PIPE Subscription certain customary registration rights. Vivid Seats PubCo will, within 30 days after the consummation of the business combination, file with the SEC a registration statement registering the resale of such shares of Vivid Seats Class A common stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. The closing of the PIPE Subscription is contingent upon, among other things, the substantially concurrent consummation of the business combination.

Pursuant to the terms of the Subscription Agreements, the PIPE Investors have agreed to cooperate in good faith with Horizon and any governmental authority and take any and all actions required to satisfy the certain regulatory approvals and to consummate the business combination and the transactions contemplated by the Subscription Agreements.

In addition, pursuant to the terms of the Subscription Agreements, the PIPE Investors agreed to waive any claims they may have at the Closing or in the future as a result of, or arising out of, any negotiations, contracts or agreements, with Horizon, including with respect to the Trust Account. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties thereto and Vivid Seats PubCo to terminate such Subscription Agreement, (iii) the Agreement End Date (as defined in the Transaction Agreement), if the Closing has not occurred by such date, or (d) if any of the conditions to Closing set forth in the Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement will not be and are not consummated at the Closing.

Background of the Business Combination

The terms of the business combination are the result of negotiations between the representatives of Horizon and Hoya Topco. The following is a brief description of the background of these negotiations and the resulting business combination.

Horizon is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, Horizon’s management and the board of directors utilized the Sponsor’s global network, along with investing and industry-specific knowledge. The terms of the Transaction Agreement and the related ancillary documents are the result of extensive negotiations among Horizon, Hoya Topco and their respective representatives and advisors.

Horizon’s initial public offering consisted of 50,000,000 units at $10.00 per unit (or 57,500,000 units if the underwriters’ option to purchase additional units was exercised in full), 14,375,000 ordinary shares and the sale of 8,000,000 warrants (or 9,000,000 warrants if the underwriters’ option to purchase additional unit was exercised in full) at a price of $1.50 per warrant in a private placement to the Sponsor.

Following the completion of its initial public offering, Horizon’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging the Sponsor’s network of relationships, as well as the prior experience and network of Horizon’s directors and officers. Horizon’s directors and officers primarily focused on assets that target four broad themes: (1) innovative platforms that support consumer access to financial wellness solutions, (2) next-generation alternative asset management platforms, (3) traditional financial services businesses requiring an injection of capital due to exogenous shocks from the current environment and (4) insurance and related offerings, including insurance technology, administration and other solutions.

Horizon’s Existing Organizational Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same of similar business activities or lines of business as Horizon; and (ii) Horizon renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director of officer, on the one hand, and Horizon on the other. Certain of Horizon’s directors, who are responsible for managing the direction of Horizon’s operations, hold positions of responsibility with other entities (including affiliated entities) that may also search for business opportunities. Accordingly, some of Horizon’s directors may have become aware of business opportunities that may have been appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may have presented potential business opportunities to other entities prior to presenting them to Horizon, which could have caused additional conflicts of interest. In particular, both Horizon’s Chief Executive Officer, Chief Financial Officer and Director, Todd L. Boehly, and Horizon’s Vice President, Robert Ott, hold similar positions at Horizon Acquisition Corporation II, another special purpose acquisition company and an affiliate of Horizon (“Horizon II”). As detailed below, a potential business combination with Vivid Seats was first presented by Hoya Topco to Horizon II, before Horizon II decided to pursue an alternative business combination opportunity.

Specifically, Horizon intended to satisfy any or all of the following key criteria for a business combination target: (a) fundamentally sound companies that may currently be underperforming, (b) have strong management teams with a track record of driving growth and profitability, and can benefit from the vast network, experience and guidance of Horizon’s management team, (c) defensible market position and demonstrated competitive advantages, such as a differentiated technology, continuous product innovation and platform development, multi-channel distribution capabilities, diversified customer base or other, creating barriers to entry against new competitors, (d) recurring, predictable revenues and the history of, or the near-term potential to, generate stable and sustainable free cash flow, (e) exhibit unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that Horizon believes have been misevaluated by the marketplace based on its analysis and due diligence review, (f) enhanced shareholder value through a combination with Horizon, and an attractive risk-adjusted return for shareholders, (g) benefit from the application of innovative financial services technologies, and (h) benefit from being a publicly traded company, with access to broader capital markets, to achieve the company’s business strategy.

Over the course of this targeted search, Horizon identified an initial set of numerous potential business combination targets to further explore and evaluate and proceeded to conduct varying levels of preliminary due diligence on each, with a preliminary focus on certain targets which Horizon’s directors and officers or the Sponsor felt were unique and attractive and could satisfy any or all of the key criteria for a business combination target, including, in the case of Hoya Topco, among other things, the ability to achieve an expeditious timeline to signing and closing based on its preparedness and readiness to engage in a business combination and be a public company. Horizon’s preliminary due diligence exercise included evaluations of various aspects of many of such companies, including their management teams, products and services, customer base, research and development capabilities, market potential and financial information, in each case based on publicly available information and other market research available to the management team and its advisors.

In total, following its initial public offering, representatives of Horizon, its advisors and the Sponsor initiated contact with approximately 58 business combination opportunities, with the majority centered in financial services and financial technology space. Horizon reviewed opportunities on a rolling basis, including based on discussions and information received under confidentiality agreements entered into with a small number of potential counterparties. After reviewing and considering the foregoing opportunities, Horizon continued to cull its list of prospects based on a core set of criteria including maturity of the business, size of the business, management team, public market readiness and growth prospects. Following such reviews and discussions, and at various points in time, Horizon discontinued its review of certain targets for one or various reasons, including maturity of the business, size of the business, growth prospects, a near-term path to profitability, public market readiness, including the state of financial systems or controls, or impact of COVID-19.

Horizon’s level of initial discussions varied across potential targets, with five of these targets (not including Vivid Seats) progressing to extensive due diligence, while others not moving beyond initial discussions. These five targets operated in the following industries: alternative asset management; fintech; wealth management; insurance tech; and tech-enabled lending. Horizon’s level of discussions with these targets generally included: (1) meetings with the target management team and the target’s sell side advisor(s), if any; (2) receipt of access to information for due diligence purposes; (3) submission of diligence questions and receipt of responses from the target and/or its advisor(s); (4) research and review of applicable comparable company valuations; and (5) for four out of five targets, Horizon submitted a draft letter of intent and, in case of a smaller subset, progressed to negotiating potential transaction terms and structure (after delivering a letter of intent). Horizon ultimately did not pursue a business combination with these other potential targets for the following reasons (differing by target): (i) two targets deciding to pursue a business combination with another SPAC unaffiliated with us; (ii) two targets deciding not to pursue a business combination with a SPAC; and (iii) in the case of one target, Horizon deciding to end the discussions.

With respect to the latter target, Horizon discontinued the discussion prior to submitting a letter of intent for a variety of reasons including valuation and the target later decided to pursue an alternate transaction that did not involve a SPAC. Horizon’s decision to end discussions and the target’s alternate transaction each occurred prior to Horizon’s introduction to Hoya Topco and Vivid Seats.

On June 11, 2021, Horizon received from this target a payment of $17,500,000 (the “Payment”), which is $25,000,000, net of a 30% U.S. federal income tax withholding tax. The Payment was made to Horizon because Horizon spent substantial efforts in discussions with the target, but ultimately a business combination was not consummated with Horizon.

Following this preliminary evaluation of these companies, Horizon determined to focus its resources and efforts in the near-term on a smaller subset of potential targets (including Hoya Topco), which Horizon believed, based on this preliminary evaluation and the experience of its officers and directors, were most suitable for a business combination due to the strength of the following factors relative to the other potential targets: (a) the target’s future prospects and competitive positioning; (b) its preparedness for a business combination and its readiness to be a public company, as well as the ability to achieve an expeditious timeline both to signing and closing based on these factors; and (c) the enterprise valuation ascribed to the potential target by Horizon’s directors and officers. In connection with evaluating and performing diligence on this smaller subset of companies, Horizon signed non-disclosure agreements and reviewed information received under the terms of these non-disclosure agreements.

Horizon believed that, compared to other potential targets, Hoya Topco satisfied the most of the business combination criteria described above and provided Horizon with the most attractive potential business combination because, among other things, Hoya Topco: (a) delivers significant and unique value to its customers; (b) is a leader in a large and growing total addressable market; (c) demonstrated exceptional economic models; (d) is led by a world class management team; (e) has a differentiated technology platform; (f) has a proven research and development engine; (g) demonstrated sustainable revenue growth; (h) is capable of capitalizing on long-term industry tailwinds; and (i) provided compelling valuation data.

Hoya Topco began considering a potential transaction with a special purpose acquisition company (a “SPAC”) in Fall 2020. In connection with its review of such a transaction, Hoya Topco engaged Evercore Inc. (“Evercore”) to act as its financial advisors and Latham & Watkins LLP (“Latham”) to act as its legal counsel. Representatives of Hoya Topco, Vivid Seats management and the Private Equity Owner worked with Evercore to prepare materials on the Vivid Seats business to be reviewed by potential SPAC counterparties. From February 4, 2021 through February 17, 2021, representatives of Evercore sent materials to nine SPACs to solicit interest in a potential SPAC transaction with Hoya Topco and its subsidiaries, eight of which executed non-disclosure agreements with Hoya Topco to receive additional information on Vivid Seats.

On September 2, 2020, Horizon engaged Kirkland to act as its legal counsel.

On February 8, 2021, representatives of Evercore held an initial conference call with representatives of Horizon II to discuss the potential business combination with Vivid Seats. The representatives of Evercore subsequently sent a draft non-disclosure agreement on behalf of Hoya Topco to Horizon II for purposes of enabling confidential discussions and review of confidential information in connection with the potential business combination, which non-disclosure agreement was negotiated between the parties and later executed on February 12, 2021.

On February 16, Hoya Topco and Evercore sent to Horizon II a non-binding term sheet with respect to a potential business combination. Among other matters, the term sheet: (i) covered the terms of the transaction structure; (ii) proposed a 30-day exclusivity period; (iii) proposed that any equity value would not be subject to any adjustments to purchase price; (iv) proposed a six month lock-up period applicable to Hoya Topco shares in the target and a twelve month lock-up period for Horizon II Sponsor, LLC (“Horizon II Sponsor”) and its affiliates’ shares in the surviving company; (v) provided that Hoya Topco Equityholders and Horizon II Sponsor would be entitled to customary registration rights; (vi) provided ten days for the completion of due diligence; (vii) with respect to transaction expenses, proposed that all fees and expenses of the target be paid by the surviving company without reduction to the consideration and provided a cap on Horizon II’s fees and expenses, and that each party would be responsible for its own fees and expenses in the event no definitive agreement was reached; (viii) proposed that the board of directors of the surviving company will consist of a majority of directors designated prior to the closing by Hoya Topco; the proposal left a placeholder for the number of directors to be designated by Horizon II; (ix) provided for the scope of “exempted persons” covered by the waiver of corporate opportunity in the Vivid Seats Organizational Documents to include, among others, the Private Equity Owner, but excluding the Horizon II Sponsor and Eldridge Industries, LLC; and (x) included certain customary closing conditions, along with a request that there shall not be any stand-alone material adverse effect (“MAE”) closing condition. The term sheet did not address the size of the PIPE Subscription.

On February 16, 2021, Vivid Seats management made a presentation to representatives of Horizon II, also attended by representatives of Evercore, to review the business, financial results and strategy of Vivid Seats. A further conference call was held by representatives of Horizon II and Vivid Seats management, also attended by representatives of Evercore, at which representatives of Vivid Seats management answered questions from representatives of Horizon II to assist in their understanding and interpretation of the Vivid Seats financial model and projections for use in Horizon II’s valuation of Vivid Seats.

On February 22, 2021, Horizon II sent Vivid Seats, LLC, an affiliate of Hoya Topco, a non-binding letter of intent (the “LOI”) along with a response to the non-binding term sheet provided on February 14, 2021. The letter of intent welcomed negotiations towards a transaction agreement with Vivid Seats and conveyed how the transaction would benefit the entities. It was set to expire on March 1, 2021. Horizon II’s response to the non-binding term sheet included, among other terms: (i) a target $225 million size for the PIPE Subscription and

Eldridge Industries, LLC’s subscription of $150 million; (ii) a 45-day exclusivity period; (iii) a $2.4 billion enterprise value on a cash-free and debt-free basis, subject to adjustments for cash on hand, debt and debt-like obligations and any change of control costs and payments; (iv) the following lock-up provisions applicable to both Hoya Topco shares in the target and Horizon II Sponsor and its affiliates’ shares in the surviving company: (x) 50.0% of such shares and warrants subject to lock-up restrictions until the six (6) month anniversary of closing and (y) 50.0% of such shares and warrants subject to lock-up restrictions until the twelve (12) month anniversary of closing, subject to early release upon achieving certain share price thresholds post-Closing; (v) no time limitation on completion of due diligence; (vi) with respect to transaction expenses, that: (x) Horizon II and Vivid Seats, LLC would each pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders and other representatives and consultants) in connection with the term sheet and the transactions contemplated thereby, provided, that unless the failure to enter into a definitive transaction agreement in connection with acquisition results from the refusal of Horizon II to enter into documentation substantially consistent with the term sheet, Vivid Seats, LLC would reimburse the reasonable and documented out-of-pocket costs and expenses incurred by Horizon II Sponsor and/or Horizon II in connection with the acquisition promptly upon the request of Horizon II Sponsor following the abandonment of the acquisition prior to entering into the definitive transaction agreement in an amount not to exceed $500,000 and (y) assuming the acquisition is consummated, all fees and expenses of Vivid Seats, LLC and Horizon II shall be paid by the surviving company without reduction to the consideration; (vii) the scope of “exempted persons” covered by the waiver of corporate opportunity in the Vivid Seats Organizational Documents would include, among others, the Private Equity Owner and Horizon II Sponsor and Eldridge Industries, LLC; and (viii) the addition of a stand-alone MAE closing condition of the proposed transaction.

Between February 22, 2021 and March 5, 2021, representatives of Horizon II and Kirkland, on the one hand, and representatives of Hoya Topco and Latham, on the other hand, exchanged multiple revised drafts of the non-binding term sheet and came to an agreement on the outstanding business issues. The final agreement substantially reflected Horizon II’s proposal sent on February 22, 2021 and described above, with the following notable changes: (a) while the implied enterprise value in connection with the business combination was set at $2.4 billion on a cash-free and debt-free basis (consistent with Horizon II’s February 22, 2021 proposal), the equity value to be paid at closing would be established and fixed at signing, without any pre-closing adjustments for cash, debt, transaction expenses or working capital; (b) deletion of any obligation for the expense reimbursement obligation in the event of failure to enter into a definitive transaction agreement; and (c) provided that Horizon II can designate 1 (one) director to the board of directors of the surviving company.

On February 26, 2021, the board of managers of Hoya Topco (the “Hoya Topco Board”), comprised of Mark Anderson, Jerry Bednyak, Stanley Chia, David Donnini, Thomas Ehrhart, Patrick Martin, Martin Taylor and Eric Vassilatos, held a telephonic meeting, with members of Vivid Seats’ management and representatives of Latham, Crescent, Vista Equity Partners (affiliates of which are minority unitholders of Hoya Topco with minority representation on the Hoya Topco Board) and the Private Equity Owner to discuss the current status of the potential SPAC transaction under consideration by Hoya Topco and an update on Hoya Topco’s ongoing SPAC outreach.

On March 3, 2021, Horizon II decided to pursue a transaction with another prospective target that it had been in active discussions with since late 2020 and entered into an exclusivity agreement with that other target, preventing Horizon II from pursuing a transaction with Vivid Seats. On that same date, following Horizon II’s decision to enter into exclusive negotiations with another prospective target, Horizon began discussions with Hoya Topco regarding a business combination transaction with Vivid Seats. Horizon’s management reviewed the final terms of the non-binding term sheet between Hoya Topco and Horizon II, including the proposed implied enterprise value, and met with the Hoya Topco management team. As described above, Horizon’s Chief Executive Officer, Chief Financial Officer and Director, Todd L. Boehly, and Horizon’s Vice President, Robert Ott, hold similar positions at Horizon II and have participated in both initial discussions between Horizon II and Hoya Topco and in subsequent discussions between Horizon and Hoya Topco. Horizon’s decision to enter into discussions with Vivid Seats was driven by factors previously described, including the fact that, relative to other targets, Hoya Topco satisfied Horizon’s business combination criteria and provided Horizon with what Horizon believed to be the most attractive potential business combination.

On March 5, 2021, Vivid Seats management made a presentation to the Horizon board of directors, also attended by representatives of Evercore, to review the business, financial results and strategy of Vivid Seats. The parties also finalized, executed and delivered the LOI on March 5. Pursuant to the LOI, the parties agreed to enter into exclusive negotiations regarding a potential business combination. The LOI also contemplated, in addition to the other matters described above, among other things, the transaction structure of the business combination, certain governance matters of the surviving corporation, entry into the Tax Receivable Agreement and a PIPE financing of $225.0 million, at a price of $10.00 per share, which would be committed upon signing of the Transaction Agreement.

During the period between execution of the LOI and signing of the Transaction Agreement, representatives of Vivid Seats, Private Equity Owner and Horizon, together with their respective financial and legal representatives, held numerous conference calls with respect to terms and conditions of the business combination and related business, financial and legal matters, including the related PIPE financing process.

On March 6, 2021, representatives of Latham and Kirkland held an initial conference call to discuss timing and responsibility for drafts of transaction documents and process for signing and announcing the business combination.

Between March 6, 2021 and April 21, 2021, representatives of Horizon, representatives of Vivid Seats, and advisors of Horizon and Vivid Seats exchanged numerous revised drafts of, and held various calls and meetings to discuss, the investor management presentation to be provided to potential investors in the PIPE Subscription, including the use of proceeds to be included therein, research analyst coverage and outstanding information requests related thereto. From March 19, 2021 through April 13, 2021, representatives of Horizon, representatives of Vivid Seats, and advisors of Horizon and Vivid Seats held conversations with potential investors with respect to the PIPE Subscription. Horizon and Vivid Seats came to agreement on the proposed size and terms of the PIPE Subscription and Kirkland, Latham and Skadden Arps exchanged drafts of the form of Subscription Agreement to be used in the PIPE Subscription. The proposed size of the PIPE Subscription was based on the terms of the Transaction Agreement requiring that the cash proceeds from the Trust Account and PIPE Subscription must be at least $769.0 million (“Transaction Proceeds”). Given that, as of December 31, 2020, funds in the Trust Account totaled approximately $544.0 million, the proposed size of the PIPE Subscription was $225.0 million. In the event that redemptions of Horizon Class A ordinary shares reduce the Transaction Proceeds to an amount below $769.0 million, Sponsor agreed increase its commitment to the PIPE Subscription by a corresponding amount (the “Sponsor Backstop Commitment”).

On March 8, 2021, representatives of Latham sent representatives of Kirkland an initial draft of the Transaction Agreement, which initial draft proposed a customary “Up-C” structure, as contemplated by the LOI, with two classes of common stock (one class to be held by the public stockholders of Horizon and Sponsor and entitled to economic rights and one vote per share, and the other class to be held by Hoya Topco with one vote per share but no economic rights).

On March 9, 2021, representatives of Vivid Seats, together with Latham and Evercore, Horizon, together with Kirkland and Credit Suisse Securities (USA) LLC (“Credit Suisse”), together with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), counsel to Credit Suisse, participated in an all hands conference call to discuss timing and process for signing and announcing the business combination, including the related PIPE financing process.

On March 10, 2021, representatives of Latham sent representatives of Kirkland initial drafts of the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws, which, consistent with other “Up-C” structures in transactions of this type, (i) contemplated an equivalent number of outstanding Intermediate Common Units, on the one hand, and outstanding Vivid Seats Class B common stock, on the other hand, and (ii) restricted the issuance of Vivid Seats Class B common stock solely to holders of Intermediate Common Units and in an amount equal to the number of Intermediate Common Units held by such holder.

On March 11, 2021, representatives of Vivid Seats, Evercore, Latham, Kirkland and Skadden Arps held a conference call regarding certain due diligence matters related to the Vivid Seats business. During the call, Kirkland attorneys asked a series of questions related to labor and employment, employee benefits, executive compensation, real estate, environmental, health and safety, technology and intellectual property, IT, cybersecurity and data matters, and general corporate matters. They also asked follow up questions based on materials that had been made available in an online data room. Later on March 11, 2021 and again on March 15, 2021, representatives of Vivid Seats, together with Latham, and Horizon, together with Kirkland, held conference calls regarding certain legal due diligence matters related to Vivid Seats. The results of the due diligence process did not have a material impact on the terms of the transaction, including the proposed valuation of Vivid Seats.

On March 12, 2021, representatives of Latham sent representatives of Kirkland initial drafts of (i) the Stockholders’ Agreement, which initial draft provided for the lock-up of certain shares held by Sponsor and Hoya Topco and director nomination rights of Hoya Topco and Sponsor, in each case, consistent with the LOI agreed to by the parties and (ii) the Second A&R LLCA, which initial draft included mechanisms to maintain the ownership split of Hoya Intermediate by Hoya Topco and Vivid Seats PubCo consistent with the ownership split at Vivid Seats PubCo as between Hoya Topco and the other public shareholders, as is customary in “Up-C” structures.

From March 12, 2021 through April 21, 2021, representatives of Vivid Seats, Horizon, and the Crescent Holders with respect to the Crescent Purchase Agreement, and their respective legal counsel conducted various telephonic conference calls and exchanged and negotiated drafts of the other ancillary agreements related to the business combination, including the Exchange Agreement, the Crescent Purchase Agreement, the Sponsor Agreement, the form of the Second A&R LLCA, the form of the Registration Rights Agreement, the form of the Vivid Seats PubCo Amended and Restated Charter, the form of the Vivid Seats PubCo Amended and Restated Bylaws, the form of the Tax Receivable Agreement, the form of Stockholders’ Agreement, the 2021 Plan, the 2021 ESPP and the Plan of Merger.

On March 14, 2021, representatives of Latham sent representatives of Kirkland an initial draft of the Tax Receivable Agreement, which agreement was intended to appropriately reflect the value and benefit of the “Up-C” structure and any exchange of Intermediate Common Units for Vivid Seats Pubco Class A common stock by generally allocating 85% of certain tax savings generated by the transaction structure, including as a result of taxable exchanges of Intermediate Common Units, which allocation is customary for transactions of this nature and consistent with the LOI agreed to by the parties.

On March 14, 2021, Horizon engaged Credit Suisse and Evercore Group L.L.C. (“Evercore LLC”), to act as placement agents (in such capacities, the “Placement Agents”) in connection with the PIPE Subscription.

On March 15, 2021, representatives of Kirkland sent representatives of Latham revised drafts of the Transaction Agreement.

On March 17, 2021, representatives of Kirkland sent representatives of Latham and Skadden Arps an initial draft of the form Subscription Agreement.

On March 18, 2021, representatives of Latham and Kirkland held a conference call to discuss certain key issues in the latest draft of the Transaction Agreement, including, among other terms, (i) the interim operating restrictions on Hoya Topco and its Subsidiaries between signing and closing, which Hoya Topco viewed as inappropriate given Hoya Topco would not be a part of the combined company post-closing, (ii) the conditions under which the Horizon board of directors could modify its recommendation of the business combination, which

Vivid Seats argued should be narrowed (as described below in the description of Latham’s revised draft of March 19, 2021), (iii) the use of all proceeds to pay down Vivid Seats’ existing indebtedness, which obligation Vivid Seats desired to limit to an obligation to pay down debt to maintain a set cash-to-debt ratio and clarify as not including an obligation to use cash-on-hand to pay down indebtedness, (iv) the level of effort required to obtain any regulatory approvals and (v) the scope of representations and warranties of Hoya Topco, which Vivid Seats viewed as overly-burdensome and off-market for a transaction of this type.

On March 19, 2021, representatives of Latham sent representatives of Kirkland a revised draft of the Transaction Agreement, which draft removed Hoya Topco from the interim operating covenant, clarified the cash to be used to pay down existing indebtedness to limit the amount of cash required to be used in certain scenarios, limited the representations and warranties of Hoya Topco to reduce scheduling burdens, expanded upon the actions Horizon would be obligated to take to obtain regulatory approvals (if any), and restricted the instances in which the Horizon board of directors could change its recommendation of the business combination by specifying that an “Intervening Event” (the basis for which the Horizon board of directors could change its recommendation of the business combination) could not relate to any other business combination proposal with a third party and could not take into account change in price or trading volume of Horizon common stock, whether the Vivid Seats projections were met or an adverse effect on Hoya Topco and its subsidiaries, among other things.

On March 20, 2021, representatives of Kirkland sent representatives of Latham an initial draft of the Amended and Restated Registration Rights Agreement.

On March 22, 2021, representatives of Kirkland sent representatives of Latham an initial draft of the Sponsor Support Agreement.

On March 27, 2021, representatives of Kirkland sent representatives of Latham a revised draft of the Transaction Agreement, which, among other things, (i) accepted Vivid Seats’ position on Hoya Topco’s obligation with respect to interim operating covenants, (ii) reinserted the obligation that all of the proceeds be used to pay down debt, (ii) expanded the scope of representations and warranties proposed in Latham’s last draft of the Transaction Agreement and (iii) expanded the Horizon board of directors’ right to modify its recommendation in favor of the business combination, including by removing the restriction against taking into consideration adverse effects on Hoya Topco and its subsidiaries for purposes of determining whether an “Intervening Event” has occurred.

On March 27, 2021, representatives of Latham sent representatives of Kirkland an initial draft of the Crescent Purchase Agreement, which draft provided for consideration in amount and type as required by the terms of the Class A Units of Hoya Topco set forth in the Topco LLC Agreement.

On April 1, 2021, representatives of Kirkland and Latham held a conference call to discuss (i) the Transaction Agreement, including Sponsor’s recapitalization of Horizon Class B ordinary shares, the circumstances under which the Horizon board of directors could modify its recommendation in favor of the business combination, the representations and warranties of Vivid Seats and use of proceeds, among other terms, (ii) the Second A&R LLCA, including redemption rights and tax distributions; and (iii) the Amended and Restated Registration Rights Agreement, including the number of demand registration rights and cut backs to which the parties would be entitled.

Also on April 1, 2021, representatives of Latham sent representatives of Kirkland a revised draft of the Transaction Agreement, which, among other things, incorporated the transactions contemplated by the Crescent Purchase Agreement and the Domestication, clarified that Vivid Seats will not be required to use cash on hand immediately prior to the Closing to pay down indebtedness and restricted the instances in which the Horizon board of directors could change its recommendation of the business combination by specifying that an “Intervening Event” (the basis for which the Horizon board of directors could change its recommendation of the business combination) could not take into account any adverse effect on Hoya Topco and its subsidiaries.

Over the following two weeks, representatives of Latham and representatives of Kirkland exchange drafts of the Crescent Purchase Agreement, Stockholders Agreement and Sponsor Support Agreement, clarifying minor points and the logistics of the transaction.

On April 11, 2021, representatives of Kirkland sent representatives of Latham a revised draft of the Transaction Agreement, which revised draft, among other things, incorporated Sponsor’s exchange of Horizon Class B ordinary shares for Horizon Warrants, accepted the restrictions on Horizon’s board of directors’ ability to change its recommendation proposed in Latham’s prior draft, modified certain representations and warranties and addressed certain tax matters.

Following negotiations between the parties through the first two weeks of April, culminating the week of April 11, 2021, regarding the overall terms of the potential business combination, and taking into consideration a significant market-wide downturn in the PIPE market conditions and the feedback received by Credit Suisse and Evercore during meetings with prospective PIPE investors regarding the initial proposed valuation, the parties agreed to reduce the enterprise value from $2.4 billion to approximately $2.0 billion, while also agreeing to terms on the Sponsor Backstop Commitment, the Exchange and the increase the number of Sponsor designated directors from one to three.

On April 15, 2021, a draft of the form of Subscription Agreement was distributed to potential PIPE Investors with respect to the PIPE Subscription. None of the PIPE Investors (other than Eldridge Industries, LLC and a financial services firm that provides 401(k) services to Vivid Seats) had any preexisting relationship with Horizon, Sponsor, Vivid Seats, or the Placement Agents. Between April 5, 2021 and April 21, 2021, Kirkland and Latham negotiated the terms and exchanged drafts of the Subscription Agreements with the potential PIPE Investors and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties, registration rights and indemnification provisions, and responded to follow-up questions and comments related thereto, particularly with respect to the Closing process and the expected timeline for consummating the business combination. During this time, the potential PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts. On April 21, 2021, a final version of the form of Subscription Agreement for institutional investors and a secondary form of Subscription Agreement for accredited investors were distributed to the potential PIPE Investors, which reflected the outcome of negotiations between Horizon, Vivid Seats, and the potential PIPE Investors and their respective representatives and advisors. On April 21, 2021, the potential PIPE Investors that had chosen to participate in the PIPE Subscription indicated their final subscription amounts and delivered executed Subscription Agreements to Kirkland.

On April 15, 2021, representatives of Latham sent representatives of Kirkland a revised draft of the Transaction Agreement, which reflected, among other things, the agreement by Horizon to take actions necessary to revise the Horizon Warrants such that the Horizon Warrants are treated as equity under the rules and guidelines of the SEC and certain other changes regarding tax returns.

On April 16, 2021, the Hoya Topco Board, with all members in attendance, held a telephonic meeting, with representatives of Latham, Evercore, Crescent, Vista Equity Partners and the Private Equity Owner, to discuss current status of negotiations of the business combination with Horizon and an update on Hoya Topco’s ongoing outreach to potential investors for the PIPE Subscription. Evercore reviewed for the Hoya Topco Board its discussions with potential PIPE investors about the Vivid Seats business and valuation, as well as negotiations with Horizon regarding valuation, equity consideration and Sponsor’s investment commitment. On the same date, Horizon’s board of directors shared an initial version of the PIPE Investor Presentation (the “PIPE Investor Presentation”) with the prospective PIPE investors. The PIPE Investor Presentation was jointly prepared by Horizon, Evercore LLC (who consulted with Credit Suisse on the set of comparable companies to be used in the comparable company analysis), Vivid Seats and Credit Suisse) who assisted in the selection of comparable companies for comparable company analysis and transaction summary descriptions).

On April 16, 2021, representatives of Kirkland sent representatives of Latham a revised draft of the Transaction Agreement, which reflected, among other things, certain changes related to the timing of the transactions contemplated thereunder and the preparation of tax returns.

On April 17, 2021, representatives of Latham sent representatives of Kirkland a revised draft of the Transaction Agreement, which reflected, among other things, the issuance of Intermediate Warrants to Hoya Topco, and certain other changes related to the preparation of tax returns.

From April 19, 2021 through April 21, 2021 representatives of Kirkland and Latham finalized the Transaction Agreement and the other ancillary agreements contemplated thereby.

On April 20, 2021, the Horizon board of directors held a virtual meeting, with representatives of Kirkland and Maples, to discuss, among other things, the Transaction Agreement and the transactions contemplated thereby. Following discussion, the Horizon board of directors unanimously determined to approve the Transaction Agreement and the transactions contemplated thereby.

On April 21, 2021, the Hoya Topco Board, with all members in attendance, held a telephonic meeting, with representatives of Latham, Evercore, Crescent, Vista Equity Partners and the Private Equity Owner, to discuss, among other things, the Transaction Agreement and the transactions contemplated thereby. Following discussion, the Hoya Topco Board determined to approve the Transaction Agreement and the transactions contemplated thereby.

On April 21, 2021, Horizon engaged Credit Suisse and Deutsche Bank Securities Inc. (“Deutsche Bank”) to act as its financial and equity capital markets advisors in connection with the business combination.

Later on April 21, 2021, Horizon, the Sponsor, Hoya Topco, Hoya Intermediate and Vivid Seats PubCo entered into the Transaction Agreement. On April 22, 2021, Horizon and Vivid Seats issued a joint press release announcing execution of the Transaction Agreement, which Horizon filed with a Current Report on Form 8-K along with the investor presentation prepared by members of Vivid Seats and Horizon’s management teams and used in connection with meetings regarding the PIPE Subscription and the announcement of the business combination. On April 26, 2021, Horizon filed a Current Report on Form 8-K/A with the Transaction Agreement, the Exchange Agreement, the Sponsor Support Agreement, form of Subscription Agreement and form of Stockholders’ Agreement.

Horizon’s Board of Directors’ Reasons for the Approval of the Business Combination

Horizon’s board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, Horizon’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Horizon’s board of directors may have given different weight to different factors. This explanation of the reasons for Horizon’s board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Horizon’s board of directors considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Strong Historical Financial Performance and Economic Model. Hoya Intermediate and Vivid Seats PubCo historically demonstrated strong financial performance and results of operations. Horizon’s board of directors took into account Vivid Seats’ historically strong Adjusted EBITDA margins and Adjusted EBITDA to free cash flow conversion rates, coupled with low capital expenditures and negative working capital;

•

Favorable Prospects for Future Growth and Financial Performance. Horizon’s board of directors considered current information and forecast projections from Horizon and Vivid Seats PubCo’s management regarding (i) Hoya Intermediate and Vivid Seats PubCo’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory and financial market conditions and (iii) opportunities and competitive factors within Vivid Seats PubCo’s industry. Among other factors, Horizon’s board of directors reviewed Vivid Seats PubCo’s management forecasted financials and key financial metrics underlying such projections, as well as Vivid Seats PubCo’s projected revenue year over year growth rate percentage over the period from 2022 (projected) through 2023 (projected), as well as enterprise value as a multiple of Adjusted EBITDA and as a multiple of revenue for estimated calendar year 2022 and estimated calendar year 2023. Based on its review, Horizon’s board of directors concluded that the estimated values for Vivid Seats PubCo represented attractive valuation relative to such estimated values of comparable companies. For further information, see below “— Comparable Company Analysis” and “— Certain Forecasted Financial Information for Vivid Seats PubCo.” Horizon’s board of directors also considered general market conditions and Vivid Seats PubCo’s competitive position. There is a significant and growing market opportunity serving the sports and entertainment markets and Vivid Seats PubCo is well-positioned for both significant immediate growth in post-pandemic recovery and above-market long-term growth. For further information, see “The Business of Vivid Seats — Our Industry Opportunity” and “The Business of Vivid Seats — Our Strength”;

•

Differentiated Technology Platform. Vivid Seats PubCo’s best-in-class proprietary search algorithms focuses customer experience on event discovery and conversion and creates unique engine for generating new customers. The platform also presents what Horizon believes to be a leading enterprise resource planning (ERP) system for the seller community;

•

Compelling Valuation. The implied enterprise value in connection with the business combination is approximately $2.0 billion, which Horizon’s board of directors believes represents an attractive valuation relative to selected comparable companies;

•

World Class Management Team. Hoya Intermediate and Vivid Seats PubCo’s experienced management team, led by Stanley Chia, Hoya Intermediate and Vivid Seats PubCo’s Chief Executive Officer, brings veteran leadership with highly relevant experience;

•

Potential for Future Accretive M&A. Horizon believes that Hoya Intermediate and Vivid Seats PubCo are positioned as an attractive M&A platform opportunity as it continues to expand its offerings and geographic reach; and

•

Likelihood of Closing the Business Combination. The belief of the Horizon board of directors that an acquisition by Horizon has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities.

Comparable Company Analysis

Horizon’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Vivid Seats PubCo following the business combination and this analysis was presented to Horizon’s board of directors. The relative valuation analysis was based on selected publicly-traded companies in each of the following sectors: (1) online marketplaces and (2) live event ticketing. The selected companies were chosen because they were determined by Horizon’s management to be the most relevant in their particular sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Vivid Seats PubCo). The comparable companies Horizon’s board of directors reviewed were:

Online Market Places

•	Match, an online dating service with web sites serving over 50 countries in twelve languages;

•	ANGI Homeservices, an online home services company;

•	Etsy, an American e-commerce website focused on handmade or vintage items and craft supplies;

•	Bumble Inc., an American social media company that operates the Bumble online dating application facilitating communication between interested users;

•	Airbnb, Inc., an online marketplace for lodging, homestays for vacation rentals and tourism activities;

•	DoorDash, Inc., an online food ordering and food delivery platform;

•	Farfetch, a British-Portuguese online luxury fashion retail platform that sells products from over 700 boutiques and brands from around the world;

•

GoodRx, an American healthcare company that operates a telemedicine platform and a free-to-use website and mobile application that track prescription drug prices in the United States and provide free drug coupons for discounts on medications; and

•	Poshmark, a leading online social marketplace for new and secondhand style for women, men, kids, pets, home, and more.

Live Event Ticketing

•	LiveNation, an American events promoter and venue operator based in Beverly Hills, California; and

•	Eventbrite, an American event management and ticketing website.

These companies were selected by Horizon as the companies with publicly available data having businesses with similar (or, in the case of margins and growth rates, similar or reasonably achievable) end markets, business models, go-to-market strategies, transaction volumes, margins and growth rates. While these companies may share certain characteristics that are similar to those of Vivid Seats PubCo, Horizon’s board of directors recognized that no company was identical in nature to Vivid Seats PubCo.

Using publicly available information, Horizon’s management reviewed with Horizon’s board of directors, among other things, the revenue year over year growth rate percentage with respect to each such selected comparable company over the period from 2022 (projected) through 2023 (projected), Adjusted EBITDA margin with respect to each such selected comparable company for the period ending 2023 (projected) and the sum of these two percentages with respect to each such selected comparable company. Adjusted EBITDA margin is Adjusted EBITDA divided by Revenue. These estimates are based on publicly available consensus research analysts’ estimates and other publicly available information, all as of April 14, 2021. In addition, all estimates were calendarized to December year-ends. The percentages for the selected comparable companies are summarized in the table below:

Selected Public Company	2022E-2023E Revenue YoY	2023E Adjusted EBITDA Margin	2023E Revenue Growth plus Adjusted EBITDA Margin
Online Marketplaces
Match	17.3%	42.6%	59.9%
ANGI Homeservices	20.6%	19.4%	40.0%
Etsy	23.1%	35.0%	58.1%
Bumble	21.9%	27.4%	49.3%
Airbnb	25.6%	15.3%	40.9%
Doordash	30.1%	11.8%	41.9%
Farfetch	34.6%	11.1%	45.7%
GoodRx	33.9%	36.1%	70.0%
Poshmark	30.8%	7.6%	38.4%

Median	25.6%	19.4%	45.7%

Live Event Ticketing
Live Nation	21.0%	8.3%	29.3%
Eventbrite	22.9%	17.4%	40.3%

Mean	22.0%	12.9%	34.8%

Vivid Seats(1)	14.4%	28.0%	42.4%

(1)	For further information and disclaimers regarding the unaudited projected financial information underlying these metrics, see “—Certain Forecasted Financial Information for Vivid Seats PubCo.”

Based on the review of these selected comparable companies, Horizon’s board of directors concluded that Vivid Seats PubCo’s revenue year over year growth rate percentage over the period from 2022 (projected) through 2023 (projected), EBITDA margin with respect to each such selected comparable company for the period ending 2023 (projected) and the sum of these two percentages with respect to each such selected comparable company (each of which are shown in the table above) were attractive relative to the percentages of such selected comparable companies.

Using publicly available information, Horizon’s management also reviewed with Horizon’s board of directors, among other things, the enterprise values (defined as market capitalization plus net debt plus minority investments minus unconsolidated investments) as a multiple of Adjusted EBITDA for 2022 (projected) and 2023 (projected) with respect to each such selected comparable company. These estimates are based on publicly available consensus research analysts’ estimates and other publicly available information, all as of April 14, 2021. In addition, all estimates were calendarized to December year-ends. The companies presented below may use differing definitions of Adjusted EBITDA. Furthermore, the definition of Adjusted EBITDA utilized by a comparable company may not reflect such entity’s definition of Adjusted EBITDA for historical periods. For example, Horizon’s board of directors considered a definition of Vivid Seats Adjusted EBITDA that reflects certain adjustments permissible under Vivid Seats’ existing credit agreements that are not included in Vivid

Seats’ historical presentation of Adjusted EBITDA. Accordingly, the comparability of such information may be limited. The percentages for the selected comparable companies are summarized in the table below:

Selected Public Company	Enterprise Value / 2022E Adjusted EBITDA	Enterprise Value / 2023E Adjusted EBITDA
Online Marketplaces
Match	34.1x	26.8x
ANGI Homeservices	30.6x	19.1x
Etsy	35.5x	26.3x
Bumble	54.0x	41.2x
Airbnb	158.8x	95.4x
Doordash	158.4x	71.0x
Farfetch	213.5x	52.6x
GoodRx	44.6x	31.0x
Poshmark	172.3x	74.7x

Median	54.0x	41.2x

Live Event Ticketing
Live Nation	21.7x	17.8x
Eventbrite	53.4x	34.4x

Mean	37.6x	26.1x

Vivid Seats(1)	18.7x	14.0x

(1)	For further information and disclaimers regarding the unaudited projected financial information underlying these metrics, see “—Certain Forecasted Financial Information for Vivid Seats PubCo.”

Using publicly available information, Horizon’s management also reviewed with Horizon’s board of directors, among other things, the enterprise values as a multiple of revenue for 2022 (projected) and 2023 (projected) with respect to each such selected comparable company. These estimates are based on publicly available consensus research analysts’ estimates and other publicly available information, all as of April 14, 2021. In addition, all estimates were calendarized to December year-ends. The percentages for the selected comparable companies are summarized in the table below:

Selected Public Company	Enterprise Value / 2022E Revenue	Enterprise Value / 2023E Revenue
Online Marketplaces
Match	13.4x	11.4x
ANGI Homeservices	4.5x	3.7x
Etsy	11.3x	9.2x
Bumble	13.8x	11.3x
Airbnb	18.3x	14.6x
Doordash	10.9x	8.4x
Farfetch	7.9x	5.9x
GoodRx	15.0x	11.2x
Poshmark	7.4x	5.7x

Median	11.3x	9.2x

Live Event Ticketing
Live Nation	1.8x	1.5x
Eventbrite	7.3x	6.0x

Mean	4.6x	3.7x

Vivid Seats(1)	4.5x	3.9x

(1)	For further information and disclaimers regarding the unaudited projected financial information underlying these metrics, see “—Certain Forecasted Financial Information for Vivid Seats PubCo.”

Based on the review of these selected comparable companies, Horizon’s board of directors concluded that Vivid Seats PubCo’s enterprise value as a multiple of Adjusted EBITDA and as a multiple of revenue for estimated calendar year 2022 and estimated calendar year 2023 (each of which are shown in the tables above), respectively, was an attractive valuation relative to the estimated calendar year enterprise values as a multiple of Adjusted EBITDA and as a multiple of revenue of such selected comparable companies.

Horizon’s board of directors viewed Vivid Seats PubCo’s enterprise value as a multiple of both revenue and Adjusted EBITDA as the most relevant valuation measures on which to evaluate Vivid Seats PubCo’s value based on their belief that these multiples are the most prevalent and relevant metrics for the companies that operate in Vivid Seats PubCo’s industry and adjacent sectors. The results of this analysis (as described above) supported Horizon’s board of directors’ determination, based on a number of factors, that the terms of the merger were fair to and in the best interests of Horizon and its stockholders.

Certain Forecasted Financial Information for Vivid Seats PubCo

Vivid Seats PubCo does not as a matter of course publicly disclose long-term forecasts or internal projections of their future performance, revenue, earnings, financial condition or other results. However, Vivid Seats PubCo’s senior management prepared and provided to Hoya Intermediate’s board of directors, Vivid Seats’ financial advisors and Horizon certain internal, unaudited prospective financial information in connection with the evaluation of the merger. Vivid Seats PubCo’s senior management prepared such financial information based on Vivid Seats PubCo’s senior management’s judgement and assumptions regarding the future financial performance of Vivid Seats PubCo. The inclusion of the below information should not be regarded as an indication that Vivid Seats PubCo or any other recipient of this information considered – or now considers – it to be necessarily predictive of actual future results.

The unaudited prospective financial information of Vivid Seats PubCo is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Vivid Seats PubCo’s senior management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vivid Seats.” Vivid Seats PubCo believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Vivid Seats PubCo had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Vivid Seats PubCo’s business, industry performance, the regulatory environment and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts but, in the view of Vivid Seats PubCo’s management, such financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Vivid Seats PubCo’s senior management’s knowledge and belief, the expected course of action and the expected future financial performance of Vivid Seats PubCo. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, none of Horizon, WithumSmith+Brown, PC, Horizon’s independent registered public accounting firm, and Deloitte & Touche LLP, Vivid Seats PubCo’s independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER VIVID SEATS PUBCO NOR HORIZON INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF VIVID SEATS PUBCO, HORIZON NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY VIVID SEATS PUBCO STOCKHOLDER, HORIZON STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. HORIZON DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Vivid Seats PubCo may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of the financial measures.

The following table sets forth certain summarized prospective financial information regarding Vivid Seats PubCo for 2021, 2022, 2023 and 2024:

Vivid Seats PubCo’s Management Forecasted Financials

(in millions)	2021E		2022E	2023E	2024E
Gross Order Value(1)	$781		$2,364	$2,728	$3,090
YoY Growth	125%		203%	15%	13%
Adjusted Revenue(2)	$168		$459	$525	$591
YoY Growth	46%		173%	14%	13%
Adjusted EBITDA(2)	$7		$110	$147	$189
YoY Growth	40%		1471%	34%	29%
Free Cash Flow(3)	$15		$116	$162	$205
Free Cash Flow Conversion	NM	%(4)	106%	110%	109%

(1)	Gross order value represents the total transactional amount of marketplace orders placed on our platform in a given period, inclusive of fees and net of cancellations that occurred during that period.
(2)	Adjusted Revenue and Adjusted EBITDA exclude the impact of cancellations and elevated chargebacks in fiscal years ended December 31, 2020 and 2021.
(3)	Free Cash Flow defined as Adjusted EBITDA less capital expenditures, plus change in net working capital.
(4)	“NM” — not meaningful.

This summarized prospective financial information reflects a combination of (1) uncertainty around the timing and trajectory of the return of live events with fans in attendance and (2) a continuation of historical trends upon the return of normalized market activity.

This prospective financial information was prepared early in the first quarter of 2021 when significant uncertainty surrounded the live event market. While distribution of the COVID-19 vaccine had begun, the pace and ultimate success of these efforts was unknown. Similarly, significant uncertainty remained with respect to the subsequent reaction from state and local officials and the timeframe under which substantial numbers of attendees would be able to attend live events.

Accordingly, Vivid Seats PubCo’s senior management assumed continued material impact to Vivid Seats PubCo’s business in the first and second quarters of 2021 in the forecasted financials followed by a measured return to normal activity. The forecasted financials assume that 2022 activity will approximate 2019 activity; as such, the prospective financial information reflects a ramp in the third and fourth quarters of 2021 from the severely COVID-impacted results experienced in 2020 and projected first half of 2021 to a normalized environment in 2022.

Vivid Seats PubCo’s management projects 2022 Revenue to be similar to 2019 levels and 2022 Adjusted EBITDA to be lower than 2019 Adjusted EBITDA to reflect additional planned marketing investment. The forecasted financials for 2023 and 2024 assume a resumption of overall market growth rates in the high single digits coupled with Vivid Seats PubCo outpacing market growth by amounts consistent with historical experience. Vivid Seats PubCo’s management did not assume any meaningful changes to the fundamental economics of its business. Adjusted EBITDA margins in 2023 approximate 2019 Adjusted EBITDA margins while 2024 Adjusted EBITDA margins exceed 2019, reflecting the benefits of operating leverage as Vivid Seats PubCo continues to grow, which is also consistent with historical trends. Vivid Seats included projections through 2024 to provide potential investors with multiple years of projected performance upon the return of a normalized ticketing environment.

The following table sets forth key financial metrics utilized by Vivid Seats PubCo’s management in preparing forecasted financials for 2021, 2022, 2023 and 2024:

Vivid Seats PubCo’s Key Metrics

	2019	2020	2021E	2022E	2023E	2024E
Marketplace GOV (1) (in millions)	$2,280	$347	$781	$2,364	$2,728	$3,090
Total Marketplace Orders (2) (in thousands)	7,185	1,066	2,401	7,292	8,366	9,422
Average Order Size (3) (in whole dollars)	$317	$326	$325	$324	$326	$328
Marketing & Loyalty Spending (4) (in millions)	$177	$41	$83	$219	$237	$253

(1)

Marketplace Gross Order Value (“Marketplace GOV”) represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period.

(2)	Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform during a period, net of event cancellations that occurred during that period.

(3)	Average Order Size represents Marketplace GOV divided by Total Marketplace orders.
(4)

Marketing & Loyalty spending consists of Marketing and selling expenses, in addition to customer loyalty costs and adjustments to outstanding customer credit balances, which are classified as Revenues in our Consolidated Statement of Operations and Comprehensive Loss. During the years ended December 31, 2019 and 2020, customer loyalty costs and adjustments to outstanding customer credit balances amounted to a benefit of $1 million and contra-revenue of $3 million, respectively.

The projected values 2021, 2022, 2023 and 2024 are based on a conservative assumption that average order size will experience only minimum growth throughout the forecast, while projecting that gross order value and total orders return to 2019 levels in 2022 supported by increased investment in marketing and loyalty spending.

Interests of Certain Persons in the Business Combination

Horizon – Interest of Certain Persons

In considering the recommendation of Horizon’s board of directors to vote in favor of the business combination, shareholders and warrant holders should be aware that, aside from their interests as shareholders and warrant holders, as applicable, Sponsor and certain of Horizon’s directors and officers have interests in the business combination that are different from, or in addition to, those of other shareholders and warrant holders generally. Horizon’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to shareholders and warrant holders that they approve the business combination and/or the Warrant Holder Proposals, as applicable. Shareholders and warrant holders should take these interests into account in deciding whether to approve the business combination and/or the Warrant Holder Proposals, as applicable. These interests include, among other things:

•	the fact that Sponsor has agreed not to redeem any Horizon Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial transaction;

•

the fact that Sponsor paid an aggregate of $155 million for 15,500,000 Horizon Class A ordinary shares (after giving effect to forfeitures in connection with the underwriters’ overallotment option being reduced or not exercised) (none of which were transferred to Horizon’s independent directors and none of which were transferred to Horizon’s strategic advisors) and such securities may have a higher value at the time of the business combination, estimated at approximately $155 million based on the closing price of $10.00 per public share on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $25,000 for 13,599,608 Horizon Class B ordinary shares (after giving effect to forfeitures in connection with the underwriters’ overallotment option being reduced or not exercised) (the “Sponsor Shares”) (none of which were transferred to Horizon’s independent directors and none of which were transferred to Horizon’s strategic advisors) and such securities may have a higher value at the time of the business combination, estimated at approximately $136 million based on the closing price of $10.00 per public share on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $9,779,687 for the 6,519,791 Horizon IPO Private Placement Warrants currently owned by Sponsor, and such warrants will expire worthless if a transaction is not consummated by August 25, 2022; the warrants held by our Sponsor had an aggregate market value of approximately $11,605,228 based upon the closing price of $1.78 per warrant on the NYSE on June 28, 2021;

•

the fact that Sponsor paid an aggregate of $164,804,687 for its investment in Horizon, as summarized in the table below, and, following the consummation of the business combination, the aggregate value of Sponsor’s investment will be $275,472,138, based upon: (i) with respect to Horizon Class A ordinary shares, the Sponsor Shares and Horizon IPO Warrants, the respective closing prices on NYSE on August 4, 2021, and (ii) with respect to Horizon $10.00 Exercise Warrants and Horizon $15.00

Exercise Warrants, the value of such warrants calculated as of August 4, 2021, in accordance with Black-Scholes Model, as indicated below;

Sponsor Ownership of Horizon Prior to Closing
	Securities held by Sponsor	Sponsor Cost ($)
Horizon Class A ordinary shares	15,500,000	155,000,000
Horizon Class B ordinary shares (Sponsor Shares)	13,599,608	25,000
Horizon IPO Public Warrants	5,166,667	—
Horizon IPO Private Placement Warrants	6,519,791	9,779,687
Horizon $10.00 Exercise Warrants	—	—
Horizon $15.00 Exercise Warrants	—	—

Total		164,804,687

Sponsor Ownership of Vivid Seats Post-Closing
	Securities held by Sponsor	Value per Unit ($)	Total Value ($)
Horizon Class A ordinary shares	15,500,000	9.91	153,605,000
Horizon Class B ordinary shares (Sponsor Shares)	50,000	9.91	495,500
Horizon IPO Public Warrants	5,166,667	1.66	8,576,667
Horizon IPO Private Placement Warrants	6,519,791	1.66	10,822,853
Horizon $10.00 Exercise Warrants	17,000,000	3.65	62,031,892
Horizon $15.00 Exercise Warrants	17,000,000	2.35	39,940,225

Total			275,472,138

Warrants Valuation (Black-Scholes Model)
	Tenor (years)	Strike Price	Discount*	Volume	Value ($)
Horizon $10.00 Exercise Warrants	10	10	1.213%	26.962%	3.65
Horizon $15.00 Exercise Warrants	10	15	1.213%	26.962%	2.35

•

the fact that Sponsor and Horizon’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares held by them if Horizon fails to complete an initial transaction by August 25, 2022;

•	the fact that the Registration Rights Agreement will be entered into by Horizon;

•

the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to Horizon in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Vivid Seats Class A common stock in connection with the consummation of the business combination;

•	the right of Sponsor to hold shares of Vivid Seats PubCo Class A common stock, as well as Vivid Seats PubCo Warrants, following the business combination, subject to certain lock-up periods;

•

the continued indemnification of Horizon’s existing directors and officers and the continuation of Horizon’s directors’ and officers’ liability insurance after the business combination (i.e., a “tail policy”);

•

the fact that Sponsor and Horizon’s officers and directors will not be reimbursed for any out-of-pocket expenses (estimated at $0 as of June 28, 2021) if an initial transaction is not consummated by August 25, 2022;

•

the fact that if the Trust Account is liquidated, including in the event Horizon is unable to complete an initial transaction by August 25, 2022, Sponsor has agreed to indemnify Horizon to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Horizon has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Horizon, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that Horizon may be entitled to distribute or pay over funds held by Horizon outside the Trust Account to Sponsor or any of its affiliates prior to the Closing;

•	the fact that Hoya Intermediate shall pay Sponsor $11.7 million in cash at Closing in consideration for the Sponsor Backstop Commitment;

•	the fact that Sponsor can earn a positive return on its investment even if other Horizon shareholders experience a negative return given the potential option value for the new warrants;

•

the fact that Sponsor and Eldridge are expected to receive a portion of the $17.5 million special dividend of between approximately $7.9 million, assuming no public shareholders choose to exercise their redemption rights, and $16.7 million, assuming that all public shareholders, other than Sponsor, choose to exercise their redemption rights; and

•

the fact that Sponsor will enter into the Exchange Agreement, pursuant to which all Horizon Class B ordinary shares will be exchanged for (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share (the “Horizon $10.00 Exercise Warrants”), (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise of $15.00 per share (the “Horizon $15.00 Exercise Warrants”) and (iii) 50,000 shares of Horizon Class A ordinary shares, as more particularly set forth in the Exchange Agreement.

Hoya Intermediate – Interests of Certain Persons

Hoya Intermediate is a manager-managed limited liability company, with Hoya Topco serving as the sole manager, and as such does not have any directors. Its officers are Stanley Chia, its chief executive officer and president, and Lawrence Fey, its chief financial officer. Hoya Intermediate’s officers have certain interests in the business combination that are described in this proxy statement/prospectus, including, among other things: ownership interests in Hoya Topco as described in the section entitled “Beneficial Ownership of Securities” and executive compensation as described in the section entitled “Executive Compensation.” Following the Transactions, the business affairs of Hoya Intermediate will be controlled by a board of managers. The Hoya Intermediate board of managers will initially consist of two individuals, one of which will be designated by Vivid Seats PubCo and one of which will be designated by Hoya Topco.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the business combination, Sponsor and Horizon’s directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of Sponsor or Horizon’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of Horizon’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that Sponsor or Horizon’s directors, officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the business combination or, where the purchases are made by Sponsor or Horizon’s directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the business combination.

Ownership of Vivid Seats PubCo following the Business Combination

It is anticipated that, upon completion of the business combination and assuming no redemptions of Horizon Class A ordinary shares in connection with the business combination, Vivid Seats PubCo’s ownership will be as follows: (1) Horizon public shareholders will own approximately 19.9% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (2) the PIPE Investors (as defined herein), excluding Sponsor and certain affiliates of the Sponsor, will own approximately 1.8% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); (3) Sponsor, together with certain of its affiliates, will own (i) approximately 17.7% (assuming no exercise of Vivid Seats PubCo Warrants held by Sponsor) or (ii) approximately 29.9% (assuming full exercise of Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (each as defined herein) held by Sponsor), of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class A common stock); and (4) Hoya Topco will own approximately 60.6% of Vivid Seats PubCo’s outstanding common stock (which will be in the form of shares of Vivid Seats Class B common stock). As a result of the voting power controlled by Hoya Topco, following the business combination, Vivid Seats PubCo will qualify as a “controlled company” within the meaning of applicable Nasdaq listing rules. The board of managers of Hoya Topco is controlled by our Private Equity Owner and its affiliates, and consequently the Private Equity Owner will, for so long as it controls Hoya Topco, control the vote of all matters submitted to a vote of Vivid Seats PubCo’s shareholders through Hoya Topco’s ownership of approximately 60.6% of the voting power of Vivid Seats PubCo’s outstanding common stock following the business combination. In addition to its voting power, the Private Equity Owner, for so long as it controls Hoya Topco, will be entitled to nominate five (5) directors to the Vivid Seats Board pursuant to the Stockholders’ Agreement. In turn, Vivid Seats PubCo will indirectly hold approximately 39.4% of the Intermediate Common Units and Hoya Topco will hold approximately 60.6% of the Intermediate Common Units, which interests will be controlled by the Private Equity Owner for so long as it controls Hoya Topco. These levels of ownership interest assume that no shares are elected to be redeemed in connection with the business combination. The PIPE Investors have agreed to purchase 22,500,000 shares of Vivid Seats Class A common stock at $10.00 per share for an aggregate commitment amount of $225.0 million, in the PIPE Subscription. In this proxy statement/prospectus, we assume that approximately $769.0 million of the gross proceeds from the PIPE Subscription and funds held in the Trust Account will be used to fund (i) the business combination, (ii) the partial repayment of our Term Loan Facilities to a net debt amount (consisting of long-term debt, less cash and cash equivalents) of approximately $132.1 million under both the no redemption scenario and maximum redemption scenario, and (iii) the payment of certain transaction expenses. The ownership percentage with respect to Vivid Seats PubCo does not take into account (1) warrants to purchase Vivid Seats Class A common stock that will remain outstanding immediately following the business combination or warrants to purchase Vivid Seats Class B common stock issued in connection with the business combination or (2) the issuance of any shares upon completion of the business combination under the 2021 Plan, but does include founder shares, which will automatically convert into shares of Vivid Seats Class A common stock on a one-for-one basis upon the consummation of the business combination (such shares of Vivid Seats Class A common stock will be subject to transfer restrictions). If the actual facts are different from these assumptions, the above levels of ownership interest will be different.

You should read “Summary of the Proxy Statement/Prospectus — Impact of the Business Combination on Vivid Seats PubCo’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the business combination. These figures assume that no holders of Horizon Class A ordinary shares exercise their redemption rights in connection with the business combination. If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Cash and investments held in Trust Account[1] ($155 held by Sponsor)	$544	Cash to seller	$—
Private Placement (including Sponsor co-investment)	225	Cash to pay down debt	677
Equity rollover	1,182	Equity rollover	1,182
		First lien breakage costs	33
		Transaction fees and expenses	59

Total sources	$1,951	Total uses	$1,951

(1)	Reflects cash and investments held in the Trust Account as of March 31, 2021. Excludes interest earned in the Trust Account.

Board of Directors of Vivid Seats PubCo Following the Business Combination

Upon the Closing, the board of Vivid Seats PubCo will be chaired by David Donnini and will include Stanley Chia, Todd Boehly, Martin Taylor, Jane DeFlorio, Julie Masino, Craig Dixon, Mark Anderson and Tom Ehrhart, at least three of whom will be independent.

Upon completion of the business combination, the Private Equity Owner will control a majority of the combined voting power of all classes of Vivid Seats PubCo’s outstanding voting shares and will have the ability to influence the election of the Vivid Seats Board. As a result, Vivid Seats PubCo expects to be a controlled company within the meaning of the Nasdaq corporate governance standards, and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to Vivid Seats PubCo as long as it remains a controlled company.

Redemption Rights

Under Horizon’s amended and restated memorandum and articles of association, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Horizon’s amended and restated memorandum and articles of association. As of December 31, 2020, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Horizon Class A ordinary shares for cash and will no longer own shares of Horizon. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Horizon’s transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Horizon Class A ordinary shares included in the units sold in the IPO, which are referred to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. Each redemption of Horizon Class A ordinary shares by Horizon’s public shareholders will decrease the amount in the Trust Account, which holds approximately $544 million as of December 31, 2020. In no event will Horizon redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. See the section entitled “Extraordinary General Meeting and Warrant Holders Meeting of Horizon —Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Under Section 239 of the CICA, neither the holders of Horizon public shares nor the holders of Horizon IPO Public Warrants will have appraisal or dissenter rights in connection with the business combination. Holders of public shares or Horizon IPO Public Warrants should consult their Cayman Islands legal counsel regarding their rights under the CICA.

Accounting Treatment

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Vivid Seats PubCo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Hoya Intermediate having a relative majority of the voting power of the combined company, the operations of Hoya Intermediate and its subsidiaries constituting the only ongoing operations of the combined company, and senior management of Hoya Intermediate comprising the majority of the senior management of the combined company.

Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of Hoya Intermediate. The net assets of Vivid Seats PubCo will be stated at historical cost, with no goodwill or other intangible assets recorded.

U.S. Federal Income Tax Considerations

The following discussion is a discussion of material U.S. federal income tax considerations applicable to holders of Horizon’s public shares or Horizon IPO Public Warrants (other than the Sponsor, directors, or any of their respective affiliates) as a consequence of (i) the Merger, (ii) the exercise of redemption rights, (iii) the adoption of the Warrant Amendment, (iv) Horizon’s recipient of the Payment and the payment of the special dividend, and (v) the ownership and disposition of shares of Vivid Seats Class A common stock and Vivid Seats PubCo Warrants after the Merger. This section applies only to investors that hold their public shares or Horizon IPO Public Warrants, and that will hold their Vivid Seats Class A common stock or Vivid Seats PubCo Warrants, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•

persons that actually or constructively own five percent or more of Horizon’s voting shares or five percent or more of the total value of all classes of Horizon’s shares (except as specifically addressed below);

•	persons that acquired Horizon’s securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold Horizon’s securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons subject to the alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	persons that purchase public shares as part of the PIPE financing;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law as in effect on the date hereof, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold equity interests in Hoya Intermediate prior to the business combination, including holders of Horizon’s public shares or Horizon IPO Public Warrants that also hold, directly or indirectly, equity interests in Hoya Intermediate. With respect to the consequences of holding shares of Vivid Seats Class A common stock and Vivid Seats PubCo Warrants, this discussion is limited to holders that acquire such shares of Vivid Seats Class A common stock in connection with the Merger or as a result of the exercise of a Vivid Seats PubCo Warrant, and holders that acquire such Vivid Seats PubCo Warrants in connection with the Merger. Horizon has not sought, and neither Horizon nor Vivid Seats PubCo will seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons that hold Horizon’s securities or Vivid Seats securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Horizon’s public shares or Horizon IPO Public Warrants, or the Vivid Seats Class A common stock or Vivid Seats PubCo Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Horizon’s public shares or Horizon IPO Public Warrants, or that will hold Vivid Seats Class A common stock or Vivid Seats PubCo Warrants, Horizon urges you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, THE EXERCISE OF REDEMPTION RIGHTS, THE ADOPTION OF THE WARRANT AMENDMENT AND THE OWNERSHIP AND DISPOSITION OF SHARES OF VIVID SEATS CLASS A COMMON STOCK AND VIVID SEATS PUBCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because any unit consisting of one public share and one-third of one Horizon IPO Public Warrant, with a whole Horizon IPO Public Warrant representing the right to acquire one public share is separable at the option of the holder, Horizon is treating any public share and one-third of one Horizon IPO Public Warrant to acquire one public share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of the units into their constituent parts should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of Horizon’s public shares or Horizon IPO Public Warrants or Vivid Seats Class A common stock or Vivid Seats PubCo Warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

Effects of the Merger on U.S. Holders

Subject to the limitations set forth above under “U.S. Federal Income Tax Considerations” and in the opinion included as Exhibit 8.1 of the registration statement of which this proxy statement/prospectus forms a part, the discussion in the sections entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Merger on U.S. Holders,” “C. U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000”, and “D. Tax Consequences for U.S. Holders of Horizon IPO Public Warrants,” including as it relates to the treatment of the Merger as an F Reorganization (defined below) and the consequences to U.S. Holders of such treatment, constitutes the opinion of Kirkland as to the material U.S. federal income tax consequences of the Merger to U.S. Holders. The discussion below, however, neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position described herein.

The U.S. federal income tax consequences of the Merger will depend primarily upon whether the Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Merger, there will be a change in Horizon’s identity and place of organization, but each public share and Horizon IPO Public Warrant will be converted into one share of Vivid Seats Class A common stock or one Vivid Seats PubCo Warrant, respectively. Thus, the Merger should qualify as an F Reorganization. However, due to the absence of direct guidance, these results are not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the event that the Merger qualifies as an F Reorganization, U.S. Holders of public shares or Horizon IPO Public Warrants should not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, except as provided under “ — Effects of Section 367(b) to U.S. Holders” and “ — PFIC Considerations,” and the Merger should be treated for U.S. federal income tax purposes as if Horizon (i) transferred all of its assets and liabilities to a newly formed corporation in exchange for all of the outstanding common stock and warrants of such newly formed corporation; and then (ii) distributed the stock and warrants of such newly formed corporation to the shareholders and warrant holders of Horizon in liquidation of Horizon. The taxable year of Horizon should be deemed to end on the date of the Merger.

If the Merger qualifies as an F Reorganization, subject to the PFIC rules discussed below, (i) a U.S. Holder’s tax basis in a share of Vivid Seats Class A common stock or Vivid Seats PubCo warrant received in the Merger should be the same as its tax basis in the public share or Horizon IPO Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below), and (ii) the holding period for a share or warrant received in the Merger should include such U.S. Holder’s holding period for the public share or Horizon IPO Public Warrant surrendered in exchange therefor.

If the Merger fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder should recognize gain or loss with respect to a public share or Horizon IPO Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share or warrant received in the Merger and the U.S. Holder’s adjusted tax basis in its public share or Horizon IPO Public Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share or warrant received in the Merger would be equal to the fair market value of that public share or Horizon IPO Public Warrant on the date of the Merger, and such U.S. Holder’s holding period for share or warrant received in the Merger would begin on the day following the date of the Merger.

All U.S. Holders are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Merger.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound merger of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. It is expected, and the discussion below assumes, that Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Merger.

Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Merger, Kirkland is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder generally described below under “A. U.S. Holders That Hold 10 Percent or More of Horizon” and “B. U.S. Holders That Own Less Than 10 Percent of Horizon.”

A. U.S. Holders That Hold 10 Percent or More of Horizon

A U.S. Holder that on the date of the Merger beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Horizon stock entitled to vote or 10% or more of the total value of all classes of Horizon stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of Horizon IPO Public Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Horizon (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Horizon expects to have cumulative earnings and profits as of the Effective Time attributable to the receipt of the Payment. If Horizon’s cumulative net earnings and profits are greater than zero as of the Effective Time, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Merger. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B. U.S. Holders That Own Less Than 10 Percent of Horizon

A U.S. Holder that, on the date of the Merger, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Merger or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares deemed received in the Merger in an amount equal to the excess of the fair market value of such shares over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Merger is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Merger;

(iii)	a description of any stock, securities or other consideration transferred or received in the Merger;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from Horizon establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Horizon (or Vivid Seats PubCo) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Merger occurs, and the U.S. Holder must send notice of making the election to Vivid Seats PubCo no later than the date such tax return is filed. In connection with this election, Horizon intends to provide each U.S. Holder eligible to make such an election with information regarding Horizon’s earnings and profits upon written request.

Horizon expects to have cumulative earnings and profits as of the Effective Time attributable to the receipt of the Payment. Thus, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Merger.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C. U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder that, on the date of the Merger, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Merger, and generally should not be required to include any part of the “all earnings and profits amount” in income.

D. Tax Consequences for U.S. Holders of Horizon IPO Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of Horizon IPO Public Warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of Horizon IPO Public Warrants should not be subject to U.S. federal income tax with respect to the deemed exchange of Horizon IPO Public Warrants for newly issued warrants in the Merger.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders,” the Merger could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A. Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to Horizon prior to the Merger, interest income earned by Horizon would be considered passive income and cash held by Horizon would be considered a passive asset.

B. PFIC Status of Horizon

Because Horizon is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Horizon believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and likely will be considered a PFIC for its current taxable year which will end as a result of the Merger.

C. Effects of PFIC Rules on the Merger

As discussed above, Horizon believes that it is likely classified as a PFIC for U.S. federal income tax purposes.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and Horizon IPO Public Warrants upon the Merger if (i) Horizon were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or Horizon IPO Public Warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Horizon was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, a QEF election is not available with respect to the Horizon IPO Public Warrants, and although there is uncertainty under the current rules, a mark-to-market election likely is not available with respect to the Horizon IPO Public Warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or Horizon IPO Public Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Horizon was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “ — Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Horizon is a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of Horizon IPO Public Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Merger to the extent their public shares or Horizon IPO Public Warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Horizon, whether or not such amounts are actually distributed to such shareholders in any taxable year.

D. QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat Horizon as a “qualified electing fund” under Section 1295 of the Code (a “QEF Election”) for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Horizon qualified as a PFIC. The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Horizon is contingent upon, among other things, the provision by Horizon of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, Horizon will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that Horizon would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to Horizon IPO Public Warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Merger except to the extent described under “— Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. Although there is uncertainty under the current rules, a mark-to-market election likely is not available with respect to the Horizon IPO Public Warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its public shares will depend on whether the redemption qualifies as a sale of the public shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s public shares redeemed, such U.S. Holder will generally be treated in the same manner as described under “— Sale, Exchange or Other Disposition of Shares of Vivid Seats Class A Common Stock and Vivid Seats PubCo Warrants” below.

The redemption of public shares generally will qualify as a sale of the public shares redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in Vivid Seats PubCo or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only shares actually owned by such U.S. Holder, but also shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include any shares which could be acquired pursuant to the exercise of warrants.

The redemption of public shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Vivid Seats PubCo’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of Vivid Seats PubCo outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of Vivid Seats PubCo stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares owned by certain family members and such U.S. Holder does not constructively own any other shares. The redemption of public shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Vivid Seats PubCo. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares, the U.S. federal income tax consequences of which are described below under “ — Distributions on Shares of Vivid Seats Class A Common Stock.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Effect to U.S. Holders of the Payment and Special Dividend

The U.S. federal income tax consequences to U.S. Holders of the receipt of the Payment by Horizon and the special dividend are uncertain.

As discussed above, Horizon believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and likely will be considered a PFIC for its current taxable year. In the case of any U.S. Holder that did not make a QEF Election with respect to its public shares, such U.S. Holder generally would be subject to the rules described under “ — Effects of Section 367(b) to U.S. Holders” and “— PFIC Considerations.” In the case of any U.S. Holder that made a QEF Election with respect to its public shares, such U.S. Holder will be required to include in income its pro rata share of such Payment, whether or not such U.S. Holder receives the distribution attributable thereto. The character of such inclusion in income (as capital gains or ordinary income) generally will correspond to the character of the Payment received by Horizon, which is uncertain at this time and subject to further consideration by Horizon. For a more complete discussion regarding the consequences relating to the ownership of the public shares prior to the Merger, see Horizon’s Registration Statement on Form S-1 (File No. 333-240313).

Following the redemption of public shares and the consummation of the Merger, Vivid Seats intends to distribute as a special dividend to its then current shareholders certain funds attributable to the Payment. The distribution of any portion of the funds attributable to such Payment that was previously included in income may not be taxable when distributed to such U.S. Holder, though there is some uncertainty regarding this treatment in the event that Vivid Seats has earnings and profits in the taxable period commencing on the day following the closing of the Merger and ending on December 31, 2021. Given that the U.S. federal income tax treatment of such distribution is uncertain and may depend on events that occur after the distribution, Vivid Seats has not determined how it intends to treat and report the special dividend for U.S. federal income tax purposes and such determination may not be made until after the close of the taxable year in which Vivid Seats makes the special dividend. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences to them of the Payment and the distribution of funds attributable to the Payment.

Effects to U.S. Holders of the Adoption of the Warrant Amendment

Horizon intends to treat the adoption of the Warrant Amendment as a deemed exchange, solely for income tax purposes, of Horizon IPO Public Warrants for “new” warrants that qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. However, due to the absence of direct guidance, these results are not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the event that the adoption of the Warrant Amendment qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, (i) a U.S. Holder of Horizon IPO Public Warrants should not recognize gain or loss for U.S. federal income tax purposes as a result of such adoption, (ii) such U.S. Holder’s aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal the aggregate tax basis in the Horizon IPO Public Warrants deemed surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the “new” warrants deemed to be received in the exchange should include the holding period for the Horizon IPO Public Warrants deemed surrendered.

In the event that the adoption of the Warrant Amendment is treated as a deemed exchange for income tax purposes but fails to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, a U.S. Holder of Horizon IPO Public Warrants should recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the “new” warrants deemed to be received in the exchange and the adjusted tax basis in the Horizon IPO Public Warrants deemed surrendered in the exchange. In such event, such U.S. Holder’s basis in the “new” warrants deemed to be received in the exchange would be equal to the fair market value of the “new” warrant on the date of the adoption of the Warrant Amendment, and such U.S. Holder’s holding period for the “new” warrant deemed to be received in the exchange would begin on the day following the date of the adoption of the Warrant Amendment.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE ADOPTION OF THE WARRANT AMENDMENT.

Distributions on Shares of Vivid Seats Class A Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of Vivid Seats Class A common stock, to the extent the distribution is paid out of Vivid Seats PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Vivid Seats Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of Vivid Seats Class A common stock and will be treated as described under “— Sale, Exchange or Other Disposition of Shares of Vivid Seats Class A Common Stock and Vivid Seats PubCo Warrants” below.

Dividends that Vivid Seats PubCo pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that Vivid Seats PubCo pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of Vivid Seats Class A common stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of Vivid Seats Class A Common Stock and Vivid Seats PubCo Warrants

Upon a sale or other taxable disposition of shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants (which, in general, would include a redemption of shares of public shares or Horizon IPO Public Warrants that is treated as a sale of such securities as described above and below), a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of Vivid Seats Class A common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants so disposed of. See “— Effects of the Merger on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of Vivid Seats Class A common stock and/or Vivid Seats PubCo Warrants following the Merger. See “— Exercise, Lapse or Redemption of Vivid Seats PubCo Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Vivid Seats Class A common stock acquired pursuant to the exercise of a Vivid Seats PubCo Warrant.

Exercise, Lapse or Redemption of Vivid Seats PubCo Warrants

Except as discussed below with respect to the cashless exercise of a Vivid Seats PubCo Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of Vivid Seats Class A common stock upon exercise of a Vivid Seats PubCo Warrant for cash. The U.S. Holder’s tax basis in the share of Vivid Seats Class A common stock received upon exercise of a Vivid Seats PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Vivid Seats PubCo Warrant, and the exercise price of such Vivid Seats PubCo Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of Vivid Seats Class A common stock received upon exercise of the Vivid Seats PubCo Warrant will commence on the date of exercise of the Vivid Seats PubCo Warrant or the day following the date of exercise of the Vivid Seats PubCo Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Vivid Seats PubCo Warrant. If a Vivid Seats PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s adjusted tax basis in the Vivid Seats PubCo Warrant. See “— Effects of the Merger on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its Vivid Seats PubCo Warrant following the Merger.

The tax consequences of a cashless exercise of a Vivid Seats PubCo Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of Vivid Seats Class A common stock received generally should equal the U.S. Holder’s tax basis in the Vivid Seats PubCo Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of Vivid Seats Class A common stock would be treated as commencing on the date of exercise of the Vivid Seats PubCo Warrant or the day following the date of exercise of the Vivid Seats PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of Vivid Seats Class A common stock received would include the holding period of the Vivid Seats PubCo Warrants that were exercised.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Vivid Seats PubCo Warrants having a value equal to the exercise price for the total number of Vivid Seats PubCo Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Vivid Seats PubCo Warrants deemed surrendered and the U.S. Holder’s tax basis in the Vivid Seats PubCo Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of Vivid Seats Class A common stock received would equal the sum of the U.S. Holder’s tax basis in the Vivid Seats PubCo Warrants exercised, and the exercise price of such Vivid Seats PubCo Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of Vivid Seats Class A common stock would commence on the date of exercise of the Vivid Seats PubCo Warrant or the day following the date of exercise of the Vivid Seats PubCo Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Vivid Seats PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of Vivid Seats Class A common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a Vivid Seats PubCo Warrant described in the section entitled “Description of Vivid Seats PubCo Securities — Redeemable Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if Vivid Seats PubCo redeemed such Vivid Seats PubCo Warrant for shares of Vivid Seats Class A common stock or as an exercise of the Vivid Seats PubCo Warrant. If the cashless exercise of Vivid Seats PubCo Warrants for shares of Vivid Seats Class A common stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of Vivid Seats Class A common stock received should equal the U.S. Holder’s tax basis in the Vivid Seats PubCo Warrants and the holding period of the shares of Vivid Seats Class A common stock should include the holding period of the Vivid Seats PubCo Warrants. Alternatively, if the cashless exercise of a Vivid Seats PubCo Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of Vivid Seats PubCo Warrants.” In the case of an exercise of a Vivid Seats PubCo Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of

Vivid Seats PubCo Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a Vivid Seats PubCo Warrant occurring after Vivid Seats PubCo giving notice of an intention to redeem the Vivid Seats PubCo Warrant as described above.

If Vivid Seats PubCo redeems Vivid Seats PubCo Warrants for cash or if Vivid Seats PubCo purchases Vivid Seats PubCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of Vivid Seats Class A Common Stock and Vivid Seats PubCo Warrants.”

Possible Constructive Distributions

The terms of each Vivid Seats PubCo Warrant provide for an adjustment to the exercise price of the Vivid Seats PubCo Warrant or an increase in the shares of Vivid Seats Class A common stock issuable on exercise in certain circumstances discussed in “Description of Vivid Seats PubCo Securities — Redeemable Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Vivid Seats PubCo Warrants would, however, be treated as receiving a constructive distribution from Vivid Seats PubCo if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Vivid Seats PubCo’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of Vivid Seats Class A common stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of Vivid Seats Class A common stock which is taxable to them as described under “— Distributions on Shares of Vivid Seats Class A Common Stock” above. For example, U.S. Holders of Vivid Seats PubCo Warrants would generally be treated as receiving a constructive distribution from Vivid Seats PubCo where the exercise price of the Vivid Seats PubCo Warrants is reduced in connection with the payment of certain dividends as described in “Description of Vivid Seats PubCo Securities — Redeemable Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the Vivid Seats PubCo Warrant received a cash distribution from Vivid Seats PubCo equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a Vivid Seats PubCo Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Vivid Seats PubCo Warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or Horizon IPO Public Warrants or Vivid Seats Class A common stock or Vivid Seats PubCo Warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to (i) the Merger, (ii) the exercise of redemption rights, (iii) the adoption of the Warrant Amendment and (iv) the ownership and disposition of shares of Vivid Seats Class A common stock and Vivid Seats PubCo Warrants by a non-U.S. Holder after the Merger.

Effects of the Merger on Non-U.S. Holders

Horizon does not expect the Merger to result in any adverse U.S. federal income tax consequences to non-U.S. Holders of public shares or Horizon IPO Public Warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Horizon does not expect the redemption of non-U.S. Holders that exercise redemption rights with respect to Horizon’s public shares to result in any adverse U.S. federal income tax consequences to non-U.S. Holders of public shares or Horizon IPO Public Warrants.

Effects to Non-U.S. Holders of the Adoption of the Warrant Amendment

Horizon does not expect the adoption of the Warrant Amendment to result in any adverse U.S. federal income tax consequences to non-U.S. Holders of Horizon IPO Public Warrants.

Effects to Non-U.S. Holders of the Payment and Special Dividend

Horizon does not expect receipt of the Payment by Horizon to result in any adverse U.S. federal income tax consequences to non-U.S. Holders. The U.S. federal income tax consequences of the special dividend are uncertain, particularly if Vivid Seats has earnings and profits in the taxable period commencing on the day following the closing of the Merger and ending on December 31, 2021. Given that the U.S. federal income tax treatment of such distribution is uncertain and may depend on events that occur after the distribution, Vivid Seats has not determined how it intends to treat and report the special dividend for U.S. federal income tax purposes and such determination may not be made until after the close of the taxable year in which Vivid Seats issues the special dividend. As of the date hereof, Vivid Seats intends to treat the special dividend as a dividend for U.S. federal income tax purposes, as described under “— Distributions on Shares of Vivid Seats Class A Common Stock” below with respect to non-U.S. Holders, and thus will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) or such dividend is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such effectively connected dividend will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Distributions on Shares of Vivid Seats Class A Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of Vivid Seats Class A common stock, to the extent paid out of Vivid Seats PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, and will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of Vivid Seats Class A common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of Vivid Seats Class A common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of Shares of Vivid Seats Class A Common Stock and Vivid Seats PubCo Warrants.” Dividends paid by Vivid Seats PubCo to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of Shares of Vivid Seats Class A Common Stock and Vivid Seats PubCo Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants unless:

(i)

such non-U.S. Holder is an individual that was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)	Vivid Seats PubCo is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period.

If paragraph (iii) above applies to a non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Vivid Seats PubCo will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Horizon does not expect Vivid Seats PubCo to be classified as a “U.S. real property holding corporation” following the business combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether Vivid Seats PubCo will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the business combination or at any future time.

Exercise, Lapse or Redemption of Vivid Seats PubCo Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Vivid Seats PubCo Warrant, or the lapse of a Vivid Seats PubCo Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of Vivid Seats PubCo Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of Vivid Seats Class A Common Stock and Vivid Seats PubCo Warrants.” If Vivid Seats PubCo redeems Vivid Seats PubCo Warrants for cash or if it purchases Vivid Seats PubCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of Vivid Seats Class A Common Stock and Vivid Seats PubCo Warrants.”

Possible Constructive Distributions

The terms of each Vivid Seats PubCo Warrant provide for an adjustment to the exercise price of the Vivid Seats PubCo Warrant or an increase in the shares of Vivid Seats Class A common stock issuable on exercise in certain circumstances discussed in “Description of Vivid Seats PubCo Securities — Redeemable Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the Vivid Seats PubCo Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. Holder received a cash distribution from Vivid Seats PubCo equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a Vivid Seats PubCo Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Vivid Seats PubCo Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS and backup withholding may be required in connection with payments of dividends on, and the proceeds from a sale or other disposition of, shares of Vivid Seats Class A common stock. Backup withholding generally will not apply, however, to a U.S. Holder if it is a corporation or other exempt recipient or provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or Horizon IPO Public Warrants and shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or Horizon IPO Public Warrants and shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or Horizon IPO Public Warrants and shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Horizon’s securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants), proposed Treasury

Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, Horizon IPO Public Warrants, shares of Vivid Seats Class A common stock or Vivid Seats PubCo Warrants.

Regulatory Matters

The business combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the Registrar of Companies of the Cayman Islands and the State of Delaware, in each case, that are necessary to effectuate the business combination.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal at the extraordinary general meeting.

This Business Combination Proposal (and consequently, the Transaction Agreement and the business combination) will require the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the Business Combination Proposal.

As of the record date, Sponsor has agreed to vote any Horizon Class A ordinary shares and Horizon Class B ordinary shares it owns in favor of the business combination.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — MERGER PROPOSAL

Overview

Subject to the satisfaction or waiver of all of the conditions set forth in the Transaction Agreement, at the Closing, Horizon and Vivid Seats PubCo shall execute the Plan of Merger annexed to the Transaction Agreement and attached to this proxy statement/prospectus as Annex K (“Plan of Merger”). In accordance with the Plan of Merger and the Transaction Agreement, (i) Horizon will merge with and into Vivid Seats PubCo (the “Merger”), (ii) the separate corporate existence of Horizon will cease and Vivid Seats PubCo will be the surviving corporation of the Merger and (iii) Horizon and Vivid Seats PubCo shall cause (a) a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (b) the Plan of Merger and other documents as required to effect the Merger pursuant to the CICA to be filed with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the CICA. At the Effective Time, by virtue of the Merger (i) each Horizon ordinary share will be converted into a share of Vivid Seats Class A common stock, (ii) each Horizon Warrant will be converted into a corresponding Vivid Seats PubCo Warrant and (iii) the certificate of incorporation and bylaws of Vivid Seats PubCo in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the surviving corporation of the Merger.

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority at least two-thirds of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the Merger Proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Plan of Merger be authorised, approved and confirmed in all respects, that Horizon Acquisition Corporation be and is hereby authorised to enter into the Plan of Merger, and that the merger of Horizon Acquisition Corporation with and into Vivid Seats Inc., with Vivid Seats Inc. surviving the merger be authorised, approved and confirmed in all respects.”

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Business Combination Proposal is approved and the business combination is to be consummated, Horizon’s amended and restated memorandum and articles of association (the “Existing Organizational Documents”) will be replaced with the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws, respectively (together, the “Vivid Seats PubCo Organizational Documents”).

Horizon’s shareholders are asked to consider and vote upon five separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents with the Vivid Seats PubCo Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Business Combination Proposal, the Merger Proposal and the NYSE Proposal. Therefore, if the Business Combination Proposal, the Merger Proposal or the NYSE Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by Horizon’s shareholders.

The Vivid Seats PubCo Organizational Documents differ materially from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed between the Existing Organizational Documents and the Vivid Seats PubCo Organizational Documents. This summary is qualified by reference to the complete text of the Existing Organizational Documents, attached to this proxy statement/prospectus as Annex B and the complete text of the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. All shareholders are encouraged to read each of the Vivid Seats PubCo Organizational Documents in its entirety for a more complete description of its terms. Shareholders are encouraged to carefully consult the information set out under the “Comparison of Corporate Governance and Stockholders’ Rights” section of this proxy statement/prospectus.

Horizon	Vivid Seats PubCo

Organizational Documents Proposal A — Authorized Capital Stock

Horizon’s authorized share capital is $44,100 divided into 400,000,000 Class A ordinary shares of par value $0.0001 each, 40,000,000 Class B ordinary shares of par value $0.0001 each and 1,000,000 Preference shares of par value $0.0001 each.	Vivid Seats PubCo will be authorized to issue 500,000,000 shares of Class A common stock, par value $0.0001 per share, 250,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Organizational Documents Proposal B — Stockholders’ Agreement

Horizon’s Existing Organizational Documents are subject to the Registration and Shareholder Rights Agreement. For additional information about the Registration and Shareholder Rights Agreement, please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Horizon — Commitments and Contingencies — Registration and Shareholder Rights.	Per the terms of the Vivid Seats PubCo Amended and Restated Bylaws, the terms of the Vivid Seats PubCo Amended and Restated Bylaws will be deemed to have been revised to conform to the terms of the Stockholders’ Agreement in the event of any inconsistencies between the terms of the Amended and Restated Bylaws and the Stockholders’ Agreement (although no such inconsistencies between the two documents have been identified at this time). In addition, per the terms of the Vivid Seats PubCo Amended and Restated Charter, the terms of the Amended and Restated Charter will be subject to the terms of the Stockholders’ Agreement with respect to newly created directorships and vacancies of the Vivid Seats Board, removal and resignation of directors from the Vivid Seats Board

Horizon	Vivid Seats PubCo
(which are subject to the board composition and designation rights described in the following sentence) and actions by written consent of the stockholders of Vivid Seats PubCo (which, per the terms of the Stockholders’ Agreement, require Vivid Seats PubCo to provide the Horizon Equityholders two Business Days’ prior written notice before the taking of any stockholder action by written consent). Pursuant to the Stockholders’ Agreement, the Vivid Seats Board will consist of nine (9) directors, comprised of (i) the chief executive officer of Vivid Seats PubCo, (ii) five (5) directors designated by the Topco Equityholders and (iii) three (3) directors designated by the Horizon Equityholders. It also establishes the sunset date as the date in which the Horizon Equityholders own less than 5% of the amount of shares owned at the time of execution of the agreement. The shares of Vivid Seats PubCo common stock held beneficially by Sponsor and Hoya Topco will be subject to certain lock-up restrictions, such as a twelve (12) month lock-up of such shares in each case, subject to limited exceptions as contemplated thereby (including that Sponsor and Hoya Topco may each transfer: (a) fifty percent (50%) of their lock-up shares on the date that is six (6) months after the Closing, on which (i) the price per lock-up share exceeds $15.00 per share for twenty (20) trading days within a thirty (30) day trading period and (ii) the average daily trading volume exceeds one (1) million shares of Vivid Seats PubCo common stock during such thirty (30) day trading period). The Stockholders’ Agreement also contains certain provisions intended to maintain, following the consummation of the business combination, Vivid Seats PubCo’s qualification a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c)(1).

Organizational Documents Proposal C — Waiver of Corporate Opportunities

Horizon’s Existing Organizational Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same of similar business activities or lines of business as Horizon; and (ii) Horizon renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director of officer, on the one hand, and Horizon on the other.	The Vivid Seats PubCo Organizational Documents will grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Sponsor and Hoya Topco and their respective affiliates, members, directors, officers and/or employees, including any of the foregoing who will serve as directors or officers of Vivid Seats PubCo).

Horizon	Vivid Seats PubCo

Organizational Documents Proposal D — Other Changes — Exclusive Forum

Horizon’s Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Vivid Seats PubCo Organizational Documents will adopt Delaware as the exclusive forum for certain stockholder litigation.

Organizational Documents Proposal E — Other Changes — DGCL Opt Out and Replacement

Horizon’s Existing Organizational Documents do not provide restrictions on takeovers of Horizon by a related shareholder following a business combination.	Pursuant to the Vivid Seats PubCo Organizational Documents Vivid Seats PubCo will elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

Organizational Documents Proposal E — Other Changes — Status as Blank Check Company

Horizon’s Existing Organizational Documents contain provisions related to Horizon’s status as a blank check company.	The Vivid Seats PubCo Organizational Documents will not contain such provisions related to Horizon’s status as a blank check company, which no longer will apply upon consummation of the business combination, as Vivid Seats PubCo will not be a blank check company at such time.

PROPOSAL NO. 3 — ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal A — To authorize the change in the authorized capital stock of Horizon from 400,000,000 Horizon Class A ordinary shares, par value $0.0001 per share, 40,000,000 Horizon Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, of Horizon, to 500,000,000 shares of Vivid Seats Class A common stock, 250,000,000 shares of Vivid Seats Class B common stock, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of Vivid Seats PubCo.

As of September 7, the record date, there are (i) 54,398,433 Horizon Class A ordinary shares issued and outstanding and (ii) 13,599,608 Horizon Class B ordinary shares issued and outstanding. In addition, as of the record date, there is an aggregate of 18,132,778 Horizon IPO Public Warrants and 6,519,791 Horizon IPO Private Placement Warrants, in each case, issued and outstanding. Pursuant to the Exchange Agreement, dated as of April 21, 2021, by and between Horizon and Sponsor (the “Exchange Agreement”), and effective at least one day prior to the Merger, Sponsor will irrevocably tender to Horizon all of its Horizon Class B ordinary shares for cancellation in exchange for (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share (the “Horizon $10.00 Exercise Warrants”), (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $15.00 per share (the “Horizon $15.00 Exercise Warrants”) and (iii) 50,000 shares of Horizon Class A ordinary shares, as more particularly set forth therein (collectively, the “Exchange”). The Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants shall be issued to Sponsor on terms substantially similar to the terms of the Form of New Warrant Agreement and with such other changes to be mutually agreed upon by Horizon, Sponsor and Hoya Topco, including that, the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants (i) will have an exercise price of $10.00 per share and $15.00 per share, respectively, (ii) will each have a term of ten (10) years, (iii) will not be redeemable by Horizon and (iv) will be fully transferrable, except for any contractual restrictions on transfer set forth in the Stockholders’ Agreement and the Sponsor Agreement.

Subject to the terms and conditions of the Existing Warrant Agreement, after giving effect to the Merger, the Horizon Warrants will convert to Vivid Seats PubCo Warrants which are exercisable for one share of Vivid Seats Class A common stock at an exercise price of $11.50 per share. No Vivid Seats PubCo Warrants will be exercisable until the later of the date that is (i) 30 days following the Closing and (ii) August 25, 2021.

In order to ensure that Vivid Seats PubCo has sufficient authorized capital for future issuances, Horizon’s board of directors has approved, subject to shareholder approval, that the Vivid Seats PubCo Organizational Documents change the authorized capital stock of Horizon from 400,000,000 Horizon Class A ordinary shares, 40,000,000 Horizon Class B ordinary shares, and 1,000,000 preference shares, par value $0.0001 per share, of Horizon, to 500,000,000 shares of Vivid Seats Class A common stock, 250,000,000 shares of Vivid Seats Class B common stock, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of Vivid Seats PubCo.

This summary is qualified by reference to the complete text of the Vivid Seats PubCo Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read the Vivid Seats PubCo Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Proposal

The principal purpose of this proposal is to provide for an authorized capital structure of Vivid Seats PubCo that will enable it to convert into an operating company governed by the DGCL. Horizon’s board of directors believes that it is important for Vivid Seats PubCo to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs.

Vote Required for Approval

The approval of Organizational Documents Proposal A requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on Organizational Documents Proposal A.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL A.

PROPOSAL NO. 4 — ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE VIVID SEATS PUBCO ORGANIZATIONAL DOCUMENTS BEING SUBJECT TO THE STOCKHOLDERS’ AGREEMENT

Overview

Organizational Documents Proposal B — To authorize that certain provisions of the Vivid Seats PubCo Amended and Restated Charter and certain provisions of the Vivid Seats PubCo Amended and Restated Bylaws, in each case, will be subject to the Stockholders’ Agreement.

Assuming the Business Combination Proposal, the Merger Proposal and the NYSE Proposal are approved, Horizon’s shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of Horizon’s board of directors, necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

Pursuant to the Stockholders’ Agreement, among other things, the Vivid Seats Board will consist of nine (9) directors, comprised of (i) the chief executive officer of Vivid Seats PubCo, (ii) five (5) directors designated by the Topco Equityholders and (iii) three (3) directors designated by the Horizon Equityholders. It also establishes the sunset date as the date on which the Horizon Equityholders own less than 5% of the amount of shares owned at the time of the execution of the agreement. The shares of Vivid Seats PubCo common stock held beneficially by Sponsor and Hoya Topco will be subject to certain lock-up restrictions, such as a twelve (12) month lock-up of such shares in each case, subject to limited exceptions as contemplated thereby (including that Sponsor and Hoya Topco may each transfer: (a) fifty percent (50%) of their lock-up shares on the date that is six (6) months after the Closing, on which (i) the price per lock-up share exceeds $15.00 per share for twenty (20) trading days within a thirty (30) day trading period and (ii) the average daily trading volume exceeds one (1) million shares of Vivid Seats PubCo common stock during such thirty (30) day trading period). The Stockholders’ Agreement also contains certain provisions intended to maintain, following the consummation of the business combination, Vivid Seats PubCo’s qualification as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c)(1).

Additionally, per the terms of the Vivid Seats PubCo Amended and Restated Bylaws, the terms of the Vivid Seats PubCo Amended and Restated Bylaws will be deemed to be revised to confirm to the terms of the Stockholders’ Agreement in the event of any inconsistencies between the terms of the Amended and Restated Bylaws and the Stockholders’ Agreement (although no such inconsistencies between the two documents have been identified at this time). In addition, per the terms of the Vivid Seats PubCo Amended and Restated Charter, the terms of the Amended and Restated Charter are subject to the terms of the Stockholders’ Agreement with respect to newly created directorships and vacancies of the Vivid Seats PubCo board of directors, removal and resignation of directors from the Vivid Seats PubCo board of directors and actions by written consent of the stockholders of Vivid Seats PubCo. For more information, see the “Comparison of Corporate Governance and Stockholders’ Rights” section of this proxy statement/prospectus.

This summary is qualified by reference to the complete text of the Vivid Seats PubCo Organizational Documents and the Stockholders’ Agreement, copies of which are attached to this proxy statement/prospectus statement as Annex C, Annex D and Annex E, respectively. All shareholders are encouraged to read the Vivid Seats PubCo Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Proposal

These provisions are intended to ensure that the terms of the Vivid Seats PubCo Organizational Documents do not conflict with the rights granted under the Stockholders’ Agreement. For additional information on the Stockholders’ Agreement and the Registration Rights Agreement, see “Business Combination Proposal — Related Agreements.”

Vote Required for Approval

The approval of Organizational Documents Proposal B requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on Organizational Documents Proposal B.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL B.

PROPOSAL NO. 5 — ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING THE VIVID SEATS PUBCO AMENDED AND RESTATED CHARTER GRANTING AN EXPLICIT WAIVER REGARDING CORPORATE OPPORTUNITIES TO CERTAIN “EXEMPTED PERSONS”

Overview

Organizational Documents Proposal C — To authorize that the Vivid Seats PubCo Amended and Restated Charter will grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Sponsor and Hoya Topco and their respective affiliates, members, directors, officers and/or employees, including any of the foregoing who will serve as directors or officers of Vivid Seats PubCo).

Assuming the Business Combination Proposal, the Merger Proposal and the NYSE Proposal are approved, Horizon’s shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of Horizon’s board of directors, necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

This proposal would indicate that the Vivid Seats PubCo Amended and Restated Charter will grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Sponsor and Hoya Topco and their respective affiliates, members, directors, officers and/or employees, including any of the foregoing who will serve as directors or officers of Vivid Seats PubCo).

This summary is qualified by reference to the complete text of the Vivid Seats PubCo Amended and Restated Charter, copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Vivid Seats PubCo Amended and Restated Charter in its entirety for a more complete description of their terms.

Reasons for the Proposal

Horizon’s board of directors believes that granting this waiver is essential to Vivid Seats PubCo’s ability to retain and attract qualified directors and to carry out the intent of the parties with respect to composition of the Vivid Seats Board pursuant to the Stockholders’ Agreement. Horizon expects that qualified directors would likely engage in business activities outside of Vivid Seats PubCo and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of Vivid Seats PubCo, particularly given that a number of such directors will be designated by significant equityholders of Vivid Seats PubCo pursuant to the Stockholders’ Agreement. Horizon’s board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on Vivid Seats PubCo’s board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to Vivid Seats PubCo and its affiliates) and would make it difficult for the parties to carry out the intent of the Stockholders’ Agreement (which granted certain rights to significant equityholders of Vivid Seats PubCo following the business combination). Horizon’s board of directors believes that the limits and exclusions contained in the corporate opportunity waiver included in the Vivid Seats PubCo Organizational Documents provides a clear delineation between which corporate opportunities the “exempted persons” identified thereunder may or may not pursue in his or her individual capacity, and that such clarity will enable Vivid Seats PubCo to attract and retain qualified directors, including as contemplated by the Stockholders’ Agreement.

Vote Required for Approval

The approval of Organizational Documents Proposal C requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on Organizational Documents Proposal C.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL C.

PROPOSAL NO. 6 — ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF PROPOSAL REGARDING THE VIVID SEATS PUBCO ORGANIZATIONAL DOCUMENTS ADOPTING DELAWARE EXCLUSIVE FORUM PROVISIONS

Overview

Organizational Documents Proposal D — To authorize that the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws will adopt Delaware as the exclusive forum for certain stockholder litigation.

Assuming the Business Combination Proposal, the Merger Proposal and the NYSE Proposal are approved; Horizon’s shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of Horizon’s board of directors, necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

The Vivid Seats PubCo Organizational Documents will provide that to the fullest extent permitted by law, and unless Vivid Seats PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Vivid Seats PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Vivid Seats PubCo’s directors, officers, employees or stockholders to Vivid Seats PubCo or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Vivid Seats PubCo Amended and Restated Charter or the Vivid Seats PubCo Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. The Vivid Seats PubCo Amended and Restated Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

This summary is qualified by reference to the complete text of the Vivid Seats PubCo Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. All shareholders are encouraged to read the Vivid Seats PubCo Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Proposal

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Vivid Seats PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost- savings in the resolutions of such claims. Horizon’s board of directors believes that the Delaware courts are best suited to address disputes involving such matters since Vivid Seats PubCo is incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-business combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

In addition, the exclusive forum provision would promote judicial fairness and avoid conflicting results, as well as make Vivid Seats PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Vote Required for Approval

The approval of Organizational Documents Proposal D requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on Organizational Documents Proposal D.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL D.

PROPOSAL NO. 7 — ORGANIZATIONAL DOCUMENTS PROPOSAL E — APPROVAL OF OTHER CHANGES IN CONNECTION WITH THE VIVID SEATS PUBCO ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal E — To authorize all other changes in connection with the replacement of Horizon’s amended and restated memorandum and articles of association with the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws as part of the Merger (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (a) changing the corporate name from “Horizon Acquisition Corporation” to “Vivid Seats Inc.,” (b) electing not to be governed by Section 203 of the DGCL and (c) removing certain provisions related to Horizon’s status as a blank check company that will no longer be applicable upon consummation of the business combination, all of which Horizon’s board of directors believes is necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

Assuming the Business Combination Proposal, the Merger Proposal and the NYSE Proposal are approved, Horizon’s shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of Horizon’s board of directors, necessary to adequately address the needs of Vivid Seats PubCo after the business combination.

The Vivid Seats PubCo Organizational Documents will cause Vivid Seats PubCo to not be governed by Section 203 of the DGCL and, instead, the Vivid Seats PubCo Amended and Restated Charter will contain provisions that will provide that Sponsor, Hoya Topco, and the Private Equity Owner, and their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of Vivid Seats PubCo’s voting stock owned by them, and accordingly will not be subject to such restrictions.

The Vivid Seats PubCo Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of Horizon’s operations should Horizon not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Organizational Documents) because, following the consummation of the business combination, Vivid Seats PubCo will not be a blank check company.

Approval of each of the Organizational Documents Proposals, assuming approval of each of the other proposals, will result, upon the Merger, in the wholesale replacement of the Existing Organizational Documents with the Vivid Seats PubCo Organizational Documents. While certain material changes between the Existing Organizational Documents and the Vivid Seats PubCo Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal C, there are other differences between the Existing Organizational Documents and Vivid Seats PubCo Organizational Documents that will be approved (subject to the approval of the aforementioned related proposals and consummation of the business combination) if Horizon’s stockholders approve this Organizational Documents Proposal C. Accordingly, shareholders are encouraged to carefully review the terms of the Vivid Seats PubCo Organizational Documents, attached hereto as Annex C and Annex D, as well as the information provided in the “Comparison of Corporate Governance and Stockholders’ Rights” section of this proxy statement/prospectus.

Reasons for the Proposal

Corporate Name

Horizon’s board of directors believes that changing the post-business combination corporate name from “Horizon Acquisition Corporation” to “Vivid Seats Inc.” is desirable to reflect the business combination and to clearly identify Vivid Seats PubCo as the publicly traded entity.

DGCL 203 Opt Out and Replacement

Horizon’s board of directors intends to shield shareholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

The Vivid Seats PubCo Amended and Restated Charter will provide that Vivid Seats PubCo is not subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Vivid Seats PubCo is not subject to any anti-takeover effects of Section 203. Nevertheless, the Vivid Seats PubCo Amended and Restated Charter will contain provisions that will have a similar effect to Section 203, except that they will provide that Sponsor, Hoya Topco, and the Private Equity Owner, and their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of Vivid Seats PubCo’s voting stock owned by them, and accordingly will not be subject to such restrictions.

Horizon’s board of directors believes that it is in the best interest of shareholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the Vivid Seats Board and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Vivid Seats PubCo. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Vivid Seats PubCo that have not been approved by the Vivid Seats Board. Horizon’s board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of shareholders and will also help to prevent a third party from acquiring “creeping control” of Vivid Seats PubCo without paying a fair premium to all stockholders.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to Horizon’s status as a blank check company is desirable because these provisions will serve no purpose following the business combination. For example, the Vivid Seats PubCo Organizational Documents do not include the requirement to dissolve Vivid Seats PubCo and allows it to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for public corporations, and Horizon’s board of directors believes it is the most appropriate period for Vivid Seats PubCo following the business combination. In addition, certain other provisions in the Existing Organizational Documents require that proceeds from Horizon’s initial public offering be held in the Trust Account until a business combination or liquidation of Horizon has occurred. These provisions cease to apply once the business combination is consummated and are therefore not included in the Vivid Seats PubCo Organizational Documents.

Vote Required for Approval

The approval of Organizational Documents Proposal E requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on Organizational Documents Proposal E.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL E.

PROPOSAL NO. 8 — THE NYSE PROPOSAL

Overview

If the Business Combination Proposal is approved and the business combination is to be consummated, Horizon’s shareholders are also being asked to approve the NYSE Proposal.

Horizon’s units, Horizon Class A ordinary shares and Horizon IPO Public Warrants are listed on the NYSE and, as such, Horizon is seeking shareholder approval for the issuance of Vivid Seats Class A common stock and Vivid Seats Class B common stock in connection with the business combination and the PIPE Subscription, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03.

Reasons for the NYSE Proposal

Horizon is seeking shareholder approval in order to comply with NYSE Listing Rule 312.03(c).

Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the business combination is completed pursuant to the Transaction Agreement, Vivid Seats PubCo currently expects to issue an estimated 22,550,000 shares of Vivid Seats Class A common stock (assuming that none of Horizon’s outstanding public shares are redeemed) and an estimated 118,200,000 shares of Vivid Seats Class B common stock in connection with the business combination and the PIPE Subscription, which represents more than 20% of the aggregate of Horizon Class A ordinary shares and Horizon Class B ordinary shares outstanding prior to the business combination.

Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with the business combination of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because the Sponsor currently owns greater than 5% of Horizon’s ordinary shares, the Sponsor is considered a substantial shareholder of Horizon under NYSE Listing Rule 312.03(e).

In the event that this proposal is not approved by Horizon shareholders, the business combination cannot be consummated. In the event that this proposal is approved by Horizon shareholders, but the Transaction Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of Vivid Seats Class A common stock and Vivid Seats Class B common stock pursuant to the Transaction Agreement, Vivid Seats PubCo will not issue such shares of Vivid Seats Class A common stock and Vivid Seats Class B common stock.

Vote Required for Approval

The approval of the NYSE Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the NYSE Proposal.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow Horizon’s board of directors to adjourn the extraordinary general meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Horizon’s shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Horizon shareholders, Horizon’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Organizational Documents Proposals and the NYSE Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the extraordinary general meeting.

The approval of the Adjournment Proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Horizon ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HORIZON’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

WARRANT HOLDER PROPOSAL 1: WARRANT AMENDMENT PROPOSAL

This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex M hereto. You are urged to read the Warrant Amendment in its entirety before voting on this proposal.

Overview

In connection with the Business Combination, holders of Horizon IPO Public Warrants are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the Warrant Agreement (the “Warrant Amendment Proposal”). As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding and 6,519,791 Horizon IPO Private Placement Warrants issued and outstanding. As a holder of all of the Horizon IPO Private Placement Warrants, Sponsor has agreed to approve the Warrant Amendment by written consent. The proposed Warrant Amendment intends to amend and restate the Horizon IPO Warrants, as contemplated by the Transaction Agreement, to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. Assuming the registered holders of Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants vote in favor of the amended warrant terms, Vivid Seats PubCo anticipates that the amended warrants would meet the criteria for an equity classification. The Warrant Amendment, among other things, implements the following amendments to the Horizon IPO Warrants:

•

amends the rights specific to the Horizon IPO Private Placement Warrants such that (A) the rights specific to such warrants are retained by the holder thereof regardless of such holder’s identity, (B) such warrants are no longer subject to redemption by Horizon at any price and (C) such warrants are no longer generally exercisable on a “cashless basis”;

•	eliminates Horizon’s ability to redeem any Horizon IPO Public Warrants unless the Horizon Class A ordinary shares are trading at a price equal to or in excess of $18.00 per share; and

•	removes certain language providing for, among other things, net settlement of Horizon IPO Warrants in the event of a tender offer for the shares underlying such warrants.

A copy of the Warrant Amendment is attached hereto as Annex M. We urge that you carefully read the Warrant Amendment in its entirety.

Reason for the Warrant Amendment Proposal

On April 12, 2021, the Staff issued the SEC Statement, which provided their views on the interpretation and application of accounting guidance related to certain instruments that are commonly issued by SPACs. Following review of the SEC Statement, Horizon reevaluated the accounting treatment of the Horizon IPO Warrants as equity, and concluded that, based on the SEC Statement, the Horizon IPO Warrants should be, and should previously have been, classified as a liability measured at fair value, with non-cash fair value adjustments recorded in earnings at each reporting period. Accordingly, Horizon filed restated financial statements as of and for the period from June 12, 2020 through December 31, 2020 in Amendment No. 1 to its Annual Report on Form 10-K/A on May 10, 2021 and financial statements as of and for the period from January 1, 2021 through March 31, 2021 in its Quarterly Report on Form 10-Q on May 24, 2021. The Warrant Amendment, if adopted and as of the time of such adoption, would amend and restate the Horizon IPO Warrants, as contemplated by the Transaction Agreement, to implement certain changes that are intended to result in the Horizon IPO Warrants being accounted for as equity within the balance sheet of Horizon, instead of as a liability measured at fair value with non-cash fair value adjustments recorded in earnings at each reporting period. Assuming the registered holders of Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants vote in favor of the amended warrant terms, Vivid Seats PubCo anticipates that the amended warrants would meet the criteria for an equity classification. A copy of the Warrant Amendment is attached to the accompanying proxy statement/prospectus as Annex M.

Proposed Warrant Amendment

Set forth below is a brief description of the Warrant Amendment. The following description is qualified in its entirety by reference to the proposed form of the Warrant Amendment (which may be modified or supplemented prior to the execution thereof in a manner that would not require additional votes under the Warrant Agreement), which are attached hereto as Annex M. If the conditions are satisfied or waived with respect to the Horizon IPO Warrants, the Warrant Amendment will be effected by an amendment in the form of Annex M attached to the accompanying proxy statement/prospectus, which is to be executed by Horizon and the Warrant Agent promptly following receipt of the required vote.

The amendments described below constitute a single proposal, and a consenting holder of Horizon IPO Warrants must vote to approve the Warrant Amendment in its entirety. Capitalized terms in the description below have the meanings ascribed to them in the Warrant Agreement.

Certain Changes to Private Placement Warrants

Section 2.6 (Private Placement Warrants) of the Warrant Agreement prevents the transfer of the special rights of the Horizon IPO Private Placement Warrants except when such warrants are transferred to certain recipients, permits the “cashless exercise” of the such warrants and allows for redemption of such warrants in certain scenarios when the shares underlying such warrants are trading at a price equal to or in excess of $10.00 per share but less than $18.00 per share. Section 3.3.1 (Exercise of Warrants – Payment) of the Warrant Agreement provides additional detail regarding scenarios where “cashless exercise” of the Horizon IPO Private Placement Warrants is permissible. The Warrant Amendment will, in substance, eliminate the restrictions on transferability of the special rights of the Horizon IPO Private Placement Warrants, delete language generally permitting “cashless exercise” of such warrants, and delete language allowing for the redemption of such warrants by amending and restating Section 2.6 and Section 3.3.1 of the Warrant Agreement in their entirety to read as follows:

2.6.

Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that the Private Placement Warrants (i) including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, and (ii) shall not be redeemable by the Company; provided, however, that in the case of (i) the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a)

to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any member of the Sponsor or any of their affiliates;

(b)

in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

(c)	in the case of an individual, by virtue of laws of descent and distribution upon death of such person;

(d)	in the case of an individual, pursuant to a qualified domestic relations order;

(e)

by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination at prices no greater than the price at which the Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased;

(f)	by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

(g)	in the event of the Company’s liquidation prior to the completion of its initial Business Combination; or

(h)

in the event of, subsequent to the completion of the Company’s initial Business Combination, the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.3.	Exercise of Warrants.

3.3.1.

Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a)	in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent; or

(b)	as provide in Section 7.4 hereof.

Redemption Rights of Horizon

In the Warrant Agreement, Section 6.2 (Redemption of Warrants for Ordinary Shares) permits Horizon to redeem the Horizon IPO Warrants for $0.10 per share when the shares underlying such warrants are trading at a price equal to or in excess of $10.00 per share but less than $18.00 per share. Following delivery of notice of a redemption by Horizon, Section 6.2 of the Warrant Agreement also permits registered holders of the Horizon IPO Warrants to exercise such warrants on a “cashless basis” and receive a number of Horizon Class A ordinary shares equal to the fair market value of such warrants, as set forth in a table included in Section 6.2 of the Warrant Agreement. The Warrant Amendment proposes to delete this Section 6.2 in its entirety, and to make certain conforming changes by deleting Section 5.6 (Transfer of Warrants), Section 6.5 (Exclusion of Private Placement Warrants) and Section 7.4.2 (Cashless Exercise at Company’s Option) in their entirety and amending and restating Section 3.2 (Duration of Warrants), Section 4.4 (Raising of the Capital in Connection with the Initial Business Combination) and Section 6.4 (Exercise after Notice of Redemption) in their entirety to read as follows:

3.2.

Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if the Company fails to complete a Business

Combination, and (z) other than with respect to the Private Placement Warrants, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

4.4.

Raising of the Capital in Connection with the Initial Business Combination. If (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Class B ordinary shares, par value $0.0001 per share, of the Company held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the completion of the Company’s initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Ordinary Shares during the ten (10) trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described in Section 6.1 shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

6.4.

Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Public Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price.”

Treatment of Horizon IPO Warrants in a Tender Offer

Section 4.5 (Replacement of Securities upon Reorganization, etc.) of the Warrant Agreement provides that, in connection with a tender offer for more than 50% of the outstanding Horizon Class A ordinary shares, the Horizon IPO Warrants would be entitled to receive the highest amount paid in the tender offer for 100% of the shares underlying such warrants. The Warrant Amendment proposes to remove this language (requiring holders of Horizon IPO Warrants, in the event of a tender offer, to exercise such warrants and tender the underlying shares in order to receive the tender consideration) by amending and restating Section 4.5 (Replacement of Securities upon Reorganization, etc.) in its entirety to read as follows:

4.5.

Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for (x) with respect to a Public Warrant, a Capped American Call, and (y) with respect to a Private Placement Warrant, an Uncapped American Call, in each case, as provided on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

In addition to the amendments and modifications to the Warrant Agreement described above, the Warrant Amendment would amend the Warrant Agreement to make certain conforming or other changes to the Warrant Agreement and the Horizon IPO Warrants, including modification or deletion of certain definitions and cross references.

Vote Required for Approval

Pursuant to the terms of the Warrant Agreement, the Warrant Amendment requires the vote of holders of at least 65% of the outstanding Horizon IPO Public Warrants (which represents at least 11,786,306 out of 18,132,778 outstanding Horizon IPO Public Warrants) and, solely with respect to the amendments in the Warrant

Amendment to the terms of the Horizon IPO Private Placement Warrants or any provision of the Warrant Agreement with respect to the Horizon IPO Private Placement Warrants, 65% of the outstanding Horizon IPO Private Placement Warrants. Effectiveness of the Warrant Amendment is conditioned upon consummation of the business combination. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting, and will have the same effect as a vote against the Warrant Amendment Proposal. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the holders of Horizon IPO Warrants will be considered nondiscretionary, or count as a vote cast at the Warrant Holders Meeting.

As of the record date, there are 18,132,778 Horizon IPO Public Warrants issued and outstanding and 6,519,791 Horizon IPO Private Placement Warrants issued and outstanding. The Sponsor currently holds 5,166,666 Horizon IPO Public Warrants and all of the Horizon IPO Private Placement Warrants and has agreed in the Transaction Agreement to use commercially reasonable efforts to revise the terms of the Horizon IPO Warrants such that the Horizon IPO Warrants be treated as equity under the rules and guidelines of the SEC at and after the closing of the Transactions, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing. As a holder of all of the Horizon IPO Private Placement Warrants, the Sponsor has agreed to approve the Warrant Amendment by written consent.

The Warrant Amendment Proposal is conditioned on the approval of each of the Proposals and the consummation of the business combination. Therefore, if any of the Proposals is not approved, the Warrant Amendment Proposal will have no effect, even if approved by the holders of Horizon IPO Public Warrants.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF HORIZON IPO PUBLIC WARRANTS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

WARRANT HOLDER PROPOSAL 2: WARRANT HOLDERS ADJOURNMENT PROPOSAL

Overview

At the Warrant Holders Meeting, Horizon will ask its holders of Horizon IPO Public Warrants to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal. In no event will Horizon solicit proxies to adjourn the Warrant Holders Meeting or complete the business combination beyond the date by which it may properly do so.

Consequences if the Warrant Holders Adjournment Proposal is Not Approved

If the Warrant Holders Adjournment Proposal is not approved by the holders of Horizon IPO Public Warrants, Horizon’s board of directors may not be able to adjourn the Warrant Holders Meeting to a later date if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal.

Vote Required for Approval

The Warrant Holders Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the Horizon IPO Public Warrants present and entitled to vote at the Warrant Holders Meeting. An abstention will be counted towards the quorum requirement, but will not count as a vote cast at the Warrant Holders Meeting, and will have no effect on the Warrant Holder Adjournment Proposal, if presented. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the holders of Horizon IPO Public Warrants will be considered non-discretionary, or count as a vote cast at the Warrant Holders Meeting.

The Warrant Holders Adjournment Proposal will not be presented if the Warrant Amendment Proposal is approved. The Warrant Holders Adjournment Proposal is not conditioned upon any other proposal.

Recommendation of the Board of Directors

HORIZON’S BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF HORIZON IPO PUBLIC WARRANTS VOTE “FOR” THE APPROVAL OF THE WARRANT HOLDERS ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to assist you in your analysis of the financial aspects of the business combination and PIPE Subscription (collectively, the “Transactions”). The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes. Vivid Seats PubCo has elected not to present management ’s adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited condensed balance sheet of Horizon as of June 30, 2021 with the unaudited condensed consolidated balance sheet of Hoya Intermediate as of June 30, 2021, giving effect to the Transactions and related adjustments as if they had been consummated on that date. In connection with the Transactions, Horizon will merge with and into Vivid Seats PubCo. Upon Closing, the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving entity.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited condensed statement of operations of Horizon for the six months ended June 30, 2021 with the unaudited condensed consolidated statement of operations of Hoya Intermediate for the six months ended June 30, 2021 and gives effect to the Transactions as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited statement of operations of Horizon for the year ended December 31, 2020 with the audited consolidated statement of operations of Hoya Intermediate for the year ended December 31, 2020 and gives effect to the Transactions as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the historical audited financial statements of Horizon and Hoya Intermediate as of and for the year ended December 31, 2020 and the historical unaudited financial statements of Horizon and Hoya Intermediate as of and for the three and six months ended June 30, 2021, which have been prepared in accordance with GAAP.

The unaudited transaction accounting adjustments reflected in the unaudited pro forma condensed combined financial information represent management’s estimates based on information available as of the date of preparation and are subject to change as additional information becomes available and further analyses are performed. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Horizon” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vivid Seats,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On April 21, 2021, Horizon and Vivid Seats PubCo entered into the Transaction Agreement, which will be effectuated in the following principal steps:

(a) Horizon will merge with and into Vivid Seats PubCo, upon which the separate corporate existence of Horizon will cease and Vivid Seats PubCo will become the surviving corporation;

(b) Each Horizon Warrant that is outstanding immediately prior to the Effective Time will become a Vivid Seats PubCo Warrant exercisable for Vivid Seats Class A common stock in accordance with the terms of the applicable warrant agreement;

(c) Certain third-party investors (including Sponsor) will purchase an aggregate of at least 22,500,000 shares of Vivid Seats Class A common stock in the PIPE Subscription;

(d) Vivid Seats PubCo will purchase from the Blocker Sellers all of the outstanding equity interests of CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7B VS Equity, LLC and CM7C VS Equity, LLC, each a Delaware corporation in exchange for cash;

(e) Vivid Seats PubCo will contribute cash to Hoya Intermediate in exchange for Intermediate Common Units and warrants to purchase Intermediate Common Units;

(f) Hoya Intermediate will redeem 100% of the Intermediate Common Units held by the Redeemed Crescent Parties in exchange for cash in the Crescent Redemption;

(g) Hoya Topco will subscribe for newly issued Vivid Seats Class B common stock and warrants to purchase Vivid Seats Class B common stock; and

(h) Hoya Intermediate will contribute cash to Hoya Midco, which Hoya Midco will use to repay its existing debt obligations in the amount of $476.7 million, resulting in the full repayment of Vivid Seats’ May 2020 First Lien Loan and a partial repayment of Vivid Seats’ June 2017 First Lien Loan.

As a result of the Transactions, Hoya Topco will hold 60.6% of the issued and outstanding Intermediate Common Units and Vivid Seats PubCo will hold 39.4% of the Intermediate Common Units and will have control over Hoya Intermediate through its voting power, which interests will be controlled by the Private Equity Owner for so long as it controls Hoya Topco. Following the consummation of the Transactions, Vivid Seats PubCo’s assets will consist of its direct and indirect interests in Hoya Intermediate.

Proceeds from the Transactions, including cash and marketable securities held in the Trust Account, will be used for:

•	Payment of $13.6 million in deferred underwriting commissions associated with Horizon’s initial public offering;

•	The Crescent Redemption;

•	Reduction of long-term debt of Hoya Intermediate and its subsidiaries; and

•	Payment of all advisory fees, transaction fees and expenses of Horizon and Hoya Topco.

Upon the Closing, the ownership of Vivid Seats PubCo will be as follows:

	Share Ownership in Vivid Seats PubCo
	Pro Forma Combined Scenario 1 (Assuming No Redemptions)		Pro Forma Combined Scenario 2 (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Hoya Topco	118,200,000	60.6%	118,200,000	60.6%
Horizon Public shareholders	38,898,433	19.9%	—	0%
Shares held by Sponsor and other holders of founder shares(1)	34,550,000	17.7%	73,448,433	37.6%
PIPE Investors(2)	3,500,000	1.8%	3,500,000	1.8%

Total	195,148,433	100.0%	195,148,433	100.0%

(1)	Includes shares acquired by Sponsor as part of the PIPE Subscription. Sponsor to acquire 19,000,000 shares and 57,898,433 shares under the PIPE Subscription in Scenario 1 and Scenario 2, respectively.
(2)	Excludes shares acquired by Sponsor as part of the PIPE Subscription

Accounting for the Business Combination

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Vivid Seats PubCo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing controlling equityholder of Hoya Intermediate having a relative majority of the voting power of the combined company and the operations of Hoya Intermediate and its subsidiaries constituting the only ongoing operations of the combined company.

Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of Hoya Intermediate. The net assets of Vivid Seats PubCo will be stated at historical cost.

Treatment of Warrants

As part of the business combination, Vivid Seats PubCo and its subsidiaries expect to issue the following warrants:

•

Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants to be exchanged for Vivid Seats Public IPO Warrants and Vivid Seats Private Placement IPO Warrants, respectively – Horizon previously issued Horizon IPO Public Warrants as part of its IPO, in addition to issuing Horizon IPO Private Placement Warrants to Sponsor. Pursuant to the Transaction Agreement, each Horizon IPO Public Warrant and each Horizon IPO Private Placement Warrant will become a Vivid Seats Public IPO Warrant and Vivid Seats Private Placement IPO Warrant, respectively, each in form substantially similar to the Existing Warrant Agreement. The Vivid Seats Public IPO Warrants and Vivid Seats Private Placement IPO Warrants that replace the Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants are reflected as liabilities in the unaudited pro forma condensed combined balance sheet, consistent with the historical presentation in Horizon’s unaudited condensed balance sheets.

In advance of the Closing, Horizon intends to amend the terms of the Existing Warrant Agreement, subject to the vote or written consent of the Registered Holders of Horizon IPO Public Warrants and the Horizon IPO Private Placement Warrants. Assuming the registered holders of Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants vote in favor of the amended warrant terms, Vivid Seats PubCo anticipates that the amended warrants would meet the criteria for an equity classification.

•

Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants (collectively, the “Exercise Warrants”) to be exchanged for Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants, respectively – Pursuant to the Exchange Agreement, Sponsor will irrevocably tender to Horizon all of its Horizon Class B ordinary shares for cancellation in exchange for (i) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise price of $10.00 per share, (ii) warrants to purchase 17,000,000 shares of Horizon Class A ordinary shares at an exercise of $15.00 per share and (iii) 50,000 shares of Horizon Class A ordinary shares.

At the Effective Time, each Exercise Warrant issued to Sponsor will become a Vivid Seats PubCo $10.00 Exercise Warrant and Vivid Seats PubCo $15.00 Exercise Warrant, as applicable, which shall be in form substantially similar to the Form of New Warrant Agreement. The Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants replacing the Exercise Warrants will be exercisable for Vivid Seats Class A common stock. As of the date of this proxy statement/prospectus, Vivid Seats PubCo expects the terms of the Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants to allow for an equity classification. Therefore, these warrants are reflected as an increase in additional paid-in capital.

•

Hoya Intermediate Warrants to be issued to Vivid Seats PubCo – In tandem with the issuance of the Vivid Seats PubCo Warrants for Vivid Seats Class A common stock, Hoya Intermediate expects to issue an equivalent number of warrants to purchase Intermediate Common Units to Vivid Seats PubCo, each warrant allowing the holder to acquire one Intermediate Common Unit for an exercise price equal to the exercise price of the corresponding Vivid Seats PubCo Warrants. These warrants will be exercisable only upon the exercise of a corresponding Vivid Seats PubCo Warrant for Vivid Seats Class A common stock. These intercompany warrants do not impact the presentation of the unaudited pro forma financial information as they eliminate in consolidation.

•

Hoya Intermediate Warrants to be issued to Hoya Topco - Pursuant to the Transaction Agreement, Hoya Intermediate expects to issue to Hoya Topco (i) 3,000,000 Hoya Intermediate Warrants, each allowing the holder to acquire one Intermediate Common Unit at an exercise price of $10.00 per share, and (ii) 3,000,000 Hoya Intermediate Warrants, each allowing the holder to acquire one Intermediate Common Unit at an exercise price of $15.00 per share. As of the date of this proxy statement/prospectus, Vivid Seats PubCo expects the terms of the Hoya Intermediate Warrants to be issued to Hoya Topco to require a liability classification, due to the redemption feature of the Intermediate Common Units. This redemption feature allows the members of Hoya Intermediate other than Vivid Seats PubCo and its subsidiaries (i.e., immediately after Closing, Hoya Topco) to cause Hoya Intermediate to redeem Intermediate Common Units for, at the option of Vivid Seats PubCo, either Vivid Seats Class A common stock or cash in an amount equal to the value of Vivid Seats Class A common stock (but only out of the proceeds of a substantially concurrent public offering or private sale of Vivid Seats Class A common stock). Hoya Topco is expected to hold the majority of voting interests in Vivid Seats PubCo upon Closing.

•

Vivid Seats PubCo Class B Warrants to be issued to Hoya Topco - In tandem with issuance of the Hoya Intermediate Warrants to Hoya Topco, Vivid Seats PubCo expects to issue 6,000,000 Vivid Seats PubCo Class B Warrants to Hoya Topco, each allowing the holder to acquire one share of Vivid Seats Class B common stock for an exercise price equal to the exercise price of the corresponding Hoya Intermediate Warrants. These warrants shall be exercisable only upon the exercise of a corresponding Hoya Intermediate Warrant by Hoya Topco. These warrants, which do not have any economic value due to the lack of earnings and distribution participation rights of the Vivid Seats Class B common stock, do not impact the presentation of the unaudited pro forma financial information.

Tax Receivable Agreement

The Transaction Agreement contemplates that, at the Closing, Vivid Seats PubCo will enter into a Tax Receivable Agreement with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders. Pursuant to the Tax Receivable Agreement, Vivid Seats PubCo will generally be required to pay Hoya Topco and the other TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that Vivid Seats PubCo (and applicable consolidated, unitary, or combined subsidiaries thereof, if any and collectively the “Tax Group”) realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

•

existing tax basis in certain assets of Hoya Intermediate and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

•

tax basis adjustments resulting from taxable exchanges of Intermediate Common Units (including any such adjustments resulting from certain payments made by Vivid Seats PubCo under the Tax Receivable Agreement) acquired by Vivid Seats PubCo from a TRA Holder pursuant to the terms of the Second A&R LLCA;

•	certain tax attributes of Blocker Corporations holding Intermediate Common Units that are acquired directly or indirectly by Vivid Seats PubCo pursuant to a Reorganization Transaction;

•

certain tax benefits realized by Vivid Seats PubCo as a result of certain U.S. federal income tax allocations of taxable income or gain away from Vivid Seats PubCo and to other members of Hoya Intermediate and deductions or losses to Vivid Seats PubCo and away from other members of Hoya Intermediate, in each case as a result of the business combination; and

•	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

For more information about the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been adjusted to give effect to accounting adjustments related to the Transactions linking the effects of the Transactions to the historical financial information. The adjustments in the unaudited pro forma condensed combined consolidated financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Horizon and Hoya Intermediate have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Vivid Seats Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands, except unit/share and per unit/share amounts)

			Scenario 1 Assuming No Redemptions into Cash					Scenario 2 Assuming Maximum Redemptions into Cash
	Hoya Intermediate, LLC (Historical)	Horizon Acquisition Corp. (Historical)	Transaction Accounting Adjustments		PIPE Subscription Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		PIPE Subscription Adjustments		Pro Forma Balance Sheet
Current assets:
Cash and cash equivalents	$460,915	$18,060	$(231,931	)(c)	$225,000	(e)	$467,461	(231,931	)(c)	$613,984	(e)	$467,461
			544,019	(f)				155,035	(f)
			(13,614	)(g)				(13,614	)(g)
			(40,770	)(h)				(40,770	)(h)
			(476,718	)(i)				(476,718	)(i)
			(17,500	)(l)				(17,500	)(l)
Accounts receivable—net	52,193						52,193					52,193
Inventory—net	21,712						21,712					21,712
Prepaid expenses and other current assets	118,220	289	(3,473	)(h)			115,036	(3,473	)(h)			115,036

Total current assets	653,040	18,349	(239,987)		225,000		656,402	(628,971)		613,984		656,402
Property and equipment—net	245						245					245
Intangible assets—net	70,121						70,121					70,121
Goodwill	683,327						683,327					683,327
Investments held in Trust Account		544,019	(544,019	)(f)			—	(388,984	)(a)			—
								(155,035	)(f)
Deferred tax assets			—	(j)			—	—	(j)			—
Other non-current assets	388						388					388

Total assets	1,407,121	562,368	(784,006)		225,000		1,410,483	(1,172,990)		613,984		1,410,483

Current liabilities:
Accounts payable	237,747	36	(6,371	)(h)			231,412	(6,371	)(h)			231,412
Accrued expenses and other current liabilities	314,858	2,223	(360	)(i)			316,721	(360	)(i)			316,721
Deferred revenue	16,617						16,617					16,617
Current maturities of long-term debt—net	6,412		(1,544	)(i)			4,868	(1,544	)(i)			4,868

Total current liabilities	575,634	2,259	(8,275)		—		569,618	(8,275)		—		569,618
Long-term debt—net	889,375		(433,270	)(i)			456,105	(433,270	)(i)			456,105
Other liabilities	485						485					485
Deferred underwriting commissions		13,614	(13,614	)(g)			—	(13,614	)(g)			—
Derivative warrant liabilities		43,882	35,670	(d)			79,552	35,670	(d)			79,552
Tax receivable agreement liability			—	(k)			—	—	(k)			—

Total long-term liabilities	889,860	57,496	(411,214)		—		536,142	(411,214)		—		536,142
Commitments and contingencies
Redeemable Preferred Units
Redeemable Senior Preferred Units—$0 par value; 100 units authorized, issued, and outstanding at June 30, 2021 (aggregate involuntary liquidation preference of $227,383 at June 30, 2021)	231,931		(231,931	)(c)			—	(231,931	)(c)			—

			Scenario 1 Assuming No Redemptions into Cash					Scenario 2 Assuming Maximum Redemptions into Cash
	Hoya Intermediate, LLC (Historical)	Horizon Acquisition Corp. (Historical)	Transaction Accounting Adjustments		PIPE Subscription Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		PIPE Subscription Adjustments		Pro Forma Balance Sheet
Redeemable Preferred Units—$0 par value; 100 units authorized, issued, and outstanding at June 30, 2021	9,939		(9,939	)(b)			—	(9,939	)(b)			—
Class A ordinary shares; 49,761,224 shares subject to possible redemption at $10.00 per share		497,612	(497,612	)(a)			—	(497,612	)(a)			—
Non-controlling interest			184,662	(m)			184,662	184,662	(m)			184,662
Members’ equity (deficit):
Common Units—$0 par value; unlimited authorized, 100 units issued and outstanding at June 30, 2021							—					—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding							—					—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 4,637,209 shares issued and outstanding (excluding 49,761,224 shares subject to possible redemption)		1	(1	)(a)			—	(1	)(a)			—
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 13,599,608 shares issued and outstanding		1	(1	)(a)			—	(1	)(a)			—
Class A common stock			5	(a)	2	(e)	7	1	(a)	6	(e)	7
Class B common stock			12	(b)			12	12	(b)			12
Preferred stock—None outstanding			—				—					—
Additional paid-in capital	744,347	15,475	487,133	(a)	224,998	(e)	1,211,117	98,153	(a)	613,978	(e)	1,211,117
			9,927	(b)				9,927	(b)
			(35,670	)(d)				(35,670	)(d)
			(32,931	)(h)				(32,931	)(h)
			(17,500	)(l)				(17,500	)(l)
			(184,662	)(m)				(184,662	)(m)
Accumulated deficit	(1,044,281)	(10,476)	10,476	(a)			(1,090,766)	10,476	(a)			(1,090,766)
			(4,941	)(h)				(4,941	)(h)
			(41,544	)(i)				(41,544	)(i)
Accumulated other comprehensive loss	(309)						(309)					(309)

Total members'/stockholders’ equity (deficit)	(300,243)	5,001	190,303		225,000		120,061	(198,681)		613,984		120,061

Total liabilities, redeemable preferred units, non-controlling interests and members'/stockholders’ equity (deficit)	$1,407,121	$562,368	$(784,006)		$225,000		$1,410,483	(1,172,990)		$613,984		$1,410,483

Unaudited Pro Forma Condensed Combined Statement of Operations

For Six Months Ended June 30, 2021

(in thousands, except unit/share and per unit/share data)

	Historical				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	Hoya Intermediate, LLC (Historical)	Horizon Acquisition Corp. (Historical)			Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenues	$139,612	$			$—		$139,612	$—		$139,612
Cost of revenues (exclusive of depreciation and amortization shown separately below)	23,911				—		23,911	—		23,911
Marketing and selling	54,377				—		54,377	—		54,377
General and administrative	44,977		2,242		(9,209	)(bb)	38,010	(9,209	)(bb)	38,010
Depreciation and amortization	795				—		795	—		795

Income (loss) from operations	15,552		(2,242)		9,209		22,519	9,209		22,519
Other income			25,000	(gg)	—		25,000	—		25,000
Interest expense - net	(33,158)		1		22,753	(dd)	(10,404)	22,753	(dd)	(10,404)
Net gain from investments held in Trust Account	—		16		(16	)(aa)	—	(16	)(aa)	—
Change in fair value of warrant liabilities			(8,135)		780	(cc)	(7,355)	780	(cc)	(7,355)

Net (loss) income before income taxes	(17,606)		14,640		32,726		29,760	32,726		29,760

Income taxes	—		(7,500	)(gg)	—	(ee)	(7,500)	—	(ee)	(7,500)

Net (loss) income	(17,606)		7,140		32,726		22,260	32,726		22,260
Less: Net (loss) income attributable to non-controlling interests in subsidiaries					13,490	(ff)	13,490	13,490	(ff)	13,490

Net (loss) income attributable to Vivid Seats PubCo	$(17,606)		$7,140		$19,236		$8,770	$19,236		$8,770

Net loss per unit attributable to Common Unit holders, basic and diluted	$(312,489)
Weighted average Common Units outstanding, basic and diluted	100
Basic and diluted weighted average shares outstanding of Class A ordinary shares			54,398,433				76,948,433 (hh)			76,948,433 (hh)
Basic and diluted net income per share, Class A ordinary shares			$0.32				$0.11 (hh)			$0.11 (hh)
Basic and diluted weighted average shares outstanding of Class B ordinary shares			13,599,608
Basic and diluted net loss per share, Class B ordinary shares			$(0.76)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except unit/share and per unit/share amounts)

				Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	Hoya Intermediate, LLC (Historical)	Horizon Acquisition Corp. (Historical)		Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenues	$35,077	$		$—		$35,077		$—		$35,077
Cost of revenues (exclusive of depreciation and amortization shown separately below)	24,690			—		24,690		—		24,690
Marketing and selling	38,121			—		38,121		—		38,121
General and administrative	66,199		538	14,150	(bb)	80,887		14,150	(bb)	80,887
Depreciation and amortization	48,247			—		48,247		—		48,247
Impairment charges	573,838			—		573,838		—		573,838

Loss from operations	(716,018)		(538)	(14,150)		(730,706)		(14,150)		(730,706)

Other income (expense)
Interest expense – net	(57,482)			36,452	(dd)	(21,030)		36,452	(dd)	(21,030)
Loss on extinguishment of debt	(685)			(57,630	)(dd)	(58,315)		(57,630	)(dd)	(58,315)
Net gain from investments held in Trust Account	—		18	(18	)(aa)	—		(18	)(aa)	—
Financing cost – derivative warrant liabilities			(579)			(579)				(579)
Change in fair value of warrant liabilities			(16,517)	(1,020	)(cc)	(17,537)		(1,020	)(cc)	(17,537)

Loss before income taxes	(774,185)		(17,616)	(36,366)		(828,167)		(36,366)		(828,167)

Income taxes				—	(ee)				(ee)	—

Net loss	(774,185)		(17,616)	(36,366)		(828,167)		(36,366)		(828,167)
Less: Net loss attributable to non-controlling interests in subsidiaries				(501,869	)(ff)	(501,869)		(501,869	)(ff)	(501,869)

Net loss attributable to Vivid Seats PubCo	$(774,185)		$(17,616)	$465,503		$(326,298)		$465,503		$(326,298)

Net loss per unit attributable to Common Unit holders, basic and diluted	(7,953,192)
Weighted average Common Units outstanding, basic and diluted	$100
Basic and diluted weighted average shares outstanding of Class A ordinary shares			54,364,337			76,948,433	(hh)			76,948,433	(hh)
Basic and diluted net income per share, Class A ordinary shares			$—			$(4.24	)(hh)			$(4.24	)(hh)
Basic and diluted weighted average shares outstanding of Class B ordinary shares			13,269,125
Basic and diluted net loss per share, Class B ordinary shares			$(1.33)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the business combination had been consummated on June 30, 2021, in the case of the unaudited pro forma condensed combined balance sheet, and on January 1, 2020, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP, with Hoya Intermediate identified as the accounting acquirer, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The identification of Hoya Intermediate as the accounting acquirer is based primarily on evaluation of the following facts and circumstances, which are consistent under both the no redemption and maximum redemption scenarios:

•

Following the Transactions, the business affairs of Hoya Intermediate will be controlled by a board of managers. The Hoya Intermediate board of managers will initially consist of two individuals, one of which will be designated by Vivid Seats PubCo and one of which will be designated by Hoya Topco. For each matter presented to the board of managers of Hoya Intermediate, the Vivid Seats PubCo designee will be entitled to two (2) votes and the Hoya Topco designee will be entitled to one (1) vote. Accordingly, Hoya Topco’s ability to influence the operations of Hoya Intermediate following the Closing will be by virtue of its ownership of Vivid Seats PubCo common stock;

•	The pre-combination controlling equityholder of Hoya Intermediate will hold the majority of voting rights in Vivid Seats PubCo;

•	The pre-combination controlling equityholder of Hoya Intermediate will have the right to appoint the majority of the directors on the Vivid Seats Board;

•	Operations of Hoya Intermediate will comprise the ongoing operations of Vivid Seats PubCo going forward; and

•	Hoya Intermediate is significantly larger than Horizon in terms of revenue, total assets (excluding cash) and employees.

Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the financial statements of Hoya Intermediate with the acquisition being treated as the equivalent of Hoya Intermediate issuing stock for the net assets of Horizon.

2. Redemption Scenarios

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for redeemable Horizon Class A ordinary shares into cash.

•	Assuming No Redemptions: This presentation assumes no shareholders of redeemable Horizon Class A ordinary shares exercise their redemption rights upon Closing.

•

Assuming Maximum Redemptions: This presentation assumes that all shareholders of redeemable Horizon Class A ordinary shares, other than those held by Sponsor and other holders of founder shares, exercise their redemption rights upon Closing at an assumed redemption price of $10.00 per share based on Trust Account figures as of June 30, 2021. The Sponsor Agreement provides that, in the event the cash and cash equivalents of Vivid Seats PubCo after giving effect to the PIPE Subscription and the Horizon Class A ordinary share redemptions, if any (the “Vivid Seats PubCo Available Cash”) is less than approximately $769.0 million, Eldridge Industries, LLC shall increase its PIPE Subscription by such shortfall (the “Sponsor Backstop Commitment”). In the event the amount in the Trust Account after giving effect to the PIPE Subscription and the Horizon Class A ordinary share redemptions is expected to be less than $380.0 million, the Sponsor and its affiliates are entitled to arrange for the purchase of additional shares of Horizon ordinary shares from third party investors at a price of $10.00 per share with prior written consent of Hoya Topco.

This presentation assumes redemption of all redeemable Horizon Class A ordinary shares would reduce cash available from the Trust Account by $389.0 million based on Trust Account figures as of June 30, 2021. Assuming total maximum redemptions of $389.0 million, this presentation assumes the Sponsor would be required to increase PIPE Subscription commitments by $389.0 million.

In consideration for the Sponsor Backstop Commitment, Hoya Intermediate shall pay Eldridge Industries, LLC approximately $11.7 million in cash at Closing (“Backstop Fee”). The Backstop Fee is payable by Hoya Intermediate in both scenarios.

The two alternative redemption scenarios assume that there are no adjustments for the exercise of outstanding Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants, because such securities are not exercisable until 30 days after the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:

(a) Reflects the exchange of Horizon Class A ordinary shares and Horizon Class B ordinary shares for Vivid Seats Class A common stock. As the holders of redeemable Horizon Class A ordinary shares may exercise their redemption rights (refer to Note 2, Redemption Scenarios), the number of shares of Vivid Seats Class A common stock issued in exchange for Horizon Class A ordinary shares may vary.

•

Assuming No Redemptions: Vivid Seats PubCo issues 54,448,433 shares of Vivid Seats Class A common stock, resulting in Vivid Seats Class A common stock of $5 thousand and a net increase to additional paid-in capital of $487.1 million. Horizon’s historical equity, including accumulated deficit, Horizon Class A ordinary shares and Horizon Class B ordinary shares, is cancelled.

•

Assuming Maximum Redemptions: Holders of all 38,898,433 redeemable Horizon Class A ordinary shares exercise their redemption rights, resulting in a decrease of Horizon’s Trust Account of $389.0 million. Vivid Seats PubCo issues 15,550,000 shares of Vivid Seats Class A common stock, resulting in Vivid Seats Class A common stock of $1 thousand and a net increase to additional paid-in capital of $98.2 million. Horizon’s historical equity, including accumulated deficit, Horizon Class A ordinary shares and Horizon Class B ordinary shares, is cancelled.

In both scenarios, all outstanding Horizon Warrants to purchase shares of Horizon Class A ordinary shares shall be exchanged for Vivid Seats PubCo Warrants to purchase shares of Vivid Seats Class A common stock.

The Horizon IPO Public Warrants and Horizon IPO Private Placement Warrants previously issued and classified as liabilities by Horizon shall be exchanged for Vivid Seats PubCo Public IPO Warrants and Vivid Seats PubCo Private Placement Warrants, respectively, each in form substantially similar to the Existing Warrant Agreement. These warrants remain classified as liabilities in the unaudited pro forma condensed combined financial information.

The Exercise Warrants held by the Sponsor shall be exchanged for Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants, as applicable, each of which shall be in form substantially similar to the Form of New Warrant Agreement. As of the date of preparation, Vivid Seats expects the terms of these warrants to require an equity classification. Therefore, these warrants are reflected as an increase to additional paid-in capital.

(b) Reflects the exchange of Hoya Intermediate shares outstanding for 118,200,000 shares of Vivid Seats Class B common stock, resulting in an increase to Vivid Seats Class B common stock of $12.0 thousand. Hoya Intermediate’s Preferred Units are exchanged as a result of a restructuring immediately prior to the business combination, resulting in a net increase to additional paid-in capital of $9.9 million.

(c) As part of the restructuring immediately prior to the business combination, Hoya Intermediate expects to effectively redeem its Senior Preferred Units, resulting in a reduction to cash and cash equivalents of $231.9 million.

(d) Reflects the issuance of Hoya Intermediate Warrants issued to Hoya Topco, which results in a $35.7 million increase to Derivative warrant liabilities, with a corresponding decrease to additional paid-in capital. The Hoya Intermediate Warrants to be issued to Hoya Topco consist of (i) 3,000,000 Hoya Intermediate Warrants, each allowing the holder to acquire one Intermediate Common Unit at an exercise price of $10.00 per share, and (ii) 3,000,000 Hoya Intermediate Warrants, each allowing the holder to acquire one Intermediate Common Unit at an exercise price of $15.00 per share. As of June 30, 2021, Hoya Intermediate Warrants with an exercise price of $10.00 have an estimated value of $6.35 per warrant, while Hoya Intermediate Warrants with an exercise price of $15.00 have an estimated value of $5.54 per warrant.

As of the date of this proxy statement/prospectus, Vivid Seats PubCo expects the terms of the Hoya Intermediate Warrants to require a liability classification, due to the redemption feature of Intermediate Common Units.

(e) Represents the cash proceeds and issuance of equity in Vivid Seats PubCo related to the PIPE Subscription. The amount of cash proceeds from the PIPE Subscription varies, depending on the number of Horizon Class A ordinary shares redeemed.

•

Assuming No Redemptions: Reflects proceeds from the PIPE Subscription, increasing cash and cash equivalents by $225.0 million, with corresponding increases to Vivid Seats Class A common stock of $2 thousand and additional paid-in capital of $225.0 million. No increase in PIPE Subscription is required under the Sponsor Backstop Commitment, because no Horizon Class A ordinary shares are redeemed.

•

Assuming Maximum Redemptions: Reflects proceeds from the PIPE Subscription, increasing cash and cash equivalents by $614.0 million, with corresponding increases to Vivid Seats Class A common stock of $6 thousand and additional paid-in capital of $614.0 million. The increase in proceeds from the PIPE Subscription of $389.0 million in this scenario reflects the Sponsor Backstop Commitment to increase PIPE Subscription commitments by any shortfall in Vivid Seats PubCo Available Cash below approximately $769.0 million.

(f) Reflects the reclassification of cash and investments held in the Trust Account that become available for transaction consideration, transaction expenses, redemption of public shares, debt repayments, and the operating activities of Vivid Seats PubCo in conjunction with the business combination.

(g) Reflects the payment of deferred underwriting commissions associated with the initial public offering of Horizon. The deferred underwriting commissions become payable from amounts held in the Trust Account upon Closing.

(h) Represents preliminary estimated transaction costs of $47.1 million for advisory, banking, legal, and accounting fees, of which $6.4 million have been incurred and accrued as accounts payable as of June 30, 2021 and $6.3 million have been incurred and paid as of June 30, 2021, in addition to the Backstop Fee. Of the total, $18.8 million relates to advisory, legal and other fees, $14.4 million relates to capital market advisory fees, $11.7 million relates to the Backstop Fee and $2.2 million relates to PIPE Subscription placement fees. Costs directly attributable to the business combination and PIPE Subscription amount to $32.9 million and are recorded as a reduction to additional paid-in capital, with the remainder recorded to accumulated deficit. As of June 30, 2021, Hoya Intermediate capitalized $3.5 million of costs directly attributable to the Transactions.

(i) Represents the reduction in outstanding debt held by Hoya Intermediate and its subsidiaries. The unaudited condensed combined pro forma information reflects a payment of $476.7 million, comprised of, (i) the full repayment of the May 2020 First Lien Loan of $295.2 million, (ii) a payment of $148.2 million to reduce the outstanding principal balance on its June 2017 First Lien Loan to $467.3 million (excluding $6.4 million of deferred issuance costs and original issue discount associated with the June 2017 First Lien Loan), (iii) payment of $0.4 million in accrued interest, and (iv) the payment of a prepayment penalty of $33.0 million associated with the May 2020 First Lien Loan. In addition, the adjustment reflects a charge of $8.6 million in debt extinguishment costs related to deferred financing costs and original issue discounts associated with the Term Loan Facilities. Debt extinguishment costs, combined with the prepayment penalty, result in an increase to accumulated deficit of $41.5 million. The $33.0 million prepayment penalty included in the pro forma adjustment reflects a repayment date of June 30, 2021 on the May 2020 First Lien Loan. The prepayment penalty amount reduces over time. Assuming a September 30, 2021 closing date, the prepayment penalty amount incurred would be $29.1 million.

(j) Under both the no redemption and maximum redemption scenarios, it is more likely than not that the Vivid Seats PubCo deferred tax assets will not be realized in accordance with ASC Topic 740, Income Taxes (“ASC 740”). As such, Vivid Seats PubCo has reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios.

(k) Upon the completion of the business combination, Vivid Seats PubCo will be a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, Vivid Seats PubCo will make payments to the TRA Holders in respect of 85% of the net tax benefit to Vivid Seats PubCo of certain tax attributes (calculated using certain assumptions, and subject to the terms of the Tax Receivable Agreement). However, until a TRA Holder exchanges at least 5% of its Intermediate Common Units, Vivid Seats PubCo will hold such payments until the TRA Holder satisfies such threshold exchange. Upon the completion of the business combination, no TRA Holder will have exchanged at least 5% of its Intermediate Common Units. The tax impacts of the transaction were estimated based on the applicable law in effect on June 30, 2021.

Due to the uncertainty as to the amount and timing of future exchanges of Hoya Intermediate units by the TRA Holders and as to the price of Vivid Seats Class A common stock at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume that any existing equityholder of Hoya Intermediate have exchanged Intermediate Common Units that would create an obligation under the Tax Receivable Agreement. Therefore, no increases in tax basis in Hoya Intermediate’s assets or other tax benefits that may be realized under the Tax Receivable Agreement have been reflected in the unaudited condensed combined pro forma financial information. Future exchanges will result in incremental tax attributes and potential cash tax savings for Vivid Seats PubCo. Depending on Vivid Seats PubCo’s assessment on realizability of such tax attributes, the arising Tax Receivable Agreement liability will be recorded at the exchange date against equity, or at a later point through income.

A full valuation allowance was established based on Vivid Seats PubCo’s assessment of the significant uncertainty that exists with respect to the future realization of the deferred tax asset in accordance with ASC 740. Should Vivid Seats PubCo change its assessment of realizability of its tax attributes in future periods, resulting in expected cash tax savings, it will release its valuation allowance and Tax Receivable Agreement liability through income. Other remeasurements of the Tax Receivable Agreement liability (e.g. due to change in tax rates) will be recorded through income as well.

If Vivid Seats PubCo exercises its right to terminate the Tax Receivable Agreement or in the case of a change in control of Vivid Seats PubCo or a material breach of Vivid Seats PubCo’s obligations under the Tax Receivable Agreement, all obligations under the Tax Receivable Agreement will be accelerated and Vivid Seats PubCo will be required to make a payment to the TRA Holders in an amount equal to the present value of future payments under the Tax Receivable Agreement. This payment would be based on certain assumptions, including that Vivid Seats PubCo would have sufficient taxable income to fully utilize the benefits arising from the Tax Attributes subject to the Tax Receivable Agreement. If Vivid Seats PubCo were to elect to terminate the Tax Receivable Agreement immediately after the business combination, assuming the market value of Vivid Seats Class A common stock is equal to $10 per share, Vivid Seats PubCo currently estimates that it would be required to pay approximately $425 million to satisfy its total liability.

(l) On June 11, 2021, Horizon received a payment of $25.5 million from a third party in connection with a business combination transaction that was not consummated. The payment was subject to a U.S. federal income tax withholding of $7.5 million, resulting in net proceeds of $17.5 million to Horizon. In connection with the payment received, Vivid Seats intends to pay a special dividend of approximately $0.23 per share to holders of Vivid Seats Class A common stock as soon as reasonably practical following the Closing.

In both Scenario 1 and Scenario 2, the special dividend results in a reduction to cash and cash equivalents and additional paid-in capital of the combined company in the amount of $17.5 million.

(m) Following the Closing of the Transactions, Vivid Seats PubCo will own a direct controlling interest in Hoya Intermediate, while the existing controlling equityholder of Hoya Intermediate will own an economic interest in Hoya Intermediate shown as a noncontrolling interest in the financial statements of Vivid Seats PubCo. The indirect economic interests are held by the existing controlling equityholder of Hoya Intermediate in the form of Intermediate Common Units that can be redeemed for Vivid Seats Class A common stock or, at the option of Vivid Seats PubCo (but only out of the proceeds of a substantially concurrent public offering or private sale of Vivid Seats Class A common stock), cash in an amount equal to the value of Vivid Seats Class A common stock. If Vivid Seats PubCo elects that the redeemed Intermediate Common Units will be settled in cash, the cash used to settle the redemption of the Intermediate Common Units must be funded through a private or public offering of Vivid Seats Class A common stock no later than five business days after the date the redemption occurs. The noncontrolling interest will decrease as Vivid Seats Class B common stock and Intermediate Common Units are exchanged for Vivid Seats Class A common stock.

The calculation of noncontrolling interest is based on the net assets of Hoya Intermediate and the ownership percentage held by Hoya Topco in Hoya Intermediate following the completion of the Transactions. Accordingly, in both the no redemption scenario and maximum redemption scenario, noncontrolling interest increased to $184.7 million with a corresponding decrease to additional paid-in capital.

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021 and Year Ended December 31, 2020

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 reflect the following adjustments:

(aa) Reflects the elimination of the net gain from investments held in the Trust Account.

(bb) Represents estimated one-time costs associated with the Transactions, of which $9.2 million were incurred as of June 30, 2021, as if they were incurred during the year ended December 31, 2020. These estimated one-time transaction costs, which include advisory, legal and other fees are not capitalizable. Refer to adjustment (i) for additional details regarding transaction costs.

(cc) Represents the change in fair value of the Hoya Intermediate Warrants. Refer to adjustment (e) for additional details regarding the accounting treatment of Hoya Intermediate Warrants to be issued to Hoya Topco.

(dd) Reflects a decrease to interest expense assuming the paydown of a portion of Hoya Intermediate and its subsidiaries’ debt from the proceeds of the Transactions as if they occurred on January 1, 2020 based on the interest rate in effect for the June 2017 First Lien Loan, which will remain outstanding following the Transactions. Refer to adjustment (j) for additional details regarding debt.

For the year ended December 31, 2020, the combined company expects to completely repay its May 2020 First Lien Loan and reduce the outstanding balance on the June 2017 First Lien Loan to $467.3 million, resulting in a $36.5 million reduction to interest expense. The combined company incurs $11.9 million in debt extinguishment costs related to the original issue discount and deferred financing costs associated with the Term Loan Facilities. The prepayment of the May 2020 First Lien Loan results in a prepayment penalty of $45.7 million. The prepayment penalty, which reduces over time, is calculated as of the debt issuance date, May 22, 2020. Assuming a September 30, 2021 closing date, the prepayment penalty amount incurred would be $29.1 million.

For the six months ended June 30, 2021, the combined company expects a $22.8 million reduction to interest expense as a result of reductions to the combined company’s outstanding debt.

(ee) As it is more likely than not that the Vivid Seats PubCo deferred tax assets will not be realized in accordance with ASC 740, no income tax benefit is recognized.

(ff) The net loss attributable to Vivid Seats PubCo was reduced by the noncontrolling interest ownership held in Hoya Intermediate of 60.6% in both the no redemption scenario and maximum redemption scenario.

	Scenario 1 Assuming No Redemptions into Cash	Scenario 2 Assuming Maximum Redemptions into Cash
Three months ended June 30, 2021
Pro forma net income	$22,260	$22,260
Noncontrolling interest percentage	60.6%	60.6%
Noncontrolling interest pro forma adjustment	13,490	13,490

Net income attributable to Vivid Seats PubCo	$8,770	$8,770

Year ended December 31, 2020
Pro forma net loss	$(828,167)	$(828,167)
Noncontrolling interest percentage	60.6%	60.6%
Noncontrolling interest pro forma adjustment	(501,869)	(501,869)

Net loss attributable to Vivid Seats PubCo	$(326,298)	$(326,298)

(gg) On June 11, 2021, Horizon received a payment of $25.0 million from a third party in connection with a business combination transaction that was not consummated. The payment was subject to U.S. federal income tax withholding of $7.5 million. The income and tax expense associated with these payments, which are not directly attributable to the Transactions, are not expected to recur in the future.

(hh) Represents the net (loss) income per share calculated using the weighted average shares outstanding and the issuance of additional shares of Vivid Seats Class A common stock in connection with the Transactions, assuming that the shares were outstanding since January 1, 2020. As the Transactions are reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Transactions have been outstanding for the entire period presented. The combined financial information has been prepared assuming both a no redemption and maximum redemption scenario.

As Vivid Seats PubCo was in a net loss under both scenarios for the year ended December 31, 2020, giving effect to outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants would be anti-dilutive. Based on their exercise prices, the outstanding warrants redeemable for Vivid Seats Class A common stock in Vivid Seats PubCo are not dilutive for the six months ended June 30, 2021.

	Scenario 1 Assuming No Redemptions into Cash	Scenario 2 Assuming Maximum Redemptions into Cash
Horizon Public shareholders	38,898,433	—
Shares held by Sponsor and other holders of founder shares	15,550,000	15,550,000
PIPE Investors	22,500,000	61,398,433

Pro forma Class A Ordinary Shares outstanding (1)	76,948,433	76,948,433

Six months ended June 30, 2021
Pro forma net income attributable to Vivid Seats PubCo	8,770	8,770
Weighted average Common Stock outstanding, basic and diluted	76,948,433	76,948,433
Net income per share of Common Stock, basic and diluted	$0.11	$0.11

Year ended December 31, 2020
Pro forma net loss attributable to Vivid Seats PubCo	(326,298)	(326,298)
Weighted average Common Stock outstanding, basic and diluted	76,948,433	76,948,433
Net loss per share of Common Stock, basic and diluted	$(4.24)	$(4.24)

(1)	Excludes Vivid Seats Class B common stock as these shares do not participate in earnings

OTHER INFORMATION RELATED TO HORIZON

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Horizon.

General

We are a blank check company incorporated on June 12, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Transaction Agreement on April 21, 2021. We intend to finance the business combination through a combination of (i) issuance of Vivid Seats Class A common stock, (ii) cash held in the Trust Account net of redemptions and deferred underwriting discounts, and (iii) gross proceeds of the PIPE Subscription.

We seek to capitalize on the multiple decades of combined investment experience of Todd Boehly, our Chairman, Chief Executive Officer and Chief Financial Officer, and the members of our board of directors. Mr. Boehly is the co-founder, Chairman and Chief Executive Officer of Eldridge Industries (“Eldridge”), a holding company with a unique network of businesses across finance, technology, real estate and entertainment.

Founded in 2015 and headquartered in Greenwich, CT, with additional offices in New York, London and Beverly Hills, Eldridge and its affiliated companies employed more than 2,500 people globally as of December 31, 2019. Eldridge owns and operates companies as well as utilizes its network and insights to make minority investments in businesses with attractive growth potential. Mr. Boehly has spent his career seeking to identify growth opportunities and create value. Under his leadership, Eldridge has achieved strong success across multiple financial services and consumer-oriented businesses through a consistent focus on aligning people, capital and technology, managing in excess of $40 billion in assets as of December 31, 2020.

On August 25, 2020, we completed its initial public offering of 50,000,000 units, plus an additional 4,398,433 units subsequently issued upon full exercise of the underwriters’ overallotment option, at a price of $10.00 per unit generating gross proceeds of $543,984,330 before underwriting discounts and expenses. Each unit consisted of one Horizon Class A ordinary share and one-third of one Horizon IPO Public Warrant. Each whole Horizon IPO Public Warrant entitles the holder thereof to purchase one Horizon Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, Horizon completed the private placement of 5,933,333 Horizon IPO Private Placement Warrants, plus an additional 586,458 Horizon IPO Private Placement Warrants subsequently issued upon full exercise of the underwriters’ overallotment option, at a price of $1.50 per Horizon IPO Private Placement Warrant, generating aggregate total proceeds of $9.8 million. The Horizon IPO Private Placement Warrants sold in the private placement are substantially identical to the Horizon IPO Public Warrants forming a part of the units sold in the initial public offering, except that (i) subject to certain limited exceptions, they are subject to transfer restrictions until 30 days following the consummation of our initial business combination, (ii) subject to certain limitations, if held by the Sponsor or its permitted transferees, they are not redeemable, and (iii) if held by the Sponsor or its permitted transferees, they may be exercised on a cashless basis and have certain registration rights.

Following the closing of the initial public offering, a total of $543,984,330 from the net proceeds from the sale of units in the initial public offering and the sale of the Horizon IPO Private Placement Warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. As of December 31, 2020, funds in the Trust Account totaled approximately $544,002,795. These funds will remain in the Trust Account, except for the withdrawal of interest to pay income taxes, if any, until the earliest of (i) the completion of Horizon’s initial business combination or (ii) the redemption of all of the public shares if we are unable to complete a business combination by August 25, 2022 (unless such date is extended in accordance with the Existing Organizational Documents), subject to applicable law.

Horizon Class A ordinary shares and Horizon IPO Public Warrants, which are exercisable for Horizon Class A ordinary shares under certain circumstances, are currently listed on the NYSE under the symbols “HZAC” and “HZAC WS,” respectively.

Financial Position

As of December 31, 2020, we had $544,002,795 held in the Trust Account, after payment of offering costs and deferred underwriting fees of approximately $13,600,000. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Initial Business Combination

Fair Market Value of Target Business

The NYSE listing rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed business combination.

Lack of Business Diversification

For an indefinite period of time after the completion of the business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their Horizon Class A ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the initially scheduled vote of the initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account was approximately $10.00 per public share as of December 31, 2020. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of our initial business combination.

Limitations on Redemptions

Notwithstanding the foregoing, the Existing Organizational Documents provide that any individual public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group,” as defined under Section 13 of the Exchange Act, will be restricted from seeking redemption rights with respect to public shares held in excess of 15% of the total public shares issued as part of the units sold our initial public offering (“Excess Shares”). However, we have not restricted public shareholders’ ability to vote all of their shares, including Excess Shares, for or against a business combination. Sponsor and our officers and directors have, pursuant to a letter agreement entered into with us, waived their right to have any founder shares or public shares held by them redeemed in connection with a business combination. Unless any of our other affiliates acquires founder shares through a permitted transfer from Sponsor and officers and directors have, and thereby becomes subject to the letter agreement, no such affiliate is subject to this waiver. However, to the extent any such affiliate acquires public shares, such affiliate would be a public shareholder and restricted from seeking redemption rights with respect to any Excess Shares.

Redemption of Public Shares and Liquidation if no Initial Business Combination

We have until August 25, 2022 (unless such date is extended in accordance with the Existing Organizational Documents) to complete a business combination. If we are unable to consummate an initial business combination by August 25, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by August 25, 2022. The Existing Organizational Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by August 25, 2022 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by August 25, 2022).

Sponsor and our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Organizational Documents (A) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not consummate an initial business combination by August 25, 2022 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the Horizon IPO Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than

$10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked Sponsor to reserve for such indemnification obligations, nor have we independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, and Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,000,000 from the proceeds of our initial public offering and the sale of the Horizon IPO Private Placement Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1,000,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,000,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Relating to the Business Combination and Horizon — If, after Horizon distributes the proceeds in the Trust Account to Horizon’s public shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Horizon that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of Horizon’s board of directors may be viewed as having breached their fiduciary duties to Horizon’s creditors, thereby exposing the members of Horizon’s board of directors and Horizon to claims of punitive damages.”

Our public shareholders are entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by August 25, 2022, (ii) in connection with a shareholder vote to amend the Existing Organizational Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not consummate an initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Existing Organizational Documents, like all provisions of the Existing Organizational Documents, may be amended with a shareholder vote.

Facilities

We currently utilize office space at 600 Steamboat Road, Suite 200, Greenwich, CT 06830 from Sponsor and the members of our management team as its executive offices. We consider our current office space adequate for our current operations.

Employees

We currently have three officers: Todd Boehly, Robert Ott and Kunal Aurora. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the business combination, in all likelihood, we will face significant competition from Vivid Seats PubCo’s competitors. We cannot assure you that, subsequent to the business combination, we will have the resources or ability to compete effectively. Information regarding Vivid Seats PubCo’s competition is set forth in the sections entitled “Business of Vivid Seats — Competition.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who serve as directors and officers of Horizon:

Name	Age	Position
Todd L. Boehly	47	Chief Executive Director, Chief Financial Officer and Director
David Minella	68	Director
Safwan Shah	59	Director
Haroon Mokhtarzada	41	Director
Michele Trogni	55	Director
Robert Ott	34	Vice President
Kunal Arora	28	Vice President

Todd L. Boehly has been our Chief Executive Officer and Director since June 12, 2020 and was appointed Chief Financial Officer and Chairman as well on July 15, 2020. Mr. Boehly is also Chief Executive Officer, Chief Financial Officer and Director of Horizon Acquisition Corporation II (NYSE: HZON). Mr. Boehly is the Co-founder, Chairman and Chief Executive Officer of Eldridge, a holding company with a unique network of businesses across finance, technology, real estate and entertainment. Prior to founding Eldridge in 2015, Mr. Boehly worked at Guggenheim Partners, the global asset manager, from 2002 to 2015, and was President of Guggenheim Partners from 2011 to 2015. Mr. Boehly is a Board member of Kennedy-Wilson. Mr. Boehly received his B.B.A. from the College of William & Mary in 1996. He has also studied at the London School of Economics.

We believe Mr. Boehly’s qualifications to serve on our board of directors include his substantial experience building and managing businesses, his long-standing track record in identifying differentiated ideas, and unlocking value that will deliver access to a broad spectrum of potential acquisition opportunities.

David Minella has been a member of our board of directors since July 15, 2020. Mr. Minella has served as the managing member of Minella Capital Management LLC, since 2006. In 2007, Mr. Minella founded Prospect, a special purpose acquisition company that completed its $250 million initial public offering that year. In 2009, Prospect merged with Kennedy-Wilson (NYSE: KW), creating a publicly-traded REIT with the capital to take advantage of distressed opportunities in the real estate market. Mr. Minella remains a Board member of Kennedy-Wilson. From 1997 to 2007, Mr. Minella served as the CEO and a director of Value Asset Management LLC. From 1995 to 1997, Mr. Minella served as the president and CEO of the asset management division of Liechtenstein Global Trust, a wealth and asset management firm. Mr. Minella received a BS in Accounting from Bentley University.

We believe Mr. Minella’s qualifications to serve on our board of directors include his deep management expertise and his prior experience with special purpose acquisition companies.

Michele Trogni serves on our board of directors. Ms. Trogni has been an Operating Partner at Eldridge Industries since January 2020. She also currently serves as Chairman of SE2, a leader in technology-driven third-party administration services for the U.S. life and annuity insurance industry. As a technology innovator and agent of change, Ms. Trogni has operated as a global business leader in banking and financial services for more than 30 years. Since 2018, Ms. Trogni has been engaged in venture capital investing and advisory in the fintech space, and throughout her role at Markit was engaged in a number of fintech acquisitions. Ms. Trogni is currently a member of the Deutsche Bank Supervisory board, and also a board member of Morneau Shepell. From 2013 until 2017, Ms. Trogni was Executive Vice President of Consolidated Markets and Solutions for IHS Markit, where she led a portfolio of businesses that deliver data insights, analytics, and technology solutions to financial markets, engineering, and technology companies. Prior to joining Markit in 2013, Michele spent 25 years with UBS, the global wealth management and banking firm. Most recently, she served as UBS’ CIO and Head of Operations. Ms. Trogni earned a BA (Honors) in Accounting from Northumbria University and is a Qualified UK Accountant.

We believe Ms. Trogni’s qualifications to serve on our board of directors include her extensive experience in and knowledge of the banking and financial services industry.

Safwan Shah serves on our board of directors. Mr. Shah founded PayActiv, a Public Benefit Corporation and Certified B Corp, in 2012 and currently serves as its Chief Executive Officer. Prior to founding PayActiv, Mr. Shah founded Infonox in 1999, which was acquired by TSYS (now Global Payments) and served as its Group Executive from 2009 to 2011. Mr. Shah is a noted public speaker and his work has been featured in the New York Times, Wall Street Journal, LA Times and NPR. Mr. Shah’s book, It’s About TIME, calls for businesses to embrace the mantle of saving the world and has been published by Conscious Capitalism Press. In 2019, Mr. Shah received the George Norlin Award, the highest alumni honor for his devotion towards the betterment of society from Colorado University Boulder, where he got his PhD in aerospace engineering and worked for Bioserve Space Technologies, a NASA center for commercialization of space. Mr. Shah has taught at the Haas School of Business, Berkeley and Baskin School of Engineering in Santa Cruz, and is a graduate of the Stanford Executive Program. Mr. Shah earned a PhD Aero and MS EE from Colorado University Boulder and BS EEE from NED University of Engineering and Technology, Karachi.

We believe Mr. Shah’s qualifications to serve on our board of directors include his substantial fintech experience.

Haroon Mokhtarzada serves on our board of directors. Mr. Mokhtarzada co-founded Truebill, a budget and bill tracker app, in 2015 and currently serves as its Chief Executive Officer. Prior to founding Truebill, Mr. Mokhtarzada served as the Chief Executive Officer and Chief Product Officer of Webs.com from 2001 to 2011. Webs.com was a popular website creation platform that grew to 50 million users before being acquired by Vistaprint where Haroon led digital product strategy from 2012 to 2016. Mr. Mokhtarzada has a BA in Economics from the University of Maryland, College Park and a JD from Harvard Law.

We believe Mr. Mokhtarzada’s qualifications to serve on our board of directors include his significant entrepreneurial and fintech experience.

Robert Ott has served as Vice President since July 30, 2020. Mr. Ott is also Vice President of HAC II. Mr. Ott is a Senior Director at Eldridge Industries. Mr. Ott has been with Eldridge since its inception in 2015, where he has worked as in-house counsel focusing on negotiating and structuring transactions across the firm’s investment platform. Mr. Ott currently serves on the Board of Directors of Maranon Capital. Prior to joining Eldridge, Mr. Ott worked as in-house counsel for the investment management business at Guggenheim Partners from 2011 to 2014. He earned his B.S. in Finance from the University of Maryland and his J.D. from William & Mary Law School. Mr. Ott is also a CFA charterholder.

Kunal Arora has served as Vice President since July 30, 2020. Mr. Arora is a Director at Eldridge Industries. Mr. Arora has been with Eldridge since its inception in 2015, where he has been involved in investments across corporate credit, structured credit, private equity, and venture capital. He currently helps oversee Eldridge’s early stage and technology investment platform, focusing on fintech, insurtech, real estate, consumer, sports, and media. Mr. Arora currently serves on the Board of Directors and Credit Committee of Farmhold Financial. Prior to joining Eldridge, Mr. Arora was an investment associate at Security Benefit. He earned his B.A. from the University of Virginia.

Board of Directors and Terms of Office of Officers and Directors

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. David Minella, Haroon Mokhtarzada and Safwan Shah serve as members of our audit committee, and David Minella chairs the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of David Minella, Haroon Mokhtarzada and Safwan Shah meets the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that David Minella qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee’s purpose and principal functions include:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. David Minella, Haroon Mokhtarzada and Safwan Shah serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Each of David Minella, Haroon Mokhtarzada and Safwan Shah is independent and David Minella chairs the compensation committee.

The compensation committee’s purpose and principal functions include:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the payment to an affiliate of Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support services and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are David Minella, Haroon Mokhtarzada and Safwan Shah and David Minella serves as chair of the nominating and corporate governance committee.

The nominating and corporate governance committee’s purpose and responsibilities include:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HORIZON

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Horizon. The following discussion and analysis of Horizon’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

Horizon is a blank check company incorporated on June 12, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Horizon’s registration statement for its IPO became effective on August 20, 2020. On August 25, 2020, Horizon consummated its IPO of 50,000,000 units, at $10.00 per unit, generating gross proceeds of $500.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions. On August 26, 2020, the Horizon issued an additional of 4,398,433 units (the “Over-Allotment Units”) at the initial public offering price at $10.00 per unit pursuant to the exercise by the underwriters of a portion of their over-allotment option (the “Over-Allotment”), generating additional gross proceeds of approximately $44.0 million, and incurring additional offering costs of approximately $2.4 million, inclusive of an additional of approximately $1.5 million in deferred underwriting commissions.

Simultaneous with the closing of the IPO, Horizon consummated the private placement (the “Private Placement”) of 5,933,333 Horizon IPO Private Placement Warrants, at a price of $1.50 per private placement warrant, generating aggregate total proceeds of $8.9 million. In connection with the preparation of the consummation of the Over-Allotment, Sponsor purchased an additional 586,458 Horizon IPO Private Placement Warrants at a price of $1.50 per private placement warrant, generating additional total proceeds of approximately $0.9 million.

Upon the closing of the IPO and the Private Placement on August 25, 2020, approximately $500.0 million ($10.00 per unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee. Upon the consummation of the over-allotment option on August 26, 2020, an additional amount of approximately $44.0 million, for a total of approximately $544.0 million was deposited to the trust account. The proceeds in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

If Horizon is unable to complete a business combination within 24 months from the closing of the IPO, or August 25, 2022, Horizon will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the other requirements of applicable law.

Proposed Business Combination

On April 21, 2021, Horizon entered into the Transaction Agreement. In connection with the business combination, Horizon also entered into the Subscription Agreements and the Sponsor Agreement, as further described in “Proposal No. 1 — The Business Combination Proposal — Related Agreements.”

At the closing of the business combination, the Sponsor, Vivid Seats PubCo and Hoya Topco will enter into the Registration Rights Agreement.

Results of Operations

Horizon’s entire activity since inception through June 30, 2021 related to Horizon’s formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. Horizon has neither engaged in any operations nor generated any revenues to date. Horizon will not generate any operating revenues until the closing and completion of our initial business combination, at the earliest.

For the three months ended June 30, 2021, Horizon had a loss of approximately $534,000, which consisted of approximately $1.3 million in general and administrative expenses, approximately $16.8 million loss from changes in fair value of derivative warrant liabilities, offset by $17.5 million of other income, net of tax and approximately $8,000 in net gain on investments held in the Trust Account.

For the six months ended June 30, 2021, Horizon had net income of approximately $7.1 million, which consisted of $17.5 million of other income, net of tax and an approximate $16,000 net gain from investments held in Trust Account, offset by approximately $8.1 million loss in change in fair value of derivative warrant liabilities, partially offset by $1,000,000 in general and administrative expenses.

Liquidity and Capital Resources

As of June 30, 2021, Horizon had approximately $18.1 million in its operating bank account and working capital of approximately $16.1 million.

In connection with one of the business combination opportunities initially considered by Horizon, on June 11, 2021, Horizon received from a third party a payment of $17.5 million (the “Payment”), which is $25 million, net of a 30% U.S. federal income tax withholding tax. Horizon is evaluating its ability to recover the tax withholding. The Payment is included in other income on the unaudited condensed statements of operations. Horizon expects to declare a dividend to all of its Class A shareholders, in accordance with its organizational documents and applicable law, with a record date of after the completion of any share redemptions in connection with the business combination but before the Closing Date to distribute some or all of the Payment on a pro rata basis to the Horizon Class A shareholders as of such record date.

Our liquidity needs have been satisfied prior to the completion of the IPO through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of us in exchange for the issuance of the founder shares. In addition, the Sponsor advanced approximately $185,000 to us under a promissory note, which was repaid on August 28, 2020. Subsequent to the IPO and Private Placement, our liquidity needs have been satisfied from the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor may, but is not obligated to, provide us working capital loans. To date, there were no amounts outstanding under any working capital loan.

Based on the foregoing, management believes that Horizon will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor or our officers and directors to meet our needs through the business combination. Over this time period, Horizon will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

We continue to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Commitments and Contingencies

Registration and Shareholder Rights

Pursuant to the Registration and Shareholder Rights Agreement, dated August 25, 2020, the holders of the founder shares, Horizon IPO Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any Horizon Class A ordinary shares issuable upon the exercise of the Horizon IPO Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. At the Closing, Vivid Seats PubCo, Sponsor and Hoya Topco will amend and restate the Registration and Shareholder Rights Agreement and enter into the Registration Rights Agreement.

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the prospectus to purchase up to 7,500,000 additional units at the initial public offering price less the underwriting discounts and commissions. On August 26, 2020, the company issued an additional of 4,398,433 units at the initial public offering price at $10.00 per unit pursuant to the partial exercise of the underwrites’ over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event we complete a business combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the sale of units pursuant to the Over-Allotment, the underwriters were entitled to an additional fee of approximately $0.9 million paid upon Closing and an additional deferred underwriting commissions of approximately $1.5 million.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of Horizon’s financial condition and results of operations is based on Horizon’s financial statements, which have been prepared in accordance with GAAP. The preparation of Horizon’s financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in Horizon’s financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Investments Held in the Trust Account

Horizon’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. The investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. The investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Ordinary Shares Subject to Possible Redemption

We account for the Horizon Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Horizon Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Horizon Class A ordinary shares (including Horizon Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Horizon Class A ordinary shares are classified as shareholders’ equity. Our Horizon Class A ordinary shares features certain redemption rights that are considered to be outside of Horizon’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 49,761,224 and 49,047,264 shares of Horizon Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of Horizon’s balance sheets.

Derivative Warrant liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued warrants to purchase Horizon Class A ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 18,132,811 Horizon IPO Public Warrants to investors and 6,519,791 Horizon IPO Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of Horizon IPO Public Warrants, exercise of the over-allotment option and private placement were initially and subsequently measured at fair value using a Monte Carlo simulation model. Beginning as of December 31, 2020, the fair value of public warrants has been measured based on the listed market price of such Horizon IPO Public Warrants. The Horizon IPO Private Placement Warrants continue to be measured at fair value using a Monte Carlo simulation model through June 30, 2021. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Net Income (Loss) Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 194,142 Horizon Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. On October 4, 2020, these shares were forfeited as the remainder of the over-allotment option expired unexercised. We have not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 24,652,602 shares of Horizon Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted per share is the same as basic loss per share for the periods presented.

Horizon’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Horizon Class A ordinary shares is calculated by dividing the investment income earned on the trust account, by the weighted average number of shares of Horizon Class A ordinary shares outstanding since the initial issuance. Net loss per share, basic and diluted for Horizon Class B ordinary shares is calculated by dividing the net loss, less income attributable to Horizon Class A ordinary shares, by the weighted average number of shares of Horizon Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. We early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Our management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2021, Horizon did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, Horizon is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Horizon chooses to rely on such exemptions Horizon may not be required to, among other things, (i) provide an auditor’s attestation report on Horizon’s system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of Horizon’s initial public offering or until Horizon is no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF VIVID SEATS

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats prior to the Closing, which will be the business of Vivid Seats PubCo and its consolidated subsidiaries following the Closing.

Our Business

Our Mission - Everyone Should “Experience It Live”

Vivid Seats is a leading marketplace that allows fans of live events to connect seamlessly with third-party ticket sellers through our technology platform that spans the ecosystem. We believe Vivid Seats is a leading marketplace based on a combination of (1) third party estimates of the overall market size, including estimates provided in a 2017 report prepared for Vivid Seats by a third party consulting firm, (2) publicly available information including our competitors’ filings with the SEC and (3) internal company information from our Skybox platform that provides insights into volumes across marketplaces representing a meaningful portion of the overall secondary ticketing market.

Our mission is to connect buyers and sellers, empowering fans to Experience It Live. We believe live events deliver some of life’s most exciting moments and our platform provides customers (both on the buy and sell side) with an easy-to-use, trusted marketplace experience that ensures fans can attend live events and create memories that last a lifetime. During the years ended December 31, 2019 and 2020 we generated $469 million and $35 million of revenues, respectively, and $2,280 million and $347 million of Marketplace Gross Order Value (“Marketplace GOV”).

We operate a technology platform and marketplace that helps buyers easily purchase tickets from third-party ticket sellers and discover and attend live events while enabling third-party sellers to seamlessly manage their end-to-end operations. We unite millions of buyers with thousands of sellers. We have mutually beneficial partnerships with a number of content rights holders, media partners, product and service partners and distribution partners.

Our platform is built on years of customer transactional and engagement data that provides us with deep insights into how to best connect buyers with the experiences they seek. We understand the feeling of anticipation as the lights go down, the excitement of come-from-behind wins, and the passion for guitar solos, and work diligently to enable fans to experience as many of these moments as possible. In 2019, we connected over five million buyers to over 200,000 unique events. Our marketplace connects fans who cheer on their home-town sports team, rock out to their favorite band or attend acclaimed theater productions with ticket sellers that choose list a wide variety of inventory on our platform.

Our Ecosystem

We operate our business in two segments, Marketplace, which accounted for 7.2 million orders in 2019 (1.1 million in 2020), and Resale, which accounted for 0.3 million orders in 2019 (0.1 million orders in 2020).

Through our Marketplace segment, we act as an intermediary between ticket buyers and third-party ticket sellers. We facilitate the sale of tickets by third-party ticket sellers through our marketplace on our website vividseats.com and through our Vivid Seats native apps (collectively, our “Owned Properties”). Buyers use our Owned Properties to discover and purchase live event tickets from third-party sellers while staying up to speed on developments with their favorite teams, artists and performers as part of a curated and integrated shopping experience. We also provide a private label offering to third-party distribution partners with software solutions that enable them to sell tickets on their own branded websites utilizing our platform, infrastructure, listings and customer service capabilities (our “Private Label”).

Third-party sellers are an equally important part of our ecosystem and supply a wide variety of tickets and other listings to our buyers. We have deep and longstanding relationships with a broad range of third-party ticket sellers and strive to proactively solve the challenges facing all members of our ticket seller community. We support many of these sellers with our proprietary, free-to-use Skybox platform, an enterprise resource planning (“ERP”) tool that helps sellers manage their inventory, adjust pricing and fulfill orders. In addition, we provide sellers with industry-leading customer service and balanced payment terms.

We created our separate Resale business to primarily serve as an internal research and development group focused on creating best in class seller software and tools. Skybox features are first tested and iterated on thoroughly before releasing them to the seller community, and thus ensures we can continue innovating to meet the needs of our seller community. In that way, this separate business segment makes tickets available for resale.

Our ability to offer buyers comprehensive event listings at competitive prices along with award winning customer service starts the self-feeding benefits of our flywheel. As more buyers come to our platform, we enable sellers to successfully sell more of their tickets. This, in turn, leads to more listings from more sellers on our platform, which results in more buyers transacting in our marketplace. These relationships combine to create an ongoing flywheel effect as the scale and vibrancy of our marketplace reinforces the value and marketplace benefits for both our buyers and sellers.

Our Platform

Modern Technology that Delivers a Seamless Experience

Our “built in the cloud” technology platform supports all elements of the fan experience including searching for an event, buying or selling a ticket, attending an event, engaging with curated content and contacting customer support. Our technology mission is to continually innovate and deliver market-leading products and services that support the evolving needs of our buyers and sellers. Our scalable, reliable and performant systems power a consumer and partner-facing platform to support ticket buyers while our tools power inventory management and ticket fulfillment for sellers.

Buyers Technology and Products

Our consumer systems are architected to respond to the dynamic, fast-paced landscape of the live events industry. Our marketplace, supported by proprietary digital marketing technology and search algorithms, is adept at capitalizing on demand opportunities, bringing buyers to our platform for their desired event and seamlessly supporting their shopping and checkout experience. We continually invest in optimizing our consumer-facing technology across our website, native iOS and Android applications. We see opportunities to create engaging and delightful experiences through enticing listings, relevant content, curated recommendations and a seamless checkout process. We power that experience through a host of technology systems that consider historical transactional and engagement behavior, proximity and consumer preferences. We leverage the latest technologies in search, customer relationship management and data analytics and incorporate these capabilities into our advanced and flexible infrastructure.

Seller Technology and Products

Our best-in-class enterprise resource planning tool, Skybox, enables sellers to manage, price and fulfill their inventory. Utilizing a cloud-based technology infrastructure and a web-based application interface, Skybox serves as an asset to the entire seller ecosystem. We invest in building capabilities that serve the needs of small, medium and large sellers alike, including offering free integrations to other inventory distribution channels. We believe that Skybox allows sellers to more effectively move their inventory, which in turn could help increase the number of orders transacted in our marketplace.

Partner Technology and Products

Our platform allows distribution partners to bring additional consumer demand into our ecosystem. Distribution partners can integrate our event feeds and ticket listings into their online properties through application programming interfaces (“APIs”) or fully-managed web sites. We also provide turn-key checkout, customer service and fulfillment. This offering increases the number of buyers and sellers accessing our platform, allowing us to leverage our scale to drive operational and marketplace efficiencies while enabling our partners to offer additional products to their customers.

Technology Infrastructure

Our platform is extensible and flexible, allowing us to integrate with new partners, target new customer channels, access new supply bases and connect with complementary technologies.

We continue to build and modernize our technology infrastructure to support the growth of our marketplace. We have scalable, reliable systems which allow us to handle increases from unpredictable surges in site traffic across our fan, seller and partner platform. We utilize a host of technology availability, monitoring and scaling solutions to respond to rapid changes for a business that runs 24/7.

We utilize a service-oriented technology architecture. This modular approach, in which each individual component of our architecture is independent from one another, enables us to innovate quickly, increase development velocity and leverage new development technologies available in the market. Our cloud-based architecture lets us efficiently scale our platform to meet changing levels of consumer demand and evolving seller needs.

Third-Party Developers

Our APIs allow a broad ecosystem of third-party tools and systems to integrate with the Vivid Seats platform. Third-party tools integrate with our marketplace Broker API and Broker Portal to streamline and automate the sales and fulfillment process. Our Skybox ERP API integrates with numerous third-party automation and workflow management solutions, allowing sellers to leverage other applications and functions to support the specific needs of their business.

Our Industry Opportunity

The U.S. live event ticketing market is large with a long history of secular growth. Consumer sentiment over the past few decades, accelerated by the coming of age of the millennial generation, has been shifting to favor experiences over material goods. Numerous studies have found that spending money on life experiences brings individuals more lasting joy than spending the same amount on physical goods. According to the Bureau of Economic Analysis, Gross Domestic Product attributable to arts, entertainment, recreation, accommodation and food services was nearly $1.6 trillion in 2019, up from $979 billion a decade ago.

Moreover, the rise of music streaming services in the mid-2000s forced artists to become increasingly reliant on generating income from touring rather than album sales. With less revenue from album sales, performers have turned to additional live performances to fill the gap. This behavior shift has resulted in an increasing number of multi-city road shows and music festivals with the top 100 North American tours grossing over $3.7 billion in 2019, up nearly $1 billion from 2015, according to Pollstar 2019 Business Analysis on the state of the concert business. The rise of the “Experience Economy”, along with the dynamics of artists financially incentivized to tour, has created a virtuous supply and demand cycle.

Based on a 2017 report prepared for us by a third party consulting firm and internal estimates derived from figures disclosed to us under confidentiality agreements as well as publicly available information, we believe the U.S. primary and secondary live event ticketing market is $39 billion as of 2019, with the secondary live event ticketing market estimated at $11 billion, representing growth in the secondary live event ticketing market of 57% since 2014.

Large and Growing Total Addressable Market (“TAM”)

Buyers increasingly value flexibility and the ability to attend their desired events without needing to plan months in advance. The secondary ticketing market supports buyers by providing a liquid, efficient and flexible mechanism to purchase tickets at their convenience. Many tickets are initially offered far in advance of the event date and are often bundled as part of larger packages such as season tickets. These distribution practices can limit consumer convenience and choice as buyers are asked to commit to plans and make a financial outlay months in advance of the event and, in the case of season tickets, purchase tickets for events they may not want or be able to use.

The secondary live events ticketing market alleviates these pain points by allowing buyers the flexibility to purchase tickets when they want, sometimes hours before an event, and to attend otherwise sold out events. Likewise, these buyers are also able to sell tickets if plans change. Prices reflect real-time supply and demand. In many instances, tickets are available on the secondary market for below face value and help teams and artists fill venues.

Impacts of the COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic and, within a few days, the world of live events came to a standstill. The global pandemic has had a disproportionate impact on the live events industry with the cancellation or postponement of thousands of productions. Global live music revenues are down an estimated $18 billion and major sports leagues have lost an estimated $13 billion in revenue. Theaters across the United States have largely been shuttered since March 2020 with Broadway in New York City alone down an estimated $1.5 billion in ticket sales for 2020 based on 2019 ticket sales.

While the pandemic has had a dramatic and negative impact on the live events industry over the past year, we anticipate a strong recovery once it is safe to resume large capacity events. Sports teams, artists, venues and promoters are yearning for the return of audiences. Artists are reliant on touring income and are eager to get back to work to help support the nearly $30 billion industry. As of May 2021, major sports leagues have seen most teams return to having fans in attendance at reduced capacity and new concert onsales have begun.

Likewise, buyers are yearning for the return of live experiences, resulting in significant pent-up demand. According to a 2020 Live Nation Benchmark Study, 90% of U.S. fans are likely to attend a live event concert or music festival when it is deemed safe to do so. After a year where Americans have largely been confined to their homes and the federal government has distributed nearly $1 trillion in direct payments to taxpayers, there has been a large increase in household savings. This has resulted in approximately $1.9 trillion in cumulative U.S. personal savings between March 2020 and February 2021 relative to a baseline with no pandemic, according to the Bureau of Economic Analysis. We believe we will disproportionately benefit from this increase in savings, as the pent-up consumer demand for experiences will result in a surge in spending on experiences such as live events, travel and dining once the pandemic is over.

We have a long history of delivering consistent Marketplace GOV growth, profitability and cash generation, but our business was not immune to the impacts of the pandemic. Starting in mid-March 2020, we experienced a precipitous drop in new orders. At the same time, we experienced an unprecedented increase in event cancellations as teams, artists, theaters, venues and promoters scrambled to postpone or cancel events.

The sharp decline in new orders, coupled with the unprecedented increase in event cancellations, negatively impacted our revenue and profitability. For example, Revenues for the year ended December 31, 2019 were $468.9 million (including the impact of $16.1 million of reductions from cancellation charges under the normal course of business), while Revenues for the year ended December 31, 2020 were $35.1 million (including the impact of $83.4 million of reductions from cancellation charges).

We took quick action to mitigate risk, reduce expenses and increase liquidity. Our Marketplace GOV declined 85% in 2020 as compared to 2019. In response, we reduced our cost of revenues and marketing expenses by 78%. We also took actions to reduce our general and administrative expenses by 35% while retaining critical expertise across functional areas. Overall expenses were reduced by 67% in 2020 as compared to 2019.

In May 2020, we increased liquidity by entering into the May 2020 First Lien Credit Agreement (as defined below), which provided for a $260 million term loan, while simultaneously retiring our $50 million revolving credit facility. We utilized the additional funding to support our buyers by offering a choice between a cash refund or credit from our loyalty program, Vivid Seats Rewards, along with a donation to charity. We believe these options provided our buyers with greater flexibility and may allow us to maintain customer loyalty despite the unprecedented event cancellations that occurred during the pandemic. For sellers, we focused on maintaining liquidity in the ecosystem to enable them to survive the pandemic and resume selling tickets as events return.

COVID-19 Impact Mitigated by Swift Operational Decisions

(1)	Total Operational Spend includes Cost of Revenues, Marketing and Selling and General & Administrative

Our Strengths

We believe we have several competitive advantages that will enable us to maintain and grow our position as a leading secondary ticketing marketplace:

We Offer Incredible Selection

We offer a wide-ranging breadth and depth of listings and ticketing options to our buyers that cover most major live events. We have access to a broad set of inventory because of our long-standing seller relationships and the tools we provide that position Vivid Seats as the marketplace of choice for many sellers to list and sell their tickets. As of 2019, our marketplace supported over 12 million cumulative customers and in 2019, we hosted over 2,500 sellers on our Skybox platform with over 3,400 total sellers listing inventory on our marketplace across over 200,000 unique productions. A large seller base provides us with a wide assortment of ticketing options for our buyers, while also limiting risk, as the loss of any one seller will not materially impact the breadth of available listings.

The tickets we sell on our marketplace are diversified across sports, concerts and theater with 2019 Marketplace GOV comprised of 46% from concerts, 42% from sports and 12% from theater. A diversified mix across the three major event categories broadens our opportunities, limits exposure to any particular category and reduces seasonal variation in volumes.

Within each of our categories, there are a broad range of productions that provide further diversification:

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Sports: The sports category includes four major professional leagues (MLB, NFL, NBA and NHL) and college sports as well as a wide variety of other sporting activities including golf, car racing, rodeo, boxing and mixed martial arts.

•	Concerts. The concert category includes musical acts across a broad range of genres touring across major venues, small venues and music festivals.

•	Theater. The theater category includes Broadway and off-Broadway plays and musicals, family entertainment events, comedy acts and speaker series.

We Deliver Value

Our scale, modern technology stack, variable cost structure and lean operations allow us to offer tickets at competitive prices. We believe these attributes allow us to frequently offer lower prices than our competitors.

We also offer Vivid Seats Rewards, the only loyalty program among our scale competitors, where buyers can earn rewards on purchases made on the Vivid Seats mobile applications or website. Our loyalty program delivers additional value to our buyers and further improves our value proposition relative to marketplaces that do not offer a similar programs.

Our loyalty program also provides customers with financial incentives to complete future transactions on our marketplace while creating additional opportunities for customer interaction, improved personalization and promotions, and increased engagement. We are committed to enhancing this offering over time to deliver the best value and user experience to our buyers.

For our sellers, we offer full-service support, open integration, and value-added technology, including our free-to-use Skybox platform. We provide our sellers with access to a broad range of distribution channels while offering attractive payment terms. We have an in-house relationship management team for our seller community as well as a dedicated in-house team that supports Skybox users.

We Provide Peace of Mind

As a marketplace, we provide a reliable and secure experience for fans to shop for tickets and other listings made available by sellers. Vivid Seats provides straightforward information that enables a quick and transparent ticket buying process. We have a dedicated anti-fraud team to monitor transactions to ensure a safe and secure environment for all users of our platform.

Vivid Seats has a track record of providing excellent customer service and we are committed to achieving customer satisfaction. For two years in a row, we have been named #1 in Newsweek America’s Best Customer Service for Ticketing Services. We provide a 100% Buyer Guarantee for our customers, designed to deliver peace-of-mind, safety and security. As a full-service provider, we believe our customers deserve dedicated and helpful assistance. We believe our customers’ private and personal information should stay that way. We guarantee valid and authentic tickets will be delivered in time for the event and we rigorously evaluate all sellers and work with them to ensure orders are delivered on time.

We are Innovative

We have a history of bringing innovative solutions to the market and we take pride in our ability to rapidly develop new products and features. We debuted our proprietary digital marketing systems in 2010, designed to maximize return on investment from digital marketing spend, and have continually upgraded these systems since. The proprietary algorithms ensure high responsiveness and efficiency in reacting to market trends and changes.

In 2014, we launched our Skybox ERP system and in the same year deployed our Private Label offering to support distribution partners. In 2015, we launched our native iOS and Android mobile applications to capitalize on the increasing usage of mobile applications. In 2019, we deployed our loyalty program, Vivid Seats Rewards while redesigning and relaunching our mobile application. In 2020, we expanded our seller fulfillment offering to support seller operations in a flexible and cost-effective manner.

We maintain a robust roadmap of additional products, features and services that we seek to deploy in the coming years that will support a seamless experience for our buyers and sellers.

Our Growth Strategies

Increase Our Brand Awareness and Affinity

We believe we offer the best value to buyers and sellers in the secondary ticketing market and want to amplify our message to maximize awareness of what makes us different. Live event tickets are a significant purchase, and the more customers understand our value proposition, appreciate that we are a trusted counterparty and develop an affinity for our brand, the more transactions we expect to complete. We strive to have Vivid Seats be the first ticketing marketplace buyers and sellers consider when searching for, purchasing or selling tickets.

Increase Customer Engagement

We want to connect with our customers and we want our customers to connect with us. Our mission is to close the awareness gap to ensure that fans know when their favorite artists are performing near them. Accordingly, we strive to improve the discovery process to help fans attend more of their favorite events.

We seek to provide appealing content to our customers to enhance their experience while driving continued engagement. Additional areas of opportunity include providing access to live stream performances, blog content and industry news alongside more personalized recommendations with insights on market trends. Providing fresh content to customers motivates them to open the Vivid Seats mobile application or visit our website regularly. We think of engagement as an additional gear in our growth flywheel that will allow it to spin even faster.

Increase Customer Retention

Once customers transact with Vivid Seats, many return and complete additional transactions. We seek to increase both the number and frequency of these repeat customer visits.

We believe the combination of our Vivid Seats Rewards program, increasing brand awareness and affinity and ongoing product improvements to drive a more personalized and engaging experience will result in more customers viewing Vivid Seats as their ticketing platform of choice. As buyers gain a full appreciation of our value proposition relative to other marketplaces, we anticipate they will increasingly visit our site and complete more transactions.

Develop Additional Seller Tools and Services

We enable our sellers to thrive by offering products and services that support their business needs. We have a proud history of innovating to support our sellers and continue to develop additional tools and service offerings that address existing problems or add efficiency to the transaction and fulfillment process. As we increase the quality and depth of our seller tools, we believe we will attract additional sellers and listings to our platform, reinforce our existing seller relationships and reduce friction, which will lead to more orders in our marketplace.

Expand our Partnerships

We consider partnerships to be an important and additive part of our ecosystem. Our partner ecosystem includes:

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Content Rights Holders (“CRH”). Teams, leagues and venues engage with us in partnerships in which we receive certain marketing or advertising rights in exchange for a monetary commitment. We may also receive blocks of tickets, or the right to purchase tickets, from CRH partners.

•

Media Partners. We have partnered with well-known media companies to integrate our branding, promotions and links to allow users to access and purchase tickets. Working with media partners allows us to broaden our reach to their users while enhancing the consumer experience.

•

Product and Service Partners. We partner with providers of related products and services when they can be additive to our customer experience. We offer customers the option to purchase ticket insurance and are exploring several relevant adjacencies that we anticipate will be additive to the buyer experience.

•

Distribution Partners. We offer a Private Label offering to third-party distribution partners that allows them to own the customer relationships while leveraging our platform, inventory and customer service.

We will continue to seek out mutually beneficial partnerships in our existing ecosystem and other categories that improve the experience for our customers while leveraging our existing brand, traffic and reputation.

Our People and Values

We aim to hire talented, dedicated and diverse team members. As of December 31, 2020, our team is comprised of 236 full-time employees and 137 contractors. We have two primary office locations, with our headquarters in Chicago, Illinois and an auxiliary location in Toronto, Ontario. Our passion and excitement for live events drives us to provide the best experience and service to our buyers, sellers and partners.

Our Vivid Seats Values ground us in all that we do:

•	We are Decisively United. We reject islands and silos in favor of collaboration and alignment. Best thinking wins and we commit together.

•	We are Proudly Accountable. We take ownership for our results and humbly accept our role in both wins and losses.

•	We are Ambitiously Unconventional. We are not afraid to try new things. If there is a better way to do something, we will find it. We are firm on delivering outcomes, but flexible on approach.

•	We are Objective and Experimental. We challenge assumptions. We use data to challenge existing processes and drive improvement through continuous testing.

•	We are Fiercely Dedicated. We are fanatical about live events and delivering amazing experiences for buyers, sellers and partners.

•	We are Community Enhancers. We believe we have a responsibility to give back:

•

Vivid Seats is proud to partner with Chicago’s Lurie Children’s Hospital, one of the country’s top-ranked pediatric institutions, to bring joy to patients and their families. Over the past two years, Vivid Seats employees have recorded bedtime stories, donated wish list gifts and hosted patients and their families at live events.

•

In 2020, the live entertainment industry was devastated by the global pandemic, leaving thousands with an uncertain future. Vivid Seats and its customers donated millions of dollars to the Recording Academy’s charity, MusiCares, to support those in the music community and their families.

Competition

Our business faces significant competition from other national, regional and local primary and secondary ticketing service providers to secure new and retain existing sellers, buyers and distribution partners on a continuous basis. We also face competition in the resale of tickets from other resale marketplaces and other ticket resellers. The advent of new technology, particularly as it relates to online ticketing, has amplified this competition. Our key competitors include StubHub, Ticketmaster, SeatGeek and TicketNetwork. In addition, we may face competition from event producers to the extent they engage in direct ticket sales.

Facilities

We do no not own any real property. We lease our headquarters at 111 N. Canal Street, Suite 800, Chicago, IL 60606 pursuant to a lease agreement that expires on November 30, 2025. We consider our current office space sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Legal Proceedings

Nellis, et al. v. Vivid Seats Ltd., et al.

Vivid Seats LLC is defending a putative class action pending in the United States District Court for the Northern District of Illinois, captioned Nellis, et al. v. Vivid Seats Ltd., et al., Case No. 1:20-cv-02486 (N.D. Ill.) (“Nellis”). The lawsuit was filed on April 23, 2020 and alleges claims on behalf of the Named Plaintiffs and Vivid Seats LLC customers in the United States, its territories and Canada (as well as proposed subclasses of customers in Florida, Illinois, California and New Hampshire) who used Vivid Seats LLC’s marketplace to purchase tickets from third-party sellers to any event which was subsequently cancelled, postponed, and/or rescheduled and who did not receive full compensation. The Named Plaintiffs’ complaint asserts claims for breach of contract, breach of implied contract, violation of the Illinois Ticket Sale and Resale Act, violation of the Illinois Consumer Fraud and Deceptive Business Practices Act, violation of the Florida Deceptive and Unfair Trade Practices Act, violation of the New Hampshire Regulation of Business Practices for Consumer Protection — Consumer Protection Act, violations of the California Unfair Competition Law, conversion, unjust enrichment, negligent misrepresentation and breach of express warranty. Plaintiffs seek actual damages and equitable monetary relief, punitive damages, statutory damages, declaratory judgment, costs and attorneys’ fees.

Vivid Seats LLC denies the allegations and is prepared to vigorously defend the case. On June 7, 2020, the Court adopted the parties’ proposed schedule for briefing Vivid Seats LLC’s motion to compel arbitration and ordered Vivid Seats LLC to file a motion to compel arbitration by July 13, 2020. The parties, however, sought extensions of the briefing schedule for the motion to compel in light of either proceedings in front of the Judicial Panel on Multidistrict Litigation relating to the matter or the prospect of and/or progress toward a settlement. To that end, the parties engaged in a day-long mediation on November 18, 2020 with the Honorable Wayne R. Andersen (Ret.), and on March 3, 2021, the parties reached a settlement agreement. Under the terms of the settlement agreement, Vivid Seats LLC would extend the expiration date to December 31, 2022 for the credits it has already provided to customers in the United States, its territories and Canada who, prior to the date of preliminary approval of the settlement, purchased tickets through Vivid Seats LLC’s marketplace to an event that, at any time from September 29, 2016 through the date of preliminary approval of the settlement, was cancelled. If these customers would prefer a cash payment instead of credit, they are entitled to elect a payment equal to the price of the tickets they purchased, inclusive of base price, fees and delivery charges, exclusive of any insurance charges and less any amounts paid with gift cards, store credit or loyalty credit. Vivid Seats LLC will create a common fund of $7.5 million to cover the costs of these payments as well as other costs of administering the settlement. If the common fund is oversubscribed, payments to claimants will be decreased pro rata, in which case claimants would be entitled to retain a portion of the credits that they were initially issued.

The settlement agreement also provides relief to Vivid Seats LLC customers in the United States, its territories and Canada who, prior to the date of preliminary approval of the settlement, purchased tickets from third-party sellers through Vivid Seats LLC’s marketplace to an event that, at any time from September 29, 2016 through the date of preliminary approval of the settlement, was postponed or rescheduled and has not yet occurred. Specifically, the settlement agreement provides that the parties will ask the Court to enter an injunction whereby, if the postponed or rescheduled event to which a Vivid Seats LLC customer has purchased tickets is cancelled, the customer will automatically receive a credit equal to the price of the tickets they purchased, inclusive of base price, fees and delivery charges, exclusive of any insurance charges and less any amounts paid with gift cards, store credit or loyalty credit. That credit will be valid until December 31, 2022. If these customers would prefer a cash payment rather than a credit, they can elect a cash payment equal to the price of the tickets they purchased, inclusive of base price, fees and delivery charges, exclusive of any insurance charges and less any amounts paid with gift cards, store credit or loyalty credit by submitting a request for such a payment to Vivid Seats LLC within 21 days of notice of the cancellation of the event at issue.

On March 11, 2021, the Named Plaintiffs submitted the settlement agreement to the Court and filed a motion for preliminary approval of the class settlement. On April 1, 2021, the Court entered an order granting preliminary approval of the settlement agreement. The hearing on the motion for final approval of the settlement agreement was originally scheduled for August 10, 2021. On July 2, 2021, however, the Named Plaintiffs and Vivid Seats filed a joint motion to request that the Court approve supplemental notice to approximately 3% of the settlement class. The court approved the notice on July 15, 2021, and supplemental notice was sent on August 12, 2021. The hearing for final approval is currently scheduled for October 27, 2021.

If the settlement agreement is finally approved by the Court, it will resolve all claims of all persons or entities (who do not opt out) residing in the United States, its territories or Canada who at any time on or before April 1, 2021 purchased a ticket through Vivid Seats LLC’s marketplace to an event that, at any time from September 29, 2016 through April 1, 2021, was cancelled or was postponed or rescheduled and has not yet occurred. Should the settlement agreement, however, not be finally approved by the Court, Vivid Seats LLC expects to vigorously defend against the case and to move to compel arbitration on a non-class basis and to dismiss the action.

Elster v. Vivid Seats, Inc., et al.

Vivid Seats LLC is also defending a putative class action that is currently pending in the Superior Court of the State of California for the County of Contra Costa and captioned Elster v. Vivid Seats, Inc., et al., Case No. C20- 01959 (“Elster”). This action was originally filed in the Superior Court of the State of California for the County of Contra Costa on September 29, 2020, after which Vivid Seats LLC filed a notice of removal to the United States District Court for the Northern District of California on October 30, 2020. Plaintiff asserts a claim for unfair business practices in violation of California Business and Professions Code Section 17200 et seq. on behalf of himself and other California residents. Plaintiff seeks a public injunction requiring (1) Vivid Seats LLC to give individualized notice to all California residents who are Vivid Seats LLC customers holding tickets to events that have been postponed or cancelled, informing said customers of their rights to request a full refund, and (2) Vivid Seats LLC to establish an effective monitoring mechanism to ensure Vivid Seats LLC’s continued compliance with the terms of the injunction. Plaintiff also seeks full restitution permitted by law and attorneys’ fees and costs.

On November 30, 2020, Plaintiff moved to remand the case to the Superior Court of Contra Costa. Vivid Seats LLC filed an opposition to the motion on December 30, 2020. Plaintiff filed a reply in support of the motion to remand on January 13, 2021. The Court held a hearing on the motion to remand on February 4, 2021 but did not rule at that time. The Court instead ordered the parties to submit supplemental briefs regarding the issue of the amount in controversy. Vivid Seats LLC filed a supplemental submission in support of its opposition to Plaintiff’s motion to remand on February 11, 2021, and Plaintiff filed a supplemental submission on February 18, 2021. On February 23, 2021, the Court ordered the parties to submit further supplemental briefing regarding the measure of the amount in controversy. The Court entered an order remanding the action to the Superior Court of the State of California County of Contra Costa, on March 16, 2021. Vivid Seats LLC filed a petition for leave to appeal the remand order to the United States Court of Appeals for the Ninth Circuit, and the Ninth Circuit denied leave to appeal, without comment, on August 10, 2021. The Superior Court held a case management conference on August 17, 2021 and has set an additional case management conference for November 16, 2021. The court also ordered Vivid Seats LLC to file its motion to compel arbitration on a non-class basis by September 14, 2021, and it stayed the remainder of the case until the next case management conference. Vivid Seats LLC filed a notice of settlement of related action on April 15, 2021 informing the Court of the settlement agreement in Nellis.

Vivid Seats LLC expects to vigorously defend against the action and to move to compel arbitration on a non-class basis if the case proceeds. Vivid Seats LLC is also prepared to argue that it is not a ticket seller under California Business and Profession Code Section 22507, and thus that Vivid Seats LLC has no obligations whatsoever under that statute. However, if the settlement agreement in Nellis as currently contemplated is finally approved, it would resolve the claims of individuals included in the proposed class in Elster who do not opt out of the Nellis settlement.

Brouillette v. Vivid Seats LLC

Vivid Seats LLC defended a class action pending in the United States District Court for the Central District of California and captioned Bruce Brouillette v. Vivid Seats LLC, Case No. 8:20-cv-02133 (C.D. Cal.) (“Brouillette”). This case was filed on November 5, 2020 and generally alleges claims on behalf of the Named Plaintiff and California residents who used Vivid Seats LLC’s online marketplace to purchase tickets to an event that was subsequently cancelled or constructively cancelled within four years prior to the filing of the complaint until the date that notice of the putative class action is disseminated to the class, and who did not receive a full refund. Plaintiff asserts claims pursuant to the California Consumer Legal Remedies Act, California’s false-advertising law, California’s unfair-competition law, negligent misrepresentation and intentional misrepresentation. Plaintiff seeks injunctive relief, restitution, compensatory and punitive damages and attorneys’ fees and costs.

On January 25, 2021, Vivid Seats LLC filed a motion to dismiss and to compel arbitration on a non-class basis as well as to dismiss for failure to state a claim. On February 2, 2021, the Court granted the parties’ joint stipulation for a briefing schedule on the motion, setting Plaintiff’s opposition to the motion to be filed on March 22, 2021 and Vivid Seats LLC’s reply to be filed no later May 7, 2021. The Court did not enter a ruling on that motion.

On March 8, 2021 the Court stayed all discovery, discovery deadlines and other pre-trial deadlines pending its ruling on Vivid Seats LLC’s motion to compel arbitration and to dismiss.

On March 22, 2021, the Named Plaintiff filed an opposition to the motion to dismiss and to compel arbitration. Vivid Seats and the Named Plaintiff then engaged in settlement discussions and, on May 25, 2021, the parties executed an individual settlement agreement. On July 2, 2021, the Court dismissed the putative class allegations without prejudice and without notice and dismissed the Named Plaintiff’s individual claims with prejudice.

Shankula v. Ticketsonsale.com, LLC, et al.

Ticket Fulfillment Services LP (“TFS”), a subsidiary of Vivid Seats LLC, is defending a putative class action in the Southern District of California and captioned Shankula v. Ticketsonsale.com, LLC, et al., Case No. 3:21- cv-00515 (S.D. Cal.). This case was filed on March 23, 2021 and asserts claims on behalf of all persons residing in California who used Ticketsonsale.com to purchase one or more tickets to any event that was subsequently cancelled, postponed indefinitely or rescheduled at any point within four years prior to the filing of the complaint and until the date of a judgment and who did not receive a full refund. Plaintiff asserts claims for breach of contract, unjust enrichment, conversion and violations of the California Consumer Legal Remedies Act and California’s unfair competition law. Plaintiff seeks injunctive relief, restitution, compensatory and punitive damages and attorneys’ fees and costs.

On July 29, 2021, the court granted the joint motion of TFS and Plaintiff to extend the deadline of TFS to answer or otherwise respond to the Complaint until October 5, 2021. The parties are in the process of exploring the possibility of a settlement and attended a mediation session with the Honorable Wayne R. Andersen (Ret.) of JAMS on August 26, 2021. The mediation session did not result in settlement, but the parties are still negotiating in good faith as to the prospect of settlement. Whether or not settlement is successful, TFS intends to vigorously defend the action. If settlement is unsuccessful, TFS intends to move to compel arbitration on a non-class basis and to dismiss the complaint. TFS is not a ticket seller and also is not the marketplace through which the tickets at issue were sold, and TFS thus believes that Plaintiff lacks standing to sue. TFS is prepared to vigorously contest the case, which is still in its nascent stages.

Government Regulation

Government regulation impacts key aspects of our business. These laws and regulations involve privacy, data protection, intellectual property, competition, consumer protection, ticketing, payments, export taxation or other subjects. For example, we are required to comply with federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data, an area that is increasingly subject to legislation and regulations in numerous jurisdictions, including the California Consumer Protection Act.

From time to time, federal, state, local and international authorities and/or consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws, particularly as related to ticket resale services. Some jurisdictions prohibit the resale of event tickets (anti-scalping laws) at prices above the face value of the tickets or at all, or highly regulate the resale of tickets, and new laws and regulations or changes to existing laws and regulations imposing these or other restrictions could limit or inhibit our ability to operate, or our users’ ability to continue to use, our tickets business.

In addition, state ticketing laws vary from state to state, and it is unclear how such laws will applied to our business as a result of the COVID-19 pandemic. As a result of the COVID-19 pandemic, we experienced a high volume of event reschedules, postponements, and cancellations and made certain changes to our refund practices. Such changes to our refund practices have drawn the attention of, and inquiry from, various attorneys general and other regulators.

We are subject to laws and regulations that affect companies conducting business on the Internet in many jurisdictions where we operate. With the continued state adoption of Internet sales tax laws and marketplace facilitator laws, more buyers across the United States will encounter sales tax for the first time on our platform in the future. Tax collection responsibility and the additional costs associated with complex sales and use tax collection, remittance and audit requirements could create additional burdens for buyers and sellers on our website and mobile app.

Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the rapidly evolving industry in which we operate. Compliance with these laws, regulations, and similar requirements may be onerous and expensive, and variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business.

Intellectual Property

Our business relies substantially on the creation, use and protection of intellectual property related to our platform and services. We protect our intellectual property through a combination of intellectual property rights, including trademarks, domain names, copyrights and trade secrets, as well as through contractual relations with employees, customers, suppliers, affiliates and others. As of December 31, 2020, we have 31 trademarks.

Seasonality

Our Marketplace GOV is impacted by seasonality with increased activity in the fourth quarter when all major sports leagues are in season and we experience an increase in order volume for theater and concert events during the holiday season.

Private Equity Owner

We have a valuable relationship with our Private Equity Owner, which consists of certain investment funds affiliated with GTCR. Founded in 1980, GTCR is a leading growth-oriented private equity firm focused on investing in growth companies in the Healthcare, Financial Services & Technology, Technology, Media & Telecommunications and Growth Business Services industries. The Chicago-based firm pioneered The Leaders Strategy™—finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, our Private Equity Owner has invested more than $20.0 billion in over 250 companies. Our Private Equity Owner purchased its controlling interest in Vivid Seats on June 30, 2017.

Company Information

Vivid Seats PubCo was incorporated in Delaware on March 29, 2021 as a wholly owned subsidiary of Hoya Intermediate for the purpose of completing the business combination.

The headquarters for the Vivid Seats business is located at 111 N. Canal Street, Suite 800, Chicago, Illinois 60606. The Vivid Seats PubCo telephone number is (312) 291-9966 and its website is www.vividseats.com. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VIVID SEATS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Vivid Seats (collectively, “Vivid Seats”) prior to the Closing.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical and Pro Forma Financial Information of Vivid Seats” section and our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this proxy statement/prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as otherwise noted, all references to 2019 refer to the year ended December 31, 2019, all references to 2020 refer to the year ended December 31, 2020 and all references to 2021 refer to the year ended December 31, 2021.

Overview

Vivid Seats is a leading marketplace that allows fans of live events to connect seamlessly with third-party ticket sellers through our platform. We believe Vivid Seats is a leading marketplace based on a combination of (1) third party estimates of the overall market size, including a 2017 report prepared for us by a third party consulting firm, (2) publicly available information including our competitors’ filings with the SEC and (3) internal company information from our Skybox platform that provides insights into volumes across marketplaces representing a meaningful portion of the over secondary ticketing market.

Our mission is focused on connecting buyers and sellers, empowering fans to Experience It Live. We believe live events deliver some of life’s most exciting moments. Our platform provides ticket buyers and sellers with an easy-to-use, trusted marketplace experience, ensuring fans can attend live events and create memories that last a lifetime. During the years ended December 31, 2019 and 2020 we generated $468.9 million and $35.1 million of revenues, respectively, and $2,279.8 million and $347.3 million of Marketplace Gross Order Value (“Marketplace GOV”). During the three and six months ended June 30, 2021, our revenues were $115.5 million and $139.6 million and Marketplace GOV was $693.1 million and $809.6 million, respectively. These represented substantial increases over the three and six months ended June 30, 2020 when we generated revenues of negative $28.9 million and $40.8 million and Marketplace GOV of negative $63.3 million and $340.1 million, respectively.

In addition to helping ticket buyers easily purchase tickets, our platform enables third-party ticket sellers to seamlessly manage their end-to-end operations. We unite millions of ticket buyers with thousands of ticket sellers.

Our platform is built on years of customer transactional and engagement data that provides us with deep insights into how to best connect buyers with the experiences they seek. In 2019, we connected over five million buyers to over 200,000 unique events.

Our Business Model

We operate our business in two segments, Marketplace and Resale.

Marketplace

Through our Marketplace segment, we act as an intermediary between ticket buyers and third-party ticket sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of the Vivid Seats website and mobile app, in addition to ticket sales initiated through distribution partners, our Private Label offering. Using our online platform, we process customer payments, coordinate ticket deliveries, and provide customer service to ticket buyers, allowing ticket sellers to focus more of their time on selling. We primarily earn revenue from service and delivery fees charged to ticket buyers. Using a third-party insurance provider, we also earn referral fee revenue by offering event ticket insurance to ticket buyers.

In our role as an intermediary, we do not hold ticket inventory on Marketplace transactions. We do incur costs for developing and maintaining our platform, providing back-office and customer support to ticket sellers and ticket buyers, processing payments, and shipping tickets. We also incur substantial marketing costs, primarily related to online advertising, which we expect to increase over time as we grow and scale the business.

Resale

Our Resale business primarily serves as an internal research and development group focused on creating best in class seller software and tools. Our Resale business includes a team of sellers, which acquires tickets for resale on secondary marketplaces, including our own platform, using Skybox. Skybox is our proprietary enterprise resource planning tool, which is a free-to-use system made available to assist third party sellers manage their ticket inventory, adjust pricing, and fulfill orders across several secondary marketplaces. When new features and functionality are released for Skybox, they are first tested and iterated by our Resale team prior to release to the seller community, and thus ensures we can continue innovating to meet the needs of our seller community.

Key Business Metrics and Non-GAAP Financial Measures

We use the following metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe that these metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team.

The following table summarizes our key business metrics and non-GAAP financial measure for the periods indicated (in thousands):

	Years Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2020	2021	2020	2021
Marketplace GOV(1)	$2,279,773	$347,259	$(63,291)	$693,090	$340,086	$809,563
Total Marketplace orders(2)	7,185	1,066	(192)	1,713	1,060	2,006
Total Resale orders(3)	303	49	—	35	45	48
Adjusted EBITDA(4)	$119,172	$(80,204)	$(48,315)	$36,195	$(47,136)	$40,382

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $22.2 million during the year ended December 31, 2019 and $216.0 million during the year ended December 31, 2020. Marketplace GOV was negatively impacted by event cancellations in the amount of $91.7 million during the three months ended June 30, 2020 and $18.5 million during the three months ended June 30, 2021. Marketplace GOV was negatively impacted by event cancellations in the amount of $144.5 million during the six months ended June 30, 2020 and $37.0 million during the six months ended June 30, 2021.

(2)

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform during a period, net of event cancellations that occurred during that period. During the year ended December 31, 2019, our Marketplace segment experienced 54,961 event cancellations, compared to 549,085 event cancellations during the year ended December 31, 2020. During the three months ended June 30, 2020, our Marketplace segment experienced 250,677 event cancellations, compared to 48,319 event cancellations during the three months ended June 30, 2021. During the six months ended June 30, 2020, our

Marketplace segment experienced 391,704 event cancellations, compared to 100,094 event cancellations during the six months ended June 30, 2021.
(3)

Total Resale orders represents the volume of Resale segment orders sold by our Resale team in a period, net of event cancellations that occurred during that period. During the year ended December 31, 2019, our Resale segment experienced 1,517 event cancellations, compared to 20,644 event cancellations during the year ended December 31, 2020. During the three months ended June 30, 2020, our Resale segment experienced 3,986 event cancellations, compared to 772 event cancellations during the three months ended June 30, 2021. During the six months ended June 30, 2020, our Resale segment experienced 13,964 event cancellations, compared to 1,913 event cancellations during the six months ended June 30, 2021.

(4)

Adjusted EBITDA is not a measure defined under GAAP. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. For further information about how we calculate adjusted EBITDA, see “Selected Historical and Pro Forma Financial Information of Vivid Seats.”

Marketplace GOV

Marketplace GOV is a key driver of our Marketplace segment’s revenue. Marketplace GOV represents the total transactional amount of Marketplace orders in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV reflects our ability to attract and retain customers, as well as the overall health of the industry.

Our Marketplace GOV is impacted by seasonality with increased activity in the fourth quarter when all major sports leagues are in season and we experience increases in order volume for theater and concert events during the holiday season. In addition to seasonality, quarterly fluctuations in our Marketplace GOV result from the number of cancellations, the overall popularity and resultant demand of performers, tours, teams, and events, as well as length and team composition of sports playoff series and championship games.

Total Marketplace Orders

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations. An order can include one or more tickets or parking passes. Total Marketplace orders allow us to monitor order volume and better identify trends within our Marketplace segment.

Total Resale Orders

Total Resale orders represents the volume of Resale segment orders sold by our Resale team in a period, net of event cancellations. An order can include one or more tickets or parking passes. Total Resale orders allow us to monitor order volume and better identify trends within our Resale segment.

Adjusted EBITDA

We present Adjusted EBITDA, which is a non-GAAP measure, because it is a measure frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results, because they exclude the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our online marketplace and resale business.

Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance and highlighting trends in our operating results. See “Selected Historical and Pro Forma Financial Information of Vivid Seats” for information regarding our use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.

Recent Developments

The Business Combination

On April 21, 2021, Vivid Seats entered into a definitive merger agreement with Horizon Acquisition Corporation (“Horizon”), a special purpose acquisition company. The merger transaction will be accounted for as a reverse recapitalization, with Vivid Seats treated as the accounting acquirer. Accordingly, the financial statements of the combined company will represent a continuation of the financial statements of Vivid Seats. In connection with the agreement, Vivid Seats will gain access to funds held in Horizon’s trust account, the amount of which would vary based on the number of redemptions exercised by Horizon shareholders, with reductions expected to be offset by the Sponsor Backstop Commitment.

In connection with the agreement, Vivid Seats also entered into a private investment in public equity financing (“PIPE Subscription”). As part of the PIPE Subscription, Vivid Seats expects to raise an additional $225.0 million. Eldridge Industries, LLC has committed to make an additional PIPE investment at $10 per share, in an amount equal to Horizon’s shareholder redemptions, if any.

Proceeds from the merger with Horizon and the PIPE Subscription will be used for debt repayment and capital structure optimization, as well as positioning Vivid Seats to continue investing in growth and improving the customer experience.

See “Summary Term Sheet” for further information regarding terms of the merger agreement.

COVID-19 Has Had a Disproportionately Negative Effect on the Live Entertainment Industry

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Almost immediately, mitigation measures implemented or recommended by governmental authorities and private organizations restricted attendance at live events throughout North America. Through the second quarter of 2021, we have seen a recovery in ticket orders as mitigation measures ease. Although ticket orders for the six months ended June 30, 2021 remain significantly below pre-pandemic levels, ticket orders processed in the three months ended June 30, 2021 have returned to pre-pandemic levels. While the Company continued to recognize a net loss during the six months ended June 30, 2021, the Company realized year-over year increases in revenues and operating income, recognizing operating income of $15,552 thousand through the first six months of 2021.

Reduced ticket sales resulting from the pandemic had a significant adverse impact on the Company’s business and operating results during 2020 and for the six months ended June 30, 2021. The unprecedented restrictions on live events during the pandemic resulted in large-scale event cancellations and meaningfully reduced activity on our platform. The resulting decline in revenue and broader economic impact of the pandemic led us to determine that an impairment triggering event existed during the second quarter of 2020, resulting in an impairment charge of $573.8 million to goodwill, indefinite-lived intangible assets, definite-lived intangible assets, and other long-lived assets. These factors contributed to a net loss of $774.2 million in 2020.

In response to the pandemic and the decreased demand for live entertainment, we took several key actions, including:

•	Raising an additional $260 million in debt in May 2020 to ensure we were able to meet our liquidity needs and to provide greater financial flexibility;

•	Reducing discretionary and variable spending, including reductions to marketing expenses, payment processing fees, and shipping costs, reducing overall expenses by 67% in 2020 as compared to 2019;

•	Reducing full time employee headcount by approximately 50% through furloughs and terminations while maintaining key expertise across core functional areas;

•	Reducing consulting and professional service fees by $7.6 million during 2020; and

•	Reducing office expenses as we shifted to a remote work environment in March 2020.

While some of these cost reductions will be permanent, certain costs will increase as order volume continues to recover. A large portion of our employee headcount reductions were in our operations function. As ticket orders processed on our platform have increased with the resumption of live events in the first half of 2021, we have increased employee staffing in our operations function. We will continue to increase employee staffing as order volume increases.

The COVID-19 pandemic is evolving and the ultimate pace and timing of recovery is uncertain. The recovery of live entertainment to pre-pandemic levels is dependent on future developments, such as restrictions limiting attendance at live events, rates of vaccination against COVID-19, the impact of COVID-19 variants, including their impact on the effectiveness of vaccines, and consumer willingness to attend live events. The pandemic may have a materially adverse impact on our business in future periods. However, we believe we are well positioned for the return of large scale, full capacity events. Throughout the pandemic, we have focused on taking care of our customers while working with our seller community, improving the efficiency of our operations, enhancing the customer journey and experience, and optimizing our marketing programs.

Key Factors Affecting Our Performance

Buyer Sourcing and Retention and Sales Volume

Attracting new buyers to our platform, retaining existing buyers and incentivizing increased purchase frequency drives Marketplace GOV and revenue growth. We attract most new customers to our platform through our marketing efforts, including traffic generation from search engines and affiliate partner websites. We seek to retain our customers by providing an optimal user experience, at a competitive price point, by combining the ability to discover events with personalized recommendations with an efficient checkout process. We seek to create ongoing relationships with our customers by offering a compelling loyalty program, Vivid Seats Rewards, in which customers generate value and savings on future purchases each time they complete a purchase made on a Vivid Seats website or mobile app. The degree to which these efforts are successful has an impact on our sales volume which drives our revenues and Marketplace GOV.

Seller Retention

Attracting and retaining sellers is crucial to driving Marketplace GOV and revenue growth. The continued success and growth of our platform is dependent upon maintaining sufficient quantity and diversity of ticket offerings which, in turn, is dependent on sellers’ decision to utilize our platform. Skybox enables sellers to list their inventory on all major marketplaces through direct application programming interface (“API”) integrations; provides simplified order fulfillment with barcode and PDF integrations; offers automated listing creation and ticket attachment; and provides a reporting suite to manage inventory, purchases, and profitability. Our in-house Resale team uses Skybox and provides feedback and insight to continually enhance the offering. We have a dedicated relationship management team supporting and working alongside our seller community. We also offer a fulfillment service to our sellers so they can remain focused on selling tickets. We will continue to invest in Skybox and provide innovative seller technology and services. The degree to which these efforts are successful has an impact on our revenues and Marketplace GOV.

Enhance our Technology Platform and Product Offering

We aim to provide an efficient and seamless experience for both ticket buyers and sellers on our platform. Vivid Seats has a born-in the-cloud technology platform and our focus on superior technology and actionable data insights has supported scalable, profitable growth. We will continue to invest in our platform to provide easy discovery, search and purchase functionality for ticket buyers. We will also continue to invest in our platform to provide our sellers the ability to manage, sell and deliver inventory in an efficient and informed manner.

We will continue to improve and expand our product offerings, including our Vivid Seats Rewards program and content channels that drive engagement with our customers. We are steadfast in working to optimize the journey and experience of buyers on our platform. We are investing to improve customer acquisition by enabling non-transactional engagement channels, including access to live stream performances, blog content, industry news and gamification on our website and mobile app. We believe these engagement channels will help drive brand awareness and affinity and increase loyalty outside of the traditional transactional purchase process.

Availability of Live Events and Seasonality

Our ability to sell tickets, generate revenue, and achieve growth is dependent on the scheduling of live events and the amount of event cancellations in a given period. Buyers and fans must be willing and able to attend live events. If live events are cancelled, reduced, or restricted, like during the recent global COVID-19 pandemic, our ability to generate revenue and cash will be hindered. If the cessation and large-scale cancellations of events happens again in the future, it may affect our operational and financial outlook. We are optimistic that the demand for live events will return and we believe we are well positioned to benefit from the market rebound and the return of large scale and full capacity events due to our swift operational decisions and financial mitigation measures taken since March 2020.

Due to the seasonal nature of events and the timing of when tickets become available for sale, revenue, cash, and working capital can be impacted by fluctuations in the availability of events for sale to the public. Our Marketplace GOV, Marketplace orders, and revenue are typically the greatest during the fourth quarter. At this time, order volume processed on our platform is the greatest, with all major sports leagues in play and increased holiday demand for concert and theater events.

Success of Marketing Investments

We have historically attracted new customers to our marketplace primarily through performance-based channels, such as paid search engine marketing using our proprietary paid search algorithms that create a unique engine for efficiently bidding on keywords, and affiliated partner websites. While those will continue to be important channels for customer acquisition, we intend to improve our brand presence and awareness to increase traffic generation and orders through direct or unpaid channels. We believe investments in marketing and loyalty will drive sustainable growth in Marketplace GOV and marketplace orders. While we undertake this important initiative, we may have higher marketing and selling expenses and lower revenue due to higher loyalty program costs, with a longer-term time horizon for reaping the benefits. Future growth will depend on the success of our business.

Components of Results of Operations

Revenues

We earn revenues through both our Marketplace and Resale segments.

Marketplace: Our Marketplace segment primarily generates revenue by serving as an intermediary between ticket sellers and ticket buyers in our secondary marketplace. Revenue primarily consists of service and delivery fees, as well as referral fees earned on the purchase of ticket insurance by ticket buyers from third-party insurers.

We recognize Marketplace revenue when the ticket seller confirms an order with the ticket buyer. We recognize revenue net of cancellation charges, including estimated customer refunds (less recoveries) and chargebacks, and loyalty program costs. The reduction to revenue includes actual cancellation charges, as well as the change to forecasted future cancellation charges.

Resale: Our Resale segment primarily earns revenue as a third-party seller of tickets that we own. We recognize Resale revenue based on the value of the ticket order, net of cancellation charges.

Cost of Revenues (exclusive of Depreciation and Amortization)

We incur cost of revenue in both our Marketplace and Resale segments.

Marketplace: Cost of revenues in our Marketplace segment primarily consists of payment processing fees and shipping fees. Cost of revenues in our Marketplace segment also consists of information technology expenses directly attributable to revenue-generating activities, which consist primarily of cloud computing costs and software licenses.

Resale: Cost of revenues in our Resale segment primarily consists of the cost of tickets delivered, an allowance to adjust ticket inventory to lower of cost or net realizable value and to address excess and obsolescence risks, and information technology expenses.

Marketing and Selling

Marketing and selling expenses, which are incurred entirely by our Marketplace segment, primarily consist of online advertising costs aimed towards acquiring new customers, which include fees paid to our advertising affiliates and distributors, paid search engine marketing, and other online marketing activities. Our offline marketing costs include spending on traditional media channels, public relations and advertising agency costs, and partnership expenses with teams, leagues, and theaters.

General and Administrative

General and administrative expenses primarily consist of personnel-related expenses and other types of general and administrative costs. Personnel costs, which are entirely included within general and administrative expenses and constitute the largest percentage of general and administrative expenses, include salaries, employee benefits, equity-based compensation, contractor and outsourced workforce expenses, and other personnel-related costs. General and administrative expenses also include expenses for information technology costs not directly attributable to revenue-generating activities. These information technology costs, which exclude amortization of capitalized internal-use software development costs, include expenses for cloud hosting services, software licenses, and certain software development activities. Other general and administrative expenses also include costs related to consulting and professional services, as well as sales tax contingencies and other corporate costs. Although selling, general and administrative expenses will increase as we scale the business, we expect these expenses to decrease as a percentage of revenue as we grow due to economies of scale.

Depreciation and Amortization

Depreciation and amortization expenses consist of depreciation associated with our property and equipment and amortization related to our personal seat licenses and definite-lived intangible assets, including capitalized software development costs.

Impairment Charges

Impairment charges consist of losses incurred from the impairment of our goodwill, indefinite-lived intangible assets, definite-lived intangible assets, and other long-lived assets.

Interest Expense – Net

Interest expense primarily consists of interest expense associated with our outstanding Term Loan Facilities (defined below – see “Liquidity and Capital Resources”).

Loss on Extinguishment of Debt

Loss on extinguishment of debt is incurred as a result of the retirement of our debt obligations and includes the write-off of the original issuance discount and issuance costs, inclusive of any prepayment penalties.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2020 and 2021

The following table sets forth our results of operations for each of the three and six months ended June 30, 2020 and 2021 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenues	$(28,897)	$115,498	$40,764	$139,612
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,325	19,986	21,931	23,911
Marketing and selling	1,634	46,422	33,581	54,377
General and administrative	18,177	29,106	40,598	44,977
Depreciation and amortization	24,080	500	47,977	795
Impairment charges	573,838	—	573,838	—

Income (loss) from operations	$(647,951)	$19,484	$(677,161)	$15,552

Other expenses
Interest expense – net	13,473	16,839	22,766	33,158
Loss on extinguishment of debt	685	—	685	—

Net income (loss)	$(662,109)	$2,645	$(700,612)	$(17,606)

The following table sets forth the components of our results of operations for the three and six months ended June 30, 2020 and 2021 presented as a percentage of revenues:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenues	100%	100%	100%	100%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	(5)	17	54	17
Marketing and selling	(6)	40	82	39
General and administrative	(62)	24	99	32
Depreciation and amortization	(83)	—	118	1
Impairment charges	(1,986)	—	1,408	—

Income (loss) from operations	2,242	19	(1,661)	11

Other expenses
Interest expense – net	(47)	15	56	24
Loss on extinguishment of debt	(2)	—	2	—

Net income (loss)	2,291%	4%	(1,719)%	(13)%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	Three Months Ended June 30,					Six Months Ended June 30,
	2020	2021	Change	% Change		2020	2021	Change	% Change
Revenues:
Marketplace	$(29,063)	$104,648	$133,711	n/m	*%	$28,943	$126,641	$97,698	338%
Resale	166	10,850	10,684	6,436		11,821	12,971	1,150	10

Total revenues	$(28,897)	$115,498	$144,395	n/m	*%	$40,764	$139,612	$98,848	242%

*	Not meaningful

Total revenues increased $144.4 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase, which occurred in both our Marketplace and Resale segments, resulted from a reduction in cancellations due to the COVID-19 pandemic and an increase in order volume resulting from the resumption of live events. The pandemic and resulting mitigation measures had a significant adverse effect on order volume and event cancellations during the second quarter of 2020. By the second quarter of 2021, the local governments were in the process of lifting large scale restrictions on live events and for the quarter ended June 30, 2021, our order volume had returned to pre-pandemic levels.

Total revenues increased $98.8 million, or 242% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in total revenues was less pronounced during the first six months of the year, when compared to the three months ended June 30, 2021, due to the timing of the pandemic’s onset in March 2020 and the gradual resumption of live events through the first six months of 2021.

Marketplace

The following table presents revenues in our Marketplace segment by event category (in thousands, except percentages):

	Three Months Ended June 30,					Six Months Ended June 30,
	2020	2021	Change	% Change		2020	2021	Change	% Change
Revenues:
Concerts	$(10,123)	$49,843	$59,966	n/m	*%	$24,224	$56,857	$32,633	135%
Sports	(17,805)	48,005	65,810	n/m	*	(71)	62,143	62,214	n/m *
Theater	(1,162)	6,515	7,677	n/m	*	4,570	7,298	2,728	60
Other	27	285	258	956		220	343	123	56

Total marketplace revenues	$(29,063)	$104,648	$133,711	n/m	*%	$28,943	$126,641	$97,698	338%

*	Not meaningful

Marketplace revenue increased by $133.7 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in Marketplace revenue resulted primarily from an overall increase in ticket orders processed on our Marketplace platform, combined with fewer event cancellation charges.

Total orders processed on our Marketplace platform, net of event cancellations, increased from negative 0.2 million orders during the three months ended June 30, 2020 to 1.7 million orders during the three months ended June 30, 2021. The increase in orders processed is commensurate with the increase in events held after restrictions on fan attendance due to the pandemic were reduced or lifted. These increases are largely consistent across all event categories, with the greatest increase in sports. The increase in the sports category was greatest, due to the timing of professional sports seasons in North America and the loosening of restrictions on fan attendance.

Cancellation charges, which are recognized as a reduction to revenues, were $35.1 million for the three months ended June 30, 2020, compared to $15.8 million for the three months ended June 30, 2021. Due to the mass cancellations of live events during the initial phases of the pandemic in 2020, cancellation charges were significantly higher during the three months ended June 30, 2020.

Marketplace revenue increased by $97.7 million during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase resulted from an increase in orders processed on our Marketplace platform, combined with fewer event cancellation charges in the first six months of 2021. Total orders processed on our Marketplace platform, net of event cancellations, increased 89%, from 1.1 million during the six months ended June 30, 2020 to 2.0 million during the six months ended June 30, 2021. Meanwhile, cancellation charges, decreased from $57.0 million during the six months ended June 30, 2020 to $17.2 million for the six months ended June 30, 2021.

Marketplace revenue by business model consisted of the following during the three and six months ended June 30, 2020 and 2021 (in thousands, except percentages):

	Three Months Ended June 30,					Six Months Ended June 30,
	2020	2021	Change	% Change		2020	2021	Change	% Change
Revenues:
Owned Properties	$(18,958)	$84,535	$103,493	n/m	*%	$24,120	$102,731	$78,611	326%
Private Label	(10,105)	20,113	30,218	n/m	*	4,823	23,910	19,087	396

Total marketplace revenues	$(29,063)	$104,648	$133,711	n/m	*%	$28,943	$126,641	$97,698	338%

*	Not meaningful

The increases in revenue from both Owned Properties and Private Label during the three and six months ended June 30, 2021 resulted primarily from the increase in order volume resulting from the loosening of restrictions on live events. The sports event category comprises a greater overall proportion of the event mix for our Owned Properties, and as a result, Owned Properties had a greater increase in revenues compared to Private Label during the three months ended June 30, 2021.

Resale

Revenue for our Resale segment increased $10.7 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase resulted primarily from higher ticket sales volume. Total Resale orders increased from zero during the three months ended June 30, 2020 to 35 thousand during the three months ended June 30, 2021. Cancellation charges classified as a reduction of revenue negatively impacted Resale revenue by $1.2 million and $1.8 million for the three months ended June 30, 2020 and 2021, respectively.

Revenue for our Resale segment increased $1.2 million, or 10%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Cancellation charges classified as a reduction of revenue negatively impacted Resale revenue by $3.4 million and $2.9 million for the six months ended June 30, 2020 and 2021, respectively.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
Cost of revenues:
Marketplace	$969	$13,707	$12,738	1,315%	$11,548	$16,407	$4,859	42%
Resale	356	6,279	5,922	1,663	10,383	7,504	(2,879)	(28)

Total cost of revenues	$1,325	$19,986	$18,661	1,408%	$21,931	$23,911	$1,980	9%

Total cost of revenues increased $18.7 million, or 1,408%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Total cost of revenues increased $2.0 million, or 9%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The year-over-year increases to total cost of revenues resulted from the higher sales volume in both our Marketplace and Resale segments.

Marketplace

Marketplace cost of revenues increased by $12.7 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in cost of revenues is consistent with the increase in total marketplace orders processed, which increased from negative 0.2 million orders for the three months ended June 30, 2020 to 1.7 million orders for the three months ended June 30, 2021.

Marketplace cost of revenues increased by $4.9 million, or 42%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in cost of revenues is consistent with the increase in total marketplace orders processed, which increased 89% from 1.1 million for the six months ended June 30, 2020 to 2.0 million for the six months ended June 30, 2021. Cost of revenues as a percentage of revenues in our Marketplace segment decreased from 40% during the six months ended June 30, 2020 to 13% during the six months ended June 30, 2021, due primarily to the impact of greater cancellation charges recorded as a reduction to revenue in the first six months of 2020.

Resale

Resale cost of revenues increased $5.9 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase, which resulted from higher overall ticket sales volume of 35 thousand orders during the three months ended June 30, 2021 compared to zero orders during the three months ended June 30, 2020, is consistent with the overall increase in Resale revenue. Cancellation charges resulted in a reduction to Resale cost of revenues of $0.9 million and $1.3 million for the three months ended June 30, 2020 and 2021, respectively.

Resale cost of revenues decreased $2.9 million, or 28%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease resulted from lower ticket inventory costs. Cancellation charges resulted in a reduction to Resale cost of revenues of $2.1 million for both the six months ended June 30, 2020 and 2021.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
Marketing and selling:
Online	$1,161	$45,096	$43,935	3,784%	$29,920	$52,885	$22,965	77%
Offline	473	1,326	853	180	3,661	1,492	(2,169)	(59)

Total marketing and selling	$1,634	$46,422	$44,788	2,741%	$33,581	$54,377	$20,796	62%

Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $44.8 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Marketing and selling expenses increased $20.8 million, or 62% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

The increase in expenses primarily resulted from greater spending on online advertising during the second quarter of 2021. Compared to the prior year, our spend on online advertising increased by $43.9 million and $23.0 million during the three and six months ended June 30, 2021, respectively. As restrictions on the attendance of live events were reduced or lifted, we increased our spending on paid search engine marketing to capitalize on the increase in live event attendance.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
General and administrative
Personnel expenses	$10,567	$9,602	$(965)	(9)%	$23,170	$16,273	$(6,897)	(30)%
Sales tax expense	(410)	11,083	11,493	n/m *	4,720	13,445	8,725	185
Other	8,020	8,421	401	5	12,708	15,259	2,551	20

Total general and administrative	$18,177	$29,106	$10,929	60%	$40,598	$44,977	$4,379	11%

*	Not meaningful

General and administrative expenses increased $10.9 million, or 60%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase primarily resulted from higher order volumes during the three months ended June 30, 2021, which resulted in an increase to sales tax expenses of $11.5 million.

General and administrative expenses increased $4.4 million, or 11%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase primarily resulted from higher order volumes during the six months ended June 30, 2021, which resulted in an increase to sales tax expenses of $8.7 million. Other general and administrative expenses also increased by $2.6 million during the first six months of 2021, primarily due to a $6.4 million increase in consulting and professional service fees related to the planned merger transaction with Horizon, in addition to a $1.9 million increase in legal fees. Those increases were partially offset by a $5.7 million decrease in other corporate spending, including charitable contributions and travel and entertainment.

The increases in general and administrative expenses during the first six months of 2021 were partially offset by a $6.9 million decrease in personnel expenses. Following the onset of the pandemic in March 2020, we significantly reduced our employee headcount, resulting in lower personnel expenses. These headcount reductions were most pronounced in our operations function. Beginning in the second quarter of 2021, we began to increase headcount in our operations function. As we expect ticket volumes to continue to increase throughout the rest of 2021, we expect the number of employees in our operations function to also increase.

Depreciation and Amortization

The following table presents depreciation and amortization expenses (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
Depreciation and amortization	$24,080	$500	$(23,580)	(98)%	$47,977	$795	$(47,182)	(98)%

Depreciation and amortization expenses decreased $23.6 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Depreciation and amortization expenses decreased $47.2 million during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decreases primarily resulted from the impairment of our definite-lived intangible assets and other long-lived assets and equipment in the second quarter of 2020.

Impairment Charges

During the three and six months ended June 30, 2020, we incurred impairment charges of $573.8 million. These impairment charges were triggered by the effects of the COVID-19 pandemic. Due to the effects of the pandemic, we experienced a substantial reduction of revenue during the first half of 2020, which continued through the remainder of the year. We did not incur any impairment charges during the first six months of 2021.

For additional information related to our impairment charges incurred during 2020, refer to Note 8 of the audited financial statements included elsewhere in this proxy statement/prospectus.

Other Expenses

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
Other expenses
Interest expense – net	$13,473	$16,839	$3,366	25%	$22,766	$33,158	$10,392	46%
Loss on extinguishment of debt	685	—	(685)	(100)	685	—	(685)	(100)

Total other expenses	$14,158	$16,839	$2,681	19%	$23,451	$33,158	$9,707	41%

Interest expense – net

Interest expense increased by $3.4 million, or 25%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Interest expense increased by $10.4 million, or 46%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Interest expense increased as a result of the Company’s May 2020 First Lien Loan, which did not incur interest expense prior to May 2020.

Loss on extinguishment of debt

Loss on extinguishment of debt decreased $0.7 million during the three and six months ended June 30, 2021. We incurred a loss of $0.7 million in May 2020 related to the retirement of our revolving credit facility. We did not incur any debt extinguishment charges during the first half of 2021.

Comparison of the Years Ended December 31, 2019 and 2020

The following table sets forth our results of operations for each of the years ended December 31, 2019 and 2020 (in thousands):

	Years Ended December 31,
	2019	2020
Revenues	$468,925	$35,077
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	106,003	24,690
Marketing and selling	178,446	38,121
General and administrative	101,335	66,199
Depreciation and amortization	93,078	48,247
Impairment charges	—	573,838

Loss from operations	$(9,937)	$(716,018)

Other expenses
Interest expense – net	41,497	57,482
Loss on extinguishment of debt	2,414	685

Net loss	$(53,848)	$(774,185)

The following table sets forth the components of our results of operations for the years ended December 31, 2019 and 2020 presented as a percentage of revenues:

	Years Ended December 31,
	2019	2020
Revenues	100%	100%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	23	70
Marketing and selling	38	109
General and administrative	21	189
Depreciation and amortization	20	138
Impairment charges	—	1,635

Loss from operations	(2)	(2,041)

Other expenses
Interest expense – net	9	164
Loss on extinguishment of debt	—	2

Net loss	(11)%	(2,207)%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Revenues:
Marketplace	$403,645	$23,281	$(380,364)	(94)%
Resale	65,280	11,796	(53,484)	(82)

Total revenues	$468,925	$35,077	$(433,848)	(93)%

Total revenues decreased $433.8 million, or 93%, in 2020 compared to 2019. The decrease, which occurred in both our Marketplace and Resale segments, resulted from the unprecedented nature of the global COVID-19 pandemic and the mass suspension and cancellation of live events from March 2020 onward.

Marketplace

The following table presents revenues in our Marketplace segment by event category (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Revenues:
Concerts	$187,753	$15,775	$(171,978)	(92)%
Sports	169,577	3,484	(166,093)	(98)
Theater	44,754	3,759	(40,995)	(92)
Other	1,561	263	(1,298)	(83)

Total marketplace revenues	$403,645	$23,281	$(380,364)	(94)%

Marketplace revenue decreased by $380.4 million, or 94%, in 2020 compared to 2019.

During 2020, governmental restrictions and social mitigation efforts aimed at slowing the spread of COVID-19 resulted in a large-scale suspension of live entertainment events from March through the end of the year. Each of the professional sports leagues either suspended or greatly reduced fan attendance for most of the year. Similarly, live music concerts, theater, and other live entertainment were greatly reduced during 2020.

Consequently, the number of ticketed events and orders processed on our platform decreased significantly. Total marketplace orders processed on our platform decreased 85% from 7.2 million in 2019 to 1.1 million in 2020. The decrease in orders processed is commensurate with the decrease in scheduled events resulting from the pandemic. These decreases are largely consistent across all our event categories.

In addition to reduced order volume on our platform, the COVID-19 pandemic caused significantly more cancellation charges in 2020 compared to 2019. Cancellation charges, which are recognized as a reduction to revenues, were $76.7 million in 2020, compared to $15.6 million in 2019. During 2020, event cancellation rates for sports and theater events were approximately double the cancellation rate for concerts, which were more likely to be postponed rather than cancelled.

Marketplace revenue by business model consisted of the following during 2019 and 2020 (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Revenues:
Owned Properties	$329,262	$24,188	$(305,074)	(93)%
Private Label	74,383	(907)	(75,290)	(101)

Total marketplace revenues	$403,645	$23,281	$(380,364)	(94)%

The decreases in revenue from both Owned Properties and Private Label resulted primarily from the impact of the COVID-19 pandemic and the mass suspension and cancellation of live events. The percentage revenue decrease for Owned Properties was less than Private Label in 2020 due to the disproportionate impact of cancellation charges.

Resale

Revenue at our Resale segment decreased $53.5 million, or 82%, in 2020 compared to 2019. The decrease resulted primarily from lower ticket sales volume and increases in event cancellations and refunds. Cancellation charges classified as a reduction of revenue amounted to $0.4 million and $6.7 million in 2019 and 2020, respectively. Both the decline in sales volume and increase in cancellation charges resulted from the effects of the COVID-19 pandemic.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Cost of revenues:
Marketplace	$52,857	$13,741	$(39,116)	(74)%
Resale	53,146	10,949	(42,197)	(79)

Total cost of revenues	$106,003	$24,690	$(81,313)	(77)%

Total cost of revenues decreased $81.3 million, or 77%, in 2020 compared to 2019. The decrease resulted from the decline in sales volume in both our Marketplace and Resale segments.

Marketplace

Marketplace cost of revenues decreased by $39.1 million, or 74%, in 2020 compared to 2019. The decrease in cost of revenues is consistent with the decrease in total marketplace orders processed, which decreased by 85% from 7.2 million orders in 2019 to 1.1 million orders in 2020. Cost of revenues as a percentage of revenues in our Marketplace segment increased from 13% in 2019 to 59% in 2020. Cost of revenues constituted a greater percentage of our revenues in 2020 due to the impact of increased cancellation charges, which are recognized as a reduction to revenues.

Resale

Resale cost of revenues decreased $42.2 million, or 79%, in 2020 compared to 2019. The decrease, which resulted from lower overall ticket sales volume, is consistent with the overall decrease in Resale revenue. Cost of revenues as a percentage of revenues in our Resale segment increased from 81% in 2019 to 93% in 2020. Cost of revenues represented a greater proportionate share of revenues during 2020, due to the impact of the increased effect of cancellation charges in 2020. Cancellation charges resulted in a reduction to Resale cost of revenues of zero and $4.3 million in 2019 and 2020, respectively. The increase in cancellation charges is due to the effects of the COVID-19 pandemic.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Marketing and selling:
Online costs	$166,315	$34,213	$(132,102)	(79)%
Offline costs	12,131	3,908	(8,223)	(68)

Total marketing and selling	$178,446	$38,121	$(140,325)	(79)%

We reduced our marketing and selling expenditures significantly in 2020, due to event cancellations caused by the pandemic. Marketing and selling expenses, which are entirely attributable to our Marketplace segment, decreased $140.3 million, or 79%, in 2020 compared to 2019. The overall decrease in spend during 2020 primarily resulted from a reduction in online marketing and selling expenses.

Online marketing and selling expenses decreased $132.1 million, or 79%, in 2020 compared to 2019 primarily due to lower spending on paid search engine marketing. Offline marketing and selling expenses decreased $8.2 million, or 68%, due to less spending on partnership marketing expenses and less advertising on television and radio. As the COVID-19 pandemic unfolded during the year, we were able to renegotiate or reduce our commitments to certain partnership agreements, particularly given restrictions limiting attendance at live entertainment events.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
General and administrative:
Personnel expenses	$60,659	$37,696	$(22,963)	(38)%
Sales tax expense	10,819	7,060	(3,759)	(35)
Other	29,857	21,443	(8,414)	(28)

Total general and administrative	$101,335	$66,199	$(35,136)	(35)%

General and administrative expenses decreased $35.1 million, or 35%, in 2020 compared to 2019. The decrease primarily resulted from reduced personnel expenses, which decreased by $23.0 million during 2020 when compared to 2019. Due to the effects of the pandemic, we reduced our employee headcount from 523 employees as of December 31, 2019 to 264 employees as of December 31, 2020. These reductions were primarily in our operations function. As ticket volumes increase, we expect the number of employees in this function to also increase.

The amount of sales tax expenses incurred by us also decreased during 2020, primarily due to the effects of the pandemic. Sales tax expenses did not decrease proportionately with revenue during 2020, because the Company now expects to incur sales tax obligations in more jurisdictions than in 2019.

Other general and administrative expenses decreased by $8.4 million, primarily due to a $7.6 million reduction in consulting and professional service fees, in addition to a $6.9 million reduction in other corporate spending, including travel and entertainment. Those decreases were partially offset by a $6.1 million increase in charitable spending.

Depreciation and Amortization

The following table presents depreciation and amortization expenses (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Depreciation and amortization	$93,078	$48,247	$(44,831)	(48)%

Depreciation and amortization expenses decreased $44.8 million, or 48%, in 2020 as compared to 2019. The decrease primarily resulted from the impairment of our definite-lived intangible assets and property and equipment in the second quarter of 2020.

Impairment Charges

During 2020, we incurred impairment charges of $573.8 million. These impairment charges were triggered by the effects of the COVID-19 pandemic. Due to the effects of the pandemic, we experienced a substantial reduction of revenue during the first half of 2020, which continued through the remainder of the year. We anticipate that the COVID-19 pandemic and mitigation policies enacted by governmental entities will continue to have a material impact on our cash flows in the future.

The impairments, which occurred in the second quarter of 2020, resulted in reductions to the value of our goodwill and indefinite-lived trademark of $377.1 million and $78.7 million, respectively. The impairment also resulted in a complete write-off of our definite-lived intangibles, which included internally developed technology, supplier relationships, customer relationships, and non-compete agreements, in addition to our property and equipment and personal seat licenses.

Other Expenses

The following table presents other expenses (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Other expenses
Interest expense – net	$41,497	$57,482	$15,985	39%
Loss on extinguishment of debt	2,414	685	(1,729)	(72)

Total other expenses	$43,911	$58,167	$14,256	32%

Interest expense – net

Interest expense – net increased $16.0 million, or 39%, in 2020 compared to 2019. The increase was primarily a result of $15.7 million in additional interest which was capitalized into the principal of our $260 million first lien loan issued in May 2020, partially offset by lower cash interest primarily due to a $40 million payoff of our June 2017 Second Lien Loan in 2019.

Loss on extinguishment of debt

Loss on extinguishment of debt decreased $1.7 million, or 72%, in 2020 compared to 2019. The loss incurred in 2020 resulted from the retirement of our revolving credit facility in May 2020. The $2.4 million loss on extinguishment of debt incurred during 2019 resulted from a $40 million payoff of our June 2017 Second Lien Loan in 2019.

Liquidity and Capital Resources

We have historically financed our operations primarily through cash generated from our operating activities. Our primary short-term requirements for liquidity and capital are to fund general working capital, capital expenditures, and debt service requirements. Our primary long-term liquidity needs are related to acquisitions and the repayment of our loans.

Our primary sources of funds are cash generated from operations and proceeds from borrowings, including our term loans and revolving credit facility. In response to the pandemic, we borrowed $50.0 million under our revolving credit facility in March 2020 and subsequently entered into the May 2020 First Lien Loan (defined below). We received $251.5 million in net cash proceeds from the May 2020 First Lien Loan, which we used to repay the $50.0 million in outstanding borrowings under the revolving credit facility in May 2020 and to fund our operations. As noted in the “Liquidity and Capital Resources—Loan Agreements” section below, we expect to repay the May 2020 First Lien Loan in connection with, and using the proceeds from, the merger transaction with Horizon and the PIPE Subscription. We believe our existing cash and cash equivalents are sufficient to fund our liquidity needs for the next 12 months.

As of June 30, 2021, we had $460.9 million of cash and cash equivalents. Cash and cash equivalents consist of interest-bearing deposit accounts, money market accounts managed by third-party financial institutions, and highly liquid investments with maturities of three months or less. At this time, we do not anticipate a need to raise additional capital upon consummation of the Transactions based on the amount of capital raised in the business combination and PIPE Subscription, in addition to cash generated from our operating activities. Through June 30, 2021, we have generated positive cash flows from our operating activities.

Loan Agreements

As of June 30, 2021, we are party to two separate credit facilities (collectively, the “Term Loan Facilities”), as further described in the “Description of Certain Indebtedness” section below.

In response to the pandemic, we borrowed $50.0 million under the Revolving Facility (as defined in the “Description of Certain Indebtedness” section below) in March 2020. We then entered into the May 2020 First Lien Loan, which resulted in $251.5 million in net cash proceeds. We used the net cash proceeds from the May 2020 First Lien Loan to immediately repay the $50.0 million in outstanding borrowings under the Revolving Facility and to fund operations of the Company. The Revolving Facility was terminated in full simultaneously with the repayment in May 2020.

The May 2020 First Lien Loan, which is pari passu with the June 2017 First Lien Loan, carries a variable interest rate of LIBOR plus an applicable margin of 9.50%, or a base rate plus an applicable margin of 8.50%. The May 2020 First Lien Loan matures in May 2026, subject to an earlier springing maturity date of June 30, 2024 if the June 2017 First Lien Loan, or a refinancing thereof with scheduled payments of principal prior to June 30, 2024, remains outstanding as of that date. The effective interest rate on the May 2020 First Lien Loan, which fluctuates based on certain paid-in-kind elections, was 11.50% per annum as of December 31, 2020 and June 30, 2021. Interest incurred under the May 2020 First Lien Loan was capitalized into the principal quarterly in August and November 2020, resulting in an outstanding principal of $275.7 million as of December 31, 2020. Additional interest was capitalized into the principal in the first six months of 2021, resulting in an outstanding principal of

$295.2 million as of June 30, 2021. We made no payments during 2020 or the first six months of 2021 on the May 2020 First Lien Term Loan, which has no principal amortization payments until maturity. We expect to repay this loan in full in connection with, and using the proceeds from, the merger transaction with Horizon and the PIPE Subscription.

We have an outstanding loan balance of $615.5 million under the June 2017 First Lien Loan as of June 30, 2021, which matures on June 30, 2024. Under the June 2017 First Lien Loan, we make quarterly amortization payments of $1.6 million, which amounted to $7.0 million during 2019 and $5.9 million during 2020. During the six months ended June 30, 2021, we made a amortization payments of $3.2 million. The effective interest rate on the June 2017 First Lien Loan, which fluctuates based on market interest rates, was 5.3% and 4.5% per annum as of December 31, 2019 and 2020, respectively. The effective interest rate during the six months ended June 30, 2021 was 4.5%. We made no payments under the June 2017 First Lien Loan during 2019, 2020, or the six months ended June 30, 2021, aside from the required quarterly amortization payments and required pre-payments of excess cash flow.

During 2019, we made a payment of $40 million to fully prepay our June 2017 Second Lien Loan.

As of June 30, 2021, the combined outstanding balance under the Term Loan Facilities, excluding discounts and debt issuance costs, was $910.7 million.

For additional information on our loan obligations, refer to Note 13 of the audited financial statements included elsewhere in this proxy statement/prospectus.

Tax Receivable Agreement

At the Closing, Vivid Seats PubCo will enter into the Tax Receivable Agreement with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders that will provide for the payment by Vivid Seats PubCo to Hoya Topco and the other TRA Holders of 85% of the amount of certain tax benefits, if any, that Vivid Seats PubCo and certain of its subsidiaries actually realizes, or in some circumstances is deemed to realize, as a result of the various transactions occurring in connection with the Closing or in the future that are described above, including benefits arising from tax basis adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement are obligations of Vivid Seats PubCo, and we expect that the payments we will be required to make under the tax receivable agreement will be substantial.

The amount and timing of future tax benefits Vivid Seats PubCo realizes as a result of future exchanges of Intermediate Common Units by Hoya Topco and other TRA Holders, and the resulting amounts Vivid Seats PubCo will be required to pay to Hoya Topco and other TRA Holders pursuant to the Tax Receivable Agreement, will vary based on, among other things, (i) the amount and timing of future exchanges of Intermediate Common Units by Hoya Topco and other TRA Holders, and the extent to which such exchanges are taxable, (ii) the price per share of the Vivid Seats Class A common stock at the time of the exchanges, (iii) the amount and timing of future income against which to offset the tax benefits, and (iv) the tax rates then in effect. To date, no exchanges of Intermediate Common Units by Hoya Topco or other TRA Holders have occurred. Due to the uncertainty around the timing and extent of future exchanges, we are unable to estimate the future payment obligations under the Tax Receivable Agreement.

If Vivid Seats PubCo were to elect to terminate the Tax Receivable Agreement immediately after the business combination, assuming the market value of Vivid Seats Class A common stock is equal to $10 per share, Vivid Seats PubCo currently estimates that it would be required to pay approximately $425 million to satisfy its total liability. For more information about the Tax Receivable Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

Cash Flows

The following table summarizes our cash flows for the periods indicated (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Net cash provided by (used in) operating activities	$76,478	$(33,892)	$(13,100)	$182,996
Net cash used in investing activities	(40,155)	(7,605)	(4,983)	(4,212)
Net cash provided by (used in) financing activities	(55,462)	245,545	247,689	(3,206)
Net increase (decrease) in cash and cash equivalents	$(19,139)	$204,048	$229,606	$175,578

Cash Provided by (Used in) Operating Activities

During the six months ended June 30, 2020, net cash used in operations was $13.1 million, primarily resulting from a net loss of $700.6 million, after consideration of non-cash charges of $626.6 million and a net decrease of $60.9 million in net operating assets. Net cash generated by changes in operating assets and liabilities for the six months ended June 30, 2020 consisted primarily of a $180 million increase in accrued expenses and other current liabilities, partially offset by a $84.5 million increase in prepaid expenses and other current assets and a $41.5 million increase in accounts receivable.

The increase in accrued expenses resulted from an increase in customer credits and accruals for future cancellations related to large-scale cancellations following the onset of the COVID-19 pandemic. The increase in prepaid expenses and other current assets and accounts receivable resulted from expected recoveries from ticket sellers on future cancellations. Non-cash charges related primarily to impairment charges of $573.8 million during the six months ended June 30, 2020.

During the six months ended June 30, 2021, operating activities generated $183.0 million in cash and cash equivalents, primarily resulting from a net loss of $17.6 million, after consideration of non-cash charges of $21.9 million and a net decrease of $178.7 million in net operating assets. Net cash generated by changes in operating assets and liabilities for the six months ended June 30, 2021 consisted primarily of a $175.0 million increase in accounts payable and a $62.1 million increase in accrued expenses and other current liabilities. The increase to accounts payable resulted primarily from increased payment liabilities to sellers on our Marketplace platform, while the increase in accrued expenses and other current liabilities resulted primarily from a $39.3 million increase in accrued future customer compensation and a $13.2 million increase in accrued sales tax. These increases in working capital liabilities were partially offset by an increase in prepaid expenses and other current assets of $38.2 million for the six months ended June 30, 2021, which increased primarily as a result of an increase in expected recoveries of future customer compensation costs of $30.5 million and an increase in prepaid ticket inventory of $4.1 million. Non-cash charges related primarily to interest expense paid-in-kind during the six months ended June 30, 2021.

During 2019, operating activities generated $76.5 million in cash and cash equivalents, primarily resulting from a net loss of $53.8 million, after consideration of non-cash charges of $104.5 million and a net decrease of $25.8 million in net operating assets. Net cash generated by changes in operating assets and liabilities for 2019 consisted primarily of a $23.3 million increase in accrued expenses and other current liabilities. The increase in accrued expenses and other current liabilities resulted from an increase in accrued taxes and other expenses. Non-cash charges relate primarily to depreciation and amortization and equity-based compensation during 2019.

During 2020, operating activities used $33.9 million in cash and cash equivalents, primarily resulting from a net loss of $774.2 million, after consideration of non-cash charges of $646.8 million and a net decrease of $93.5 million in net operating assets. Net cash generated by changes in operating assets and liabilities for 2020 consisted primarily of a $195.4 million increase in accrued expenses and a $4.1 million decrease in inventories, partially offset by a $67.6 million increase in prepaid expenses and other current assets and a $28.7 million decrease in accounts payable.

The increase in accrued expenses resulted from $125.5 million in customer credits related to large-scale cancellations following the onset of the COVID-19 pandemic in early 2020 and $94.1 million in accruals for future cancellations, partially offset by reduced marketing and other expenses. The increase in prepaid expenses and other current assets resulted from expected recoveries from ticket sellers on future cancellations, while the decrease in accounts payable resulted from an overall decrease in business activities due to the pandemic. Non-cash charges incurred during 2020 relate primarily to our asset impairments of $573.8 million, depreciation and amortization of $48.2 million, and interest paid-in-kind of $15.7 million.

Cash Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2020 was $5.0 million, which was almost exclusively related to capital spending on development activities related to our platform.

Net cash used in investing activities for the six months ended June 30, 2021 was $4.2 million primarily related to capital spending on development activities related to our platform.

Net cash used in investing activities in 2019 was $40.2 million, which included a payment of $31.1 million for the acquisition of Fanxchange Limited in April 2019, net of cash acquired. The remaining $9.1 million was primarily related to capital spending on development activities related to our platform and other product enhancements.

Net cash used in investing activities in 2020 was $7.6 million, which was almost exclusively related to capital spending on development activities related to our online marketplace.

Our capital spending decreased during 2020 due to cost reductions implemented following the onset of the COVID-19 pandemic in 2019. These cost reductions included a reduction in developer employees, which resulted in lower capitalized development costs, and lower spending on property and equipment.

Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2020 was $247.7 million, which resulted primarily from $260.0 million in proceeds from our May 2020 First Lien Loan. This was partially offset by $3.7 million in principal payments on our June 2017 First Lien Loan, $6.5 million arranger fee on the May 2020 First Lien Loan, and $2.0 million in other debt-related costs. We also borrowed $50.0 million under our Revolving Facility, which was repaid in May 2020.

Net cash used in financing activities for the six months ended June 30, 2021 was $3.2 million related to payments on our June 2017 First Lien Loan.

Net cash used in financing activities in 2019 was $55.5 million. Significant financing activities consisted of a $40.0 million payment to extinguish our June 2017 Second Lien Loan, and $7.0 million in payments related to our June 2017 First Lien Loan. We also made tax distributions to our members of $8.1 million during 2019.

Net cash provided by financing activities in 2020 was $245.5 million, which resulted primarily from $260.0 million in proceeds from our May 2020 First Lien Loan. This was partially offset by $5.9 million in principal payments on our June 2017 First Lien Loan, $6.5 million arranger fee on the May 2020 First Lien Loan, and $2.1 million in other debt-related costs. During 2020, we also borrowed $50.0 million under our Revolving Facility, which was subsequently repaid during the year.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.

Indemnification Agreements

In the ordinary course of business, we include limited indemnification provisions under certain agreements with parties with whom we have commercial relations of varying scope and terms. Under these contracts, we may indemnify; hold harmless; and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with breach of the agreements; or intellectual property infringement claims made by a third party; including claims by a third party with respect to our domain names, trademarks, logos and other branding elements to the extent that such marks are applicable to its performance under the subject agreement. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with our indemnification provisions.

In addition, we have entered into indemnification agreements with our directors, executive officers, and certain other employees that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Actual results may differ from these estimates under different assumptions or conditions. We believe that the assumptions and estimates associated with revenue recognition; equity-based compensation; and impairment of our goodwill, indefinite-lived intangible assets, definite-lived intangible assets, and long-lived assets have the greatest potential impact on our consolidated financial statements. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated balance sheets, results of operations, and cash flows.

Revenue Recognition

Revenue from our Marketplace segment primarily consists of service and delivery fees from ticketing operations, reduced by incentives provided to ticket buyers. We also recognize revenue for referral fees earned on the purchase of ticket insurance by ticket buyers from third-party insurers. We recognize revenue from our Marketplace segment when the ticket seller confirms an order with the ticket buyer, at which point the seller is obligated to deliver the tickets to the ticket buyer in accordance with the original marketplace listing. Revenue from Marketplace transactions is recognized on a net basis, because we act as an agent for these transactions.

When a cancellation charge is incurred, previously recognized revenue is reversed. We estimate future cancellation charges for ticketed events sold in our marketplace, with a corresponding reduction to revenue. We estimate future cancellations based on the amount of recorded sales transactions in our marketplace and cancellation charge history for those types of events. Specific judgments and assumptions considered when estimating future cancellations under normal circumstances include historical cancellation charges as a percentage of revenues, the average length of time to realize such charges, and the potential exposure based on recent sales activity. Starting in the first quarter of 2020, we also project future event cancellations when estimating future cancellation charges. Prior to the COVID-19 pandemic, future cancellation charges resulting specifically from event cancellations were immaterial. Factors considered when projecting the impact of future event cancellations include historical event cancellation rates, known developments in the COVID-19 pandemic, including mitigation measures enacted by governmental authorities, and the amount of ticket sales potentially exposed based on recent sales activity. Such estimates are inherently uncertain as we are unable to predict the actual cancellations that will occur. As a result of the COVID-19 pandemic, cancellation charge estimates increased materially in 2020 due to the large-scale volume of cancellations that occurred as a result of the pandemic. Actual cancellation charges recorded may be materially different amounts than we have estimated due to developments in the COVID-19 pandemic and their impact on the number of canceled events.

The amount of estimated payments to customers for future cancellation charges, known as accrued future customer compensation, is classified within accrued expenses and other current liabilities, with a corresponding asset for expected recoveries from ticket sellers recorded within prepaid expenses and other current assets on our consolidated balance sheets. When an event is cancelled, ticket buyers may select to receive either a cash refund or credit for future purchases in our marketplace. When a credit is redeemed, revenue is recognized.

Due to the timing of event cancellations and the volume of cancellations resulting from the COVID-19 pandemic, amounts provided to customers for cancelled events may exceed net sales in certain periods, resulting in negative revenue for the period.

We also offer our customers the opportunity to participate in our loyalty program through our Marketplace segment, which allows customers to earn credits based on Owned Properties transactions. Customers may redeem these credits on future transactions processed in our marketplace. We defer revenue associated with these credits, which is recorded as deferred revenue on our consolidated balance sheets. We recognize breakage income from customer credits, including those processed for event cancellations. Breakage income, which is recorded as revenue, is based on historic customer redemption patterns. We have not made any material changes in the methodologies, estimates, or assumptions related to breakage income during the periods presented and do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions in the future.

Revenue from our Resale business primarily consists of sales of tickets to customers through online secondary marketplaces. We recognize Resale revenue on a gross basis because we act as a principal in these transactions. We recognize Resale revenue when an order is confirmed.

Equity-Based Compensation

Certain members of management have been granted equity-based awards, consisting primarily of incentive units, in our parent, Hoya Topco, LLC. The fair value of the incentive units granted is estimated using the Black-Scholes option-pricing model, which is based on the fair value of our parent’s equity units.

Given the absence of a public trading market for our parent’s common units, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, management exercised its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our parent’s equity, including (i) independent third-party valuations; (ii) forecasted income and expenses; (iii) the rights, preferences, and privileges of our preferred units relative to common units; (iv) the likelihood and timing of achieving a liquidity event; (v) the lack of marketability of our common units; and (vi) valuations of comparable companies. The equity value of our parent is used to estimate the grant date fair value of equity-based awards using a Black-Scholes option pricing model.

The Black-Scholes option-pricing model requires certain subjective inputs and assumptions, including the fair value of our parent’s equity, the expected term, risk-free interest rates, and expected equity volatility. The fair value of incentive units is recognized as equity-based compensation expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. Changes in assumptions made on i) expected term, ii) the risk-free rate of interest, and iii) expected volatility can materially impact the estimate of fair value and ultimately how much share-based compensation expense is recognized. The expected term is estimated based on the timing and probabilities until a major liquidity event. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and corresponds to the expected term. The expected volatility is estimated on the date of grant based on the average historical stock price volatility of comparable publicly-traded companies.

We continue to use judgment in evaluating the expected volatility and expected term utilized in our equity-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common units, we may refine our estimates of expected volatility and expected term, which could materially impact our future equity-based compensation expense.

Total equity-based compensation expense was $5.2 million and $4.3 million in the years ended December 31, 2019 and 2020, respectively. Total equity-based compensation expense was $1.2 million during the three months ended June 30, 2020 and 2021. Total equity-based compensation expense was $2.4 million and $2.3 million during the six months ended June 30, 2020 and 2021, respectively.

Impairment of Goodwill, Indefinite-Lived Intangible Assets, Definite-Lived Intangible Assets, and Other Long-Lived Assets

We assess goodwill and our indefinite-lived intangible asset (our trademark) for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired. We assess definite-lived intangible assets and other long-lived assets (collectively, “long-lived assets”) for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable.

We identified the COVID-19 pandemic as a potential triggering event for impairment of our goodwill, indefinite-lived trademark, and long-lived assets. Due to global social distancing efforts to mitigate the spread of the virus, in addition to compliance with restrictions enacted by various governmental entities, most live events during 2020 were either postponed or cancelled. Consequently, we experienced a significant reduction of revenue during the first half of 2020, which continued through the remainder of the year. As a result, we assessed our goodwill, trademark, and long-lived assets for impairment as of June 30, 2020, which resulted in impairment charges of $573.8 million.

Goodwill and Indefinite-lived Intangible Asset (Trademark)

We account for acquired businesses using the acquisition method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our goodwill and our indefinite-lived trademark are held by our Marketplace segment, which contains one reporting unit.

Goodwill is not subject to amortization and is reviewed for impairment annually, or earlier whenever events or changes in business circumstances indicate an impairment may have occurred. We assess goodwill for impairment at the reporting unit level. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value, with an impairment charge recognized for the difference.

Our goodwill balance is not currently at risk for additional impairment, as the fair value of our Marketplace reporting unit significantly exceeds its carrying value.

In developing fair values for our reporting unit, we use a discounted cash flow valuation approach, supplemented with a market multiple valuation approach. Significant estimates used in the discounted cash flow models include (i) risk-adjusted discount rates, (ii) forecasted revenue and operating expenses, (iii) forecasted capital expenditures and working capital needs, and (iv) long-term growth rates. These estimates are uncertain as actual discount rates, revenue, operating expenses, capital expenditures, working capital needs, and long-term growth rates may be different than those we have forecasted. These estimates considered the recent deterioration in financial performance of our Marketplace reporting unit, as well as the anticipated rate of recovery, and implied risk premiums based on the market prices of our equity and debt as of the assessment date. We ultimately determined that the carrying value of our Marketplace reporting unit exceeded its estimated fair value, resulting in a goodwill impairment charge of $377.1 million during the second quarter of 2020.

Similar to goodwill, our indefinite-lived trademark is not amortized, but reviewed for impairment annually, or earlier whenever events or changes in business circumstances indicate that the carrying value may not be recoverable. In conjunction with the goodwill impairment event triggered by the COVID-19 pandemic, we also assessed our indefinite-lived trademark for impairment in the second quarter of 2020, resulting in an impairment charge of $78.7 million.

We estimate the fair value of our indefinite-lived trademark based on forecasted revenues and a reasonable royalty rate using the relief from royalty valuation method. During 2020, we utilized a 2% royalty rate, consistent with the rate used in the initial valuation of the trademark. Each reporting period, we perform an evaluation of the remaining useful life of our indefinite-lived trademark to determine whether events and circumstances continue to support an indefinite life. We consider the life of our indefinite-lived trademark to be appropriate.

Long-lived assets

We also periodically review the carrying amount of our long-lived assets, including definite-lived intangible assets, property and equipment, personal seat licenses, and right-of-use lease assets, to determine whether current events or business circumstances indicate that the carrying amounts of an asset or asset group may not be recoverable. We classify our long-lived assets as a single asset group, which consists primarily of definite-lived intangible assets, property and equipment, personal seat licenses, and right-of-use lease assets. Our definite-lived intangible assets consist of developed technology, customer and supplier relationships, and non-compete agreements.

We assessed our long-lived assets for impairment during the second quarter of 2020, which resulted in an impairment charge of $118.0 million. Significant judgment and estimates were required in assessing impairment of our long-lived assets, including identifying whether events or changes in circumstances require an impairment assessment, and estimating future cash flows and determining appropriate discount rates. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. The resulting impairment charge resulted in a complete write-off of our definite-lived intangible assets, property and equipment, personal seat licenses, and right-of-use lease assets as of June 30, 2020.

Recent Accounting Pronouncements

See Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of recently adopted accounting pronouncements and issued accounting pronouncements not yet adopted.

JOBS Act Accounting Election

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use the extended transition period under the JOBS Act.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential loss from adverse changes in interest rates, foreign exchange rates, and market prices. Our primary market risk is interest rate risk associated with our long-term debt. We manage our exposure to this risk through established policies and procedures. Our objective is to mitigate potential income statement, cash flow, and market exposures from changes in interest rates.

Interest Rate Risk

Our market risk is affected by changes in interest rates. We maintain floating-rate debt that bears interest based on market rates plus an applicable spread. Because our interest rate is tied to market rates, we will be susceptible to fluctuations in interest rates if we do not hedge the interest rate exposure arising from our floating-rate borrowings.

In November 2017, we entered into interest rate swaps that were designated as cash flow hedges for accounting purposes to manage our exposure to interest rate movements and to effectively convert a portion of our floating-rate debt to a fixed-rate basis. The swap agreements matured on September 30, 2020 with a combined notional value of $520.7 million. In November 2018, we entered into an interest rate cap to receive payment for the excess of the floating rate above a strike rate. The cap agreement matures on September 30, 2021 and has a notional value of $516.8 million as of June 30, 2021.

DESCRIPTION OF CERTAIN INDEBTEDNESS

2017 First Lien Loans

In June 2017, Hoya Midco, as borrower (the “Borrower”), Hoya Intermediate, as Holdings and a guarantor (“Holdings”), and certain subsidiaries of Hoya Midco, as guarantors, entered into (x) a First Lien Credit Agreement with Barclays Bank PLC, as administrative agent and collateral agent, and the lenders from time to time party thereto (the “June 2017 First Lien Credit Agreement”) and (y) a Second Lien Credit Agreement with U.S. Bank, National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto (the “June 2017 Second Lien Credit Agreement”). The original facilities under the June 2017 First Lien Credit Agreement consisted of a $525 million term loan (the “Initial Term Loan”) and a $50 million revolving credit facility (the “Revolving Facility”). An additional $115 million of incremental term loans were funded under the June 2017 First Lien Credit Agreement on July 2, 2018 (the “Incremental Term Loan” and, together with the Initial Term Loan, the “June 2017 First Lien Loan”). The original facility under the June 2017 Second Lien Credit Agreement consisted of a $185 million term loan (the “June 2017 Second Lien Loan”).

In October 2019, the June 2017 Second Lien Loan was repaid in full and the June 2017 Second Lien Credit Agreement was terminated in its entirety. The Revolving Facility was terminated in full in May 2020 such that the only loan outstanding under the June 2017 First Lien Credit Agreement is the June 2017 First Lien Loan. The June 2017 First Lien Loan matures on June 30, 2024 and can be repaid in whole or in part prior to maturity at our option, with no penalty or premium, subject to customary conditions.

Interest and Fees

The June 2017 First Lien Loan bears periodic interest at the Borrower’s option at either (A) the LIBOR rate plus an applicable margin, ranging from 3.00% to 3.50% per annum based on the Company’s first lien net leverage ratio, or (B) the base rate (which is the greatest of (i) the Federal Funds Effective Rate plus 0.50%, (ii) the “prime rate” announced from time to time by the Wall Street Journal, or (iii) the one-month LIBOR rate plus 1.00% (such greatest rate, the “Base Rate”)) plus an applicable margin, ranging from 2.00% to 2.50% per annum based on the Company’s first lien net leverage ratio (such margins being referred to as the “Applicable Margin”). The LIBOR rate for the June 2017 First Lien Loan is subject to a 1.00% floor.

Interest on Base Rate borrowings is payable in arrears on the last business day of each March, June, September, and December and upon any prepayment or repayment of the June 2017 First Lien Loan. Interest on LIBOR borrowings is payable (i) at the end of each applicable interest period and, for interest periods in excess of 3 months, every 3 months from the beginning of such interest period, (ii) upon any prepayment or repayment of the June 2017 First Lien Loan and (iii) upon any conversion of a LIBOR loan prior to the end of the applicable interest period.

During the continuance of any payment event of default, interest on all past due amounts will accrue at 2% per annum in excess of the applicable rate.

We pay certain customary administration fees under the June 2017 First Lien Credit Agreement.

Guarantees and Security

All outstanding obligations under the June 2017 First Lien Credit Agreement are unconditionally guaranteed by substantially all of our existing and future, direct and indirect, wholly-owned material domestic subsidiaries, subject to certain exceptions. All outstanding obligations under the June 2017 First Lien Credit Agreement, and the guarantees of such obligations, are secured by substantially all of our and our subsidiary guarantors’ assets, subject to certain exceptions.

Amortization

We are required to repay the June 2017 First Lien Loan in quarterly installments of $1,602,904 on the last day of each fiscal quarter. The remaining principal amount outstanding under the June 2017 First Lien Loan will be due and payable on the maturity date.

Voluntary and Mandatory Prepayments

We may prepay at our option, in full or in part, borrowings under the June 2017 First Lien Credit Agreement, subject to notice requirements, minimum prepayment amounts and increment limitations.

The June 2017 First Lien Credit Agreement requires us to prepay any outstanding June 2017 First Lien Loan with:

•

50% of excess cash flow in excess of $2.5 million, with such percentage subject to reduction to 25% or 0% upon achievement of a first lien net leverage ratio less than or equal to 4.50 to 1.00 or 4.00 to 1.00, respectively;

•

100% of the net cash proceeds of (i) all non-ordinary course asset sales or other dispositions of property, in each case in excess of $15 million per transaction or series or related transactions or $30 million per fiscal year, or (ii) certain casualty events in excess of $20 million, in each case with such percentage subject to reduction to 50% or 0% upon achievement of a senior secured net leverage ratio less than or equal to 6.00 to 1.00 or 5.25 to 1.00, respectively. This prepayment is subject to customary reinvestment rights, which must be exercised within 12 months (or if committed to be so invested within such 12-month period, within six months following such 12-month period);

•	100% of the net cash proceeds of all incurrence or issuance of any indebtedness by the Borrower or its restricted subsidiaries (except for permitted debt (other than refinancing debt));

in each case, subject to certain exceptions and exclusions, but without any prepayment premium or penalty. Mandatory prepayments may be shared between the June 2017 First Lien Loan and the May 2020 First Lien Loan (as defined below) on a pro rata basis.

Certain Covenants and Events of Default

The June 2017 First Lien Credit Agreement contains a number of covenants that restrict, subject to certain exceptions, the Borrower’s and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create or incur liens;

•	engage in certain fundamental changes, including mergers or consolidations;

•	sell or transfer assets;

•	allow material intellectual property to be held by a non-loan party;

•	pay dividends and distributions on their and their subsidiaries’ capital stock;

•	make payments and prepayments of subordinated, junior or unsecured indebtedness;

•	make acquisitions, investments, loans, or advances;

•	engage in certain transactions with affiliates; and

•	enter into negative pledge clauses.

The June 2017 First Lien Credit Agreement also contains a customary Holdings passivity covenant, certain customary affirmative covenants, and customary events of default, including a change of control event of default.

If an event of default occurs, the lenders under the June 2017 First Lien Credit Agreement will be entitled to take various actions, including the acceleration of amounts due under the June 2017 First Lien Credit Agreement and all actions permitted to be taken by a secured creditor, subject to the terms of the intercreditor agreement that governs the June 2017 First Lien Credit Agreement and the May 2020 First Lien Credit Agreement (as defined below) (the “June 2017 First Lien Intercreditor Agreement”).

2020 First Lien Loan

In May 2020, the Borrower, as borrower, Holdings, as a guarantor, and certain subsidiaries of the Borrower, as guarantors, entered into a Credit Agreement with Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto (the “May 2020 First Lien Credit Agreement”), which provided for a $260 million term loan (the “May 2020 First Lien Loan”). The May 2020 First Lien Loan matures on May 22, 2026, subject to an earlier maturity date of June 30, 2024 (the “Springing Maturity Date”) if any loans incurred under the June 2017 First Lien Credit Agreement (or refinancing indebtedness in respect thereof) with scheduled payments of principal prior to June 30, 2024 are outstanding as of the Springing Maturity Date.

Interest and Fees

Subject to the following paragraph, the May 2020 First Lien Loan bears periodic interest at the Borrower’s option at either the LIBOR rate plus an Applicable Margin of 9.50% per year, or the Base Rate plus an Applicable Margin of 8.50% per year. The LIBOR rate is subject to a 1.00% floor and the Base Rate is subject to a 2.00% floor.

For any period ending prior to May 22, 2022, the Borrower may elect to have all of the interest for such period paid in kind, and for any period ending on or after May 22, 2022 but prior to May 22, 2023, the Borrower may elect to have all or a portion of the interest for the applicable interest period paid in kind (any such election, a “PIK Election”). Any interest for which a PIK Election has been made will not be paid in cash, but rather shall be automatically capitalized and added to (and constitute part of) the then-outstanding principal amount of the May 2020 First Lien Loan as of the applicable interest payment date. If a PIK Election has been made with respect to any May 2020 First Lien Loan, interest shall accrue on such portion as follows:

•	for any date occurring prior to May 22, 2022, interest shall accrue at a rate of 11.50% per annum;

•	with respect to Base Rate loans for any date occurring on and after May 22, 2022 but prior to May 22, 2023:

(A)	with respect to the portion of the loan for which the PIK Election was made, the sum of (x) 5.00% per annum, payable in kind and (y) the Base Rate plus 4.00%, payable in cash, and

(B)	with respect to the remaining portion of the loan, if any, the Base Rate plus 8.50%, payable in cash; and

•	with respect to LIBOR rate loans for any date occurring on and after May 22, 2022 but prior to May 22, 2023:

(A)	with respect to the portion of the loan for which the PIK Election was made, the sum of (x) 5.00% per annum, payable in kind and (y) the LIBOR rate plus 5.00%, payable in cash, and

(B)	with respect to the remaining portion of the loan, if any, the LIBOR rate plus 9.50%, payable in cash.

Interest on base rate borrowings is payable in arrears on the last business day of each March, June, September, and December and upon any prepayment or repayment of the May 2020 First Lien Loan. Interest on LIBOR borrowings is payable (i) at the end of each applicable interest period and, for interest periods in excess of 3 months, every 3 months from the beginning of such interest period, (ii) upon any prepayment or repayment of the May 2020 First Lien Loan and (iii) upon any conversion of a LIBOR loan prior to the end of the applicable interest period.

During the continuance of any payment event of default, interest on all past due amounts will accrue at 2% per annum in excess of the applicable rate.

We pay certain customary administration fees under the May 2020 First Lien Credit Agreement.

Guarantees and Security

All obligations under the May 2020 First Lien Credit Agreement are unconditionally guaranteed by the same guarantors that guarantee the obligations under the June 2017 First Lien Credit Agreement. All obligations under the May 2020 First Lien Credit Agreement, and the guarantees of such obligations, are secured by the same collateral that secures the obligations under the June 2017 First Lien Credit Agreement (and on a pari passu basis with the obligations under the June 2017 First Lien Credit Agreement).

Voluntary and Mandatory Prepayments

The May 2020 First Lien does not amortize; all outstanding amounts thereunder will be due and payable on the maturity date (or if the same is triggered, the Springing Maturity Date).

We may prepay at our option, in full or in part, borrowings under the May 2020 First Lien Credit Agreement, subject to notice requirements, minimum prepayment amounts and increment limitations. Any such voluntary prepayment that is made prior to May 22, 2023 will be subject to the following prepayment premium:

•	if the aggregate amount prepaid during such period is less than or equal to $91 million, 3% of the amount so prepaid;

•

if the aggregate amount prepaid during such period is greater than $91 million, then (x) with respect to the first $91 million so prepaid, 3%, and (y) with respect to the amount in excess of $91 million so prepaid:

(A)

if such prepayment is made prior to May 22, 2022, a make-whole premium (the “Make-Whole Amount”) equal to the greater of (i) 6% of the applicable principal amount and (ii) the excess of (a) the present value on the date that the applicable prepayment or repricing is consummated of (1) the prepayment price of the May 2020 First Lien Loans paid on May 22, 2022 plus (2) all required remaining scheduled interest payments due on the prepaid May 2020 First Lien Loan through May 22, 2022 (assuming that the rate of interest will be equal to the rate of cash interest applicable to LIBOR loans with a 3-month Interest Period), in the case of each of clauses (1) and (2) above, computed using a discount rate equal to the treasury rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over (b) the principal amount of the prepaid May 2020 First Lien Loan on such prepayment date; and

(B)	if such prepayment is made on or after May 22, 2022 but prior to May 22, 2023, 6%.

The May 2020 First Lien Credit Agreement includes the same excess cash flow, asset sale and casualty event, and non-permitted debt mandatory prepayments as are included in the First Lien Credit Agreement. Mandatory prepayments may be shared between the June 2017 First Lien Loan and the May 2020 First Lien Loan on a pro rata basis. Certain repricing transactions, as well as the asset sale and non-permitted debt mandatory prepayments, will be subject to the prepayment premium described in the preceding paragraph.

Certain Covenants and Events of Default

The May 2020 First Lien Credit Agreement contains a number of covenants that restrict, subject to certain exceptions, the Borrower’s and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create or incur liens;

•	engage in certain fundamental changes, including mergers or consolidations;

•	sell or transfer assets;

•	allow material intellectual property to be held by a non-loan party;

•	pay dividends and distributions on their and their subsidiaries’ capital stock;

•	make payments and prepayments of subordinated, junior or unsecured indebtedness;

•	make acquisitions, investments, loans, or advances;

•	engage in certain transactions with affiliates; and

•	enter into negative pledge clauses.

The May 2020 First Lien Credit Agreement also contains a customary Holdings passivity covenant, certain customary affirmative covenants, and customary events of default, including a change of control event of default. If an event of default occurs, the lenders under the May 2020 First Lien Credit Agreement will be entitled to take various actions, including the acceleration of amounts due under the May 2020 First Lien Credit Agreement and all actions permitted to be taken by a secured creditor, subject to the terms of the June 2017 First Lien Intercreditor Agreement.

DESCRIPTION OF VIVID SEATS PUBCO SECURITIES

As a result of the business combination, Horizon shareholders who receive shares of Vivid Seats Class A common stock in the business combination will become Vivid Seats PubCo stockholders. Your rights as Vivid Seats PubCo stockholders will be governed by Delaware law and the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws. The following description of the material terms of Vivid Seats PubCo’s securities reflects the anticipated state of affairs upon the Closing.

The following summary of the material terms of Vivid Seats PubCo’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws in their entirety for a complete description of the rights and preferences of Vivid Seats PubCo’s securities following the business combination.

Authorized and Outstanding Capital Stock

The Vivid Seats PubCo Amended and Restated Charter authorizes the issuance of 800,000,000 shares, of which 500,000,000 shares will be shares of Vivid Seats Class A common stock, par value $0.0001 per share, 250,000,000 shares will be shares of Vivid Seats Class B common stock, par value $0.0001 per share and 50,000,000 shares will be shares of preferred stock of Vivid Seats PubCo, par value $0.0001 per share.

As of September 7, 2021, the record date, Horizon had approximately 54,398,433 Horizon Class A ordinary shares, 13,599,608 Horizon Class B ordinary shares and warrants to purchase 24,284,569 Horizon Class A ordinary shares, issued and outstanding. As of such date, there were two holders of record of Horizon Class A ordinary shares, one holder of record of Horizon Class B ordinary shares, and two holders of record of Horizon Warrants. After giving effect to the business combination and based on the number of shares of Horizon ordinary shares outstanding as of the record date, Vivid Seats PubCo will have approximately 76,948,433 shares of Vivid Seats Class A common stock outstanding (assuming no redemptions) and 118,200,000 shares of Vivid Seats Class B common stock outstanding.

Common Stock

Voting

Except as otherwise required by the Vivid Seats PubCo Amended and Restated Charter, holders of Vivid Seats Class A common stock and Vivid Seats Class B common stock will vote together as a single class on all matters on which stockholders are generally entitled to vote. Each holder of Vivid Seats Class A common stock will be entitled to one vote per share and each holder of Vivid Seats Class B common stock will be entitled to one vote per share. Pursuant to the Vivid Seats PubCo Amended and Restated Charter, the holders of the outstanding shares of Vivid Seats Class A common stock and Vivid Seats Class B common stock shall be entitled to vote separately as a class upon any amendment to the Vivid Seats PubCo Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Following the Closing, Hoya Topco will control approximately 60.6% of the combined voting power of Vivid Seats PubCo’s common stock as a result of its ownership of all of the shares of Vivid Seats Class B common stock. Accordingly, Private Equity Owner, through its control of Hoya Topco, will control Vivid Seats PubCo’s business policies and affairs and can control any action requiring the general approval of its stockholders.

Dividends

The holders of Vivid Seats Class A common stock are entitled to receive dividends, as and if declared by the Vivid Seats Board out of the assets of Vivid Seats PubCo that are by law available for such use. Dividends shall not be declared or paid on the Vivid Seats Class B common stock.

Liquidation or Dissolution

Upon Vivid Seats PubCo’s liquidation, dissolution or winding up of the affairs of Vivid Seats PubCo, after payment or provision for payment of the debts and other liabilities of Vivid Seats PubCo as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Vivid Seats Class A common stock will be entitled to receive the remaining assets of Vivid Seats PubCo available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Vivid Seats Class B common stock shall not be entitled to receive any assets of Vivid Seats PubCo in the event of any such liquidation, dissolution or winding up the affairs of Vivid Seats PubCo.

Redemption Rights

Vivid Seats PubCo will at all times reserve and keep available out of its authorized and unissued shares of Vivid Seats Class A common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the Second A&R LLCA, the number of shares of Vivid Seats Class A common stock that are issuable in connection with the redemption or exchange of all outstanding Intermediate Common Units as a result of any Redemption or Direct Exchange (each as defined in the Second A&R LLCA) pursuant to the applicable provisions of Article IX of the Second A&R LLCA, as applicable. In the event that (a) a share of Vivid Seats Class A common stock is issued as a result of any Redemption or Direct Exchange of an Intermediate Common Unit pursuant to the applicable provisions of Article IX of the Second A&R LLCA or (b) a Redemption by Cash Payment (as defined in the Second A&R LLCA) is effected with respect to any Intermediate Common Units pursuant to the applicable provisions of Article IX of the Second A&R LLCA, a share of Vivid Seats Class B common stock held by such unitholder chosen by Vivid Seats PubCo in its sole discretion will automatically and without further action on the part of Vivid Seats PubCo or the holder thereof be transferred to Vivid Seats PubCo for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by Vivid Seats PubCo.

Other Provisions

None of the Vivid Seats Class A common stock and Vivid Seats Class B common stock has any pre-emptive or other subscription rights.

Preferred Stock

Vivid Seats PubCo is authorized to issue up to 50,000,000 shares of preferred stock. The Vivid Seats Board is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of the Vivid Seats Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of Vivid Seats PubCo entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Redeemable Warrants

Vivid Seats PubCo IPO Exchange Warrants — Public

In connection with the business combination, each Horizon IPO Public Warrant will be converted into a corresponding Vivid Seats Public IPO Warrant. The terms of the Vivid Seats Public IPO Warrants are identical to those of the Horizon IPO Public Warrants.

Each whole Vivid Seats Public IPO Warrant entitles the registered holder to purchase one share of Vivid Seats Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of the business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Existing Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Vivid Seats Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The Vivid Seats Public IPO Warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Vivid Seats Class A common stock pursuant to the exercise of a Vivid Seats Public IPO Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Vivid Seats Class A common stock underlying such warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of Vivid Seats Public IPO Warrants when the price per share of Vivid Seats Class A common stock equals or exceeds $10.00.” No Vivid Seats Public IPO Warrant will be exercisable and we will not be obligated to issue a share of Vivid Seats Class A common stock upon exercise of a Vivid Seats Public IPO Warrant unless the share of Vivid Seats Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Vivid Seats Public IPO Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of the business combination, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Vivid Seats Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants. We will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Vivid Seats Public IPO Warrants in accordance with the provisions of the Existing Warrant Agreement. If a registration statement covering the issuance of the Vivid Seats Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the business combination, holders of Vivid Seats Public IPO Warrants may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of Vivid Seats Class A common stock are at the time of any exercise of a Vivid Seats Public IPO Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of such warrants who exercise their Vivid Seats Public IPO Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Vivid Seats Public IPO Warrants for that number of shares of Vivid Seats Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Vivid Seats Class A common stock underlying the Vivid Seats Public IPO Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Vivid Seats Public IPO Warrants by (y) the fair market value and (B) 0.361 Vivid Seats Class A common stock per Vivid Seats Public IPO Warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Vivid Seats Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Vivid Seats Public IPO Warrants When the Price Per Share of Vivid Seats Class A Common Stock Equals or Exceeds $18.00

Once the Vivid Seats Public IPO Warrants become exercisable, we may call the outstanding Vivid Seats Public IPO Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Vivid Seats Public IPO Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each holder of Vivid Seats Public IPO Warrants; and

•

if, and only if, the closing price of the shares of Vivid Seats Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “— Vivid Seats PubCo IPO Exchange Warrants — Public — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Vivid Seats Public IPO Warrants.

We will not redeem the Vivid Seats Public IPO Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Vivid Seats Class A common stock issuable upon exercise of the Vivid Seats Public IPO Warrants is then effective and a current prospectus relating to those shares of Vivid Seats Class A common stock is available throughout the 30-day redemption period. If and when the Vivid Seats Public IPO Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Vivid Seats Public IPO Warrants, each holder of such warrants will be entitled to exercise his, her or its Vivid Seats Public IPO Warrants prior to the scheduled redemption date. However, the price of the shares of Vivid Seats Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “— Vivid Seats PubCo IPO Exchange Warrants — Public — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Vivid Seats Public IPO Warrants When the Price Per Share of Vivid Seats Class A Common Stock Equals or Exceeds $10.00

Once the Vivid Seats Public IPO Warrants become exercisable, we may call the outstanding Vivid Seats Public IPO Warrants for redemption:

•	in whole and not in part;

•	at $0.10 per Vivid Seats Public IPO Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Vivid Seats Public IPO Warrants on a cashless basis prior to redemption and receive that number of shares of Vivid Seats Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of shares of Vivid Seats Class A common stock (as defined below) except as otherwise described below;

•

if, and only if, the closing price of the shares of Vivid Seats Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Vivid Seats Public IPO Warrant as described under the heading “— Vivid Seats PubCo IPO Exchange Warrants — Public — Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Vivid Seats Public IPO Warrants; and

•

if the closing price of the shares of Vivid Seats Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Vivid Seats Public IPO Warrants is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Vivid Seats PubCo IPO Exchange Warrants — Public — Anti-Dilution Adjustments”), the Vivid Seats Private Placement IPO Warrants must also be concurrently called for redemption on the same terms as the outstanding Vivid Seats Public IPO Warrants, as described above.

Beginning on the date the notice of redemption is given until the Vivid Seats Public IPO Warrants are redeemed or exercised, holders may elect to exercise their Vivid Seats Public IPO Warrants on a cashless basis. The numbers in the table below represent the number of shares of Vivid Seats Class A common stock that holders of Vivid Seats Public IPO Warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Vivid Seats Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Vivid Seats Public IPO Warrants and such Vivid Seats Public IPO Warrants are not redeemed for $0.10 per Vivid Seats Public IPO Warrant), determined for these purposes based on the volume weighted average price of the shares of Vivid Seats Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Vivid Seats Public IPO Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Vivid Seats Public IPO Warrants, each as set forth in the table below. We will provide our holders of Vivid Seats Public IPO Warrants with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Existing Warrant Agreement, references above to shares of Vivid Seats Class A common stock shall include a security other than shares of Vivid Seats Class A common stock into which the shares of Vivid Seats Class A common stock have been converted or exchanged for in the event we are not the surviving company in the business combination. The numbers in the table below will not be adjusted when determining the number of such securities to issue upon exercise of the Vivid Seats Public IPO Warrants if we are not the surviving entity following the business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Vivid Seats Public IPO Warrant or the exercise price of a Vivid Seats Public IPO Warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below.

If the number of shares issuable upon exercise of a Vivid Seats Public IPO Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Vivid Seats Public IPO Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Vivid Seats Public IPO Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Vivid Seats Public IPO Warrant. If the exercise price of a Vivid Seats Public IPO Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Vivid Seats Public IPO Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Vivid Seats Class A common stock to be issued for each Vivid Seats Public IPO Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of Vivid Seats Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Vivid Seats Public IPO Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Vivid Seats Public IPO Warrants, holders may choose to, in connection with this redemption feature, exercise their Vivid Seats Public IPO Warrants for 0.277 shares of Vivid Seats Class A common stock for each whole Vivid Seats Public IPO Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of Vivid Seats Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Vivid Seats Public IPO Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Vivid Seats Public IPO Warrants, holders may choose to, in connection with this redemption feature, exercise their Vivid Seats Public IPO Warrants for 0.298 shares of Vivid Seats Class A common stock for each whole Vivid Seats Public IPO Warrant. In no event will the Vivid Seats Public IPO Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Vivid Seats Class A common stock per

Vivid Seats Public IPO Warrant (subject to adjustment). Finally, as reflected in the table above, if the Vivid Seats Public IPO Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Vivid Seats Class A common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the underlying shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Vivid Seats Public IPO Warrants to be redeemed when the shares of Vivid Seats Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of the shares of Vivid Seats Class A common stock is below the exercise price of the Vivid Seats Public IPO Warrants. The redemption feature provides us with the flexibility to redeem the Vivid Seats Public IPO Warrants without them having to reach the $18.00 per share threshold set forth above under “— Redemption of Vivid Seats Public IPO Warrants When the Price Per Shares of Vivid Seats Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their Vivid Seats Public IPO Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Vivid Seats Public IPO Warrants based on an option pricing model with a fixed volatility input.

No fractional shares of Vivid Seats Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Vivid Seats Class A common stock to be issued to the holder.

Redemption Procedures

A holder of a Vivid Seats Public IPO Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Vivid Seats Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Vivid Seats Class A common stock is increased by a share capitalization or share dividend payable in shares of Vivid Seats Class A common stock, or by a split-up of shares of Vivid Seats Class A common stock or other similar event, then, on the effective date of such share capitalization or share dividend, split-up or similar event, the number of shares of Vivid Seats Class A common stock issuable on exercise of each Vivid Seats Public IPO Warrant will be increased in proportion to such increase in the outstanding shares of Vivid Seats Class A common stock. A rights offering to holders of shares of Vivid Seats Class A common stock entitling holders to purchase shares of Vivid Seats Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Vivid Seats Class A common stock equal to the product of (i) the number of shares of Vivid Seats Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Vivid Seats Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Vivid Seats Class A common stock paid in such rights offering and divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Vivid Seats Class A common stock, in determining the price payable for shares of Vivid Seats Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Vivid Seats Class A common stock during the 10-trading day period ending on the trading day prior to the first date on which the shares of Vivid Seats Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Vivid Seats Public IPO Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of shares of Vivid Seats Class A common stock on account of such shares of Vivid Seats Class A common stock (or other securities into which the Vivid Seats Public IPO Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Vivid Seats Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Vivid Seats Class A common stock issuable on exercise of each warrant) does not exceed $0.50, then the Vivid Seats Public IPO Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Vivid Seats Class A common stock in respect of such event.

If the number of outstanding shares of Vivid Seats Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Vivid Seats Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Vivid Seats Class A common stock issuable on exercise of each Vivid Seats Public IPO Warrant will be decreased in proportion to such decrease in outstanding shares of Vivid Seats Class A common stock.

Whenever the number of shares of Vivid Seats Class A common stock purchasable upon the exercise of the Vivid Seats Public IPO Warrants is adjusted, as described above, the Vivid Seats Public IPO Warrant exercise price will be adjusted by multiplying the Vivid Seats Public IPO Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Vivid Seats Class A common stock purchasable upon the exercise of the Vivid Seats Public IPO Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Vivid Seats Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Vivid Seats Class A common stock (other than those described above or that solely affects the par value of such shares of Vivid Seats Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Vivid Seats Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Vivid Seats Public IPO Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Vivid Seats Public IPO Warrants and in lieu of the shares of Vivid Seats Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Vivid Seats Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Vivid Seats Public IPO Warrants would have received if such holder had exercised their Vivid Seats Public IPO Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Vivid Seats Public IPO Warrants will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of shares of Vivid Seats Class A common stock by the company if a proposed business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Vivid Seats Class A common stock, the holder of a Vivid Seats Public IPO Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such holder of a Vivid Seats Public IPO Warrant had exercised such warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Vivid Seats Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Existing Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Vivid Seats Class A common stock in such a transaction is payable in the form of in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the Vivid Seats Public IPO Warrant exercise price will be reduced as specified in the Existing Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Existing Warrant Agreement) of the Vivid Seats Public IPO Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Vivid Seats Public IPO Warrants when an extraordinary transaction occurs during the exercise period of the Vivid Seats Public IPO Warrants pursuant to which the holders of the Vivid Seats Public IPO Warrants otherwise do not receive the full potential value of the Vivid Seats Public IPO Warrants.

The Vivid Seats Public IPO Warrants will be governed by the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Horizon. The Existing Warrant Agreement provides that the terms of the Vivid Seats Public IPO Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the Vivid Seats Public IPO Warrants and the Existing Warrant Agreement set forth in this prospectus related to Horizon’s IPO, or defective provision, but requires the approval by the holders of at least 65% of the then outstanding Vivid Seats Public IPO Warrants to make any change that adversely affects the interests of the registered holders of Vivid Seats Public IPO Warrants and, solely with respect to any amendment to the terms of the Vivid Seats Private Placement IPO Warrants or any provision of the Existing Warrant Agreement with respect to the Vivid Seats Private Placement IPO Warrants, 65% of the then outstanding Vivid Seats Private Placement IPO Warrants. You should review a copy of the Existing Warrant Agreement, which will be filed as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the Vivid Seats Public IPO Warrants.

The Vivid Seats Public IPO Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Vivid Seats Public IPO Warrants being exercised. The holders of the Vivid Seats Public IPO Warrants do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Vivid Seats Public IPO Warrants and receive shares of Vivid Sears Class A common stock. After the issuance of shares of Vivid Seats Class A common stock upon exercise of the Vivid Seats Public IPO Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Vivid Seats PubCo IPO Exchange Warrants – Private

In connection with the business combination, each Horizon IPO Private Placement Warrant will be converted into a corresponding Vivid Seats Private Placement IPO Warrant.

Except as described below, the Vivid Seats Private Placement IPO Warrants have terms and provisions that are identical to those of the Vivid Seats Public IPO Warrants. The Vivid Seats Private Placement IPO Warrants (including the shares of Vivid Seats Class A common stock issuable upon exercise of such Vivid Seats Private Placement IPO Warrants) will not be transferable, assignable or salable until 30 days after the completion of the business combination (except, among other limited exceptions, to officers, directors and affiliates of Sponsor) and they will not be redeemable (except as described above under “—Redemption of Vivid Seats Public IPO Warrants When the Price Per Share of Vivid Seats Class A Common Stock Equals or Exceeds $10.00”) so long as they are held by Sponsor, members of Sponsor or their permitted transferees. Sponsor or its permitted transferees will have the option to exercise the Vivid Seats Private Placement IPO Warrants on a cashless basis and have certain registration rights with respect to Vivid Seats Class A Common Stock. If the Vivid Seats Private Placement IPO Warrants are held by holders other than Sponsor or its permitted transferees, the Vivid Seats Private Placement IPO Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Vivid Seats Public IPO Warrants.

Except as described above under “—Vivid Seats PubCo IPO Exchange Warrants – Public—Redemption of Vivid Seats Public IPO Warrants When the Price Per Share of Vivid Seats Class A Common Stock Equals or Exceeds $10.00,” if holders of the Vivid Seats Private Placement IPO Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Vivid Seats Private Placement IPO Warrants for that number of shares of Vivid Seats Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Vivid Seats Class A common stock underlying the Vivid Seats Private Placement IPO Warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the Vivid Seats Private Placement IPO Warrants by (y) the sponsor exercise fair market value. The “sponsor exercise fair market value” will mean the average reported closing price of the shares of Vivid Seats Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Vivid Seats Private Placement IPO Warrant exercise is sent to the warrant agent.

Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants

In connection with the business combination, Vivid Seats PubCo will issue the Vivid Seats PubCo $10.00 Exercise Warrants and the Vivid Seats PubCo $15.00 Exercise Warrants. The Vivid Seats PubCo $10.00 Exercise Warrants and the Vivid Seats PubCo $15.00 Exercise Warrants will have identical terms (other than with respect to exercise price) and will be issued pursuant to a warrant agreement between Vivid Seats PubCo and Continental Stock Transfer & Trust Company, substantially in the form of the Form of New Warrant Agreement.

The Form of New Warrant Agreement is substantially consistent with the Existing Warrant Agreement other than with respect to the following key terms:

•	The Form of New Warrant Agreement excludes references to ownership through The Depository Trust Company;

•	The Form of New Warrant Agreement reflects the fact that the Vivid Seats PubCo $10.00 Exercise Warrants and Vivid Seats PubCo $15.00 Exercise Warrants were not issued as part of a unit;

•	The Form of New Warrant Agreement does not distinguish between “private” and “public” warrants;

•	The Vivid Seats PubCo $10.00 Exercise Warrants and the Vivid Seats PubCo $15.00 Exercise Warrants terminate on the date that is ten years after the date of completion of the business combination;

•	The Form of New Warrant Agreement does not provide for the redemption of the Vivid Seats PubCo $10.00 Exercise Warrants or the Vivid Seats PubCo $15.00 Exercise Warrants;

•	The underlying value for purposes of warrant exercise makes reference to the last reported sale price;

•	The Form of New Warrant Agreement excludes provisions contingent upon the consummation of the business combination; and

•	The Form of New Warrant Agreement does not provide for cashless exercise at the Company’s option.

Vivid Seats PubCo Class B Warrants

In connection with the business combination, Vivid Seats PubCo will issue the Vivid Seats PubCo Class B Warrants. Each Vivid Seats PubCo Class B Warrants is expected to exercise automatically upon the exercise of a corresponding Hoya Intermediate Warrant. The terms of the Hoya Intermediate Warrants are expected to have terms substantially consistent with the Vivid Seats PubCo $10.00 Exercise Warrants and the Vivid Seats PubCo $15.00 Exercise Warrants.

Choice of Forum

The proposed Vivid Seats PubCo Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless Vivid Seats PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Vivid Seats PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Vivid Seats PubCo’s directors, officers, employees or stockholders to Vivid Seats PubCo or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Vivid Seats PubCo Amended and Restated Charter or Vivid Seats PubCo Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. The Vivid Seats PubCo Amended and Restated Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws

The provisions of the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Vivid Seats Class A common stock.

The Vivid Seats PubCo Amended and Restated Charter and the Vivid Seats PubCo Amended and Restated Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Vivid Seats PubCo Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of Vivid Seats PubCo unless such takeover or change in control is approved by the Vivid Seats PubCo Board.

These provisions include:

•

Action by Written Consent; Special Meetings of Stockholders.    The Vivid Seats PubCo Amended and Restated Charter will provide that, following the time Private Equity Owner and its affiliated companies cease to beneficially own in the aggregate fifty percent (50%) of the voting control of Vivid Seats PubCo, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Vivid Seats PubCo Amended and Restated

Charter and the Vivid Seats PubCo Amended and Restated Bylaws will also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of stockholders of Vivid Seats PubCo may be called only (i) by or at the direction of the Vivid Seats Board or the chair of the Vivid Seats Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that Vivid Seats PubCo would have if there were no vacancies or (ii) prior to the date on which Private Equity Owner and its affiliated companies cease to beneficially own at least thirty percent (30%) of the voting control of Vivid Seats PubCo, by the chair of the Vivid Seats Board at the written request of the holders of a majority of the voting power of the then outstanding shares of voting stock in the manner provided for in the Vivid Seats PubCo Amended and Restated Bylaws.

•

Advance Notice Procedures.    The Vivid Seats PubCo Amended and Restated Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Vivid Seats PubCo’s stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Vivid Seats PubCo’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Vivid Seats PubCo Amended and Restated Bylaws will not give the Vivid Seats PubCo Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Vivid Seats PubCo Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Vivid Seats PubCo.

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Authorized but Unissued Shares.    Vivid Seats PubCo’s authorized but unissued shares of Vivid Seats Class A common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Vivid Seats Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Vivid Seats PubCo Class A common stock by means of a proxy contest, tender offer, merger or otherwise.

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Business Combinations with Interested Stockholders.    The Vivid Seats PubCo Amended and Restated Charter will provide that Vivid Seats PubCo is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Vivid Seats PubCo is not subject to any anti-takeover effects of Section 203. Nevertheless, the Vivid Seats PubCo Amended and Restated Charter will contain provisions that will have a similar effect to Section 203, except that they will provide that Sponsor, Hoya Topco, and the Private Equity Owner, and their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of Vivid Seats PubCo’s voting stock owned by them, and accordingly will not be subject to such restrictions.

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Director Designees; Classes of Directors. Pursuant to the Vivid Seats PubCo Amended and Restated Charter, the directors of the Vivid Seats Board are divided into three classes, with each class serving staggered three year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of Vivid Seats PubCo as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

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No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Vivid Seats PubCo Amended and Restated Charter does not provide for cumulative voting. As a result, the holders of shares of Vivid Seats PubCo common stock representing a majority of the voting power of all of the outstanding shares of capital stock of Vivid Seats PubCo will be able to elect all of the directors then standing for election.

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Restriction on Issuance of Vivid Seats Class B Common Stock. No shares of Vivid Seats Class B common stock may be issued by Vivid Seats PubCo except to a holder of Intermediate Common Units, such that after such issuance the holder of shares of Vivid Seats Class B common stock holds an identical number of Intermediate Common Units and shares of Vivid Seats Class B common stock. Following the Closing, the Intermediate Common Units will be held by Vivid Seats PubCo and Hoya Topco and such Intermediate Common Units will be subject to transfer restrictions set forth in the Second A&R LLCA. The restriction on issuance of Vivid Seats Class B common stock and the restriction on transfer of Intermediate Common Units could make it more difficult for a third party to obtain control of us from Hoya Topco, which will control our business policies and affairs and will control any action requiring the general approval of stockholders by virtue of its ownership of all outstanding Vivid Seats Class B common stock.

Limitations on Liability and Indemnification of Officers and Directors

The Vivid Seats PubCo Amended and Restated Charter will limit the liability of the Vivid Seats PubCo directors to the fullest extent permitted by the DGCL and provides that Vivid Seats PubCo will provide them with customary indemnification and advancement of expenses. Vivid Seats PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Vivid Seats PubCo or on its behalf.

Corporate Opportunity

The Vivid Seats PubCo Amended and Restated Charter will provide that, to the fullest extent permitted by law, (a) Vivid Seats PubCo renounces any interest or expectancy in a transaction or matter that may be a corporate opportunity for Vivid Seats PubCo and (b) the Private Equity Owner and/or its affiliated companies or Sponsor and/or its affiliates companies and/or their respective directors, members, managers and/or employees have no duty to present such corporate opportunity to Vivid Seats PubCo.

Transfer Agent and Registrar

The transfer agent for Vivid Seats PubCo common stock will be Continental Stock Transfer & Trust Company.

Listing of Vivid Seats Class A Common Stock and Warrants

Application will be made for the shares of Vivid Seats Class A common stock and Vivid Seats PubCo common warrants to be approved for listing on Nasdaq under the symbols “SEAT” and “SEAT WS” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of Vivid Seats PubCo for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Vivid Seats PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Vivid Seats PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Vivid Seats PubCo were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of Vivid Seats PubCo for at least six months but who are Vivid Seats PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Vivid Seats PubCo common stock then outstanding; or

•	the average weekly reported trading volume of Vivid Seats PubCo common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Vivid Seats PubCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Horizon’s voting shares (prior to the business combination and PIPE Subscription) and (ii) the expected beneficial ownership of Vivid Seats PubCo’s voting shares immediately following the Closing and PIPE Subscription (assuming a “no redemption” scenario and assuming a “full redemption” scenario as described below) by:

•	each person who is known to be the beneficial owner of more than 5% of Horizon’s voting shares;

•	each of Horizon’s current officers and directors;

•	each person who is expected to be, following the business combination and PIPE Subscription, a beneficial owner of more than 5% of Vivid Seats PubCo common stock;

•	each person who will become a named executive officer or director of Vivid Seats PubCo following the consummation of the business combination; and

•	all executive officers and directors of Vivid Seats PubCo following the consummation of the business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Horizon’s authorized common stock currently consists of Horizon Class A ordinary shares and Horizon Class B ordinary shares. The beneficial ownership of Horizon’s voting shares prior to the business combination and the PIPE Subscription is based on 54,398,433 shares of Horizon Class A ordinary shares and 13,599,608 shares of Horizon Class B ordinary shares (including founder shares) issued and outstanding in the aggregate. Following the Closing, Vivid Seats PubCo’s authorized common stock will consist of Vivid Seats Class A common stock and Vivid Seats Class B common stock. See “Description of Vivid Seats PubCo Securities.”

The expected beneficial ownership of shares of Vivid Seats PubCo’s voting shares following the consummation of the business combination and the PIPE Subscription reflects the following:

•	the consummation of the Exchange;

•	each Horizon Class A ordinary share held by public investors in Horizon’s IPO converts into one share of Vivid Seats Class A common stock; and

•	Hoya Topco receives 118,200,000 shares of Vivid Seats Class B common stock pursuant to the Transaction Agreement;

and assumes two scenarios:

•

a “no redemption” scenario where: no redemptions of redeemable Horizon Class A ordinary shares occur upon Closing and 22,500,000 shares of Vivid Seats Class A common stock are issued pursuant to the PIPE Subscription; and

•

an “full redemption” scenario where: all redeemable Horizon Class A ordinary shares are redeemed at Closing and an aggregate of 60,427,800 shares of Vivid Seats Class A common stock are issued pursuant to the PIPE Subscription.

Based on the foregoing assumptions, there would be 76,948,433 shares of Vivid Seats Class A common stock and 118,200,000 shares of Vivid Seats Class B common stock immediately following the consummation of the business combination in the “no redemption” scenario, and 76,948,433 shares of Vivid Seats Class A common stock and 118,200,000 shares of Vivid Seats Class B common stock issued and outstanding immediately following the consummation of the business combination in the “full redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures reflected in the table that follows on a post-business combination basis will be different.

Unless otherwise indicated, Horizon and Vivid Seats believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them. Unless otherwise noted, the business address of each of those listed in the table below pre-business combination is 600 Steamboat Road, Suite 200, Greenwich, CT 06830, and post-business combination is 111 N. Canal Street, Suite 800, Chicago, IL 60606.

Name and Address of Beneficial Owners					After the Business Combination (Vivid Seats PubCo)
	Prior to the Business Combination (Horizon)				Assuming No Redemption Scenario				Assuming Maximum Redemption Scenario
	Class A Ordinary Shares	%	Class B Ordinary Shares	%	Number of Class A shares of Common Stock	%	Number of Class B shares of Common Stock	%	Number of Class A shares of Common Stock	%	Number of Class B shares of Common Stock	%
Five Percent Holders of Horizon
Integrated Core Strategies (US) LLC(1)	4,639,799	8.5	—	—	4,639,799	6.0	—	—	—	—	—	—
Linden Capital LP(2)	3,885,217	7.1	—	—	3,885,217	3.3	—	—	—	—	—	—
Eldridge Industries, LLC(3)	15,500,000	28.5	13,599,608	100	80,236,458	65.4	—	—	119,134,891	97.1	—	—
Directors and Executive Officers of Horizon
Todd L. Boehly(3)	15,500,000	28.5	13,599,608	100	80,236,458	65.4	—	—	119,134,891	97.1	—	—
David Minella(4)	—	—	—	—	—	—	—	—	—	—	—	—
Safwan Shah(4)	—	—	—	—	—	—	—	—	—	—	—	—
Haroon Mokhtarzada(4)	—	—	—	—	—	—	—	—	—	—	—	—
Michele Trogni(4)	—	—	—	—	—	—	—	—	—	—	—	—
Robert Ott	—	—	—	—	—	—	—	—	—	—	—	—
Kunal Arora	—	—	—	—	—	—	—	—	—	—	—	—
All officers and directors as a group (seven individuals)	15,500,000	28.5	13,599,608	100	80,236,458	65.4	—	—	119,134,891	97.1	—	—
Five Percent Holders of Vivid Seats PubCo Following Business Combination:
Hoya TopCo, LLC(5)	—	—	—	—	—	—	124,200,000	100	—	—	124,200,000	100
Eldridge Industries, LLC	15,500,000	28.5	13,599,608	100	80,236,458	65.4	—	—	119,134,891	97.1	—	—
Directors and Officers of Vivid Seats PubCo After Consummation of the Business Combination
Stanley Chia
Lawrence Fey	—	—	—	—	—	—	—	—	—	—	—	—
Jon Wagner	—	—	—	—	—	—	—	—	—	—	—	—
Riva Bakal	—	—	—	—	—	—	—	—	—	—	—	—
David Morris	—	—	—	—	—	—	—	—	—	—	—	—
Todd Boehly	15,500,000	28.5	13,599,608	100	80,236,458	65.4	—	—	119,134,891	97.1	—	—
Jane DeFlorio	—	—	—	—	—	—	—	—	—	—	—	—
Craig Dixon	—	—	—	—	—	—	—	—	—	—	—	—
Julie Masino	—	—	—	—	—	—	—	—	—	—	—	—
Martin Taylor	—	—	—	—	—	—	—	—	—	—	—	—
Mark Anderson	—	—	—	—	—	—	—	—	—	—	—	—
David Donnini	—	—	—	—	—	—	—	—	—	—	—	—
Tom Ehrhart	—	—	—	—	—	—	—	—	—	—	—	—
All officers and directors as a group (13 individuals)	15,500,000	28.5	13,599,608	100	80,236,458	65.4	—	—	119,134,891	97.1	—	—

*	Denotes ownership of less than 1%.
(1)

With respect to ownership of Horizon, includes Class A ordinary shares beneficially held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“ICS”), Riverview Group LLC, a Delaware limited liability company (“RG”), ICS Opportunities, Ltd., a Cayman Islands exempted company (“ICSO”), Millennium International Management L.P., a Delaware limited partnership (“MIM”), Millennium Management LLC, a Delaware limited liability company (“MI”), Millennium Group Management LLC, a Delaware limited liability company (“MGM”), and Israel Englander, the managing member of Millennium Group Management and a United States citizen (“Mr. Englander”), based solely on the Schedule 13G filed jointly by ICS, RG, ICSO, MIM, MI, MGM, and Mr. Englander, with the SEC on February 5, 2021. The business address of each of ICS, RG, ICSO, MIM, MI, MGM and Mr. Englander is 666 Fifth Avenue, New York, NY 10103.

(2)

With respect to ownership of Horizon, includes Class A shares beneficially owned by each of Linden Capital LP (“Linden Capital”), Linden GP LLC (“LGP”), Linden Advisors LP (“LA”) and Siu Min Wong (“Mr. Wong”) may be deemed the beneficial owner of 3,885,217 Shares. This amount consists of 3,548,022 Shares held by Linden Capital and 337,195 Shares held by separately managed accounts, based solely on the Schedule 13G/A filed jointly by Linden Capital LGP, LA and Mr. Wong, with the SEC on February 8, 2021. The business address of LC is Victoria Place, 31 Victoria Street, Hamilton HM10 Bermuda. The business address of each of LGP, LA and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, NY 10022.

(3)

With respect to Horizon, interests shown consist of Class A Shares held by Sponsor. Sponsor is indirectly controlled by Eldridge Industries, LLC (“Eldridge”). With respect to Vivid Seats PubCo, interests shown consist of shares of Vivid Seats Class A common stock held by Sponsor and Eldridge, including 19,000,000 shares of Vivid Seats Class A common stock purchased by Eldridge in the PIPE Subscription and 50,000 shares of Vivd Seats Class A common stock received by the Sponsor in the Exchange. In addition, with respect to Vivid Seats PubCo, such amount includes shares of Vivid Seats Class A common stock issuable in connection with 17,000,000 Horizon $10.00 Exercise Warrants, 17,000,000 Horizon $15.00 Exercise Warrants, 5,166,666 Horizon IPO Public Warrants and 6,519,791 Horizon IPO Private Placement Warrants, which warrants are exercisable after thirty (30) days from the Closing. Todd L. Boehly (“Mr. Boehly”) is the indirect controlling member of Eldridge, and in such capacity, may be deemed to have voting and dispositive power with respect to the shares. Eldridge is a private investment firm specializing in providing both equity and debt capital. Mr. Boehly is the Chairman, Chief Executive Officer and controlling member of Eldridge.

(4)	Does not include any shares indirectly owned by this individual as a result of his or her partnership interest in Sponsor or its affiliates.
(5)

GTCR Fund XI/B LP (“GTCR Fund XI/B”), GTCR Fund XI/C LP (“GTCR Fund XI/C”) and certain other entities affiliated with GTCR LLC (“GTCR”) have the right to appoint a majority of the members of the board of managers Hoya Topco, LLC. GTCR Partners XI/B LP (“GTCR Partners XI/B”) is the general partner of GTCR Fund XI/B. GTCR Partners XI/A&C LP (“GTCR Partners XI/A&C”) is the general partner of GTCR Fund XI/C LP. GTCR Investment XI LLC (“GTCR Investment XI”) is the general partner of each of GTCR Partners XI/B and GTCR Partners XI/A&C. GTCR Investment XI is managed by a board of managers consisting of Mark M. Anderson, Craig A. Bondy, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the securities reported herein. As such, each foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the entities and individuals listed in this footnote is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654. Such amount includes shares of Vivid Seats Class B common stock issuable in connection with 6,000,000 Vivid Seats PubCo Class B Warrants. The following table sets forth our directors’ and named executive officers’ direct and indirect beneficial ownership interests in Hoya Topco, LLC, excluding, in the case of directors, any shares indirectly owned by such individuals as a result of his or her partnership interest in GTCR or its affiliates.

Name of Beneficial Owner	Class B Units	Class B-1 Incentive Units	Class C Units (a)	Percentage of Class C Units Beneficially Owned	Class D Units	Class E Units
Stanley Chia(b)	—	450,000	—	—	—	500,765
Lawrence Fey(c)	—	110,000	—	—	440,000	—
Jon Wagner(d)	—	77,000	—	—	330,000	—
Riva Bakal(e)	—	55,000	—	—	320,000	—
David Morris	—	—	—	—	—	—

a)	The Class C Units are the voting securities of Hoya Topco, LLC.
b)	Includes vested and unvested interests. Excludes 450,000 phantom units of Hoya Topco. Such Class E Units are profit interests of Hoya Topco.
c)	Includes vested and unvested interests. Excludes 110,000 phantom units of Hoya Topco. Such Class D Units are profit interests of Hoya Topco.
d)	Includes vested and unvested interests. Excludes 77,000 phantom units of Hoya Topco. Such Class D Units are profit interests of Hoya Topco.
e)	Includes vested and unvested interests. Excludes 55,000 phantom units of Hoya Topco. Such Class D Units are profit interests of Hoya Topco.

OFFICERS AND DIRECTORS OF VIVID SEATS PUBCO UPON CONSUMMATION OF THE BUSINESS COMBINATION

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who will serve as directors and officers of Vivid Seats PubCo upon the Closing:

Name	Age	Position
Stanley Chia	40	Chief Executive Officer and Director Nominee
Lawrence Fey	40	Chief Financial Officer
Jon Wagner	48	Chief Technology Officer
Riva Bakal	37	Senior Vice President, Strategy and Product
David Morris	46	General Counsel
Todd Boehly	47	Director Nominee
Jane DeFlorio	51	Director Nominee
Craig Dixon	45	Director Nominee
Julie Masino	50	Director Nominee
Martin Taylor	51	Director Nominee
Mark Anderson	46	Director Nominee
David Donnini	56	Director Nominee
Tom Ehrhart	34	Director Nominee

Stanley Chia.    Upon the Closing, Mr. Chia will serve as Chief Executive Officer of Vivid Seats PubCo and as a member of the Vivid Seats Board. Mr. Chia joined Vivid Seats as Chief Executive Officer in November 2018. In this role, Mr. Chia leads the efforts to further elevate Vivid Seats and its offerings to consumers and sellers of tickets, building on Vivid Seats’ success as a leading marketplace with industry-pacing technology, track record of innovation and world-class experience for buying and selling live event tickets. Prior to joining Vivid Seats, Mr. Chia served as Chief Operating Officer from April 2015 to November 2018 at Grubhub Inc., an online and mobile food ordering and delivery marketplace. He has also held senior roles at Amazon.com, Inc., Cisco Systems, Inc., and General Electric Company, where he led strategic businesses and organizations. He also serves on the Board of Directors of 1871, as a member of the nominating and governance committee, and on the President’s advisory board of the Georgia Institute of Technology. Mr. Chia received his bachelor’s degree in Industrial Engineering from the Georgia Institute of Technology and his master of business administration degree from Emory University. Mr. Chia also served in the Singapore Armed Forces as an Armored Infantry Platoon Commander.

Mr. Chia is well qualified to serve on the Vivid Seats Board because of his experience with Vivid Seats, including in his capacity as Chief Executive Officer, and his public company executive experience.

Lawrence Fey.    Upon the Closing, Mr. Fey will serve as the Chief Financial Officer of Vivid Seats PubCo. Mr. Fey joined Vivid Seats as Chief Financial Officer in April 2020 and previously served as a member of its Board of Directors from July 2017 through February 2020. Mr. Fey has nearly 20 years of financial and investment experience, including most recently serving as a Managing Director of private equity firm GTCR where we worked from 2005 until he joined Vivid Seats in 2020. While at GTCR, Mr. Fey was a member of the Board of Directors across many successful investments, including Six3 Systems, CAMP Systems, Zayo Group, Cision, Park Place Technologies, GreatCall, Simpli.fi and EaglePicher. Mr. Fey received his bachelor’s degree in Economics from Dartmouth College.

Jon Wagner.    Upon the Closing, Mr. Wagner will serve as the Chief Technology Officer of Vivid Seats PubCo. Mr. Wagner joined Vivid Seats as Chief Technology Officer in December 2018. Mr. Wagner is responsible for overseeing software engineering, cloud and infrastructure engineering, data engineering, and IT teams at Vivid Seats. Mr. Wagner joined Vivid Seats with over 25 years of experience in the technology sector, including most recently serving as a freelance Decision Engineering Consultant from January 2018 to December

2018, where he provided systems engineering and decision engineering solutions to operations, financial and logistics problems. Prior to that role, Mr. Wagner also served as Co-Founder of Aidan.ai, a start-up specializing in applied artificial intelligence, from June 2017 to January 2018, as Vice President of Systems & Decision Engineering at Grubhub from February 2017 to May 2017 and as Chief Operating Officer of Zoomer, a B2B food delivery company, from March 2015 to February 2017. He has also served in a number of roles across the e-commerce space, including as Chief Architect and Senior Vice President of eMoney Advisor, Chief Technology Officer of Gladstone Analytics and Vice President of Software Engineering at VerticalNet, Inc., a B2B supply management solutions company. Mr. Wagner received his bachelor’s degree in Computer Science from La Salle University.

Riva Bakal.    Upon the Closing, Ms. Bakal will serve as the Senior Vice President of Strategy and Product of Vivid Seats PubCo. Ms. Bakal has served as Senior Vice President of Strategy and Product of Vivid Seats since February 2021. In this role, Ms. Bakal leads strategy, corporate development, product management, user experience, resale and fulfillment teams. Prior to her current role, Ms. Bakal served as Vice President of Strategy and Corporate Development since she joined Vivid Seats in February 2019. Prior to joining Vivid Seats, Ms. Bakal held a variety of senior positions across functions at Grubhub from August 2016 to December 2018, most recently serving as Vice President of Market Operations. Ms. Bakal has worked in the technology sector for over 15 years and has experience in investment banking as well as a depth of e-commerce marketplace experience spanning industries including travel, online education and food delivery. Ms. Bakal received her bachelor’s degree in Management Science from the Massachusetts Institute of Technology and her master of business administration degree from Harvard Business School.

David Morris.    Upon the Closing, Mr. Morris will serve as the General Counsel for Vivid Seats PubCo. Mr. Morris joined Vivid Seats in June 2021. Prior to Vivid Seats, he served most recently as Vice President and Associate General Counsel at TripAdvisor Inc, a global online travel research and marketplace business, where he worked from 2008 to 2021 on a wide variety of commercial and corporate legal matters. Prior to his tenure at TripAdvisor, he served at Invensys, PLC from 2003 to 2008, most recently as Senior Counsel. Mr. Morris began his legal career at the law firms of WilmerHale and Hinckley Allen. Mr. Morris serves on the board of the Doug Flutie Jr. Foundation for Autism and the Brandeis University Alumni Association. Mr. Morris received his B.A. from Brandeis University, his J.D. from Boston University, his M.B.A. from Suffolk University, and his M.S. from Boston University.

Todd Boehly.    Upon the Closing, Mr. Boehly will serve as a member of the Vivid Seats Board. Mr. Boehly has been Horizon’s Chief Executive Officer and Director since June 2020 and Chief Financial Officer and Chairman since July 2020. Mr. Boehly has also served as the Chief Executive Officer, Chief Financial Officer and Director of Horizon Acquisition Corporation II (NYSE: HZON) since August 2020 and of Horizon Acquisition Corporation III (NYSE: HZNA) since November 2020. In 2015, Mr. Boehly co-founded Eldridge, a holding company with a unique network of businesses across finance, technology, real estate and entertainment, and since then has served as the Chairman and Chief Executive Officer. Mr. Boehly worked at Guggenheim Partners, the global asset manager, from 2002 to 2015, most recently as President. Mr. Boehly serves on the Board of Kennedy-Wilson Holdings (NYSE: KW). Mr. Boehly received his B.B.A. from the College of William & Mary. He has also studied at the London School of Economics.

Mr. Boehly is well qualified to serve on our board of directors because of his substantial experience building and managing businesses.

Martin Taylor.    Upon the Closing, Mr. Taylor will serve as a member of the Vivid Seats Board. Mr. Taylor has been an Operating Managing Director at Vista Equity Partners since 2006. In this role, he works with the leadership teams in the Vista portfolio creating value. Prior to joining Vista, Mr. Taylor spent over 13 years at Microsoft Corporation, in various capacities, including roles managing corporate strategy, sales, product marketing and segment focused teams in North America and Latin America. Mr. Taylor has served on the board of Jamf Holding Corp. (NASDAQ: JAMF) since 2017 and Ping Identity Holding Corp. (NYSE: PING) since November 2020. Mr. Taylor attended George Mason University.

Mr. Taylor is well qualified to serve on our board because of his extensive experience in the areas of corporate strategy, technology, finance, business transactions and software investments.

Jane DeFlorio.    Upon the Closing, Ms. DeFlorio will serve as a member of the Vivid Seats Board. Ms. DeFlorio was Managing Director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage from 2007 to 2013. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. From 2002 to 2007, Ms. DeFlorio was an Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank. Ms. DeFlorio has served on the board of SITE Centers Corp. (NYSE: SITC) since 2017, where she is Chair of the Audit Committee and a member of the Compensation and Pricing Committees. Ms. DeFlorio served as a Director of Perry Ellis International from 2014 to 2018. Ms. DeFlorio is a member of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She also serves on the Boards of Directors for The Parsons School of Design, and the Museum at Fashion Institute of Technology. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Ms. DeFlorio is well qualified to serve on our board because of her over 15 years of experience in investment banking, as well as her recent public board service.

Craig Dixon.    Upon the Closing, Mr. Dixon will serve as a member of the Vivid Seats Board. Mr. Dixon is the Co-Founder and Co-Chief Executive Officer of The St. James, a leading developer and operator of premium performance, wellness and lifestyle brands, technology experiences and destinations. From 2006 to 2013, Mr. Dixon was Senior Counsel and Assistant Corporate Secretary at Smithfield Foods, a global food business, where he focused on mergers and acquisitions and corporate governance and served as general counsel to multiple operating business units. Mr. Dixon began his legal career at McGuireWoods LLP and Cooley LLP, and as a Law Clerk to the Honorable James R. Spencer, United States District Court for the Eastern District of Virginia. He is a member of the Board of Trustees of Episcopal High School. Mr. Dixon received his B.B.A. from the College of William & Mary and his J.D. from William & Mary School of Law.

Mr. Dixon is well qualified to serve on our board because of his extensive experience in corporate governance and business transactions, as well as his executive experience.

Julie Masino.    Upon the Closing, Ms. Masino will serve as a member of the Vivid Seats Board. Since January 2020, Ms. Masino has served as the President, International of Taco Bell, a subsidiary of Yum! Brands (NYSE: YUM). In this role, she drives all aspects of marketing, technology, product development, franchise management and corporate operations. Ms. Masino served as President, North America of Taco Bell from January 2018 to December 2019. Ms. Masino held senior positions at Mattel (NASDAQ: MAT) from April 2017 to January 2018 and at Sprinkles Cupcakes from 2014 to 2017. Ms. Masino serves on the board of PhysicianOne Urgent Care. Ms. Masino received her B.A from Miami University.

Ms. Masino is well qualified to serve on our board because of her extensive experience in the areas of marketing, organizational strategy, technology, and public company leadership.

Mark M. Anderson.    Upon the Closing, Mr. Anderson will serve as a member of the Vivid Seats Board. Mr. Anderson joined GTCR in 2000 and is currently a Managing Director. He previously worked at Bowles Hollowell Conner & Co. Mr. Anderson has served as a Director of Gogo Inc. (NASDAQ: GOGO) since March 2021, and also currently serves as a Director of CommerceHub and Jet Support Services Inc. In addition, Mr. Anderson was previously at Beeline, CAMP Systems, Cision, Global Traffic Network, Land Lease Group, Lytx and Landmark Aviation. Mr. Anderson received his B.A from the University of Virginia and his M.B.A from Harvard Business School.

Mr. Anderson is well qualified to serve on our board because of his directorship experience and deep understanding of the technology and e-commerce industries.

David Donnini.    Upon the Closing, Mr. Donnini will serve as a member of the Vivid Seats Board. Mr. Donnini joined GTCR in 1991 and is currently a Managing Director, where he leads GTCR’s business services efforts. Prior to joining GTCR, Mr. Donnini worked at Bain & Company. Mr. Donnini is currently a director of AssuredPartners, Consumer Cellular, Park Place Technologies and Sotera (NYSE: SHC), where he serves on the Nomination and Corporate Governance Committee. Mr. Donnini previously served as a director of more than thirty previous GTCR investments. Mr. Donnini received his B.A. from Yale University and his M.B.A. from Stanford Graduate School of Business.

Mr. Donnini is well qualified to serve on our board because of his directorship experience and deep understanding of the technology and e-commerce industries.

Tom Ehrhart.    Upon the Closing, Mr. Ehrhart will serve as a member of the Vivid Seats Board. Mr. Ehrhart joined GTCR in 2012 and is currently a Director. Prior to joining GTCR, Mr. Ehrhart worked as an Analyst in the Financial Institutions group at Credit Suisse. Mr. Ehrhart serves on the Board of Directors of AssuredPartners and Consumer Cellular. He was previously a director of GreatCall and Park Place Technologies. Mr. Ehrhart received his B.A. from Georgetown University.

Mr. Ehrhart is well qualified to serve on our board because of his directorship experience and deep understanding of the technology and e-commerce industries.

Corporate Governance

Composition of the Board of Directors

The business and affairs of Vivid Seats PubCo will be managed under the direction of its board of directors. Following the Closing, the Vivid Seats Board will be chaired by David Donnini, and include Stanley Chia, Todd Boehly, Martin Taylor, Jane DeFlorio, Julie Masino, Craig Dixon, Mark Anderson and Tom Ehrhart, four of whom qualify as independent. Subject to the terms of the Stockholders’ Agreement and the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws, the number of directors will be fixed by the Vivid Seats Board.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Vivid Seats Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Vivid Seats Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

In connection with the business combination, Vivid Seats PubCo, Sponsor and Hoya Topco will enter into the Stockholders’ Agreement pursuant to which, among other things, the Topco Equityholders will be granted rights to designate five (5) directors for election to the Vivid Seats Board and the Horizon Equityholders will have the right to designate three (3) directors for election to the Vivid Seats Board. See “Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

After the Closing, under the terms of the Stockholders’ Agreement, the Topco Equityholders will have the right to designate five (5) directors for election to the Vivid Seats Board and the Horizon Equityholders will have the right to designate three (3) directors for election to the Vivid Seats Board. From the Closing Date, the Horizon Equityholders will have the right to nominate (a) three (3) directors to the Vivid Seats Board, so long as the Horizon Equityholders, in the aggregate, beneficially own at least 12% of the aggregate number of shares of Vivid Seats PubCo common stock that are issued and outstanding on the Closing Date (the “Closing Amount”), of which at least two (2) will qualify as “independent directors” under applicable stock exchange regulations, (b) two (2) directors to the Vivid Seats Board, so long as the Horizon Equityholders, in the aggregate, beneficially own at least 6% but less than 12% of the Closing Amount, each of which shall qualify as

“independent directors” under applicable stock exchange regulations, and (c) until the date the Horizon Equityholders, in the aggregate, beneficially own a number of voting stock representing less than five percent (5%) of the aggregate number of shares of Vivid Seats PubCo common stock held, directly or indirectly, by the Horizon Equityholders on the Closing Date, one (1) directors to the Vivid Seats Board, who shall qualify as an “independent director” under applicable stock exchange regulations. From the Closing Date, the Topco Equityholders will have the right to nominate (i) five (5) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 24% of the Closing Amount, of which at least one (1) will qualify as an “independent director” under applicable stock exchange regulations, (ii) four (4) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 18% but less than 24% of the Closing Amount, (iii) three (3) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 12% but less than 18% of the Closing Amount, (iv) two (2) directors to the Vivid Seats Board, so long as the Topco Equityholders, in the aggregate, beneficially own at least 6% but less than 12% of the Closing Amount and (v) until the date the Topco Equityholders, in the aggregate, beneficially own a number of voting shares representing less than five percent (5%) off the aggregate number of shares of Vivid Seats PubCo common stock held, directly or indirectly, by the Topco Equityholders on the Closing Date, one (1) director to the Vivid Seats Board. No reduction in the number of directors that Topco Equityholders and Horizon Equityholders are entitled to designate pursuant to the foregoing two sentences shall shorten the term of any such designated director then-serving on the Vivid Seats Board. Additionally, once the Topco Equityholders, in the aggregate, beneficially own less than 40% of the aggregate number of shares of Vivid Seats PubCo common stock held, directly or indirectly, by the Topco Equityholders as of the Closing Date, none of the directors designated by the Topco Equityholders shall be required to qualify as “independent directors” under any stock exchange regulations. In the event the size of the Vivid Seats Board is increased in accordance with applicable law and Vivid Seats PubCo’s organizational documents, the Topco Equityholders shall have the right to designate a number of directors of the Vivid Seats Board which give the Topco Equityholders the same percentage of total directors on the Vivid Seats Board as permitted to be designated pursuant to foregoing, rounded up to the next whole number. See “Business Combination Proposal — Related Agreements — Stockholders’ Agreement — Board Composition; Chairperson of the Board.”

Any director designated by the Topco Equityholders or the Horizon Equityholders may resign at any time upon written notice to the Vivid Seats Board. The Topco Equityholders have the exclusive right to remove a director designated by the Topco Equityholders or to fill any vacancy created by a director designated by the Topco Equityholders. The Horizon Equityholders have the exclusive right to remove a director designated by the Horizon Equityholders or to fill any vacancy created by a director designated by the Horizon Equityholders. See “Business Combination Proposal — Related Agreements — Stockholders’ Agreement — Resignation; Removal; Vacancies.”

Director Independence

As a result of the Vivid Seats Class A common stock and warrants being listed on Nasdaq following the Closing, Vivid Seats PubCo will be required to comply with the applicable rules of Nasdaq in determining whether a director is independent. Prior to the completion of the business combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Martin Taylor, Jane DeFlorio, Julie Masino and Craig Dixon qualifies as “independent” as defined under the applicable Nasdaq rules.

Controlled Company Exemption

Upon the Closing, Private Equity Owner will beneficially own more than 50% of the combined voting power for the election of directors. As a result, Vivid Seats PubCo will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq and may elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:

•	that a majority of its board of directors consist of directors who qualify as “independent” as defined under Nasdaq rules;

•	that it have a nominating and corporate governance committee and, if it has such a committee, that it is composed entirely of independent directors; and

•	that it have a compensation committee and, if it has such a committee, that it is composed entirely of independent directors.

Immediately following the Closing, Vivid Seats PubCo may elect to utilize one or more of these exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that Vivid Seats PubCo ceases to be a “controlled company” and the shares of Vivid Seats Class A common stock continue to be listed on Nasdaq, Vivid Seats PubCo will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Organizational Structure After the Business Combination — Following the Closing, we will be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements”.

Committees of the Board of Directors

The Vivid Seats Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. The Vivid Seats Board will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the Vivid Seats Board when the Vivid Seats Board deems it necessary or advisable to address specific issues. Following the business combination, current copies of Vivid Seats PubCo’s committee charters will be posted on its website, www.vividseats.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Vivid Seats PubCo’s independent registered public accounting firm;

•	discussing with Vivid Seats PubCo’s independent registered public accounting firm their independence from management;

•	reviewing with Vivid Seats PubCo’s independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by Vivid Seats PubCo’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Vivid Seats PubCo’s independent registered public accounting firm the interim and annual financial statements that Vivid Seats PubCo files with the SEC;

•	reviewing and monitoring Vivid Seats PubCo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the Closing, the audit committee will consist of Julie Masino, Craig Dixon and Jane DeFlorio, who will serve as Chair of the audit committee. The parties have affirmatively determined that each expected member of the audit committee qualifies as independent under Nasdaq rules applicable to board members generally and under Nasdaq rules and Exchange Act Rule 10A-3 specific to audit committee members. All expected members of Vivid Seats PubCo’s audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, Jane DeFlorio will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee’s responsibilities will include, among other things:

•	reviewing and setting or making recommendations to the Vivid Seats Board regarding the compensation of Vivid Seats PubCo’s executive officers;

•	making recommendations to the Vivid Seats Board regarding the compensation of Vivid Seats PubCo’s directors;

•	reviewing and approving or making recommendations to the Vivid Seats Board regarding Vivid Seats PubCo’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

Upon the Closing, Vivid Seats PubCo’s compensation committee will consist of David Donnini, Julie Masino and Tom Ehrhart, with David Donnini serving as the chair of the committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities will include, among other things:

•	identifying individuals qualified to become members of the Vivid Seats Board, consistent with criteria approved by the Vivid Seats Board;

•	recommending to the Vivid Seats Board the nominees for election to the Vivid Seats Board at annual meetings of Vivid Seats PubCo’s stockholders;

•	overseeing an evaluation of the Vivid Seats Board and its committees; and

•	developing and recommending to the Vivid Seats Board a set of corporate governance guidelines.

Upon the Closing, Vivid Seats PubCo’s nominating and corporate governance committee will consist of David Donnini, Mark Anderson and Todd Boehly, with Mark Anderson serving as the chair of the committee.

The Vivid Seats Board may from time to time establish other committees.

Code of Ethics

Vivid Seats PubCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Vivid Seats PubCo’s website, www.vividseats.com. Vivid Seats PubCo intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of Vivid Seats PubCo’s executive officers has, during the last year, participated in deliberations of its board of directors concerning executive officer compensation. None of Vivid Seats PubCo’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Vivid Seats Board.

EXECUTIVE COMPENSATION

Horizon

Throughout this sub-section, unless otherwise noted, “we,” “us,” “our,” “the Company” and similar terms refer to Horizon prior to the Closing.

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on the NYSE through the earlier of consummation of the business combination and our liquidation, we will pay our sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. In addition, our sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, officers and directors, or any of their respective affiliates, prior to completion of the business combination.

After the completion of the business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers after the completion of the business combination will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of the business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Vivid Seats

Throughout this sub-section, unless otherwise noted, “we,” “us,” “our,” “the Company” and similar terms refer to Vivid Seats prior to the Closing, and to Vivid Seats PubCo and its subsidiaries after the business combination.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020, our “named executive officers” and their positions were as follows:

•	Stanley Chia, Chief Executive Officer;

•	Lawrence Fey, Chief Financial Officer; and

•	Jon Wagner, Chief Technology Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for our fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total
Stanley Chia	2020	551,539	1,042,105	275,769	26,906	(3)	1,896,319
Chief Executive Officer
Lawrence Fey	2020	192,692	483,973	48,173	6,877	(4)	731,715
Chief Financial Officer
Jon Wagner	2020	350,000	303,354	87,500	9,205	(4)	750,059
Chief Technology Officer

(1)

Amounts reflect the full grant-date fair value of profits interests granted during 2020 computed in accordance with ASC Topic 718, rather than amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all profits interests made to executive officers in Note 2 of the audited consolidated financial statements and the related notes of Hoya Intermediate included elsewhere in this proxy statement/prospectus.

(2)

Annual incentive amounts paid in 2021 for the 2020 performance year were made under individual employment agreements and are reported in the “Non-Equity Incentive Plan Compensation” column. These amounts were paid to the named executive officers in 2021.

(3)

Amount reflects (a) YPO International Membership in the amount of $17,906 in the year ended December 31, 2020, (b) standard 401(k) matching contributions in the amount of $8,250 and (c) tax advisory services in the amount of $750.

(4)	Amount reflects the Company’s standard 401(k) matching contributions.

2020 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. There were no changes to the named executive officers’ base salaries in 2020.

2020 Bonuses

In 2020, each of the named executive officers were eligible to receive an annual executive incentive bonus from the Company; the target bonus is set forth in their respective employment agreements, expressed as a percentage of annual base salary, as described below in “Executive Compensation Arrangements”. Actual bonus payments were determined by the Company on a discretionary basis based on the Company’s overall performance for the year, as well as each individual’s performance, subject to each named executive officer’s continued employment through the payment date.

Equity Compensation

Equity-based awards for the Company’s named executive officers were granted in the form of (a) profits interests, which entitle the holder to a portion of the profits and appreciation in the equity value of Hoya Topco arising after the date of grant and (b) phantom equity, which represents a potential one-time lump sum payment of a portion of a transaction bonus pool of up to $5,021,500. Such payments will be made within 30 days following the sale of Hoya Topco. On September 1, 2020, Messrs. Chia, Fey and Wagner were granted profits interests and phantom equity, each as set forth below.

The following table sets forth the profits interests granted to the Company’s named executive officers in the fiscal year ended December 31, 2020:

Named Executive Officer	2020 Equity Granted(1)(2)
Stanley Chia	450,000	(3)
	450,000	(4)
Lawrence Fey	110,000	(3)
	110,000	(4)
	440,000	(3)
Jon Wagner	77,000	(3)
	77,000	(4)
	240,000	(3)

(1)	See the section entitled “Outstanding Equity Awards at Fiscal Year-End” for details of each profits interest grant and phantom equity grant.

(2)

The vesting of such profits interests and phantom equity occurs in 20% equal installments on each anniversary of the grant date, subject to the named executive officer’s continued employment through each vesting date.

(3)	Represents profits interests.

(4)	Represents phantom equity.

We intend to adopt a 2021 Incentive Award Plan, referred to below as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of its affiliates and to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the 2021 Plan will be effective on the date on which it is adopted by our board of directors, subject to approval of such plan by our stockholders. For additional information about the 2021 Plan, please see the section entitled “2021 Incentive Award Plan” below.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares or units underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

Name	Type of Equity	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Stanley Chia	Profits interests	11/5/2018	300,459	(1)	$1,320,000
	Phantom equity	9/1/2020	450,000	(2)	$842,105
	Profits interests	9/1/2020	450,000	(2)	$2,315,789
Lawrence Fey	Phantom equity	9/1/2020	110,000	(3)	$205,848
	Profits interests	9/1/2020	110,000	(3)	$566,082
	Profits interests	9/1/2020	440,000	(3)	$539,562
Jon Wagner	Profits interests	12/17/2018	54,000	(4)	$66,219
	Phantom equity	9/1/2020	77,000	(3)	$144,094
	Profits interests	9/1/2020	77,000	(3)	$396,257
	Profits interests	9/1/2020	240,000	(3)	$294,306

(1)

Vesting occurs in 20% equal installments on each anniversary of November 5, 2018, subject to Mr. Chia’s continued employment through each vesting date. Upon certain qualifying terminations, (a) an additional 10% of unvested profits interests will accelerate and vest in connection with Mr. Chia’s termination and (b) if a sale of Hoya Topco is consummated in the six-month period following Mr. Chia’s termination, all of the unvested units will accelerate and vest.

(2)

Vesting occurs in 20% equal installments on each anniversary of June 30, 2020, subject to Mr. Chia’s continued employment through each vesting date. Upon certain qualifying terminations, (a) an additional 10% of unvested profits interests will accelerate and vest in connection with Mr. Chia’s termination and (b) if a sale of Hoya Topco is consummated in the six-month period following Mr. Chia’s termination, all of the unvested units will accelerate and vest.

(3)	Vesting occurs in 20% equal installments on each anniversary of June 30, 2020, subject to the named executive officer’s continued employment through each vesting date.

(4)	Vesting occurs in 20% equal installments on each anniversary of December 12, 2018, subject to the named executive officer’s continued employment through each vesting date.

(5)

There is no public market for the profits interests. For purposes of this disclosure, the Company has valued the profits interests using a third-party valuation on a per-unit basis as of December 31, 2020. The amount reported above under the heading “Market Value of Shares or Units of Stock That Have Not Vested” reflects the intrinsic value of the profits interests as of December 31, 2020, based upon the terms of each individual’s profits interests.

Executive Compensation Arrangements

Stanley Chia, Chief Executive Officer

On October 3, 2018, the Company entered into an employment agreement with Mr. Chia, providing for his position as Chief Executive Officer of the Company. Subsequently, in August 2021, the Company and Vivid Seats, LLC entered into a new employment agreement with Mr. Chia which will be effective upon the closing of this offering, and will then supersede his existing employment agreement. For purposes of the following description of Mr. Chia’s employment terms, we refer to his existing employment agreement and his new employment agreement that will become effective upon the closing of this offering, collectively, as the Chia Employment Agreement. Mr. Chia’s employment with the company is at-will and either party may terminate the Chia Employment Agreement without notice.

With respect to 2020, the Chia Employment Agreement provided that Mr. Chia was entitled to a base salary of $600,000 per year, that Mr. Chia had the opportunity to earn an annual incentive bonus in an amount equal to up to one-hundred percent (100%) of his annual base salary, determined by reference to the attainment of Company performance metrics and individual performance objectives, in each case, in the sole discretion of the Company’s board of directors, and that Mr. Chia was also entitled to participate in the Company’s health and welfare plans.

Upon the closing of this offering, and subject to the approval of the Company’s board of directors, Mr. Chia will be entitled to receive the following equity awards under the 2021 Plan: (i) 250,000 restricted stock units, (ii) non-qualified stock options with a grant date estimated fair value equal to $2,500,000 and (iii) non-qualified stock options intended to represent a portion of the value attributable to the Intermediate Warrants, as determined in good faith by the Company’s board of directors. The equity awards will vest in equal quarterly installments over the four-year period immediately following this offering, subject to Mr. Chia’s continued employment.

In addition, the Chia Employment Agreement provides that upon termination of Mr. Chia’s employment by the Company without Cause (as defined below) or if Mr. Chia’s resignation for Good Reason (as defined below) (such termination, a “severance-qualifying termination”), Mr. Chia will be entitled to receive, subject to his execution and non-revocation of a release of claims, in addition to any accrued amounts, (i) continued payment of his annual base salary for a period of twelve months and (ii) a prorated annual bonus for the year in which termination occurs (determined at fifty percent (50%) achievement). Upon the closing of this offering, upon a severance-qualifying termination, in addition to subsections (i) and (ii) described above, Mr. Chia will also be entitled to receive up to twelve (12) months’ of Company-paid health insurance premiums as well as any unpaid bonus for a prior fiscal year.

“Cause” is defined in the Chia Employment Agreement generally as the following conduct of Mr. Chia: (i) a material failure by Mr. Chia to perform his responsibilities or duties to the Company under the Chia Employment Agreement or those other responsibilities or duties as reasonably requested from time to time by the Company’s board of directors and consistent with the Chia Employment Agreement; (ii) Mr. Chia’s engagement in illegal conduct or gross misconduct that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company; (iii) Mr. Chia’s commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company; (iv) a material breach of Mr. Chia’s duty of loyalty to the Company or Mr. Chia’s material breach of the Company’s written code of conduct and business ethics, in either case, that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company or Mr. Chia’s material breach of his restrictive covenants agreement or any other material written agreement between Mr. Chia and the Company; (v) dishonesty that has materially harmed or is reasonably likely to materially harm the Company; (vi) fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of Mr. Chia’s duties as an employee; or (vii) excessive and unreasonable absences from Mr. Chia’s duties for any reason (other than authorized leave or as a result of Mr. Chia’s death or Disability (as defined in the Chia Employment Agreement)), provided that, as to clauses (i), (ii), (iv), (vi), or (vii), an event will only constitute Cause after written notice has been given by the Company’s board of directors and has not been cured for a period of thirty (30) days after Mr. Chia receives notice from the Company’s board of directors.

“Good Reason” is defined in the Chia Employment Agreement generally as the occurrence of any of the following events: (i) a material adverse change in Mr. Chia’s title, position, duties or responsibilities with the Company, including, but not limited to, (x) any failure of the Company to maintain Mr. Chia’s title, position, duties and responsibilities as the sole chief executive officer and most senior executive officer of the Company (y) while Mr. Chia is Chief Executive Officer of the Company, Mr. Chia’s failure to be nominated to the Company’s board of directors or any governing body of the Company, or (z) any requirement that Mr. Chia report to anyone other than directly to the Company’s board of directors, (ii) a reduction in then-current Base Salary or then current Annual Bonus by more than ten percent (10%) of either, (iii) the material breach by the Company of any agreement between Mr. Chia and the Company or (iv) a relocation of Mr. Chia’s primary location of work more than thirty (30) miles from the Company’s headquarters in Chicago, Illinois, provided, however, that in each case above, Mr. Chia must (a) first provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such event specifying the basis for his belief that he is entitled to terminate his employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following Mr. Chia’s delivery to the Company of such written notice, and (c) actually resign Mr. Chia’s employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

For purposes of the definitions of “Cause” and “Good Reason”, references to the Company include subsidiaries, successor entities and Hoya Topco.

Under the Chia Employment Agreement, Mr. Chia is subject to perpetual confidentiality, a non-compete provision during his employment and in the one-year period post termination, a non-solicitation of customers and employee provision during his employment and in the one-year period post termination and a perpetual mutual non-disparagement provision.

Lawrence Fey, Chief Financial Officer

On March 19, 2020, the Company entered into an employment agreement with Mr. Fey, providing for his position as Chief Financial Officer of the Company. Subsequently, in August 2021, the Company and Vivid Seats, LLC entered into a new employment agreement with Mr. Fey which will be effective upon the closing of this offering, and will then supersede his existing employment agreement. For purposes of the following description of Mr. Fey’s employment terms, we refer to his existing employment agreement and his new employment agreement that will become effective upon the closing of this offering, collectively, as the Fey Employment Agreement.Mr. Fey’s employment with the Company is at-will and either party may terminate the Fey Employment Agreement without notice.

With respect to 2020, the Fey Employment Agreement provided that Mr. Fey was entitled to a base salary of $300,000 per year and that Mr. Fey was entitled to participate in the Company’s health and welfare plans. Upon the closing of this offering, Mr. Fey has the opportunity to earn an annual incentive bonus in an amount equal to up to fifty percent (50%) of his annual base salary, determined by reference to the attainment of Company performance metrics and individual performance objectives, in each case, in the sole discretion of the Company’s board of directors.

Upon the closing of this offering, and subject to the approval of the Company’s board of directors, Mr. Fey will be entitled to receive the following equity awards under the 2021 Plan: (i) 200,000 restricted stock units, (ii) non-qualified stock options with a grant date estimated fair value equal to $2,000,000 and (iii) non-qualified stock options intended to represent a portion of the value attributable to the Intermediate Warrants, as determined in good faith by the Company’s board of directors. The equity awards will vest in equal quarterly installments over the four-year period immediately following this offering, subject to Mr. Fey’s continued employment.

In addition, upon the closing of this offering, upon termination of Mr. Fey’s employment by the Company without Cause (as defined below) or if Mr. Fey’s resignation for Good Reason (as defined below) (such termination, a “severance-qualifying termination”), Mr. Fey will be entitled to receive, subject to his execution and non-revocation of a release of claims, in addition to any accrued amounts, (i) continued payment of his annual base salary for a period of twelve months, (ii) a prorated annual bonus for the year in which termination occurs (determined at fifty percent (50%) achievement) and (iii) 12 months of Company-paid health insurance premiums.

“Cause” is defined in the Fey Employment Agreement generally as the following conduct of Mr. Fey: (i) a material failure by Mr. Fey to perform his responsibilities or duties to the Company under the Fey Employment Agreement or those other responsibilities or duties as reasonably requested from time to time by the Company’s board of directors and consistent with the Fey Employment Agreement; (ii) Mr. Fey’s engagement in illegal conduct or gross misconduct that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company; (iii) Mr. Fey’s commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company; (iv) a material breach of Mr. Fey’s duty of loyalty to the Company or Mr. Fey’s material breach of the Company’s written code of conduct and business ethics, in either case, that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company or Mr. Fey’s material breach of his restrictive covenants agreement or any other material written agreement between Mr. Fey and the Company; (v) dishonesty that has materially harmed or is reasonably likely to materially harm the Company; (vi) fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of Mr. Fey’s duties as an employee; or (vii) excessive and unreasonable absences from Mr. Fey’s duties for any reason (other than authorized leave or as a result of Mr. Fey’s death or Disability (as defined in the Fey Employment Agreement)), provided that, as to clauses (i), (ii), (iv), (vi), or (vii), an event will only constitute Cause after written notice has been given by the Company’s board of directors and has not been cured for a period of thirty (30) days after Mr. Fey receives notice from the Company’s board of directors.

“Good Reason” is defined in the Fey Employment Agreement generally as the occurrence of any of the following events: (i) a material adverse change in Mr. Fey’s title, position, duties or responsibilities with the Company, including, but not limited to, (x) any failure of the Company to maintain Mr. Fey’s title, position, duties and responsibilities as the chief financial officer of the Company or (x) any requirement that Mr. Fey report to anyone other than directly to the Chief Executive Officer or the Company’s board of directors, (ii) a reduction in then-current Base Salary or then current Annual Bonus by more than ten percent (10%) of either, (iii) the material breach by the Company of any agreement between Mr. Fey and the Company or (iv) a relocation of Mr. Fey’s primary location of work more than thirty (30) miles from the Austin-Round Rock-San Marcos metropolitan area or the Chicago-Naperville-Elgin metropolitan area, provided, however, that in each case above, Mr. Fey must (a) first provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such event specifying the basis for his belief that he is entitled to terminate his employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following Mr. Fey’s delivery to the Company of such written notice, and (c) actually resign Mr. Fey’s employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

For purposes of the definitions of “Cause” and “Good Reason”, references to the Company include subsidiaries, successor entities and Hoya Topco.

Under the Fey Employment Agreement, Mr. Fey is subject to perpetual confidentiality, a non-compete provision during his employment and in the one-year period post termination, a non-solicitation of customers and employee provision during his employment and in the one-year period post termination and a perpetual mutual non-disparagement provision.

In addition, Mr. Fey is also party to a and restrictive covenants agreement, pursuant to which he is subject to perpetual confidentiality, a non-compete provision during his employment and in the two-year period post termination, a non-solicitation of customers and employee provision during his employment and in the two-year period post termination and a perpetual non-disparagement provision in favor of the Company.

Jon Wagner, Chief Technology Officer

On December 4, 2018, the Company entered into an employment agreement with Mr. Wagner, providing for his position as Chief Technology Officer of the Company. Mr. Wagner’s employment with the Company is at-will and either party may terminate the Wagner Employment Agreement without notice.

Subsequently, in August 2021, the Company and Vivid Seats, LLC entered into a new employment agreement with Mr. Wagner which will be effective upon the closing of this offering, and will then supersede his existing employment agreement. For purposes of the following description of Mr. Wagner’s employment terms, we refer to his existing employment agreement and his new employment agreement that will become effective upon the closing of this offering, collectively, as the Wagner Employment Agreement.

The Wagner Employment Agreement provides that Mr. Wagner is entitled to a base salary of $350,000 per year. Mr. Wagner has the opportunity to earn an annual incentive bonus in an amount equal to up to fifty percent (50%) of his annual base salary, determined in the sole discretion of the Company’s board of directors. Mr. Wagner is currently not entitled to any severance payments. Mr. Wagner is also entitled to participate in the Company’s health and welfare plans. Upon the closing of this offering, Mr. Wagner will be entitled to a base salary of $364,000 and has the opportunity to earn an annual incentive bonus in an amount equal to up to fifty percent (50%) of his annual base salary, determined by reference to the attainment of Company performance metrics and individual performance objectives, in each case, in the sole discretion of the Company’s board of directors.

Upon the closing of this offering, and subject to the approval of the Company’s board of directors, Mr. Wagner will be entitled to receive the following equity awards under the 2021 Plan: (i) 100,000 restricted stock units, (ii) non-qualified stock options with a grant date estimated fair value equal to $1,000,000 and (iii) non-qualified stock options intended to represent a portion of the value attributable to the Intermediate Warrants, as determined in good faith by the Company’s board of directors. The equity awards will vest in equal quarterly installments over the four-year period immediately following this offering, subject to Mr. Wagner’s continued employment.

In addition, upon the closing of this offering, upon termination of Mr. Wagner’s employment by the Company without Cause (as defined below) or if Mr. Wagner’s resignation for Good Reason (as defined below)

(such termination, a “severance-qualifying termination”), Mr. Wagner will be entitled to receive, subject to his execution and non-revocation of a release of claims, in addition to any accrued amounts, (i) continued payment of his annual base salary for a period of nine months, (ii) a prorated annual bonus for the year in which termination occurs (determined at fifty percent (50%) achievement), and (iii) 9 months of Company-paid health insurance premiums.

“Cause” is defined in the Wagner Employment Agreement generally as the following conduct of Mr. Wagner: (i) a material failure by Mr. Wagner to perform his responsibilities or duties to the Company under the Wagner Employment Agreement or those other responsibilities or duties as reasonably requested from time to time by the Company’s board of directors and consistent with the Wagner Employment Agreement; (ii) Mr. Wagner’s engagement in illegal conduct or gross misconduct that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company; (iii) Mr. Wagner’s commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company; (iv) a material breach of Mr. Wagner’s duty of loyalty to the Company or Mr. Wagner’s material breach of the Company’s written code of conduct and business ethics, in either case, that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company or Mr. Wagner’s material breach of his restrictive covenants agreement or any other material written agreement between Mr. Wagner and the Company; (v) dishonesty that has materially harmed or is reasonably likely to materially harm the Company; (vi) fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of Mr. Wagner’s duties as an employee; or (vii) excessive and unreasonable absences from Mr. Wagner’s duties for any reason (other than authorized leave or as a result of Mr. Wagner’s death or Disability (as defined in the Wagner Employment Agreement)), provided that, as to clauses (i), (ii), (iv), (vi), or (vii), an event will only constitute Cause after written notice has been given by the Company’s board of directors and has not been cured for a period of thirty (30) days after Mr. Wagner receives notice from the Company’s board of directors.

“Good Reason” is defined in the Wagner Employment Agreement generally as the occurrence of any of the following events: (i) a material adverse change in Mr. Wagner’s title, position, duties or responsibilities with the Company, including, but not limited to, (x) any failure of the Company to maintain Mr. Wagner’s title, position, duties and responsibilities as the chief financial officer of the Company or (x) any requirement that Mr. Wagner report to anyone other than directly to the Chief Executive Officer, (ii) a reduction in then-current Base Salary or then current Annual Bonus by more than ten percent (10%) of either, (iii) the material breach by the Company of any agreement between Mr. Wagner and the Company or (iv) a relocation of Mr. Wagner’s primary location of work more than thirty (30) miles from the Philadelphia-Camden-Wilmington metropolitan area or the Chicago-Naperville-Elgin metropolitan area, provided, however, that in each case above, Mr. Wagner must (a) first provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such event specifying the basis for his belief that he is entitled to terminate his employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following Mr. Wagner’s delivery to the Company of such written notice, and (c) actually resign Mr. Wagner’s employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

For purposes of the definitions of “Cause” and “Good Reason”, references to the Company include subsidiaries, successor entities and Hoya Topco.

Under the Wagner Employment Agreement, Mr. Wagner is subject to perpetual confidentiality, a non-compete provision during his employment and in the one-year period post termination, a non-solicitation of customers and employee provision during his employment and in the one-year period post termination and a perpetual mutual non-disparagement provision.

In addition, Mr. Wagner is also party to an employment and restrictive covenants agreement, pursuant to which he is subject to perpetual confidentiality, a non-compete provision during his employment and in the two (2) year period post termination, a non-solicitation of customers and employee provision during his employment and in the two-year period post termination and a perpetual non-disparagement provision in favor of the Company.

Director Compensation

None of our directors for our fiscal year ended December 31, 2020 or any prior fiscal years have received any compensation for their services. In connection with the consummation of the business combination, we will implement a policy pursuant to which each independent non-employee director will receive an annual director fee of $40,000 as well as an additional annual fee of $10,000 for service on our audit committee $7,500 for service on our nominating and governance committee and $5,000 for service on our compensation committee, each earned on a quarterly basis. Each non-employee director will receive an initial equity award with a grant date value of $320,000, which will vest in five equal annual installments, subject to the non-employee director continuing in service through each vesting date. Each non-employee director will also receive an annual equity award with a grant date value of $160,000 which will vest in full on the date of our annual shareholder meeting immediately following the date of grant, subject to the non-employee director continuing in service through such meeting date, provided that, the first annual equity award for each non-employee director shall be pro-rated based on such non-employee director’s board service start date.

Equity Compensation

Profits Interests and Phantom Equity

The outstanding long-term incentives held by our named executive officers consist of profits interests and phantom equity granted pursuant to the limited liability company agreement of Hoya Topco, as amended from time to time, and individual award agreements. The profits interests and phantom equity are designed to align employees’ interests with the interests of Hoya Topco, and its subsidiaries, and represent interests in the future profits (once a certain level of proceeds has been generated) in Hoya Topco. The phantom equity represents a potential one-time lump sum payment in connection with a sale of Hoya Topco.

In general, awards of profits interests and phantom equity vest ratably over five years from June 30, 2020, subject to continued employment through each vesting date. Upon the occurrence of a Change of Control, the outstanding unvested profits interests shall become fully vested and non-forfeitable, and the phantom equity shall be entitled to a payment under a transaction bonus pool. In addition, upon a sale of Hoya Topco, the acquirer may reasonably request that the holder of profits interests continue to provide services at compensation no less favorable in the aggregate than the compensation earned by such holder prior to the sale. Certain portions of the proceeds received from the profits interests may be forfeited in certain circumstances following such sale that is contingent upon whether the holder provides such services.

The profits interests and phantom equity will remain outstanding following consummation of the business combination, and will generally remain subject to, the same terms and conditions.

2021 Incentive Award Plan

We intend to adopt the 2021 Plan, to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of its affiliates to enable our Company and certain affiliates to obtain and retain services of these individuals, which are essential to our long-term success. We expect the 2021 Plan to be effective on the date it is adopted by the Vivid Seats Board, subject to approval of such plan by our stockholders. The material terms of the 2021 Plan are summarized below.

Eligibility and Administration

The Company’s employees, consultants and directors, and employees and consultants of any of the Company’s subsidiaries, will be eligible to receive awards under the 2021 Plan. The basis for participation in the 2021 Plan by eligible persons is the selection of such persons for participation by the plan administrator in its discretion. The 2021 Plan will be generally administered by our board of directors, which may delegate its duties and responsibilities to committees of our board of directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the 2021 Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, and adopt rules for the administration of, the 2021 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration conditions. The plan administrator may also institute and determine the terms and conditions of an “exchange program,” which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the 2021 Plan. The plan administrator’s determinations under the 2021 Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the 2021 Plan or any award thereunder.

Limitation on Awards and Shares Available

The number of shares initially available for issuance under awards granted pursuant to the 2021 Plan will be 14,990,050 shares of Vivid Seats Class A common stock. The number of shares initially available for issuance will be increased on January 1 of each calendar year beginning in 2022 and ending in 2031, by an amount equal to the lesser of (a) 2% of the shares of Vivid Seats Class A common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by our board of directors. No more than 12,990,050 shares of Vivid Seats Class A common stock may be issued upon the exercise of incentive stock options under the 2021 Plan. Shares issued under the 2021 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares.

If an award under the 2021 Plan expires, lapses or is terminated, exchanged for cash, surrendered to an exchange program, repurchased, cancelled without having been fully exercised or forfeited, then any shares subject to such award will, as applicable, become or again be available for new grants under the 2021 Plan. Shares delivered to the Company by a participant to satisfy the applicable exercise price or purchase price of an award and/or satisfy any applicable tax withholding obligation (including shares retained by the Company from the award being exercised or purchased and/or creating the tax obligation), will become or again be available for award grants under the 2021 Plan, provided that shares underlying the non-qualified stock options granted in connection with the Effective Date Option Awards (as defined in the 2021 Plan) will not become or again be available for awards under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the number of shares available for issuance under the 2021 Plan. Awards granted under the 2021 Plan upon the assumption of, or in substitution or exchange for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger, consolidation, acquisition or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan. The plan administrator may, in its discretion, make adjustments to the maximum number and kind of shares which may be issued under the 2021 Plan upon the occurrence of a merger, reorganization, consolidation, combination, amalgamation, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of common stock or other securities of the Company, change in control, issuance of warrants or other rights to purchase common stock or other securities of the Company or similar corporate transaction or event.

Awards

The 2021 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs; restricted stock; dividend equivalents; restricted stock units, or RSUs; stock appreciation rights, or SARs; and other stock or cash-based awards. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

Stock options. Stock options provide for the purchase of shares of Vivid Seats Class A common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. Unless otherwise determined by the plan administrator and only with respect to certain substitute options granted in connection with a corporate transaction, the exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders). Unless otherwise determined by the plan administrator in accordance with applicable laws, the term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions as the plan administrator may determine. ISOs may be granted only to the Company’s U.S. employees and employees of the Company’s present or future parent or subsidiaries, if any.

SARs. SARs entitle their holder, upon exercise, to receive from the Company an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and unless otherwise determined by the plan administrator in accordance with applicable laws, the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions as the plan administrator may determine.

Restricted stock and RSUs. Restricted stock is an award of nontransferable shares of Vivid Seats Class A common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are unfunded, unsecured rights to receive, on the applicable settlement date, Vivid Seats Class A common stock or an amount in cash or other consideration determined by the plan administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions during the applicable restriction period or periods set forth in the award agreement. RSUs may be accompanied by the right to receive the equivalent value of dividends paid on shares of Vivid Seats Class A common stock prior to the delivery of the underlying shares, subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which the dividend equivalents are granted. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral and in accordance with applicable law. Conditions applicable to restricted stock and RSUs may be based on continuing service, performance and/or such other conditions as the plan administrator may determine.

Other stock or cash-based awards. Other stock or cash-based awards may be granted to participants, including awards entitling participants to receive Vivid Seats Class A common stock to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise). Such awards may be paid in Vivid Seats Class A common stock, cash or other property, as the administrator determines. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Performance Awards

Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total shareholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the Company’s board of directors or its applicable committee, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of its subsidiary, division, business segment or business unit, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events not directly related to the business or outside of the reasonable control of management, foreign exchange gains or losses, and legal, regulatory, tax or accounting changes.

Provisions of the 2021 Plan Relating to Director Compensation

The 2021 Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the 2021 Plan’s limitations. The plan administrator may establish the terms, conditions and amounts of all such non-employee director compensation in its discretion and in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value (as determined in accordance with ASC 718, or any successor thereto) of any equity awards granted as compensation for services as a non- employee director during any calendar year may not exceed $600,000. The plan administrator may make exceptions to this limits for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Certain Transactions

In connection with certain transactions and events affecting Vivid Seats Class A common stock, including, without limitation, any dividend or other distribution, reorganization, merger, consolidation, recapitalization, or sale of all or substantially all of the assets of the Company, or sale or exchange of common stock or other securities of the Company, a change in control, or issuance of warrants or other rights to purchase common stock or other securities of the Company, or similar corporate transaction or event, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2021 Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property and/or terminating awards under the 2021 Plan.

For purposes of the 2021 Plan, a “change in control” means and includes each of the following:

•

a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or its subsidiaries or any employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

•

during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Company board of directors together with any new directors (other than a director designated by a person who shall have entered into an agreement with the Company to effect a change in control transaction) whose election by the Company board of directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

•

the consummation by the Company (whether directly or indirectly) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

•

which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the Company’s business, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

•

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by the Company to the extent set forth in such claw-back policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2021 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2021 Plan and exercise price obligations arising in connection with the exercise of stock options under the 2021 Plan, the plan administrator may, in its discretion and subject to any applicable blackout or lock-up periods, accept cash, wire transfer, or check, shares of Vivid Seats Class A common stock that meet specified conditions (a market sell order) or such other consideration as it deems suitable or any combination of the foregoing.

Plan Amendment and Termination

The Company’s board of directors may amend, suspend or terminate the 2021 Plan at any time. However, no amendment, other than an increase in the number of shares available under the 2021 Plan, in excess of the initial pool and annual increase as described above, may materially and adversely affect any award outstanding at the time of such amendment without the affected participant’s consent. The Company’s board of directors will obtain stockholder approval for any plan amendment to the extent necessary to comply with applicable laws. The plan administrator will have the authority, without the approval of the Company’s shareholders, to amend any outstanding award, including by substituting another award of the same or different type, changing the exercise or settlement date, converting an ISO to an NSO and institute any such exchange program. No award may be granted pursuant to the 2021 Plan after the expiration of the 2021 Plan. The 2021 Plan is scheduled to remain in effect until the earlier of (i) the tenth anniversary of the date on which the Company’s board of directors adopts the 2021 Plan and (ii) the earliest date as of which all awards granted under the 2021 Plan have been satisfied in full or terminated and no shares approved for issuance under the 2021 Plan remain available to be granted under new awards.

Securities Laws

The 2021 Plan is intended to conform to all provisions of the Securities Act, the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Exchange Act Rule 16b-3. The 2021 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences

The material federal income tax consequences of the 2021 Plan under current federal income tax law are summarized in the following discussion, which deals with the general U.S. federal income tax principles applicable to the 2021 Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

Stock options and SARs. An 2021 Plan participant generally will not recognize taxable income and the Company generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an ISO or an NSO. Upon exercising an NSO when the fair market value of Vivid Seats Class A common stock is higher than the exercise price of the option, an 2021 Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and the Company (or its subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising an ISO, an 2021 Plan participant generally will not recognize taxable income, and the Company will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.

The Company will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, the Company should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.

Upon exercising or settling a SAR, an 2021 Plan participant will recognize taxable income at ordinary income tax rates, and the Company should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Restricted stock and RSUs. An 2021 Plan participant generally will not recognize taxable income at ordinary income tax rates and the Company generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and the Company should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

However, an 2021 Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a risk of forfeiture (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for the shares. The Company will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and the Company will not be entitled to any additional tax deduction.

Other stock or cash-based awards. An 2021 Plan participant will not recognize taxable income and the Company will not be entitled to a tax deduction upon the grant of other stock or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and the Company should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment. Upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Section 162(m) of the Code. Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million. Payment of awards under the 2021 Plan could result in an officer receiving compensation in excess of $1 million in a year and thus a loss of deductibility for the Company.

Section 280G of the Code. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2021 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Section 409A of the Code. Section 409A of the Code (“Section 409A”) imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” could include equity-based incentive programs, including certain stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the 2021 Plan are expected to be designed in a manner intended to be exempt from, or comply with, the requirements of Section 409A of the Code. However, if the 2021 Plan or any award thereunder fails to be maintained and administered in compliance with Section 409A, a participant could be subject to the additional taxes and interest.

State, local and foreign tax consequences may in some cases differ from the United States federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in respect of the 2021 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The 2021 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

2021 Employee Stock Purchase Plan

We intend to adopt the 2021 Employee Stock Purchase Plan, or the ESPP to assist the Company’s eligible employees in acquiring a stock ownership interest in the Company and to help our eligible employees provide for their future security and to encourage them to remain in our employment. We expect the ESPP to be effective on the date it is adopted by the Vivid Seats Board, subject to approval of such plan by our stockholders. The material terms of the ESPP are summarized below.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant the right to purchase shares of Vivid Seats Class A common stock under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (1) the grant of the right to purchase shares of Vivid Seats Class A common stock by U.S. employees that are intended to qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of the right to purchase shares of Vivid Seats Class A common stock that are not intended to qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code to facilitate participation for employees located outside of the U.S. who do not benefit from favorable U.S. federal tax treatment or who otherwise are not eligible or not intended to participate in the Section 423 Component and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.

Shares Available for Awards; Administration

A total of 2,598,010 shares of Vivid Seats Class A common stock will initially be reserved for issuance under the ESPP. In addition, the number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending on and including January 31, 2031, by an amount equal to the lesser of (A) 0.5% of the aggregate number of shares of Vivid Seats Class A common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors. The number of shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the ESPP will not exceed an aggregate of 25,000 shares. Our board of directors or a committee of our board of directors will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the compensation committee will be the initial administrator of the ESPP.

Eligibility

We expect that all of the Company employees will be eligible to participate in the ESPP. However, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of stock and other securities of the Company, or a parent or subsidiary corporation of the Company. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period. As of the Closing, we are expected to have approximately 236 employees who will be eligible to participate in the ESPP. Additionally, the plan administrator may provide that an employee will not be eligible to participate in an offering period under the Section 423 Component if (i) such employee is a highly compensated employee under Section 414(q) of the Code, (ii) such employee has not met a service requirement designated by the plan administrator, (iii) such employee’s customary employment is for twenty hours per week or less, (iv) such employee’s customary employment is for less than five months in any calendar year and/or (v) such employee is a citizen or resident of a non-U.S. jurisdiction or the grant of a right to purchase shares of Vivid Seats Class A common stock under the ESPP to such employee would be prohibited under the laws of such non-U.S. jurisdiction or the grant of a right to purchase such shares under the ESPP to such employee in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code.

Grant of Rights

Stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven months long. The plan administrator will establish one or more purchase periods within each offering period. The number of purchase periods within, and purchase dates during each offering period, will be established by the plan administrator prior to the commencement of each offering period. The length of the purchase periods will be determined by the plan administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day of the purchase period or such other date as determined by the plan administrator. Payroll deductions for each offering periods under the ESPP will commence for a participant on the first regular payday following the applicable enrollment date of an offering period and will end on the last such payday in the offering period to which such participant’s authorization is applicable, unless sooner terminated or suspended by the participant or plan administrator under the ESPP. The plan administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the plan administrator in lieu of or in addition to payroll deductions.

The ESPP permits participants to purchase Vivid Seats Class A common stock through payroll deductions of a specified percentage or a fixed dollar amount of their eligible compensation, which, in either event, may not be less than 1% and may not be more than the maximum percentage specified by the plan administrator for the applicable offering period or purchase period. In the absence of a contrary designation, such maximum percentage will be 20%. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Vivid Seats Class A common stock as of the first day of the offering period).

On the first trading day of each offering period, each participant will be granted the right to purchase shares of Vivid Seats Class A common stock. The right will expire on the earlier of, the end of the applicable offering period, the last purchase date of the offering period, and the date on which the participant withdraws from the ESPP, and will be exercised at that time to the extent of the payroll deductions (or contributions) accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, with respect to the Section 423 Component will be 85% of the lower of the fair market value of Vivid Seats Class A common stock on the first trading day of the offering period or on the purchase date. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions (and contributions, if applicable) that have not yet been used to purchase shares of Vivid Seats Class A common stock. If a participant withdraws from the ESPP during an offering period, the participant cannot rejoin until the next offering period. Participation ends automatically upon a participant’s termination of employment.

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and are generally exercisable only by the participant.

Certain Transactions

In the event of certain non-reciprocal transactions or events affecting Vivid Seats Class A common stock, including, without limitation, any dividend or other distribution, change in control, reorganization, merger, repurchase, redemption, recapitalization, liquidation, dissolution, sale of all or substantially all of our assets or sale or exchange of our shares of Vivid Seats Class A common stock, or other similar corporate transaction or event, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In the event of any events or transactions set forth in the immediately preceding sentence or any unusual or non-recurring events or transactions, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

Plan Amendment; Termination

The plan administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, in excess of the initial pool and annual increase as described above, or changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP. The ESPP will continue until terminated by our board of directors.

Material U.S. Federal Income Tax Consequences

The material federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted a right under the ESPP (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of: (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Horizon

On July 2, 2020, Sponsor paid $25,000 to cover for certain expenses on behalf of Horizon in exchange for the issuance of an aggregate of 14,375,000 Horizon Class B ordinary shares or approximately $0.002 per share. Such securities were issued in connection with Horizon’s formation and were exempt from registration.

On August 25, 2020, Horizon consummated an initial public offering (the “initial public offering”) of 50,000,000 units, at an offering price of $10.00 per unit and a private placement with Sponsor of 5,933,333 Horizon IPO Private Placement Warrants at a price of $1.50 per warrant. $500.0 million of net proceeds from the initial public offering and a concurrent private placement were placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee.

On August 26, 2020, Horizon issued an additional 4,398,433 units (the “Over-Allotment Units”) pursuant to the partial exercise by the underwriters of the Over-Allotment in connection with the initial public offering. The Over-Allotment Units were priced at $10.00 per unit, generating total gross proceeds of $43,984,330. Concurrently, Sponsor also purchased an additional 586,458 Horizon IPO Private Placement Warrants for $879,687. Of the proceeds received from the consummation of the initial public offering, the private placement purchases by Sponsor and the sale of the Over-Allotment Units, $543,984,330 was deposited in the Trust Account.

Horizon currently leases office space at 600 Steamboat Road, Suite 200, Greenwich, CT 06830 as its executive offices. Horizon pays Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of its management team. Upon completion of its initial business combination or liquidation, Horizon will cease paying these monthly fees. Sponsor, to date, has waived the monthly fee.

No compensation of any kind, including finder’s and consulting fees, will be paid by Horizon to Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Horizon’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Horizon’s audit committee will review on a quarterly basis all payments that were made by Horizon to Sponsor, officers, directors or Horizon’s or their affiliates.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of Horizon’s officers and directors may, but are not obligated to, loan to Horizon funds as may be required on a non-interest basis. If Horizon completes the initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that the initial business combination does not close, Horizon may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Horizon IPO Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the initial business combination, Horizon does not expect to seek loans from parties other than Sponsor or an affiliate of Sponsor as Horizon does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Any of the foregoing payments to Sponsor, repayments of loans from Sponsor or repayments of working capital loans prior to the initial business combination will be made using funds held outside the Trust Account.

Registration Rights Agreement

At the Closing, Vivid Seats PubCo, the Sponsor and Hoya Topco will amend and restate the Registration and Shareholder Rights Agreement, dated as of August 25, 2020, by and between Horizon and the Sponsor. Pursuant to the Registration Rights Agreement, Vivid Seats PubCo will agree to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 30 days following Closing and the Sponsor and Hoya Topco will be granted certain customary registration rights with respect to the securities of Vivid Seats PubCo. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Sponsor Agreement

On April 21, 2021, Horizon entered into the Sponsor Agreement with Sponsor, Horizon and Hoya Topco. Pursuant to the Sponsor Agreement, among other things, Sponsor agreed to vote in favor of the Transaction Agreement and the business combination, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. For more information about the Sponsor Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Transaction Agreement, Horizon and Vivid Seats PubCo entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, an aggregate of 22,500,000 shares of Vivid Seats Class A common stock, in a private placement for a purchase price of $10.00 per share, for aggregate gross proceeds of $225.0 million. In the event that redemptions of Horizon Class A ordinary shares reduce the Transaction Proceeds to an amount below $769.0 million, the Sponsor shall increase its commitment to the PIPE Subscription by a corresponding amount (the “Sponsor Backstop Commitment”). In consideration for the Sponsor Backstop Commitment, Hoya Intermediate shall pay the Sponsor $11.7 million in cash at Closing.

The closing of the PIPE Subscription is contingent upon, among other things, the substantially concurrent consummation of the business combination. The Subscription Agreements provide that Vivid Seats PubCo will grant the investors in the PIPE Subscription certain customary registration rights. Vivid Seats PubCo will, within 30 days after the consummation of the business combination, file with the SEC a registration statement registering the resale of such shares of Vivid Seats Class A common stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. For more information about the Subscription Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

Engagement Letters

On March 14, 2021, Horizon entered into an engagement letter (the “PIPE Engagement Letter”) with Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Evercore Group L.L.C. (“Evercore”), pursuant to which Credit Suisse and Evercore will act as placement agents (in such capacities, the “Placement Agents”) in connection with the PIPE Subscription. The aggregate fees payable to Credit Suisse pursuant to the PIPE Engagement Letter, the Advisors Engagement Letter and as a portion of the Deferred Discount (as defined the underwriting agreement) that are contingent on completion of the business combination are approximately $8.4 million.

On April 21, 2021, Horizon entered into an engagement letter (the “Advisors Engagement Letter”) with Credit Suisse and Deutsche Bank Securities Inc. (“Deutsche Bank” and, together with Credit Suisse, the “Advisors”). Pursuant to the Advisors Engagement Letter, Credit Suisse and Deutsche Bank will act as Horizon’s financial and equity capital markets advisors and will perform customary services for Horizon in connection with the business combination. Pursuant to the Advisors Engagement Letter, upon consummation of the business combination, Horizon and the Advisors shall agree on a mutually acceptable transaction fee.

On May 4, 2021, Vivid Seats entered into an engagement letter with Citigroup Global Markets Inc. (“Citi”), pursuant to which Citi will act as a financial advisor to Vivid Seats in connection with the business combination (the “Citi Engagement Letter”). Pursuant to the Citi Engagement Letter, upon consummation of the business combination, Vivid Seats will owe Citi an advisory fee of $1,000,000. Citi was not involved in the negotiation of the business combination or valuation discussions related thereto.

On May 20, 2021, Horizon entered into an engagement letter with D.A. Davidson & Co. (“D.A. Davidson”), pursuant to which D.A. Davidson will render financial advisory and investment banking services to Horizon in connection with the business combination (the “Davidson Engagement Letter”). Pursuant to the Davidson Engagement Letter, upon consummation of the business combination, Horizon will owe D.A. Davidson a cash advisory fee of $400,000 (which shall be a portion of the Deferred Discount (as defined in the underwriting agreement)).

On May 24, 2021, Horizon entered into an engagement letter with William Blair & Company, L.L.C. (“Blair”), pursuant to which Blair will act as a capital markets advisor to Horizon in connection with the business combination (the “Blair Engagement Letter”). Pursuant to the Blair Engagement Letter, upon consummation of the business combination, Horizon will owe Blair an advisory fee of $1,500,000 (which shall be a portion of the Deferred Discount).

Vivid Seats

Stockholders’ Agreement

At the Closing, Vivid Seats PubCo will enter into the Stockholders’ Agreement with Sponsor and Hoya Topco, pursuant to which, among other things, Private Equity Owner will be granted certain rights to designate directors for election to the Vivid Seats Board (and the voting parties will vote in favor of such designees). For more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders’ Agreement.”

Registration Rights Agreement

At the Closing, Vivid Seats PubCo, the Sponsor and Hoya Topco will amend and restate the Registration and Shareholder Rights Agreement, dated as of August 25, 2020, by and between Horizon and the Sponsor. Pursuant to the Registration Rights Agreement, Vivid Seats PubCo will agree to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 30 days following Closing and the Sponsor and Hoya Topco will be granted certain customary registration rights with respect to the securities of Vivid Seats PubCo. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Tax Receivable Agreement

At the Closing, Vivid Seats PubCo will enter into the Tax Receivable Agreement with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders that will provide for the payment by Vivid Seats PubCo to Hoya Topco and the other TRA Holders of 85% of the amount of certain tax benefits, if any, that Vivid Seats PubCo and certain of its subsidiaries actually realizes, or in some circumstances is deemed to realize, as a result of the various transactions occurring in connection with the Closing or in the future that are described above, including benefits arising from tax basis adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. For more information about the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Second A&R LLCA

Following the Closing, Vivid Seats PubCo will operate its business through Hoya Intermediate and its subsidiaries. At the Closing, Vivid Seats PubCo and Hoya Topco will enter into the Second A&R LLCA of Hoya Intermediate, which will set forth, among other things, the rights and obligations of the board of managers and members of Hoya Intermediate. Pursuant to the Second A&R LLCA, for so long as any holder of Intermediate Common Units holds at least 5% or more of such outstanding Intermediate Common Units, Hoya Intermediate will use its reasonable best efforts to provide (or cause to be provided) at Hoya Intermediate’s expense, any accounting, tax, legal, insurance and administrative support to such holder and its affiliates as such holder may reasonably request. For more information about the Second A&R LLCA of Hoya Intermediate, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second A&R LLCA of Hoya Intermediate.”

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the business combination, the Vivid Seats Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which Vivid Seats PubCo or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Vivid Seats PubCo’s executive officers or one of Vivid Seats PubCo’s directors;

•	any person who is known by Vivid Seats PubCo to be the beneficial owner of more than 5% of Vivid Seats PubCo’s voting shares;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Vivid Seats PubCo’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Vivid Seats PubCo’s voting shares; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Vivid Seats PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to Vivid Seats PubCo’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

General

Horizon is incorporated under the laws of the Cayman Islands and the rights of Horizon are governed by the laws of the Cayman Islands, including the CICA, and Horizon’s amended and restated memorandum and articles of association (the “Existing Organizational Documents”). As a result of the Merger, Horizon shareholders who receive shares of Vivid Seats Class A common stock will become Vivid Seats PubCo stockholders. Vivid Seats PubCo is incorporated under the laws of the State of Delaware and the rights of Vivid Seats PubCo stockholders are governed by the laws of the State of Delaware, including the DGCL, and, following the business combination, by the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. Thus, following the Merger, the rights of Horizon shareholders who become Vivid Seats PubCo stockholders in the Merger will become governed by Delaware law, and will no longer be governed by Horizon’s Existing Organizational Documents but instead will be governed by the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws.

Comparison of Corporate Governance and Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Horizon shareholders under Horizon’s Existing Organizational Documents (left column) and the rights of Vivid Seats PubCo’s stockholders under the Vivid Seats PubCo Amended and Restated Charter, the Vivid Seats PubCo Amended and Restated Bylaws and the Stockholders’ Agreement (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Horizon’s Existing Organizational Documents, which are attached as Exhibit 3.1 of the registration statement of which this proxy statement/prospectus forms a part, and the Vivid Seats PubCo Amended and Restated Charter, the Vivid Seats PubCo Amended and Restated Bylaws and the Stockholders’ Agreement, which are attached as Annex C, Annex D and Annex E, respectively, as well as the relevant provisions of the DGCL.

Horizon	Vivid Seats PubCo
Authorized Capital Stock

The Existing Organizational Documents authorize share capital of $44,100 divided into 400,000,000 of Horizon Class A ordinary shares of a par value of $0.0001 each, 40,000,000 of Horizon Class B ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.

Vivid Seats PubCo will be authorized to issue 500,000,000 shares of Vivid Seats Class A common stock, par value $0.0001 per share, 250,000,000 shares of Vivid Seats Class B common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock, par value $0.0001 per share.

After giving effect to the business combination and based on the number of Horizon ordinary shares outstanding as of the record date, Vivid Seats PubCo will have approximately 76,948,433 shares of Vivid Seats Class A common stock outstanding (assuming no redemptions), 118,200,000 shares of Vivid Seats Class B common stock outstanding and no shares of preferred stock issued and outstanding.

Rights of Preferred Stock

The Existing Organizational Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by Horizon’s board of directors. Accordingly, Horizon’s board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Horizon ordinary shares.	The Vivid Seats Board will be authorized, subject to limitations prescribed by law and the Vivid Seats PubCo Amended and Restated Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and relative, participating, optional or other special rights of the shares. The Vivid Seats Board also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of the Vivid Seats Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of Vivid Seats PubCo entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class.

Number and Qualification of Directors

The Existing Organizational Documents provide that Horizon shall have a board of directors consisting of not less than one person.	The Vivid Seats Board will initially consist of nine directors and thereafter, the number shall be fixed from time to time exclusively by resolution of the Vivid Seats Board.

Classification of the Board of Directors

The Existing Organizational Documents provide that Horizon’s board of directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible, and further that the Class I directors shall stand elected for a term expiring at Horizon’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at Horizon’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at Horizon’s third annual general meeting. Commencing at Horizon’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.	The Vivid Seats Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The term of office of the initial Class I directors shall expire at the 2022 annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the 2023 annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the 2024 annual meeting of stockholders. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Removal of Directors

The Existing Organizational Documents provide that prior to the closing of a business combination, Horizon may by ordinary resolution of the holders of the Horizon Class B ordinary shares appoint any person to be a director or may by ordinary resolution of the holders of the Horizon Class B ordinary shares remove any director. For the avoidance of doubt, prior to the closing of a business combination, holders of Horizon Class A ordinary shares shall have no right to vote on the appointment or removal of any director.	Subject to the rights of holders of any series of outstanding preferred stock and except as otherwise set forth in the Stockholders’ Agreement, directors may be removed with or without cause, (i) prior to the date on which Private Equity Owner, Hoya Topco and their affiliated companies cease to beneficially own in the aggregate at least 30% of the voting stock of Vivid Seats PubCo, by the affirmative vote of stockholders representing at least a majority in voting power of the then outstanding shares of capital stock of Vivid Seats PubCo entitled to vote generally in an election of directors, voting together as a single class, and (ii) from and after the date on which Private Equity Owner, Hoya Topco and their affiliated companies cease to beneficially own in the aggregate at least 30% of the voting stock of Vivid Seats PubCo, by the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the outstanding shares of capital stock of Vivid Seats PubCo entitled to vote generally in an election of directors, voting together as a single class, at a meeting of Vivid Seats PubCo’s stockholders called for that purpose. Pursuant to the Stockholders’ Agreement, Private Equity Owner and its controlled funds have the exclusive right to remove a director designated by Private Equity Owner and its controlled funds and Sponsor and its controlled funds have the exclusive right to remove a director designated by Sponsor and its controlled funds.

Voting

The Existing Organizational Documents provide that holder of Horizon Class A ordinary shares and Horizon Class B ordinary shares will vote together as a single class on all matters submitted to the shareholders for their vote or approval, except as required by applicable law or the Existing Organizational Documents, and that shareholders are entitled to one vote per share on all matters submitted to the shareholders for their vote or approval.	Holders of Vivid Seats Class A common stock and Vivid Seats Class B common stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law or the Vivid Seats PubCo Amended and Restated Charter. Holders of Vivid Seats Class A common stock and Vivid Seats Class B common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Cumulative Voting

The Existing Organizational Documents do not provide for cumulative voting rights.	Holders of Vivid Seats PubCo’s common stock will not have cumulative voting rights.

Vacancies on the Board of Directors

The Existing Organizational Documents provide that the directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the amended and restated articles of association as the maximum number of directors. Except as the CICA or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the amended and restated articles of association), or by the sole remaining director.	Subject to the rights of the holders of any series of preferred stock then outstanding and subject to the Stockholders’ Agreement, newly created directorships in the Vivid Seats Board resulting from any increase in the authorized number of directors or any vacancies in the Vivid Seats Board resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the number of directors shall shorten the term of any director then in office. Pursuant to the Stockholders’ Agreement, Private Equity Owner and its controlled funds have the exclusive right to fill any vacancy created by a director designated by Private Equity Owner and its controlled funds and Sponsor and its controlled funds has the exclusive right to fill any vacancy created by a director designated by Sponsor and its controlled funds.

Special Meeting of the Board of Directors

The Existing Organizational Documents provide that a director may, or other officer on the direction of a director shall, call a meeting of the directors by at least two days’ notice in writing to every director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the directors either at, before or after the meeting is held.	Special meetings of the Vivid Seats Board may be called (i) by the Chair of the Vivid Seats Board, if any, (ii) by the Secretary upon the written request of a majority of the directors then in office or (iii) if the Vivid Seats Board then includes a director nominated or designated for nomination by Private Equity Owner, by any director nominated or designated for nomination by Private Equity Owner, or (iv) if the Vivid Seats Board then includes a director nominated or designated for nomination by Sponsor, by any director nominated or designated by Sponsor, and in each case shall be held at the place, if any, on the date and at the time as he, she or they shall fix.

Stockholder Action by Written Consent

The Existing Organizational Documents provide that a resolution (including a special resolution) in writing (in one or more counterparts) signed by or on behalf of all of the members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of Horizon duly convened and held.	Prior to the first date on which Private Equity Owner and its affiliated companies cease to beneficially own in the aggregate fifty percent (50%) of the voting control of Vivid Seats PubCo, any action which is required or permitted to be taken by Vivid Seats PubCo’s stockholders may be taken by a consent or consents in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the date on which Private Equity Owner and its affiliated companies cease to beneficially own in the aggregate fifty percent (50%) of the voting control of Vivid Seats PubCo, any action which is required or permitted to be taken by Vivid Seats PubCo’s stockholders may only be taken at a duly called annual meeting or special meeting.

Amendment to Certificate of Incorporation

The Existing Organizational Documents provide that subject to the provisions of the CICA, the provisions of the amended and restated articles of association as regards the matters to be dealt with by ordinary resolution and Article 29.4, Horizon may by special resolution: (a) change its name; (b) alter or add to the amended and restated articles of association; (c) alter or add to the amended and restated memorandum of association with respect to any objects, powers or other matters specified therein; and (d) reduce its share capital or any capital redemption reserve fund.	Subject to the rights of holders of any series of outstanding preferred stock, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE FIVE (Board of Directors), ARTICLE SIX (Limitation of Liability), ARTICLE SEVEN (Written Consent; Special Meetings of Stockholders), ARTICLE NINE (Anti-Takeover; Interested Stockholder Transactions), ARTICLE TEN (Amendments) or ARTICLE ELEVEN (Exclusive Forum; Notice) of the Vivid Seats PubCo Amended and Restated Charter may be altered, amended or repealed in any respect, nor many any provision of the Vivid Seats PubCo Amended and Restated Charter or the Vivid Seats PubCo Amended and Restated Bylaws inconsistent therewith be adopted, unless, (i) prior to the date on which Private Equity Owner, Hoya Topco and their affiliated companies cease to beneficially own in the aggregate at least 30% of voting stock of Vivid Seats PubCo, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock of Vivid Seats PubCo, voting together as a single class, and (ii) from and after the date on which Private Equity Owner,
Hoya Topco and their affiliated companies cease to beneficially own in the aggregate at least 30% of voting stock of Vivid Seats PubCo, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then outstanding shares of voting stock of Vivid Seats PubCo, voting together as a single class. Notwithstanding anything to the contrary in the Vivid Seats PubCo Amended and Restated Charter, subject to the rights of holders of any series of outstanding preferred stock, and in addition to any vote required by law, the affirmative vote of the holders of at least eighty (80%) of the voting power of Vivid Seats PubCo, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with ARTICLE EIGHT (Corporate Opportunities) of the Vivid Seats PubCo Amended and Restated Charter.

Amendment of Bylaws

A Cayman Islands exempted company does not have bylaws.	Subject to the rights of holders of any series of outstanding preferred stock, prior to the date on which Private Equity Owner, Hoya Topco and their affiliated companies cease to beneficially own in the aggregate at least 30% of voting stock of Vivid Seats PubCo, the Vivid Seats PubCo Amended and Restated Bylaws may be amended by (i) the Vivid Seats Board or (ii) the stockholders by, in addition to any vote of the holders of any class or series of the capital stock of Vivid Seats PubCo required by the Vivid Seats PubCo Amended and Restated Charter and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Vivid Seats PubCo. After the date on which Private Equity Owner, Hoya Topco and their affiliated companies cease to beneficially own in the aggregate at least 30% of voting stock of Vivid Seats PubCo, the Vivid Seats PubCo Amended and Restated Bylaws may be amended by (i) the Vivid Seats Board or (ii) by the stockholders by, in addition to any vote of the holders of any class or series of the capital stock of Vivid Seats PubCo required by the Vivid Seats PubCo Amended and Restated Charter and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then outstanding shares of voting stock of Vivid Seats PubCo, voting together as a single class.

Quorum

Stockholders.    The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Board of Directors.    The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office.

Stockholders.    The holders of a majority in voting power of the outstanding capital stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise required by applicable law, the Vivid Seats PubCo Amended and Restated Charter or the Vivid Seats PubCo Amended and Restated Bylaws.

Board of Directors.    At all meetings of the Vivid Seats Board, a majority of the directors then in office shall constitute a quorum for the transaction of business; provided, however, that a quorum shall never be less than one-third the total number of directors.

Special Stockholder Meetings

The directors, the chief executive officer or the chairman of the board of directors may call general meetings, and, for the avoidance of doubt, members shall not have the ability to call general meetings.	Subject to the rights of the holders of any series of outstanding preferred stock and to the requirements of applicable law, special meetings of stockholders of Vivid Seats PubCo may be called only (i) by or at the direction of the Vivid Seats Board or the Chair of the Vivid Seats Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that Vivid Seats PubCo would have if there were no vacancies, or (ii) prior to the date on which Private Equity Owner, Hoya Topco and their affiliated companies cease to beneficially own in the aggregate at least 30% of voting stock of Vivid Seats PubCo, by the Chair of the Vivid Seats Board at the written request of the holders of a majority of the voting power of the then outstanding shares of voting stock of Vivid Seats PubCo in the manner provided for in the Vivid Seats PubCo Amended and Restated Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

Notice of Stockholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.	The notice of any meeting of stockholders shall be sent or otherwise given in accordance with the Vivid Seats PubCo Amended and Restated Bylaws not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided in the Vivid Seats PubCo Amended and Restated Bylaws or required by law or the Vivid Seats PubCo Amended and Restated Charter. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of Horizon not less than 120 calendar days before the date of Horizon’s proxy statement released to members in connection with the previous year’s annual general meeting or, if Horizon did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the directors with such deadline being a reasonable time before Horizon begins to print and send its related proxy materials.	At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Vivid Seats Board or any duly authorized committee thereof, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Vivid Seats Board or any duly authorized committee thereof, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a Vivid Seats PubCo stockholder at the time of giving required notice, on the record date for determination of stockholders entitled to vote at the meeting and at the time of the meeting, (2) at the time of the meeting, is entitled to vote at the meeting and (3) has complied with notice procedures set forth in the Vivid Seats PubCo Amended and Restated Bylaws.

Stockholder Nominations of Persons for Election as Directors

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of Horizon not less than 120 calendar days before the date of the Horizon’s proxy statement released to members in connection with the previous year’s annual general meeting or, if Horizon did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the directors with such deadline being a reasonable time before Horizon begins to print and send its related proxy materials.	Nominations of any person for election to the Vivid Seats Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Vivid Seats Board, including by any duly authorized committee thereof, or (b) by a stockholder of Vivid Seats PubCo who (1) was a stockholder of record at the time of giving required notice, on the record date for determination of stockholders entitled to vote at the meeting and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with notice procedures set forth in the Vivid Seats PubCo Amended and Restated Bylaws.

Limitation of Liability of Directors and Officers

The Existing Organizational Documents do no limit the liability of the directors.	The Vivid Seats PubCo Amended and Restated Charter will limit the liability of the Vivid Seats PubCo directors to the fullest extent permitted by the DGCL.

Indemnification of Directors, Officers, Employees and Agents

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own actual fraud, willful deceit, or dishonesty. The Existing Organizational Documents contain such an indemnity.	The Vivid Seats PubCo Amended and Restated Bylaws provides that Vivid Seats PubCo will provide the Vivid Seats PubCo directors customary indemnification and advancement of expenses. Vivid Seats PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Vivid Seats PubCo or on its behalf.

Dividends

The Existing Organizational Documents provide that the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of Horizon lawfully available therefor, and that except as otherwise provided by the rights attached to any shares, all dividends and other distributions shall be paid according to the par value of the shares that a member holds.	The holders of Vivid Seats Class A common stock are entitled to receive dividends, as and if declared by the Vivid Seats Board out of the assets of Vivid Seats PubCo that are by law available for such use. Dividends shall not be declared or paid on the Vivid Seats Class B common stock.

Liquidation

The Existing Organizational Documents provide that if Horizon shall be wound up, the liquidator shall apply the assets of Horizon in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up: (a) if the assets available for distribution amongst the members shall be insufficient to repay the whole of Horizon’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the par value of the shares held by them; or (b) if the assets available for distribution amongst the members shall be more than sufficient to repay the whole of Horizon’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Horizon for unpaid calls or otherwise.	Upon Vivid Seats PubCo’s liquidation, dissolution or winding up of the affairs of Vivid Seats PubCo, after payment or provision for payment of the debts and other liabilities of Vivid Seats PubCo as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Vivid Seats Class A common stock will be entitled to receive the remaining assets of Vivid Seats PubCo available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Vivid Seats Class B common stock shall not be entitled to receive any assets of Vivid Seats PubCo in the event of any such liquidation, dissolution or winding up the affairs of Vivid Seats PubCo.

Anti-Takeover Provisions and other Stockholder Protections

The Existing Organizational Documents contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preference shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Horizon’s securities.	The provisions of the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws and of the DGCL may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Vivid Seats Class A common stock. See “Description of Vivid Seats PubCo Securities — Anti-Takeover Effects of Provisions of the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws” for a description of the relevant provisions in the Vivid Seats PubCo Amended and Restated Charter and Vivid Seats PubCo Amended and Restated Bylaws.

Choice of Forum

The Existing Organizational Documents do not contain a choice of forum.	The proposed Vivid Seats PubCo Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless Vivid Seats PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Vivid Seats PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Vivid Seats PubCo’s directors, officers, employees or stockholders to Vivid Seats PubCo or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Vivid Seats PubCo Amended and Restated Charter or Vivid Seats PubCo Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. The Vivid Seats PubCo Amended and Restated Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

NO APPRAISAL RIGHTS

Appraisal or dissenter rights are statutory rights under the laws of the Cayman Islands that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. However, appraisal rights or dissenter are not available in all circumstances. Appraisal rights are not available to Horizon’s shareholders or warrant holders in connection with the business combination. Holder of public shares and warrant holders should consult their Cayman Islands legal counsel regarding their rights under the CICA.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Vivid Seats PubCo Amended and Restated Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting for stockholders. The Vivid Seats PubCo Amended and Restated Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in a notice of meeting given by or at the direction of the Vivid Seats Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Vivid Seats Board or the chairperson of the meeting or (iii) is otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and at the time of the annual meeting, is entitled to vote at the meeting and has otherwise complied with the notice procedures specified in the Vivid Seats PubCo Amended and Restated Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Vivid Seats PubCo not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the closing of the business combination, the preceding year’s annual meeting date is deemed under the Vivid Seats PubCo Amended and Restated Bylaws to be June 10, 2021); provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 10th day following the day on which public disclosure of the date of such annual meeting was first made or the date which is 90 days prior to the date of the annual meeting, whichever is later.

Accordingly, for Vivid Seats PubCo’s 2022 annual meeting, notice of a nomination or proposal must be delivered to Vivid Seats PubCo no later than March 12, 2022. Nominations and proposals also must satisfy other requirements set forth in the Vivid Seats PubCo Amended and Restated Bylaws.

Stockholder Director Nominees

The Vivid Seats PubCo Amended and Restated Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders, subject to the terms and conditions of the Stockholders’ Agreement. To nominate a director, the stockholder must provide the information required by the Vivid Seats PubCo Amended and Restated Bylaws. In addition, the stockholder must give timely notice to Vivid Seats PubCo’s secretary in accordance with the Vivid Seats PubCo Amended and Restated Bylaws, which, in general, require that the notice be received Vivid Seats PubCo’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Horizon’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Horizon Acquisition Corporation, 600 Steamboat Road, Suite 200, Greenwich, CT 06830. Following the

Closing, such communications should be sent to Vivid Seats Inc., 111 N. Canal Street, Suite 800, Chicago, IL 60606. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

HOUSEHOLDING INFORMATION

Unless Horizon has received contrary instructions, Horizon may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if the shareholders at that address have consented. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Horizon’s expenses. However, if shareholders prefer to receive multiple sets of Horizon’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Horizon’s disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact Horizon at its offices at Horizon Acquisition Corporation, 600 Steamboat Road, Suite 200, Greenwich, CT 06830 to inform Horizon of his or her request; or

•	If a bank, broker or other nominee holds the share, the shareholder should contact the bank, broker or other nominee directly.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the Vivid Seats Class A common stock and warrants offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Horizon Acquisition Corporation as of December 31, 2020 and for the period from June 12, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Vivid Seats Inc. as of March 29, 2021, included in this proxy statement/prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Hoya Intermediate, LLC as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SUBMISSION OF STOCKHOLDER PROPOSALS

AND WARRANT HOLDER PROPOSALS

Horizon’s board of directors is aware of no other matter that may be brought before the extraordinary general meeting or the Warrant Holders Meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Horizon files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Horizon’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the extraordinary general meeting or the Warrant Holder Proposals presented at the Warrant Holders Meeting, you should contact Horizon’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: HZAC.info@investor.morrowsodali.com

If you are a Horizon shareholder and/or a holder of Horizon IPO Public Warrants and would like to request documents, please do so by October 7, 2021, in order to receive them before the extraordinary general meeting and/or the Warrant Holders Meeting. If you request any documents from Horizon, Horizon will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Horizon has been supplied by Horizon, and all such information relating to Vivid Seats has been supplied by Vivid Seats. Information provided by either Horizon or Vivid Seats does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Horizon for the extraordinary general meeting and the Warrant Holders Meeting. Horizon has not authorized anyone to give any information or make any representation about the business combination, Horizon or Vivid Seats that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

HORIZON ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

JUNE 30, 2021 AND DECEMBER 31, 2021

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$18,059,772	$941,474
Prepaid expenses	289,160	333,528

Total current assets	18,348,932	1,275,002
Investments held in Trust Account	544,019,046	544,002,795

Total Assets	$562,367,978	$545,277,797

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$36,207	$103,824
Accrued expenses	2,223,446	340,625

Total current liabilities	2,259,653	444,449
Derivative warrant liabilities	43,881,630	35,746,280
Deferred underwriting commissions	13,614,452	13,614,452

Total liabilities	59,755,735	49,805,181

Commitments and Contingencies (Note 6)
Class A ordinary shares; 49,761,224 and 49,047,261 shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	497,612,240	490,472,610

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 4,637,209 and 5,351,172 shares issued and outstanding (excluding 49,761,224 and 49,047,261 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	464	535
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 13,599,608 shares issued and outstanding	1,360	1,360
Additional paid-in capital	15,474,600	22,614,159
Accumulated deficit	(10,476,421)	(17,616,048)

Total shareholders’ equity	5,000,003	5,000,006

Total Liabilities and Shareholders’ Equity	$562,367,978	$545,277,797

The accompanying notes are an integral part of these unaudited condensed financial statements.

HORIZON ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
General and administrative expenses	$1,279,057	$2,241,819

Loss from operations	(1,279,057)	(2,241,819)
Other income (expense)
Other income	25,000,000	25,000,000
Change in fair value of derivative warrant liabilities	(16,763,770)	(8,135,350)
Interest income	304	545
Net gain from investments held in Trust Account	8,215	16,251

Income before provision for income taxes	6,965,692	14,639,627
Provision for income taxes	7,500,000	7,500,000

Net income (loss)	$(534,308)	$7,139,627

Basic and diluted weighted average shares outstanding of Class A ordinary shares	54,398,433	54,398,433

Basic and diluted net income per share, Class A ordinary shares	$0.32	$0.32

Basic and diluted weighted average shares outstanding of Class B ordinary shares	13,599,608	13,599,608

Basic and diluted net income (loss) per share, Class B ordinary shares	$(1.33)	$(0.76)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HORIZON ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Ordinary Shares				Additional Paid-		Total
	Class A		Class B			Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	in Capital	Deficit	Equity
Balance - December 31, 2020	5,351,172	$535	13,599,608	$1,360	$22,614,159	$(17,616,048)	$5,000,006
Change in Class A ordinary shares subject to possible redemption	(767,393)	(77)	—	—	(7,673,854)	—	(7,673,931)
Net income	—	—	—	—	—	7,673,935	7,673,935

Balance - March 31, 2021 (unaudited)	4,583,779	$458	13,599,608	$1,360	$14,940,305	$(9,942,113)	$5,000,010
Change in Class A ordinary shares subject to possible redemption	53,430	6	—	—	534,295	—	534,301
Net loss	—	—	—	—	—	(534,308)	(534,308)

Balance - June 30, 2021 (unaudited)	4,637,209	$464	13,599,608	$1,360	$15,474,600	$(10,476,421)	$5,000,003

The accompanying notes are an integral part of these unaudited condensed financial statements.

HORIZON ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net income	$7,139,627
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	8,135,350
Net (gain) loss on investments held in Trust Account	(16,251)
Changes in operating assets and liabilities:
Accounts payable	(67,617)
Prepaid expenses	44,368
Accrued expenses	1,882,821

Net cash provided by operating activities	17,118,298

Net increase in cash	17,118,298
Cash - beginning of the period	941,474

Cash - end of the period	$18,059,772

Supplemental disclosure of noncash financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$7,139,630

The accompanying notes are an integral part of these unaudited condensed financial statements.

HORIZON ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 - Description of Organization, Business Operations and Basis of Presentation

Organization and General

Horizon Acquisition Corporation (the “Company”), formerly known as EAC Holdings Inc., is a blank check company incorporated in the Cayman Islands on June 12, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“initial Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus in the financial, technology and business services sectors. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of June 30, 2021, the Company had not yet commenced operations. All activity for the period from June 12, 2020 (inception) through June 30, 2021 relates to the Company’s formation, the initial public offering and search for a prospective initial business combination (the “Initial Public Offering”) described below. The activity from June 12, 2020 (inception) through June 30, 2020 only consisted of approximately $17,000 of general and administrative expenses. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of investment income on its investments held in the trust account from the proceeds of its Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor and Initial Public Offering

The Company’s sponsor is Horizon Sponsor, LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 20, 2020. On August 25, 2020, the Company consummated its Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $500.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions (Note 6). On August 26, 2020, the Company issued an additional 4,398,433 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the exercise by the underwriters of a portion of their over-allotment option, generating additional gross proceeds of approximately $44.0 million, and incurring additional offering costs of approximately $2.4 million, inclusive of an additional of approximately $1.5 million in deferred underwriting commissions.

Simultaneously, with the consummation of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8.9 million (Note 4). In connection with the exercise by the underwriters of the over-allotment option, the Sponsor purchased an additional 586,458 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating additional total proceeds of approximately $0.9 million.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement on August 25, 2020, approximately $500.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee. On August 26, 2020, an additional amount of approximately $44.0 million, for a total of approximately $544.0 million was deposited to the Trust Account. The proceeds in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination.

However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares have been recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the founder shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their founder shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of a Business

Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to either (i) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 25, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses). The Initial Shareholders have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

Proposed Business Combination

On April 21, 2021, the Company entered into a Transaction Agreement with Hoya Topco, LLC (“Topco”), a Delaware limited liability company, Hoya Intermediate, LLC (“Intermediate”), a Delaware limited liability company, and Vivid Seats Inc. (“VS PubCo”), a Delaware corporation and a direct wholly owned subsidiary of Intermediate, pursuant to which the Company will merge with and into VS PubCo, and VS PubCo will be the surviving corporation of the merger. For further details on the contemplated merger, please see the Form 8-K filed with the Securities and Exchange Commission on April 22, 2021.

Basis of presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K, as amended, filed by the Company with the SEC on May 7, 2021.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with other public companies difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $18.1 million of cash held outside of the Trust Account and working capital of approximately $16.1 million.

In connection with one of the business combination opportunities initially considered by the Company, on June 11, 2021, the Company received from a third party a payment of $17.5 million (the “Payment”), which is $25 million, net of a 30% U.S. federal income tax withholding tax. The Company is evaluating its ability to recover the tax withholding. The payment is included in other income on the unaudited condensed statements of operations. The Company expects to declare a dividend to all of its Class A shareholders, in accordance with its organizational documents and applicable law, with a record date of after the completion of any share redemptions in connection with its Proposed Business Combination contemplated by the Transaction Agreement but before the closing date of the Transaction to distribute some or all of the Payment on a pro rata basis to the Horizon Class A shareholders as of such record date.

The Company’s liquidity needs up to June 30, 2021 have been satisfied through (i) the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the founder shares, (ii) a loan of approximately $185,000 from the Sponsor (see Note 5), and (iii) the proceeds from the consummation of the Private Placement, the proceeds of which are not held in the Trust Account. The Company fully repaid the loan from the Sponsor on August 28, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of June 30, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. One of the significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at June 30, 2021 or December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of June 30, 2021 and December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets. As of June 30, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The change in fair value is recognized in the Company’s condensed statements of operations. The fair value of warrants issued in connection with the Initial Public Offering, exercise of the over-allotment option and Private Placement were initially and subsequently measured at fair value using a Monte Carlo simulation model. Beginning as of December 31, 2020, the fair value of Public Warrants have been measured based on the listed market price of such the Public Warrants. The Private Placement Warrants continue to be measured at fair value using a Monte Carlo simulation model through June 30, 2021. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering costs associated with Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 49,761,224 and 49,047,261 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021 and December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company was subject to a U.S. federal income tax withholding tax related to other income received. See Note 1.

Net Income (loss) per Ordinary Share

Net income per common share is computed by dividing net income (loss) by the weighted average number of shares of ordinary shares outstanding during the period. The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) exercise of over-allotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive as the exercise price of the warrants is in excess of the average ordinary share price for the period.

The Company’s unaudited condensed statements of operations include a presentation of net income (loss) per share for Class A ordinary shares in a manner similar to the two-class method of net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares is calculated by dividing the net gain on investments held in the Trust Account, plus other income allocable to Class A ordinary shares, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A ordinary shares outstanding for the periods. Net income (loss) per ordinary share, basic and diluted, for Class B ordinary shares is calculated by dividing the net income (loss), adjusted for income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the periods. Class B ordinary shares include the Founder Shares as these shares do not have any redemption features and do not participate in the net gain on investments held in the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A ordinary shares
Numerator: Income allocable to Class A ordinary shares
Net gain from investments held in Trust Account	$8,215	$16,251
Other income, net of tax	17,500,000	17,500,000
Less: Company’s portion available to be withdrawn to pay taxes	—	—

Net income attributable to Class A ordinary shares	$17,508,215	$17,516,251

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Denominator: Weighted average Class A ordinary shares
Basic and diluted weighted average shares outstanding, Class A ordinary shares	$54,398,433	$54,398,433

Basic and diluted net income per share, Class A ordinary shares	$0.32	$0.32

Class B ordinary shares
Numerator: Net income (loss) minus net income allocable to Class A ordinary shares
Net income (loss)	$(534,308)	$7,139,627
Net income allocable to Class A ordinary shares	(17,508,215)	(17,516,251)

Net income (loss) attributable to Class B ordinary shares	$(18,042,523)	$(10,376,624)

Denominator: weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding, Class B ordinary shares	13,599,608	13,599,608

Basic and diluted net income (loss) per share, Class B ordinary shares	$(1.33)	$(0.76)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Note 3 — Initial Public Offering

On August 25, 2020, the Company consummated its Initial Public Offering of 50,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions. The Sponsor purchased 15,500,000 Units (the “Affiliated Units”) at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the Affiliated Units.

On August 26, 2020, the Company issued an additional of 4,398,433 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the exercise by the underwriters of a portion of their over-allotment option, generating additional gross proceeds of approximately $44.0 million, and incurring additional offering costs of approximately $2.4 million, inclusive of an additional of approximately $1.5 million in deferred underwriting commissions.

Each Unit will consist of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement

As a result of the purchase of the Affiliated Units by the Sponsor, the number of Private Placement Warrants purchased by the Sponsor was reduced to account for the corresponding reduction in underwriting discounts payable upon completion the Initial Public Offering. On August 25, 2020, simultaneous with the consummation of the Initial Public Offering, the Company consummated the Private Placement of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8.9 million. In connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 586,458 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating additional total proceeds of approximately $0.9 million. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable except as described below and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On July 2, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 Class B ordinary shares (the “founder shares”). The Sponsor agreed to forfeit up to an aggregate of 1,875,000 founder shares to the extent that the option to purchase additional units was not exercised in full by the underwriters or was reduced, so that the founder shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 25, 2020, in connection with the purchase of the Affiliated Units, the Sponsor surrendered 581,250 founder shares to the Company for no consideration. On August 26, 2020, the underwriters partially exercised their over-allotment option, which resulted in 1,099,608 founder shares no longer being subject to forfeiture. On October 4, 2020, 194,142 shares were forfeited as the remainder of the over-allotment option expired unexercised. As a result, as of June 30, 2021 and December 31, 2020, 13,599,608 shares were issued and outstanding and no remaining Class B ordinary shares were subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Related Party Loans

On July 2, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $185,000 under the Note, and fully repaid this balance on August 28, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on the date of listing on the NYSE, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. From the date the securities were first listed on the NYSE through June 30, 2021, the Sponsor waived this fee.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Audit Committee of the Board of Directors will review on a quarterly basis all payments that are made by the Company to the Sponsor, officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.

Note 6 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the founder shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option, from August 20, 2020, the date of the final prospectus related to the initial public offering, to purchase up to 7,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On August 26, 2020, the Company issued an additional of 4,398,433 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the partial exercise of the underwriters’ over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the sale of Units pursuant to the over-allotment option on August 26, 2020, the underwriters were entitled to an additional fee of approximately $0.9 million paid upon closing and an additional deferred underwriting commissions of approximately $1.5 million.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7 — Derivative Warrant Liabilities

As of June 30, 2021 and December 31, 2020, the Company had 18,132,811 and 6,519,791 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an initial Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any founder shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “- Redemption of warrants when the price per class A ordinary share equals or exceeds $18.00” and “- Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00” as described below.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or such its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Shareholders’ Equity

Preference Shares - The Company is authorized to issue 1,000,000 preference with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2021, there were 54,398,433 Class A ordinary shares issued and outstanding, including 49,761,224 Class A ordinary shares subject to possible redemption and have been reflected as temporary equity on the condensed balance sheet. As of December 31, 2020, there were 54,398,433 Class A ordinary shares issued and outstanding, including 49,047,261 Class A ordinary shares subject to possible redemption and have been reflected as temporary equity on the condensed balance sheet.

Class B Ordinary Shares — The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 13,599,608 Class B ordinary shares outstanding, and no shares were subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to, or in connection with, the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Note 9 —  Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Money market securities held in Trust Account	$544,019,046	$—	$—

Liabilities
Derivative warrant liabilities -Public Warrants	$32,276,400	$—	$—
Derivative warrant liabilities -Private Warrants	$—	$—	$11,605,230

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Money market securities held in Trust Account	$544,002,795	$—	$—

Liabilities
Derivative warrant liabilities -Public Warrants	$26,292,580	$—	$—
Derivative warrant liabilities -Private Warrants	$—	$—	$9,453,700

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. During the three and six months ended June 30, 2021 there were no transfers to/from Levels 1, 2, and 3.

Level 1 assets include investments in mutual funds that invest in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Private Placement Warrants was initially and subsequently (each measurement date) measured using a Monte Carlo simulation model. The fair value of the Public Warrants were initially and subsequently measured at fair value using the Monte Carlo simulation model. Beginning as of December 31, 2020, the Public Warrants have been measured based on the listed market price of such warrants, a Level 1 measurement. For the three and six months ended June 30, 2021, the Company recognized a charge to the condensed statements of operations resulting from an increase in the fair value of liabilities of approximately $16.8 million and $8.1 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary share warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary share that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	6/30/2021	3/31/2021	12/31/2020
Volatility	25.86%	17.70%	22.10%
Share price	$9.95	$9.88	$10.02
Risk-free rate	0.87%	0.92%	0.36%
Dividend yield	0.0%	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period for the six months ended June 30, 2021 is summarized as follows:

	Public warrants	Private Warrants	Total
Warrant liabilities at December 31, 2020	$26,292,580	$9,453,700	$35,746,280
Change in fair value of warrant liabilities	(6,346,490)	(2,281,930)	(8,628,420)

Warrant liabilities at March 31, 2021	$19,946,090	$7,171,770	$27,117,860
Change in fair value of warrant liabilities	12,330,310	4,433,460	16,763,770

Warrant liabilities at June 30, 2021	$32,276,400	$11,605,230	$43,881,630

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were available to be issued. Based upon this review, except as set forth above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Horizon Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Horizon Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 12, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 12, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 7, 2021

HORIZON ACQUISITION CORPORATION

BALANCE SHEET

As Restated - See Note 2

DECEMBER 31, 2020

Assets
Current assets:
Cash	$941,474
Prepaid expenses	333,528

Total current assets	1,275,002
Investments held in Trust Account	544,002,795

Total Assets	$545,277,797

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$103,824
Accrued expenses	340,625

Total current liabilities	444,449
Derivative warrant liabilities	35,746,280
Deferred underwriting commissions	13,614,452

Total liabilities	49,805,181

Commitments and Contingencies (Note 6)

Class A ordinary shares; 49,047,261 shares subject to possible redemption at $10.00 per share	490,472,610

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 5,351,172 shares issued and outstanding (excluding 49,047,261 shares subject to possible redemption)	535
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 13,599,608 shares issued and outstanding	1,360
Additional paid-in capital	22,614,159
Accumulated deficit	(17,616,048)

Total shareholders’ equity	5,000,006

Total Liabilities and Shareholders’ Equity	$545,277,797

The accompanying notes are an integral part of these financial statements.

HORIZON ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

As Restated - See Note 2

FOR THE PERIOD FROM JUNE 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

General and administrative expenses	$538,313

Loss from operations	(538,313)
Other income (expense)
Change in fair value of derivative warrant liabilities	(16,517,250)
Financing cost – derivative warrant liabilities	(578,950)
Net gain from investments held in Trust Account	18,465

Net loss	$(17,616,048)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	54,364,337
Basic and diluted net income per share, Class A ordinary shares	$0.00
Basic and diluted weighted average shares outstanding of Class B ordinary shares	13,269,125
Basic and diluted net loss per share, Class B ordinary shares	$(1.33)

The accompanying notes are an integral part of these financial statements.

HORIZON ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

As Restated – See Note 2

FOR THE PERIOD FROM JUNE 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Ordinary Shares
	Class A		Class B
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - June 12, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	14,375,000	1,438	23,562	—	25,000
Sale of units in initial public offering, less fair value of public warrants	54,398,433	5,440	—	—	529,835,300	—	529,840,740
Offering costs	—	—	—	—	(21,471,323)	—	(21,471,323)
Excess of cash received over fair value of private placement warrants	—	—	—	—	4,694,247	—	4,694,247
Forfeiture of Class B ordinary shares	—	—	(775,392)	(78)	78	—	—
Shares subject to possible redemption	(49,047,261)	(4,905)	—	—	(490,467,705)	—	(490,472,610)
Net loss	—	—	—	—	—	(17,616,048)	(17,616,048)

Balance December 31, 2020	5,351,172	$535	13,599,608	$1,360	$22,614,159	$(17,616,048)	$5,000,006

The accompanying notes are an integral part of these financial statements.

HORIZON ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

As Restated – See Note 2

FOR THE PERIOD FROM JUNE 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(17,616,048)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	25,000
Change in fair value of derivative warrant liabilities	16,517,250
Financing cost – derivative warrant liabilities	578,950
Net (gain) loss on investments held in Trust Account	(18,465)
Changes in operating assets and liabilities:
Accounts payable	18,824
Prepaid expenses	(333,528)
Accrued expenses	340,625

Net cash used in operating activities	(487,392)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(543,984,330)

Net cash used in investing activities	(543,984,330)

Cash Flows from Financing Activities:
Borrowings under note payable to Sponsor	(184,835)
Proceeds received from initial public offering, gross	543,984,330
Proceeds received from private placement	9,779,687
Offering costs paid	(8,165,986)

Net cash provided by financing activities	545,413,196

Net increase in cash	941,474
Cash - beginning of the period	—

Cash - ending of the period	$941,474

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid through note payable to Sponsor	$184,835
Offering costs included in accrued expenses	$85,000
Forfeiture of Class B ordinary shares	$78
Deferred underwriting commissions	$13,614,452
Initial value of Class A ordinary shares subject to possible redemption	$507,479,670
Change in value of Class A ordinary shares subject to possible redemption	$(17,007,060)
Initial fair value of warrant liabilities	$19,229,030

The accompanying notes are an integral part of these financial statements.

HORIZON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and General

Horizon Acquisition Corporation, (the “Company”) formerly known as EAC Holdings Inc., is a blank check company incorporated in the Cayman Islands on June 12, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“initial Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus in the financial, technology and business services sectors. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from June 12, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor and Initial Public Offering

The Company’s sponsor is Horizon Sponsor, LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 20, 2020. On August 25, 2020, the Company consummated its Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $500.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions (Note 7). On August 26, 2020, the Company issued an additional 4,398,433 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the exercise by the underwriters of a portion of their over-allotment option, generating additional gross proceeds of approximately $44.0 million, and incurring additional offering costs of approximately $2.4 million, inclusive of an additional of approximately $1.5 million in deferred underwriting commissions.

Simultaneously, with the consummation of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8.9 million (Note 5). In connection with the exercise by the underwriters of the over-allotment option, the Sponsor purchased an additional 586,458 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating additional total proceeds of approximately $0.9 million.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement on August 25, 2020, approximately $500.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee. On August 26, 2020, an additional amount of approximately $44.0 million, for a total of approximately $544.0 million was deposited to the Trust Account. The proceeds in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under

Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

The Company will provide the holders of its the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares have been recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the founder shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their founder shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to either (i) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 25, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements as of August 25, 2020, as of and the period from June 12, 2020 (inception) through December 31, 2020, and the unaudited interim financial statements as of, and for the three months ended September 30, 2020 and period from June 12, 2020 (inception) through September 30, 2020 (collectively, the “Affected Periods”), are restated in the Annual Report on Form 10-K/A (Amendment No. 1) (the “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with other public companies difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $941,000 outside of the Trust Account and working capital of approximately $831,000.

The Company’s liquidity needs up to December 31, 2020 have been satisfied through (i) the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the founder shares, (ii) a loan of approximately $185,000 from the Sponsor (see Note 6), and (iii) the proceeds from the consummation of the Private Placement, the proceeds of which are not held in the Trust Account. The Company fully repaid the loan from the Sponsor on August 28, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance in August 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued in August, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s Statement of Operations each reporting period.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for certain of our outstanding Warrants to purchase ordinary shares and should no longer be relied upon.

Impact of the Restatement

The impact of the restatement on the audited consolidated balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$545,277,797	$—	$545,277,797

Liabilities and shareholders’ equity
Total current liabilities	$444,449	$—	$444,449
Deferred underwriting commissions	13,614,452	—	13,614,452
Derivative warrant liabilities	—	35,746,280	35,746,280

Total liabilities	14,058,901	35,746,280	49,805,181
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	526,218,890	(35,746,280)	490,472,610
shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	178	357	535
Class B ordinary shares – $0.0001 par value	1,360	—	1,360
Additional paid-in-capital	5,518,316	17,095,843	22,614,159
Accumulated deficit	(519,848)	(17,096,200)	(17,616,048)

Total shareholders’ equity	5,000,006	—	5,000,006

Total liabilities and shareholders’ equity	$545,277,797	$—	$545,277,797

	Period From June 12, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(538,313)	$—	$(538,313)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(16,517,250)	(16,517,250)
Financing cost – derivative warrant liabilities	—	(578,950)	(578,950)
Net gain from investments held in Trust Account	18,465	—	18,465

Total other (expense) income	18,465	(17,096,200)	(17,077,735)

Net loss	$(519,848)	$(17,096,200)	$(17,616,048)

Basic and Diluted weighted-average Class A ordinary shares outstanding	54,364,337		54,364,337
Basic and Diluted net loss per Class A share	$0.00		$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	13,269,125		13,269,125
Basic and Diluted net loss per Class B share	$(0.04)	$(1.29)	$(1.33)

	Period From June 12, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(519,848)	$(17,096,200)	$(17,616,048)
Adjustment to reconcile net loss to net cash used in operating activities	32,456	17,096,200	17,128,656
Net cash used in operating activities	(487,392)	—	(487,392)
Net cash used in investing activities	(543,984,330)	—	(543,984,330)
Net cash provided by financing activities	545,413,196	—	545,413,196

Net change in cash	$941,474	$—	$941,474

In addition, the impact to the balance sheet dated August 25, 2020, filed on Form 8-K on August 31, 2020 is presented below.

	As of August 25, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$503,263,387	$—	$503,263,387

Liabilities and shareholders’ equity
Total current liabilities	$1,044,874	$—	$1,044,874
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	17,628,000	17,628,000

Total liabilities	13,119,874	17,628,000	30,747,874
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	485,143,510	(17,628,000)	467,515,510
shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	149	176	325
Class B ordinary shares – $0.0001 par value	1,380	—	1,380
Additional paid-in-capital	5,028,513	578,774	5,607,287
Accumulated deficit	(30,039)	(578,950)	(608,989)

Total shareholders’ equity	5,000,003	—	5,000,003

Total liabilities and shareholders’ equity	$503,263,387	$—	$503,263,387

For the impact of the restatement of the quarterly interim period (unaudited) of September 30, 2020, see Note 12.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. government securities with an original maturity of 185 days or less or investments in a money market funds that invest in only U.S. government securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

The fair value of warrants issued in connection with the Initial Public Offering, exercise of the over-allotment option and Private Placement were initially and subsequently measured at fair value using a Monte Carlo simulation model. Beginning as of December 31, 2020, the fair value of Public Warrants have been measured based on the listed market price of such Public Warrants. The Private Placement Warrants continue to be measured at fair value using a Monte Carlo simulation model through December 31, 2020.

Offering Costs Associated with Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity. Of the total offering costs of the Initial Public Offering, approximately $0.6 million is included in financing cost—derivative warrant liabilities in the statement of operations and $21.5 million is included in stockholders’ equity.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 49,047,261 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the balance sheet.

Derivative Warrant liabilities

The Company did not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Management evaluates all of its financial instruments, including issued warrants to purchase Class A ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued an aggregate of 18,132,811 warrants on Class A ordinary shares in the Initial Public Offering and upon the underwriters’ exercise of a portion of their over-allotment option, and issued 6,519,791 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognized the warrant instruments as liabilities at fair value and adjusted the instruments to fair value at each reporting period.

The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering, exercise of the over-allotment option and Private Placement were initially and subsequently measured at fair value using a Monte Carlo simulation model. Beginning as of December 31, 2020, the fair value of Public Warrants have been measured based on the listed market price of such Public Warrants. The Private Placement Warrants continue to be measured at fair value using a Monte Carlo simulation model through December 31, 2020.

Net Income (loss) per Ordinary Share

Net loss per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 24,652,602 shares of Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The Company’s statement of operations includes a presentation of income per share for Class A ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted, for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $18,000 for the period from June 12, 2020 (inception) through December 31, by the weighted average number of shares of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted, for Class B ordinary shares is calculated by dividing the net loss of approximately $17.6 million for the period from June 12, 2020 (inception) through December 31, 2020, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.

Income taxes

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On August 25, 2020, the Company consummated its Initial Public Offering of 50,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions. The Sponsor purchased 15,500,000 Units (the “Affiliated Units”) at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the Affiliated Units.

On August 26, 2020, the Company issued an additional of 4,398,433 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the exercise by the underwriters of a portion of their over-allotment option, generating additional gross proceeds of approximately $44.0 million, and incurring additional offering costs of approximately $2.4 million, inclusive of an additional of approximately $1.5 million in deferred underwriting commissions.

Each Unit will consist of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

As a result of the purchase of the Affiliated Units by the Sponsor, the number of Private Placement Warrants purchased by the Sponsor was reduced to account for the corresponding reduction in underwriting discounts payable upon completion the Initial Public Offering. On August 25, 2020, simultaneous with the consummation of the Initial Public Offering, the Company consummated the Private Placement of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8.9 million. In connection with the partial exercise of the over-allotment option, the Sponsor purchased an additional 586,458 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating additional total proceeds of approximately $0.9 million. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable except as described below in Note 8 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On July 2, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 14,375,000 Class B ordinary shares (the “founder shares”). The Sponsor agreed to forfeit up to an aggregate of 1,875,000 founder shares to the extent that the option to purchase additional units was not exercised in full by the underwriters or was reduced, so that the founder shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 25, 2020, in connection with the purchase of the Affiliated Units, the Sponsor surrendered 581,250 founder shares to the Company for no consideration. On August 26, 2020, the underwriters partially exercised their over-allotment option, which resulted in 1,099,608 founder shares no longer being subject to forfeiture. On October 4, 2020, 194,142 shares were forfeited as the remainder of the over-allotment option expired unexercised. As a result, as of December 31, 2020, no remaining Class B ordinary shares were subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Related Party Loans

On July 2, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $185,000 under the Note, and fully repaid this balance on August 28, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on the date of listing on the NYSE, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. From the date the securities were first listed on the NYSE through December 31, 2020, the Sponsor waived the fee.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Audit Committee of the Board of Directors will review on a quarterly basis all payments that are made by the Company to the Sponsor, officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the founder shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option, from August 20, 2020, the date of the final prospectus related to the initial public offering, to purchase up to 7,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On August 26, 2020, the Company issued an additional of 4,398,433 Units at the Initial Public Offering price at $10.00 per Unit pursuant to the partial exercise of the underwriters’ over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the sale of Units pursuant to the over-allotment option on August 26, 2020, the underwriters were entitled to an additional fee of approximately $0.9 million paid upon closing and an additional deferred underwriting commissions of approximately $1.5 million.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8. DERIVATIVE WARRANT LIABILITIES

As of December 31, 2020, the Company had 18,132,811 and 6,519,791 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an initial Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any founder shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “— Redemption of warrants when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00” as described below.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or such its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:    Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 9. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2020, there were 54,398,433 Class A ordinary shares issued and outstanding, including 49,047,261 Class A ordinary shares subject to possible redemption and have been reflected as temporary equity on the balance sheet.

Class B Ordinary Shares — The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. On July 2, 2020, the Company issued 14,375,000 Class B ordinary shares, of which an aggregate of up to 1,875,000 Class B ordinary shares were subject to forfeiture to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On August 25, 2020, in connection with the purchase of the Affiliated Units, the Sponsor surrendered 581,250 founder shares to the Company for no consideration. On August 26, 2020, the underwriters partially exercised their over-allotment option, which resulted in 1,099,608 founder shares no longer being subject to forfeiture. As a result, 194,142 Class B ordinary shares were subject to forfeiture. On October 4, 2020, these shares were forfeited as the remainder of the over-allotment option expired unexercised. As of December 31, 2020, there were 13,599,608 Class B ordinary shares outstanding, and no shares were subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to, or in connection with, the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Preference Shares — The Company is authorized to issue 1,000,000 preference with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

NOTE 10. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$544,002,795	$—	$—
Liabilities:
Derivative warrant liabilities - Public	$26,292,580	$—	$—
Derivative warrant liabilities - Private	$—	$—	$9,453,700

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in October 2020, when the Public Warrants were separately listed and traded. Level 1 instruments include investments in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently through September 30, 2020. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since October 2020. The Private Placement Warrants continue to be measured at fair value using a Monte Carlo simulation model through December 31, 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $16.5 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Public Warrants prior to being separately listed and traded, and the Private Placement Warrants were determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at the initial measurement date:

	As of August 25, 2020	As of December 31, 2020
Volatility	15.0%	22.1%
Share price	$9.74	$10.02
Risk-free rate	0.53%	0.36%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period from June 12, 2020 (inception) through December 31, 2020 is summarized as follows:

Warrant liabilities at June 12, 2020 (inception)	$—
Issuance of Public and Private Warrants	19,229,030
Change in fair value of warrant liabilities	16,517,250

Warrant liabilities at December 31, 2020	$35,746,280

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated events that have occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the event disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements which have not previously been disclosed within the financial statements.

On April 21, 2021, the Company entered into a Transaction Agreement with Hoya Topco, LLC (“Topco”), a Delaware limited liability company, Hoya Intermediate, LLC (“Intermediate”), a Delaware limited liability company, and Vivid Seats Inc. (“VS PubCo”), a Delaware corporation and a direct wholly owned subsidiary of Intermediate, pursuant to which the Company will merge with and into VS PubCo, and VS PubCo will be the surviving corporation of the merger. For further details on the contemplated merger, please see the Form 8-K filed with the Securities and Exchange Commission on April 22, 2021.

NOTE 12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following tables contain unaudited consolidated quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement did not have any impact on the Company’s liquidity, cash flows, revenues or costs of operating its business. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in the Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$545,356,337	$—	$545,356,337

Liabilities and shareholders’ equity
Total current liabilities	$144,624	$—	$144,624
Deferred underwriting commissions	13,614,452	—	13,614,452
Derivative warrant liabilities	—	35,253,220	35,253,220

Total liabilities	13,759,076	35,253,220	49,012,296
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	526,597,260	(35,253,220)	491,344,040
shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	174	352	526
Class B ordinary shares - $0.0001 par value	1,379	—	1,379
Additional paid-in-capital	5,139,931	16,602,788	21,742,719
Accumulated deficit	(141,483)	(16,603,140)	(16,744,623)

Total shareholders’ equity	5,000,001	—	5,000,001

Total liabilities and shareholders’ equity	$545,356,337	$—	$545,356,337

	Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(126,442)	$—	$(126,442)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(16,024,190)	(16,024,190)
Financing cost - derivative warrant liabilities	—	(578,950)	(578,950)
Net gain from investments held in Trust Account	2,139	—	2,139

Total other (expense) income	2,139	(16,603,140)	(16,601,001)

Net loss	$(124,303)	$(16,603,140)	$(16,727,443)

Basic and Diluted weighted-average Class A ordinary shares outstanding	54,279,556		54,279,556
Basic and Diluted net loss per Class A share	$—		$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	12,935,010		12,935,010
Basic and Diluted net loss per Class B share	$(0.01)	$(1.28)	$(1.29)

	Period From June 12, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(143,622)	$—	$(143,622)
Other (expense) income:
Change in fair value of warrant liabilities	—	(16,024,190)	(16,024,190)
Financing cost	—	(578,950)	(578,950)
Net gain from investments held in Trust Account	2,139	—	2,139

Total other (expense) income	2,139	(16,603,140)	(16,601,001)

Net loss	$(141,483)	$(16,603,140)	$(16,744,623)

Basic and Diluted weighted-average Class A ordinary shares outstanding	54,279,556		54,279,556
Basic and Diluted net loss per Class A share	$—		$—
Basic and Diluted weighted-average Class B ordinary shares outstanding	12,935,010		12,935,010
Basic and Diluted net loss per Class B share	$(0.01)	$(1.28)	$(1.29)

	Period From June 12, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(141,483)	$(16,603,140)	$(16,744,623)
Adjustment to reconcile net loss to net cash used in operating activities	(307,061)	16,603,140	16,296,079
Net cash used in operating activities	(448,544)	—	(448,544)
Net cash used in investing activities	(543,986,470)	—	(543,986,470)
Net cash provided by financing activities	545,413,196	—	545,413,196

Net change in cash	$978,182	$—	$978,182

HOYA INTERMEDIATE, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data) (Unaudited)

	December 31, 2020	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$285,337	$460,915
Accounts receivable – net	35,250	52,193
Inventory – net	7,462	21,712
Prepaid expenses and other current assets	80,066	118,220

Total current assets	408,115	653,040
Property and equipment – net	—	245
Intangible assets – net	67,024	70,121
Goodwill	683,327	683,327
Other non-current assets	664	388

Total assets	$1,159,130	$1,407,121

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$62,769	$237,747
Accrued expenses and other current liabilities	256,134	314,858
Deferred revenue	5,956	16,617
Current maturities of long-term debt – net	6,412	6,412

Total current liabilities	331,271	575,634
Long-term debt – net	870,903	889,375
Other liabilities	510	485

Total long-term liabilities	871,413	889,860
Commitments and contingencies (Note 11)
Redeemable Preferred Units
Redeemable Senior Preferred Units - $0 par value; 100 units authorized, issued, and outstanding at December 31, 2020 and June 30, 2021 (aggregate involuntary liquidation preference of $214,008 and $227,383 at December 31, 2020 and June 30, 2021, respectively)	218,288	231,931
Redeemable Preferred Units - $0 par value; 100 units authorized, issued, and outstanding at December 31, 2020 and June 30, 2021	9,939	9,939
Members’ equity (deficit)
Common Units - $0 par value; unlimited authorized, 100 units issued and outstanding at December 31, 2020 and June 30, 2021	—	—
Additional paid-in capital	755,716	744,347
Accumulated deficit	(1,026,675)	(1,044,281)
Accumulated other comprehensive loss	(822)	(309)

Total members’ equity (deficit)	(271,781)	(300,243)

Total liabilities, redeemable preferred units, and members’ equity (deficit)	$1,159,130	$1,407,121

The accompanying notes are an integral part of these financial statements.

HOYA INTERMEDIATE, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands except unit and per unit data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenues	$(28,897)	$115,498	$40,764	$139,612
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,325	19,986	21,931	23,911
Marketing and selling	1,634	46,422	33,581	54,377
General and administrative	18,177	29,106	40,598	44,977
Depreciation and amortization	24,080	500	47,977	795
Impairment charges	573,838	—	573,838	—

(Loss) income from operations	(647,951)	19,484	(677,161)	15,552

Other expenses:
Interest expense – net	13,473	16,839	22,766	33,158
Loss on extinguishment of debt	685	—	685	—

Net (loss) income	$(662,109)	$2,645	$(700,612)	$(17,606)
Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments	$1,299	$270	$(1,361)	$513
Comprehensive (loss) income	$(660,810)	$2,915	$(701,973)	$(17,093)

Net loss per unit attributable to Common Unit holders, basic and diluted	$(6,682,701)	$(41,759)	$(7,129,342)	$(312,489)
Weighted average Common Units outstanding, basic and diluted	100	100	100	100

The accompanying notes are an integral part of these financial statements

HOYA INTERMEDIATE, LLC

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY (DEFICIT)

(in thousands, except unit data) (Unaudited)

	Three Months Ended June 30, 2020
	Redeemable senior preferred units		Redeemable preferred units		Common units
	Units	Amount	Units	Amount	Units	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total members’ equity (deficit)
Balances at March 31, 2020	100	$203,315	100	$9,939	100	$—	$767,708	$(290,993)	$(4,577)	$472,138
Net loss	—	—	—	—	—	—	—	(662,109)	—	(662,109)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	1,299	1,299
Deemed contribution from parent	—	—	—	—	—	—	1,190	—	—	1,190
Accretion of senior preferred units	—	6,161	—	—	—	—	(6,161)	—	—	(6,161)
Distributions to parent	—	—	—	—	—	—	(84)	—	—	(84)

Balances at June 30, 2020	100	$209,476	100	$9,939	100	$—	$762,653	$(953,102)	$(3,278)	$(193,727)

	Six Months Ended June 30, 2020
	Redeemable senior preferred units		Redeemable preferred units		Common units
	Units	Amount	Units	Amount	Units	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total members’ equity (deficit)
Balances at January 1, 2020	100	$197,154	100	$9,939	100	$—	$772,683	$(252,490)	$(1,917)	$518,276
Net loss	—	—	—	—	—	—	—	(700,612)	—	(700,612)
Unrealized loss on derivative instruments	—	—	—	—	—	—	—	—	(1,361)	(1,361)
Deemed contribution from parent	—	—	—	—	—	—	2,376	—	—	2,376
Accretion of senior preferred units	—	12,322	—	—	—	—	(12,322)	—	—	(12,322)
Distributions to parent	—	—	—	—	—	—	(84)	—	—	(84)

Balances at June 30, 2020	100	$209,476	100	$9,939	100	$—	$762,653	$(953,102)	$(3,278)	$(193,727)

HOYA INTERMEDIATE, LLC

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY (DEFICIT)

(in thousands, except unit data) (Unaudited)

	Three Months Ended June 30, 2021
	Redeemable senior preferred units		Redeemable preferred units		Common units
	Units	Amount	Units	Amount	Units	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total members’ equity (deficit)
Balances at March 31, 2021	100	$225,110	100	$9,939	100	$—	$749,985	$(1,046,926)	$(579)	$(297,520)
Net income	—	—	—	—	—	—	—	2,645	—	2,645
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	270	270
Deemed contribution from parent	—	—	—	—	—	—	1,183	—	—	1,183
Accretion of senior preferred units	—	6,821	—	—	—	—	(6,821)	—	—	(6,821)

Balances at June 30, 2021	100	$231,931	100	$9,939	100	$—	$744,347	$(1,044,281)	$(309)	$(300,243)

	Six Months Ended June 30, 2021
	Redeemable senior preferred units		Redeemable preferred units		Common units
	Units	Amount	Units	Amount	Units	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total members’ equity (deficit)
Balances at January 1, 2021	100	$218,288	100	$9,939	100	$—	$755,716	$(1,026,675)	$(822)	$(271,781)
Net loss	—	—	—	—	—	—	—	(17,606)	—	(17,606)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	513	513
Deemed contribution from parent	—	—	—	—	—	—	2,274	—	—	2,274
Accretion of senior preferred units	—	13,643	—	—	—	—	(13,643)	—	—	(13,643)

Balances at June 30, 2021	100	$231,931	100	$9,939	100	$—	$744,347	$(1,044,281)	$(309)	$(300,243)

The accompanying notes are an integral part of these financial statements.

HOYA INTERMEDIATE, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Six Months Ended June 30,
	2020	2021
Cash flows from operating activities
Net loss	$(700,612)	$(17,606)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	47,977	795
Amortization of deferred financing costs and interest rate cap	1,529	2,680
Loss on disposal of long-lived assets	169	—
Equity-based compensation expense	2,376	2,274
Loss on extinguishment of debt	685	—
Interest expense paid-in-kind	—	16,164
Impairment charges	573,838	—
Change in assets and liabilities:
Increase in accounts receivable	(41,537)	(16,943)
Increase in inventory	(3,131)	(14,250)
Increase in prepaid expenses and other current assets	(84,507)	(38,154)
Increase in accounts payable	9,480	174,978
Increase in accrued expenses and other current liabilities	179,963	62,070
(Decrease) increase in deferred revenue	(278)	10,661
Other assets and liabilities	948	327

Net cash (used in) provided by operating activities	(13,100)	182,996

Cash flows from investing activities
Purchases of property and equipment	(341)	(250)
Purchases of personal seat licenses	—	(76)
Investments in developed technology	(4,642)	(3,886)

Net cash used in investing activities	(4,983)	(4,212)

Cash flows from financing activities
Payments of June 2017 First Lien Loan	(3,748)	(3,206)
Proceeds from May 2020 First Lien Loan	260,000	—
Proceeds from Revolving Facility	50,000	—
Payments of Revolving Facility	(50,000)	—
Payments of deferred financing costs and other debt-related costs	(8,479)	—
Distributions	(84)	—

Net cash provided by (used in) financing activities	247,689	(3,206)

Net increase in cash and cash equivalents	229,606	175,578

Cash and cash equivalents – beginning of period	81,289	285,337

Cash and cash equivalents – end of period	$310,895	$460,915

Supplemental disclosure of cash flow information:
Paid-in-kind interest added to May 2020 First Lien Loan principal	$—	$19,510
Cash paid for interest	$17,914	$14,033

The accompanying notes are an integral part of these financial statements.

HOYA INTERMEDIATE, LLC

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND DESCRIPTION OF BUSINESS

Through our consolidated subsidiary, Vivid Seats LLC, we provide a leading full-service secondary ticketing marketplace, enabling fans and event seekers to purchase tickets to sports, concerts, theater, and other live events in the United States and Canada. Through our Marketplace segment, we operate an online platform enabling ticket buyers to purchase tickets to live events, while enabling ticket sellers to seamlessly manage their end-to-end operations. Through our Resale segment, our experienced team of professionals acquires live event tickets for resale on secondary marketplaces, including our own platform.

The accompanying condensed consolidated financial statements include all the accounts of Hoya Intermediate, LLC, its subsidiary, Vivid Seats LLC, and the wholly-owned subsidiaries of Vivid Seats LLC. The financial statements refer to Hoya Intermediate, LLC and its subsidiaries collectively as the “Company,” “us,” “we,” and “our” in these condensed consolidated financial statements. All intercompany transactions and balances have been eliminated in consolidation.

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. As permitted under those rules, we condensed or omitted certain footnotes or other financial information that are normally required by GAAP for annual financial statements. We have included all adjustments necessary for a fair presentation of the results of the interim period. These adjustments consist of normal and recurring items. Our condensed consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes. The Condensed Consolidated Balance Sheet at December 31, 2020 included herein was derived from the audited financial statements at that date, but does not include all disclosures including notes required by GAAP.

Merger with Horizon—On April 21, 2021, the Company and Hoya Topco, LLC, our parent, entered into a definitive transaction agreement with Horizon Acquisition Corporation (“Horizon”), a publicly traded special purpose acquisition company, and Horizon Sponsor, LLC, a Delaware limited liability company, to effect a merger of the Company and Horizon (the “Merger Transaction”). The Merger Transaction is expected to close during the second half of 2021.

The merger will be effectuated in the following principal steps:

•

Horizon will merge with and into Vivid Seats Inc., a Delaware corporation formed by the Company to facilitate the merger, upon which the separate corporate existence of Horizon will cease, and Vivid Seats Inc. will become the surviving corporation.

•

Certain third-party investors, including Horizon Sponsor, LLC, will purchase an aggregate of 22,500,000 shares of Class A common stock of Vivid Seats Inc., par value $0.0001 per share for an aggregate purchase price of $225,000 thousand, which is considered a private investment in public equity (“PIPE”). In the event cash proceeds from the merger transaction, which consist of the PIPE financing and the trust account held by Horizon, are less than $768,984 thousand, certain third-party investors will increase the PIPE financing by an amount equal to the shortfall.

•	The shareholders of Hoya Topco, LLC will exchange their interests in the Company for Class B common stock in Vivid Seats Inc., which will be accounted for as a reverse recapitalization.

•

Upon closing, the Company, Hoya Topco, LLC and other designated parties expect to enter into a tax receivable agreement with Vivid Seats Inc. Under the terms of the expected agreement, Vivid Seats Inc. would be expected to pay Hoya Topco, LLC and other designated parties a portion of future income tax savings resulting from existing tax attributes related to the Company.

Total expected cash proceeds from the merger transaction, which consist of marketable securities held in a trust account by Horizon and the PIPE, are $769,000 thousand. Following the transaction, Hoya Intermediate, LLC shareholders will own a controlling interest in Vivid Seats Inc.

Upon consummation of the transaction, Vivid Seats Inc. will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Hoya Intermediate, LLC and Horizon.

COVID-19 Update—The COVID-19 pandemic has materially impacted the Company’s business and results of operations in the fiscal year 2020 and during the six months ended June 30, 2021. In the second quarter of 2020, the Company recognized impairment charges resulting in a reduction in the carrying values of goodwill, indefinite-lived trademarks, definite-lived intangible assets, and other long-lived assets. While the Company continued to recognize a net loss during the six months ended June 30, 2021, the Company realized year-over-year increases in revenues and operating income, recognizing operating income of $15,552 thousand through the first six months of 2021.

We expect uncertainties around our key accounting estimates to continue to evolve depending on the duration and degree of impact associated with the COVID-19 pandemic. Our estimates may change as new events occur and additional information emerges, and such changes are recognized or disclosed in our condensed consolidated financial statements. If economic conditions caused by the pandemic do not continue to recover, the Company’s financial condition, cash flows, and results of operations may be further materially impacted.

Accounting Estimates—We use estimates and assumptions in the preparation of our condensed consolidated financial statements in accordance with GAAP. Our estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Our actual financial results could differ significantly from these estimates. The significant estimates underlying our condensed consolidated financial statements include the accrual for future customer compensation and the related recovery of future customer compensation asset; inventory valuation; accounts receivable valuation; value of equity-based compensation; breakage rates related to customer credits; useful life of definite-lived intangible assets and other long-lived assets; and impairments of goodwill, indefinite-lived intangible assets, definite-lived intangible assets, and long-lived assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, in the notes to our audited consolidated financial statements for the year ended December 31, 2020. There have been no significant changes to these policies that would have a material impact on the Company’s reported results and financial position.

Recent Accounting Pronouncements

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), the Company is provided the option to adopt new or revised accounting guidance either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. The following provides a brief description of recent accounting pronouncements that could have a material effect on the Company’s financial statements:

Issued accounting standards not yet adopted

Leases—In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease) in the balance sheet. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, deferred the effective date for non-public companies. ASU 2016-02 is now effective for fiscal periods beginning after December 15, 2021. The Company elected the extended transition period available to emerging growth companies and is currently evaluating the effect of adoption of the standard on the Company’s consolidated financial statements and related disclosures.

Financial Instruments-Credit Losses—In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. Additional disclosures are required regarding assumptions, models, and methods for estimating the credit losses. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. The Company elected the extended transition period available to emerging growth companies and is currently evaluating the effect of adoption of the standard on the Company’s consolidated financial statements and related disclosures.

Reference Rate Reform—In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. The amendment is effective for all entities starting March 12, 2020 and can be adopted through December 31, 2022. The Company has not yet decided the date of adoption of this standard. LIBOR is used to calculate the interest on borrowings under the Company’s June 2017 First Lien Loan and May 2020 First Lien Loan. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements and related disclosures.

3. REVENUE RECOGNITION

The Company recognizes revenue in accordance with Accounting Standard Codification (“ASC”) 606. The Company has two reportable segments: Marketplace and Resale.

Within the Marketplace segment, the Company earns revenue by acting as an intermediary between ticket sellers and ticket buyers. In this capacity, the Company recognizes revenue for transactions occurring on its website and mobile app (Owned Properties), in addition to fees generated through the sale of tickets on partner sites using the Company’s platform (Private Label).

During the three and six months ended June 30, 2020 and 2021, Marketplace revenues consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Marketplace revenues:
Owned Properties	$(18,958)	$84,535	$24,120	$102,731
Private Label	(10,105)	20,113	4,823	23,910

Total Marketplace revenues	$(29,063)	$104,648	$28,943	$126,641

During the three and six months ended June 30, 2020 and 2021, Marketplace revenues consisted of the following event categories (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Marketplace revenues:
Concerts	$(10,123)	$49,843	$24,224	$56,857
Sports	(17,805)	48,005	(71)	62,143
Theater	(1,162)	6,515	4,570	7,298
Other	27	285	220	343

Total Marketplace revenues	$(29,063)	$104,648	$28,943	$126,641

Within the Resale segment, the Company sells tickets it owns on secondary ticket marketplaces, including its own website and mobile app. Resale revenues were $166 thousand and $11,821 thousand during the three and six months ended June 30, 2020, respectively, and $10,850 thousand and $12,971 thousand during the three and six months ended June 30, 2021, respectively.

At December 31, 2019, $5,932 thousand was recorded as deferred revenue, of which $21 thousand and $3,378 thousand were recognized as revenue during the three and six months ended June 30, 2020, respectively. At December 31, 2020, $5,956 thousand was recorded as deferred revenue, of which $3,177 thousand and $3,754 thousand were recognized as revenue during the three and six months ended June 30, 2021, respectively. At June 30, 2021, Deferred revenue in the Condensed Consolidated Balance Sheets was $16,617 thousand, which primarily relates to the Company’s loyalty program.

Deferred revenue for contingent events at December 31, 2020 and June 30, 2021 was immaterial.

4. SEGMENT REPORTING

Our reportable segments are Marketplace and Resale. Through the Marketplace segment, the Company acts as an intermediary between ticket sellers and ticket buyers within its secondary marketplace. Through the Resale segment, the Company generates revenue by acquiring tickets from primary sellers, which it then sells through secondary ticket marketplaces. Revenues and contribution margin are used by the Company’s Chief Operating Decision Maker (“CODM”) to assess performance of the business. The Company defines contribution margin as revenues less cost of revenues and marketing and selling expenses.

We do not report our assets, capital expenditures, or related depreciation and amortization expenses by segment, because our CODM does not use this information to evaluate the performance of our operating segments.

The following table represents our segment information for the three and six months ended June 30, 2020 (in thousands):

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	Marketplace	Resale	Consolidated	Marketplace	Resale	Consolidated
Revenues	$(29,063)	$166	$(28,897)	$28,943	$11,821	$40,764
Cost of revenues (exclusive of depreciation and amortization shown separately below)	969	356	1,325	11,548	10,383	21,931
Marketing and selling	1,634	—	1,634	33,581	—	33,581

Contribution margin	$(31,666)	$(190)	(31,856)	$(16,186)	$1,438	(14,748)
General and administrative			18,177			40,598
Depreciation and amortization			24,080			47,977
Impairment charges			573,838			573,838

Loss from operations			(647,951)			(677,161)
Interest expense – net			13,473			22,766
Loss on extinguishment of debt			685			685

Net loss			$(662,109)			$(700,612)

The following table represents our segment information for the three and six months ended June 30, 2021 (in thousands):

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
	Marketplace	Resale	Consolidated	Marketplace	Resale	Consolidated
Revenues	$104,648	$10,850	$115,498	$126,641	$12,971	$139,612
Cost of revenues (exclusive of depreciation and amortization shown separately below)	13,707	6,279	19,986	16,407	7,504	23,911
Marketing and selling	46,422	—	46,422	54,377	—	54,377

Contribution margin	$44,519	$4,571	49,090	$55,857	$5,467	61,324
General and administrative			29,106			44,977
Depreciation and amortization			500			795

Income from operations			19,484			15,552
Interest expense – net			16,839			33,158

Net income (loss)			$2,645			$(17,606)

5. GOODWILL AND INTANGIBLE ASSETS

Definite-lived intangible assets consist entirely of developed technology, which had a net carrying amount of $2,358 thousand and $5,455 thousand at December 31, 2020 and June 30, 2021, respectively. At December 31, 2020 and June 30, 2021, accumulated amortization related to the Company’s developed technology was $264 thousand and $1,053 thousand, respectively. The Company’s developed technology has a useful life of 3 to 5 years. Prior to its impairment in the second quarter of 2020, the Company’s definite-lived intangible assets included supplier relationships, customer relationships, and non-compete agreements, in addition to developed technology.

The net changes in the carrying amounts of the Company’s intangible assets and goodwill during the six months ended June 30, 2020 were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2020	$149,948	$143,400	$1,060,428
Capitalized development costs	4,642	—	—
Impairment	(107,365)	(78,734)	(377,101)
Disposals	(124)	—	—
Amortization	(47,101)	—	—

Balance at June 30, 2020	$—	$64,666	$683,327

The net changes in the carrying amounts of the Company’s intangible assets and goodwill during the six months ended June 30, 2021 were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balance at January 1, 2021	$2,358	$64,666	$683,327
Capitalized development costs	3,886	—	—
Amortization	(789)	—	—

Balance at June 30, 2021	$5,455	$64,666	$683,327

The Company recorded an impairment to its goodwill and intangible assets during the second quarter of 2020. Refer to Note 6, Impairments, for additional information. There were no impairments recorded during the three and six months ended June 30, 2021.

6. IMPAIRMENTS

The Company assesses goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired. Definite-lived intangible assets and other long-lived assets are assessed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable.

During the second quarter of 2020, the Company identified the COVID-19 pandemic as a triggering event for its long-lived assets, goodwill, indefinite-lived trademark, and definite-lived intangible assets. Due to global social distancing efforts, put in place to mitigate the spread of the virus, and compliance with restrictions enacted by various governmental entities, most live events during 2020 were either postponed or cancelled, starting in March 2020, and significantly increased during the second quarter of 2020. Consequently, the Company experienced a significant reduction of revenue during the second quarter of 2020.

The following summarizes the impairment charges recorded by the Company during the second quarter of 2020 (in thousands):

Goodwill	$377,101
Indefinite lived trademark	78,734
Definite lived intangible assets	107,365
Property and equipment	3,670
Personal seat licenses	6,968

Total impairment charges	$573,838

For additional details related to the impairment charges recorded during the second quarter of 2020, refer to Note 8, Impairments, of the consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020.

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2020 and June 30, 2021 consist of the following (in thousands):

	December 31, 2020	June 30, 2021
Recovery of future customer compensation	$75,257	$105,848
Insurance recovery asset	2,500	2,500
Capitalized transaction costs	—	3,473
Prepaid expenses	2,309	6,399

Total prepaid expenses and other current assets	$80,066	$118,220

Recovery of future customer compensation represents expected recoveries of compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. Recovery of future customer compensation costs increased by $30,591 thousand in the first six months of 2021, due to the increased volume of sales transactions for future events occurring on our platform. Prepaid expenses increased by $4,090 thousand during the first six months of 2021, due to ticket inventory prepayments made by our Resale segment.

Capitalized transaction costs consist of advisory, banking, legal and accounting fees incurred by the Company, which are directly attributable to the Merger Transaction.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at December 31, 2020 and June 30, 2021 consist of the following (in thousands):

	December 31, 2020	June 30, 2021
Marketing expense	$1,086	$6,539
Accrued tax	16,913	30,104
Accrued customer credits	125,481	122,654
Accrued future customer compensation	94,061	133,392
Other	18,593	22,169

Total accrued expenses and other current liabilities	$256,134	$314,858

Customer credits represent credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, which is recognized in proportion to the pattern of redemption for the customer credits. During the six months ended June 30, 2021, customer credits of $26,335 thousand were redeemed. These redemptions exceeded the amount of new customer credits issued, resulting in a net decrease to Accrued customer credits.

Future customer compensation represents an estimate of the amount of customer compensation due from cancellation charges in the future. These provisions are based on historic experience, recent revenue volumes, and management’s estimate of the likelihood of future event cancellations and are recognized as a component of Revenues. The expected recoveries of these obligations are included in Prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material. Both accrued tax and accrued future customer compensation increased in the first six months of 2021, due primarily to the increased volume of sales transactions occurring on our platform.

9. FINANCIAL INSTRUMENTS

Derivatives

At June 30, 2020, we held interest rate swaps and an interest rate cap. We held an interest rate cap at December 31, 2020 and June 30, 2021. The financial instruments were assessed as highly effective at inception and hedge accounting was applied. As such, the net interest payments accrued each month are included in Interest expense – net in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) and the change in fair value is recorded as a component of Accumulated other comprehensive loss (“AOCL”) in the Condensed Consolidated Balance Sheets.

The financial instruments entered into by the Company are typically executed over-the-counter. All financial instruments were measured at fair value on a recurring basis. The fair value is derived from discounted cash flows adjusted for nonperformance risk. The fair value models primarily use market observable inputs and, therefore, are classified as Level 2 assets. These models incorporate a variety of factors, including, where applicable, maturity, interest rate yield curves, and counterparty credit risks. The credit valuation adjustment associated with the derivatives, related to the likelihood of default by the Company and the counterparty, was not significant to the overall valuation. Refer to Note 10, Fair Value, for additional disclosure regarding fair value measurements.

Interest Rate Swaps

On November 10, 2017, the Company purchased pay-fixed, receive-float interest rate swaps with a combined notional value of $521,672 thousand on June 30, 2020. The interest rate swaps were purchased to reduce a portion of the exposure to fluctuations in LIBOR interest rates associated with our variable-rate term loan. The interest rate swaps had a fixed rate of 1.9% and a maturity date of September 30, 2020.

The objective in using the swaps was to add stability to interest expense and to manage the exposure to interest rate movements. The interest rate swaps are designated as effective cash flow hedges involving the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreement without exchange of the underlying notional amount.

The Company performed a regression analysis at inception of the hedging relationship to assess the effectiveness. The design of the regression analysis addresses the effectiveness of the hedging relationship by considering how the hedge instrument performs against the forecasted transaction or hypothetical interest rate swaps over historical months. The changes in the fair value of the hedge instrument and the hedged item over the historical months demonstrated the effectiveness of the hedge relationship as the prospective and retrospective test. On an ongoing basis, the Company assessed hedge effectiveness prospectively and retrospectively. The hedge continued to be highly effective through its maturity date.

The interest rate swaps are recognized on a gross basis at fair value in the Condensed Consolidated Balance Sheets within Other liabilities at June 30, 2020. At June 30, 2020, interest rate swaps had a fair value of $2,248 thousand. The amount recognized in Interest expense — net in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) was $1,794 thousand and $2,050 thousand of expense for the three and six months ended June 30, 2020, respectively.

Interest Rate Cap

On November 26, 2018, the Company entered into an interest rate cap with an effective date of September 30, 2020 and a maturity date of September 30, 2021. The Company paid $1,030 thousand to enter into the cap. The notional value was $516,750 thousand on June 30, 2021. The interest rate cap was purchased to reduce a portion of the exposure to fluctuations in LIBOR interest rates associated with our variable-rate term loan. The interest rate cap has a strike rate of 3.5%.

The objective in using the cap is to add stability to interest expense and to manage the exposure to interest rate movements. Interest rate caps involve the borrower paying the hedge provider an initial one-time fee in exchange for the hedge provider paying the borrower the excess of the floating interest rate payment above a strike rate, in the event that the floating interest rate is greater than the strike rate during the period between the effective date and maturity date.

The Company performed a regression analysis at inception of the hedging relationship to assess the effectiveness. The design of the regression analysis addressed the effectiveness of the hedging relationship by considering how the hedge instrument performs against the forecasted transaction or hypothetical interest rate cap over historical months. Historical changes in the fair value of the hedge instrument and the underlying item demonstrated the effectiveness of the hedging relationship. On an ongoing basis, the Company assesses hedge effectiveness prospectively and retrospectively. The hedge continued to be highly effective through June 30, 2021.

The interest rate cap is measured at fair value, which was zero at December 31, 2020 and June 30, 2021.

The amount of loss expected to be reclassified into Interest expense – net in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) within the next twelve months is $309 thousand.

Effect of Derivative Contracts on Accumulated Other Comprehensive Loss and Earnings

Since the Company designated the financial instruments as effective cash flow hedges that qualify for hedge accounting, net interest payments are recorded in Interest expense – net in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), and unrealized gains or losses resulting from adjusting the financial instruments to fair value are recorded as a component of Other comprehensive income/(loss) and subsequently reclassified into earnings in the same period during which the hedged transaction affects earnings. During the three and six months ended June 30, 2021, the Company reclassified losses of $270 thousand and $513 thousand, respectively, into Interest expense – net from Accumulated other comprehensive loss related to the interest rate cap. Cash flows resulting from settlements are presented as a component of cash flows from operating activities within the Condensed Consolidated Statements of Cash Flows.

The following table presents the effects of hedge accounting on Accumulated other comprehensive loss for the three and six months ended June 30, 2020 for interest rate contracts designated as cash flow hedges (in thousands):

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	Interest rate swaps	Interest rate cap	Total	Interest rate swaps	Interest rate cap	Total
Beginning accumulated derivative loss in AOCL	$(3,547)	$(1,030)	$(4,577)	$(887)	$(1,030)	$(1,917)
Amount of gain (loss) recognized in AOCL	1,299	—	1,299	(1,361)	—	(1,361)
Less: Amount of loss reclassified from AOCL to income	—	—	—	—	—	—

Ending accumulated derivative loss in AOCL	$(2,248)	$(1,030)	$(3,278)	$(2,248)	$(1,030)	$(3,278)

The following table presents the effects of hedge accounting on Accumulated other comprehensive loss for the three and six months ended June 30, 2021 for interest rate contracts designated as cash flow hedges (in thousands):

	Three Months Ended June 30, 2021 Interest rate cap	Six Months Ended June 30, 2021 Interest rate cap
Beginning accumulated derivative loss in AOCL	$(579)	$(822)
Amount of gain (loss) recognized in AOCL	—	—
Less: Amount of loss reclassified from AOCL to income	(270)	(513)

Ending accumulated derivative loss in AOCL	$(309)	$(309)

Accounts receivable

Due to the significant COVID-19 pandemic related event cancellations experienced during 2020 and 2021, $23,418 thousand and $9,101 thousand of the Accounts receivable balance at December 31, 2020 and June 30, 2021, respectively, consisted of amounts due from marketplace ticket sellers for cancelled event tickets. There is a concentration of risk associated with that cohort of creditors due to the unfavorable impact of the COVID-19 pandemic on the live event industry. We recorded an allowance for doubtful accounts of $5,715 thousand and $2,108 thousand at December 31, 2020 and June 30, 2021, respectively, to reflect potential challenges in collecting funds from marketplace ticket sellers. Write-offs were immaterial for the three and six months ended June 30, 2020 and 2021.

10. FAIR VALUE

Recurring

Our financial assets and liabilities are valued using market prices on both active markets (Level 1), less active markets (Level 2) and little or no market activity (Level 3). Level 1 instrument valuations are obtained from unadjusted quoted prices for identical assets or liabilities in active markets. Level 2 instrument valuations are obtained from readily available pricing sources for comparable instruments, identical instruments in less active markets, or models using other inputs that are directly or indirectly observable in the marketplace. Level 3 instrument valuations typically reflect management’s estimate of assumptions and are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. We did not have any transfers of financial instruments between valuation levels during the three and six months ended June 30, 2020 or 2021.

Cash and cash equivalents include all cash balances and highly liquid investments purchased with maturities of three months or less. The Company’s cash and cash equivalents consist primarily of domestic bank accounts, interest-bearing deposit accounts, and money market accounts managed by third-party financial institutions. Cash and cash equivalents are valued by the Company based on quoted prices in an active market, which represent a Level 1 measurement within the fair value hierarchy.

The fair value for our derivative instruments is based upon inputs corroborated by observable market data with similar tenors, which are considered Level 2 inputs. Refer to Note 9, Financial Instruments, for further details on our derivative instruments.

The Company’s June 2017 First Lien Loan is held by a third-party financial institution and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace, therefore, the fair value is estimated on a Level 2 basis. At December 31, 2020, the June 2017 First Lien Loan had a fair value of $583,145 thousand as compared to the carrying amount of $609,080 thousand. At June 30, 2021, the June 2017 First Lien Loan had a fair value of $611,410 thousand as compared to the carrying amount of $607,148 thousand.

The Company’s May 2020 First Lien Loan is not publicly traded and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated by discounting the future cash flows using current interest rates at which similar borrowings with similar maturities would be made to borrowers with similar credit ratings. The fair value was estimated assuming prepayment of the loan upon the loan’s third anniversary and is estimated on a Level 3 basis, as provided by ASC Topic 820, Fair Value Measurement. At December 31, 2020, the May 2020 First Lien Loan had a fair value of $319,850 thousand as compared to the carrying amount of $268,235 thousand. At June 30, 2021, the May 2020 First Lien Loan had a fair value of $317,959 thousand as compared to the carrying amount of $288,639 thousand.

Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

Nonrecurring

Our non-financial assets, such as goodwill, intangible assets, and long-lived assets are measured at fair value on a nonrecurring basis, utilizing Level 3 inputs. The following table presents quantitative information about the significant unobservable inputs applied to these Level 3 fair value measurements:

Significant Unobservable Inputs	Range (Weighted Average)
Discount rate	12.5% - 13.5% (13.0%)
Long-term growth rate	2.5% - 3.5% (3.0%)

The following table presents the sensitivities to changes in the significant unobservable inputs above (in thousands):

	Goodwill	Trademark
50 basis point increase in discount rate	$(37,680)	$(3,935)
50 basis point decrease in long-term growth rate	(21,344)	(2,298)

Refer to Note 8, Impairments, of the consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020 for disclosure of the Company’s fair value methodologies applied to goodwill, intangible assets, and long-lived assets.

11. COMMITMENTS AND CONTINGENCIES

Litigation

The Company, from time to time, is involved in various claims and legal actions arising in the ordinary course of business, none of which, in the opinion of management, could have a material effect on the Company’s business, financial position or results of operations other than those matters discussed herein.

The Company is a co-defendant in a class action lawsuit in Canada alleging illegal resale above face value. The Company is required to issue coupons to members of the class, which will take place once the court determines sufficient quantities of live events are occurring post-COVID-19 pandemic. At December 31, 2020 and June 30, 2021, a liability of $1,083 thousand was recorded in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to the expected costs of fees, plaintiff’s counsel costs and expected credit redemptions as of the measurement date.

The Company received a class action lawsuit related to customer compensation for cancellations, primarily as a result of COVID-19 restrictions. During March 2021, the Company reached a preliminary settlement, which is pending approval by the local court. As of December 31, 2020 and June 30, 2021, the Company had accrued a liability of $2,550 thousand in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets related to these matters. The Company expects to recover much of these costs under its insurance policies and has separately recognized an insurance recovery asset of $2,500 thousand within Prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets at December 31, 2020 and June 30, 2021.

Other

In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, several states have adopted laws that attempt to impose tax collection obligations on out-of-state companies. The Company is in the process of assessing its obligation and registration requirements in these jurisdictions. Pending these assessments, it is more likely than not some jurisdictions could assess taxes on transactions for which no sales tax was collected from the buyer at the time of the transaction. The Company has recognized a liability for this potential tax of $16,818 thousand and $30,014 thousand at December 31, 2020 and June 30, 2021, respectively. This liability is recorded in Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets. No jurisdiction has assessed any amounts owed as of June 30, 2021.

12. RELATED-PARTY TRANSACTIONS

In December 2020, Vivid Cheers Inc. (“Vivid Cheers”) was incorporated as a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code. Vivid Cheers’ mission is to support causes and organizations dedicated to healthcare, education, and support of workers in the live events industry during times of need. The Company has the right to elect the board of directors of Vivid Cheers, which is currently formed by the Company’s executives. The Company does not have a controlling financial interest in Vivid Cheers, and accordingly, does not consolidate Vivid Cheers’ statement of activities with its financial results. The Company committed charitable contributions of $436 thousand and $957 thousand for the three and six months ended June 30, 2021 to Vivid Cheers. The Company had accrued charitable contributions payable of $450 thousand and $259 thousand as of December 31, 2020 and June 30, 2021, respectively.

13. NET LOSS PER UNIT

The following table sets forth the computation of basic and diluted net loss per unit attributable to common unitholders for the periods indicated (in thousands, except per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Net (loss) income	$(662,109)	$2,645	$(700,612)	$(17,606)
Accretion of senior preferred units	6,161	6,821	12,322	13,643

Net loss attributable to Common Unit holders	$(668,270)	$(4,176)	$(712,934)	$(31,249)

Weighted-average Common Units, basic and diluted	100	100	100	100

Net loss per unit attributable to Common Unit holders, basic and diluted	$(6,682,701)	$(41,759)	$(7,129,342)	$(312,489)

The Company has no dilutive common equivalent units. Accordingly, for the periods presented, diluted net loss per unit is equal to basic net loss per unit.

14. SUBSEQUENT EVENTS

The Company evaluated subsequent events for recognition or disclosure through August 15, 2021. Management has determined that no events or transactions have occurred subsequent to the balance sheet date that require disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Hoya Intermediate, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hoya Intermediate, LLC and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable preferred units and members’ equity (deficit), and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 2 to the financial statements, in 2020, the Company recorded $574 million of impairment charges as a result of a decline in fair value of goodwill, intangible assets, and long-lived assets due to the unfavorable impact of the COVID-19 pandemic on the Company’s operations.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 27, 2021 (August 15, 2021 as to the effects of the restatement discussed in Note 2)

We have served as the Company’s auditor since 2019.

HOYA INTERMEDIATE, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	December 31, 2019	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$81,289	$285,337
Accounts receivable – net	25,000	35,250
Inventory – net	11,556	7,462
Prepaid expenses and other current assets	12,072	80,066

Total current assets	129,917	408,115
Property and equipment – net	4,016	—
Personal seat licenses – net	7,194	—
Intangible assets – net	293,348	67,024
Goodwill	1,060,428	683,327
Other non-current assets	2,146	664

Total assets	$1,497,049	$1,159,130

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$91,443	$62,769
Accrued expenses and other current liabilities	60,008	256,134
Deferred revenue	5,932	5,956
Current maturities of long-term debt – net	5,856	6,412

Total current liabilities	163,239	331,271

Long-term debt – net	606,589	870,903
Other liabilities	1,852	510

Total long-term liabilities	608,441	871,413

Commitments and contingencies (Note 14)

Redeemable Preferred Units
Redeemable Senior Preferred Units - $0 par value; 100 units authorized, issued, and outstanding at December 31, 2019 and 2020 (aggregate involuntary liquidation preference of $189,571 and $214,008 at December 31, 2019 and 2020, respectively)	197,154	218,288
Redeemable Preferred Units - $0 par value; 100 units authorized, issued, and outstanding at December 31, 2019 and 2020	9,939	9,939

Members’ equity (deficit)
Common Units - $0 par value; unlimited authorized, 100 units issued and outstanding at December 31, 2019 and 2020	—	—
Additional paid-in capital	772,683	755,716
Accumulated deficit	(252,490)	(1,026,675)
Accumulated other comprehensive loss	(1,917)	(822)

Total members’ equity (deficit)	518,276	(271,781)

Total liabilities, redeemable preferred units, and members’ equity (deficit)	$1,497,049	$1,159,130

The accompanying notes are an integral part of these financial statements.

HOYA INTERMEDIATE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands except unit and per unit data)

	Years Ended December 31,
	2019	2020
Revenues	$468,925	$35,077
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	106,003	24,690
Marketing and selling	178,446	38,121
General and administrative	101,335	66,199
Depreciation and amortization	93,078	48,247
Impairment charges	—	573,838

Loss from operations	(9,937)	(716,018)

Other expenses:
Interest expense – net	41,497	57,482
Loss on extinguishment of debt	2,414	685

Net loss	$(53,848)	$(774,185)

Other comprehensive income (loss):
Unrealized (loss) gain on derivative instruments	$(7,225)	$1,095

Comprehensive loss	$(61,073)	$(773,090)

Net loss per unit attributable to Common Unit holders, basic and diluted	$(682,472)	$(7,953,192)
Weighted average Common Units outstanding, basic and diluted	100	100

The accompanying notes are an integral part of these financial statements.

HOYA INTERMEDIATE, LLC

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY (DEFICIT)

(in thousands, except unit data)

	Redeemable senior preferred units		Redeemable preferred units		Common units
	Units	Amount	Units	Amount	Units	Amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total members’ equity (deficit)
Balances at January 1, 2019	100	$182,755	100	$9,939	100	$—	$790,003	$(198,642)	$5,308	$596,669
Net loss	—	—	—	—	—	—	—	(53,848)	—	(53,848)
Unrealized loss on derivative instruments	—	—	—	—	—	—	—	—	(7,225)	(7,225)
Deemed contribution from parent	—	—	—	—	—	—	5,174	—	—	5,174
Accretion of senior preferred units	—	14,399	—	—	—	—	(14,399)	—	—	(14,399)
Distributions to parent	—	—	—	—	—	—	(8,095)	—	—	(8,095)

Balances at December 31, 2019	100	$197,154	100	$9,939	100	$—	$772,683	$(252,490)	$(1,917)	$518,276
Net loss	—	—	—	—	—	—	—	(774,185)	—	(774,185)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	887	887
Loss reclassified from accumulated other comprehensive loss to earnings	—	—	—	—	—	—	—	—	208	208
Deemed contribution from parent	—	—	—	—	—	—	4,287	—	—	4,287
Accretion of senior preferred units	—	21,134	—	—	—	—	(21,134)	—	—	(21,134)
Distributions to parent	—	—	—	—	—	—	(120)	—	—	(120)

Balances at December 31, 2020	100	$218,288	100	$9,939	100	$—	$755,716	$(1,026,675)	$(822)	$(271,781)

The accompanying notes are an integral part of these financial statements.

HOYA INTERMEDIATE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2020
Cash flows from operating activities
Net loss	$(53,848)	$(774,185)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	93,078	48,247
Amortization of deferred financing costs and interest rate cap	2,860	3,863
Loss on disposal of long-lived assets	960	169
Equity-based compensation expense	5,174	4,287
Loss on extinguishment of debt	2,414	685
Interest expense paid-in-kind	—	15,678
Impairment charges	—	573,838
Change in assets and liabilities:
Decrease (increase) in accounts receivable	225	(10,250)
(Increase) decrease in inventory	(1,628)	4,094
Decrease (increase) in prepaid expenses and other current assets	642	(67,584)
Increase (decrease) in accounts payable	1,792	(28,674)
Increase in accrued expenses and other current liabilities	23,272	195,404
Increase in deferred revenue	2,005	24
Other assets and liabilities	(468)	512

Net cash provided by (used in) operating activities	76,478	(33,892)

Cash flows from investing activities
Acquisition, net of cash acquired	(31,118)	—
Purchases of property and equipment	(1,258)	(341)
Proceeds from the sale of personal seat licenses	170	—
Investments in developed technology	(7,949)	(7,264)

Net cash used in investing activities	(40,155)	(7,605)

Cash flows from financing activities
Payments of June 2017 First Lien Loan	(6,967)	(5,856)
Payments of June 2017 Second Lien Loan	(40,000)	—
Proceeds from May 2020 First Lien Loan	—	260,000
Proceeds from Revolving Facility	—	50,000
Payments of Revolving Facility	—	(50,000)
Payments of deferred financing costs and other debt-related costs	(400)	(8,479)
Distributions to parent	(8,095)	(120)

Net cash (used in) provided by financing activities	(55,462)	245,545

Net (decrease) increase in cash and cash equivalents	(19,139)	204,048

Cash and cash equivalents – beginning of period	100,428	81,289

Cash and cash equivalents – end of period	$81,289	$285,337

Supplemental disclosure of cash flow information:
Paid-in-kind interest added to May 2020 First Lien Loan principal	$—	$15,678
Cash paid for interest	$38,653	$34,592

The accompanying notes are an integral part of these financial statements.

HOYA INTERMEDIATE, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND DESCRIPTION OF BUSINESS

Through our consolidated subsidiary, Vivid Seats LLC, we provide a leading full-service secondary ticketing marketplace, enabling fans and event seekers to purchase tickets to sports, concerts, theater, and other live events in the United States and Canada. Through our Marketplace segment, we operate an online platform enabling ticket buyers to purchase tickets to live events, while enabling ticket sellers to seamlessly manage their end-to-end operations. Through our Resale segment, our experienced team of professionals acquires live event tickets for resale on secondary marketplaces, including our own platform.

The accompanying consolidated financial statements include all the accounts of Hoya Intermediate, LLC, its subsidiary, Vivid Seats LLC, and the wholly-owned subsidiaries of Vivid Seats LLC. The financial statements refer to Hoya Intermediate, LLC and its subsidiaries collectively as the “Company,” “us,” “we,” and “our” in these consolidated financial statements.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions and balances have been eliminated in consolidation.

COVID-19 Update—The COVID-19 pandemic has materially impacted the Company’s business and results of operations in the fiscal year 2020. In addition to a decrease in operating results, the Company recognized asset impairment charges, a reserve against certain receivables, and increased accruals for customer credits and future customer compensation. Refer to the “Accounts Receivable and Credit Policies,” “Goodwill and Intangible Assets,” “Long-Lived Assets Impairment Assessments,” “Accrued Customer Credits,” and “Accrued Future Customer Compensation” sections within Note 2, Summary of Significant Accounting Policies, below for further discussion.

We expect uncertainties around our key accounting estimates to continue to evolve depending on the duration and degree of impact associated with the COVID-19 pandemic. Our estimates may change as new events occur and additional information emerges, and such changes are recognized or disclosed in our consolidated financial statements. If economic conditions caused by the pandemic do not recover, as currently anticipated by management, the Company’s financial condition, cash flows, and results of operations may be further materially impacted.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s key estimates include the Accrual for future customer compensation and the related Recovery of future customer compensation asset; inventory valuation; receivable valuation; value of equity-based compensation; breakage rates related to customer credits; useful life of definite-lived intangible assets and other long-lived assets; valuation of intangible assets acquired in an acquisition; and impairments of goodwill, indefinite-lived intangible assets, definite-lived intangible assets, and long-lived assets.

Cash and Cash Equivalents—Cash and cash equivalents include all cash balances and highly liquid investments purchased with original maturities of three months or less. The Company’s cash and cash equivalents consist primarily of domestic bank accounts, interest-bearing deposit accounts, and money market accounts managed by third-party financial institutions.

Cash and cash equivalents held in interest-bearing accounts may exceed the Federal Deposit Insurance Corporation insurance limits. To reduce credit risk, the Company monitors the credit standing of the financial institutions that hold the Company’s cash and cash equivalents. However, balances could be impacted in the future if underlying financial institutions fail. As of December 31, 2019 and 2020, the Company has not experienced any loss or lack of access to its cash and cash equivalents.

Accounts Receivable and Credit Policies—At December 31, 2019, accounts receivable consists primarily of uncollateralized payment processor obligations due under normal trade terms requiring payment within five days. Credit risk with respect to accounts receivable from payment processing entities is limited due to the concentration of those receivables with large financial institutions and the frequency with which those accounts receivable turn over. There was no allowance for doubtful accounts recorded at December 31, 2019.

Due to the significant COVID-19 pandemic related event cancellations experienced during 2020, $23,418 thousand of the Accounts receivable balance at December 31, 2020 consisted of amounts due from marketplace ticket sellers for cancelled event tickets. There is a concentration of risk associated with that cohort of creditors due to the unfavorable impact of the COVID-19 pandemic on the live event industry. We recorded an allowance for doubtful accounts of $5,715 thousand at December 31, 2020 to reflect potential challenges in collecting funds from marketplace ticket sellers. Accounts receivable balances are stated net of allowance for doubtful accounts. Bad debt expense is presented as a reduction of Revenues in the Consolidated Statements of Operations and Comprehensive Loss. Write-offs were immaterial for the year ended December 31, 2020.

Inventory—Inventory consists of tickets to live events. All inventory is valued at the lower of cost or net realizable value, determined by the specific identification method. A provision is recorded to adjust inventory to its estimated realizable value when inventory is determined to be in excess of anticipated demand. During the years ended December 31, 2019 and 2020, the Company incurred inventory write-downs of $3,634 thousand and $1,627 thousand, respectively, which are presented in Cost of revenues in the Consolidated Statements of Operations and Comprehensive Loss.

Property and Equipment—Property and equipment are stated at cost, net of depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Asset Class	Useful Life
Computer Equipment	5 years
Purchased Software	3 years
Furniture and Fixtures	7 years

Leasehold improvements are amortized over the shorter of the term of the lease or the improvements’ estimated useful lives.

Personal Seat Licenses—The Company has purchased personal seat licenses (“PSLs”) from various sports teams. PSLs are stated at amortized cost. The term of the PSL aligns with the life of the corresponding stadium, which is estimated at 30 years from its construction or its last major renovation. Amortization is computed using the straight-line method over the remaining life of the stadium at the time the PSL is purchased. Amortization expense was $454 thousand and $226 thousand for the years ended December 31, 2019 and 2020, respectively, and is presented in Depreciation and amortization expense in the Statements of Operations and Comprehensive Loss. During the second quarter of 2020, the Company determined a triggering event occurred, which resulted in an impairment of its PSL’s. Refer to Note 8, Impairments, for additional information.

Long-Lived Assets Impairment Assessments—We review our long-lived assets (property and equipment – net and personal seat licenses – net) for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. The fair value of our long-lived assets is determined using both the market approach and income approach, utilizing Level 3 inputs. If circumstances require a long-lived asset or asset group to be held and used be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that long-lived asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount exceeds its fair value.

During the second quarter of 2020, we determined a triggering event occurred that required us to evaluate our long-lived assets for impairment. We recorded an impairment charge as a result of those assessments. Refer to Note 8, Impairments, for additional information.

Goodwill and Intangible Assets—Goodwill represents the excess purchase price over the fair value of the net assets acquired. Intangible assets other than goodwill primarily consists of customer and supplier relationships, developed technology, non-compete agreements, and trademarks.

We evaluate goodwill and our indefinite-lived intangible asset for impairment annually on October 31 or more frequently when an event occurs or circumstances change that indicates the carrying value may not be recoverable. We have the option to assess goodwill and our indefinite-lived intangible asset for impairment by first performing a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit or the indefinite-lived intangible asset is less than its carrying value. If it is determined that the reporting unit’s or the indefinite-lived intangible asset’s fair value is more-likely-than-not less than its carrying value, or if we do not elect the option to perform an initial qualitative assessment, we perform a quantitative assessment of the reporting unit’s or the indefinite-lived intangible asset’s fair value. If the fair value of the reporting unit or the indefinite-lived intangible asset is in excess of its carrying value, the related goodwill or the indefinite-lived intangible asset is not impaired. If the fair value of the reporting unit is less than the carrying value, we recognize an impairment equal to the difference between the carrying value of the reporting unit and its fair value, not to exceed the carrying value of goodwill. If the fair value of the indefinite-lived intangible asset is less than the carrying value, we recognize an impairment equal to the difference.

The fair value of our definite-lived intangible assets is determined using both the market approach and income approach, utilizing Level 3 inputs. We review our definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If circumstances require a definite-lived intangible asset or its asset group to be held and used be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that definite-lived intangible asset or asset group to its carrying amount. If the carrying amount of the definite-lived intangible asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.

Definite-lived intangible assets are amortized on a straight-line basis over their estimated period of benefit, over the following estimated useful lives:

Asset Class	Useful Life
Non-competition agreements	3 years
Supplier relationships	4 years
Developed technology	3-5 years
Customer relationships	3-5 years

The useful lives of definite-lived intangible assets are re-assessed whenever events or business circumstances indicate a change in life has occurred.

During the second quarter of 2020, we determined a triggering event occurred that required us to evaluate our goodwill, indefinite-lived intangible asset, and definite-lived intangible assets for impairment, and we recorded an impairment charge as a result of those assessments. Refer to Note 8, Impairments, for additional information.

Business Combinations—During 2019, we completed an acquisition of Fanxchange Limited, which we accounted for using the acquisition method of accounting. See Note 6, Acquisition. Identifiable assets acquired and liabilities assumed were recognized and measured as of the acquisition date at fair value. Additionally, any contingent consideration was recorded at fair value on the acquisition date and classified as a liability. The Company recognized goodwill to the extent the consideration transferred exceeded the recognized basis of the identifiable assets acquired, net of assumed liabilities. Management exercised judgement in determining the fair value of assets acquired and liabilities assumed, which involved the use of significant estimates and assumptions, including future cash flows, discount rates, and asset lives.

Internal-use Software—The Company incurs costs related to internal-use software and website development. Costs incurred in both the preliminary project stage and post-implementation stage of development are expensed as incurred. Qualifying development costs, including those incurred for upgrades and enhancements that result in additional functionality to existing software, are capitalized. Capitalized development costs are classified as Intangible assets – net on the Consolidated Balance Sheets and amortized using the straight-line method over the estimated useful life of the applicable software. The amortization is presented in Depreciation and amortization expense in the Statements of Operations and Comprehensive Loss.

Accrued Customer Credits—We may issue credits to customers for cancelled events that can be applied to future purchases on our marketplace. The amount recognized in Accrued expenses and other current liabilities in the Consolidated Balance Sheets represents the balance owed to customers on credit. Breakage income from customer credits that are not expected to be used is estimated and recognized as revenue in proportion to the pattern of redemption for the customer credits that are used. When customer credits are used to make a purchase, revenue is recognized.

Accrued Future Customer Compensation—Provisions for accrued future customer compensation are included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets and represent compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions. The expected recoveries of these obligations are included in Prepaid expenses and other current assets. These provisions are based on historic experience and recent revenue volumes and are recognized as a component of Revenue. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material to the consolidated financial statements.

Taxes—The Company is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, the Company’s taxable income or loss is passed through to and included in the taxable income of its members. Accordingly, no income tax expense has been recorded for federal, state and local jurisdictions. Certain states and localities have gross receipts taxes, franchise taxes and minimum filings taxes that are assessed on pass-through entities. The Company is subject to these taxes and recognized expense for $831 thousand and $230 thousand for the years ended December 31, 2019 and 2020, respectively. The expense is presented in General and administrative expenses in the Statements of Operations and Comprehensive Loss.

The Company is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the “Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any IRS audit of the Company would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that the Company would pay an “imputed underpayment” including interest and penalties, if applicable. The Company may instead elect to make a “push-out” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal income tax returns.

The Hoya Intermediate, LLC Agreement stipulates that, if the Company receives an imputed underpayment, each Unit holder shall promptly file an amended tax return and pay any tax and interest due.

As of December 31, 2019 and 2020, there were no uncertain tax positions taken or expected to be taken that would require recognition of a liability in the consolidated financial statements. The Company is subject to routine audits by taxing jurisdictions. The periods subject to tax audits are 2017 through 2020. There are currently no audits for any tax periods in progress.

Debt—Term debt is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. Deferred borrowing costs and discounts are amortized to interest expense over the terms of the respective borrowings using the effective interest method.

Derivatives—The Company recognizes derivatives on the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting.

Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of the gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company formally evaluates, both at the inception of the hedge and quarterly, whether the derivative financial instrument is highly effective in offsetting changes in cash flows of the related underlying exposure.

For derivatives that are designated as, and meet all the required criteria for, a cash flow hedge, the net interest payments are recorded in Interest expense – net in the Consolidated Statements of Operations and Comprehensive Loss and the remaining changes in the fair value are recorded in Accumulated other comprehensive loss (“AOCL”) in the Consolidated Balance Sheets and reclassified into earnings as the underlying hedged item affects earnings.

Derivative instruments are classified within Prepaid expenses and other current assets or Other liabilities in the Consolidated Balance Sheets depending on the nature of the balance at the end of the period.

Fair Value of Financial Instruments—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of our financial instruments is disclosed based on the fair value hierarchy using the following three categories:

Level 1—Measurements that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Measurements that include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. These fair value measurements require significant judgment.

Equity-Based Compensation—Certain members of management have been awarded grants of common units of our parent Hoya Topco, LLC or Phantom units in a cash bonus pool. Under the Accounting Standard Codification (“ASC”) 718, Compensation–Stock Compensation, and ASC 480, Distinguishing Liabilities from Equity, the grants of common units meet the criteria to be recognized by Hoya Topco, LLC as equity-classified awards, whereas the grants of Phantom units meet the criteria to be recognized as liability-classified awards. Equity-classified awards include those that may be settled either in a determinable number of common units or in cash at the sole discretion of our parent. Liability-classified awards may only be settled in cash.

Equity-based compensation is measured at fair value on the grant date. The Company recognizes compensation expense on a straight-line basis over the requisite service period, which is the award’s vesting period, and an offsetting deemed contribution to equity to reflect these incentive units of our parent. Vesting of these awards is accelerated in the event of a change in control of Hoya Topco, LLC. The Company accounts for forfeitures as they occur.

A market-based approach was used to determine the total equity value of our parent and allocate the resulting value between classes using an option pricing model to determine the grant date fair value of employee grants. The exercise prices used are based on various scenarios considering the waterfall payout structure of the units that exists at the Hoya Topco, LLC level.

For liability-based compensation with service and performance conditions, the Company recognizes a liability for the fair value of the outstanding units only when the Company concludes it is probable that the performance condition will be achieved. As of December 31, 2019 and 2020, it is not probable the performance condition will be achieved.

Net Loss Per Unit Attributable to Common Unit holders—Basic earnings/loss per unit is computed by dividing the net loss attributable to common unit holders by the weighted-average number of common units outstanding during the period. Diluted earnings/loss per unit is computed by giving effect to all potentially dilutive common equivalent units outstanding for the period. In periods of a net loss, common equivalent units are excluded from the calculation of diluted earnings/loss per unit, because their inclusion would have an antidilutive effect. Accordingly, for periods in which we report a net loss, diluted earnings/loss per unit is equal to basic earnings/loss per unit, as the dilutive common equivalent units are not assumed to have been issued if their effect is antidilutive.

Segment Reporting—Operating segments are defined as components of an entity for which discrete financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and performance assessment. The Company’s CODM is its Chief Executive Officer. The Company has determined it has two operating and reportable segments: Marketplace and Resale.

Revenue Recognition—The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The Company adopted ASC 606 effective January 1, 2019, using the full retrospective transition method.

The Company reports revenue on a gross or net basis based on management’s assessment of the Company acting as a principal or agent in the transaction. The determination of the Company acting as a principal or an agent in a transaction is based on the evaluation of control over the ticket, including the right to sell the ticket, before it is transferred to the ticket buyer.

Marketplace

The Company acts as an intermediary between ticket sellers and ticket buyers in its secondary marketplace. Revenue primarily consists of service fees from ticketing operations and is reduced by incentives provided to ticket buyers.

The Company has one primary performance obligation, facilitating the Marketplace transaction between the ticket seller and ticket buyer, which is satisfied at the time the order is confirmed. In this transaction, the Company acts as an agent as it does not control the ticket prior to it transferring to the ticket buyer.

Revenue is recognized net of the amount due to the seller when the ticket seller confirms an order with the ticket buyer, at which point the seller is obligated to deliver the tickets to the buyer in accordance with the original marketplace listing. Payment from the buyer is due at the time of sale.

The Company’s sales terms provide that the Company will compensate the buyer for the total amount of the purchase if an event is cancelled, the ticket is invalid, or if the ticket is delivered after the promised time. The Company has determined this is considered a stand-ready obligation to provide a return that is not a separate performance obligation, but is an element of variable consideration, which results in a reduction to revenue. The revenue reversal is reflected within Accrued expenses and other current liabilities in the Consolidated Balance Sheets when the buyer has yet to be compensated. The Company estimates the customer compensation liability, and corresponding charge against revenue, using the expected value method, which best predicts customer compensation for future cancellations. To the extent we estimate that a portion of the refund is recoverable from the ticket seller, we record the recovery as revenue to align with the net presentation of the original transaction. The timing of event cancellations and rescheduling of postponed events versus new sales transactions can result in customer compensation costs exceeding current period sales resulting in negative marketplace revenue for that period.

The Company also earns referral commissions on purchases of third-party insurance services by ticket buyers at the time of sale of the associated ticket on the Marketplace platform. Referral commissions are recognized as revenue when the ticket buyer makes a purchase from the third-party merchant during customer checkout. Payment from the third-party provider is due to the Company net 30 from when invoiced. This revenue is included within all categories of Marketplace disaggregated revenue described in Note 3, Revenue Recognition.

Resale

The Company sells tickets it owns on secondary ticket marketplaces. The Resale business has one performance obligation, which is to transfer control of a live event ticket to a ticket buyer once an order has been confirmed.

The Company acts as a principal in these transactions as it owns the ticket and therefore controls the ticket prior to transferring the ticket to the customer. Revenue is recorded on a gross basis based on the value of the ticket and is recognized when an order is confirmed in the secondary ticket marketplace. Payment from the marketplace is typically due upon delivery of the ticket or after the event has passed.

Secondary marketplace terms and conditions require sellers to repay amounts received for events that are cancelled or tickets that are invalid or delivered after the promised time. The Company has determined that this obligation is a stand-ready obligation to provide a return that is not a separate performance obligation, but is an element of variable consideration, which results in a reduction to revenue. The Company recognizes a liability for known and estimated cancellation charges within Accrued expenses and other current liabilities in the Consolidated Balance Sheets. The Company estimates the future customer compensation liability, and corresponding charge against revenue, using the expected value method. To the extent we estimate that a portion of the charge is recoverable from the event host, we record the estimated recovery asset to Prepaid expenses and other current assets.

When the Company’s Resale business sells a ticket on its own marketplace, the service fee is recorded in Marketplace revenues and the sales price of the ticket is recorded in Resale revenues.

Deferred Revenue

Deferred revenue consists of fees received related to unsatisfied performance obligations at the end of the period. Due to the generally short-term duration of contracts, the majority of the performance obligations are satisfied in the following year.

The Company’s loyalty program allows customers to earn credits on certain purchases and then redeem those credits on future transactions. The credits earned in the program represent a material right to the customer and constitute an additional performance obligation of the Company. As such, the Company defers revenue based on expected future usage and recognizes the deferred revenue as credits are redeemed. Breakage income from credits that are not expected to be used is estimated and recognized as revenue in proportion to the pattern of redemption for the customer credits that are used.

Cash received for contingent events, such as postseason sporting events, is initially recorded as Deferred revenue in the Consolidated Balance Sheets and is recognized as revenue when the contingency is resolved.

Advertising Costs—The Company utilizes various forms of advertising, including paid search, sponsorship agreements, e-mail marketing, and other forms of media. Advertising costs are expensed as incurred and were $175,926 thousand and $37,524 thousand for the years ended December 31, 2019 and 2020, respectively. Advertising costs are presented as part of Marketing and selling expense in the Consolidated Statements of Operations and Comprehensive Loss.

Shipping and Handling—Shipping and handling charges to customers are included in Revenues in the Consolidated Statements of Operations and Comprehensive Loss. Shipping and handling costs incurred by the Company are treated as fulfillment activities, and as such are included in Cost of revenues in the Consolidated Statements of Operations and Comprehensive Loss. These costs are accrued upon recognition of revenue.

Immaterial Correction of an Error in Prior Periods—The Company identified immaterial errors related to the classification of information technology expenses that impacted its previously issued financial statements. Previously, the Company classified information technology expenses entirely within General and administrative expenses in its Consolidated Statements of Operations and Comprehensive Loss. The Company subsequently determined that a portion of its information technology expenses are directly attributable to its revenue-generating activities and should be classified within Cost of revenues. In accordance with FASB Accounting Standards Codification 250, Accounting Changes and Error Corrections, the Company evaluated the materiality of the errors from quantitative and qualitative perspectives, concluding that the errors were immaterial to the Company’s financial statements.

The Company has adjusted for these errors by revising its financial statements presented herein. The correction resulted in an increase to Cost of revenues of $2,669 thousand and $1,753 thousand for the years ended December 31, 2019 and 2020, respectively, with corresponding reductions to General and administrative expenses. The increase to Cost of revenues resulted in a decrease to Marketplace and Resale contribution margin of $2,324 thousand and $345 thousand, respectively, for the year ended December 31, 2019, and a decrease to Marketplace and Resale contribution margin of $1,468 thousand and $285 thousand, respectively, for the year ended December 31, 2020. Refer to Note 5, Segment Reporting, for additional detail on the Company’s segment reporting. The effect of the errors did not impact Loss from operations, Net loss, the Consolidated Balance Sheets, the Consolidated Statements of Cash Flows, or the Consolidated Statements of Redeemable Preferred Units and Members’ Equity (Deficit).

Recent Accounting Pronouncements

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), the Company is provided the option to adopt new or revised accounting guidance either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. The following provides a brief description of recent accounting pronouncements that could have a material effect on the Company’s financial statements:

Accounting pronouncements recently adopted

Cloud Computing Arrangements—In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2018-15, Cloud Computing Arrangements, which aligns the accounting for costs incurred to implement a cloud computing arrangement that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. The Company adopted ASU 2018-15 effective January 1, 2020 and the impact of adoption was not material to the Company’s consolidated financial statements.

Issued accounting standards not yet adopted

Leases—In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease) in the Consolidated Balance Sheets. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, deferred the effective date for non-public companies. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2021. The Company elected the extended transition period available to emerging growth companies and is currently evaluating the effect of adoption of the standard on the Company’s consolidated financial statements and related disclosures.

Financial Instruments-Credit Losses—In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. Additional disclosures are required regarding assumptions, models, and methods for estimating the credit losses. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. The Company elected the extended transition period available to emerging growth companies and is currently evaluating the effect of adoption of the standard on the Company’s consolidated financial statements and related disclosures.

Reference Rate Reform—In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. The optional amendments are effective for all entities as of March 12, 2020 and can be adopted through December 31, 2022. The Company has not yet decided the date of adoption of this standard. LIBOR is used to calculate the interest on borrowings under the Company’s June 2017 First Lien Loan and May 2020 First Lien Loan. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements and related disclosures.

3. REVENUE RECOGNITION

The Company recognizes revenue in accordance with ASC 606. The Company has two reportable segments: Marketplace and Resale.

Within the Marketplace segment, the Company earns revenue by acting as an intermediary between ticket sellers and ticket buyers. In this capacity, the Company recognizes revenue for transactions occurring on its website and mobile app (Owned Properties), in addition to fees generated through the sale of tickets on partner sites using the Company’s platform (Private Label).

During 2019 and 2020, Marketplace revenues consisted of the following (in thousands):

	Years Ended December 31,
	2019	2020
Marketplace revenues:
Owned Properties	$329,262	$24,188
Private Label	74,383	(907)

Total Marketplace revenues	$403,645	$23,281

When assessing the performance of the business, the Company’s CODM also reviews Marketplace revenues generated by event category. During 2019 and 2020, Marketplace revenues consisted of the following event categories (in thousands):

	Years Ended December 31,
	2019	2020
Marketplace revenues:
Concerts	$187,753	$15,775
Sports	169,577	3,484
Theater	44,754	3,759
Other	1,561	263

Total Marketplace revenues	$403,645	$23,281

Within the Resale segment, the Company sells tickets it owns on secondary ticket marketplaces, including its own website and mobile app. Resale revenues were $65,280 thousand and $11,796 thousand during for the years ended December 31, 2019 and 2020, respectively, and are presented in Revenues in the Consolidated Statements of Operations and Comprehensive Loss.

At December 31, 2019, $5,932 thousand was recorded as deferred revenue, of which $3,560 thousand was recognized as revenue during the year ended December 31, 2020. At December 31, 2020, the related balance was $5,956 thousand. The Company’s deferred revenue balance primarily relates to the loyalty program and is presented in Deferred revenue in the Consolidated Balance Sheets.

Deferred revenue for contingent events at December 31, 2019 and 2020 was immaterial.

4. PROPERTY AND EQUIPMENT

Long-lived asset impairment charges related to property and equipment of $3,670 thousand were recognized for the year ended December 31, 2020, resulting in a full impairment of all property and equipment. The impairment charges are presented in Impairment charges in the Consolidated Statements of Operations and Comprehensive Loss.

The following table summarizes our major classes of property and equipment, net of accumulated depreciation at December 31, 2019 (in thousands):

Leasehold Improvements	$3,721
Computer Equipment	1,901
Furniture and Fixtures	556
Purchased Software	47

Total property and equipment	6,225
Less: accumulated depreciation	2,209

Total property and equipment – net	$4,016

Depreciation expense related to property and equipment was $1,095 thousand and $643 thousand for the years ended December 31, 2019 and 2020, respectively, and is presented in Depreciation and amortization expense in the Consolidated Statements of Operations and Comprehensive Loss. There were no impairment charges for the year ended December 31, 2019.

5. SEGMENT REPORTING

For all periods presented, our reportable segments are Marketplace and Resale. Through the Marketplace segment, the Company acts as an intermediary between ticket sellers and ticket buyers within its secondary marketplace. Through the Resale segment, the Company generates revenue by acquiring tickets from primary sellers, which it then sells through secondary ticket marketplaces. Revenues and contribution margin are used by the Company’s CODM to assess performance of the business. The Company defines contribution margin as revenues less cost of revenues and marketing and selling expenses.

We do not report our assets, capital expenditures, or related depreciation and amortization expenses by segment, because our CODM does not use this information to evaluate operating segments. The following table represents our segment information for the year ended December 31, 2019 (in thousands):

	Marketplace	Resale	Consolidated
Revenues	$403,645	$65,280	$468,925
Cost of revenues (exclusive of depreciation and amortization shown separately below)	52,857	53,146	106,003
Marketing and selling	178,446	—	178,446

Contribution margin	$172,342	$12,134	184,476
General and administrative			101,335
Depreciation and amortization			93,078

Loss from operations			(9,937)
Interest expense – net			41,497
Loss on extinguishment of debt			2,414

Net loss			$(53,848)

The following table represents our segment information for the year ended December 31, 2020 (in thousands):

	Marketplace	Resale	Consolidated
Revenues	$23,281	$11,796	$35,077
Cost of revenues (exclusive of depreciation and amortization shown separately below)	13,741	10,949	24,690
Marketing and selling	38,121	—	38,121

Contribution margin	$(28,581)	$847	(27,734)
General and administrative			66,199
Depreciation and amortization			48,247
Impairment charges			573,838

Loss from operations			(716,018)
Interest expense – net			57,482
Loss on extinguishment of debt			685

Net loss			$(774,185)

Substantially all of the Company’s sales occur and assets reside in the United States.

6. ACQUISITION

On April 11, 2019, the Company acquired all of the outstanding equity of Fanxchange Limited, a Canadian-based online ticket distribution marketplace, for total consideration of $31,118 thousand, net of cash acquired. This acquisition served to complement the Company’s marketplace with its distribution partners and technology. As it was a business combination in accordance with ASC 805, Business Combinations, it was accounted for using the acquisition method of accounting. The purchase price was finalized in 2019.

Transaction costs incurred related to this acquisition were immaterial and were recognized as a period expense within General and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss.

The following table summarizes the consideration paid and the fair values of the assets acquired, and liabilities assumed (in thousands):

Allocation of purchase price
Cash and cash equivalents	$3,130
Other current assets	776
Property and equipment	277
Intangible asset – developed technology	4,900
Intangible assets – other	4,800
Goodwill	21,244

Total assets acquired	35,127
Current liabilities assumed	879
Net assets acquired	$34,248

7. GOODWILL AND INTANGIBLE ASSETS

The Company has two operating segments, Marketplace and Resale, which consist of a single reporting unit each. The Company’s goodwill is recorded on the Company’s Marketplace operating segment and reporting unit.

Definite-lived intangible assets consisted of the following at December 31, 2019 and 2020 (in thousands):

	December 31, 2019			December 31, 2020
	Cost	Accumulated Amortization	Net Carrying amount	Cost	Accumulated Amortization	Net Carrying amount
Developed Technology	$158,759	$(75,458)	$83,301	$2,622	$(264)	$2,358
Supplier Relationships	137,200	(84,612)	52,588	—	—	—
Customer Relationships	71,300	(58,134)	13,166	—	—	—
Non-compete Agreements	5,360	(4,467)	893	—	—	—

Total definite-lived intangibles assets	$372,619	$(222,671)	$149,948	$2,622	$(264)	$2,358

The net changes in the carrying amounts of the Company’s intangible assets and goodwill were as follows (in thousands):

	Definite-lived Intangible Assets	Trademark	Goodwill
Balances at January 1, 2019	$224,777	$143,400	$1,039,184
Acquisition	9,700	—	21,244
Capitalized development costs	7,949	—	—
Disposals	(983)	—	—
Amortization	(91,495)	—	—

Balances at December 31, 2019	149,948	143,400	1,060,428
Capitalized development costs	7,264	—	—
Impairment	(107,365)	(78,734)	(377,101)
Disposals	(124)	—	—
Amortization	(47,365)	—	—

Balances at December 31, 2020	$2,358	$64,666	$683,327

Amortization expense on the definite-lived intangible assets was $91,495 thousand and $47,365 thousand for the years ended December 31, 2019 and 2020, respectively, and is presented in Depreciation and amortization expense in the Statements of Operations and Comprehensive Loss.

The estimated future amortization expense related to the definite-lived intangible assets as of December 31, 2020 is as follows (in thousands):

2021	$872
2022	872
2023	614

Total	$2,358

The Company recorded an impairment to its goodwill and intangible assets during 2020. Refer to Note 8, Impairments, for additional information. There were no impairments recorded during 2019.

8. IMPAIRMENTS

As disclosed in Note 2, Significant Accounting Policies, the Company assesses goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired. Definite-lived intangible assets and other long-lived assets are assessed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable.

During the second quarter of 2020, the Company identified the COVID-19 pandemic as a triggering event for its long-lived assets, goodwill, indefinite-lived trademark, and definite-lived intangible assets. Due to global social distancing efforts, put in place to mitigate the spread of the virus, and compliance with restrictions enacted by various governmental entities, most live events during 2020 were either postponed or cancelled. Consequently, the Company experienced a significant reduction of revenue during the second quarter of 2020, which continued through the remainder of the year. The Company anticipates that the COVID-19 pandemic and mitigation policies enacted by governmental entities will continue to have a material impact on its cash flows.

The following summarizes the impairment charges recorded by the Company during the second quarter of 2020 (in thousands):

Goodwill	$377,101
Indefinite lived trademark	78,734
Definite lived intangible assets	107,365
Property and equipment	3,670
Personal seat licenses	6,968

Total impairment charges	$573,838

Long-lived asset impairments

The Company assessed its long-lived assets for potential impairment during the second quarter of 2020. ASC 360, Property, Plant, and Equipment, requires an impairment loss to be recognized for a long-lived asset if the carrying amount of the asset is not recoverable and exceeds its fair value. In accordance with ASC 360, the Company classifies its long-lived assets as a single asset group, which consists primarily of property and equipment, right-of-use lease assets, personal seat licenses, and definite-lived intangible assets.

For the fair value of the asset group, we compared the expected future undiscounted cash flows associated with the asset group to the long-lived asset group’s carrying value and concluded that the carrying value was not recoverable. The Company then measured the fair value of the asset group using a discounted cash flow model. The significant estimates used in the undiscounted and discounted cash flow models include projected operating cash flows; forecasted capital expenditures and working capital needs; rates of long-term growth; and the discount rate (in the discounted cash flow model). The significant unobservable inputs included forecasted revenues which reflected significant declines in earlier years as a result of the pandemic and included estimates regarding when revenue would return to pre-pandemic levels. The significant unobservable inputs also included forecasted costs, capital expenditures, and working capital needs which were informed by actual historical experience and estimates of the timing of when live events would return to pre-pandemic levels. Refer to Note 12, Fair Value, for quantitative disclosure of significant unobservable inputs. As a result, the Company recorded an impairment of $118,003 thousand, of which $107,365 thousand was related to definite-lived intangible assets. The impairment is presented in Impairment charges in the Consolidated Statements of Operations and Comprehensive Loss.

Indefinite-lived trademark and goodwill impairments

During the second quarter of 2020, the Company determined that the estimated carrying value of its indefinite-lived trademark was in excess of its fair value. The fair value of the indefinite-lived trademark asset, classified as a Level 3 measurement, was measured using the relief-from-royalty method. This methodology involves estimating reasonable royalty rates for the trademarks, applying the royalty rate to a net sales stream, and utilizing the discounted cash flow method. The Company utilized a 2.0% royalty rate, consistent with the rate used in the initial valuation of the trademark. The Company recorded an impairment charge of $78,734 thousand related to the indefinite-lived trademark. The impairment charge is presented in Impairment charges in the Consolidated Statements of Operations and Comprehensive Loss.

As part of the goodwill impairment assessment performed during the second quarter of 2020, the Company determined that the carrying value of its Marketplace reporting unit exceeded its estimated fair value, resulting in a goodwill impairment charge of $377,101 thousand, which is presented in Impairment charges in the Consolidated Statements of Operations and Comprehensive Loss. The fair value estimate of our reporting units was based on a blended analysis of the present value of future discounted cash flows and market value approach, using Level 3 inputs. The significant estimates used in the discounted cash flow models are projected operating cash flows; forecasted capital expenditures and working capital needs; weighted average cost of capital; and rates of long-term growth. These estimates considered the recent deterioration in financial performance of the reporting units, as well as the anticipated rate of recovery, and implied risk premiums based on the market prices of our equity and debt as of the assessment date. The significant estimates used in the market multiple valuation approach include identifying business factors; such as size, growth, profitability, risk and return on investment; and assessing comparable revenue and earnings multiples. Following the impairment charge, the carrying value of the Marketplace reporting unit’s goodwill was $683,327 thousand. In accordance with its annual re-assessment, the Company assessed its goodwill and indefinite-lived trademark for impairment as of October 31, 2020, determining no further impairment had occurred.

The Company’s goodwill and indefinite-lived trademark constitute nonfinancial assets measured at fair value on a nonrecurring basis. These nonfinancial assets are classified as Level 3 assets in the fair value hierarchy established under ASC Topic 820, Fair Value Measurement (“ASC 820”).

9. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2019 and 2020 consist of the following (in thousands):

	2019	2020
Recovery of future customer compensation	$6,662	$75,257
Insurance recovery asset	—	2,500
Prepaid expenses	5,410	2,309

Total prepaid expenses and other current assets	$12,072	$80,066

Recovery of future customer compensation represents expected recoveries of compensation to be paid to customers for event cancellations or other service issues related to previously recorded sales transactions.

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at December 31, 2019 and 2020 consist of the following (in thousands):

	2019	2020
Marketing expense	$12,044	$1,086
Accrued tax	10,194	16,913
Accrued customer credits	—	125,481
Accrued future customer compensation	10,157	94,061
Other	27,613	18,593

Total accrued expenses and other current liabilities	$60,008	$256,134

Customer credits represent credits issued and outstanding for event cancellations or other service issues related to recorded sales transactions. The accrued amount is reduced by the amount of credits estimated to go unused, which is recognized in proportion to the pattern of redemption for the customer credits.

Future customer compensation represents an estimate of the amount of customer compensation due from cancellations in the future. These provisions are based on historic experience and recent revenue volumes and are recognized as a component of Revenues. The expected recoveries of these obligations are included in Prepaid expenses and other current assets in the Consolidated Balance Sheets. This estimated accrual could be impacted by future activity differing from our estimates, the effects of which could be material to the consolidated financial statements.

11. FINANCIAL INSTRUMENTS

Derivatives

At December 31, 2019, we held interest rate swaps and an interest rate cap. At December 31, 2020, we held an interest rate cap. The financial instruments were assessed as highly effective at inception and hedge accounting was applied. As such, the net interest payments accrued each month are included in Interest expense – net in the Consolidated Statements of Operations and Comprehensive Loss and the change in fair value is recorded as a component of AOCL in the Consolidated Balance Sheets.

The financial instruments entered into by the Company are typically executed over-the-counter. All financial instruments were measured at fair value on a recurring basis. The fair value is derived from discounted cash flows adjusted for nonperformance risk. The fair value models primarily use market observable inputs and, therefore, are classified as Level 2 assets. These models incorporate a variety of factors, including, where applicable, maturity, interest rate yield curves, and counterparty credit risks. The credit valuation adjustment associated with the derivatives, related to the likelihood of default by the Company and the counterparty, was not significant to the overall valuation. Refer to Note 12, Fair Value, for additional disclosure regarding fair value measurements.

Interest Rate Swaps

On November 10, 2017, the Company purchased pay-fixed, receive-float interest rate swaps with a combined notional value of $520,688 thousand on September 30, 2020. The interest rate swaps were purchased to reduce a portion of the exposure to fluctuations in LIBOR interest rates associated with our variable-rate term loan. The interest rate swaps had a fixed rate of 1.9% and a maturity date of September 30, 2020.

The objective in using the swaps was to add stability to interest expense and to manage the exposure to interest rate movements. The interest rate swaps are designated as effective cash flow hedges involving the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreement without exchange of the underlying notional amount.

The Company performed a regression analysis at inception of the hedging relationship to assess the effectiveness. The design of the regression analysis addresses the effectiveness of the hedging relationship by considering how the hedge instrument performs against the forecasted transaction or hypothetical interest rate swaps historically over historical months. The changes in the fair value of the hedge instrument and the hedged item over the historical months demonstrated the effectiveness of the hedge relationship as the prospective and retrospective test. On an ongoing basis, the Company assessed hedge effectiveness prospectively and retrospectively. The hedge continued to be highly effective through its maturity date.

The interest rate swaps are recognized on a gross basis at fair value in the Consolidated Balance Sheets within Other liabilities at December 31, 2019. At December 31, 2019, interest rate swaps had a fair value of ($887) thousand. The amount recognized in Interest expense — net in the Consolidated Statements of Operations and Comprehensive Loss was $2,111 thousand of income and $4,291 thousand of expense for the years ended December 31, 2019 and 2020, respectively.

Interest Rate Cap

On November 26, 2018, the Company entered an interest rate cap with an effective date of September 30, 2020 and a maturity date of September 30, 2021. The Company paid $1,030 thousand to enter into the cap. The notional value was $518,719 thousand on December 31, 2020. The interest rate cap was purchased to reduce a portion of the exposure to fluctuations in LIBOR interest rates associated with our variable-rate term loan. The interest rate cap has a strike rate of 3.5%.

The objective in using the cap is to add stability to interest expense and to manage the exposure to interest rate movements. Interest rate caps involve the borrower paying the hedge provider an initial one-time fee in exchange for the hedge provider paying the borrower the excess of the floating interest rate payment above a strike rate, in the event that the floating interest rate is greater than the strike rate during the period between the effective date and maturity date.

The Company performed a regression analysis at inception of the hedging relationship to assess the effectiveness. The design of the regression analysis addressed the effectiveness of the hedging relationship by considering how the hedge instrument performs against the forecasted transaction or hypothetical interest rate cap over historical months. The changes in the fair value of the hedge instrument and the hedged item over the historical months demonstrated the effectiveness of the hedge relationship. On an ongoing basis, the Company assesses hedge effectiveness prospectively and retrospectively. The hedge continued to be highly effective through December 31, 2020.

The interest rate cap is measured at fair value and is recognized within Prepaid expenses and other current assets in the Consolidated Balance Sheets. The interest rate cap had a fair value of zero at December 31, 2019 and 2020.

The amount of loss expected to be reclassified into Interest expense — net in the Consolidated Statements of Operations and Comprehensive Loss within the next twelve months is $822 thousand.

Effect of Derivative Contracts on Accumulated Other Comprehensive Loss and Earnings

Since the Company designated the financial instruments as effective cash flow hedges that qualify for hedge accounting, net interest payments are recorded in Interest expense – net in the Consolidated Statements of Operations and Comprehensive Loss and unrealized gains or losses resulting from adjusting the financial instruments to fair value are recorded as a component of Other comprehensive income/(loss) and subsequently reclassified into earnings in the same period during which the hedged transaction affects earnings. During 2020, the Company reclassified losses of $208 thousand into Interest expense – net from Accumulated other comprehensive loss related to the interest rate cap. Cash flows resulting from settlements are presented as a component of cash flows from operating activities within the Consolidated Statements of Cash Flows.

The following table presents the effects of hedge accounting on Accumulated other comprehensive loss for the year ended December 31, 2019 for interest rate contracts designated as cash flow hedges (in thousands):

	January 1, 2019	Amount of Loss Recognized in AOCL	Less: Amount of Loss Reclassified from AOCL to Income	December 31, 2019
Interest rate swaps	$5,720	$(6,607)	$—	$(887)
Interest rate cap	(412)	(618)	—	(1,030)

Total	$5,308	$(7,225)	$—	$(1,917)

The following table presents the effects of hedge accounting on Accumulated other comprehensive loss for the year ended December 31, 2020 for interest rate contracts designated as cash flow hedges (in thousands):

	December 31, 2019	Amount of Loss Recognized in AOCL	Less: Amount of Loss Reclassified from AOCL to Income	December 31, 2020
Interest rate swaps	$(887)	$887	$—	$—
Interest rate cap	(1,030)	—	(208)	(822)

Total	$(1,917)	$887	$(208)	$(822)

12. FAIR VALUE

Recurring

Our financial assets and liabilities are valued using market prices on both active markets (Level 1), less active markets (Level 2) and little or no market activity (Level 3). Level 1 instrument valuations are obtained from unadjusted quoted prices for identical assets or liabilities in active markets. Level 2 instrument valuations are obtained from readily available pricing sources for comparable instruments, identical instruments in less active markets, or models using other inputs that are directly or indirectly observable in the marketplace. Level 3 instrument valuations typically reflect management’s estimate of assumptions and are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. We did not have any transfers of financial instruments between valuation levels during 2019 or 2020.

Cash and cash equivalents include all cash balances and highly liquid investments purchased with maturities of three months or less. The Company’s cash and cash equivalents consist primarily of domestic bank accounts, interest-bearing deposit accounts, and money market accounts managed by third-party financial institutions. Cash and cash equivalents are valued by the Company based on quoted prices in an active market, which represent a Level 1 measurement within the fair value hierarchy.

The fair value for our derivative instruments is based upon inputs corroborated by observable market data with similar tenors, which are considered Level 2 inputs. At December 31, 2019, interest rate swaps had a fair value of ($887) thousand. The interest rate cap had a fair value of zero at December 31, 2019 and 2020. Refer to Note 11, Financial Instruments, for further details on our derivative instruments.

The Company’s June 2017 First Lien Loan is held by a third-party financial institution and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated using quoted prices that are directly observable in the marketplace, therefore, the fair value is estimated on a Level 2 basis. As of December 31, 2019, the June 2017 First Lien Loan had a fair value of $620,673 thousand as compared to the carrying amount of $612,445 thousand. As of December 31, 2020, the June 2017 First Lien Loan had a fair value of $583,145 thousand as compared to the carrying amount of $609,080 thousand.

The Company’s May 2020 First Lien Loan is not publicly traded and is carried at the outstanding principal balance, less debt issuance costs and any unamortized discount or premium. The fair value was estimated by discounting the future cash flows using current interest rates at which similar borrowings with similar maturities would be made to borrowers with similar credit ratings. The fair value was estimated assuming a prepayment of the loan upon the loan’s third anniversary and is estimated on a Level 3 basis, as provided by ASC 820. As of December 31, 2020, the May 2020 First Lien Loan had a fair value of $319,850 thousand as compared to the carrying amount of $268,235 thousand.

Refer to Note 13, Debt, for key terms of the June 2017 First Lien Loan and the May 2020 First Lien Loan.

Other financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

Nonrecurring

Our non-financial assets, such as goodwill, intangible assets, and long-lived assets are measured at fair value on a nonrecurring basis, utilizing Level 3 inputs. The following table presents quantitative information about the significant unobservable inputs applied to these Level 3 fair value measurements:

Significant Unobservable Inputs	Range (Weighted Average)
Discount rate	12.5% - 13.5% (13.0%)
Long-term growth rate	2.5% - 3.5% (3.0%)

The following table presents the sensitivities to changes in the significant unobservable inputs above (in thousands):

	Goodwill	Trademark
50 basis point increase in discount rate	$(37,680)	$(3,935)
50 basis point decrease in long-term growth rate	(21,344)	(2,298)

Refer to Note 8, Impairments, for disclosure of the Company’s fair value methodologies for goodwill, intangibles assets, and long-lived assets.

13. DEBT

The Company’s outstanding debt at December 31, 2019 and 2020 is comprised of the following (in thousands):

	2019	2020
June 2017 First Lien Loan	$624,577	$618,721
May 2020 First Lien Loan	—	275,678

Total long-term debt, gross	624,577	894,399
Less: unamortized debt issuance costs	(12,132)	(17,084)

Total long-term debt, net of issuance costs	612,445	877,315
Less: current portion	(5,856)	(6,412)

Total long-term debt, net	$606,589	$870,903

First Lien Loans—On June 30, 2017, the Company entered into a $575,000 thousand first lien debt facility, comprised of a $50,000 thousand revolving facility (the “Revolving Facility”) and a $525,000 thousand term loan (the “June 2017 First Lien Loan”), and a second lien credit facility, comprised of a $185,000 thousand second lien term loan (the “June 2017 Second Lien Loan”). The First Lien Loan was amended to upsize the committed amount by $115,000 thousand on July 2, 2018. On October 28, 2019, the Company paid off its June 2017 Second Lien Loan balance. The underlying credit facility was subsequently retired on May 22, 2020.

On May 22, 2020, the Company entered into a new $260,000 thousand first lien term loan (the “May 2020 First Lien Loan”) that is pari passu with the June 2017 First Lien Loan. The proceeds from the May 2020 First Lien Loan were used for general corporate purposes and to extinguish and retire the Revolving Facility in full.

All obligations under the June 2017 First Lien Loan and May 2020 First Lien Loan are unconditionally guaranteed by the Company and substantially all the Company’s existing and future direct and indirect wholly owned domestic subsidiaries.

The amortization of original issue discount and debt issuance costs on the June 2017 First Lien Loan and May 2020 First Lien Loan was $2,860 thousand and $3,655 thousand for the years ended December 31, 2019 and 2020, respectively, and is presented in Interest expense – net in the Consolidated Statements of Operations and Comprehensive Loss.

The key terms of the Company’s debt agreements are as follows:

June 2017 First Lien Loan—The June 2017 First Lien Loan matures on June 30, 2024 and requires quarterly amortization payments equal to approximately 1.0% of the original principal per annum. The Revolving Facility did not require periodic payments. All obligations under the June 2017 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of the assets of the Company.

The June 2017 First Lien Loan is required to be prepaid, subject to certain exceptions, upon the following conditions: (i) up to 50.0% of excess cash flow subject to certain leverage ratios; (ii) all of the net cash proceeds of certain asset sales or insurance/condemnation events subject to certain leverage ratios; and (iii) all of the net cash proceeds of any issuance or incurrence of debt other than permitted debt.

At the Company’s option, the June 2017 First Lien Loan bears periodic interest of either (A) the LIBOR rate plus an applicable margin, ranging from 3.00% to 3.50% per annum based on the Company’s first lien net leverage ratio, or (B) the base rate plus an applicable margin, ranging from 2.00% to 2.50% per annum based on the Company’s first lien net leverage ratio. The LIBOR rate for the June 2017 First Lien Loan is subject to a 1.00% floor.

The effective interest rate on the June 2017 First Lien Loan was 5.3% and 4.5% per annum at December 31, 2019 and 2020, respectively.

May 2020 First Lien Loan—The May 2020 First Lien Loan matures on May 22, 2026, with springing maturity to June 30, 2024 if the June 2017 First Lien Loan, or a refinancing thereof with scheduled payments of principal prior to June 30, 2024, remains outstanding as of that date, and has no required amortization payments. All obligations under the May 2020 First Lien Loan are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of the assets of the Company.

The May 2020 First Lien Loan is required to be prepaid, subject to certain exceptions, upon the following conditions: (i) up to 50.0% of excess cash flow subject to certain leverage ratios; (ii) all of the net cash proceeds of certain asset sales or insurance/condemnation events subject to certain leverage ratios; and (iii) all of the net cash proceeds of any issuance or incurrence of debt other than permitted debt.

The interest rate for the May 2020 First Lien Loan is determined using a LIBOR rate plus an applicable margin of 9.50% per annum, or a base rate plus an applicable margin of 8.50% per annum. The LIBOR rate is subject to a 1.00% floor and the base rate is subject to a 2.00% floor. For any period ending prior to May 22, 2022, the Company may submit paid-in-kind elections, whereby the entire outstanding balance will be charged interest at 11.50% per annum and interest amounts will be added to the outstanding principal. On and after May 22, 2022 but prior to May 22, 2023, the Company may submit paid-in-kind elections with respect to all or some of the outstanding balance, whereby the portion for which such paid-in-kind election was made will be charged interest at a rate equal to the sum of i) 5.0% per annum and ii) at the Borrower’s election, a LIBOR rate plus an applicable margin of 5.00% per annum, or a base rate plus an applicable margin of 4.00% per annum. The effective interest rate on the May 2020 First Lien Loan was 11.50% per annum at December 31, 2020.

For certain prepayments and repricing transactions of the May 2020 First Lien Loan that occur prior to May 22, 2023, the Company would owe a prepayment penalty of 3.0% on the first $91,000 thousand of prepayments. For prepayments greater than $91,000 thousand prior to May 22, 2022, the amount exceeding $91,000 thousand would be subject to a prepayment penalty equal to the greater of i) 6.0% and ii) the excess of the discounted measure of principal and interest due upon the second anniversary of the effective date and the outstanding principal at the time of the prepayment. For prepayments greater than $91,000 thousand on or after May 22, 2022 and prior to May 22, 2023, the amount exceeding $91,000 thousand would be subject to a prepayment penalty equal to 6.0%.

The following is a summary of activity related to debt instruments during the years ended December 31, 2019 and 2020:

June 2017 First Lien Loan principal payments—The Company made principal payments of $6,967 thousand and $5,856 thousand during the years ended December 31, 2019 and 2020, respectively.

October 2019 Second Lien payoff—On October 28, 2019, the Company paid off its remaining June 2017 Second Lien Loan balance using $40,000 thousand of available cash. The debt extinguishment resulted in a loss of $2,414 thousand and is presented in Loss on extinguishment of debt in the Consolidated Statements of Operations and Comprehensive Loss. The loss includes the remaining balance of the original issuance discount and issuance costs of $2,014 thousand and a $400 thousand prepayment penalty.

Revolving Facility drawdown and repayment—On March 17, 2020, the Company borrowed $50,000 thousand using its Revolving Facility. This amount was repaid (and the Revolving Facility terminated in full) on May 22, 2020. The debt extinguishment resulted in a loss of $685 thousand and is presented in Loss on extinguishment of debt in the Consolidated Statements of Operations and Comprehensive Loss.

May 2020 First Lien Loan borrowing—On May 22, 2020, the Company entered into the May 2020 First Lien Loan and used the proceeds to, among other things, repay and extinguish the Revolving Facility. The total original debt discount costs and original debt issuance costs related to the May 2020 First Lien Loan borrowing were $6,500 thousand and $1,979 thousand, respectively, and are presented in Long-term debt – net in the Consolidated Balance Sheets. As there is a springing maturity feature related to the May 2020 First Lien Loan, these costs are being amortized through June 30, 2024.

Future maturities of our outstanding debt, excluding interest, as of December 31, 2020 were as follows (in thousands):

2021	$6,412
2022	6,412
2023	6,412
2024	875,163
2025	—

Total	$894,399

The Company is subject to certain reporting and compliance-related covenants to remain in good standing under the June 2017 First Lien Loan and May 2020 First Lien Loan. These covenants, among other things, limit the ability of the Company to incur additional indebtedness, and in certain circumstances, create restrictions on the ability to enter into transactions with affiliates; create liens; merge or consolidate; and make certain payments. Non-compliance with these covenants and failure to remedy could result in the acceleration of the loans or foreclosure on the collateral. As of December 31, 2020, the Company was in compliance with all of its debt covenants related to the June 2017 First Lien Loan and May 2020 First Lien Loan.

14. COMMITMENTS AND CONTINGENCIES

Our future minimum cash obligations as of December 31, 2020, were as follows (in thousands):

	2021	2022	2023	2024	2025	There- after	Total
Operating Leases	$2,077	$1,990	$1,493	$1,523	$1,422	$—	$8,505
Purchase obligations	3,346	2,903	1,114	—	—	—	7,363

Total	$5,423	$4,893	$2,607	$1,523	$1,422	$—	$15,868

Operating Leases—The Company leases office space under several non-cancelable operating leases expiring at various dates through November 2025. The leases require monthly rental payments, which escalate over the term of the leases. The Company is also responsible for its proportionate share of real estate taxes, insurance, and common area maintenance. Rent expense was $2,749 thousand and $2,815 thousand for the years ended December 31, 2019 and 2020, respectively, and is included in General and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss.

Lease expense is recognized on a straight-line basis over the term of the lease. The excess of straight-line expense over cash paid is shown as a deferred rent liability and is recorded in Other liabilities in the Consolidated Balance Sheets.

The leases also require security deposits which are recorded as a component of Other non-current assets in the Consolidated Balance Sheets.

Purchase Obligations—The Company enters into non-cancelable arrangements with third parties, primarily related to the purchase of marketing services and tickets at an agreed upon price.

Litigation—The Company, from time to time, is involved in various claims and legal actions arising in the ordinary course of business, none of which, in the opinion of management, could have a material effect on the Company’s business, financial position or results of operations other than those matters discussed herein.

The Company is a co-defendant in a class action lawsuit in Canada alleging illegal resale above face value. In August 2020, a settlement agreement was approved by the court and the Company paid $277 thousand in fees and plaintiff’s counsel costs, which are included in General and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss. The Company is required to issue coupons to members of the class, which will take place once the court determines sufficient quantities of live events are occurring post-COVID-19 pandemic. At December 31, 2019 and 2020, a liability of $1,360 thousand and $1,083 thousand, respectively, was recorded, in Accrued expenses and other current liabilities in the Consolidated Balance Sheets related to the expected costs of fees, plaintiff’s counsel costs and expected credit redemptions as of the measurement date.

The Company has received complaints regarding potential class action lawsuits related to customer compensation for cancellations, primarily as a result of COVID-19 restrictions. As of December 31, 2020, settlement negotiations were ongoing and the Company recorded a liability of $2,550 thousand in Accrued expenses and other current liabilities in the Consolidated Balance Sheets related to these matters. In March 2021, the Company reached a settlement agreement that is pending formal approval by the court. The Company expects to recover much of these costs under its insurance policies and has separately recognized an insurance recovery asset of $2,500 thousand within Prepaid expenses and other current assets in the Consolidated Balance Sheets at December 31, 2020.

Other—In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, several states have adopted laws that attempt to impose tax collection obligations on out-of-state companies. The Company is in the process of assessing its obligation and registration requirements in these jurisdictions. Pending these assessments, it is more likely than not some jurisdictions could assess taxes on transactions for which no sales tax was collected from the buyer at the time of the transaction. The Company has recognized a liability for this potential tax of $9,988 thousand and $16,818 thousand at December 31, 2019 and 2020, respectively. This liability is recorded in Accrued expenses and other current liabilities in the Consolidated Balance Sheets. No jurisdiction has assessed any amounts owed as of December 31, 2020.

15. RELATED-PARTY TRANSACTIONS

In December 2020, Vivid Cheers Inc. (“Vivid Cheers”) was incorporated as a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code. Vivid Cheers’ mission is to support causes and organizations dedicated to healthcare, education, and support of workers in the live events industry during times of need. The Company has the right to elect the board of directors of Vivid Cheers, which is currently formed by the Company’s executives. The Company does not have a controlling financial interest in Vivid Cheers, and accordingly, does not consolidate Vivid Cheers’ statement of activities with its financial results. The Company committed charitable contributions of $450 thousand for the year ended December 31, 2020 to Vivid Cheers which were payable as of that date.

16. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution and profit-sharing 401(k) plan that covers substantially all employees who meet eligibility requirements. Participants may contribute to the plan, through regular payroll deductions, an amount subject to limitations imposed by the Internal Revenue Code. The plan also provides for discretionary profit sharing contributions and matching contributions. The Company contributed approximately $1,147 thousand and $887 thousand in matching contributions for the years ended December 31, 2019 and 2020, respectively, and is included in General and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss. For the years ended December 31, 2019, and 2020, there were no discretionary profit-sharing contributions.

17. EQUITY-BASED COMPENSATION

Certain members of management received equity-based compensation awards for units of our parent, Hoya Topco, LLC. These awards included grants in the form of Class B-1 Incentive Units, Phantom Units, Class D Units, and Class E Units. There are an unlimited number of incentive units of our parent authorized for issuance. Each incentive unit vests ratably over five years with 20.0% vesting each year and accelerates upon a change in control of Hoya Topco, LLC. Class B-1 Incentive Units, Class D Units, and Class E Units are subject only to service conditions, whereas Phantom Units are subject to service conditions and a performance condition related to a change in control of Hoya Topco, LLC.

Hoya Topco, LLC has the option to repurchase all or any portion of outstanding and vested Class B-1 Incentive Units, Class D Units, and Class E Units by providing notice within seven months of an employee unit holder’s separation. Hoya Topco, LLC repurchased 6,000 and 97,604 Class D Units during the years ended December 31, 2019 and 2020, respectively. We recorded the repurchase of 6,000 and 7,604 Units as a deemed distribution to our parent during the years ended December 31, 2019 and 2020, respectively. Distributions to parent were $8,095 thousand and $120 thousand during the years ended December 31, 2019 and 2020, respectively.

Compensation expense associated with these incentive units for the years ended December 31, 2019 and 2020 was $5,174 thousand and $4,287 thousand, respectively, and is recorded within General and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss. We record compensation expense and an offsetting deemed contribution to equity to reflect these incentive units of our parent. For the years ended December 31, 2019 and 2020, there was no compensation expense associated with Phantom Units as the performance condition of the units was not probable of being achieved.

Based on the ranking of the incentive units in the waterfall payout structure of Hoya Topco, LLC, and subject to a distribution threshold, B-1 incentive unit holders are entitled to preferential distributions when either it is declared by our parent or a trade sale or change in control occurs. Class D and Class E units do not have such preferential rights.

The following table summarizes the activity for the Hoya Topco, LLC Class B-1 Incentive Units, Class D Units, and Class E Units for the years ended December 31, 2019 and 2020:

	Class B-1 Units		Class D Units		Class E Units
	Number of Incentive Units	Weighted Average Grant Date Fair Value	Number of Incentive Units	Weighted Average Grant Date Fair Value	Number of Incentive Units	Weighted Average Grant Date Fair Value
Balances at January 1, 2019	—	$—	666,150	$15.65	500,765	$25.46
Units granted	—	—	218,000	15.50	—	—
Units repurchased	—	—	(6,000)	15.28	—	—
Units forfeited	—	—	(45,640)	15.42	—	—

Balances at December 31, 2019	—	$—	832,510	$15.63	500,765	$25.46

Units granted	905,000	2.32	1,755,000	0.89	—	—
Units repurchased	—	—	(97,604)	15.95	—	—
Units forfeited	(50,000)	2.32	(441,666)	7.81	—	—

Balances at December 31, 2020	855,000	$2.32	2,048,240	$4.67	500,765	$25.46

For the year ended December 31, 2020, there were no Class B-1 Incentive Units vested. For the year ended December 31, 2019, there were 204,164 Class D Units and 100,153 Class E Units vested with a weighted average grant date fair value of $15.78 and $25.46, respectively. For the year ended December 31, 2020, there were 236,736 Class D Units and 200,306 Class E Units vested with a weighted average grant date fair value of $15.58 and $25.46, respectively.

For the year ended December 31, 2019, there were 628,346 Class D Units and 400,612 Class E Units nonvested with a weighted average grant date fair value of $15.58 and $25.46, respectively. For the year ended December 31, 2020, there were 855,000 Class B-1 Incentive Units, 1,811,504 Class D Units, and 300,459 Class E Units nonvested with a weighted average grant date fair value of $2.32, $3.24, and $25.46, respectively.

The fair value of each unit award is estimated on the date of grant using an option pricing model. The assumptions used in the option pricing model include multiple variables that require significant judgment. The Company’s estimated volatility is based on the historical volatility of similar public companies’ stock price over a preceding period commensurate with the expected term of the incentive units. The Company estimated the expected term of the incentive units considering the timing and probabilities of a liquidity event. The risk-free interest rate for the expected term of the incentive units is based on the U.S. Treasury yield curve, with maturities similar to the expected term of the incentive units, in effect at the time of grant. The Company also estimated the number of units expected to be granted as it represents an input in the determination of compensation expense. For the year ended December 31, 2019, the Company estimated that one million Class D Units and 500,765 Class E Units would be granted, as applicable. For the year ended December 31, 2020, the Company estimated that 950,000 Class B-1 Incentive Units, 2,495,240 Class D Units, and 500,765 Class E Units would be granted, as applicable. The Company does not expect to distribute to the Unit holders during the contractual term.

The following assumptions were used to calculate the fair value of our unit awards on the date of grant:

	Years Ended December 31,
	2019	2020
Estimated volatility	44.0% - 47.0%	47.0% - 102.0%
Expected term (years)	2.75 - 3.25	1.75 - 2.75
Risk-free rate	1.6% - 2.2%	0.1% - 1.6%
Expected dividend yield	0%	0%

Total future compensation cost related to these incentive units is $13,992 thousand, which is expected to be recognized over a remaining period of four years.

18. MEMBERS’ EQUITY (DEFICIT) AND REDEEMABLE PREFERRED UNITS

The following summarizes the rights, preferences, and privileges of the Company’s Senior Preferred Units, Preferred Units, and Common Units:

Yield Percentages and Compounding—The Company’s Senior Preferred Units compound semi-annually at a per annum yield rate of 12.5%.

Liquidation Preference—Senior Preferred Units rank in highest priority for liquidation relative to other units. The Senior Preferred Units hold first and second priority liquidation preference: first for an amount equal to the sum of the amount of the aggregate unpaid yield and aggregate unreturned capital, and second for payment of any reasonable out-of-pocket expenses associated with certain agreements. The Preferred Units have a liquidation preference subsequent to the Senior Preferred Units, but before the Common Units, for an amount equal to the aggregate unreturned capital. The Common Units rank lowest in liquidation priority.

Dividends—Unit holders are entitled to distributions when declared by our parent, Hoya Topco, LLC. Distributions are made first to the holders of the Senior Preferred Units in an amount equal to the aggregate unpaid yield and aggregate unreturned capital. The yield on the Senior Preferred Units increases by 100 basis points upon the seventh, eighth, and ninth anniversaries from the date of issuance, which was June 30, 2017. Distributions to Preferred Units are after Senior Preferred Units but before Common Units, in an amount equal to the aggregate unreturned capital. After all Senior Preferred and Preferred Units distributions have been made, any remaining available amount would be distributed to the Common Units. There is no stated yield on the Preferred Units and the Preferred Units do not participate in any residual earnings of the Company.

As of December 31, 2020, no distributions toward unpaid yield or unreturned capital have been made.

Conversion Rights—The holders of the Senior Preferred and Preferred Units do not possess conversion rights.

Voting Rights—The holders of the Senior Preferred Units and Preferred Units do not possess voting rights.

Redemption Rights—The holders of the Class A Preferred Units at the Hoya Topco, LLC level have the right to require Hoya Topco, LLC to repurchase or redeem the then outstanding Class A Preferred Units upon the acceleration of debt, upon the sale of the Company, or upon an initial public offering. Such redemption would also cause the Senior Preferred Units of the Company to be redeemed based on the payout structure of these units. Additionally, Hoya Topco, LLC holds the Senior Preferred Units and has a call right on the Class A Preferred Units of Hoya Topco, LLC. The Senior Preferred Units would be redeemed based on their payout structure if the call right is exercised.

The redemption price equals (i) the liquidation preference as described above plus (ii) a premium. The premium is 4.0% if the redemption occurs between July 1, 2019 and June 30, 2020 or 2.0% if the redemption occurs between July 1, 2020 and June 30, 2021. There is no redemption premium for redemptions occurring after June 30, 2021. The holders of the Preferred Units also possess a redemption right and may redeem their units for an amount equal to their liquidation preference as described above. The Company classifies its Senior Preferred and Preferred Units as temporary equity, or outside of Member’s equity/(deficit), because the redemption rights are not solely within the Company’s and our parent’s control.

As of December 31, 2020, the Senior Preferred Units and Preferred Units were deemed to be currently redeemable and are measured at the maximum redemption amount, with the offset recorded to Additional paid-in capital on the Consolidated Balance Sheets. Therefore, the Senior Preferred Units were accreted to an amount equal to their liquidation preference plus the applicable premium, and the Preferred Units are carried at an amount equal to their unreturned capital.

19. NET LOSS PER UNIT

The following table sets forth the computation of basic and diluted net loss per unit attributable to common unitholders for the periods indicated (in thousands, except per unit amounts):

	Year ended December 31,
	2019	2020
Net loss	$(53,848)	$(774,185)
Accretion of senior preferred units	14,399	21,134

Net loss attributable to common unitholders	$(68,247)	$(795,319)

Weighted-average common units, basic and diluted	100	100

Net loss per unit attributable to common unitholders, basic and diluted	$(682,472)	$(7,953,192)

The Company has no dilutive common equivalent units. Accordingly, for the periods presented, diluted net loss per unit is equal to basic net loss per unit.

20. SUBSEQUENT EVENTS

The Company evaluated subsequent events for recognition or disclosure through May 27, 2021.

On April 21, 2021, the Company and Hoya Topco, LLC, our parent, entered into a definitive transaction agreement with Horizon Acquisition Corporation (“Horizon”), a publicly traded special purpose acquisition company, and Horizon Sponsor, LLC, a Delaware limited liability company, to effect a merger of the Company and Horizon. The merger transaction is expected to close during the second half of 2021.

The merger will be effectuated in the following principal steps:

•

Horizon will merge with and into Vivid Seats Inc., a Delaware corporation formed by the Company to facilitate the merger, upon which the separate corporate existence of Horizon will cease, and Vivid Seats Inc. will become the surviving corporation.

•

Certain third-party investors, including Horizon Sponsor, LLC, will purchase an aggregate of 22,500,000 shares of Class A common stock of Vivid Seats Inc., par value $0.0001 per share for an aggregate purchase price of $225,000 thousand, which is considered a private investment in public equity (“PIPE”). In the event cash proceeds from the merger transaction, which consist of the PIPE financing and the trust account held by Horizon, are less than $768,984 thousand, certain third-party investors will increase the PIPE financing by an amount equal to the shortfall.

•	The shareholders of Hoya Topco, LLC will exchange their interests in the Company for Class B common stock in Vivid Seats Inc., which will be accounted for as a reverse recapitalization.

•

Upon closing, the Company, Hoya Topco, LLC, and other designated parties expect to enter into a tax receivable agreement with Vivid Seats Inc. Under the terms of the expected agreement, Vivid Seats Inc. would be expected to pay Hoya Topco, LLC and other designated parties a portion of future income tax savings resulting from existing tax attributes related to the Company.

Total expected cash proceeds from the merger transaction, which consist of marketable securities held in a trust account by Horizon and the PIPE, are $769,000 thousand. Following the transaction, Hoya Intermediate, LLC shareholders will own a controlling interest in Vivid Seats Inc.

Upon consummation of the transaction, Vivid Seats Inc. will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Hoya Intermediate, LLC and Horizon.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Vivid Seats Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Vivid Seats Inc. (the “Company”) as of March 29, 2021 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of March 29, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 27, 2021

We have served as the Company’s auditor since 2021.

VIVID SEATS INC.

(A WHOLLY OWNED SUBSIDIARY OF HOYA INTERMEDIATE, LLC)

BALANCE SHEETS

	March 29, 2021	June 30, 2021
(unaudited)
Assets
Total Assets	$—	$—

Liabilities and Stockholder’s Equity
Total Liabilities	$—	$—
Commitments and contingencies
Stockholder’s equity:
Common Stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding	$10	$10
Due from stockholder	(10)	(10)

Total stockholder’s equity	—	—

Total liabilities and stockholder’s equity	$—	$—

VIVID SEATS INC.

NOTES TO THE MARCH 29, 2021 BALANCE SHEET (AUDITED)

AND JUNE 30, 20201 BALANCE SHEET (UNAUDITED)

Note 1: Background and Nature of Operations

Vivid Seats Inc. (“the Company”) was incorporated in Delaware on March 29, 2021 as a wholly owned subsidiary of Hoya Intermediate, LLC (“Hoya Intermediate”). The Company was formed for the purpose of completing the transactions contemplated by the definitive transaction agreement, dated April 21, 2021 (the “Transaction Agreement”), by and among Horizon Acquisition Corporation (“Horizon”), a publicly traded special purpose acquisition company, Horizon Sponsor, LLC, a Delaware limited liability company, Hoya Intermediate, Hoya Topco, LLC (“Hoya Topco”), a Delaware limited liability company, the Company and the other parties thereto. Following the consummation of the transactions contemplated by the Transaction Agreement, the Company will hold approximately 39.4% of the common units of Hoya Intermediate and the Company’s assets will consist of its interest in Hoya Intermediate. However, the consummation of the transactions contemplated by the Transaction Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

Merger with Horizon

On April 21, 2021, Hoya Topco, LLC and Hoya Intermediate, our parent, entered into a definitive transaction agreement with Horizon Acquisition Corporation (“Horizon”), a publicly traded special purpose acquisition company, and Horizon Sponsor, LLC, a Delaware limited liability company, to effect a merger of the Company and Horizon. The merger transaction is expected to close during the second half of 2021.

The merger will be effectuated in the following principal steps:

•	Horizon will merge with and into the Company to facilitate the merger, upon which the separate corporate existence of Horizon will cease, and the Company will become the surviving corporation.

•

Certain third-party investors, including Horizon Sponsor, LLC, will purchase an aggregate of 22,500,000 shares of Class A common stock of the Company, par value $0.0001 per share for an aggregate purchase price of $225,000 thousand, which is considered a private investment in public equity (“PIPE”). In the event cash proceeds from the merger transaction, which consist of the PIPE financing and the trust account held by Horizon, are less than $768,984 thousand, certain third-party investors will increase the PIPE financing by an amount equal to the shortfall.

•	The shareholders of Hoya Topco will exchange their interests in Hoya Intermediate for Class B common stock in the Company, which will be accounted for as a reverse recapitalization.

•

Upon closing, Hoya Topco, LLC, Hoya Intermediate, and other designated parties expect to enter into a tax receivable agreement with the Company. Under the terms of the expected agreement, the Company would be expected to pay Hoya Topco, LLC and other designated parties a portion of future income tax savings resulting from existing tax attributes related to Hoya Intermediate.

Total expected cash proceeds from the merger transaction, which consist of marketable securities held in a trust account by Horizon and the PIPE, are $769,000 thousand. Following the transaction, Hoya Intermediate shareholders will own a controlling interest in the Company.

Upon consummation of the transaction, the Company will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Hoya Intermediate and Horizon.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The balance sheets are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of income and comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no activities in this entity as of June 30, 2021.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates. Actual results could differ from those estimates.

Organization costs

Costs related to incorporation of the Company will be paid by Hoya Intermediate and recorded as an expense of Hoya Intermediate.

Note 3: Stockholder’s Equity

The Company’s authorized capital stock consists of 1,000 shares of common stock, with a par value of $0.01 per share. On March 29, 2021, the Company issued 100 shares of common stock to Hoya Intermediate for aggregate consideration of $10.00.

Note 4: Subsequent Events

The Company has evaluated subsequent events through May 27, 2021, the date on which the balance sheet as of March 29, 2021 was available for issuance and through August 15, 2021, the date the June 30, 2021 balance sheet (unaudited) was available for issuance.

On April 21, 2021, Hoya Topco, LLC and Hoya Intermediate, our parent, entered into a definitive transaction agreement with Horizon Acquisition Corporation (“Horizon”), a publicly traded special purpose acquisition company, and Horizon Sponsor, LLC, a Delaware limited liability company, to effect a merger of the Company and Horizon. Refer to Note 1, Background and Nature of Operations, for additional information.

ANNEX A

Execution Version

TRANSACTION AGREEMENT

by and among

HORIZON ACQUISITION CORPORATION,

HORIZON SPONSOR, LLC,

HOYA TOPCO, LLC,

HOYA INTERMEDIATE, LLC

AND

VIVID SEATS INC.

dated as of April 21, 2021

Annex A-i

Annex A-ii

Annex A-iii

Exhibits

Exhibit A	Form of Surviving Corporation Charter
Exhibit B	Form of Surviving Corporation Bylaws
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Tax Receivable Agreement
Exhibit E	Form of PIPE Subscription Agreement
Exhibit F	Form of Second A&R LLCA
Exhibit G	Form of Incentive Equity Plan
Exhibit H	Form of Employee Stock Purchase Plan
Exhibit I	Form of Stockholders’ Agreement
Exhibit J	Plan of Merger

Annex A-iv

TRANSACTION AGREEMENT

This Transaction Agreement, dated as of April 21, 2021 (this “Agreement”), is made and entered into by and among Horizon Acquisition Corporation, a Cayman Islands exempted company (“Horizon”), Horizon Sponsor, LLC, a Delaware limited liability company (“Sponsor”, and together with Horizon, the “Horizon Entities”), Hoya Topco, LLC, a Delaware limited liability company (“Topco”), Hoya Intermediate, LLC, a Delaware limited liability company (“Intermediate”), and Vivid Seats Inc., a Delaware corporation and a direct wholly owned subsidiary of Intermediate (“VS PubCo” and collectively with Topco and Intermediate, the “VS Entities”).

RECITALS

WHEREAS, Horizon is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Merger (as defined below), the VS Entities shall effect the Pre-Closing Restructuring (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”) and the Cayman Islands Companies Act (as amended, the “CICA”), Horizon will merge with and into VS PubCo (the “Merger”), the separate corporate existence of Horizon will cease and VS PubCo will be the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time (as defined below) as the “Surviving Corporation”);

WHEREAS, for U.S. federal (and applicable state and local) income Tax purposes, it is intended that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) this Agreement constitutes a “plan of reorganization,” with respect to the Merger, within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, on the date hereof, Sponsor and Horizon will enter into that certain exchange agreement (the “Exchange Agreement”) whereby, effective at least one day prior to, and conditioned upon, the consummation of the Merger, Sponsor shall irrevocably tender to Horizon 13,599,608 shares of Horizon Class B Common Stock for cancellation in exchange for (i) warrants to purchase 17,000,000 shares of Horizon Class A Common Stock at an exercise price of $10.00 per share (the “Horizon $10.00 Exercise Warrants”), (ii) warrants to purchase 17,000,000 shares of Horizon Class A Common Stock at an exercise of $15.00 per share (the “Horizon $15.00 Exercise Warrants”) and (iii) 50,000 shares of Horizon Class A Common Stock, as more particularly set forth therein (collectively, the “Sponsor Exchange”);

WHEREAS, upon the Effective Time, each share of Horizon Common Stock (as defined below) will be converted into one share of Class A Common Stock of the Surviving Corporation, par value $0.0001 per share (“Class A Common Stock”), as set forth in this Agreement, and each Horizon Warrant that is issued and outstanding immediately prior to the Effective Time will become a Surviving Corporation Common Warrant exercisable for Class A Common Stock in accordance with the terms of the applicable Warrant Agreement;

WHEREAS, on the date hereof, the PIPE Investors (as defined below) have agreed to purchase shares of Class A Common Stock at a price per share equal to $10.00 at the Closing immediately following the Effective Time, in each case, pursuant to subscription agreements (“PIPE Subscriptions”) substantially in the form attached hereto as Exhibit E (the “PIPE Subscription Agreements”);

WHEREAS, Sponsor has delivered to the VS Entities a duly executed Sponsor Support Agreement (as defined below) as of the date hereof;

Annex A-1

WHEREAS, at the Closing, the Amended and Restated Limited Liability Agreement of Intermediate, dated as of June 30, 2017, as amended by that First Amendment, dated as of January 25, 2018 (the “Current LLCA”) shall be amended and restated substantially in the form attached hereto as Exhibit F (the “Second A&R LLCA”);

WHEREAS, at the Closing and immediately following the effectiveness of the Second A&R LLCA, pursuant to the Crescent Purchase Agreement, VS PubCo will purchase all of the issued and outstanding capital stock of each of CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7B VS Equity, LLC and CM7C VS Equity, LLC (collectively, the “Crescent Blockers”, and the outstanding capital stock of the Crescent Blockers, the “Crescent Blocker Shares”) from the Blocker Sellers (as defined below) in exchange for the Blocker Purchase Price (as defined below) (the “Blocker Purchase”);

WHEREAS, at the Closing and immediately following the effectiveness of the Second A&R LLCA and the Blocker Purchase, Intermediate will issue to VS PubCo (i) the VS PubCo Matching Intermediate Common Units (as defined below) and (ii) the VS PubCo Matching Intermediate Warrants (as defined below) (clauses (i) and (ii) together, the “Intermediate Contribution and Issuance”), in each case in exchange for the Intermediate Contribution Amount (as defined below);

WHEREAS, at the Closing and immediately following the effectiveness of the Second A&R LLCA, the Blocker Purchase and the Intermediate Contribution and Issuance, pursuant to the Crescent Purchase Agreement, Intermediate will redeem 100% of the Intermediate Common Units held by the Redeemed Crescent Parties (as defined below) in exchange for the Redemption Price (as defined below) (the “Crescent Redemption”);

WHEREAS, at the Closing and immediately following the effectiveness of the Second A&R LLCA, the Surviving Corporation shall issue shares of Class B Common Stock of the Surviving Corporation, par value $0.0001 per share (“Class B Common Stock”), to Topco as set forth herein; and

WHEREAS, each of the Board of Directors of Horizon and the Board of Directors of VS PubCo has (i) determined that it is advisable for and in the best interests of such party and its stockholder(s) to enter into this Agreement and the Transactions (as defined below), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the Transactions, (iii) with respect to the Board of Directors of Horizon determined that it is advisable for and in the best interests of Horizon to approve and enter into the Plan of Merger and recommended the approval of the Transaction Proposals by the Horizon Stockholders and (iv) with respect to the Board of Directors of VS PubCo, recommended the approval of the Merger by Intermediate.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Horizon Entities and the VS Entities agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Definitions. As used herein, the following terms shall have the following meanings:

“2020 Warrant Agreement” means the Warrant Agreement, dated as of August 25, 2020, between Horizon and the Warrant Agent.

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated

Annex A-2

assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble.

“Agreement End Date” has the meaning specified in Section 9.1(e).

“Ancillary Agreements” has the meaning specified in Section 10.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic and foreign Laws, including foreign merger control and other competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Tax Position” has the meaning specified in Section 7.3(a)(iv).

“Available Horizon Cash” has the meaning specified in Section 6.1(a).

“Blocker Purchase” has the meaning specified in the Recitals.

“Blocker Purchase Price” has the meaning set forth in the Crescent Purchase Agreement.

“Blocker Sellers” has the meaning set forth in the Crescent Purchase Agreement.

“Business Combination” has the meaning set forth in the Horizon Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

Annex A-3

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act, the Families First Coronavirus Response Act of 2020 (H.R. 6201), and “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.E. 133) contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“CBA” has the meaning specified in Section 3.12(a)(i).

“CICA” has the meaning set forth in the Recitals.

“Class A Common Stock” has the meaning specified in the Recitals.

“Class B Common Stock” has the meaning specified in the Recitals.

“Class B Issuance” has the meaning specified in Section 2.8.

“Closing” has the meaning specified in Section 2.9.

“Closing Date” has the meaning specified in Section 2.9.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Conversion” has the meaning specified in Section 2.2(a).

“Company Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Cure Period” has the meaning specified in Section 9.1(e).

“Company Indemnified Parties” has the meaning specified in Section 5.8(a).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of Topco and its Subsidiaries, taken as a whole or (ii) the ability of the VS Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required by or, with respect to Sections 7.1, 7.2 or 7.4, permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences),

Annex A-4

pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the VS Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the VS Companies operate, (h) any action taken by, or at the request of, or with the express consent of Horizon; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the VS Companies relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Registered Intellectual Property” has the meaning specified in Section 3.18(a).

“Confidentiality Agreement” has the meaning specified in Section 10.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any contracts, agreements, subcontracts, leases, commitments, undertakings and purchase orders, whether written or oral.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Relevant Authority with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020)) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including, without limitation, IRS Notice 2020-65).

“Crescent Blocker Shares” has the meaning specified in the Recitals.

“Crescent Blockers” has the meaning specified in the Recitals.

“Crescent Redemption” has the meaning specified in the Recitals.

“Crescent Purchase Agreement” means that certain purchase, sale and redemption agreement, dated as of the date hereof, among VS PubCo, Intermediate, Topco, the Blocker Sellers, the Redeemed Crescent Parties and the other parties thereto to effect, among others, the Crescent Redemption and the Blocker Purchase, as amended or modified from time to time.

“Current LLCA” has the meaning specified in the Recitals.

“D&O Indemnified Parties” has the meaning specified in Section 5.8(a).

Annex A-5

“Data Room” means the virtual data room titled “Project Sports” hosted by Donnelly Financial Solutions at https://wwwna2.dfsvenue.com/p/2021002721/_layouts/v01/rrdsunprogs/documentlibrary.aspx#/docLib

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letter” means, as applicable, the VS Disclosure Letter or the Horizon Disclosure Letter.

“Dividend Window” has the meaning specified in Section 2.6.

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.1(f).

“Environmental Laws” means any and all Laws relating to the protection of the environment or natural resources, pollution or worker health or safety, including as it relates to Hazardous Materials exposure.

“ERISA” has the meaning specified in Section 3.13(a).

“ERISA Affiliate” means any corporation or trade or business, whether or not incorporated, that together with any of the VS Companies company would, at any relevant time, be deemed to be a single employer pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.5.

“Event” has the meaning specified in the definition of Company Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.2(d)(i).

“Exchange Agreement” has the meaning specified in the Recitals.

“Financial Statements” has the meaning specified in Section 3.8(a).

“Flow-Thru Tax Returns” means income Tax Returns of the VS Companies in respect of any Pre-Closing Tax Period for which the items of income, deductions, credits, gains or losses are passed through to the direct or indirect equityholders of the applicable VS Company under applicable Law (including, for the avoidance of doubt, any Form 1065 of any VS Company).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral

Annex A-6

body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Governmental Authorization” has the meaning specified in Section 3.5.

“Governmental Order” means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.

“Governmental Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any material, substance, chemical, contaminant, pollutant or waste for which liability or standards of conduct may be imposed, or that is listed, classified or regulated pursuant to Environmental Laws, including petroleum or petroleum products, asbestos or asbestos-containing materials, mold, lead, radioactive materials, polychlorinated biphenyls, or per- or polyfluoroalkyl substances.

“Horizon” has the meaning specified in the Preamble.

“Horizon $10.00 Exercise Warrants” has the meaning specified in the Recitals.

“Horizon $15.00 Exercise Warrants” has the meaning specified in the Recitals.

“Horizon Class A Common Stock” means Class A ordinary shares of Horizon, par value $0.0001 per share.

“Horizon Class B Common Stock” means Class B ordinary shares of Horizon, par value $0.0001 per share.

“Horizon Common Stock” means the Horizon Class A Common Stock and Horizon Class B Common Stock.

“Horizon Common Warrants” means the redeemable public warrants of Horizon which were issued and sold as part of Horizon’s initial public offering.

“Horizon Cure Period” has the meaning specified in Section 9.1(f).

“Horizon Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Horizon Entities” has the meaning specified in the Preamble.

“Horizon Financial Statements” has the meaning specified in Section 4.6(d).

“Horizon Governing Documents” means the amended and restated memorandum and articles of association of Horizon.

“Horizon Indemnified Parties” has the meaning specified in Section 5.8(a).

“Horizon Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Horizon Entities, taken as a whole or (ii) the ability of the Horizon Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be

Annex A-7

deemed to constitute, or be taken into account in determining whether there has been or will be, a “Horizon Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any Horizon Share Redemptions, (g) any Events generally applicable to the industries or markets in which the Horizon Entities operate, (h) any action taken by, or at the request of, or with the express consent of the VS Entities; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Horizon Entities relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Horizon Material Adverse Effect. Notwithstanding the foregoing, with respect to Horizon, the amount of the Horizon Share Redemptions or the failure to obtain the Horizon Stockholder Approval shall not be deemed to be a Horizon Material Adverse Effect.

“Horizon Non-Recourse Parties” has the meaning specified in Section 10.16(b).

“Horizon Private Placement Warrants” means the redeemable private placement warrants of Horizon which were issued and sold to Sponsor or its Affiliates as part of Horizon’s private placement units.

“Horizon SEC Filings” has the meaning specified in Section 4.10.

“Horizon Securities” has the meaning specified in Section 4.5(a).

“Horizon Share Redemption” means the election of an eligible (as determined in accordance with the Horizon Governing Documents) holder of shares of Horizon Common Stock to have Horizon repurchase the shares of Horizon Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable) (as determined in accordance with the Horizon Governing Documents) in connection with the Transaction Proposals.

“Horizon Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all Horizon Share Redemptions.

“Horizon Stockholder Approval” means the approval of those Transaction Proposals identified in clauses (A)-(G) of Section 7.2(b), (i) in the case of clause (A) thereof, by an affirmative vote of the holders of at least two-thirds of the outstanding Horizon Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with applicable Law and the Horizon Governing Documents) at a Horizon Stockholders’ Meeting duly called by the Board of Directors of Horizon and held for such purpose, and (ii) in the case of clauses (B) to (G) thereof, by an affirmative vote of the holders of at least a majority of the outstanding shares of Horizon Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with applicable Law and the Horizon Governing Documents) at a Horizon Stockholders’ Meeting duly called by the Board of Directors of Horizon and held for such purpose.

“Horizon Stockholders” means the stockholders of Horizon as of immediately prior to the Closing.

“Horizon Stockholders’ Meeting” has the meaning specified in Section 7.2(b).

“Horizon Tax Position” has the meaning specified in Section 7.3(a)(iv).

Annex A-8

“Horizon Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Horizon or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (B) any and all filing fees payable by Horizon or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions.

“Horizon Warrants” means the Horizon Common Warrants, the Horizon Private Placement Warrants, the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants.

“HSR Act” has the meaning specified in Section 3.5.

“Incentive Equity Plan” has the meaning specified in Section 7.5.

“Incentive Units” has the meaning specified in Section 3.7(a).

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (f) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes” and (g) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Intellectual Property” means: (i) patents, patent applications and continuations, continuations-in-part, extensions, divisions, reissues, reexaminations thereof, and patent disclosures, industrial designs, and other intellectual property rights in inventions (whether or not patentable or reduced to practice); (ii) trademarks, service marks, trade dress, trade names, logos, internet domain names, social media handles, and other indicia of source of origin, together with the goodwill associated with any of the foregoing; (iii) intellectual property rights in works of authorship, data and databases, as well as copyrights and mask works; (iv) intellectual property rights in or to software and other technology (including source code and object code); (v) trade secrets and other intellectual property rights in Proprietary Information; (vi) registrations, issuances, and applications for any of the foregoing; and (vii) all other intellectual property rights in any jurisdiction throughout the world.

“Interim Period” has the meaning specified in Section 5.1.

“Intermediate” has the meaning specified in the Preamble.

“Intermediate Common Units” means the common units of Intermediate issued in connection with the Pre-Closing Restructuring and the Intermediate Contribution and Issuance.

“Intermediate Contribution Amount” means an amount equal to (i) the Surviving Corporation Available Cash minus (ii) the Blocker Purchase Price minus (iii) the Tax Liability Amount (as defined in the Crescent Purchase Agreement) plus (iv) the right to receive the Potential Payment (to the extent not paid to the Horizon stockholders prior to the Closing pursuant to Section 2.6).

“Intermediate Contribution and Issuance” has the meaning set forth in the Recitals.

“Intermediate Warrants” has the meaning set forth in Section 2.1(a).

Annex A-9

“Intervening Event” has the meaning specified in Section 7.2(c).

“Intervening Event Change in Recommendation” has the meaning specified in Section 7.2(c).

“Intervening Event Notice Period” has the meaning specified in Section 7.2(c).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“IT Systems” means computers, software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned, leased or licensed by the VS Companies and used in their business.

“JOBS Act” has the meaning specified in Section 4.6(a).

“Law” means any statute, law, ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by any of the VS Companies.

“Legal Proceedings” has the meaning specified in Section 3.10.

“Licensed Intellectual Property” means Intellectual Property that any of the VS Companies license from a third party.

“Lien” means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“made available” means that documents were posted in the Data Room at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement and were not removed from the Data Room.

“Merger” has the meaning specified in the Recitals.

“Merger Certificate” has the meaning specified in Section 2.1(f).

“Minimum Available Horizon Cash Amount” has the meaning specified in Section 6.1(a).

“Modification in Recommendation” has the meaning specified in Section 7.2(b).

“Multiemployer Plan” has the meaning specified in Section 3.13(c).

“Non-US Company Benefit Plan” has the meaning specified in Section 3.13(b).

Annex A-10

“NYSE” has the meaning specified in Section 3.5.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the VS Companies.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax Laws.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (ix) all other Liens that would not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the VS Companies.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision thereof.

“Personal Data” means any information which identifies or could reasonable be used to identify, whether alone or in combination with other information, a natural Person, or other information that constitutes “personal information” or “personal data” under applicable Privacy Laws.

“PIPE Investors” means each of the Persons (other than Horizon) that is party to a PIPE Subscription Agreement.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“PIPE Subscriptions” has the meaning specified in the Recitals.

“Plan of Merger” has the meaning specified in Section 2.1(f).

Annex A-11

“Potential Payment” means the potential payment set forth on Section 1.1 of the Horizon Disclosure Letter.

“Pre-Closing Flow-Thru Tax Return” has the meaning specified in Section 7.3(a)(i).

“Pre-Closing Restructuring” means the restructuring transactions set forth in the Pre-Closing Restructuring Plan; provided that the VS Entities may make amendments to the Pre-Closing Restructuring Plan after the date hereof with the prior written consent of Horizon (not to be unreasonably conditioned, withheld or delayed).

“Pre-Closing Restructuring Plan” means the restructuring transactions set forth in Section 1.1(a) of the VS Disclosure Letter.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy Agreements” means all data and privacy related policies (e.g., Privacy and Data Security Policies, acceptable use policies, terms of service, etc.) and other Contracts to which any VS Company is a party whereby such VS Company makes commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning or otherwise applicable to data security, data privacy, cyber security and e-commerce, including Federal Trade Commission Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Family Educational Rights and Privacy Act; and all other similar international, federal, state, provincial, and local Laws, and in each case, the rules implemented thereunder.

“Proprietary Information” means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information and supplier lists.

“Prospectus” has the meaning specified in Section 10.1.

“Proxy Statement” has the meaning specified in Section 7.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 7.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 5.3(a).

“Q2 Financial Statements” has the meaning specified in Section 5.3(b).

“Q3 Financial Statements” has the meaning specified in Section 5.3(b).

“Real Property Leases” has the meaning specified in Section 3.16(a).

“Redeemed Crescent Parties” has the meaning specified in the Recitals.

“Redemption Price” has the meaning set forth in the Crescent Purchase Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement substantially in the form attached hereto as Exhibit C.

“Regulatory Approvals” has the meaning specified in Section 8.1(a).

Annex A-12

“Related Party” means any of the current or former directors, officers, employees, members, or equityholders (or any child or spouse of any such Person) of any VS Company.

“Related Party Transaction” means all agreements or contracts between any VS Company and/or any of their Subsidiaries, on the one hand, and any Related Party, on the other hand, or any payment between or among such parties other than (i) loans and other extensions of credit to officers and employees of the VS Companies and their Subsidiaries for travel, business or relocation expenses or other employment-related purposes made in the ordinary course of business (ii) the Company Benefit Plans and (iii) commercial transactions entered into in the ordinary course of business on arms’ length terms for the use of services provided by the VS Companies.

“Representatives” has the meaning specified in Section 5.6.

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second A&R LLCA” has the meaning specified in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Documents” has the meaning specified in Section 7.2(a)(i).

“Sponsor” has the meaning specified in the Preamble.

“Sponsor Exchange” has the meaning specified in the Recitals.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among Sponsor, Horizon and Topco, as amended or modified from time to time.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement by and among Topco, Sponsor and VS PubCo substantially in the form attached hereto as Exhibit I.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Straddle Period Flow-Thru Tax Return” has the meaning specified in Section 7.3(a)(i).

“Subsidiary” means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Corporation Available Cash” means the cash and cash equivalents of the Surviving Corporation after giving effect to the PIPE Subscriptions and the Horizon Share Redemptions. For the avoidance of doubt, Surviving Corporation Available Cash excludes cash and cash equivalents of Intermediate and its Subsidiaries.

“Surviving Corporation Bylaws” has the meaning specified in Section 5.9.

“Surviving Corporation Charter” has the meaning specified in Section 5.9.

Annex A-13

“Surviving Corporation Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Surviving Corporation Common Warrants” means warrants for Class A Common Stock (which, with respect to the Horizon Common Warrants and the Horizon Private Placement Warrants, shall be in the applicable form set forth in the 2020 Warrant Agreement and, with respect to the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants, shall be in the form set forth in the warrant agreement to be executed between Horizon and the Warrant Agent substantially similar to the relevant form attached to the Exchange Agreement).

“Surviving Corporation Governing Documents” has the meaning specified in Section 5.9.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement substantially in the form attached hereto as Exhibit D.

“Tax Return” means any return, form, election, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income (net, gross, or adjusted gross), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes or other imposts, assessments, fees, levies, customs or import duties, or charges of any kind in the nature of a tax, and including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 9.1(e).

“Terminating Horizon Breach” has the meaning specified in Section 9.1(f).

“Title IV Plan” has the meaning specified in Section 3.13(c).

“Topco” has the meaning specified in the Preamble.

“Transaction Proposals” has the meaning specified in Section 7.2(b).

“Transactions” means, collectively, the Merger, the PIPE Subscriptions, the Crescent Redemption, the Blocker Purchase, the Intermediate Contribution and Issuance, the Class B Issuance, and each of the other transactions contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring) and the Ancillary Agreements.

“Transfer Taxes” has the meaning specified in Section 7.3(e).

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 4.11.

“Trustee” has the meaning specified in Section 4.11.

“VS Companies” means Intermediate and all of its Subsidiaries.

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“VS Company Interests” means all of the outstanding equity interests of the VS Companies.

“VS Designated Directors” has the meaning specified in Section 5.7(a).

“VS Disclosure Letter” has the meaning specified in the introduction to Article III.

“VS Entities” has the meaning specified in the Preamble.

“VS Non-Recourse Party” has the meaning specified in Section 10.16(b).

“VS PubCo” has the meaning specified in the Preamble.

“VS PubCo Matching Intermediate Common Units” means a number of Intermediate Common Units equal to the difference between (i) the number of shares of Class A Common Stock issued and outstanding immediately following the Effective Time and the consummation of the PIPE Subscriptions minus (ii) the number of Intermediate Common Units acquired directly or indirectly by VS PubCo as a result of the Blocker Purchase.

“VS PubCo Matching Intermediate Warrants” means warrants to purchase a number of Intermediate Common Units equal to the number of shares of Class A Common Stock that may be purchased upon the exercise in full of all Surviving Corporation Common Warrants outstanding immediately following the Effective Time.

“VS PubCo Tax Position” has the meaning specified in Section 7.3(a)(iv).

“VS Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the VS Entities or any of their respective Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) change-in-control payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments pursuant to any written arrangements entered into prior to the date of this Agreement, payable by the VS Entities or any of their Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the VS Entities or any of their Subsidiaries as a direct result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment and excluding, for the avoidance of doubt, any such payments that arise from actions taken by the Surviving Corporation following the Closing or double-trigger arrangements), including the employer portion of payroll Taxes arising therefrom, (C) any and all filing fees payable by the VS Entities or any of their Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions and (D) the Backstop Fee (as defined in the Sponsor Support Agreement).

“WARN Act” has the meaning specified in Section 3.14(a).

“Warrant Agent” means Continental Stock Transfer & Trust Company.

“Warrant Agreement” means, with respect to the Horizon Common Warrants and the Horizon Private Placement Warrants, the 2020 Warrant Agreement, and with respect to the Horizon $10.00 Exercise Warrants and the Horizon $15.00 Exercise Warrants, the warrant agreement to be executed between Horizon and the Warrant Agent substantially similar to the relevant form attached to the Exchange Agreement.

Section 1.2    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number,

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respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)    Unless the context of this Agreement otherwise requires, references to Horizon with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation.

(f)    Except with respect to Article IV or as the context of this Agreement otherwise requires, references to “NYSE” in this Agreement shall refer to the New York Stock Exchange or such other nationally recognized securities exchange mutually agreed by the parties.

Section 1.3    Knowledge. As used herein, (a) the phrase “to the knowledge” of the VS Companies shall mean the knowledge of the individuals identified on Section 1.3 of the VS Disclosure Letter and (b) the phrase “to the knowledge” of Horizon shall mean the knowledge of the individuals identified on Section 1.3 of the Horizon Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1    Pre-Closing Restructuring; The Merger.

(a)    Prior to the Closing, the VS Entities shall, or shall cause their Subsidiaries to, take all such actions as are necessary so that the Pre-Closing Restructuring shall be consummated prior to the Closing. Pursuant to the Pre-Closing Restructuring, Intermediate shall issue Intermediate Common Units to Topco, the Crescent Blockers and the Redeemed Crescent Parties in an amount to be determined in accordance with the Pre-Closing Restructuring Plan. Also pursuant to the Pre-Closing Restructuring, Intermediate shall grant to Topco (i) warrants to purchase 3,000,000 Intermediate Common Units at an exercise price of $10.00 per share and (ii) warrants to purchase 3,000,000 Intermediate Common Units at an exercise price of $15.00 per share (clauses (i) and (ii) together, the “Intermediate Warrants”).

(b)    At least one day prior to the Merger, and pursuant to the terms of the Exchange Agreement, Sponsor and Horizon shall consummate the Sponsor Exchange.

(c)    At least one day following the Sponsor Exchange, and upon the terms and subject to the conditions set forth in this Agreement, the Plan of Merger and in accordance with the DGCL and the CICA, at the Effective Time, Horizon and VS PubCo (Horizon and VS PubCo sometimes being referred to herein as the “Constituent Corporations”) shall be merged with VS PubCo being the Surviving Corporation.

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(d)    Upon consummation of the Merger, the separate corporate existence of Horizon shall cease and VS PubCo, as the Surviving Corporation, shall continue its corporate existence under the DGCL.

(e)    At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL and the CICA. For the avoidance of doubt, at and after the Effective Time, by virtue of the Merger, the Surviving Corporation shall succeed to all of the rights and obligations of Horizon set forth in this Agreement and the Ancillary Agreements to which Horizon is party.

(f)    Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided this Agreement has not therefore been terminated pursuant to its terms, at the Closing, Horizon and VS PubCo shall execute the plan of merger (the “Plan of Merger”) substantially in the form attached as Exhibit J hereto and shall cause (i) a certificate of merger (as so filed, the “Merger Certificate”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (ii) the Plan of Merger and other documents as required to effect the Merger pursuant to the CICA to be filed with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the CICA. The Merger shall become effective upon the later of the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware or the Merger has been registered by the Registrar of Companies of the Cayman Islands, or at such later time as may be agreed by Horizon and VS PubCo in writing and specified in the Merger Certificate and Plan of Merger (the “Effective Time”).

(g)    At the Effective Time, (i) the certificate of incorporation of VS PubCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Corporation Charter and (ii) the bylaws of VS PubCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Corporation Governing Documents.

(h)    From and after the Effective Time, the Parties shall take all actions necessary so that the Persons identified as the initial directors and officers of the Surviving Corporation in accordance with the provisions of Section 5.7 shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 5.7(c) of the VS Disclosure Letter), respectively, of the Surviving Corporation, each to hold office in accordance with applicable Law and the applicable provisions of the Surviving Corporation Governing Documents.

Section 2.2    Effect of the Merger on Horizon and VS PubCo Securities.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Horizon Common Stock, each share of Horizon Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Horizon Common Stock held in the treasury of Horizon, which treasury shares shall be cancelled as part of the Merger and shall not constitute “Horizon Common Stock” hereunder) shall no longer be outstanding and shall automatically be cancelled by virtue of the Merger and shall

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be converted into the right to receive one (1) duly issued, fully paid and nonassessable share of Class A Common Stock (the “Common Stock Conversion”).

(b)    At the Effective Time, pursuant to the terms and conditions of the relevant Warrant Agreement, each Horizon Warrant that is issued and outstanding immediately prior to the Effective Time shall become a Surviving Corporation Common Warrant exercisable for Class A Common Stock in accordance with its terms. In connection therewith and prior to the Effective Time, Horizon and VS PubCo, as applicable, shall take all actions necessary to execute an amendment to the relevant Warrant Agreement with the Warrant Agent providing for the delivery of such Alternative Issuance (as defined in the relevant Warrant Agreement) as of the Effective Time.

(c)    At the Effective Time, without any action on the part of Horizon, VS PubCo or a holder of capital stock of VS PubCo, each share of capital stock of VS PubCo that is issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

(d)    Exchange Procedures.

(i)    Prior to the Closing, Horizon shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of delivering the Class A Common Stock to the Horizon Stockholders. At or before the Effective Time, VS PubCo shall deposit with the Exchange Agent the number of shares of Class A Common Stock the holders of Horizon Common Stock are entitled to receive pursuant to Section 2.2(a).

(ii)    Reasonably promptly after the Effective Time, VS PubCo shall send, or shall cause the Exchange Agent to send, to each record holder of uncertificated shares of Horizon Common Stock represented by book entry as of immediately prior to the Effective Time, whose Horizon Common Stock was converted pursuant to Section 2.2(a) into the right to receive Class A Common Stock, a number of shares of Class A Common Stock equal to the number of shares of Horizon Common Stock formerly represented by such book entry shares. Any uncertificated shares of Horizon Common Stock represented by book entry so surrendered shall forthwith be cancelled.

(iii)    Each holder of shares of Horizon Common Stock that have been converted into the right to receive Class A Common Stock pursuant to Section 2.2(a), shall be entitled to receive such shares of Class A Common Stock, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request).

(iv)    Promptly following the date that is one (1) year after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to deliver to the Surviving Corporation all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any Class A Common Stock that remains unclaimed with the Exchange Agent shall be returned to the Surviving Corporation, and any Person that was a holder of shares of Horizon Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Horizon Common Stock for Class A Common Stock pursuant to Section 2.2(a) in accordance with this Section 2.2(d) prior to the date that is one (1) year after the Effective Time, may surrender such shares of Horizon Common Stock to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Surviving Corporation shall promptly deliver, the number of shares of Class A Common Stock such holder is entitled to received pursuant to Section 2.2(a) without any interest thereupon. None of Horizon, the VS Entities or any of their Subsidiaries, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Class A Common Stock delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been surrendered immediately prior to such date on which any Class A Common Stock would otherwise escheat to or become the property of any Governmental Authority, any such shares of Class A Common Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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Section 2.3    PIPE Subscriptions. At the Closing and immediately following the Effective Time, the Surviving Corporation shall consummate the transactions contemplated by the PIPE Subscriptions in accordance with the PIPE Subscription Agreements.

Section 2.4    Second A&R LLCA. At the Closing, the Current LLCA shall be amended and restated substantially in the form of the Second A&R LLCA.

Section 2.5    Blocker Purchase. At the Closing and immediately following the effectiveness of the Second A&R LLCA, in accordance with the Crescent Purchase Agreement, the Blocker Sellers shall sell, transfer and convey to the Surviving Corporation, and the Surviving Corporation shall purchase and acquire from the Blocker Sellers, all right and title to the Crescent Blocker Shares held by the Blocker Sellers as of the Closing, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of the Crescent Blockers, in exchange for an aggregate cash payment by wire transfer of immediately available funds equal to the Blocker Purchase Price.

Section 2.6    Intermediate Contribution and Issuance; Potential Payment. At the Closing and immediately following the effectiveness of the Second A&R LLCA, Intermediate shall issue to VS PubCo (a) the VS PubCo Matching Intermediate Common Units and (b) the VS PubCo Matching Intermediate Warrants, in each case, free and clear of all Liens, other than restrictions under applicable securities Laws or the Second A&R LLCA, in exchange for an aggregate cash contribution by wire transfer of immediately available funds equal to the Intermediate Contribution Amount. With respect to the Potential Payment that Horizon may receive after the date hereof, (i) if the Potential Payment is received by Horizon or one of its Affiliates at least ten (10) Business Days prior to the Closing (the “Dividend Window”), Horizon shall be permitted to declare a dividend, in accordance with its organizational documents and applicable Law, with a record date after completion of any Horizon Share Redemptions and prior to the Closing Date to distribute the entirety of the Potential Payment received by Horizon or such Affiliate on a pro rata basis to the Horizon stockholders as of such record date, but excluding the PIPE Investors, and (ii) if the Potential Payment is received after the Dividend Window (including, for the avoidance of doubt, after the Closing), the Potential Payment (and the right to receive the Potential Payment) shall be contributed to Intermediate at the Closing as part of the Intermediate Contribution Amount.

Section 2.7    Crescent Redemption. At the Closing and immediately following the effectiveness of the Second A&R LLCA, the Blocker Purchase and the Intermediate Contribution and Issuance, in accordance with the Crescent Purchase Agreement, Intermediate will redeem all of the Intermediate Common Units held by the Redeemed Crescent Parties in exchange for an aggregate cash payment by wire transfer of immediately available funds equal to the Redemption Price.

Section 2.8    Class B Issuance. At the Closing, the Surviving Corporation shall (a) grant to Topco warrants to purchase 6,000,000 Class B Common Stock at an exercise price of $0.001 per share, which warrants will be granted pursuant to a form to be mutually agreed upon by the parties and exercisable upon the exercise of an equal number of Intermediate Warrants and (b) issue to Topco a number of shares of duly issued, fully paid and nonassessable Class B Common Stock equal to the number of Intermediate Common Units issued to Topco pursuant to Section 2.1(a), free and clear of all Liens, other than restrictions arising under applicable securities Laws, the Surviving Corporation Governing Documents or the Ancillary Agreements, in exchange for adequate consideration (clauses (a) and (b) together, the “Class  B Issuance”).

Section 2.9    Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically through the exchange of documents via email or facsimile on the date which is two (2) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Topco and Horizon may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

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Section 2.10    Closing Deliverables.

(a)    At the Closing, the VS Entities will deliver or cause to be delivered:

(i)    to Horizon, a certificate signed by an officer of each VS Entity, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.2(a), Section 8.2(b), and Section 8.2(c) have been fulfilled;

(ii)    to Horizon, duly executed counterparts to the Second A&R LLCA;

(iii)    to Horizon, duly executed counterparts to the Tax Receivable Agreement;

(iv)    to the Horizon Entities, duly executed counterparts to the Stockholders’ Agreement; and

(v)    to Horizon, duly executed counterparts to the Registration Rights Agreement.

(b)    At the Closing, Horizon will deliver or cause to be delivered:

(i)    to the VS Entities, a certificate signed by an officer of Horizon, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been fulfilled;

(ii)    to the VS Entities, the written resignations of all of the directors and officers of Horizon, effective as of the Effective Time;

(iii)    to the VS Entities, duly executed counterparts to the Tax Receivable Agreement;

(iv)    to the VS Entities, a duly executed counterpart to the Stockholders’ Agreement; and

(v)    to the VS Entities, duly executed counterparts to the Registration Rights Agreement.

(c)    On the Closing Date, Intermediate shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Horizon Transaction Expenses as set forth on a written statement to be delivered to the VS Entities not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (ii) all accrued and unpaid VS Transaction Expenses as set forth on a written statement to be delivered to Horizon not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof; provided that any VS Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the VS Companies shall be paid to such VS Company for further payment to such employee, independent contractor, officer or director through such VS Company’s payroll.

(d)    On the Closing Date, immediately following the consummation of the Merger, the PIPE Subscriptions, the Horizon Share Redemptions, the Blocker Purchase, the Crescent Redemption and payment of the VS Transaction Expenses and the Horizon Transaction Expenses, the Surviving Corporation shall use, or cause Intermediate and its Subsidiaries to use, any remaining cash proceeds from the Transaction (which such cash proceeds shall consist solely of cash and cash equivalents of Horizon immediately prior to the Merger and the net proceeds of the PIPE Subscriptions) to repay or cause to be repaid by wire transfer of immediately available funds, the accrued and unpaid Indebtedness and preferred stock of the VS Companies. For the avoidance of doubt, this Section 2.10(d) shall not require that cash and cash equivalents held by the VS Companies immediately prior to the Effective Time be used to repay Indebtedness of the VS Companies.

Section 2.11    Withholding. Horizon, the Surviving Corporation and the VS Entities and their Subsidiaries, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any other applicable Law, Horizon and the Surviving Corporation shall use commercially reasonable best efforts to provide at least three (3) Business Days advance notice to Topco of any withholding that it intends to make from amounts payable to any VS Entity. The Parties shall cooperate reasonably and in good faith to

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eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that any amounts are so deducted and withheld consistent with the terms of this Section 2.11 and remitted to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE VS ENTITIES

Except (i) as set forth in the disclosure letter delivered to Horizon by the VS Entities on the date of this Agreement (the “VS Disclosure Letter”) (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article III) and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring, in each case, the VS Entities represent and warrant to Horizon as follows:

Section 3.1    Company Organization. Each of the VS Entities has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and each has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each of the VS Entities is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Governing Documents of each of the VS Entities have been made available to Horizon prior to the date of this Agreement.

Section 3.2    Subsidiaries. A complete list of each Subsidiary of Intermediate (after giving effect to the Pre-Closing Restructuring) and its jurisdiction of incorporation, formation or organization, as applicable, as of the date hereof is set forth on Section 3.2 of the VS Disclosure Letter. The Subsidiaries of Intermediate have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of Intermediate is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Governing Documents of each Subsidiary have been made available to Horizon prior to the date of this Agreement.

Section 3.3    Due Authorization. Each of the VS Entities has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 3.5) to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by each of the VS Entities of this Agreement and the other documents to which any VS Entity is or will be a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the Managing Member, Board of Managers or Board of Directors, as applicable, of each such VS Entity, and no other company or corporate proceeding on the part of the VS Entities is or will be necessary to authorize this Agreement and the other documents to which any VS Entity is or will be a party

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contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the other documents to which any VS Entity is or will be a party contemplated hereby will be, duly and validly executed and delivered by each such VS Entity and this Agreement constitutes, and on or prior to the Closing, the other documents to which any VS Entity is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each such VS Entity, enforceable against each such VS Entity, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.4    No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 and except as set forth on Section 3.4 of the VS Disclosure Letter, the execution, delivery and performance by the VS Entities of this Agreement and the documents to which any VS Entity is or will be a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the VS Entities, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to any VS Entity or any of the VS Entities’ Subsidiaries, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the VS Entities or their Subsidiaries), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Contract to which any VS Entity or any of the VS Entities’ Subsidiaries is a party or by which any VS Entity or any of the VS Entities’ Subsidiaries may be bound, or terminate or result in the termination of any such Governmental Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any VS Entity or any of the VS Entities’ Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5    Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of Horizon contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any of the VS Entities or their Subsidiaries with respect to any VS Entity’s execution, delivery or performance of this Agreement or the Ancillary Agreements or consummation by the VS Entities of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (A) a Company Material Adverse Effect or (B) a material adverse effect on the ability of the VS Entities or their Subsidiaries to perform or comply with on a timely basis any material obligation of the VS Entities or their Subsidiaries under this Agreement or the Ancillary Agreements or to consummate the Transactions, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC, NASDAQ or the New York Stock Exchange (the “NYSE”) or in connection with the Plan of Merger or Merger Certificate and (iii) the Regulatory Approvals.

Section 3.6    Capitalization of the VS Companies.

(a)    The VS Company Interests comprise all of the VS Companies’ authorized equity interests that are issued and outstanding. Except as set forth on Section 3.6(a) of the VS Disclosure Letter, all of the issued and outstanding VS Company Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of the VS Companies; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the VS Companies or any Contract to which any VS Company is a party or otherwise bound; and (iv) are free and clear of any Liens other

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than restrictions arising under applicable securities Laws and the Governing Documents of such VS Company (as applicable). After giving effect to the Pre-Closing Restructuring and the other Transactions, the Surviving Corporation and Hoya Topco will together own 100% of Intermediate and Intermediate will own, directly or indirectly, 100% of the other VS Companies.

(b)    Except as set forth on Section 3.6(b) of the VS Disclosure Letter, none of the VS Companies have granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for VS Company Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements, arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of any of the VS Companies, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of any of the VS Companies or the value of which is determined by reference to shares or other equity interests of any of the VS Companies, and there are no voting trusts, proxies or agreements of any kind which may obligate the VS Companies to issue, purchase, register for sale, redeem or otherwise acquire any VS Company Interests.

Section 3.7    Topco Incentive Units.

(a)    Certain employees of the VS Companies receive equity compensation in the form of incentive units of Topco, which, as of the date hereof, consist of, in the aggregate, (i) 855,000 issued and outstanding Class B-1 Incentive Units of Topco, (ii) 855,000 issued and outstanding phantom units of Topco, (iii) 2,040,840 issued and outstanding Class D Units of Topco and (iv) 500,765 issued and outstanding Class E Units of Topco (collectively, the “Incentive Units”).

(b)    All of the issued and outstanding Incentive Units (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of Topco; (iii) have not been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Topco or any Contract to which Topco is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of Topco (as applicable).

Section 3.8    Financial Statements.

(a)    Attached as Section 3.8(a) of the VS Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of Topco and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s report thereon (the “Financial Statements”).

(b)    Except as set forth on Section 3.8(b) of the VS Disclosure Letter, the Financial Statements and, when delivered pursuant to Section 5.3, the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of Topco and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ equity (with respect to the Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in (A) the notes thereto and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, the absence of footnotes and (B) changes resulting from normal year-end adjustments (none of which, individually or in the aggregate, shall be material), (iii) were prepared from, and are in accordance in all material respects with, the

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books and records of Topco and its consolidated Subsidiaries and (iv) when delivered by Topco for inclusion in the Proxy Statement/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)    Topco and its Subsidiaries have in place disclosure controls and procedures to reasonably ensure that material information relating to Topco and its Subsidiaries is made known to the management of Topco and its Subsidiaries by others within Topco and its Subsidiaries, including (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of Topco or its Subsidiaries to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Topco and its Subsidiaries. Such controls and procedures are sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.9    Undisclosed Liabilities. Except as set forth on Section 3.9 of the VS Disclosure Letter, as of the date of this Agreement, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind against, Intermediate or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of Intermediate and its Subsidiaries prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the VS Entities of their obligations hereunder, or (e) that would not reasonably be expected to, individually or in the aggregate, result in material liability to the VS Companies, taken as a whole.

Section 3.10    Litigation and Proceedings. Except as set forth on Section 3.10 of the VS Disclosure Letter, as of the date of this Agreement, (a) there are no pending or, to the knowledge of the VS Companies, threatened, lawsuits, actions, suits, charges, mediations, complaints, investigations, audits, arbitrations, judgments, claims or other proceedings (whether federal, state, local or foreign), at law or in equity (collectively, “Legal Proceedings”) against or by any VS Company or their respective properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of the VS Companies, threatened by any Governmental Authority, against any VS Company or their respective properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any VS Company, nor are any properties or assets of any VS Company bound by or subject to any Governmental Order, except, in the case of each of clauses (a) – (c), as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the VS Companies, taken as a whole.

Section 3.11    Legal Compliance.

(a)    Each VS Company is, and for the past three (3) years has been, in compliance with all applicable Laws of applicable Governmental Authorities that are applicable to such VS Company or by which any property or asset of such VS Company is bound, except where such non-compliance would not reasonably be expected to be, individually or in the aggregate, materially adverse to the VS Companies, taken as a whole. In the past three (3) years, the VS Companies have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the VS Companies, taken as a whole.

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(b)    Each VS Company holds, and is in compliance with, all Governmental Permits necessary for the lawful conduct of its respective businesses or ownership of its respective assets and properties, except where such failure to hold or non-compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Governmental Permits are in full force and effect and are being complied with, except where the failure of such Governmental Permits to be in full force and effect has not been, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no decision by any VS Company not to renew any Governmental Permit in the ordinary course of business. No Legal Proceeding is pending or, to the knowledge of the VS Companies, threatened, by any Governmental Authority seeking the revocation, limitation, suspension, withdrawal, modification or nonrenewal of any such Governmental Permit, except such Legal Proceedings that have not been, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12    Contracts; No Defaults.

(a)    Section 3.12(a) of the VS Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xix) below to which, as of the date of this Agreement, any VS Company is a party or by which they are bound. True, correct and complete copies of the Contracts listed on Section 3.12(a) of the VS Disclosure Letter have been delivered to or made available to Horizon or its agents or representatives prior to the date of this Agreement.

(i)    any collective bargaining agreement or other Contract with any labor union, labor organization, works counsel or other employee representative (each a “CBA”);

(ii)    any Contract for the settlement or compromise of any Legal Proceeding under which any of the VS Companies will have any material outstanding obligation after the date of this Agreement;

(iii)    any Contract relating to Indebtedness by a VS Company or any guarantee or loan by any VS Company, in each case, representing obligations in excess of $500,000;

(iv)    any Contracts involving any joint venture, partnership, joint development, revenue sharing or similar agreement, in each case, of a material nature;

(v)    Contracts under which any VS Company (x) is a licensee of any material Intellectual Property owned by any third party (other than “shrink-wrap,” “click-wrap,” and “off-the-shelf” software licenses and other licenses of commercially-available software with one-time or annual license, maintenance, support and other fees of $75,000 or less), (y) is a licensor of or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business, or (z) is a party and that restricts or otherwise adversely affects, in any material respect, a VS Company’s ownership of or ability to use, register, license or enforce any of its material Owned Intellectual Property (including concurrent use agreements, settlement agreements and coexistence agreements);

(vi)    any Contract with any Governmental Authority;

(vii)    any Contract (A) limiting or restricting the ability of a VS Company to enter into or engage in any market or line of business or to compete with any Person or in any geographic area and (B) limiting or restricting the ability of any VS Company to otherwise conduct business as presently conducted in any material manner or place;

(viii)    any revocable or irrevocable power of attorney granted by any VS Company to any Person for any purpose whatsoever;

(ix)    any agreement with respect to the acquisition or disposition of any business, material assets or securities, or any equity or debt investment in any Person other than in the ordinary course of business and under which there is any surviving obligation of any VS Company;

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(x)    any agreements or series of related agreements with suppliers and vendors to which any VS Company is a party for the purchase of goods or services involving aggregate payments in excess of $500,000 during the year ended December 31, 2020 or expected to involve aggregate payments in excess of $500,000 during the year ended December 31, 2021, in each case, which cannot be cancelled by the VS Company or any of its Subsidiaries without payment or penalty upon notice of thirty (30) days or less, and whose unexpired term as of the Closing Date exceeds one year;

(xi)    any agreements relating to any Related Party Transaction;

(xii)    Contracts which involve commitments to make capital expenditures by any VS Company in excess of $250,000;

(xiii)    the VS Companies’ top five (5) sponsorship agreements by expenditure as of December 31, 2020;

(xiv)    Contracts with the VS Companies’ top five (5) largest “white label” affiliates by revenue;

(xv)    each lease, rental or occupancy agreement, license, installment and conditional sale agreement or similar agreement under which any VS Company is a lessor, sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any VS Company, in any case which has future required scheduled payments in excess of $250,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $250,000, and other Contract that provides for the leasing of, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $250,000 in any calendar year; and

(xvi)    Contracts for the employment or engagement of any individual service provider of any of the VS Companies (A) that provide for annual base salary compensation greater than $300,000 or (B) that provide for the payment and/or accelerated vesting of any compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

(b)    With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the Contracts to which any VS Company is a party or by which they are bound are in full force and effect and represent the legal, valid and binding obligations of the VS Company party thereto and, to the knowledge of the VS Companies, represent the legal, valid and binding obligations of the counterparties thereto; and (ii) (x) the VS Companies have performed in all respects all respective obligations required to be performed by them to date under the Contracts to which any VS Company is a party or by which they are bound, and neither the VS Companies nor, to the knowledge of the VS Companies, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, none of the VS Companies has received any written claim or notice of termination or breach of or default under any such Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the VS Companies or, to the knowledge of the VS Companies, any other party thereto (in each case, with or without notice or lapse of time or both). The VS Parties have made available to Horizon true and complete copies of all Contracts (or have provided written summaries of oral Contracts) set forth on Section 3.12(a) of the VS Disclosure Letter.

Section 3.13    Company Benefit Plans.

(a)    Section 3.13(a) of the VS Disclosure Letter sets forth a true and complete list, by the jurisdiction, of each material Company Benefit Plan (excluding, for the avoidance of doubt, any employment or consulting contracts for employees or consultants who are natural persons where the annual base salary and cash bonus opportunity provided under such employment or consulting agreement is less than $400,000 per annum, in the aggregate). For purposes of this Agreement, a “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject to ERISA) and any other plan, policy, program or agreement (including any employment,

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consulting, service, bonus, incentive or deferred compensation, profit sharing, equity or equity-based compensation, severance, retention, pension supplemental retirement, change in control, vacation, paid time off, health, dental, life insurance, disability, fringe benefit or similar plan, policy, program or agreement), written or unwritten, funded or unfunded, providing compensation or other benefits to any current or former director, officer, individual consultant, or employee or individual service provider which are maintained, sponsored or contributed to (or required to be contributed to) by any VS Company or otherwise with respect to which any VS Company has any current or contingent liability, in each case whether or not subject to the Laws of the United States or funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (any such plan, a “Governmental Plan”).

(b)    Except as has not had, or would not reasonably be expected to result in Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, premiums and other payments that are due in respect of a Company Benefit Plan and Governmental Plan have been timely paid, and any such amounts not yet due have been paid or properly accrued, and (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and, to the knowledge of the VS Companies, not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(c)    Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the VS Companies, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Each Company Benefit Plan that is maintained primarily for the benefit of any current or former director, officer, individual consultant, worker or employee outside of the United States and is subject to the laws of a jurisdiction other than the United States, whether or not United States law also applies is in compliance in all material respects with all applicable Laws and requirements of applicable regulatory authorities.

(d)    No Company Benefit Plan (i) is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or (ii) is a “defined benefit” plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the VS Companies nor any of their ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. None of the VS Companies has any material liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code. No Company Benefit Plan is a “registered pension plan” or “salary deferral arrangement”, each as defined in section 248(1) of the Income Tax Act (Canada).

(e)    Except as would not reasonably be expected to result in a Company Material Adverse Effect, with respect to the Company Benefit Plans, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the VS Companies, threatened.

(f)    No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the VS Companies for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law for which the covered Person pays the full premium cost of coverage. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no VS Company has incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g)    Except as set forth on Section 3.13(g) of the VS Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former

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director, employee, officer or other service provider of the VS Companies to any severance pay or any other compensation payable by the VS Companies, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such director, employee, officer or other individual service provider by the VS Companies, or (iii) result in the payment of any “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(h)    No VS Company has any obligation (whether actual or contingent) to gross-up or reimburse any individual for any Taxes incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i)    Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409(A) of the Code and applicable guidance thereunder.

Section 3.14    Labor Relations; Employees.

(a)    Except as set forth on Section 3.14(a) of the VS Disclosure Letter, none of the VS Companies is a party to or bound by any CBA, works council agreement, or any similar Contract or any bargaining relationship with any labor union, works council, labor organization or other employee representative; no such agreement is being negotiated by any VS Company; no labor union, works council, labor organization or any other employee representative body has requested or, to the knowledge of the VS Companies, has sought to represent any of the employees of the VS Companies; and none of the employees of any of the VS Companies is represented by a labor union, works council, labor organization or employee representative with respect to their employment with any VS Company. To the knowledge of the VS Companies, there has been no labor organizing activity involving any employees of the VS Companies. In the past three (3) years, there has been no actual or, to the knowledge of the VS Companies, threatened unfair labor practice charge, material grievance, arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against or affecting the VS Companies.

(b)    The VS Companies are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment, including all Laws respecting terms and conditions of employment, employment standards, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration (including with respect to the completion of Forms I-9 and visa requirements), employment harassment, discrimination and retaliation, human rights accessibility, pay equity, COVID-19, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), affirmative action, workers’ compensation, labor relations, employee leave issues, paid time off, and unemployment insurance. There are no material Legal Proceedings pending or, to the knowledge of the VS Companies, threatened, relating to current or former employees of any VS Company.

(c)    Except as would not result in material liability for any VS Company: (i) each VS Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current and former employees and independent contractors under applicable Law, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to any VS Company and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(d)    To the knowledge of the VS Companies, all sexual harassment, or other discrimination, retaliation or policy violation allegations within the past three (3) years have been investigated and addressed in accordance

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with applicable Law. The VS Companies do not reasonably expect any material liability with respect to any such allegations.

(e)    No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages has occurred since March 1, 2020 or is currently contemplated, planned or announced, as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

Section 3.15    Taxes.

(a)    All income and other material Tax Returns required by Law to be filed by the VS Companies have been timely filed, and all such Tax Returns are true, complete and accurate in all material respects.

(b)    All income and other material Taxes due and owing by the VS Companies (whether or not reflected on any Tax Return) have been duly and timely paid in full.

(c)    The VS Companies have (i) timely withheld and remitted to the appropriate Governmental Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to Taxes.

(d)    None of the VS Companies are currently the subject of or otherwise engaged in any material Tax audit, examination, investigation or other proceeding (judicial or administrative) with a Governmental Authority, nor has any VS Company received written notice from any Governmental Authority indicating that any such Tax audit, examination, investigation, or other proceeding is forthcoming.

(e)    None of the VS Companies have received any written claimed, proposed, asserted, or threatened deficiency, assessment, or adjustment with respect to a material amount of Taxes that has not been resolved in full. None of the VS Companies have waived or extended the statute of limitations with respect to any assessment or potential assessment or collection or potential collection of a material amount of Taxes which waiver or extension is still in effect, nor is any request from any Governmental Authority for any such waiver or extension outstanding.

(f)    There are no Liens with respect to material Taxes on any of the assets of the VS Companies, other than Permitted Liens.

(g)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), private letter ruling, or technical advice memorandum concerning Taxes has been entered into, or issued by, or requested from any Governmental Authority with respect to a VS Company that would be effective after the Closing Date.

(h)    No VS Company is or has ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(i)    No VS Company has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j)    No VS Company (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), (ii) has

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any liability for the Taxes of any Person (other than a VS Company) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by operation of Law, or by Contract (other than any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or (iii) is a party to any Tax allocation, Tax sharing, Tax indemnity, or other similar Contract (other than any (x) Contract solely between or among the VS Companies and (y) any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k)    No VS Company will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by any VS Company (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(l)    No VS Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date (including as a result of any adjustment under Section 481 of the Code or any corresponding or similar provision of state, local, or non-U.S. Law), (ii) installment sale or open transaction disposition transaction made on or prior to the Closing Date, (iii) prepaid amount, advanced amount, or deferred revenue received on or prior to the Closing Date, or (iv) application of Code Section 965 (including any installment payment attributable to an election under Code 965(h)).

(m)    No VS Company is (or, at any point during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No VS Company is or, within the prior six years, has been (i) a “controlled foreign corporation” as defined in Section 957 of the Code, or (ii) a “passive foreign investment company” as defined Section 1297 of the Code.

(n)    No written claims have been made in the last six (6) years by any Governmental Authority in a jurisdiction where a VS Company does not file Tax Returns that such VS Company is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction. No VS Company has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or other taxable presence in any country other than the country in which it is organized.

(o)    Intermediate is and at all times since formation been classified as a partnership for U.S. federal (and applicable state and local) income Tax purposes and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code. Intermediate has not made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to Intermediate at any earlier date than is required by Law. Section 3.15(o) of the VS Disclosure Letter lists the U.S. federal income Tax classification of each VS Company since its respective formation.

(p)    VividSeats Canada Ltd. has not applied for, claimed, or received a refund of an amount decreed, under section 125.7 of the Income Tax Act (Canada), to be an overpayment of Tax owing under Part I of the Income Tax Act (Canada) to which it was not entitled pursuant to applicable Law.

(q)    Each VS Company has complied in all material respects with Laws relating to escheat and unclaimed property.

(r)    None of the intangible assets of the VS Companies were used by the VS Companies or a related person (as defined in Section 197(f)(9)(C) of the Code) to a VS Company in a trade or business conducted on or before August 10, 1993.

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(s)    VS PubCo was formed for the sole purpose of effecting the Merger and the other Transactions contemplated hereby and has not engaged in business activities or conducted any operations other than in connection with the Merger and the other Transactions contemplated hereby and has not had, and at all times prior to the Effective Time, will not have, any assets, liabilities or obligations other than those incident to its formation and the Merger and the other Transactions contemplated hereby.

(t)    No VS Company has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

Section 3.16    Property.

(a)    Section 3.16(a) of the VS Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property (including the date and name of the parties to each lease document). With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the leases, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in to the Leased Real Property by or to any VS Company, including all amendments and modifications thereof (collectively, the “Real Property Leases”) are in full force and effect and represent the legal, valid and binding obligations of the VS Company party thereto and, to the knowledge of the VS Companies, represent the legal, valid and binding obligations of the counterparties thereto; and (ii) (x) the VS Companies have performed in all respects all respective obligations required to be performed by them to date under the Real Property Leases to which any VS Company is a party or by which they are bound, and neither the VS Companies nor, to the knowledge of the VS Companies, any other party thereto is in breach of or default under any such Real Property Lease, (y) during the last twelve (12) months, none of the VS Companies has received any written claim or notice of termination or breach of or default under any such Real Property Lease, and (z) no event has occurred which, with the delivery of notice, the passage of time or both, individually or together with other events, would reasonably be expected to result in a breach of or a default, or would permit the acceleration of rent under any such Real Property Lease by the VS Companies or, to the knowledge of the VS Companies, any other party thereto. The Leased Real Property is in good condition and repair in all material respects, normal wear and tear excepted. The VS Companies have delivered a true and complete copy of each Real Property Lease prior to the date of this Agreement.

(b)    None of the VS Companies has any ownership in any real property.

(c)    With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the VS Companies have good title to or valid leasehold or license interests in all of the assets and personal property that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens other than Permitted Liens. Such assets and properties constitute all of the assets and personal properties which are owned, used or held for use in the conduct by the VS Companies of their businesses as they are currently conducted or contemplated to be conducted.

Section 3.17    Environmental, Health and Safety.

(a)    The VS Companies are, and for the past three (3) years have been, in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all permits required under Environmental Laws.

(b)    The VS Companies have not received in the past three (3) years any written claims, notices or other information, and there are no Legal Proceedings pending or, to knowledge of the VS Companies, threatened against any VS Company, in each case, alleging material violations of or material liability under any Environmental Law.

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(c)    None of the VS Companies have treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to material liability under Environmental Laws.

(d)    None of the VS Companies have assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person under any Environmental Laws or with respect to Hazardous Materials.

(e)    The VS Companies have made available to Horizon copies of all material environmental assessments, audits and reports relating to the current or former properties, facilities or operations of any VS Company in the possession or under the reasonable control of any VS Company.

Section 3.18    Intellectual Property; Data Privacy.

(a)    Section 3.18(a) of the VS Disclosure Letter lists all (a) patents and patent applications, (b) registered trademarks and trademark applications, (c) registered copyrights, and (d) domain name registrations, in each case that constitute Owned Intellectual Property as of the date of this Agreement (“Company Registered Intellectual Property”), in each case, listing, as may be applicable, the filing/application/registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s). Each item of the foregoing Company Registered Intellectual Property is subsisting, and has not been cancelled or abandoned. To the knowledge of the VS Companies, all Company Registered Intellectual Property is valid and enforceable. No action is pending, or to the VS Companies’ knowledge is threatened, challenging the validity, enforceability, registration, ownership or scope of any Owned Intellectual Property.

(b)    One or more of the VS Companies exclusively own all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). All former and current officers, directors, employees, consultants, agents, and independent contractors of the VS Companies who have contributed to or participated in the conception and development of material Intellectual Property for any of the VS Companies have entered into valid and binding proprietary rights agreements with the relevant VS Company vesting ownership of such Intellectual Property in such VS Company, except where such ownership of such Intellectual Property is vested in the applicable VS Company by operation of law. The VS Companies have taken commercially reasonable steps to maintain the confidentiality of all trade secrets material to their business in accordance with industry practice. To the VS Companies’ knowledge, there has been no unauthorized access, use or disclosure of any material trade secrets or other material confidential Proprietary Information of the VS Companies.

(c)     (i) The operation of the VS Companies’ business has not, since December 31, 2018, infringed, misappropriated, diluted or otherwise violated, and is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and (ii) no Person (including any current or former employee or consultant of the VS Companies) has, since December 31, 2018, infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Action is pending or, to the VS Companies’ knowledge, threatened against the VS Companies or made by the VS Companies against a third party, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property rights, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the VS Companies.

(d)    The IT Systems are sufficient in all material respects for the current operations of the VS Companies and have not materially malfunctioned or failed since December 31, 2018. The VS Companies have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems, as well as commercially reasonable data backup, system redundancy and disaster avoidance and

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recovery procedures. To the knowledge of the VS Companies, there has been, since December 31, 2018, no breach of the IT Systems resulting in the unauthorized access, use, disclosure, modification, destruction or encryption of any material Personal Data or material Proprietary Information contained therein.

(e)    None of the VS Companies have (i) incorporated any Open Source Software into, or combined Open Source Software with, any software included in the Owned Intellectual Property, or (ii) distributed Open Source Software in conjunction with any software included in the Owned Intellectual Property, in each case, in a manner which requires, as a condition of such incorporation, combination or distribution, that the Owned Intellectual Property be (x) disclosed or distributed in source code, object code or binary form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the VS Companies, no source code of any software included in the Owned Intellectual Property has been disclosed, licensed, escrowed or delivered to any Person, including an escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any software included in the Owned Intellectual Property be disclosed or delivered to any Person.

(f)    The VS Companies are, and since December 31, 2018, have been, in material compliance with all Privacy Laws and all Privacy Agreements. To the knowledge of the VS Companies, no material complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data is pending, or since December 31, 2018 has been made, against the VS Companies. To the knowledge of the VS Companies, there is no pending claim, audit or investigation against the VS Companies alleging that any processing of Personal Data by the VS Companies: (i) is in violation of any applicable Privacy Laws, or (ii) is in violation of any Privacy Agreements.

Section 3.19    Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (a) there has not been any Company Material Adverse Effect and (b) except as set forth in Section 3.19 of the VS Disclosure Letter, the VS Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business. Since the date of the most recent balance sheet included in the Financial Statements, the VS Companies and their Subsidiaries have not taken any action or omitted to take any action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Horizon in accordance with Section 5.1.

Section 3.20    Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a)    For the past three (3) years, none of the VS Companies, nor, to the knowledge of the VS Companies, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of any VS Company, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where the VS Company is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in the VS Company’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)    Each of the VS Companies, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)    To the knowledge of the VS Companies, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to any VS Company.

(d)    None of the VS Companies nor, to the knowledge of the VS Companies, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e)    To the extent applicable, the VS Companies are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or Governmental Order relating thereto and (ii) the PATRIOT Act.

Section 3.21    Insurance. Each VS Company currently maintains, and has for the past three (3) years maintained insurance required by Law or any Contract to which any of them is party or by which any of them is bound. The VS Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of the VS Companies. All such insurance policies are in full force and effect, all premiums due have been paid in full, no VS Company is in default with respect to its payment obligations under any such policies, and no notice of cancellation or termination has been received by any VS Company with respect to any such policy. No VS Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 3.22    Subscription-Related Representations.

(a)    Topco understands that the shares of Class B Common Stock are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that such shares have not been registered under the Securities Act. Topco understands that the shares of Class B Common Stock may not be resold, transferred, pledged or otherwise disposed of by Topco absent an effective registration statement under the Securities Act except (i) to the Surviving Corporation or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry account representing such shares shall contain a legend to such effect.

(b)    Topco acknowledges and agrees that Topco has received such information and has had the full opportunity to ask such questions and receive such answers concerning an investment in the shares of Class B Common Stock as Topco and Topco’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to such shares.

(c)    Topco has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Class B Common Stock, and Topco has sought such accounting, legal and tax advice as Topco has considered necessary to make an informed investment decision.

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Section 3.23    Information Supplied. None of the information supplied or to be supplied by any VS Entity or any of the VS Entities’ Subsidiaries specifically for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Horizon Stockholders or at the time of the Horizon Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the VS Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Horizon for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 3.24    Brokers’ Fees. Except as set forth on Section 3.24 of the VS Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any VS Entity, any of their Subsidiaries’ or any of their Affiliates for which Horizon, any VS Entity or any of the VS Entities’ Subsidiaries has any obligation.

Section 3.25    No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, each of the VS Entities, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the VS Entities has made its own investigation of Horizon and that neither Horizon nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Horizon in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Horizon or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to the VS Entities or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Horizon, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, each of the VS Entities understands and agrees that any assets, properties and business of Horizon and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 3.26    Indebtedness; Cash; Transaction Expenses. Section 3.26(a) of the VS Disclosure Letter lists each item of Indebtedness, including in each case, the amount and holder of such Indebtedness, of the VS Entities or their Subsidiaries that is outstanding as of April 20, 2021. Section 3.26(b) of the VS Disclosure Letter attached hereto lists the aggregate amount of cash and cash equivalents held by the VS Entities and their Subsidiaries as of the date hereof. Section 3.26(c) of the VS Disclosure Letter lists each expected payee of VS Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 3.27    No Additional Representation or Warranties. Except as provided in this Article III, neither the VS Entities nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to Horizon or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Horizon or its Affiliates. Without limiting the foregoing, the VS Entities acknowledge that the VS Entities, together with their respective advisors, have made their own investigation of Horizon and its Subsidiaries and, except as provided in Article IV, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Horizon or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Horizon and its Subsidiaries as conducted after the Closing, as contained in any materials provided by Horizon or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HORIZON

Except as set forth in (i) any Horizon SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Horizon SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.9 and Section 4.11), or (ii) in the disclosure letter delivered by Horizon to the VS Entities (the “Horizon Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article IV), Horizon represents and warrants to the VS Entities as follows:

Section 4.1    Company Organization. Horizon has been duly incorporated, organized or formed and is validly existing as a corporation and in good standing or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Horizon is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Horizon Material Adverse Effect. True and complete copies of the Governing Documents of Horizon have been made available to the VS Entities prior to the date of this Agreement.

Section 4.2    Due Authorization.

(a)    Horizon has all requisite corporate power and authority to (a) execute, deliver and perform under this Agreement and the other documents to which it is or will be a party contemplated hereby and (b) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder, subject to obtaining the Horizon Stockholder Approval. The execution, delivery and performance of this Agreement and the other documents to which it is or will be a party contemplated hereby and the consummation of the Transactions and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Horizon and (ii) determined by the Board of Directors of Horizon as advisable to Horizon and the Horizon Stockholders and recommended for approval by the Horizon Stockholders. No other company proceeding on the part of Horizon is or will be necessary to authorize this Agreement and the other documents to which it is or will be a party contemplated hereby (other than the Horizon Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which it is or will be a party contemplated hereby will be, duly and validly executed and delivered by Horizon, and this Agreement constitutes, and at or prior to the Closing, the other documents to which it is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of Horizon, enforceable against Horizon in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    Assuming that a quorum (as determined pursuant to the Horizon Governing Documents) is present, (i) the Transaction Proposal identified in clause (A) of Section 7.2(b), shall require an affirmative vote of the holders of at least two-thirds of the outstanding Horizon Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with applicable Law and the Horizon Governing Documents) at a Horizon Stockholders’ Meeting duly called by the Board of Directors of Horizon and held for such purpose, and (ii) the Transaction Proposals identified in clauses (B)—(G) of Section 7.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Horizon Common Stock (prior to the Effective Time) entitled to vote, who attend and vote thereupon (as determined in accordance with

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the Horizon Governing Documents) at a Horizon Stockholders’ Meeting duly called by the Board of Directors of Horizon and held for such purpose.

(c)    The foregoing vote is the only votes of any of Horizon’s share capital necessary in connection with entry into this Agreement by Horizon and the consummation of the Transactions, including the Closing.

(d)    At a meeting duly called and held, the Board of Directors of Horizon has unanimously approved the Transactions as a Business Combination.

Section 4.3    No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 and to receipt of the Horizon Stockholder Approval, the execution, delivery and performance by Horizon of this Agreement and the documents to which it is or will be a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of Horizon, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to Horizon or any of its Subsidiaries, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than Horizon or its Subsidiaries), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of Horizon or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Horizon Material Adverse Effect.

Section 4.4    Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the VS Entities contained in this Agreement, no Governmental Authorization is required on the part of Horizon or any of its Subsidiaries with respect to Horizon’s execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by Horizon of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (A) a Horizon Material Adverse Effect or (B) a material adverse effect on the ability of Horizon or its Subsidiaries to perform or comply with on a timely basis any material obligation of Horizon or its Subsidiaries under this Agreement or the Ancillary Agreements or to consummate the Transactions, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC, NASDAQ or the NYSE or in connection with the Plan of Merger or Merger Certificate and (iii)  the Regulatory Approvals.

Section 4.5    Capitalization of Horizon.

(a)    As of the date hereof, the authorized share capital of Horizon is 441,000.00 divided into (i) 400,000,000 shares of Horizon Class A Common Stock, of which 54,398,433 shares are issued and outstanding as of the date of this Agreement, (ii) 40,000,000 shares of Horizon Class B Common Stock, of which 13,599,608 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Horizon Securities”). The foregoing represent all of the issued and outstanding Horizon Securities. All issued and outstanding Horizon Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Horizon Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not

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subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Horizon Governing Documents or any Contract to which Horizon is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b)    At least one day prior to the Merger, Sponsor and Horizon shall consummate the Sponsor Exchange.

(c)    Subject to the terms of conditions of the relevant Warrant Agreement, the Horizon Warrants will be exercisable after giving effect to the Transactions for one share of Horizon Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 18,132,789 Horizon Common Warrants, 6,519,791 Horizon Private Placement Warrants, no Horizon $10.00 Exercise Warrants and no Horizon $15.00 Exercise Warrants are issued and outstanding. No Horizon Warrants are exercisable until thirty (30) days after the Closing. All outstanding Horizon Common Warrants and Horizon Private Placement Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Horizon, enforceable against Horizon in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Horizon Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Horizon Governing Documents or any Contract to which Horizon is a party or otherwise bound. All of the Horizon $10.00 Exercise Warrants and Horizon $15.00 Exercise Warrants will, when issued pursuant to the Exchange Agreement, (i) be duly authorized and validly issued and constitute valid and binding obligations of Horizon, enforceable against Horizon in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Horizon Governing Documents; and (iii) not be subject to, nor will they have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Horizon Governing Documents or any Contract to which Horizon is a party or otherwise bound. Except for the Horizon Governing Documents and this Agreement, there are no outstanding Contracts of Horizon to repurchase, redeem or otherwise acquire any Horizon Securities.

(d)    Except as set forth in this Section 4.5 of the Horizon Disclosure Letter, Horizon has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom stock”, warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for Horizon Securities, any other commitments, calls, conversion rights, rights of exchange of privilege (whether pre-emptive, contractual or by matter of Law), plans or other arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of Horizon the sale of treasury shares or other equity interests of Horizon or the value of which is determined by reference to the Horizon Securities, and there are no voting trusts, proxies or agreements of any kind which may obligate Horizon to issue, purchase, register for sale, redeem or otherwise acquire any Horizon Securities.

(e)    The Horizon Common Stock is duly authorized and validly issued, fully paid and non-assessable and issued in compliance with applicable Law and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the Horizon Governing Documents.

(f)    Horizon has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Horizon

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is not party to any Contract that obligates Horizon to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.6    Internal Controls; Listing; Financial Statements.

(a)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Horizon’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Horizon has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Horizon, including its consolidated Subsidiaries, if any, is made known to Horizon’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Horizon’s principal executive officer and principal financial officer to material information required to be included in Horizon’s periodic reports required under the Exchange Act. Since June 20, 2020, Horizon has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Horizon’s financial reporting and the preparation of Horizon’s financial statements for external purposes in accordance with GAAP.

(b)    Each director and executive officer of Horizon has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Horizon has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)    Except as set forth in Section 4.6(c) of the Horizon Disclosure Letter, since June 20, 2020, Horizon has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. The Horizon Class A Common Stock (prior to the Effective Time) is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. Except as set forth in Section 4.6(c) of the Horizon Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of Horizon, threatened against Horizon by the NYSE or the SEC with respect to any intention by such entity to deregister the Horizon Common Stock (prior to the Effective Time) or prohibit or terminate the listing of Horizon Common Stock (prior to the Effective Time) on the NYSE.

(d)    The Horizon SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2019, and statement of operations, cash flow and stockholders’ equity of Horizon for the year ended December 31, 2019, together with the auditor’s reports thereon (the “Horizon Financial Statements”). Except as disclosed in the Horizon SEC Filings, the Horizon Financial Statements present (i) fairly present in all material respects the financial position of Horizon, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. Each of the VS Entities acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) Horizon continues to review the Statement and its implications, including on the financial statements and other information included in the Horizon SEC Filings and (iii) any restatement, revision or other modification of the Horizon SEC Filings in connection with such review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement, including for purposes of this Section 4.6(d) and Section 4.10 below. The books and records of Horizon have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(e)    There are no outstanding loans or other extensions of credit made by Horizon to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Horizon. Horizon has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)    Neither Horizon (including any employee thereof) nor Horizon’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Horizon, (ii) any fraud, whether or not material, that involves Horizon’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Horizon or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7    No Undisclosed Liabilities. Except as set forth on Section 4.7 of the Horizon Disclosure Letter, as of the date of this Agreement, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind, against, Horizon or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of Horizon or any of its Subsidiaries prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto included in Horizon SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Horizon SEC Filings in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by Horizon of its obligations hereunder, or (e) that would not, reasonably be expected to, individually or in the aggregate, result in material liability to the Horizon Entities, taken as a whole.

Section 4.8    Litigation and Proceedings. Except as set forth on Section 4.8 of the Horizon Disclosure Letter, as of the date of this Agreement, (a) there are no pending or, to the knowledge of Horizon, threatened Legal Proceedings against or by Horizon or its properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of Horizon, threatened by any Governmental Authority, against Horizon or its properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any Horizon, nor are any properties or assets of Horizon bound by or subject to any Governmental Order, except in the case of each of clauses (a) – (c), as would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Horizon Entities, taken as a whole.

Section 4.9    Taxes.

(a)    All income and other material Tax Returns required by Law to be filed by Horizon or its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and accurate in all material respects.

(b)    All income and other material Taxes due and owing by Horizon or its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid in full.

(c)    Horizon and its Subsidiaries have (i) timely withheld and remitted to the appropriate Governmental Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes.

(d)    Neither Horizon nor any of its Subsidiaries is currently the subject of or otherwise engaged in any material Tax audit, examination, investigation, or other proceeding (judicial or administrative) with a Governmental Authority, nor has Horizon or any of its Subsidiaries received written notice from any Governmental Authority indicating that any such Tax audit, examination, investigation, or other proceeding is forthcoming.

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(e)    Neither Horizon nor any of its Subsidiaries has received any written claimed, proposed, asserted, or threatened deficiency, assessment, or adjustment with respect to a material amount of Taxes that has not been resolved in full. Neither Horizon nor any of its Subsidiaries has waived or extended the statute of limitations with respect to any assessment or potential assessment or collection or proposed collection of a material amount of Taxes which waiver or extension is still in effect, nor is any request from any Governmental Authority for any such waiver or extension outstanding. There are no Liens with respect to material Taxes on any of the assets of Horizon or its Subsidiaries, other than Permitted Liens.

(f)    Neither Horizon nor any of its Subsidiaries has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

Section 4.10    SEC Filings. Horizon has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since August 20, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Horizon SEC Filings”). Each of the Horizon SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Horizon SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Horizon SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Horizon SEC Filings. To the knowledge of Horizon, none of the Horizon SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.11    Trust Account. As of the date of this Agreement, Horizon has at least $543,984,330.00 in the Trust Account (including, if applicable, an aggregate of approximately $13,600,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 25, 2020, between Horizon and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Horizon SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Horizon holding Horizon Common Stock (prior to the Effective Time) sold in Horizon’s initial public offering who shall have elected to redeem their shares of Horizon Common Stock (prior to the Effective Time) pursuant to the Horizon Governing Documents and the underwriters of Horizon’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Horizon Share Redemptions. There are no proceedings pending or, to the knowledge of Horizon, threatened with respect to the Trust Account. Horizon has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Horizon to dissolve or liquidate pursuant to the Horizon Governing Documents shall terminate, and as of the Closing, Horizon shall have no obligation whatsoever pursuant to the Horizon Governing Documents to dissolve and liquidate the assets of Horizon by reason of the consummation of the Transactions. To Horizon’s knowledge, as of the date hereof, following the Closing, no Horizon Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Horizon Stockholder is exercising a Horizon Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the VS Entities contained

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herein and the compliance by the VS Entities with their respective obligations hereunder, Horizon has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Horizon on the Closing Date.

Section 4.12    Investment Company Act; JOBS Act. Horizon is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Horizon constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.13    Absence of Changes. Since June 20, 2020, (a) there has not been any Horizon Material Adverse Effect and (b) except as set forth in Section 4.13 of the Horizon Disclosure Letter, Horizon has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 4.14    Indebtedness; Transaction Expenses. Horizon does not have any Indebtedness. Section 4.14 of the Horizon Disclosure Letter lists each expected payee of Horizon Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 4.15    Business Activities.

(a)    Since its organization, Horizon has not conducted any business activities other than activities related to Horizon’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Horizon Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Horizon is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Horizon or any acquisition of property by Horizon or the conduct of business by Horizon as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not had, and would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Horizon to enter into and perform their obligations under this Agreement.

(b)    Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Horizon does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)    As of the date hereof and except for this Agreement and as set forth on Section 4.15(c) of the Horizon Disclosure Letter, the Ancillary Agreements and Transactions (including with respect to Horizon Transaction Expenses), Horizon is not party to any Contract with any other Person that would require payments by Horizon or any of its Subsidiaries after the date hereof in excess of $75,000 in the aggregate with respect to any individual Contract.

Section 4.16    NYSE Stock Market Quotation. Horizon Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “HZAC”. The Horizon Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “HZAC WS”. Except as set forth on Section 4.16 of the Horizon Disclosure Letter, Horizon is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Horizon, threatened against Horizon by the NYSE or the SEC with respect to any intention by such entity to deregister the Horizon Common Stock or Horizon Common Warrants or terminate the listing of Horizon Common Stock or Horizon Common Warrants on the NYSE. Neither Horizon nor any of its Affiliates has taken any action in an attempt to terminate the registration of the Horizon Common Stock or Horizon Common Warrants under the Exchange Act except as contemplated by this Agreement.

Section 4.17    Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with

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Rule 424(b) under the Securities Act and/or filed pursuant to Section 14(a) of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date of any filing pursuant to Rule 424(b) under the Securities Act and/or Section 14(a) of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Horizon Stockholders, and at the time of the Horizon Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Horizon makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the VS Entities for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.18    Takeover Statutes and Charter Provisions. The Board of Directors of Horizon has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to Horizon or any of its Subsidiaries in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Horizon or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.19    Brokers’ Fees. Except fees described on Section 4.19 of the Horizon Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Horizon or any of its Affiliates or for which the VS Entities may become liable.

Section 4.20    No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of Horizon, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Horizon has made its own investigation of the VS Entities and that neither the VS Entities nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the VS Entities in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the VS Entities or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the VS Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Horizon or its representatives) or reviewed by Horizon pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Horizon or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the VS Entities, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, Horizon understands and agrees that any assets, properties and business of the VS Entities and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.21    No Additional Representation or Warranties. Except as provided in this Article IV, neither Horizon nor any its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders,

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partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the VS Entities or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the VS Entities or their Affiliates. Without limiting the foregoing, Horizon acknowledges that Horizon, together with its advisors, has made its own investigation of the VS Entities and their respective Subsidiaries and, except as provided in Article III, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the VS Entities or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the VS Entities and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Horizon or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE V

COVENANTS OF THE VS ENTITIES

Section 5.1    Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 5.1 of the VS Disclosure Letter or (iv) as consented to by Horizon in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), each of the VS Entities shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to operate the business of the VS Entities in the ordinary course. Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (B) as required by applicable Law (including for this purpose any COVID-19 Measures), (C) as set forth on Section 5.1 of the VS Disclosure Letter or (D) as consented to by Horizon in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Intermediate and VS Pubco shall not, and the VS Entities shall cause their Subsidiaries not to:

(a)    change or amend the Governing Documents of any VS Company in any material respect, except as otherwise required by Law;

(b)    make or declare any dividend or distribution to the stockholders or members, as applicable, of any VS Company or make any other distributions in respect of any of the VS Companies’ capital stock or equity interests, except for (i) Tax Distributions (as defined in the Current LLCA) permitted to be made under the Current LLCA but not in excess of $10,000,000, and (ii) dividends and distributions by a VS Company to another VS Company;

(c)    split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the VS Companies’ capital stock or equity interests, except for any such transaction by a VS Company that remains a VS Company after consummation of such transaction;

(d)    purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the VS Companies, except for (i) the acquisition by the VS Companies of any shares of capital stock, membership interests or other equity interests of the VS Companies (other than Intermediate) in connection with the forfeiture or cancellation of such interests and (ii) transactions between a VS Company and another VS Company;

(e)    sell, assign, transfer, convey, lease, license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the VS Companies except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the VS Companies;

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(f)    acquire any ownership interest in any real property;

(g)    make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other Person;

(h)    (i) make or change any material method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election that is inconsistent with past practices (except as required by the Code or applicable law) if such Tax election is reasonably expected to materially increase any Tax liability of the VS Companies or any direct or indirect owner of Intermediate in a post-Closing Tax period, (iii) enter into any closing agreement relating to material Taxes (iv) settle, concede, compromise or abandon any material Tax claim or assessment, (v) surrender any right to claim a material refund of Taxes (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or (vii) file any amended income or other material Tax Return, except as required by applicable Law;

(i)    (i) issue any additional VS Company interests or securities exercisable for or convertible into VS Company interests or (ii) grant any options, warrants or other equity-based awards that relate to the equity of any VS Company, in each case other than in the ordinary course of business or issuances to any other VS Company;

(j)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its Subsidiaries’ equity interests or other reorganization of the VS Companies;

(k)    commence, waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (A) in an amount less than $1,000,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (B) that imposed any material non-monetary obligation on Horizon;

(l)    make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $500,000, except for such capital expenditures included in the 2021 budget of the VS Companies previously made available to Horizon;

(m)    incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any VS Company or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practices and in an aggregate principal amount not to exceed $5,000,000;

(n)    (i) adopt, establish, enter into, terminate, modify or amend any Company Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, other than as required by applicable Law, (ii) other than as such actions may be taken pursuant to the terms of any Company Benefit Plan, accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, or (iii) recognize any union or employee representative body for purposes of collective bargaining or negotiate or enter into any CBA, works council agreement or other similar Contract or understanding with any union, works council or other labor organization other than as required by applicable Law;

(o)    (i) pay, announce, promise or grant any increase in the compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any VS Company, other than increases in compensation of employees in the ordinary course consistent with past practice or otherwise pursuant to any existing agreement as of the date of this Agreement, or (ii) enter into any new employment agreement with any Person, or amend the annual base salary of any existing employment agreement with any current or former director, officer, employee or other individual service provider, whose annual base salary would exceed, or exceeded, $300,000;

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(p)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, infectious disease emergency leave, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to trigger notice or other requirements under the WARN Act;

(q)    terminate (other than for “cause”) any director, officer, employee or other service provider of any VS Company whose annual base salary exceeds, or would exceed, $300,000;

(r)    enter into any Related Party Transaction;

(s)    change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP; or

(t)    enter into any Contract to do any action prohibited under this Section 5.1.

Section 5.2    Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the VS Entities, any VS Entity or any of the VS Entities’ Subsidiaries by third parties that may be in the VS Entities’ or any of their Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, the VS Entities shall, and shall cause their Subsidiaries to, afford to Horizon and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the VS Entities and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the VS Entities and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the VS Entities and their Subsidiaries that are in the possession of the VS Entities or their Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the VS Entities or their Subsidiaries without the prior written consent of Topco. All information obtained by Horizon and its representatives shall be subject to the Confidentiality Agreement.

Section 5.3    Preparation and Delivery of Quarterly Financial Statements.

(a)    As soon as reasonably practicable following May 14, 2021, Topco shall deliver to Horizon the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of Topco (or to the extent available, Intermediate) and its Subsidiaries as of and for the three-month period ended March 31, 2021, presented in a similar format and fashion as the Audited Financial Statements (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q1 Financial Statements”); provided that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 3.8 shall be deemed to apply to the Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)    If the Closing has not occurred prior to August 12, 2021, as soon as reasonably practicable following August 12, 2021, Topco shall deliver to Horizon the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of Topco (or, to the extent available, Intermediate) and its Subsidiaries as of and for the three- and six-month period ended June 30, 2021 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q2 Financial Statements”); provided that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 3.8 shall be deemed to apply to the Q2 Financial Statements with the same force and effect as if made as of the date of this Agreement.

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(c)    If the Closing has not occurred prior to November 12, 2021, as soon as reasonably practicable following November 12, 2021, Topco shall deliver to Horizon the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of Topco (or to the extent available, Intermediate) and its Subsidiaries as of and for the three- and nine-month period ended September 30, 2021 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”); provided that upon delivery of such Q3 Financial Statements, the representation and warranties set forth in Section 3.8 shall be deemed to apply to the Q3 Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 5.4    Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the VS Entities and their Subsidiaries shall not, and the VS Entities shall instruct and use their respective reasonable best efforts to cause their respective representatives not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any VS Entity or any of the VS Entities’ Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any VS Entity or any of the VS Entities’ Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state with respect to an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the VS Entities and their Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions taken in connection with (1) the Pre-Closing Restructuring and (2) the arrangement of financing in order to facilitate the consummation of the Transactions or for the financing of the Surviving Corporation and/or the VS Companies following the Closing.

Section 5.5    Support of Transaction. Without limiting any covenant contained in Article V or Article VII, the VS Entities shall, and shall cause their respective Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the VS Entities or their respective Subsidiaries or Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 5.6    Confidentiality. All non-public information of Horizon provided to the VS Entities pursuant to this Agreement shall be treated as confidential pursuant to the terms of this Section 5.6. Except as otherwise provided herein, the VS Entities shall, and shall cause each of their respective Subsidiaries to, hold in confidence, and the VS Entities shall not, and shall cause any of their respective Subsidiaries to not, disclose any non-public information of Horizon provided hereunder, including exercising the same degree of care as the VS Entities exercise with their own confidential or proprietary information of a similar nature. The VS Entities and their respective Subsidiaries acknowledge and agree that some of the information provided to the VS Entities and their respective Subsidiaries pursuant to this Section 5.6 may be considered “material non-public information” for purposes of securities Laws, and the VS Entities shall, and shall cause their respective Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding Horizon. The VS Entities shall, and shall cause their respective Subsidiaries to, only use any such non-public information for purposes of consummating the transactions contemplated by this Agreement. The VS Entities shall not, and shall cause their respective Subsidiaries to not, disclose any portion of such non-public information to any person other than its or their and their respective Affiliates’ managers, members, stockholders, officers, directors, partners, employees, legal counsel, accountants, advisors, agents and consultants (collectively, “Representatives”) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement. The VS Entities and their respective Subsidiaries shall be responsible for any breach of this Section 5.6 by any of its Representatives, and agrees, at its sole expense, to

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take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of such non-public information. Notwithstanding anything contained herein to the contrary, this Section 5.6 shall not (i) prohibit the VS Entities and their respective Subsidiaries from disclosing any such non-public information (x) to the extent required in order for the VS Entities and their respective Subsidiaries to comply with applicable Law, provided that the VS Entities and their respective Subsidiaries, to the extent permitted by applicable Law, provides prior written notice of such required disclosure to Horizon and uses commercially reasonable efforts to avoid or minimize the extent of such disclosure, at Horizon’s sole expense or (y) if such non-public information becomes generally available to the public other than as a result of disclosure by the VS Entities or their respective Subsidiaries or their respective Representatives in breach of this or (ii) prohibit or limit the VS Entities, their respective Subsidiaries and their Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the VS Entities’ and their respective Subsidiaries’ investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public information of Horizon provided to the VS Entities and their respective Subsidiaries pursuant to this Agreement may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Authority with jurisdiction over the VS Entities, their respective Subsidiaries or their Representatives and not directed at Horizon or the transactions contemplated by this Agreement; provided that the VS Entities, their respective Subsidiaries or their Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and request they keep such information confidential in accordance with such Governmental Authority’s policies and procedures.

Section 5.7    Post-Closing Directors and Officers of the Surviving Corporation. Subject to the terms of the Surviving Corporation Governing Documents, VS PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)    the Board of Directors of the Surviving Corporation shall consist of nine (9) directors, (i) one (1) of which shall be the chief executive officer of the Surviving Corporation, (ii) five (5) of which shall be designated by Topco, one (1) of which shall qualify as an “independent director” under stock exchange regulations applicable to the Surviving Corporation (the “VS Designated Directors”) and (iii) three (3) of which shall be designated by the Sponsor, two (2) of which shall qualify as “independent directors” under stock exchange regulations applicable to the Surviving Corporation;

(b)    the Chairperson of the Board of Directors of the Surviving Corporation shall be designated by Topco and shall serve in such capacity in accordance with the terms of the Surviving Corporation Governing Documents following the Closing; and

(c)    the initial officers of the Surviving Corporation shall be as set forth on Section 5.7(c) of the VS Disclosure Letter, who shall serve in such capacity in accordance with the terms of the Surviving Corporation Governing Documents following the Closing.

Section 5.8    Indemnification and Insurance.

(a)    From and after the Closing, the Surviving Corporation agrees that it shall indemnify and hold harmless each present and former director and officer of (x) any VS Company (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the VS Companies being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Horizon and each of its Subsidiaries (the “Horizon Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the VS Companies, Horizon or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law

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and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation and the VS Companies shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Horizon’s, its Subsidiaries’ and the VS Companies’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the VS Companies, Horizon or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Corporation shall assume, and be liable for, and shall cause the VS Companies to honor, each of the covenants in this Section 5.8.

(b)    For a period of six years from the Closing, the Surviving Corporation shall cause the VS Companies to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Horizon’s, the VS Companies’ or their Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to Horizon or Topco, as applicable, prior to the date of this Agreement or their agents or representatives, respectively) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Horizon or the VS Companies, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) the Surviving Corporation or the VS Companies may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the VS Companies and the Surviving Corporation shall maintain (and cause their Subsidiaries to maintain) such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.8 shall be continued in respect of such claim until the final disposition thereof.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 5.8 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Corporation and the VS Companies and all successors and assigns of the Surviving Corporation and the VS Companies. In the event that the Surviving Corporation or any of the VS Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation and the VS Companies shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Corporation or any of the VS Companies, as the case may be, shall succeed to the obligations set forth in this Section 5.8.

(d)    The provisions of this Section 5.8(a)-(d): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation and the VS Companies and their successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall

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survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(e)    On the Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to Topco and Horizon with the post-Closing directors and officers of the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

Section 5.9    Surviving Corporation Organizational Documents. Immediately prior to the Effective Time, VS PubCo shall amend and restate its (a) certificate of incorporation so as to read in its entirety in the form set forth in Exhibit A (the “Surviving Corporation Charter”) and (b) bylaws so as to read in its entirety in the form set forth in Exhibit B (the “Surviving Corporation Bylaws”, together with the Surviving Corporation Charter, the “Surviving Corporation Governing Documents”).

ARTICLE VI

COVENANTS OF HORIZON

Section 6.1    Trust Account Proceeds and Related Available Equity.

(a)    If the amount of cash available in the Trust Account (the “Available Horizon Cash”) after (i) deducting the amount required to satisfy the Horizon Share Redemption Amount and (ii) including the PIPE Subscriptions is reasonably expected to be less than Three Hundred Eighty Million Dollars ($380,000,000) (which amount, for the avoidance of doubt, is determined before and without regard to the payment of Horizon Transaction Expenses or VS Transaction Expenses) as of the Closing (such amount, as calculated in accordance with the foregoing, the “Minimum Available Horizon Cash Amount”), then Sponsor and its Affiliates shall be entitled, with the prior written consent of Topco (not to be unreasonably conditioned, withheld or delayed), to arrange for the purchase by third Persons of additional shares of Horizon Common Stock at a price per share of $10.00 in an aggregate amount such that the Available Horizon Cash is, at or immediately prior to the Closing, equal to at least the Minimum Available Horizon Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Horizon Cash, including for purposes of Section 8.3(b). Horizon shall reasonably cooperate with and shall take all actions reasonably required to effect the foregoing, including, without limitation, by issuing additional shares of Horizon Common Stock.

(b)    Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Horizon shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Horizon (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Horizon Stockholders pursuant to the Horizon Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Horizon for immediate use, subject to this Agreement and the Trust Agreement and (ii)  thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2     NYSE Listing. From the date hereof through the Closing, Horizon shall ensure that Horizon remains listed as a public company on the NYSE. Prior to the Closing, VS PubCo shall prepare, in consultation with Horizon, and submit to the NYSE a listing application covering the Class A Common Stock issuable in the Merger and the PIPE Subscriptions, and shall obtain approval for the listing of such Class A Common Stock and the parties shall reasonably cooperate with respect to such listing. VS PubCo shall use reasonable best efforts, in consultation with Horizon, to cause the shares of Class A Common Stock into which the Intermediate Common Units held by Topco are redeemable under the Second A&R LLCA, and will use reasonable best efforts to cause the Surviving Corporation Common Warrants, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

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Section 6.3    No Solicitation by Horizon. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, Horizon shall not, and shall cause its Subsidiaries not to, and Horizon shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with Topco, its Subsidiaries and their respective representatives. From and after the date hereof, Horizon shall, and shall instruct its officers and directors to, and Horizon shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than Topco, its Subsidiaries and their respective representatives).

Section 6.4    Horizon Conduct of Business. During the Interim Period, Horizon shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, as required by applicable Law (including for this purpose any COVID-19 Measures) or as consented to by Topco in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by Topco in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Horizon shall not, and Horizon shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(a)    seek any approval from the Horizon Stockholders to change, modify or amend the Trust Agreement or the Horizon Governing Documents, except as contemplated by the Transaction Proposals;

(b)    (i) make or declare any dividend or distribution to the stockholders of Horizon or make any other distributions in respect of any of Horizon’s or any of its Subsidiary’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Horizon’s or any of its Subsidiary’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Horizon or any of its Subsidiaries, other than a redemption of Horizon Common Stock (prior to the Effective Time) made as part of the Horizon Share Redemptions;

(c)    (i) make or change any material method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election that is inconsistent with past practices (except as required by the Code or applicable law), (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any material Tax claim or assessment (v) surrender any right to claim a material refund of Taxes, or (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or (vii) file any amended income or other material Tax Return except as required by applicable Law;

(d)    other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Horizon or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)    incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Horizon or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate principal amount not to exceed $1,000,000;

(f)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 6.4(e)

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and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by this Agreement;

(g)    (i) issue any Horizon Common Stock or securities exercisable for or convertible into Horizon Common Stock, other than the issuance of the Horizon Common Stock pursuant to this Agreement, (ii) grant any options, warrants or other equity-based awards with respect to Horizon Common Stock not outstanding on the date hereof or (iii) amend, modify or waive any of the material terms or rights set forth in any Horizon Common Warrant or Horizon Private Placement Warrant or the 2020 Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h)    change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(i)    acquire any ownership interest in any real property;

(j)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(k)    except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise any Contract; or

(l)    enter into any Contract to do any action prohibited under this Section 6.4.

Section 6.5    Horizon Public Filings. From the date hereof through the Closing, Horizon will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.6    PIPE Subscriptions. Unless otherwise approved in writing by Topco, Horizon shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. Subject to the immediately preceding sentence, Horizon shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements in all material respects on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Horizon the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms. In the event that any PIPE Investor terminates, attempts to terminate or provides written notice to Horizon of its intent to terminate such PIPE Investor’s obligations under its PIPE Subscription Agreement, then, notwithstanding, but subject to, the foregoing, Horizon shall be entitled to arrange for the purchase by third Persons of shares of Class A Common Stock in connection with the PIPE Subscriptions on the same terms and conditions as the other PIPE Investors have agreed pursuant to their respective PIPE Subscription Agreements; provided that such third Persons shall be reasonably acceptable to Topco as confirmed in writing by Topco prior to Horizon’s entry into a PIPE Subscription Agreement with such third Persons.

Section 6.7    Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Horizon shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Horizon or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

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Section 6.8    Treatment of Warrants. Horizon shall use commercially reasonable efforts to revise the terms of the Horizon Warrants such that the Horizon Warrants are treated as equity under the rules and guidelines of the SEC at and after the Closing, including using commercially reasonable efforts to obtain any shareholder or warrantholder approvals if necessary to accomplish the foregoing. For the avoidance of doubt, the Sponsor shall support Horizon in taking the foregoing actions, including voting its Horizon Common Stock and Horizon Warrants in favor of any such changes if such a vote is required.

ARTICLE VII

JOINT COVENANTS

Section 7.1    Regulatory Approvals; Other Filings.

(a)    Horizon shall cooperate in good faith with the VS Entities and any Governmental Authority and undertake (and not waive its rights under the PIPE Subscription Agreement with respect to the PIPE Investors’ obligations with respect to Regulatory Approvals) promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to (x) consummate the Transactions as contemplated hereby and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(b)    With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, Horizon shall (and, to the extent required, shall not waive its rights under the PIPE Subscription Agreement with respect to the PIPE Investors’ obligations with respect to Regulatory Approvals) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the VS Entities shall promptly furnish to Horizon, and Horizon shall promptly furnish to the VS Entities, copies of any notices or substantive written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties. To the extent not prohibited by Law, the VS Entities agree to provide Horizon and its counsel, and Horizon agrees to provide the VS Entities and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the VS Entities and Horizon agree to make all filings under Antitrust Laws (if any) as soon as practicable after execution of this Agreement, and to provide all information reasonably required of such Person and to reasonably cooperate with each other in connection with the Regulatory Approvals. To the extent applicable, the Parties shall request early termination of the applicable waiting period under any Antitrust Law.

(c)    Without limiting the generality of the forgoing, Horizon shall use reasonable best efforts to take any and all actions necessary to consummate the Transactions in accordance with the terms hereof.

(d)    Subject to Section 8.2, the VS Entities, on the one hand, and Horizon, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

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Section 7.2    Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a)    Proxy Statement/Registration Statement and Prospectus.

(i)    As promptly as practicable after the execution of this Agreement, (x) Horizon and the VS Entities shall jointly prepare and Horizon shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed by Horizon with the SEC as part of the registration statement (the “Registration Statement”) and sent to the Horizon Stockholders relating to the Horizon Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Horizon and the VS Entities shall jointly prepare and VS PubCo shall file with the SEC the Registration Statement, in which the Proxy Statement will be included (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Surviving Corporation Common Stock and Surviving Corporation Common Warrants to be issued in exchange for the issued and outstanding Horizon Common Stock and Horizon Common Warrants. Each of Horizon and the VS Entities shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated thereby, and to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each of Horizon and the VS Entities agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Horizon, the VS Entities or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Transactions (the “Solicitation Documents”). Horizon will cause the Proxy Statement/Registration Statement to be mailed to the Horizon Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)    To the extent not prohibited by Law, each of Horizon and the VS Entities will advise the other parties, as promptly as practicable after such party receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Surviving Corporation Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, each of Horizon and the VS Entities and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Solicitation Document each time before any such document is filed with the SEC by Horizon or VS PubCo, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. To the extent not prohibited by Law, each of Horizon and the VS Entities shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(iii)    Each of Horizon and the VS Entities shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the

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time the Registration Statement is filed with the SEC, at each time it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (B) the Proxy Statement will, at the date it is first mailed to the Horizon Stockholders and at the time of the Horizon Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)    If at any time prior to the Closing any information relating to Horizon, the VS Entities or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by Horizon or the VS Entities, which is required to be set forth in an amendment or supplement to the Proxy Statement/Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Horizon Stockholders.

(b)    Horizon Stockholder Approval. Horizon shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to holders of Horizon Common Stock in compliance with applicable Law, (ii) duly (1) establish a record date for, (2) call and give notice of and (3) convene and hold a meeting of its members (the “Horizon Stockholders’ Meeting”) in accordance with the Horizon Governing Documents and applicable NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Horizon Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its members with the opportunity to elect to effect an Horizon Share Redemption. Horizon shall, through its Board of Directors, recommend to its members (A) the approval by special resolution of the Plan of Merger and the authorization of the Merger and the transactions contemplated thereby, (B) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (C) the approval of the issuance of shares of Surviving Corporation Common Stock by the Surviving Corporation in connection with the Transactions pursuant to applicable NYSE Listing Rules, (D) the approval of the issuance of more than one percent (1%) of the Surviving Corporation’s outstanding common stock to a “related party” pursuant to applicable NYSE Listing Rules, (E) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (F) the adoption and approval of any other proposals as reasonably agreed by Horizon and the VS Entities to be necessary or appropriate in connection with the Transactions and (G) the adjournment of the Horizon Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Horizon shall not withdraw, amend, qualify or modify its recommendation to the members of Horizon that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the members of Horizon in Section 7.2(c), a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Horizon’s obligations to establish a record date for, duly call, give notice of, convene and hold the Horizon Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Horizon agrees to establish a record date for, duly call, give notice of, convene and hold the Horizon Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) Horizon agrees that if the Horizon Stockholder Approval shall not have been obtained at any such Horizon Stockholders’ Meeting, then Horizon shall promptly continue to take all such necessary actions, including the actions required by this Section 7.2(b), and hold additional Horizon Stockholders’ Meetings in order to obtain the Horizon Stockholder Approval. Horizon may only adjourn the Horizon Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Horizon

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Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Horizon has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by members of Horizon prior to the Horizon Stockholders’ Meeting; provided, that the Horizon Stockholders’ Meeting (x) may not be adjourned to a date that is more than 20 days after the date for which the Horizon Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Agreement End Date.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Horizon Board of Directors may, at any time prior to, but not after, obtaining the Horizon Stockholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Board of Directors of Horizon determines in good faith that the failure to take such action would be a breach of the fiduciary duties of the Board of Directors of Horizon to the members of Horizon under applicable Law, provided, that: (A) the VS Entities shall have received written notice from Horizon of Horizon’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by Horizon (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making an Intervening Event Change in Recommendation, if requested by the VS Entities, Horizon and its representatives shall have negotiated in good faith with the VS Entities and their representatives regarding any revisions or adjustments proposed by the VS Entities to the terms and conditions of this Agreement as would enable Horizon to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) Horizon may make an Intervening Event Change in Recommendation only if the Board of Directors of Horizon, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the VS Entities shall have, prior to the expiration of the 5-Business Day period, offered in writing in a manner that would form a binding contract if accepted by Horizon, continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Horizon Stockholders under applicable Law. An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known to Horizon or its Board of Directors as of the date of this Agreement (or if known, the consequences of which were not known) and (ii) does not relate to any Business Combination Proposal; provided, however, that (1) any change in the price or trading volume of Horizon Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of the VS Companies constitute an Intervening Event unless such event, fact, circumstance or development constitutes a Company Material Adverse Effect; and (3) the VS Companies meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of Horizon and/or Horizon’s Board of Directors to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled during such period, and in the event of filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, Horizon shall be permitted to adjourn such meeting and amend such filing as necessary to provide sufficient time for the Horizon Stockholders to consider any revised recommendation.

(d)    Horizon agrees that it shall provide the holders of Horizon Common Stock the opportunity to elect redemption of such shares of Horizon Common Stock in connection with the Horizon Stockholders’ Meeting as required by the Horizon Governing Documents.

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Section 7.3    Tax Matters.

(a)    Preparation of Tax Returns.

(i)    Intermediate shall, or at the option of Topco, Topco shall, at the cost and expense of the VS Companies, prepare and file, or cause to be prepared and filed, all Flow-Thru Tax Returns of the VS Companies that solely relate to any tax periods ending on or prior to the Closing Date and that are filed after the Closing Date (“Pre-Closing Flow-Thru Tax Returns”). Any such Pre-Closing Flow-Thru Tax Returns shall be prepared in a manner consistent with the past practices of the VS Companies, except as required by applicable Law or set forth herein. Unless Topco elects to prepare any such Pre-Closing Flow-Thru Tax Returns, at least twenty (20) days prior to the filing of any such Pre-Closing Flow-Thru Tax Return, a draft copy of such Pre-Closing Flow-Thru Tax Return shall be delivered to Topco for its review and approval. If Topco elects to prepare any such Pre-Closing Flow-Thru Tax Returns, at least twenty (20) days prior to the filing of any such Pre-Closing Flow-Thru Tax Return, Topco shall deliver a draft of such Pre-Closing Flow-Thru Tax Return to VS PubCo and consider in good faith any reasonable comments provided by VS PubCo.

(ii)    Intermediate shall prepare and file, or cause to be prepared and filed, all Flow-Thru Tax Returns of the VS Companies for Straddle Periods (“Straddle Period Flow-Thru Tax Returns”). Any such Straddle Period Flow-Thru Tax Returns shall be prepared in a manner consistent with the past practices of the VS Companies, except as required by applicable Law or set forth herein. At least twenty (20) days prior to the filing of any such Straddle Period Flow-Thru Tax Return, a draft copy of such Straddle Period Flow-Thru Tax Return shall be delivered to Topco for its review and comment, and Intermediate shall incorporate any reasonable comments provided by Topco prior to the filing of such Straddle Period Flow-Thru Tax Return.

(iii)    Intermediate shall take all actions necessary or advisable to ensure that Intermediate (and, to the extent provided for in the Tax Receivable Agreement, any of its Subsidiaries that is treated as a partnership for applicable Tax purposes) will have made a valid election pursuant to Section 754 of the Code (and elections available under similar provisions of state or local Law) that is effective for the taxable period that includes the Closing Date. Determinations with respect to the allocation of taxable items of any VS Company that are to be made as a result of the transfer of interests in Intermediate made in connection with the Transactions shall be made under Section 706 of the Code utilizing the “interim closing method” described in Treasury Regulation 1.706-4 under the monthly convention. All deductions triggered in connection with the Transactions shall be reported on income Tax Returns of the VS Companies as attributable to Pre-Closing Tax Periods to the extent there is a reasonable basis for such position under applicable law.

(iv)    Unless otherwise required by applicable Law, with respect to any such matter that could reasonably be expected to result in any Tax liability for which Topco, Intermediate or any of their beneficial owners could be responsible, without the prior written consent of Topco (not to be unreasonably withheld, conditioned, or delayed), VS PubCo shall not, and shall not permit any of its Affiliates to file (other than in accordance with Section 7.3(a)(i)), re-file, or amend any Flow-Thru Tax Return of the VS Companies with respect to any taxable period beginning prior to the Closing Date, or make any Tax election that would have retroactive effect with respect to any taxable period beginning prior to the Closing Date. With respect to any taxable period that includes or begins after the Closing Date, VS PubCo agrees (i) that it will not take (and that it will cause its Affiliates not to take) any position with respect to any Tax Return, refund claim, or other document filed with any Tax authority, in any Tax information statement delivered to its stockholders, or in connection with an audit of VS PubCo’s Tax Returns; and (ii) that it will not make any other written filing, disclosure, or communication to or with any other Person (any action described in clauses (i) and (ii), a “VS PubCo Tax Position”) that is inconsistent with (or reasonably could be expected to provide a basis for taking a position inconsistent with) the positions taken by any VS Company (or any Subsidiary of a VS Company) on income Tax Returns or Schedules K-1 or with respect to Tax Matters, in each case, filed

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by the VS Companies or disclosed to VS PubCo (any such position taken by any VS Company or any Subsidiary of a VS Company, an “Applicable Tax Position”) or reasonably could be expected to suggest that the Tax Return positions reflected in any Applicable Tax Position is or may be incorrect, unless VS PubCo gives prior written notice to Topco and the VS Companies of any such VS PubCo Tax Position, considers the Applicable Tax Position in good faith, and discusses any such VS PubCo Tax Position (including the basis for such VS PubCo Tax Position) in good faith with Topco and the VS Companies.

(v)    The parties acknowledge and agree that the Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal (and applicable state and local) income Tax purposes, and each party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify and file all Tax Returns consistent with, and take no position inconsistent with, such treatment, except as otherwise required by applicable Law or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(vi)    To the extent any opinion relating to Tax matters with respect to Horizon (or its pre-Closing shareholders) is requested by the SEC in connection with the Proxy Statement/Registration Statement, the parties hereby acknowledge and agree that legal counsel to Horizon shall deliver any such opinion (and, for the avoidance of doubt, legal counsel to the VS Companies shall not be obligated to deliver any such opinion). In furtherance of the foregoing, each party shall, and shall cause its respective Affiliates, to (i) cooperate in order to facilitate the issuance of any such opinion and (ii) deliver to Kirkland & Ellis LLP (or other applicable legal counsel to Horizon), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.

(b)    Tax Contest Matters. With respect to any Tax audit, examination, proceeding, claimed deficiency or other similar matter relating to the VS Companies that pertains to Flow-Thru Tax Returns with respect to Pre-Closing Tax Periods (a “Tax Matter”), if directed by VS PubCo in its sole discretion, with respect to any Tax liability arising out of a Tax Matter, the VS Companies shall make the election provided for in Section 6226(a) of the Code (or any similar or corresponding election for state or local Tax purposes) with respect to such liability, subject to compliance with the applicable provisions of the Second A&R LLCA. Each of the parties shall reasonably cooperate, at the expense of VS PubCo, in connection with VS PubCo’s decision to cause any VS Company to make any such election.

(c)    Allocation Matters. For purposes of determining the U.S. federal (and applicable state and local) income Tax consequences of the Transactions, the parties agree to use any reasonable allocation of values among the assets of the VS Companies that is selected by Topco and VS PubCo together in good faith. The parties agree to (and to cause their Affiliates to) file all of their Tax Returns consistent with any such allocation of values selected by Topco and VS PubCo together in good faith, except as otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.

(d)    Cooperation. Horizon, the Surviving Corporation, and the VS Entities shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in connection with the preparation and filing of Tax Returns and any audit, examination, or other Legal Proceeding regarding Taxes with respect to any Pre-Closing Tax Period of the VS Companies. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or any such audit, examination, or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the filing of Tax Returns or the control of any Legal Proceedings relating to Taxes.

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(e)    Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred by Horizon, the Surviving Corporation, and the VS Companies in connection with this Agreement shall be borne by Intermediate.

Section 7.4    Section 16 Matters. Prior to the Closing, each of the VS Entities and Horizon shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the equity interests of Horizon or the VS Company Interests or acquisitions of Surviving Corporation Common Stock or Surviving Corporation Common Warrants (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.5    Incentive Equity Plan. Prior to the Closing Date, VS PubCo and Topco, as sole shareholder of VS PubCo prior to the Effective Time, shall approve and adopt (i) the Vivid Seats Inc. 2021 Omnibus Incentive Plan in substantially the form attached hereto as Exhibit G (the “Incentive Equity Plan”) and (ii) the Vivid Seats Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) in substantially the form attached hereto as Exhibit H. Subject to applicable Law, as promptly as reasonably practicable following the Closing Date (and, in any event, within ten (10) Business Days following the Closing Date), the Surviving Corporation shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Class A Common Stock (following the Effective Time) issuable under the Incentive Equity Plan and the ESPP, and the Surviving Corporation shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1    Conditions to Obligations of Horizon and the VS Entities. The obligations of Horizon and the VS Entities to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)    The Horizon Stockholder Approval shall have been obtained;

(b)    All approvals or consents, and all waiting or other periods, or extensions thereof, under the Laws set forth and described on Section 8.1(a) of the VS Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable; and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the transaction contemplated hereby under any Antitrust Laws shall have expired or been terminated;

(c)    No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Transactions;

(d)    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e)    The Pre-Closing Restructuring shall have been consummated prior to the Closing in all material respects in accordance with the Pre-Closing Restructuring Plan; and

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(f)    The Class A Common Stock shall have been approved for listing on the NYSE and such approval shall not be subject to any conditions or any plan of compliance to which the Surviving Corporation would be subject after the Closing.

Section 8.2    Conditions to Obligations of Horizon. The obligations of Horizon to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Horizon:

(a)    The representations and warranties contained in Section 3.1 (Company Organization), Section 3.3 (Due Authorization), Section 3.19(a) (Absence of Changes) and Section 3.24 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 3.6 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of the VS Entities contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, that for purposes of this Section 8.2(a), no Event that is contemplated by the Pre-Closing Restructuring Plan shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(b)    Each of the covenants of the VS Entities to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c)    There shall not have occurred any Company Material Adverse Effect.

Section 8.3    Conditions to the Obligations of the VS Entities. The obligation of the VS Entities to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the VS Entities:

(a)    The representations and warranties contained in Section 4.1 (Company Organization), Section 4.2 (Due Authorization), Section 4.11 (Trust Account), Section 4.13 (Absence of Changes) and Section 4.19 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 4.5 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of Horizon contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Horizon Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, an Horizon Material Adverse Effect;

(b)    Each of the covenants of Horizon to be performed as of or prior to the Closing shall have been performed in all material respects; and

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(c)    The Available Horizon Cash shall be no less than the Minimum Available Horizon Cash Amount immediately prior to the Closing after deducting the amount required to satisfy the Horizon Share Redemption Amount (and for the avoidance of doubt, excluding the Horizon Transaction Expenses and VS Transaction Expenses).

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1    Termination. This Agreement may be terminated and the Transactions abandoned:

(a)    by mutual written consent of Topco and Horizon;

(b)    by written notice from Topco or Horizon to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)    by written notice from Topco to Horizon if the Horizon Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Horizon Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)    by written notice from Topco to Horizon after there has been a Modification in Recommendation;

(e)    prior to the Closing, by written notice to Topco from Horizon if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the VS Entities set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the VS Entities through the exercise of their respective reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Topco of notice from Horizon of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before October 21, 2021 (the “Agreement End Date”), unless Horizon is then in material breach hereof; or

(f)    prior to the Closing, by written notice to Horizon from Topco if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Horizon set forth in this Agreement, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing (a “Terminating Horizon Breach”), except that, if any such Terminating Horizon Breach is curable by Horizon through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Horizon of notice from Topco of such breach (the “Horizon Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Horizon Breach is not cured within the Horizon Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless any of the VS Entities is then in material breach hereof.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the VS Entities or Horizon, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the Confidentiality Agreement shall survive any termination of this Agreement.

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ARTICLE X

MISCELLANEOUS

Section 10.1    Trust Account Waiver. Each of the VS Entities acknowledges that Horizon is a blank check company with the powers and privileges to effect a Business Combination. Each of the VS Entities further acknowledges that, as described in the prospectus dated August 20, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Horizon assets consist of the cash proceeds of Horizon’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Horizon, certain of its public stockholders and the underwriters of Horizon’s initial public offering (the “Trust Account”). Each of the VS Entities acknowledges that it has been advised by Horizon that, except with respect to interest earned on the funds held in the Trust Account that may be released to Horizon to pay its Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Horizon completes the transaction which constitutes a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Horizon fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Horizon in limited amounts to permit Horizon to pay the costs and expenses of its liquidation and dissolution, and then to Horizon’s public stockholders; and (iii) if Horizon holds a stockholder vote to amend Horizon’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Horizon Common Stock (prior to the Effective Time) if Horizon fails to complete a Business Combination within the allotted time period, then for the redemption of any Horizon Common Stock (prior to the Effective Time) properly tendered in connection with such vote. For and in consideration of Horizon entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the VS Entities, on behalf of themselves and their respective Affiliates, hereby agree that they do not now have and shall not at any time hereafter have, and irrevocably waive any right, title, interest or claim of any kind they or any of their respective Affiliates have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations, Contracts or agreements with Horizon or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the VS Entities agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Horizon to induce Horizon to enter in this Agreement, and each of the VS Entities further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit Topco and the VS Companies’ right to pursue a claim against Horizon for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to Horizon’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Horizon to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Horizon Share Redemptions) to Topco in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Horizon’s ability to fulfill its obligation to effectuate the Horizon Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that Topco or any of the VS Companies may have in the future against Horizon’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to Horizon’s public stockholders).

Section 10.2    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers or other Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

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Section 10.3    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)    If to the Horizon Entities, to:

c/o Horizon Sponsor, LLC

600 Steamboat Road, Suite 200

Greenwich, CT 06830

Email: Robert.Ott@Eldridge.com

Attention: Robert Ott

with a copy to:

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attention:     Damon R. Fisher, P.C.

                     Bianca Levin-Soler

Email: dfisher@kirkland.com

            bianca.levin-soler@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Christian Nagler

                 Aslam Rawoof

Email: christian.nagler@kirkland.com

            aslam.rawoof@kirkland.com

(b)    If to the VS Companies, to:

Vivid Seats LLC 111 N.

Canal Street, Suite 800

Chicago, IL 60606

Attention: Stanley Chia

                 Lawrence Fey

Email: stan@vividseats.com

            lawrence.fey@vividseats.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention:     Bradley C. Faris

                      Justin G. Hamill

                     Owen Alexander

Email: bradley.faris@lw.com

            justin.hamill@lw.com

            owen.alexander@lw.com

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or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the VS Companies, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Horizon, the VS Companies or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.8(a)-(d), and the VS Non-Recourse Parties and the Horizon Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16.

Section 10.6    Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, the Surviving Corporation shall pay or cause to be paid, in accordance with Section 2.10(c), the Horizon Transaction Expenses and the VS Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by the Surviving Corporation shall be paid upon the Closing and release of proceeds from the Trust Account.

Section 10.7    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that, as relates to Horizon, the CICA shall govern the interpretation of the duties of the Horizon Board of Directors in connection with this Agreement, in each case, to the extent required by the Laws of the Cayman Islands.

Section 10.8    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument.

Section 10.9    VS Companies and Horizon Disclosure Letters. The VS Disclosure Letter and the Horizon Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the VS Disclosure Letter and/or the Horizon Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain

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information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10    Entire Agreement. (i) This Agreement (together with the VS Disclosure Letter and the Horizon Disclosure Letter), (ii) the Confidentiality Agreement, dated as of February 12, 2021, between Horizon and Topco (the “Confidentiality Agreement”), (iii) the Registration Rights Agreement, (iv) the Tax Receivable Agreement, (v) the Sponsor Support Agreement, (vi) the Second A&R LLCA, (vii) the Crescent Purchase Agreement, (viii) the PIPE Subscription Agreements, (ix) the Stockholders’ Agreement, and (x) the Exchange Agreement (clauses (ii) – (x), collectively with all other agreements contemplated hereby or thereby, including in connection with the Pre-Closing Restructuring, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12    Publicity.

(a)    All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Horizon and Topco, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b)    The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 10.13    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it

Annex A-65

may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.14.

(b)    Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15    Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.16    Non-Recourse.

(a)    Solely with respect to Topco, the VS Companies and the Horizon Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the VS Entities and the Horizon Entities as named parties hereto; and

(b)    Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of Topco, the VS Companies (each, a “VS Non-Recourse Party”) or the Horizon Entities (each, a “Horizon Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Topco, the VS Companies, or the Horizon Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c)    For the avoidance of doubt, the Sponsor shall not have any obligations under this Agreement (other than with respect to Section 6.8).

Section 10.17    Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 10.17.

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Section 10.18    Conflicts and Privilege.

(a)    Horizon and the VS Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Horizon and/or Sponsor, on the one hand, and Topco and/or the VS Companies, on the other hand, any legal counsel (including Kirkland & Ellis LLP) that represented Horizon and/or Sponsor prior to the Closing may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Horizon, and even though such counsel may have represented Horizon in a matter substantially related to such dispute, or may be handling ongoing matters for Horizon and/or Sponsor. Notwithstanding the foregoing, any privileged communications or information shared by Topco or the VS Companies prior to the Closing with Horizon or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of Topco and/or the VS Companies following the Closing.

(b)    Horizon and the VS Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the VS Designated Directors and/or Topco, on the one hand, and the VS Companies and/or Horizon, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented the VS Designated Directors and/or Topco prior to the Closing may represent the VS Designated Directors and/or Topco in such dispute even though the interests of the VS Designated Directors and/or Topco may be directly adverse to Horizon and/or the VS Companies, and even though such counsel may have represented Horizon and/or the VS Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Horizon, the VS Companies, the VS Designated Directors and/or Topco. Horizon and the VS Companies further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Latham & Watkins LLP) that represented Topco, the VS Designated Directors and/or the VS Companies prior to the Closing and any one or more such Persons that relate in any way to the Transactions, the attorney/client privilege and the expectation of client confidence belongs to Topco and/or the VS Designated Directors and may be controlled by Topco and/or such VS Designated Directors, and shall not pass to or be claimed or controlled by Horizon (after giving effect to the Closing) or the VS Companies; provided that Topco and/or the VS Designated Directors shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by Horizon prior to the Closing with Topco or the VS Designated Directors (in any capacity) under a common interest agreement shall remain the privileged communications or information of the VS Companies following the Closing.

[Remainder of page intentionally left blank]

Annex A-67

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Horizon Acquisition Corporation
a Cayman Islands exempted company

By:	/s/ Todd Boehly
Name: Todd Boehly
Title: Chairman, Chief Executive Officer and Chief Financial Officer

Horizon Sponsor, LLC
a Delaware limited liability company

By:	/s/ Todd Boehly
Name: Todd Boehly
Title: Chief Financial Officer

Annex A-68

Hoya Topco, LLC
a Delaware limited liability company

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

Hoya Intermediate, LLC
a Delaware limited liability company

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

Vivid Seats Inc.
a Delaware corporation

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

Annex A-69

ANNEX B

CERTIFICATE OF INCORPORATION

OF

VIVID SEATS INC.

(a Delaware corporation)

ARTICLE I.

The name of the Corporation is Vivid Seats Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented.

ARTICLE IV.

The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares, all of which shall be common stock with a par value of one cent ($0.01).

ARTICLE V.

The name and mailing address of the incorporator is: Timothy P. O’Brien, Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611.

ARTICLE VI.

From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article VI.

ARTICLE VII.

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

Annex B-1

ARTICLE VIII.

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE IX.

The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE X.

The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. No amendment or repeal of this Article X shall apply to or adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

[Signature page follows.]

Annex B-2

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of March, 2021.

/s/ Timothy P. O’Brien
Timothy P. O’Brien, Sole Incorporator

Annex B-3

ANNEX C

FINAL FORM

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIVID SEATS INC.

[●], being the Chief Executive Officer of Vivid Seats Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The present name of the Corporation is Vivid Seats Inc. The Corporation was incorporated under the name Vivid Seats Inc. by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on March 29, 2021 (the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

THIRD: The Restated Certificate restates and integrates and further amends the Certificate of Incorporation of this Corporation.

FOURTH: That the stockholders of the Corporation, pursuant to written consent, approved and adopted the Restated Certificate in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FIFTH: The Restated Certificate has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

Annex C-1

IN WITNESS WHEREOF, Vivid Seats Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [●] day of [●], 2021.

VIVID SEATS INC.

By:
Name:
Title:	Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation of Vivid Seats Inc.

Annex C-2

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIVID SEATS INC.

ARTICLE ONE.

The name of the corporation is Vivid Seats Inc. (the “Corporation”).

ARTICLE TWO.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE.

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR.

Section 4.01    Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [●] shares, consisting of:

1.	[●] shares of Preferred Stock, par value $[●] per share (the “Preferred Stock”);

2.	[●] shares of Class A Common Stock, par value $[●] per share (the “Class A Common Stock”); and

3.	[●] shares of Class B Common Stock, par value $[●] per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 4.02    Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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Section 4.03    Common Stock.

(a)    Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation:

(i)    Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.

(ii)    Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.

(iii)    Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iv)    The holders of shares of Common Stock shall not have cumulative voting rights.

(v)    The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in an election of directors, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, stock or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

(c)    Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)    Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the common units (the “LLC Units”) of [Intermediate], a Delaware limited liability company (“[Intermediate]”) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e)    Restriction on Issuance of Class B Common Stock. No shares of Class B Common Stock may be issued by the Corporation except to a holder of LLC Units, such that after such issuance the holder of shares of Class B Common Stock holds an identical number of LLC Units and shares of Class B Common Stock.

(f)    Restriction on Transfer of Class B Common Stock. A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly,

Annex C-4

including by operation of law) only to a Permitted Transferee (as defined in the LLC Agreement) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LLC Units to such Permitted Transferee in compliance with the LLC Agreement. Any purported transfer of shares of Class B Common Stock to any Person other than a Permitted Transferee, or not accompanied by a simultaneous transfer of such holder’s LLC Units to such Permitted Transferee shall be null and void ab initio and shall not be recognized or given effect by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. “LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of [Intermediate], dated on or about the date hereof, as it may be amended and/or restated from time to time.

(g)    No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.04    Certain Provisions Related to Redemption Rights.

(a)    Reservation of Shares of Class A Common Stock for Redemptions or Exchanges. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the LLC Agreement, the number of shares of Class A Common Stock that are issuable in connection with the redemption or exchange of all outstanding LLC Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article IX of the LLC Agreement (including for this purpose any LLC Units issuable upon the exercise of any options, warrants or similar rights to acquire LLC Units), as applicable (without regard to any restrictions on Redemption contained therein and assuming no Redemptions for Cash Payment). All the shares of Class A Common Stock that are issued upon any such Redemption or Direct Exchange of such LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.

(b)    Retirement of Class B Common Stock. In the event that (a) a share of Class A Common Stock is issued as a result of any Redemption or Direct Exchange of an LLC Unit held by a Unitholder pursuant to the applicable provisions of Article IX of the LLC Agreement or (b) a Redemption by Cash Payment is effected with respect to any LLC Unit held by a Unitholder pursuant to the applicable provisions of Article IX of the LLC Agreement, a share of Class B Common Stock held by such Unitholder chosen by the Corporation in its sole discretion will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by the Corporation.

(c)    Defined Terms. For purposes of this Certificate of Incorporation, the following terms have the meaning given to them in the LLC Agreement: “Cash Payment”, “Direct Exchange”, “Redemption” and “Unitholder”.

ARTICLE FIVE.

Section 5.01    Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02    Number of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall initially be 9 and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.

Section 5.03    Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, hereby designated Class I, Class II and Class III.

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Section 5.04    Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares cast; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date hereof, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders following the date hereof and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders following the date hereof. For the purposes hereof, the Board of Directors may assign directors already in office to Class I, Class II and Class III. At each annual meeting of stockholders after the date hereof, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated, the “Bylaws”) shall so provide.

Section 5.05    Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in that certain Stockholders’ Agreement, dated on or about the date hereof, by and among the Corporation and the investors named therein (as the same may be amended, modified or supplemented from time to time, the “Stockholders’ Agreement”), newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.06    Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in the Stockholders’ Agreement, notwithstanding any other provision of this Certificate of Incorporation, (i) prior to the Trigger Date (as defined below), directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class (“Voting Stock”) and (ii) on and after the Trigger Date, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon notice to the Corporation. “Trigger Date” means the first date on which the Principal Stockholder and its Affiliated Companies cease to beneficially own in the aggregate (directly or indirectly) at least thirty percent (30%) of the Voting Stock. “Principal Stockholder” means, collectively, [Hoya TopCo], GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and GTCR LLC. “Affiliated Companies” means (a) in respect of the Principal Stockholder, any entity that Controls, is Controlled by or is under common Control with the Principal Stockholder (other than the Corporation and any entity that is Controlled by the Corporation) and any investment funds managed by the Principal Stockholder and (b) in respect of the Corporation, any entity Controlled by the Corporation. “Control” is defined in ARTICLE NINE.

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Section 5.07    Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.08    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 5.09    Chair of the Board. So long as the Principal Stockholder beneficially owns in the aggregate (directly or indirectly) at least thirty percent (30%) or more of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, the Chair of the Board of Directors shall be designated solely by a majority of the directors nominated or designated for nomination by the Principal Stockholder.

ARTICLE SIX.

Section 6.01    Limitation of Liability.

(a)    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b)    Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE SEVEN.

Section 7.01    Action by Written Consent. Prior to the first date on which the Principal Stockholder and its Affiliated Companies cease to beneficially own in the aggregate (directly or indirectly) at least fifty percent (50%) of the Voting Stock, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice (except as otherwise set forth in the

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Stockholders’ Agreement)1 and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. From and after the first date on which the Principal Stockholder and its Affiliated Companies cease to beneficially own in the aggregate (directly or indirectly) at least fifty percent (50%) of the Voting Stock, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied without a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of Preferred Stock.

Section 7.02    Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors or the Chair of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies, or (ii) prior to the Trigger Date, by the Chair of the Board of Directors at the written request of the holders of a majority of the voting power of the then outstanding shares of Voting Stock in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

ARTICLE EIGHT.

Section 8.01    Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of the Principal Stockholder or its Affiliated Companies or the Sponsor or the Sponsor Affiliated Companies may serve as directors or officers of the Corporation and (ii) the Principal Stockholder and its Affiliated Companies or the Sponsor or the Sponsor Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with the Principal Stockholder and its Affiliated Companies or the Sponsor or the Sponsor Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define to the fullest extent permitted by law the conduct of certain affairs of the Corporation as they may involve the Principal Stockholder and/or its Affiliated Companies or the Sponsor or the Sponsor Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. “Sponsor” means Horizon Sponsor, LLC. “Sponsor Affiliated Companies” means (a) in respect of the Sponsor, any entity that Controls, is Controlled by or is under common Control with the Sponsor (other than the Corporation and any entity that is Controlled by the Corporation) and any investment funds managed by the Sponsor and (b) in respect of the Corporation, any entity Controlled by the Corporation.

Section 8.02    Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the

[1]

Note to Draft: Stockholders’ Agreement to include requirements to provide Sponsor 2 Business Days’ prior written notice before the taking of any stockholder action by written consent. Such prior written notice shall provide reasonable specificity regarding the proposed action, including reasons for the proposed action and any documents and reasonable documentation relating thereto.

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same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of the Principal Stockholder, its Affiliated Companies or the Sponsor or the Sponsor Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons or the Sponsor or the Sponsor Affiliated Companies, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, the Sponsor and the Sponsor Affiliated Companies and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation, by reason of the fact that the Principal Stockholder, one of its Affiliated Companies or the Sponsor or the Sponsor Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. Notwithstanding anything to the contrary in this Section 8.02, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Corporation, and not in any other capacity.

Section 8.03    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 8.04    Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Section 8.05    Deemed Notice. Any Person purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

ARTICLE NINE.

Section 9.01    Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 9.02    Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) at any point in time at which the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested

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Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a)    prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b)    upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)    at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 9.03    Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a)    a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b)    the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 9.03(b); (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 9.03(b).

Section 9.04    Definitions. As used in this ARTICLE NINE and, solely with respect to the term “Control,” as also used in Section 5.06, only, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 9.04:

(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

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(b)    “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c)    “Business Combination” means:

(i)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 9.02 is not applicable to the surviving entity;

(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to an exchange of LLC Units into Class A Common Stock, to the extent provided in the LLC Agreement, (C) pursuant to a merger under Section 251(g) of the DGCL; (D) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (E) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (F) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (D)-(F) of this Section 9.04(c)(iii) shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v)    any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Section 9.04(c)(i)-(iv)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d)    “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership,

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unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity;

(e)    “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (w) the Sponsor or the Sponsor Affiliated Companies, (x) the Principal Stockholder or any of its Affiliated Companies, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by the Principal Stockholder or any of its Affiliated Companies, or any of its Affiliates or Associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f)    “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly, or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or (C) any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 9.04(f)), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g)    “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h)    “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

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(i)    “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TEN.

Section 10.01    Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board, (ii) the stockholders by, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any resolution setting forth the terms of any series of Preferred Stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, on and after the Trigger Date, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) by the stockholders by, in addition to the vote of any holders of any class or series of capital stock of the Corporation required herein (including any resolution setting forth the terms of any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

Section 10.02    Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE NINE, ARTICLE TEN or ARTICLE ELEVEN of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

ARTICLE ELEVEN.

Section 11.01    Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, (A) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that for the avoidance of doubt, this provision, including for any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is

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within the scope of clause (A) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (A) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.02    Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Class A Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE.

Section 12.01    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

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ANNEX D

FINAL FORM

AMENDED AND RESTATED BYLAWS

OF

VIVID SEATS INC.

A Delaware corporation

(Adopted as of [●])

ARTICLE I.

OFFICES

Section 1.01    Offices. Vivid Seats Inc. (the “Corporation”) may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require. The registered office of the Corporation in the State of Delaware shall be as stated in the Corporation’s certificate of incorporation as then in effect (the “Certificate of Incorporation”).

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 2.01    Place of Meetings. The Board of Directors may designate a place, if any, either within or outside the State of Delaware, as the place of meeting for any annual meeting or for any special meeting of stockholders.

Section 2.02    Annual Meeting. An annual meeting of the stockholders shall be held at such date and time as is specified by resolution of the Board of Directors. At the annual meeting, stockholders shall elect directors to succeed those whose terms expire at such annual meeting and transact such other business as properly may be brought before the annual meeting pursuant to Section 2.11 of these Amended and Restated Bylaws (these “Bylaws”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.03    Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 2.04    Notice of Meetings. Whenever stockholders are required or permitted to take action at a meeting, notice of the meeting shall be given that shall state the place, if any, date, and time of the meeting of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders not physically present may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware (the “DGCL”)) or the Certificate of Incorporation.

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(a)    Form of Notice. All such notices shall be delivered in writing or in any other manner permitted by the DGCL. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. If delivered by courier service, notice shall be deemed given at the earlier of when the notice is received or left at such stockholder’s address as the same appears on the records of the Corporation. If given by electronic mail, notice shall be deemed given when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL. Notice to stockholders may also be given by other forms of electronic transmission consented to by the stockholder. If given by facsimile telecommunication, such notice shall be deemed given when directed to a number at which the stockholder has consented to receive notice by facsimile. If given by a posting on an electronic network together with separate notice to the stockholder of such specific posting, such notice shall be deemed given upon the later of (x) such posting and (y) the giving of such separate notice. If notice is given by any other form of electronic transmission, such notice shall be deemed given when directed to the stockholder. An affidavit of the secretary or an assistant secretary of the Corporation, the transfer agent of the Corporation or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b)    Waiver of Notice. Whenever notice is required to be given under any provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the stockholder entitled to notice, or a waiver by electronic transmission given by the stockholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders of the Corporation need be specified in any waiver of notice of such meeting. Attendance of a stockholder of the Corporation at a meeting of such stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and does not further participate in the meeting.

(c)    Notice by Electronic Transmission. Notwithstanding Section 2.04(a), a notice may not be given by electronic transmission from and after the time: (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation; and (ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice. However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, except as otherwise limited by applicable law, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files or information.

Section 2.05    List of Stockholders. The Corporation shall prepare, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in the name of each such stockholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the

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principal place of business of the Corporation. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.05 or to vote in person or by proxy at any meeting of stockholders.

Section 2.06    Quorum. The holders of a majority in voting power of the outstanding capital stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws. If a quorum is not present, the chair of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place from time to time until a quorum shall be present in person or represented by proxy. When a specified item of business requires a vote by a class or series (if the Corporation shall then have outstanding shares of more than one class or series) voting as a separate class or series, the holders of a majority in voting power of the outstanding stock of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business. A quorum once established at a meeting shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07    Adjourned Meetings. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than sixty (60) days nor less than ten (10) days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.08    Vote Required. Subject to the rights of the holders of any series of preferred stock then outstanding, when a quorum has been established, all matters other than the election of directors shall be determined by the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, unless by express provisions of the DGCL or other an applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, any regulation applicable to the Corporation or its securities, the Certificate of Incorporation or these Bylaws a minimum or different vote is required, in which case such minimum or different vote shall be the required vote for such matter. Except as otherwise provide in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast.

Section 2.09    Voting Rights. Subject to the rights of the holders of any series of preferred stock then outstanding, except as otherwise provided by the DGCL or the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote in person or by proxy for each share of capital stock held by such stockholder which has voting power upon the matter in question. Voting at meetings of stockholders need not be by written ballot.

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Section 2.10    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 2.11    Advance Notice of Stockholder Business and Director Nominations.

(a)    Business at Annual Meetings of Stockholders.

(i)    Only such business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 2.11(b)) shall be conducted at an annual meeting of the stockholders as shall have been brought before the meeting (A) as specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any duly authorized committee thereof, (B) by or at the direction of the Board of Directors or any duly authorized committee thereof, or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in Section 2.11(a)(iii), on the record date for determination of stockholders of the Corporation entitled to vote at the meeting, and at the time of the annual meeting, (2) at the time of the meeting, is entitled to vote at the meeting and (3) complies with the notice procedures set forth in Section 2.11(a)(iii). For the avoidance of doubt, the foregoing clause (C) of this Section 2.11(a)(i) shall be the exclusive means for a stockholder to propose such business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or business brought by the Principal Stockholder (as defined below) and any entity that controls, is controlled by or under common control with the Principal Stockholder (other than the Corporation and any company that is controlled by the Corporation) and any investment vehicles or funds managed or controlled, directly or indirectly, by or otherwise affiliated with the Principal Stockholder (the “Principal Stockholder Affiliates”) at any time prior to the Advance Notice Trigger Date (as defined below)) before an annual meeting of stockholders.

(ii)    For any business (other than (A) nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 2.11(b) or (B) business brought by any of [Hoya Topco], GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.L., GTCR Golder Rounder II, L.L.C., GTCR Management XI LLC and/or GTCR LLC (collectively, the “Principal Stockholder”) and the Principal Stockholder Affiliates at any time prior to the date when the Principal Stockholder ceases to beneficially own in the aggregate (directly or indirectly) at least 10% of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (the “Advance Notice Trigger Date”)) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form as described in Section 2.11(a)(iii) to the Secretary; any such proposed business must be a proper matter for stockholder action and the stockholder and the Stockholder Associated Person (as defined in Section 2.11(e)) must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in Section 2.11(a)(iii)) required by these Bylaws. To be timely, a stockholder’s notice for such business (other than such a notice by the Principal Stockholder prior to the Advance Notice Trigger Date, which may be delivered at any time prior to the mailing of the definitive proxy statement pursuant to Section 14(a) of the Exchange Act related to the next annual meeting of stockholders) must be delivered by hand and received by the Secretary at the principal executive offices of the Corporation in proper written form not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Class A Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [●]); provided, however, that if and only if the annual meeting is not scheduled to be held within

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a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, or if no annual meeting was held in the preceding year (other than for purposes of the Corporation’s first annual meeting of stockholders after its shares of Class A Common Stock are first publicly traded), such stockholder’s notice must be delivered by the later of (A) the tenth (10th) day following the day the Public Announcement (as defined in Section 2.11(e)) ) of the date of the annual meeting is first made or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notices delivered pursuant to Section 2.11(a) will be deemed received on any given day only if received prior to the Close of Business on such day (and otherwise shall be deemed received on the next succeeding Business Day).

(iii)    To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter of business the stockholder proposes to bring before the annual meeting:

(A)    a brief description of the business desired to be brought before the annual meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend these Bylaws, the specific language of the proposed amendment) and the reasons for conducting such business at the annual meeting;

(B)    the name and address of the stockholder proposing such business, as they appear on the Corporation’s books, the name and address (if different from the Corporation’s books) of such proposing stockholder, and the name and address of any Stockholder Associated Person;

(C)    the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, a description of any Derivative Positions (as defined in Section 2.11(e)) directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, and whether and to the extent to which a Hedging Transaction (as defined in Section 2.11(e))) has been entered into by or on behalf of such stockholder or any Stockholder Associated Person;

(D)    a description of all arrangements or understandings between or among such stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder, any Stockholder Associated Person or such other person or entity in such business;

(E)    a representation that such stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting;

(F)    any other information related to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder; and

(G)    a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal (such representation, a “Solicitation Statement”).

In addition, any stockholder who submits a notice pursuant to Section 2.11(a) is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 2.11(d).

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(iv)    Notwithstanding anything in these Bylaws to the contrary, no business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 2.11(b)) shall be conducted at an annual meeting except in accordance with the procedures set forth in Section 2.11(a).

(b)    Nominations at Annual Meetings of Stockholders.

(i)    Only persons who are nominated in accordance and compliance with the procedures set forth in this Section 2.11(b) shall be eligible for election to the Board of Directors at an annual meeting of stockholders.

(ii)    Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors or any duly authorized committee thereof or (B) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in this Section 2.11(b) on the record date for determination of stockholders of the Corporation entitled to vote at the meeting, and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 2.11(b). For the avoidance of doubt, clause (A) of this Section 2.11(b)(ii) shall be the exclusive means for a stockholder to make nominations of persons for election to the Board of Directors at an annual meeting of stockholders. For nominations to be properly brought by a stockholder at an annual meeting of stockholders, the stockholder must have given timely notice thereof in proper written form as described in Section 2.11(b)(iii) to the Secretary and the stockholder and the Stockholder Associated Person must have acted in accordance with the representations set forth in the Nomination Solicitation Statement required by these Bylaws. To be timely, a stockholder’s notice for the nomination of persons for election to the Board of Directors (other than such a notice by the Principal Stockholder prior to the Advance Notice Trigger Date, which may be delivered at any time up to thirty-five (35) days prior to the next annual meeting of stockholders) must be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Class A Common Stock are first publicly traded, be deemed to have occurred on [●]); provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, or if no annual meeting was held in the preceding year (other than for purposes of the Corporation’s first annual meeting of stockholders after its shares of Class A Common Stock are first publicly traded), such stockholder’s notice must be delivered by the later of the tenth (10th) day following the day the Public Announcement of the date of the annual meeting is first made and the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notices delivered pursuant to this Section 2.11(b) will be deemed received on any given day if received prior to the Close of Business on such day (and otherwise on the next succeeding day). For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws.

(iii)    To be in proper written form, a stockholder’s notice to the Secretary shall set forth:

(A)    as to each person that the stockholder proposes to nominate for election or re-election as a director of the Corporation, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the Corporation which are directly or indirectly owned beneficially or of record by the person, (4) the date such shares were acquired and the investment intent of such acquisition and (5) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or

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is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee of the stockholder, if applicable, and to serving as a director if elected);

(B)    as to the stockholder giving the notice, the name and address of such stockholder, as they appear on the Corporation’s books, the name and address (if different from the Corporation’s books) of such proposing stockholder, and the name and address of any Stockholder Associated Person;

(C)    the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person with respect to the Corporation’s securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person;

(D)    a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

(E)    a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice;

(F)    any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder; and

(G)    a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination (such representation, a “Nomination Solicitation Statement”).

In addition, any stockholder who submits a notice pursuant to this Section 2.11(b) is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 2.11(d) and shall comply with Section 2.11(f).

(iv)    Notwithstanding anything in Section 2.11(b)(ii) to the contrary, if the number of directors to be elected to the Board of Directors is increased effective after the time period for which nominations would otherwise be due under Section 2.11(b)(ii) and there is no Public Announcement naming the nominees for additional directorships at least ten (10) days prior to the last day a stockholder may deliver a notice of nomination in accordance with Section 2.11(b)(ii), a stockholder’s notice required by Section 2.11(b) of this Article II shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(c)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. Only persons who

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are nominated in accordance and compliance with the procedures set forth in this Section 2.11(c) shall be eligible for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting only (i) by or at the direction of the Board of Directors, any duly authorized committee thereof, or stockholders (if stockholders are permitted to call a special meeting of stockholders pursuant to Section 7.02 of the Certificate of Incorporation) or (ii) provided that the Board of Directors or stockholders (if stockholders are permitted to call a special meeting of stockholders pursuant to Section 7.02 of the Certificate of Incorporation) has determined that directors are to be elected at such special meeting, by any stockholder of the Corporation who (A) was a stockholder of record at the time of giving of notice provided for in this Section 2.11(c) and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures provided for in this Section 2.11(c). For the avoidance of doubt, the foregoing clause (ii) of this Section 2.11(c) shall be the exclusive means for a stockholder to propose nominations of persons for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected. For nominations to be properly brought by a stockholder at a special meeting of stockholders, the stockholder must have given timely notice thereof in proper written form as described in this Section 2.11(c) to the Secretary. To be timely, a stockholder’s notice for the nomination of persons for election to the Board of Directors (other than such a notice by the Principal Stockholder prior to the Advance Notice Trigger Date, which may be delivered at any time up to the later of (i) thirty-five (35) days prior to the special meeting of stockholders and (ii) the tenth (10th) day following the day on which a Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting) must be received by the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the Close of Business on the later of the 90th day prior to such special meeting or the tenth (10th) day following the day on which a Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notices delivered pursuant to this Section 2.11(c) will be deemed received on any given day if received prior to the Close of Business on such day (and otherwise on the next succeeding day). To be in proper written form, such stockholder’s notice shall set forth all of the information required by, and otherwise be in compliance with, Section 2.11(b)(iii). In addition, any stockholder who submits a notice pursuant to this Section 2.11(c) is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 2.11(d) and shall comply with Section 2.11(f). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting.

(d)    Update and Supplement of Stockholder’s Notice. Any stockholder who submits a notice of proposal for business or nomination for election pursuant to this Section 2.11 is required to update and supplement the information disclosed in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting of stockholders and as of the date that is ten (10) Business Days prior to such meeting of the stockholders or any adjournment or postponement thereof, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the fifth (5th) Business Day after the record date for the meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than the Close of Business on the eighth (8th) Business Day prior to the date for the meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting of stockholders or any adjournment or postponement thereof).

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(e)    Definitions. For purposes of this Section 2.11, the term:

(i)    “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, NY are authorized or obligated by law or executive order to close;

(ii)    “Close of Business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day;

(iii)    “Derivative Positions” means, with respect to a stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation;

(iv)    “Hedging Transaction” means, with respect to a stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities;

(v)    “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and

(vi)    “Stockholder Associated Person” of any stockholder means (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or (C) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person.

(f)    Submission of Questionnaire, Representation and Agreement. To be qualified to be a nominee for election or re-election as a director of the Corporation, a person must deliver (in the case of a person nominated by a stockholder in accordance with Section 2.11(b) or Section 2.11(c), in accordance with the time periods prescribed for delivery of notice under such sections) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) Business Days of such written request) and a written representation and agreement (in the form provided by the Secretary upon written request written request of any stockholder of record identified by name within five (5) Business Days of such) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (iii) would be in compliance, and if elected as a director of the Corporation will

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comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(g)    Update and Supplement of Nominee Information. The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting, require any Stockholder Associated Person or proposed nominee to deliver to the Secretary, within five (5) Business Days of any such request, such other information as may reasonably be requested by the Corporation, including such other information as may be reasonably required by the Board, in its sole discretion, to determine (A) the eligibility of such proposed nominee to serve as a director of the Corporation, (B) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, Securities and Exchange Commission and stock exchange rules or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (C) such other information that the Board of Directors determines could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(h)    Authority of Chair; General Provisions. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the chair of the meeting shall have the power and duty to determine whether any nomination or other business proposed to be brought before the meeting was made or brought in accordance with the procedures set forth in these Bylaws (including whether the stockholder or Stockholder Associated Person, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 2.11(a)(iii)(G) or Section 2.11(b)(iii)(G), as applicable, of these Bylaws) and, if any nomination or other business is not made or brought in compliance with these Bylaws, to declare that such nomination or proposal of other business be disregarded and not acted upon. Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(i)    Compliance with Exchange Act. Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules, regulations and schedules promulgated thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules, regulations and schedules promulgated thereunder are not intended to and shall not limit the requirements applicable to any nomination or other business to be considered pursuant to Section 2.11.

(j)    Effect on Other Rights. Nothing in these Bylaws shall be deemed to (A) affect any rights of the stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, except as set forth in the Certificate of Incorporation or these Bylaws, (C) affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation or (D) limit the exercise, the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors (including pursuant to that Stockholders’ Agreement, dated as of on or about [●], by and among the Corporation and the investors named therein (the “Stockholders’ Agreement”)), which rights may be exercised without compliance with the provisions of this Section 2.11.

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Section 2.12    Fixing a Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in conformity herewith; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.12 at the adjourned meeting.

Section 2.13    Action by Stockholders Without a Meeting. So long as stockholders of the Corporation have the right to act by written consent in accordance with Section 7.01 of the Certificate of Incorporation, the following provisions shall apply:

(a)    Record Date. For the purpose of determining the stockholders entitled to consent to corporate action without a meeting as may be permitted by the Certificate of Incorporation or the certificate of designation relating to any outstanding class or series of preferred stock, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) (or the maximum number permitted by applicable law) days after the date on which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take action by written consent shall, by written notice delivered to the Secretary at the Corporation’s principal place of business during regular business hours, request that the Board of Directors fix a record date, which notice shall include the text of any proposed resolutions. Notices delivered pursuant to Section 2.13(a) will be deemed received on any given day only if received prior to the close of business on such day (and otherwise shall be deemed received on the next succeeding business day). The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such written notice is properly delivered to and deemed received by the Secretary, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 2.13(a)). If no record date has been fixed by the Board of Directors pursuant to this Section 2.13(a) or otherwise within ten (10) days of receipt of a valid request by a stockholder, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board of Directors is required pursuant to applicable law, shall be the first date after the expiration of such ten (10) day time period on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation pursuant to Section 2.13(b); provided, however, that if prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action without a meeting shall in such an event be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b)    Generally. No consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation, in the manner required by this Section 2.13, within sixty (60) (or the maximum number permitted by applicable law) days of the first date on which a consent is delivered to the Corporation in the manner required by applicable law. The validity of any consent executed by a proxy for a stockholder pursuant to an electronic transmission transmitted to such proxy holder by or upon the authorization of the stockholder shall be determined by or at the direction of the Secretary. A written record of the information upon which the person making such determination

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relied shall be made and kept in the records of the proceedings of the stockholders. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of stockholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given by the Corporation (at its expense) to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 2.14    Conduct of Meetings.

(a)    Generally. Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in the Chair’s absence or disability, by the Chief Executive Officer, or in the Chief Executive Officer’s absence or disability, by the President, or in the President’s absence or disability, by a Vice President (in the order as determined by the Board of Directors), or in the absence or disability of the foregoing persons by a chair designated by the Board of Directors, or in the absence or disability of such person, by a chair chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence or disability the chair of the meeting may appoint any person to act as secretary of the meeting.

(b)    Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chair of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; and (vi) restrictions on the use of mobile phones, audio or video recording devices and similar devices at the meeting. The chair of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter or business was not properly brought before the meeting and if such chair should so determine, such chair shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chair of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The chair of the meeting shall have the power, right and authority, for any or no reason, to convene, recess and/or adjourn any meeting of stockholders.

(c)    Inspectors of Elections. The Corporation may, and to the extent required by law shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. No person who is a candidate for an office at an election may serve as an inspector at such election. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when

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the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

Section 2.15    Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(a)    participate in a meeting of stockholders; and

(b)    be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE III.

DIRECTORS

Section 3.01    General Powers. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02    Annual Meetings. The annual meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of stockholders. In the event that the annual meeting of stockholders takes place telephonically or through any other means by which the stockholders do not convene in any one location, the annual meeting of the Board of Directors shall be held at the principal offices of the Corporation immediately after the annual meeting of the stockholders.

Section 3.03    Regular Meetings and Special Meetings. Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors and publicized among all directors. Special meetings of the Board of Directors may be called by (i) the Chair of the Board, if any, (ii) by the Secretary upon the written request of a majority of the directors then in office or (iii) if the Board of Directors then includes a director nominated or designated for nomination by the Principal Stockholder, by any director nominated or designated for nomination by the Principal Stockholder, or (iv) if the Board of Directors then includes a director nominated or designated for nomination by Horizon Sponsor, LLC, by any director nominated or designated by Horizon Sponsor, LLC, and in each case shall be held at the place, if any, on the date and at the time as he, she or they shall fix. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 3.04    Notice of Meetings. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these Bylaws. Notice of each special meeting of the Board of Directors, and of each regular and annual meeting of the Board of Directors for which notice is required, shall be given by the Secretary as hereinafter provided in this Section 3.04. Such notice shall state the date, time and place, if any, of the meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) twenty-four (24) hours before the meeting if by telephone or by being personally delivered or sent by overnight courier, telecopy, electronic transmission, email or similar means or (b) five (5) days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage

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prepaid, or when transmitted if sent by telex, telecopy, electronic transmission, email or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 3.05    Waiver of Notice. Any director may waive notice of any meeting of directors by a writing signed by the director or by electronic transmission. Any member of the Board of Directors or any committee thereof who is present at a meeting shall have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and does not further participate in the meeting. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 3.06    Chair of the Board, Quorum, Required Vote and Adjournment. The Board of Directors may elect a Chair of the Board. The Chair of the Board must be a director and may be an officer of the Corporation. Subject to the provisions of these Bylaws and the direction of the Board of Directors, the Chair of the Board shall perform all duties and have all powers which are commonly incident to the position of Chair of the Board or which are delegated to him or her by the Board of Directors, preside at all meetings of the stockholders and Board of Directors at which he or she is present and have such powers and perform such duties as the Board of Directors may from time to time prescribe. If the Chair of the Board is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chair of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting, a majority of the directors present at such meeting shall elect one of the directors present at the meeting to so preside. At all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business; provided, however, that a quorum shall never be less than one-third the total number of directors. Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.07    Committees.

(a)    The Board of Directors may designate one or more committees, including an executive committee, consisting of one or more of the directors of the Corporation, and any committees required by the rules and regulations of such exchange as any securities of the Corporation are listed. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by applicable law or the Certificate of Incorporation, each such committee, to the extent provided by the DGCL and in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors. Each such committee shall serve at the pleasure of the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

(b)    Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. All matters shall be determined by a majority vote of the members present at a meeting at which a quorum is present. Unless

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otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 3.08    Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. After the action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the board or committee in the same paper form or electronic form as the minutes are maintained.

Section 3.09    Compensation. The Board of Directors shall have the authority to fix the compensation, including fees, reimbursement of expenses and equity compensation, of directors for services to the Corporation in any capacity, including for attendance of meetings of the Board of Directors or participation on any committees. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.10    Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such member’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 3.11    Telephonic and Other Meetings. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV.

OFFICERS

Section 4.01    Number and Election. Subject to the authority of the Chief Executive Officer to appoint officers as set forth in Section 4.11, the officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Chief Financial Officer, a Treasurer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.

Section 4.02    Term of Office. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4.03    Removal. Any officer or agent of the Corporation may be removed with or without cause by the Board of Directors, a duly authorized committee thereof or by such officers as may be designated by a resolution of the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer appointed by the Chief Executive Officer in accordance with Section 4.11 may also be removed by the Chief Executive Officer in his or her sole discretion.

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Section 4.04    Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors or the Chief Executive Officer in accordance with Section 4.11.

Section 4.05    Compensation. Compensation of all executive officers shall be approved by the Board of Directors or a duly authorized committee thereof, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

Section 4.06    Chief Executive Officer. The Chief Executive Officer shall have the powers and perform the duties incident to that position. The Chief Executive Officer shall, in the absence of the Chair of the Board, or if a Chair of the Board shall not have been elected, preside at each meeting of (a) the Board of Directors if the Chief Executive Officer is a director and (b) the stockholders. Subject to the powers of the Board of Directors and the Chair of the Board, the Chief Executive Officer shall be in general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws. The Chief Executive Officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Whenever the President is unable to serve, by reason of sickness, absence or otherwise, the Chief Executive Officer shall perform all the duties and responsibilities and exercise all the powers of the President.

Section 4.07    The President. The President of the Corporation shall, subject to the powers of the Board of Directors, the Chair of the Board and the Chief Executive Officer, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees. The President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President shall, in the absence of the Chief Executive Officer, act with all of the powers and be subject to all of the restrictions of the Chief Executive Officer. The President shall have such other powers and perform such other duties as may be prescribed by the Chair of the Board, the Chief Executive Officer, the Board of Directors or as may be provided in these Bylaws or otherwise are incident to the position of President.

Section 4.08    Vice Presidents. The Vice President, or if there shall be more than one, the Vice Presidents, in the order determined by the Board of Directors or the Chair of the Board, shall, perform such duties and have such powers as the Board of Directors, the Chair of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe or which otherwise are incident to the position of Vice President. The Vice Presidents may also be designated as Executive Vice Presidents or Senior Vice Presidents, as the Board of Directors may from time to time prescribe.

Section 4.09    The Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors (other than executive sessions thereof) and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. Under the Board of Directors’ supervision, the Secretary shall give, or cause to be given, all notices required to be given by these Bylaws or by law; shall have such powers and perform such duties as the Board of Directors, the Chair of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe or which otherwise are incident to the position of Secretary; and shall have custody of the corporate seal of the Corporation. The Secretary, or an Assistant Secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

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The Assistant Secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chair of the Board, the Chief Executive Officer, the President, or Secretary may, from time to time, prescribe.

Section 4.10    The Chief Financial Officer and the Treasurer. The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chair of the Board or the Board of Directors; shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the financial condition and operations of the Corporation; shall have such powers and perform such duties as the Board of Directors, the Chair of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe or which otherwise are incident to the position of Chief Financial Officer. The Treasurer, if any, shall in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the chief financial officer, subject to the power of the board of directors. The Treasurer, if any, shall perform such other duties and have such other powers as the board of directors may, from time to time, prescribe.

Section 4.11    Appointed Officers. In addition to officers designated by the Board in accordance with this Article IV, the Chief Executive Officer shall have the authority to appoint other officers below the level of Board-appointed Vice President as the Chief Executive Officer may from time to time deem expedient and may designate for such officers titles that appropriately reflect their positions and responsibilities. Such appointed officers shall have such powers and shall perform such duties as may be assigned to them by the Chief Executive Officer or the senior officer to whom they report, consistent with corporate policies. An appointed officer shall serve until the earlier of such officer’s resignation or such officer’s removal by the Chief Executive Officer or the Board of Directors at any time, either with or without cause.

Section 4.12    Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 4.13    Officers’ Bonds or Other Security. If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

Section 4.14    Delegation of Authority. The Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V.

CERTIFICATES OF STOCK

Section 5.01    Form. The shares of stock of the Corporation shall be represented by certificates; provided that, the Board of Directors may provide by resolution that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. If shares are represented by certificates, the certificates shall be in such form as required by applicable law and as determined by the Board of Directors. Each certificate shall certify the number of shares owned by such holder in the Corporation and shall be signed by, or in the name of

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the Corporation by two authorized officers of the Corporation including, but not limited to, the Chair of the Board (if an officer), the President, a Vice President, the Chief Financial Officer, the Treasurer, the Secretary and an Assistant Secretary of the Corporation. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer, transfer agent or registrar of the Corporation whether because of death, resignation or otherwise before such certificate or certificates have been issued by the Corporation, such certificate or certificates may nevertheless be issued as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer, transfer agent or registrar of the Corporation at the date of issue. All certificates for shares shall be consecutively numbered or otherwise identified. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation. The Corporation, or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each holder of record, together with such holder’s address and the number and class or series of shares held by such holder and the date of issue. When shares are represented by certificates, the Corporation shall issue and deliver to each holder to whom such shares have been issued or transferred, certificates representing the shares owned by such holder, and shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or its designated transfer agent or other agent of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates and record the transaction on its books. When shares are not represented by certificates, shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, with such evidence of the authenticity of such transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps, and within a reasonable time after the issuance or transfer of such shares, the Corporation shall, if required by applicable law, send the holder to whom such shares have been issued or transferred a written statement of the information required by applicable law. Unless otherwise provided by applicable law, the Certificate of Incorporation, Bylaws or any other instrument, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 5.02    Lost Certificates. The Corporation may issue or direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of the lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct, sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.03    Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner, except as otherwise required by applicable law. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

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Section 5.04    Fixing a Record Date for Purposes Other Than Stockholder Meetings or Actions by Written Consent. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action (other than stockholder meetings and stockholder written consents which are expressly governed by Section 2.12 and Section 2.13 hereof), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI.

GENERAL PROVISIONS

Section 6.01    Dividends. Subject to and in accordance with applicable law, the Certificate of Incorporation and any certificate of designation relating to any series of preferred stock, dividends upon the shares of capital stock of the Corporation may be declared and paid by the Board of Directors, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, subject to the provisions of applicable law and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose. The Board of Directors may modify or abolish any such reserves in the manner in which they were created.

Section 6.02    Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 6.03    Contracts. In addition to the powers otherwise granted to officers pursuant to Article IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 6.04    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6.05    Corporate Seal. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Notwithstanding the foregoing, no seal shall be required by virtue of this Section.

Section 6.06    Voting Securities Owned By Corporation. Voting securities in any other corporation or entity held by the Corporation shall be voted by the Chair of the Board, Chief Executive Officer, the President or the Chief Financial Officer, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 6.07    Facsimile/Electronic Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws and subject to applicable law, facsimile and other forms of electronic signatures of any officer or officers of the Corporation may be used.

Section 6.08    Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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Section 6.09    Inconsistent Provisions. In the event that any provision (or part thereof) of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL, any other applicable law or the Stockholders’ Agreement, the provision (or part thereof) of these Bylaws shall be construed and deemed to have been revised to conform to the applicable provision of the Certificate of Incorporation, the DGCL, other applicable law or the Stockholders’ Agreement, as the case may be, the applicable provisions of which shall be deemed incorporated herein by reference so as to eliminate any such inconsistency.

ARTICLE VII.

INDEMNIFICATION

Section 7.01    Right to Indemnification and Advancement. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in this Section 7.02 with respect to proceedings to enforce rights to indemnification and advance of expenses (as defined below), the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board of Directors of the Corporation. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent not prohibited by law, to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that the DGCL requires, an advance of expenses shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.01 or otherwise. The Corporation may also, by action of its Board of Directors, provide indemnification and advancement to employees and agents of the Corporation. Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chair of the Board of Directors, Chief Executive Officer, President, Secretary and Treasurer of the Corporation appointed pursuant to Article IV, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board of Directors pursuant to Article IV of these By-laws, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this Article VII unless such person’s appointment to such office was approved by the board of directors pursuant to Article VII.

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Section 7.02    Procedure for Indemnification. Any claim for indemnification or advance of expenses by an indemnitee under this Section 7.02 shall be made promptly, and in any event within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days; provided that the director or officer has delivered the undertaking contemplated by Section 7.01 if required), upon the written request of the indemnitee. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days; provided that the indemnitee has delivered the undertaking contemplated by Section 7.01 if required), the right to indemnification or advances as granted by this Article VII shall be enforceable by the indemnitee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 7.01, if any, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proof shall be on the Corporation to the fullest extent permitted by law. Neither the failure of the Corporation (including its Board of Directors, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 7.03    Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 7.04    Service for Subsidiaries. Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this Article VII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 7.05    Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VII in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advance of expenses conferred in this Article VII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 7.06    Non-Exclusivity of Rights; Continuation of Rights of Indemnification. The rights to indemnification and to the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or

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otherwise. Notwithstanding the existence of any of the foregoing rights, the Corporation (a) is the indemnitor of first resort (i.e., the Corporation’s obligations to any indemnitee under these Bylaws are primary and any duplicative, overlapping or corresponding obligations of any other party are secondary), (b) shall be required to make all advances of expenses and other payments required under this Article VII, and shall be fully liable therefor, without regard to any rights any indemnitee may have against any affiliate or associate of such indemnitee and (c) irrevocably waives, relinquishes and releases all affiliates and associates of such indemnitee for contribution, subrogation or any other recovery of any kind in respect thereof. All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each person who is an indemnitee under this Article VII at any time while this Article VII is in effect. Any repeal or modification of this Article VII or repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 7.07    Merger or Consolidation. For purposes of this Article VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 7.08    Savings Clause. To the fullest extent permitted by law, if this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 7.01 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification and advancement of expenses is available to such person pursuant to this Article VII to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated.

ARTICLE VIII.

AMENDMENTS

These Bylaws may be amended, altered, changed or repealed or new Bylaws adopted only in accordance with Section 10.01 of the Certificate of Incorporation.

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ANNEX E

FINAL FORM

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of [●], by and among:

(i)    Vivid Seats Inc., a Delaware corporation (the “Company”);

(ii)    Hoya Topco, LLC, a Delaware limited liability company (“Topco”); and

(iii)    Horizon Sponsor, LLC, a Delaware limited liability company (“Horizon” and, together with Topco, each a “Voting Party” and together the “Voting Parties”).

RECITALS

WHEREAS, the Company has entered into that certain Transaction Agreement, dated as of April 21, 2021 (as it may be amended or supplemented from time to time, the “Transaction Agreement”), by and among the Company, the Voting Parties, Hoya Intermediate, LLC, a Delaware limited liability company, and Horizon Acquisition Corporation, a Cayman Islands exempted company (“Horizon Corp”), pursuant to which the parties thereto have agreed to consummate the Transactions (as defined in the Transaction Agreement);

WHEREAS, in connection with the Transactions, the Company and the Voting Parties are party to a Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated and/or modified from time to time, the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of immediately following the closing of the Transaction (the “Closing”) each Voting Party Beneficially Owns (as defined below) the respective number of shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) and Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), set forth on Annex A hereto;

WHEREAS, the number of shares of Common Stock Beneficially Owned (as defined below) by each Voting Party may change from time to time, in accordance with the terms of (x) the Amended and Restated Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”), (y) the Amended and Restated Bylaws of the Company, as it may be amended, supplemented and/or restated from time to time (the “Bylaws”) and (z) the Registration Rights Agreement, which changes shall be reported by each Voting Party in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, as of the date of this Agreement, Topco Beneficially Owns shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company;

WHEREAS, each Voting Party believes that it is in their respective best interests to qualify the Company as a “controlled company” under the listing standards of NYSE; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain nomination rights with respect to elections of the Company’s Board of Directors (the “Board”) and restrictions on transfers of the Common Stock.

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NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” shall have the meaning specified in the Preamble.

“Beneficially Owned” or “Beneficial Ownership” shall have the meaning specified in Section 2.

“Board” shall have the meaning specified in the Recitals.

“Bylaws” shall have the meaning specified in the Recitals.

“Charter” shall have the meaning specified in the Recitals.

“Class A Common Stock” shall have the meaning specified in the Recitals.

“Class B Common Stock” shall have the meaning specified in the Recitals.

“Closing” shall have the meaning specified in the Recitals.

“Closing Amount” means the aggregate number of shares of Common Stock that are issued and outstanding on the date hereof, as such number may be adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar changes in the Company’s capitalization. For the avoidance of doubt, the Common Stock issued in connection with the PIPE Subscription shall be included with the Closing Amount.

“Closing Date” shall have the meaning given in the Transaction Agreement.

“Common Stock” shall have the meaning specified in the Recitals.

“Company” shall have the meaning specified in the Preamble.

“Exchange Act” shall have the meaning specified in the Recitals.

“Horizon” shall have the meaning specified in the Preamble.

“Horizon Designees” shall have the meaning specified in Section 3(a).

“Horizon Equityholders” shall mean Horizon and any investment vehicles or funds managed or controlled, directly or indirectly, by any of Horizon’s Affiliates.

“Horizon Sunset Date” means the date the Horizon Equityholders, in the aggregate, Beneficially Own a number of Voting Shares representing less than five percent (5%) of the Original Amount.

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“Horizon Transferee” shall have the meaning specified in Section 15(b).

“Lock-up” shall have the meaning specified in Section 7(a).

“Lock-up Period” shall mean the period beginning on the Closing Date and ending twelve (12) months following the Closing Date.

“Lock-up Shares” shall mean (i) any shares of Common Stock Beneficially Owned by the Topco Equityholders and the Horizon Equityholders, other than, with respect to the Horizon Equityholders, the Common Stock received in connection with the PIPE Subscription (as defined in the Transaction Agreement) and (ii) any warrants Beneficially Owned by the Topco Equityholders and the Horizon Equityholders that are exercisable for shares of Common Stock.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Transaction Agreement, the Registration Rights Agreement, the Charter or the Bylaws) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board and the stockholders of the Company, (ii) voting or providing a proxy with respect to the Voting Shares beneficially owned by such party, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the Charter or Bylaws, including executing written consents in lieu of meetings, (iv) requesting members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“NYSE” means the New York Stock Exchange.

“Original Amount” means the aggregate number of shares of Common Stock held, directly or indirectly, by the Topco Equityholders (with respect to any calculation of Common Stock held by the Topco Equityholders) or the Horizon Equityholders (with respect to any calculation of Common Stock held by the Horizon Equityholders) on the date hereof, as such number may be adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar changes in the Company’s capitalization. For the avoidance of doubt, the Common Stock received by the Horizon Equityholders in connection with the PIPE Subscription shall be included with the Original Amount.

“Permitted Transferees” shall have the meaning specified in Section 7(b).

“Registration Agreement” shall have the meaning specified in the Recitals.

“Representatives” shall have the meaning specified in Section 8.

“Topco Equityholders” shall mean (a) Topco or (b) after the distribution (in the aggregate pursuant to one or more distributions) by Topco of more than 50% of the Voting Shares held by Topco on the date hereof, (i) GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and/or GTCR LLC and (ii) any investment vehicles or funds managed or controlled, directly or indirectly, by or otherwise affiliated with the foregoing entities.

“Topco Sunset Date” means the date the Topco Equityholders, in the aggregate, Beneficially Own a number of Voting Shares representing less than five percent (5%) of the Original Amount (assuming, for this purpose, that all outstanding Intermediate Common Units (as defined in the Transaction Agreement) held or controlled by the Topco Equityholders are and were exchanged at the applicable times of measurement by the Topco Equityholders for shares of Class A Common Stock in accordance with the A&R LLCA and without regard to the Lock-Up or any other restriction on exchange).

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“Topco Transferee” shall have the meaning specified in Section 15(b).

“Transaction Agreement” shall have the meaning specified in the Recitals.

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Voting Party” or “Voting Parties” shall have the meaning specified in the Preamble.

“Voting Shares” shall have the meaning specified in Section 2.

2.    Agreement to Vote. During the term of this Agreement, each Voting Party shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, including voting or causing to be voted all Voting Shares Beneficially Owned by such Voting Party so that the Board is comprised of the Persons designated pursuant to Section 3(a). Except as explicitly provided in this Agreement, each Voting Party is free to vote or cause to be voted all Voting Shares Beneficially Owned by such Voting Party. For the avoidance of doubt, nothing in this Section 2 shall require a Voting Party to exercise or convert any security exercisable or convertible for voting securities of the Company.

3.    Board of Directors.

(a)    Board Representation. Subject to the terms and conditions of this Agreement, from the date of this Agreement, the Company and each Voting Party shall take all Necessary Action to cause, effective immediately following the Closing Date, the Board to be comprised of nine (9) directors, comprised of (i) the chief executive officer of the Company, (ii) five (5) directors designated by the Topco Equityholders (the “Topco Designees” and each a “Topco Designee”), of which at least one (1) shall qualify as an “independent director” under stock exchange regulations applicable to the Company and (iii) three (3) director designated by the Horizon Equityholders (the “Horizon Designees”), of which at least two (2) shall qualify as “independent directors” under stock exchange regulations applicable to the Company. From the Closing Date, the Horizon Equityholders shall have the right, but not the obligation, to nominate (I) three (3) Horizon Designees, so long as the Horizon Equityholders, in the aggregate, Beneficially Own at least 12% of the Closing Amount, of which at least two (2) shall qualify as “independent directors” under stock exchange regulations applicable to the Company, (II) two (2) Horizon Designees, so long as the Horizon Equityholders, in the aggregate, Beneficially Own at least 6% but less than 12% of the Closing Amount, each of which shall qualify as “independent directors” under stock exchange regulations applicable to the Company, and (III) until the Horizon Sunset Date, one (1) Horizon Designee, who shall qualify as an “independent director” under stock exchange regulations applicable to the Company; provided that, the loss of the right to designate the Horizon Designee pursuant to this Section 3(a) shall not shorten the term of such Horizon Designee then-serving on the Board. From the Closing Date, the Topco Equityholders shall have the right, but not the obligation, to nominate (A) five (5) Topco Designees, so long as the Topco Equityholders, in the aggregate, Beneficially Own at least 24% of the Closing Amount, of which at least one (1) shall qualify as an “independent director” under stock exchange regulations applicable to

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the Company, (B) four (4) Topco Designees, so long as the Topco Equityholders, in the aggregate, Beneficially Own at least 18% but less than 24% of the Closing Amount, (C) three (3) Topco Designees, so long as the Topco Equityholders, in the aggregate, Beneficially Own at least 12% but less than 18% of the Closing Amount, (D) two (2) Topco Designees, so long as the Topco Equityholders, in the aggregate, Beneficially Own at least 6% but less than 12% of the Closing Amount and (E) until the Topco Sunset Date, one (1) Topco Designee; provided that, no reduction in the number of Topco Designees that the Topco Equityholders are entitled to designate pursuant to this Section 3(a) shall shorten the term of any Topco Designee then-serving on the Board; provided further that, once the Topco Equityholders, in the aggregate, Beneficially Own less than 40% of the Closing Amount, none of the Topco Designees shall be required to qualify as “independent directors” under any stock exchange regulations. In the event the size of the Board is increased in accordance with applicable law and the Company’s organizational documents, the Topco Equityholders shall have the right to designate a number of directors of the Board which give the Topco Equityholders the same percentage of total directors on the Board as permitted to be designated pursuant to this Section 3(a), rounded up to the next whole number.

(b)    Sunset on Designees. From the date of this Agreement until the Topco Sunset Date, the Company shall, and the Voting Parties shall take all Necessary Action to, include the Topco Designees in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected. From the date of this Agreement until the Horizon Sunset Date, the Company shall, and the Voting Parties shall take all Necessary Action to, include the Horizon Designees in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected. Once the Topco Equityholders and Horizon Equityholders, as applicable, lose the right to nominate a director in accordance with Section 3(a) above, the selection of such director shall be conducted in accordance with applicable law and with the Charter, Bylaws and the other corporate governance documents of the Company.

(c)    Resignation; Removal; Vacancies.

(i)    Any Topco Designee or Horizon Designee may resign at any time upon written notice to the Board.

(ii)    (A) The Topco Equityholders shall have the exclusive right to remove one or more of the Topco Designees from the Board, and the Company and the Voting Parties shall take all Necessary Action to cause the removal of any such Topco Designee(s) at the written request of the Topco Equityholders and (B) the Topco Equityholders shall have the exclusive right, in accordance with Section 3(a), to designate directors for election to the Board to fill any vacancies created by reason of death, removal or resignation of the Topco Designees, and the Company and the Voting Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement Topco Designees as promptly as reasonably practicable.

(iii)    (A) The Horizon Equityholders shall have the exclusive right to remove the Horizon Designee from the Board, and the Company and the Voting Parties shall take all Necessary Action to cause the removal the Horizon Designee at the written request of the Horizon Equityholders and (B) the Horizon Equityholders shall have the exclusive right, in accordance with Section 3(a), to designate a director for election to the Board to fill any vacancy created by reason of death, removal or resignation of the Horizon Designee, and the Company and the Voting Parties shall take all Necessary Action to cause any such vacancy to be filled by a replacement Horizon Designee as promptly as reasonably practicable.

(d)    Committees. Until the Topco Sunset Date, the Topco Equityholders shall have the right to designate a number of members of each committee of the Board equal to the nearest whole number greater than the product obtained by multiplying (a) the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by the Topco Equityholders and (b) the number of positions, including any vacancies, on the applicable committee, provided that any such designee shall be eligible to serve on the

Annex E-5

applicable committee under applicable law or listing standards of the NYSE, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and for “controlled companies,” and any applicable phase-in periods). Until the Horizon Sunset Date, Horizon shall have the right to appoint one (1) member of each committee of the Board, provided that any such designee shall be eligible to serve on the applicable committee under applicable law or listing standards of the NYSE, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and for “controlled companies,” and any applicable phase-in periods). Any additional members shall be determined by the Board. Nominees designated to serve on a Board committee shall have the right to remain on such committee until the next election of directors, regardless of any decrease in the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by the Topco Equityholders following such designation. Unless the Topco Equityholders notify the Company prior to the time the Board takes action to change the composition of a Board committee, and to the extent the Topco Equityholders have the right to nominate a Board committee member in accordance with this Section 3(d) at the time the Board takes action to change the composition of any such Board committee, any director currently designated by the Topco Equityholders to serve on a committee shall be presumed to be re-designated for such committee.

(e)    Board Observer. In addition to the nomination rights set forth in Section 3(a) above, (i) until the Topco Sunset Date, Topco Equityholders shall have the right, but not the obligation, to designate a person (a “Non-Voting Observer”), and (ii) until the Horizon Sunset Date, Horizon shall have the right, but not the obligation, to designate a Non-Voting Observer, in each case, to attend meetings of the Board (including any meetings of any committees thereof) or any board of directors or similar governing body of any subsidiary of the Company (a “Subsidiary Board”) in a non-voting observer capacity. Any such Non-Voting Observer shall be permitted to attend all meetings of the Board or such Subsidiary Board. The Topco Equityholders and Horizon shall each have the right to remove and replace its Non-Voting Observer at any time and from time to time. The Company shall furnish to any Non-Voting Observer (i) notices of Board or Subsidiary Board meetings no later than, and using the same form of communication as, notice of Board or Subsidiary Board meetings are furnished to directors and (ii) copies of any materials prepared for meetings of the Board or Subsidiary Board that are furnished to the directors no later than the time such materials are furnished to the directors. Any such Non-Voting Observers shall be required to execute or otherwise become subject to any codes of conduct or confidentiality agreements of the Company or such subsidiary generally applicable to directors of the Company or such subsidiary. Notwithstanding the foregoing, the Company (or such subsidiary) reserves the right to withhold any information and to exclude the Non-Voting Observers from receiving any materials and/or attending any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege between the Company (or such subsidiary) and its counsel.

(f)    Voting. Each of the Company and the Voting Parties agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Each Voting Party, to the extent not prohibited by the Charter, shall vote all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with this Section 3 and to otherwise effect the intent of the provisions of this Agreement. Each Voting Party further agrees until the Topco Sunset Date and Horizon Sunset Date, as applicable, (i) to take all Necessary Action reasonably available within their power, including casting all votes to which such Voting Party is entitled in respect of its Voting Shares, whether at any annual or special meeting, by written consent or otherwise, so as to vote its Voting Shares on all matters submitted to the stockholders of the Company in accordance with the recommendation of the Board and (ii) not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of such party’s Common Stock that would prohibit such party from casting such votes in accordance with clause (i).

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4.    Controlled Company.

(a)    The Voting Parties agree and acknowledge that by virtue of the Topco Equityholders’ voting power of more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company outstanding as of the date hereof, the Company will, as of the date hereof, qualify as a “controlled company” within the meaning of Section 303A of the NYSE Listed Company Manual.

(b)    From and after the date hereof, the Company agrees and acknowledges that, unless otherwise agreed by the Topco Equityholders, it shall elect, to the extent permitted under the NYSE Listed Company Manual, to be treated as a “controlled company” within the meaning of Section 303A of the NYSE Listed Company Manual.

5.    Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants to the Company and the other Voting Party, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A, as of the date of this Agreement, as follows:

(a)    Organization; Authority. Such Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)    No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Voting Party’s ability to perform its obligations pursuant to this Agreement.

(c)    No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) conflict with or violate any provision of the organizational documents of Voting Party or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, Voting Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of such Voting Party, threatened, against such Voting Party or any of Voting Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Voting Party’s ability to perform its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(d)    Ownership of Shares. Voting Party Beneficially Owns its Voting Shares free and clear of all Liens, other than restrictions under applicable securities laws or this Agreement. Except pursuant to this Agreement, the Transaction Agreement, the A&R LLCA and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Voting Shares and there are

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no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A.

6.    Covenants of the Company.

(a)    The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement and (ii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Voting Parties under this Agreement without the prior written consent of the Voting Parties.

(b)    The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for so long as any Topco Designee or Horizon Designee nominated pursuant to this Agreement serves as a director on the Board, maintain such coverage with respect to such Topco Designee and Horizon Designee, and (iii) cause the Charter and Bylaws to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable law; provided, that upon removal or resignation of any Topco Designee or Horizon Designee for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

(c)    The Company shall pay all reasonable out-of-pocket expenses incurred by the Topco Designees and Horizon Designee in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each Topco Designee, Horizon Designee and officer of the Company from time to time. The Company shall pay all reasonable out-of-pocket expenses incurred by the Non-Voting Observers in connection with the performance of his or her duties in connection with his or her attendance at any meeting of the Board.

7.    Lock-up.

(a)    Subject to Sections 7(b) and except as otherwise determined by the Board, each of the Topco Equityholders and the Horizon Equityholders agree that they shall not Transfer any of their Lock-Up Shares during the Lock-up Period (the “Lock-up”); provided that, (i) 50% of their respective Lock-up Shares shall be released on the date that is six (6) months following the Closing and (ii) the remaining Lock-up Shares shall be released on any date, at least six (6) months following the Closing, on which (A) the price per Lock-up Share exceeds $15.00 per share for twenty (20) trading days within a consecutive thirty (30) day trading period and (B) the average daily trading volume exceeds one (1) million shares of Common Stock during such consecutive thirty (30) trading day period. Any waiver of the restrictions set forth in this Section 7(a) shall require the approval of a majority of the directors of the Board; provided, however, (i) any waiver of the restrictions in this Section 7(a) in respect of Lock-up Shares held by any of the Topco Equityholders shall require the approval of a majority of the members of the Board who are not Topco Designees and (ii) any waiver of the restrictions in this Section 7(a) in respect of Lock-up Shares held by any of the Horizon Equityholders shall require the approval of a majority of the members of the Board excluding the Horizon Designee.

(b)    Notwithstanding the provisions set forth in Section 7(a), each of the Topco Equityholders, the Horizon Equityholders and any of their respective Permitted Transferees shall be permitted to Transfer their Lock-up Shares during the Lock-up Period (i) to (A) the Company’s officers or directors, (B) any affiliates or family members of the Company’s officers or directors or (C) with respect to any Topco Equityholder and its Permitted Transferees, any direct or indirect partners, members or equity holders of the Topco Equityholders, any Affiliates of the Topco Equityholders or any related investment funds or vehicles controlled or managed by such persons or their respective Affiliates or, with respect to any Horizon Equityholder and its Permitted Transferees,

Annex E-8

any direct or indirect partners, members or equity holders of the Horizon Equityholders, any Affiliates of the Horizon Equityholders or any related investment funds or vehicles controlled or managed by such persons or their respective Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person; (iii) by gift to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (vii) to the Company (provided that any Transfers to the Company are pro rata as between the Topco Equityholders and the Horizon Equityholders, except as otherwise approved by the Board (including at least one Topco Designee and one Horizon Designee)); or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date (each such transferee in clauses (i) – (vii) collectively, a “Permitted Transferee”); provided, however, that in the case of clauses (i) through (v) these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 7.

(c)    Notwithstanding anything contained herein to the contrary, the Lock-up Period shall expire, and each Topco Equityholder, Horizon Equityholder and its respective Permitted Transferees, shall be entitled to Transfer all of its Lock-up Shares, immediately upon the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock of the Company for cash, securities or other property.

8.    Confidentiality. The Company acknowledges that the Topco Designees and Horizon Designees may, including through one-on-one conversations, communicate confidential information obtained in each of their respective capacities as a director of the Company (other than information whose provision would reasonably be expected to pose a conflict of interest) to the officers, employees, external counsel or other third-party advisors (collectively, “Representatives”) of the Topco Equityholders and the Horizon Equityholders with a duty to keep such information confidential, in each case, in accordance with and subject to this Section 8. The Topco Equityholders and the Horizon Equityholders will, and will cause their respective Affiliates and direct their respective Representatives who actually receive Confidential Information to, except as otherwise required by applicable law, keep confidential any information (including oral, written and electronic information) concerning the Company, its subsidiaries or its Affiliates that may be furnished to any Topco Equityholder, Horizon Equityholder or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Section 8 (“Confidential Information”); provided, that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement, (b) was or becomes available to the Topco Equityholders, the Horizon Equityholders or their respective Representatives from a source other than the Company or its Representatives or (c) was independently developed by the Topco Equityholders, the Horizon Equityholders or their respective representatives without reference to, incorporation of, or other use of any Confidential Information.

9.    No Other Voting Trusts or Other Arrangement. Each Voting Party shall not, and shall not permit any entity under such Voting Party’s control to (i) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

10.    Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Voting Party purchases, acquires the right to vote or otherwise

Annex E-9

acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

11.    Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.    Termination. Following the Closing, (a) Sections 2, 3, and 6 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which no Voting Party has the right to designate a director to the Board under this Agreement; provided, that the provisions in Section 6(b) shall survive such termination; (b) Section 4 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which the combined voting power of the Topco Equityholders no longer exceeds fifty percent (50%) of the total voting power of the Company then outstanding; (c) Section 8 of this Agreement shall terminate (i) as to Topco one (1) year after the last Topco Designee no longer serves on the Board and (ii) as to Horizon one (1) year after the Horizon Designee no longer serves on the Board; and (d) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) (i) as to Topco when the Topco Equityholders cease to Beneficially Own any Voting Shares and (ii) as to Horizon when the Horizon Equityholders cease to Beneficially Own any Voting Shares.

13.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Voting Parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.    Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement. During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares for purposes of this Agreement.

15.    Assignment.

(a)    Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

(b)    Prior to the expiration of the Lock-up Period, no Voting Party may assign or delegate such Voting Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a

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transfer of Voting Shares by such Voting Party to a Permitted Transferee in accordance with the terms of the Registration Rights Agreement and this Section 15; provided, that the rights hereunder that are personal to the Voting Parties may not be assigned or delegated in whole or in part, except that (i) the Topco Equityholders shall be permitted to transfer rights hereunder as the Topco Equityholders to one or more other Topco Equityholders or any of their respective Affiliates or direct or indirect partners, members or equity holders (each, a “Topco Transferee”), (ii) the Horizon Equityholders shall be permitted to transfer rights hereunder as the Horizon Equityholders to one or more other Horizon Equityholders or any of their respective Affiliates or direct or indirect partners, members or equity holders (each, a “Horizon Transferee”) and (iii) the Topco Equityholders shall be permitted to designate any Topco Transferee as a “Topco Equityholder” and the Horizon Equityholders shall be permitted to designate any Horizon Transferee as a “Horizon Equityholder”, in each case, for purposes of this Agreement as if such Permitted Transferee were an initial signatory hereto.

(c)    This Agreement and the provisions hereof shall, subject to Section 15(c), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of the Voting Parties, including with respect to any of such Voting Party’s Voting Shares that are transferred to a Permitted Transferee in accordance with the terms of this Agreement and the Registration Rights Agreement.

(d)    No assignment in accordance with this Section 15 by any party hereto (including pursuant to a transfer of any Voting Party’s Voting Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 23 and (ii) the executed written agreement of the assignee, in a form reasonably satisfactory to each of the other parties hereto, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Voting Party shall not permit the transfer of any such Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

(e)    Any transfer or assignment made other than as provided in this Section 15 shall be null and void.

(f)    Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by the Voting Parties, the aggregate number of shares so held by the Voting Parties shall include any shares of capital stock of the Company transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 15; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 15(d) above, including agreeing to vote or cause to be voted the Voting Shares Beneficially Owned by such Permitted Transferee as required of a Voting Party hereunder.

16.    Treatment of Warrants. In the event the terms of the Horizon Warrants (as defined in the Transaction Agreement) are not modified prior to the Closing in a manner resulting in the treatment of such Horizon Warrants as equity under the rules and guidelines of the SEC at and after the Closing, the Horizon Equityholders and the Topco Equityholders shall support any action taken by the Board to cause the outstanding warrants of the Company immediately following the closing to be treated as equity under the rules and guidelines of the SEC, including by voting (in person or by proxy at a meeting of stockholders or warrantholders of the Company, or by written consent) its Common Stock and warrants to purchase shares of Common Stock in favor of any such changes to the extent such a vote is required.

17.    Actions by the Topco Equityholders and Horizon Equityholders. For the avoidance of doubt, (a) any action to be taken hereunder by the Topco Equityholders shall be taken by the action of the Topco Equityholders holding a majority of the Common Stock then-owned by such Topco Equityholders and (b) any action to be taken hereunder by the Horizon Equityholders shall be taken by the action of the Horizon Equityholders holding a majority of the Common Stock then-owned by such Horizon Equityholders.

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18.    Other Rights. Except as provided by this Agreement, each Voting Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

19.    Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20.    Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

21.    Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

22.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

23.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

24.    Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, Hoya Topco or Horizon, in accordance with the terms of the Transaction Agreement or (y) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 24.

25.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

[Remainder of page intentionally left blank; signature pages follow]

Annex E-12

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

Vivid Seats Inc. a Delaware corporation

By:
Name:
Title:

VOTING PARTIES:

Hoya Topco, LLC a Delaware limited liability company

By:
Name:
Title:

Horizon Sponsor, LLC a Delaware limited liability company

By:
Name:
Title:

Annex E-13

Annex A

Voting Shares

Holder	Address	Shares of Class A Common Stock	Shares of Class B Common Stock	Warrants	Other Equity Securities / Rights to Acquire Equity Securities
Hoya Topco, LLC
Horizon Sponsor, LLC

Annex E-14

ANNEX F

FINAL FORM

TAX RECEIVABLE AGREEMENT

by and among

VIVID SEATS INC.

HOYA INTERMEDIATE, LLC

GTCR MANAGEMENT XI, LLC, as TRA HOLDER REPRESENTATIVE,

HOYA TOPCO, LLC,

the several BLOCKER TRA HOLDERS (as defined herein)

and

OTHER TRA HOLDERS (as defined herein)

FROM TIME TO TIME PARTY HERETO

Dated as of [●]

Annex F-i

Exhibits

Exhibit A -	Form of Joinder Agreement
Exhibit B -	Agreement and Plan of Reorganization

Annex F-ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [·], is hereby entered into by and among Vivid Seats Inc., a Delaware corporation (the “Corporation”), Hoya Intermediate, LLC, a Delaware limited liability company (the “LLC”), the TRA Holder Representative (as defined below), Hoya TopCo, LLC, a Delaware limited liability company (the “Initial TRA Holder”), the Blocker TRA Holders (as defined below), and each of the other Exchange TRA Holders (as defined below) from time to time party hereto (collectively, and together with the Initial TRA Holder, the Blocker TRA Holders and their respective transferees, the “TRA Holders”).

RECITALS

WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the LLC who are parties hereto, and their respective assignees who become parties hereto by satisfying the Joinder Requirement, directly or indirectly owns limited liability company interests in the LLC (the “Units”);

WHEREAS, pursuant to that certain Transaction Agreement by and among (i) the LLC, (ii) the Initial TRA Holder, (iii) Horizon Acquisition Corporation, a Delaware corporation and predecessor to the Corporation (“Horizon”), and (iv) Horizon Sponsor, LLC, a Delaware limited liability company (“Horizon Sponsor”), the Corporation will acquire newly-issued Units in exchange for [·] (such Transaction Agreement, the “Transaction Agreement,” and the foregoing transactions, the “Business Combination”);

WHEREAS, in connection with the Business Combination, the LLC will revalue its property for U.S. federal income tax purposes (and any corresponding U.S. state or local tax purposes) pursuant to Section 1.704-1 of the Treasury Regulations;

WHEREAS, the Corporation, each Blocker Corporation (as defined in the LLC Agreement) and such Blocker Corporation’s shareholders (the “Blocker TRA Holders”) have entered into a Plan of Reorganization in the form attached as Exhibit B to this Agreement, pursuant to which, and subject to the terms of the LLC Agreement, no later than three (3) years after the later of (i) the date of the Business Combination and (ii) the date of the first Secondary Sale (as defined below), each Blocker Corporation shall merge with and into the Corporation in a Blocker Merger Transaction (as defined by the LLC Agreement, and the transactions contemplated by such Plan of Reorganization, the “Reorganization Transactions”);

WHEREAS, as a result of each Reorganization Transaction, the Corporation will acquire the Units and interests in this Agreement then held by the applicable Blocker Corporation, and the Corporation may obtain or be entitled to certain tax attributes as further described herein, and in partial consideration of acquiring the Blocker Corporation pursuant to such Reorganization Transaction, subject to the terms of this Agreement, the Corporation agrees to make certain payments to the Blocker TRA Holders party thereto;

WHEREAS, pursuant to and subject to the terms of the LLC Agreement, from time to time, each holder of Units (other than the Corporation or its direct or indirect Subsidiaries) has the right to require the LLC to redeem (a “Redemption”) all or a portion of such holder’s Units for cash or, at the Corporation’s election, Class A Common Stock, in either case contributed to the LLC by the Corporation; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange (a “Direct Exchange”) of such cash or shares of Class A Common Stock for such Units (holders described in this clause, the “Exchange TRA Holders”);

Annex F-1

WHEREAS, the LLC and any direct or indirect Subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a partnership for U.S. federal income tax purposes (together with the LLC and any direct or indirect Subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a disregarded entity for U.S. federal income tax purposes, the “LLC Group”) will, to the extent such direct or indirect Subsidiary is treated as a partnership for U.S. federal income tax purposes and the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return, have in effect an election under Section 754 of the Code (as defined below) for the Taxable Year (as defined below) in which any Exchange (as defined below) occurs, in each case, to the extent that such election would result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the LLC Group as of the date of the Exchange; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to certain tax benefits derived by the Corporation as a result of the Business Combination, any Exchanges or any Reorganization Transactions and the receipt of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation, provided that such Advisory Firm that is used by the Corporation shall be selected by the Corporation and shall be reasonably acceptable to the TRA Holder Representative.

“Actual Interest Amount” is defined in Section 3.1(b)(vi) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the sum of (A) the actual liability for U.S. federal income taxes of the Corporation and (B) without duplication, the portion of any actual liability for U.S. federal income taxes imposed directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code, (ii) the product of (A) the net positive amount of the U.S. federal taxable income (for the avoidance of doubt, determined without taking into account any U.S. federal benefit of any applicable state or local tax deduction and taking into account any net operating losses) for such Taxable Year reported on the Corporation’s IRS Form 1120 (or any successor form) and (B) the Assumed State and Local Tax Rate, and (iii) the actual liability of the Corporation for any Covered Taxes other than U.S. federal, state and local income taxes. For the avoidance of doubt, the calculation of the amount described in clause (i) shall take into account any U.S. federal income tax benefit realized by the Corporation with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (ii), and disregarding the actual deduction for state and local jurisdiction income taxes reflected on the Corporation’s income tax return).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

Annex F-2

“Aggregate TRA Rights” means [●].1

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.5(b) of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of (i) for each state that imposes income or franchise taxes on the Corporation on its allocable share of income with respect to its interest in the LLC, the product of (x) the Corporation’s income tax apportionment factor for each such state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (y) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporation files income tax returns for each relevant Taxable Year, and (ii) for each state that imposes income or franchise taxes directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for state income tax purposes), the product of (x) the income tax apportionment factor for such LLC or Subsidiary, as applicable, for each such state in which the LLC or such Subsidiary files income or franchise tax returns for the relevant taxable year of such LLC or Subsidiary ending on or after the Business Combination Date and (y) the highest income tax rate in effect applicable to the LLC or such Subsidiary, as applicable, for such taxable year for each such state in which the LLC or such Subsidiary files income or franchise tax returns.

“Bankruptcy Code” is defined in Section 4.1(c) of this Agreement.

“Basis Adjustment” means the increase or decrease to the Corporation’s share of the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes) and (ii) under Sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. As relevant, Basis Adjustments are to be calculated pursuant to Treasury Regulations Section 1.743-1. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.3 of this Agreement.

“Blocker Attributes” means any U.S. federal, state, or local net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code (and any comparable provision of U.S. federal, state, or local tax law), credit carryforwards, and foreign tax credits of a Blocker Corporation, in each case, relating to taxable periods (or portions thereof) ending at the close of business on the closing date of the Business Combination and the availability of which are determined as of the applicable Reorganization Transaction.

“Blocker Corporation” is defined in the LLC Agreement.

“Blocker Corporation Attribute Schedule” is defined in Section 2.2.

“Blocker Merger Transactions” is defined in the LLC Agreement.

“Blocker TRA Holder Sharing Percentages” means, for each Blocker TRA Holder with respect to a given Blocker Corporation, (i) at the time of a Reorganization Transaction involving a Blocker Corporation owned by

[1]	Note to Draft: To be equal to the aggregate number of Intermediate Common Units held by Topco as of the date of this Agreement.

Annex F-3

such Blocker TRA Holder, a percentage equal to the TRA Holder Sharing Percentage of such Blocker Corporation immediately prior to such Reorganization Transaction, and (ii) thereafter such percentage as determined by the TRA Holder Representative to reflect any transfers by a Blocker TRA Holder of its TRA Rights. The TRA Holder Representative shall provide a written schedule to the Corporation reflecting any changes to the Blocker TRA Holder Sharing Percentages.

“Blocker TRA Holders” is defined in the recitals to this Agreement.

“Board” means the Board of Directors of the Corporation.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Date” means the closing of the Business Combination.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” shall have the same meaning defined in the LLC Agreement, other than clause (iv) of such definition which shall be disregarded for purposes of this definition.

“Class A Common Stock” means the class A common stock, par value $0.0001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Basis” means the existing tax basis of the Reference Assets that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Common Basis Addback Amount” means, with respect to a Taxable Year, for each Exchange or Reorganization Transaction occurring in such Taxable Year or that occurred in any of the fourteen (14) Taxable Years preceding the Taxable Year for which Hypothetical Tax Liability is determined, the aggregate of the products of (i) the Common Basis, at the time of such Exchange or Reorganization Transaction, of each Subsequently Acquired Asset as of the time of such Exchange or Reorganization Transaction, (ii) a fraction, the numerator of which is the number of Units transferred in such Exchange or Reorganization Transaction, and the denominator of which is the total number of outstanding Units immediately following such Exchange or Reorganization Transaction, and (iii) a fraction, the numerator of which is one (1) and the denominator of which is fifteen (15).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Covered Person” is defined in Section 7.16 of this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local, and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related thereto.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

Annex F-4

“Default Rate” means LIBOR plus 450 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(vii) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

“Exchange” means any Direct Exchange or Redemption.

“Exchange Date” means the date of any Exchange.

“Exchange TRA Holders” is defined in the recitals to this Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (i) the sum of (A) the hypothetical liability for U.S. federal income taxes of the Corporation and (B) without duplication, the portion of any hypothetical liability for U.S. federal income taxes imposed directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code, (ii) the product of (A) the net positive amount of the U.S. federal taxable income (for the avoidance of doubt, determined without taking into account any U.S. federal benefit of any applicable state or local tax deduction and taking into account any net operating losses) for purposes of determining such hypothetical liability for U.S. federal income taxes, and (B) the Assumed State and Local Tax Rate, and (iii) the hypothetical liability of the Corporation for any Covered Taxes other than U.S. federal, state and local income taxes, but for purposes of determining the liability in clauses (i) through (iii) above, without duplication, (1) with respect to any Originally Held Asset, calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, deduction or loss, by reference to the Non-Adjusted Tax Basis as reflected on the applicable Basis Schedule,

Annex F-5

including amendments thereto, for the Taxable Year, (2) excluding the effect of any and all Basis Adjustments, (3) excluding the effect of any and all Blocker Attributes, (4) including in income of the Corporation the Common Basis Addback Amount for the Taxable Year, (5) excluding the impact of Section 704(c) Items (which, for the avoidance of doubt, shall not duplicate the effects of clause (1)), and (6) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to any of the items described in clauses (1), (2), (3), (4), (5) or (6) of the previous sentence. For the avoidance of doubt, the calculation of the amount described in clause (i) shall take into account any U.S. federal income tax benefit that would be realized by the Corporation with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (ii), and disregarding the hypothetical deduction for state and local jurisdiction income taxes of the Corporation).

“Imputed Interest” is defined in Section 3.1(b)(v) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR) for one-month London interbank offered rates for U.S. dollar deposits for such month (or portion thereof). If LIBOR ceases to be published in accordance with the definition thereof, SOFR shall be used in lieu of LIBOR for so long as LIBOR is not so published.

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” is defined in the recitals to this Agreement.

“Maximum Rate” is defined in Section 7.13 of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(i) of this Agreement.

“Non-Adjusted Tax Basis” means, in the case of any Originally Held Asset that is depreciable or amortizable (including, for the avoidance of doubt, any amortizable Section 197 intangible (as such term is used in the Code)), for purposes of U.S. federal income tax law, treating such Originally Held Asset as having a Common Basis of zero at all times.

“Non-TRA Portion” is defined in Section 2.4(b) of this Agreement.

“Objection Notice” is defined in Section 2.5(a)(i) of this Agreement.

“Original Liability” means any liability described in Treasury Regulations Section 1.752-7(b)(3) of any member of the LLC Group as of the Business Combination.

Annex F-6

“Originally Held Asset” means any Reference Asset that was a Reference Asset at the time of the Business Combination.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a TRA Holder) (i) that occurs after the Business Combination but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(iv) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.5(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns, whether held directly by the LLC or indirectly by the LLC through any entity in which the LLC now holds or may subsequently hold an ownership interest (but only if such entity is treated as a partnership or disregarded entity for U.S. federal income tax purposes and for purposes of state or local income tax law). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Reorganization Transactions” is defined in the recitals to this Agreement.

“Reorganization Transaction Date” means the date of any applicable Reorganization Transaction.

“Rules” is defined in Section 7.8(a) of this Agreement.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Blocker Corporation Attribute Schedule, (iii) a Tax Benefit Schedule, or (iv) the Early Termination Schedule, and, in each case, any amendments thereto.

“Secondary Sale” means any exchange of Units by the Initial TRA Holder for Class A Common Stock and subsequent sale of such Class A Common Stock after the date of this Agreement.

“Section 704(c) Items” means the additional allocations of tax items of income, gain, deduction and loss to, or away from, the Corporation pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder (including pursuant to any “reverse Section 704(c)” allocations) in respect of (i) any difference between the fair market value and the tax basis of any Originally Held Asset immediately following the Business Combination and (ii) any Original Liabilities, in each case as compared to the tax items of income, gain, deduction and loss to, or away from, the Corporation that would have been allocated if Section 704(c) of the Code and the Treasury Regulations thereunder were not taken into account. For the avoidance of doubt, the foregoing would include disproportionate allocations (if any) of tax items of income, gain, deduction and loss to a TRA Holder and away from the Corporation.

Annex F-7

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Subsequently Acquired Asset” means any Reference Asset that became a Reference Asset after the Business Combination.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes and applicable state and local tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.4(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with any Taxing Authority in respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Business Combination Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“Threshold Exchange Units” is defined in Section 3.6 of this Agreement.

“TRA Holders” is defined in the preamble to this Agreement.

“TRA Holder Representative” is defined in Section 7.16 of this Agreement.

“TRA Holder Sharing Percentages” means (i) initially 100% for the Initial TRA Holder, and (ii) thereafter, as of a specific date and with respect to a TRA Holder, a number, represented as a percentage, equal to (A) the number of TRA Rights held by such TRA Holder, divided by (B) the Aggregate TRA Rights, multiplied by (C) 100. The TRA Holder Representative shall provide a written schedule to the Corporation reflecting any changes to the TRA Holder Sharing Percentages.

“TRA Right” means a right representing an interest in the rights of the TRA Holders under this agreement, including the right to receive a Tax Benefit Payment. The aggregate number of TRA Rights hereunder shall be

Annex F-8

the Aggregate TRA Rights, each of which shall be held as of the date hereof by the Initial TRA Holder. After the date hereof, if the number of outstanding Units shall have been changed into a different number of units or a different class, by reason of any distribution, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event, then the number of TRA Rights held by each TRA Holder and the Aggregate TRA Rights will each be equitably adjusted to reflect such change.

“Transaction Agreement” is defined in the recitals to this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4 of this Agreement.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(1)    in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments, Common Basis (limited, in the case of Subsequently Acquired Assets, to the Common Basis Addback Amount for such Taxable Year), Blocker Attributes, Section 704(c) Items, and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, taking into account clause (4) below;

(2)    (i) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, and (ii) the combined U.S. state and local income tax rates (but not, for the avoidance of doubt, U.S. federal income tax rates) for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

(3)    all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, the combined tax rate for U.S. state and local income taxes (but not, for the avoidance of doubt, federal income taxes) shall be the Assumed State and Local Tax Rate);

(4)    any loss or disallowed interest or other loss carryovers or carryforwards generated by any Basis Adjustments, Common Basis, Blocker Attributes, Section 704(c) Items, or Imputed Interest (including any such Basis Adjustments, and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date, and any Blocker Attributes that have not been previously utilized in determining a Tax Benefit Payment as of the Early Termination Effective Date, will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Effective Date, or up through their scheduled expiration under applicable law (if earlier) (provided that, in any year that the Corporation is prevented from fully utilizing net operating losses or other tax attributes attributable to a Blocker Corporation pursuant to Section 382, 383, or 384 of the Code (or any successor provision or similar provision under state or local law), the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382, 383, or 384 of the Code (or any successor provision or similar provision under state or local law));

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(5)    any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date) and (ii) the fifteenth anniversary of the Early Termination Effective Date;

(6)    any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;

(7)    if, on the Early Termination Effective Date, any TRA Holder has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the fair market value of the cash or Class A Common Stock that would be received by such TRA Holder if such Units had been Exchanged on the Early Termination Effective Date (including Units held by Blocker Corporations that have not consummated a Reorganization Transaction, in which case, the relevant Blocker Corporation would be treated as having Exchanged its Units, in the manner set forth above in this clause, and would be an Exchange TRA Holder (and not a Blocker TRA Holder) with respect to such Units), and such TRA Holder shall be deemed to receive the amount of cash such TRA Holder would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date; and

(8)    any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed under applicable law as of the Early Termination Effective Date excluding any extensions.

Section 1.2    Rules of Construction. Unless otherwise specified herein:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    For purposes of interpretation of this Agreement:

(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)    References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii)    References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv)    The term “including” is by way of example and not limitation.

(v)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(vi)    The term “or” shall not be exclusive and shall instead mean “and/or.”

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)    Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

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ARTICLE II.

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1    Basis Adjustments; LLC 754 Election; Revaluation.

(a)    Basis Adjustments. The Parties acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (B) to the fullest extent permitted by law each Redemption using cash or Class A Common Stock contributed to the LLC by the Corporation as a direct purchase of Units by the Corporation from the applicable Exchange TRA Holder pursuant to Section 707(a)(2)(B) of the Code as giving rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

(b)    Section 754 Election. The Corporation shall ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the LLC and each other member of the LLC Group that is treated as a partnership for U.S. federal income tax purposes (and for which the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return) will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year, in each case, to the extent that such election would result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the LLC Group as of the date of the relevant Exchange.

(c)    Revaluation. Pursuant to, and in accordance with, Section 1.704-1 of the Treasury Regulations, for U.S. federal income tax purposes (and any corresponding U.S. state or local tax purposes), the LLC shall revalue its property to fair market value as of the time of the Business Combination. The Parties hereto acknowledge and agree that such revaluation may result in subsequent Section 704(c) Items.

Section 2.2    Blocker Corporation Attribute Schedule. At least thirty (30) days prior to any Reorganization Transaction, the relevant Blocker Corporation shall deliver to the Corporation and the TRA Holder Representative a schedule (a “Blocker Corporation Attribute Schedule”) of (a) the Blocker Attributes of the Blocker Corporation as of the closing date of the Business Combination and (b) any current or anticipated applicable limitations on the use of the Blocker Attributes for tax purposes (including under Section 382 of the Code). Any Blocker Corporation Attribute Schedule so delivered will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

Section 2.3    Basis Schedules. Within ninety (90) days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holder Representative a schedule developed in consultation with the Advisory Firm (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, (c) the Non-Adjusted Tax Basis with respect to the Reference Assets described in clause (a) as of each relevant Exchange, (d) the Common Basis that remains (if any) and may give rise to payments pursuant to the terms of this Agreement, and (e) the period (or periods) over which the Common Basis is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

Section 2.4    Tax Benefit Schedules.

(a)    Tax Benefit Schedule. Within ninety (90) days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Holder Representative a schedule developed in consultation with the

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Advisory Firm showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

(b)    Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Basis Adjustments, Common Basis (limited, in the case of Subsequently Acquired Assets, to the Common Basis Addback Amount for such Taxable Year), Blocker Attributes, Section 704(c) Items, and Imputed Interest, as determined using a “with and without” methodology described in Section 2.5(a). To the extent any portion of a Realized Tax Benefit could be attributed to both Common Basis and a Section 704(c) Item, the Realized Tax Benefit shall be attributed to Common Basis. Carryovers, carryforwards, or carrybacks, of any tax item attributable to any Basis Adjustment, Common Basis, Blocker Attributes, Section 704(c) Items, or Imputed Interest or any other tax item in respect thereof shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation, and expiration of carryovers, carryforwards, carrybacks, or other tax items of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Basis Adjustments, Common Basis, Blocker Attributes, Section 704(c) Items, or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (calculated by taking into account the provisions of Section 3.3(a) to the extent applicable); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree to treat (i) all Tax Benefit Payments (other than Imputed Interest) solely to the extent attributable to an Exchange and to the extent permitted by applicable law (A) as subsequent upward purchase price adjustments that give rise to further Basis Adjustments in respect of an applicable Exchange and (B) have the effect of creating additional Basis Adjustments arising in the Taxable Year in which the applicable Tax Benefit Payment is made and (ii) as a result, to the extent permitted by applicable law, any additional Basis Adjustments arising from such a Tax Benefit Payment shall be treated as giving rise to a Basis Adjustment in the Taxable Year in which the Tax Benefit Payment is made on an iterative basis continuing until any incremental Basis Adjustment is immaterial as reasonably determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

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Section 2.5    Procedures; Amendments.

(a)    Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Holder Representative, under this Agreement, including any Amended Schedule delivered pursuant to Section 2.5(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (x) deliver supporting schedules and work papers from an Advisory Firm and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Holder Representative, at the Corporation and the applicable Advisory Firm in connection with its review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule shall become final and binding on the Parties thirty (30) days from the date on which the TRA Holder Representative first receives the applicable Schedule unless:

(i)    the TRA Holder Representative within thirty (30) days after receiving the applicable Schedule provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder Representative’s material objection (an “Objection Notice”) or

(ii)    the TRA Holder Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver from the TRA Representative is received by the Corporation.

In the event that the TRA Holder Representative timely delivers an Objection Notice pursuant to clause (i) above, and if the Corporation and the TRA Holder Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice through good faith discussions within thirty (30) days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Holder Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b)    Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder Representative; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the TRA Holder Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.05(a).

ARTICLE III.

TAX BENEFIT PAYMENTS

Section 3.1    Timing and Amount of Tax Benefit Payments.

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(a)    Timing and Amount of Payments to TRA Holders and Blocker TRA Holders. Except as provided in Section 3.4, and subject to Sections 3.2, 3.3 and 3.6, within ten (10) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.5(a) of this Agreement, (i) the Corporation shall pay to each TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b) multiplied by the applicable TRA Holder Sharing Percentage, and (ii) if a Blocker Corporation has completed a Reorganization Transaction, the Corporation shall pay to each Blocker TRA Holder party to such Reorganization Transaction the Tax Benefit Payment as determined pursuant to Section 3.1(b) multiplied by the applicable Blocker TRA Holder Sharing Percentage; provided, that if any TRA Holder Sharing Percentage would otherwise be allocated to the Corporation as a result of a Reorganization Transaction, such percentage shall deemed to be zero upon the occurrence of such Reorganization Transaction and the TRA Holder Representative shall revise such TRA Holder Sharing Percentage accordingly. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder. For the avoidance of doubt, (i) no Tax Benefit Payment shall be required to be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments, and (ii) without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.5, the TRA Holders shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment). Notwithstanding anything to the contrary, in no event will the aggregate of the portions of the Tax Benefit Payment that are payable to the TRA Holders pursuant to this Section 3.1(a) exceed 100% of the Tax Benefit Payment.

(b)    Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of: (i) the Net Tax Benefit (including Imputed Interest, if any, calculated in respect of such amount); and (ii) the Actual Interest Amount and any Default Rate Interest with respect to the Net Tax Benefit described in (i).

(i)    Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such TRA Holder.

(ii)    Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. The computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

(iii)    Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of (a) the Hypothetical Tax Liability over (b) the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(iv)    Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of (a) the Actual Tax Liability over (b) the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority

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of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(v)    Imputed Interest. The Parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local tax law, may, as applicable, apply to cause a portion of any payments by the Corporation to a TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest, if any, as determined with respect to any payments made by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vi)    Actual Interest Amount. Subject to Section 3.4, the “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year, will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(vii)    Default Rate Interest. In accordance with Section 5.2, in the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of any “Default Rate Interest” calculated and payable in accordance with Section 5.2 in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such TRA Holder.

(viii)    The Corporation and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any TRA Holder, if such TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(c)    Interest. The provisions of Section 3.1(b) and Section 5.2 in respect of Default Rate Interest are intended to operate so that interest will effectively accrue (or in the case of Imputed Interest be treated as accruing solely for U.S. federal income or applicable state or local income tax purposes) in respect of the Net Tax Benefit (or Tax Benefit Payment in respect of any Actual Interest Amount or Default Rate Interest) for any Taxable Year as follows:

(i)    first, solely for U.S. federal income or applicable state or local income tax purposes, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date or Reorganization Transaction Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a));

(ii)    second, at the Agreed Rate (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii)    third, in accordance with Section 5.2, at the Default Rate (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to the applicable TRA Holder).

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Section 3.2    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3    Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 (and, for the avoidance of doubt, shall continue to accrue pursuant to Section 5.2 until the Tax Benefit Payments have been made in full without regard to the provisions of this Section 3.3) and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Holder pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Holders in respect of all prior Taxable Years have been made in full.

Section 3.4    Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each TRA Holder pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any TRA Holder, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the TRA Holders in respect of any anticipated amounts to be owed with respect to a Taxable Year to the TRA Holders pursuant to Section 3.1 of this Agreement (any such estimated payment referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a TRA Holder pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to all other TRA Holders then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the TRA Holders and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the TRA Holders pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.5. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.5, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the TRA Holders along with an appropriate Actual Interest Amount (and any Default Rate Interest) in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment to a TRA Holder for a Taxable Year exceeds the finally determined Tax Benefit Payment to the TRA Holder for such Taxable Year, such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to such TRA Holder. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the TRA Holders pursuant to Section 3.1, the Parties intend to treat the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange in part as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made (exclusive of any amounts treated as Imputed Interest); provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative

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basis continuing until any incremental Basis Adjustment is immaterial as determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

Section 3.5    Overpayments. To the extent the Corporation makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Corporation to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates for purposes of determining the Actual Interest Amount to which such relevant TRA Holders shall be entitled. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the TRA Holders shall not be required, under any circumstances, to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

Section 3.6    Threshold Exchange. Notwithstanding anything to the contrary herein, any and all Tax Benefit Payments that would otherwise be made pursuant to this Agreement to a TRA Holder shall be held by the Corporation for the benefit of such TRA Holder until such time as such TRA Holder has exchanged Units in one or more Exchanges equal to 5% of the Units held by such TRA Holder determined prior to the Business Combination (such Units, the “Threshold Exchange Units”). Promptly following the time such TRA Holder has exchanged, in the aggregate, a number of Units equal to or exceeding the Threshold Exchange Units for such TRA Holder, such withheld amount shall be paid by the Corporation to such TRA Holder as a Tax Benefit Payment as provided in Section 3.1(a).

ARTICLE IV.

TERMINATION

Section 4.1    Early Termination of Agreement; Breach of Agreement.

(a)    Corporation’s Early Termination Right. With the approval of a majority of the independent directors serving on its Board of Directors, the Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Holders pursuant to this Agreement by paying to the TRA Holders the Early Termination Payments; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all TRA Holders that are entitled to such a payment, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payments, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice and that remain unpaid as of the payment of the Early Termination Payments (which Tax Benefit Payments shall not be included in the Early Termination Payments); and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payments or is included in clause (i)) that remain unpaid as of the payment of the Early Termination Payments. If an Exchange or Reorganization Transaction subsequently occurs with respect to Units (including Units held by Blocker Corporations) for which the Corporation has exercised its termination rights under this Section 4.1(a) and paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange or Reorganization Transaction.

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(b)    Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, but shall not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by the Corporation and the TRA Holders as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments, and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payments or are included in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandis.

(c)    Acceleration Upon Material Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (subject to the remaining provisions of this Section 4.1(c)), failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise (“Material Breach”), then all obligations of the Corporation hereunder shall be accelerated and become immediately due and payable and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments; and (iii) any current Tax Benefit Payments due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payments or in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a Material Breach, the TRA Holder Representative and each TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking or otherwise obtaining an acceleration of amounts payable under this Agreement pursuant to this Section 4.1(c). For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the relevant Final Payment Date shall be deemed to be a Material Breach, and that it will not be considered to be a Material Breach to make a payment due pursuant to this Agreement within three (3) months of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a Material Breach if the Corporation fails to make any Tax Benefit Payment within three (3) months of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions or would become insolvent as a result of making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Holders and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment. For the avoidance of doubt, a Reconciliation Dispute (including any delay in payment as a result thereof) will not constitute a Material Breach of this Agreement.

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Section 4.2    Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the TRA Holder Representative a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Sections 4.1(b) or 4.1(c), the Corporation shall deliver a schedule developed in consultation with the Advisory Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm, and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm as determined by the Corporation or as reasonably requested by the TRA Holder Representative in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party thirty (30) days from the first date on which the TRA Holder Representative received such Early Termination Schedule unless:

(i)    the TRA Holder Representative within thirty (30) days after receiving the Early Termination Schedule, provides the Corporation with written notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder Representative’s material objection (a “Termination Objection Notice”); or

(ii)    the TRA Holder Representative provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder Representative is received by the Corporation.

In the event that the TRA Holder Representative timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Holder Representative shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3    Payment Upon Early Termination.

(a)    Timing of Payment. Within ten (10) Business Days after the Early Termination Reference Date, the Corporation shall pay to each TRA Holder an amount equal to the Early Termination Payment for such TRA Holder. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder.

(b)    Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid (and which have not yet been paid prior to the Early Termination Effective Date) by the Corporation to such TRA Holder, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date (including Units held by Blocker Corporations that have not consummated a Reorganization Transaction, in which case, the relevant Blocker Corporation shall be treated as having Exchanged its Units in the manner set forth in the Valuation Assumptions and shall be treated as an Exchange TRA Holder (and not a Blocker TRA Holder) with respect to such Units), beginning from the Early Termination Effective Date and using the Valuation Assumptions. The computation of the Early Termination Payment shall be subject to the Reconciliation Procedures.

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ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

Section 5.1    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments or Early Termination Payments required to be made by the Corporation to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporation shall make any such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. The Corporation and the LLC shall not, and shall cause their Subsidiaries to not, without the prior written consent of the TRA Holder Representative, enter into or amend the terms of any financing agreement or Senior Obligations if the terms of such agreement or amendment would further restrict (beyond the restrictions applicable in financing agreements as of the date of this Agreement) the Corporation’s ability to make payments owed under the terms of this Agreement (including as a result of any restriction on the ability of the Corporation’s Subsidiaries to make distributions or other payments to the Corporation to fund amounts payable under this Agreement).

Section 5.2    Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment of such Tax Benefit Payment or Early Termination Payment; provided that if any Tax Benefit Payment or Early Termination Payment is not made to the TRA Holders when due under the terms of this Agreement as a result of Section 5.1 and the terms of the agreements governing Senior Obligations, any such interest shall be computed at the Agreed Rate and not the Default Rate.

ARTICLE VI.

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1    Participation in the Corporation’s Tax Matters. Except as otherwise provided herein or the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any audit, contest, or other proceeding pertaining to taxes; provided, however, that the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to adversely affect the TRA Holders’ rights and obligations under this Agreement without the consent of the TRA Holder Representative, such consent not to be unreasonably withheld, conditioned, or delayed. The Corporation shall notify the TRA Holder Representative of, and keep it reasonably informed with respect to, any tax audit or other tax contest of the Corporation the outcome of which is reasonably expected to affect the Tax Benefit Payments payable to any TRA Holder under this Agreement and the TRA Holder Representative shall have the right to (i) discuss with the Corporation, and provide input and comment to the Corporation regarding, any portion of any such tax audit or other tax contest and (ii) participate in, at the TRA Holder Representative’s expense, any such portion of any such tax audit or other tax contest, in each case, to the extent it reasonably relates to issues the resolution of which would reasonably be expected to affect the Tax Benefit Payments payable to any TRA Holder under this Agreement. To the extent there is a conflict between this Agreement and either the Transaction Agreement or the LLC Agreement relating to tax matters concerning Covered Taxes and the Corporation, including preparation, filing or amending of any Tax Return and

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defending, contesting or settling any issue pertaining to taxes, this Agreement shall control solely with respect to the matters governed by this Agreement.

Section 6.2    Consistency. Except as otherwise required by applicable law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the determination of any deductions arising from Common Basis or Section 704(c) Items, the Schedules or the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the LLC on their respective Tax Returns. Each TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement and any related calculations or determinations that are made hereunder, including, without limitation, the Schedules provided under this Agreement, unless otherwise required by applicable law. In the event that an Advisory Firm or Expert is used and is replaced with another Advisory Firm or Expert, such replacement Advisory Firm or Expert shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm or Expert, unless otherwise required by applicable law or unless the Corporation and the TRA Holder Representative agree to the use of other procedures and methodologies.

Section 6.3    Cooperation. The TRA Holder Representative and each TRA Holder, on the one hand, and the Corporation, on the other hand, shall (i) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making, reviewing, or approving any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return, or contesting or defending any audit, examination, controversy, or other proceeding with any Taxing Authority, (ii) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. Subject to Section 6.1, the Corporation shall provide assistance as reasonably requested by any TRA Holder or the TRA Holder Representative on behalf of any TRA Holder in connection with such TRA Holder’s tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation. The requesting Party shall reimburse the other Party for any reasonable and documented out-of-pocket costs and expenses incurred by such other Party pursuant to this Section 6.3.

ARTICLE VII.

MISCELLANEOUS

Section 7.1    Notices.2 All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Corporation, to:

[●]

with a copy (which shall not constitute notice to the Corporation) to:

[●]

If to the TRA Holder Representative:

[●]

[2]	Note to Draft: Notice information to come.

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with a copy (which shall not constitute notice to the TRA Holder Representative) to:

[●]

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6    Assignments; Amendments; Successors; No Waiver.

(a)    Assignment. Each TRA Holder may assign, sell, pledge, or otherwise alienate or transfer any TRA Right without the consent of the Corporation, to any Person; provided, such Person executes and delivers a Joinder agreeing to succeed to the applicable TRA Rights and to become a Party and TRA Holder for all purposes of this Agreement (the “Joinder Requirement”). The TRA Holder Representative shall update the TRA Holder Sharing Percentages and Blocker TRA Holder Sharing Percentages, as applicable, to reflect any such transfer accordingly. For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the TRA Holders (and any purported assignment without such consent shall be null and void).

(b)    Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by (i) the Corporation, (ii) the TRA Holder Representative, and (iii) TRA Holders who would be entitled

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to receive at least fifty (50) percent of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the later of the most recent Exchange Date or the most recent Reorganization Transaction, in which case such amendment shall be permitted. Notwithstanding the foregoing, no such amendment shall be effective if such amendment would have a disproportionate adverse impact on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately impacted TRA Holders consent in writing to such amendment (such consent not to be unreasonably withheld, conditioned or delayed). No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c)    Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to (i) assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place and (ii) become a Party to this Agreement.

(d)    Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8    Resolution of Disputes.

(a)    Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably after good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance, or non-performance of this Agreement (including the validity, scope, and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration (the “Rules”) by three arbitrators, of which the Corporation shall appoint one arbitrator and the TRA Holder Representative shall appoint one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be [New York, New York].

(b)    Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c)    Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(d)    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY

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HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e)    In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9    Reconciliation. In the event that the Corporation and the TRA Holder Representative (or any applicable TRA Holder) are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.5, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Holder Representative (or any applicable TRA Holder) agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation, the TRA Holder Representative (or any applicable TRA Holder), or other actual or potential conflict of interest. If the disputing Parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation, the TRA Holder Representative (or any applicable TRA Holder), or other actual or potential conflict of interest. The Expert shall resolve any disputed matter relating to any Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the applicable TRA Holder(s) shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Holder Representative or applicable TRA Holder(s)’s position, in which case the Corporation shall reimburse the TRA Holder Representative or applicable TRA Holder(s) for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the TRA Holder Representative or any applicable TRA Holder(s) relating to the engagement of the Expert or amending any applicable Tax Return), or (ii) the Expert adopts the Corporation’s position, in which case the applicable TRA Holder(s) (or the TRA Holder Representative on behalf of such TRA Holder(s)) shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt costs and expenses incurred by the Corporation relating to the engagement of the Expert or amending any applicable Tax Return). The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation, the TRA Holder Representative and the TRA Holders and may be entered and enforced in any court having competent jurisdiction.

Section 7.10    Withholding. The Corporation, the LLC, and their respective affiliates, shall be entitled to deduct and withhold from any payment that is payable to any TRA Holder (or other applicable person) pursuant to this Agreement any taxes or other amounts as the Corporation is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of U.S. state, local or foreign tax law. Any

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such deducted or withheld taxes or other amounts, to the extent paid over to the appropriate Taxing Authority or other governmental entity shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder (or any other person) in respect of which such deduction or withholding was made. Each TRA Holder or other recipient of any payments hereunder shall provide the Corporation, the LLC, or other applicable withholding agent with any applicable tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11    Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)    If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated Covered Taxes of the group as a whole.

(b)    If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) or any member of the LLC Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Asset as determined by a valuation expert mutually agreed upon by the Corporation and the TRA Holder Representative plus, without duplication, (i) the amount of debt to which any such Reference Assets is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b).

Section 7.12    Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation and the TRA Holder Representative) and to the extent specified therein by such TRA Holder, this Agreement either (i) shall cease to have further effect and shall not apply to such TRA Holder after a date specified by such TRA Holder or (ii) may be amended by the Parties in a manner reasonably determined by such TRA Holder, provided that such amendment shall not result in a material adverse impact to the Corporation’s rights and obligations under this Agreement, including an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13    Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any

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TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Holder exceeds the Maximum Rate, such TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.14    Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.15    LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.16    TRA Holder Representative. By executing this Agreement, each of the TRA Holders shall be deemed to have irrevocably constituted and appointed GTCR Management XI, LLC (in the capacity described in this Section 7.16 and each successor as provided below, the “TRA Holder Representative”) as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to, and unless otherwise provided by this Agreement: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of such TRA Holders, any and all consents, waivers, amendments or modifications deemed by the TRA Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Holder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such TRA Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Holders, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. If the TRA Holder Representative is unwilling to so serve, then the person then-serving as the TRA Holder Representative shall be entitled to appoint its successor which such successor shall be subject to the approval of a majority of the TRA Holders. To the fullest extent permitted by law, none of the TRA Holder Representative, any of its Affiliates, or any of the TRA Holder Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Holder, the LLC, or the Corporation for damages arising from any action taken or omitted to be taken by the TRA Holder Representative or any other Person with respect to the LLC or the Corporation, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or

Annex F-26

fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the LLC or the Corporation or in furtherance of the interests of the LLC or the Corporation in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a presumption of the good faith and due care of such Covered Person with respect to such act or omission. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the LLC, the Corporation or the TRA Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. For the avoidance of doubt, notwithstanding the foregoing, if a provision of this Agreement provides a right or entitlement of any kind to a TRA Holder, this Section 7.16 shall not override the TRA Holder’s ability to exercise or enforce such right or enjoy such entitlement.

Section 7.17    Non-Effect of Other Tax Receivable Agreements. If the Corporation enters into any other agreement after the date hereof that obligates the Corporation to make payments to another party in exchange for tax benefits conferred upon the Corporation, the LLC, or any of their respective Subsidiaries, unless otherwise agreed by the TRA Holder Representative, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the Actual Tax Liability hereunder).

[Signature Page Follows This Page]

Annex F-27

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

[●]

By:
Name:
Title:

Annex F-28

THE LLC:

[●]

By:
Name:
Title:

Annex F-29

TRA HOLDER REPRESENTATIVE:

By:
Name:
Title:

Annex F-30

TRA HOLDER:

By:
Name:
Title:

Annex F-31

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                                 , 20         (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [·] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Vivid Seats Inc., a Delaware corporation (the “Corporation”), Hoya Intermediate, LLC, a Delaware limited liability company (the “LLC”), the TRA Holder Representative (as defined in the Tax Receivable Agreement), and each of the Exchange TRA Holders and the Blocker TRA Holders (each as defined in the Tax Receivable Agreement and, collectively, the “TRA Holders,” from time to time party thereto). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

[●]

By:
Name:
Title:

Annex F-32

Exhibit B

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is entered into on [●], 2021, by and among Vivid Seats Inc., a Delaware corporation (“Vivid Seats”), VEPF V AIV VII Corp., a Delaware corporation (“VEPF V”), VEPF IV AIV IX Corp., a Delaware corporation (“VEPF IV”), GTCR-Tickets Blocker XI/C / B-Corp., a Delaware corporation (“Blocker XI/C,” and together with VEPF V and VEPF IV, the “Blockers” and each, a “Blocker”), GTCR Fund XI/C LP, a Delaware limited partnership (“Fund XI/C”), and GTCR-Tickets Blocker Acquisition LLC, a Delaware limited liability company (“Blocker Parent”). Vivid Seats, the Blockers, Fund XI/C and Blocker Parent are referred to collectively herein as the “Parties”.

WHEREAS, Vivid Seats has entered into that certain Transaction Agreement, dated as of [●], 2021, with Hoya Topco, LLC (“Topco”), Hoya Intermediate, LLC (“Intermediate”), Horizon Acquisition Corporation and Horizon Sponsor, LLC (the “Transaction Agreement”);

WHEREAS, in connection with the Transaction Agreement, Vivid Seats has entered into that certain Tax Receivable Agreement on [●], 2021 (the “Tax Receivable Agreement”), by and among Vivid Seats, Intermediate, the TRA Holder Representative (as defined in the Tax Receivable Agreement), and each of the Exchange TRA Holders and the Blocker TRA Holders (each as defined in the Tax Receivable Agreement), from time to time party thereto;

WHEREAS, pursuant to the Tax Receivable Agreement, Vivid Seats agreed to enter into this Agreement with the Blockers, Fund XI/C and Blocker Parent to provide for the mergers of the Blockers with and into Vivid Seats no later than three (3) years after the later of (i) the Closing (as defined in the Transaction Agreement) and (ii) the date of the first Secondary Sale (as defined in the Tax Receivable Agreement);

WHEREAS, Blocker Parent, VEPF V and Vivid Seats intend that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the VEPF V Merger (as defined below);

WHEREAS, Blocker Parent, VEPF IV and Vivid Seats intend that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the VEPF IV Merger (as defined below); and

WHEREAS, Fund XI/C, Blocker XI/C and Vivid Seats intend that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the Blocker XI/C Merger (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.

Mergers. Substantially in accordance with Section 9.8 of the Second Amended and Restated Limited Liability Company Agreement of Intermediate, the Parties shall, work together to effect (i) the merger of VEPF V with and into Vivid Seats, with Vivid Seats surviving such merger (the “VEPF V Merger”), (ii) the merger of VEPF IV with and into Vivid Seats, with Vivid Seats surviving such merger (the “VEPF IV Merger”), and (iii) the merger of Blocker XI/C with and into Vivid Seats, with Vivid Seats surviving such merger (the “Blocker XI/C Merger,” and together with the VEPF V Merger and the VEPF IV Merger, the “Mergers”), each on customary terms and conditions for mergers of this nature, such Merger to be completed no later than three (3) years after the later of (i) the Closing (as defined in the Transaction Agreement) and (ii) the date of the first Secondary Sale (as defined in the Tax Receivable Agreement).

Annex F-33

2.

Plans of Reorganization. Blocker Parent, VEPF V and Vivid Seats intend that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the VEPF V Merger, and hereby adopt it as such. Blocker Parent, VEPF IV and Vivid Seats intend that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the VEPF IV Merger, and hereby adopt it as such. Fund XI/C, Blocker XI/C and Vivid Seats intend that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the Blocker XI/C Merger, and hereby adopt it as such.

3.

Intended Tax Treatment. The Parties intend that each Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that any rights received by the Blocker TRA Holders (as defined in the Tax Receivable Agreement) for payments to be received under the Tax Receivable Agreement will constitute the receipt of money or other property taxable to the Blocker TRA Holders under Section 356(a)(1) of the Code.

4.

Further Assurances. Each Party hereby agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, consistent with applicable law to consummate and make effective the transactions contemplated hereby.

5.	Headings. The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provisions hereof.

6.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

7.

Severability. If, in any action to enforce this Agreement, any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof which are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.

8.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign any rights or obligations hereunder without the prior written consent of the other Parties.

9.	Amendment, Waiver and Termination. This Agreement may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the Parties.

10.	No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

11.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to such State’s conflicts of law principles.

12.

Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile, sent by email (including “.pdf”), or delivered by other electronic means will be valid and effective to bind the Party so signing.

[Remainder of page intentionally blank; signature pages follow]

Annex F-34

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

VIVID SEATS INC.

By:
Name:
Title:

VEPF V AIV VII CORP

By:
Name:
Title:

VEPF IV AIV IX CORP.

By:
Name:
Title:

GTCR-TICKETS BLOCKER ACQUISITION LLC

By:
Name:
Title:

GTCR-TICKETS BLOCKER XI/C / B-Corp.

By:
Name:
Title:

Annex F-35

GTCR FUND XI/C LP

By: GTCR Partners XI/A&C LP
Its: General Partner

By: GTCR Investment XI LLC
Its: General Partner

By:
Name:
Title:

Annex F-36

ANNEX G

VIVID SEATS INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI..

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award. The Administrator may institute and determine the terms and conditions of an Exchange Program.

3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1    Number of Shares. Subject to adjustment under Article VII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2    Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered to an Exchange Program, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available

Annex G-1

for Award grants under the Plan, provided, that, the Shares underlying the Non-Qualified Stock Options granted in connection with the Effective Date Option Awards shall not become or again be available for Awards under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [●]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate in accordance with Applicable Laws. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $[        ], increased to $[        ] of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to these limits for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

[1]	To be equal to initial Overall Share Limit set forth in Section 11.28(i) less the two million shares subject to the Effective Date Option Awards.

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ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at such Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator in accordance with Applicable Laws, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation unless the Company otherwise determines.

5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

Annex G-3

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)    to the extent permitted by the Administrator, delivery of any other property that the Administrator determines is good and valuable consideration; or

(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2    Restricted Stock.

(a)    Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c)    Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

6.3    Restricted Stock Units.

(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

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(c)    Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS

7.1    Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of

Annex G-5

the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

8.4    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and

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distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Service; Change in Status. The Administrator will determine, in its sole discretion, the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether a particular leave of absence constitutes a Termination of Service or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6    Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action,

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does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.

9.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees if requested by the Company to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.

MISCELLANEOUS

10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

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The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. The Plan will become effective on the Effective Date and, unless earlier terminated by the Board, will remain in effect until the earlier of (i) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (ii) the tenth anniversary of [            ]2, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4    Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6    Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Termination of Service of a Participant. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” Termination of Service or like terms means a “separation from service.”

(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an

[2]	Note to Draft: To reflect the 10-year anniversary of the date the Board adopted the Plan.

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Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

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10.10    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13    Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

10.14    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.4    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5    “Board” means the Board of Directors of the Company.

11.6    “Cause” means (i) if a Participant is a party to a written employment, severance or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) a material failure by the Participant to perform the Participant’s responsibilities or duties to the Company or any of its Subsidiaries under any agreement with the Company or any of its Subsidiaries or those other responsibilities or duties as reasonably requested from time to time by the Board, after written demand for performance has been given by the Board that identifies how the Participant has not performed his or her responsibilities or duties and such failure, if susceptible of cure, has not been cured for a period of thirty (30) days after the Participant receives notice from the Board; (B) the Participant’s engagement in illegal conduct or gross misconduct that the Company in good faith believes has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company or any of its Subsidiaries; (C) the Participant’s commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company or any of its Subsidiaries; (D) a material breach of the Participant’s duty of loyalty to the Company or any of its Subsidiaries or the Participant’s material breach of the Company’s or any of its Subsidiaries’ written code of conduct and business ethics, in either case, that the Company in good faith believes has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company or any of its Subsidiaries or the Participant’s breach of any of the provision of this Agreement, or the Participant’s material breach of any other material written agreement between the Participant and the Company or any of its Subsidiaries; (E) dishonesty that the Company in good faith believes has materially harmed or is reasonably likely to materially harm the Company or any of its Subsidiaries; (F) fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of the Participant’s duties; or (G) excessive and unreasonable absences from your duties for any reason or as a result of the Participant’s Disability (other than authorized leave).

11.7    “Change in Control” means and includes each of the following:

(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange

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Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50 % of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to

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comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10    “Common Stock” means the Class A common stock of the Company.

11.11    “Company” means Vivid Seats Inc., a Delaware corporation, or any successor.

11.12     “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.13    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14    “Director” means a Board member.

11.15    “Disability” means Employee’s inability to perform the essential functions of his job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period but not less than sixty (60) business days in any consecutive 6 month period, as determined in the sole discretion of Board.

11.16    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17    “Effective Date” means the date on which the transactions contemplated by that certain Transaction Agreement, by and among Horizon Acquisition Corporation, Horizon Sponsor, LLC, Hoya Topco, LLC, Hoya Intermediate, LLC, Vivid Seats Inc., dated as of [            ], 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.

11.18    Effective Date Option Awards” means Non-Qualified Options to purchase two million Shares to be granted to Participants on or about the Effective Date, pursuant to which the exercise price with respect to one million of such Shares is expected to have an exercise price of $10.00 per Share and the exercise price with respect to one million of such Shares is expected to have an exercise price of $15.00 per Share.

11.19    “Employee” means any employee of the Company or its Subsidiaries.

11.20    “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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11.22    “Exchange Program” shall mean a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Holders would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

11.23    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) in any case the Administrator may determine the Fair Market Value in its discretion.

11.24    “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.25    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.26    “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.27    “Option” means an option to purchase Shares.

11.28    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.29    “Overall Share Limit” means the sum of (i) [●]3 Shares; and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (A) 2% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.

11.30     “Participant” means a Service Provider who has been granted an Award.

11.31    “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on

[3]

To be the sum of (a) 5% of the fully diluted Shares at closing plus (b) two million Shares to be granted to Participants on or about the Effective Date, pursuant to which the exercise price with respect to one million of such Shares is expected to have an exercise price of $10.00 per Share and the exercise price with respect to one million of such Shares is expected to have an exercise price of $15.00 per Share.

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capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the Board or Committee whether or not listed herein, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.32    “Plan” means this 2021 Incentive Award Plan.

11.33     “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.35    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.36    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.37    “Securities Act” means the Securities Act of 1933, as amended.

11.38    “Service Provider” means an Employee, Consultant or Director.

11.39    “Shares” means shares of Common Stock.

11.40    “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.41    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the

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unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.42    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.43    “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

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ANNEX H

VIVID SEATS INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.

The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

2.1    “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.

2.2    “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3    “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

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2.4    “Board” means the Board of Directors of the Company.

2.5    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.6    “Common Stock” means common stock of the Company and such other securities of the Company that may be substituted therefore.

2.7    “Company” means Vivid Seats Inc., a Delaware corporation, or any successor.

2.8    “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation or wages received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, income received in connection with any compensatory equity awards, fringe benefits and other special payments.

2.9    “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.

2.10    “Effective Date” means the date on which the transactions contemplated by that certain Transaction Agreement, by and among Horizon Acquisition Corporation, Horizon Sponsor, LLC, Hoya Topco, LLC, Hoya Intermediate, LLC, Vivid Seats Inc., dated as of [                ], 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.

2.11    “Eligible Employee” means:

(a)    an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

(b)    Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (iii) such Employee’s customary employment is for twenty hours per week or less; (iv) such Employee’s customary employment is for less than five months in any calendar year; and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

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(c)    Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.12     “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.

2.13    “Enrollment Date” means the first Trading Day of each Offering Period.

2.14    “Fair Market Value” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

2.15    “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.16    “Offering” means an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.17    “Offering Document” has the meaning given to such term in Section 4.1.

2.18    “Offering Period” has the meaning given to such term in Section 4.1.

2.19    “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company

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owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.20    “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.21    “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.22    “Plan” means this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.23    “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.

2.24    “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.25    “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.26    “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.27     “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.28    “Share” means a share of Common Stock.

2.29    “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

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2.30    “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

2.31    “Treas. Reg.” means U.S. Department of the Treasury regulations.

ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1    Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [●]1 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 0.5% of the aggregate number of shares of Common Stock of the Company outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [●]2 Shares, subject to Article VIII.

3.2    Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1    Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offerings or Offering Periods under the Plan need not be identical.

4.2    Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a)    the length of the Offering Period, which period shall not exceed twenty-seven months;

(b)    the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be [            ]3 Shares; and

(c)    such other provisions as the Administrator determines are appropriate, subject to the Plan.

[1]	Note to Draft: To be 1% of the fully diluted Common Stock at closing.
[2]	Note to Draft: Maximum number of Shares granted under the Section 423 Component of the Plan to be confirmed.
[3]	Note to Draft: Maximum number of Shares that may be purchased by any Eligible Employee during an Offering Period to be confirmed.

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ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1    Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

5.2    Enrollment in Plan.

(a)    Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b)    Each subscription agreement shall designate either (i) a whole percentage of such Eligible Employee’s Compensation (ii) or a fixed dollar amount, in either case, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. In either event, the designated percentage or fixed dollar amount may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 20% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)    A Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) his or her payroll deduction elections one time during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d)    Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3    Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

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5.4    Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5    Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6    Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7    Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(g). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

5.8    Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal Payday equal to the Participant’s authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1    Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase

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Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period, and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2    Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3    Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.

6.4    Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5    Conditions to Issuance of 6.6 Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time

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following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1    Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2    Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3    Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN SHARES

8.1    Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption,

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recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2    Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation, any change in control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)    To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)    To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a Parent or Subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)    To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)    To provide that all outstanding rights shall terminate without being exercised.

8.3    No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to

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action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1    Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.

9.2    Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, add or revise Offering Period share limits, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3    Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)    altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)    shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c)    allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4    Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

ARTICLE X.

TERM OF PLAN

The Plan shall become effective on the Effective Date. The effectiveness of the Section 423 Component of the Plan shall be subject to approval of the Plan by the Company’s stockholders within twelve months following

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the date the Plan is first approved by the Board. No right may be granted under the Section 423 Component of the Plan prior to such stockholder approval. The Plan shall remain in effect until terminated under Section 9.1. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1    Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2    Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)    To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)    To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)    To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.

(d)    To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e)    To amend, suspend or terminate the Plan as provided in Article IX.

(f)    Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

(g)    The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

11.3    Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

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ARTICLE XII.

MISCELLANEOUS

12.1    Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2    Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3    Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4    Designation of Beneficiary.

(a)    A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b)    Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6    Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

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12.7    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8    No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9    Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

12.11    Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

* * * * *

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ANNEX I

FINAL FORM

SUBSCRIPTION AGREEMENT

Horizon Acquisition Corp.

600 Steamboat Road, Suite 200

Greenwich, CT 06830

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and among Horizon Acquisition Corp., a Cayman Islands exempted company (“Horizon”), Vivid Seats Inc., a Delaware corporation (“VS PubCo”), which is a direct wholly owned subsidiary of Hoya Intermediate, LLC, a Delaware limited liability company (“Hoya”), and the undersigned subscriber (the “Investor”), in connection with the Transaction Agreement (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Transaction Agreement”), dated as of April 21, 2021 by and among Horizon, Horizon Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Hoya Topco, LLC, a Delaware limited liability company (“Topco”), Hoya, and VS PubCo pursuant to which, among other things, Horizon will merge with and into VS PubCo (the “Merger”), the separate corporate existence of Horizon will cease and VS PubCo will be the surviving corporation of the Merger (such merger, the “Transaction”).

In connection with the Transaction, Horizon and VS PubCo are seeking commitments from interested investors to purchase in connection with the closing of the Transaction, shares of VS PubCo’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, Horizon and VS PubCo are entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 22,500,000 Shares, at the Per Share Purchase Price, in which VS PubCo raises an aggregate of $225,000,000. In addition, on or about the date of this Subscription Agreement, Horizon, Sponsor and Topco are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which Sponsor agrees to, among other things, (i) vote at any meeting of Horizon’s stockholders, and in any action by written consent of Horizon’s stockholders, all of its Horizon equity securities in favor of the adoption and approval of the Transaction Agreement and the transactions contemplated thereby, including the Merger; (ii) be bound by certain other covenants and agreements related to the Transaction, (iii) be bound by certain transfer restrictions with respect to such securities and (iv) increase the amount of its subscription of Shares by the amount of any shortfall in available cash held by VS PubCo at the closing of the Transaction in consideration for a fee, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. For the avoidance of doubt, for purposes of this Agreement, the “Other Subscription Agreements” shall not include the Sponsor Support Agreement. In addition, on or about the date of this Subscription Agreement, Horizon and Sponsor are entering into the Exchange Agreement (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Exchange Agreement”) pursuant to which, among other things, effective at least one day prior to the Merger, Sponsor will irrevocably surrender to Horizon 13,599,608 Class B ordinary shares of Horizon, par value $0.0001 per share (the “Class B Shares”), in exchange for (a) warrants to purchase 17,000,000 Class A ordinary shares of Horizon, par value $0.0001 per share (the “Class A Shares”), at an exercise price of $10.00 per share, (b) warrants to purchase 17,000,000 Class A Shares at an exercise price of $15.00 per share and (c) 50,000 Class A Shares.

The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

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In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, Horizon and VS PubCo acknowledges and agrees as follows:

1.    Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from VS PubCo, and VS PubCo agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that the Investor’s subscription for the Shares shall be deemed to be accepted by Horizon and VS PubCo only when this Subscription Agreement is signed by a duly authorized person by or on behalf of each of Horizon and VS PubCo; each of Horizon and VS PubCo may do so in counterpart form.

2.    Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) VS PubCo to the Investor (the “Closing Notice”), that VS PubCo reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to VS PubCo, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by VS PubCo in the Closing Notice. On the Closing Date, VS PubCo shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee) or as otherwise directed by the Investor, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), on VS PubCo’s share register; provided, however, that VS PubCo’s obligation to issue the Shares to the Investor is contingent upon VS PubCo having received the Subscription Amount in full accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business. In the event the Closing Date does not occur within one (1) business day after the expected closing date set forth in the Closing Notice, VS PubCo shall promptly (but not later than two business days thereafter) return the Subscription Amount to the Investor, and any book entries shall be deemed cancelled.

3.    Closing Conditions.

a.    The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i)    there shall not be in force any order, judgment or injunction, in each case, entered into by or with any governmental authority which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii)    (A) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

b.    In addition to the conditions set forth in Section 3(a), the obligation of VS PubCo to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in

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all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date.

c.    In addition to the conditions set forth in Section 3(a), the obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions that: (i) (A) the representations and warranties of Horizon and VS PubCo contained in Sections 5(a), 5(c) and 5(l) of this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date and (B) all other representations and warranties of Horizon and VS PubCo contained in this Subscription Agreement shall be true and correct at and as of the Closing Date, other than any failures to be true and correct that would not result, individually or in the aggregate, in a Material Adverse Effect, (ii) each of Horizon and VS PubCo shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to have been performed, satisfied or complied with by it at or prior to Closing, (iii) except to the extent consented to in writing by the Investor, the Transaction Agreement (as the same exists on the date hereof) shall not have been amended or modified, and no waiver shall have occurred thereunder, that would reasonably be expected to materially adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement, (iv) there shall have been no amendment, waiver or modification to the Other Subscription Agreements (including via a side letter or other agreement) that materially benefits the Other Investors thereunder unless the Investor has been offered the same benefits, and (v) no suspension of the qualification of the Shares for offering or sale in any jurisdiction shall have occurred, and the Shares acquired hereunder shall have been approved for listing on the NYSE (as defined below), subject to official notice of issuance.

4.    Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.    Horizon and VS PubCo Representations and Warranties. Each of Horizon and VS PubCo, as applicable, represents and warrants to the Investor that:

a.    Horizon is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Horizon has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. VS PubCo is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. VS PubCo has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.    As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under VS PubCo’s certificate of incorporation or bylaws (each as amended as of the Closing Date), by contract or under the General Corporation Law of the State of Delaware.

c.    This Subscription Agreement has been duly authorized, executed and delivered by each of Horizon and VS PubCo and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against each of Horizon and VS PubCo in accordance

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with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d.    The execution and delivery of, and the performance of the transactions contemplated by this Subscription Agreement, including the issuance and sale of the Shares and the compliance by each of Horizon and VS PubCo with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Horizon or VS PubCo, as applicable, pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Horizon or VS PubCo, as applicable, is a party or by which Horizon or any of its subsidiaries is bound or to which any of the property or assets of Horizon or VS PubCo, as applicable, is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Horizon or VS PubCo, as applicable, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of Horizon or VS PubCo, as applicable, to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Horizon or VS PubCo, as applicable; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Horizon or VS PubCo, as applicable, or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of Horizon or VS PubCo, as applicable, to comply in all material respects with this Subscription Agreement.

e.    As of their respective dates, all reports (the “SEC Reports”) required to be filed by Horizon with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Horizon included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of Horizon as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) Horizon continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such a review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement, including for purposes of this Section 5(e) and Section 6(f) below. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by Horizon from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f.    Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, neither Horizon nor VS PubCo is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Horizon or VS PubCo of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 12 of this Subscription Agreement, (iv) filings

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required by the New York Stock Exchange (“NYSE”), including with respect to obtaining approval of Horizon’s shareholders, if applicable, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable and (vi) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

g.    Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Horizon, threatened against Horizon or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Horizon. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of VS PubCo, threatened against VS PubCo or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against VS PubCo. Each of Horizon and VS PubCo is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Horizon has not received any written communication from a governmental authority that alleges that Horizon is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. VS PubCo has not received any written communication from a governmental authority that alleges that VS PubCo is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

h.    As of the date of this Subscription Agreement, the authorized share capital of Horizon consists of (i) 400,000,000 Class A Shares, of which 54,398,433 shares are issued and outstanding, (ii) 40,000,000 Class B Shares, of which 13,599,608 shares are issued and outstanding and (iii) 1,000,000 preference shares of par value of $0.0001 each, of which no shares are issued and outstanding. As of the date of this Subscription Agreement, 24,652,580 warrants to purchase Class A Shares, with each such warrant exercisable for one whole Class A Share at a price of $11.50 per share, are issued and outstanding. All (1) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement, the Sponsor Support Agreement, the Exchange Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Horizon any Class A Shares, Class B Shares or other equity interests in Horizon, or securities convertible into or exchangeable or exercisable for such equity interests. There are no securities or instruments issued by or to which Horizon is a party containing anti-dilution or similar provisions that will be triggered by the transactions contemplated by the Transaction Agreement or the issuance of the Shares hereunder or pursuant to the Other Subscription Agreements. As of the date hereof, Horizon has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Horizon is a party or by which it is bound relating to the voting of any securities of Horizon, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement. The authorized capital stock of VS PubCo as of the date hereof consists of 1,000 shares of common stock, par value $0.01 per share (“Common Stock”). As of the date hereof 100 shares of Common Stock are issued and outstanding.

i.    As of the date hereof, the issued and outstanding Class A Shares of Horizon are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “HZAC” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of Horizon, threatened against Horizon by NYSE or the SEC, respectively, to prohibit or terminate the listing of Horizon’s Class A Shares on NYSE or to deregister the Class A Shares under the Exchange Act. Horizon has taken no action that is designed to terminate the registration

Annex I-5

of the Class A Shares under the Exchange Act, other than as contemplated by the Transaction Agreement. Upon consummation of the Closing, the Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on NYSE, and the Shares issued hereunder will be approved for listing on the NYSE, subject to official notice of issuance.

j.    Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

k.    VS PubCo is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

l.    Neither Horizon nor VS PubCo has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable. Other than the Placement Agents (as defined below), neither Horizon nor VS PubCo is aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

m.    If the Investor is an individual, Horizon and VS PubCo hereby understand and acknowledge that neither Placement Agent, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to the Investor.

a.    Neither Horizon nor VS PubCo has entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or other investor’s direct or indirect investment in VS PubCo or Horizon other than the Other Subscription Agreements, the Transaction Agreement and the Sponsor Support Agreement to be entered into substantially concurrently with the entry into the Transaction Agreement. The Other Subscription Agreements reflect the same Per Share Purchase Price and other terms and conditions with respect to the purchase of Shares that are no more favorable to such investor thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares.

6.    Investor Representations and Warranties. The Investor represents and warrants to Horizon, on behalf of itself and, if applicable, each account for which it is acquiring the Shares, that:

a.    The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution of the Shares in any manner that would violate the Securities Act (and shall provide the requested information set forth on Schedule A) or any securities laws of the United States or any other jurisdiction. The Investor is not an entity formed for the specific purpose of acquiring the Shares. The Investor further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

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b.    The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the purchase of the Shares, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

c.    The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold, pledged or otherwise transferred by the Investor except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. The Investor acknowledges and agrees that the Shares will not be immediately eligible for resale pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

d.    The Investor acknowledges and agrees that the Investor is purchasing the Shares from VS PubCo. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Horizon, VS PubCo, or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Horizon and VS PubCo, as applicable, expressly set forth in Section 5 of this Subscription Agreement.

e.    The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f.    The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Horizon, VS PubCo, the Transaction and the business of Vivid Seats LLC and its direct and indirect subsidiaries (together, the “Target”). Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had an opportunity to directly ask such questions, receive such answers and obtain such information from Horizon and VS PubCo as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

g.    The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Horizon, VS PubCo or a representative of Horizon or VS PubCo, and the Shares were offered to the Investor solely by direct contact between the Investor and Horizon, VS PubCo or a representative of Horizon or VS PubCo. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Horizon, VS PubCo, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Horizon and VS PubCo, as applicable, contained in Section 5 of this Subscription Agreement, in making its investment decision with respect to the Shares.

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h.    The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Horizon’s and/or VS PubCo’s, as applicable, filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

i.    Alone, or together with any professional advisor(s), the Investor has analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Shares. The Investor acknowledges specifically that a possibility of total loss exists.

j.    The Investor acknowledges that it is able to fend for itself in the transactions contemplated herein; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. None of the Placement Agents, any of their respective affiliates or any of them or their control persons, officers, directors or employees shall have any liability to it or any account for which it is acquiring the Shares, in connection with any purchase of the Shares.

k.    Except for the representations, warranties and agreements of Horizon, VS PubCo or their respective affiliates expressly set forth in any purchase agreement or similar document, the Investor is relying on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, financial condition or results of operations of Horizon, VS PubCo or their respective affiliates, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. In making its decision to purchase the Shares, the Investor has relied solely upon its own independent investigation of Horizon, VS PubCo, the Target, their respective affiliates, the Shares and the offer and sale of the Shares. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Horizon, VS PubCo, the Target, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares. The Investor further acknowledges it has (i) had access to, and an adequate opportunity to review and understand the materials and information made available to it in connection with the Transaction, including financial and other information as it deems necessary to make its decision to purchase the Shares, and (ii) has made its own assessment and satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

l.    The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

m.    The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

n.    The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is

Annex I-8

genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Horizon and VS PubCo, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally or (ii) principles of equity, whether considered at law or equity.

o.    The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

p.    No disclosure or offering document has been prepared by Credit Suisse Securities (USA) LLC (“Credit Suisse”), Evercore Group L.L.C. (“Evercore”), or any of their respective affiliates (collectively, the “Placement Agents”) in connection with the offer and sale of the Shares.

q.    Neither the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to Horizon, VS PubCo, the Target or their respective affiliates or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Horizon, VS PubCo, the Target or their respective affiliates. The Placement Agents have not made and do not make any representations as to Horizon, VS PubCo, the Target or the quality or value of the Shares.

r.    The Investor acknowledges that, in connection with the issue and purchase of the Shares, the Placement Agents have not acted as its financial advisor or fiduciary. In addition, the Investor acknowledges and agrees that the Placement Agents have not provided any recommendation or investment advice nor have the Placement Agents solicited any action from it with respect to the offer and sale of the Shares and it has consulted with its own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The Investor further acknowledges and agrees that, although the Placement Agents may choose to provide certain Regulation Best Interest and Form CRS disclosures or other documentation to it in connection with the offer and sale of the Shares, the Placement Agents are not making a recommendation to participate in the offer and sale of the Shares, or to enter into any purchase agreement or similar document, and nothing set forth in any such disclosure or documents that may be provided to it from time to time is intended to suggest that the Placement Agents are making such a recommendation.

s.    The Investor has or has commitments to have and, when required to deliver payment to VS PubCo pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

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t.    The Investor acknowledges that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

u.    The Investor acknowledges that Placement Agents may have acquired, or during the term of this Subscription Agreement may acquire, non-public information with respect to Horizon, VS PubCo, the Target or their respective affiliates, which the Investor agrees, subject to requirements under applicable law, need not be provided to it.

v.    The Investor hereby acknowledges and agrees that (a) Credit Suisse is acting solely as Placement Agent in connection with the Transaction and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for it, Horizon, VS PubCo, their respective affiliates or any other person or entity in connection with the Transaction, (b) Credit Suisse has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (c) Credit Suisse will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, financial condition or results of operations of Horizon, VS PubCo, the Target, their respective affiliates or the Transaction, and (d) Credit Suisse shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by it, Horizon, VS PubCo, their respective affiliates or any other person or entity), whether in contract, tort or otherwise, to it, or to any person claiming through it, in respect of the Transaction.

w.    The Investor acknowledges that Evercore is acting both as placement agent in connection with the offer and sale of the Shares to be issued pursuant to this Transaction and as financial advisor to the Target in connection with the business combination to which the sale of the Shares relates, and that Evercore may receive fees both for its placement agent services and financial advisory services. The Investor also acknowledges and agrees that (a) Evercore is not acting as an underwriter and is not and shall not be construed as a fiduciary for it, Horizon, VS PubCo, their respective affiliates or any other person or entity in connection with the Transaction; provided, however, that Evercore is acting as a financial advisor to the Target, (b) Evercore has not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transaction, (c) Evercore will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, financial condition or results of operations of Horizon, VS PubCo, the Target, any of their respective affiliates or the Transaction, and (d) Evercore shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by it, Horizon, VS PubCo, their respective affiliates or any other person or entity), whether in contract, tort or otherwise, to it, or to any person claiming through it, in respect of the Transaction.

x.    If the Investor is an individual, the Investor hereby understands and acknowledges that neither Placement Agent, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to the Investor.

7.    Registration Rights.

a.    In the event that the Shares are not registered in connection with the consummation of the Transaction, VS PubCo agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to

Annex I-10

have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred and twenty (120) calendar days after the filing thereof if the SEC notifies VS PubCo that it will “review” the Registration Statement) and (ii) ten (10) business days after VS PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). VS PubCo agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the date the initial Registration Statement filed hereunder is declared effective, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) the date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within ninety (90) days without limitation as to the amount of such securities that may be sold and without the requirement for VS PubCo to be in compliance with the current public information requirement under Rule 144(c) (or Rule 144(i)(2), if applicable) (the earliest of (i)–(iii) being the “Expiration”). The Investor agrees to disclose its ownership to VS PubCo upon request to assist it in making the determination described above. The Investor acknowledges and agrees that VS PubCo may suspend the use of any such registration statement if it determines in good faith that, in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that (A) VS PubCo shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than a total of one hundred and twenty (120) calendar days, in each case in any three hundred sixty (360) day period, and (B) VS PubCo shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter. VS PubCo’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to VS PubCo such information regarding the Investor, the securities of VS PubCo held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by VS PubCo to effect the registration of such Shares, and shall execute such documents in connection with such registration as VS PubCo may reasonably request that are customary of a selling stockholder in similar situations, provided, however, that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. VS PubCo will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. So long as the Investor delivers to VS PubCo a completed questionnaire (which shall include representations and warranties as to relevant matters), the Investor shall not be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents VS PubCo from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, VS PubCo shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. For purposes of clarification, any failure by VS PubCo to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve VS PubCo of its obligations to file or effect the Registration Statement set forth in this Section 7. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares acquired by the Investor pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Shares by way of

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stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Investor” shall include any affiliate of the undersigned Investor to which the rights under this Section 7 have been duly assigned.

b.    Prior to the Expiration, VS PubCo shall advise the Investor within three (3) business days (at VS PubCo’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by VS PubCo of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). VS PubCo shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as VS PubCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, VS PubCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (iv) and receives notice that any post-effective amendment has become effective or unless otherwise notified by VS PubCo that it may resume such offers and sales. If so directed by VS PubCo, the Investor will deliver to VS PubCo or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

c.    Prior to the Expiration, VS PubCo will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement. For as long as the Investor holds Shares, VS PubCo will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor). In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Section 7(c), if requested by the Investor, VS PubCo shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within three (3) trading days of any such request therefor from the Investor, provided that VS PubCo and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to VS PubCo and the Transfer Agent in connection therewith. Subject to receipt from the Investor by VS PubCo and the Transfer Agent of customary representations and other documentation reasonably acceptable to VS PubCo and the Transfer Agent in connection therewith, the Investor may request that VS PubCo remove any legend from the book entry position evidencing its Shares and VS

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PubCo will, if required by the Transfer Agent, cause an opinion of VS PubCo’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for VS PubCo to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, VS PubCo shall, in accordance with the provisions of this section and within three (3) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. VS PubCo shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

d.    Indemnification.

(i)    VS PubCo agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, officers, employees, investment advisers and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to VS PubCo by or on behalf of the Investor expressly for use therein.

(ii)    The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements or any other selling shareholder under the Registration Statement, to indemnify and hold harmless VS PubCo, its directors and officers and agents and each person who controls VS PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii)    Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No

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indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)    The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v)    If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

8.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and VS PubCo to terminate this Subscription Agreement, (c) on or after the Agreement End Date (as defined in the Transaction Agreement as the same exists on the date of this Subscription Agreement), if the Closing has not occurred by such date, or (d) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Horizon shall notify the Investor in writing of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to VS PubCo in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

9.    Trust Account Waiver. The Investor acknowledges that Horizon is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Horizon and one or more businesses or assets. The Investor further acknowledges that, as described in

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Horizon’s prospectus relating to its initial public offering dated August 20, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Horizon’s assets consist of the cash proceeds of Horizon’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Horizon, its public shareholders and the underwriters of Horizon’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Horizon to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Horizon entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of any Class A Shares, pursuant to a validly exercised redemption right with respect to any such Class A Shares.

10.    Miscellaneous.

a.    Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided, that no such assignment shall relieve the Investor of its obligations hereunder.

b.    Horizon and VS PubCo may request from the Investor such additional information as Horizon and/or VS PubCo may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with the Investor’s internal policies and procedures; provided that each of Horizon and VS PubCo agrees to keep any such information provided by the Investor confidential except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Horizon’s or VS PubCo’s, as applicable securities are listed for trading. The Investor acknowledges and agrees that if it does not provide VS PubCo with such requested information, VS PubCo may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that Horizon and/or VS PubCo may file a form of this Subscription Agreement that does not identify the Investor with the SEC as an exhibit to a periodic report or a registration statement of Horizon and/or VS PubCo.

c.    The Investor acknowledges that Horizon and VS PubCo will rely on the acknowledgments, understandings, agreements, representations and warranties contained in Section 6 of this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other parties hereto and the Placement Agents if any of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 or Section 6, as applicable, above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such party shall notify the other parties and the Placement Agents if they are no longer accurate in any respect).

d.    Horizon, VS PubCo and the Placement Agents (each as a third party beneficiary with right of enforcement as set forth in this Subscription Agreement) are each irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Placement Agents any rights other than those expressly set forth herein and,

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without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Target be entitled to rely on any of the representations and warranties of Horizon set forth in this Subscription Agreement.

e.    The Investor hereby acknowledges and agrees that it will not, nor will any person acting at the Investor’s direction or pursuant to any understanding with Investor (including Investor’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of Horizon or any instrument exchangeable for or convertible into any Shares or any securities of Horizon until the consummation of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 10(e) shall not apply to any sale (including the exercise of any redemption right) of securities of Horizon (i) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates and/or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multimanaged investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 10(e) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

f.    All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.

g.    This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

h.    This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d), Section 10(d), this Section 10(h), the last two sentences of Section 10(l) and Section 11 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

i.    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

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j.    If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

k.    This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

l.    The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Placement Agents shall be entitled to rely on the provisions of the Subscription Agreement of which the Placement Agents are each an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein. For the avoidance of doubt, each of the Placement Agents are third party beneficiaries with rights to enforce Section 5, Section 6, Section 10 and Section 11 hereof on their own behalf and not on behalf of Horizon or VS PubCo.

m.    If any change in the number, type or classes of authorized shares of VS PubCo (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor and Per Share Purchase Price shall be appropriately adjusted to reflect such change.

n.    This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

o.    THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER

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PROVIDED IN SECTION 10(p) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(l).

p.    Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to Horizon and VS PubCo.

11.    Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Horizon and VS PubCo, as applicable, expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in VS PubCo. The Investor acknowledges and agrees that, other than the statements, representations and warranties of Horizon and VS PubCo, as applicable, expressly contained in Section 5 of this Subscription Agreement, none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Horizon, VS PubCo, the Target, the Placement Agents or any Non-Party Affiliate concerning Horizon, VS PubCo, the Target, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Horizon, VS PubCo, the Placement Agents or any of

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Horizon’s, VS PubCo’s or the Placement Agents’ respective controlled affiliates or any family member of the foregoing.

12.    Disclosure. Horizon shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Sponsor Support Agreement, the Exchange Agreement, the Transaction and any other material, nonpublic information that Horizon has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Horizon, the Investor shall not be in possession of any material, non-public information received from Horizon or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Horizon, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Horizon shall not, without the prior written consent of the Investor, publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers (i) in any press release or marketing materials or (ii) in any filing with the SEC or any regulatory agency or trading market, except (A) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (B) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Horizon’s and/or VS PubCo’s securities are listed for trading, provided, that in the case of this clause (ii), Horizon and/or VS PubCo shall provide Investor with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Investor regarding such disclosure.

13.    Separate Obligations. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. The decision of Investor to purchase the Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, financial condition or results of operations of Horizon, VS PubCo, Target, or any of their respective subsidiaries which may have been made or given by any Other Investor or by any agent or employee of any Other Investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute Investor and Other Investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

14.    Massachusetts Business Trust. If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its assets and property.

[SIGNATURE PAGES FOLLOW]

Annex I-19

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address – Street:	Mailing Address – Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Horizon in the Closing Notice.

Annex I-20

IN WITNESS WHEREOF, Horizon has accepted this Subscription Agreement as of the date set forth below.

HORIZON ACQUISITION CORP.

By:
Name:
Title:

For purpose of notice:

Address:

Telephone No.:

Facsimile No.:

Email:

Attn:

VIVID SEATS INC.

By:
Name:
Title:

For purpose of notice:

Address:

Telephone No.:

Facsimile No.:

Email:

Attn:

Date: April    , 2021

Annex I-21

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

1.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

** OR **

2.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

(i)	☐	We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

(ii)	☐	We are not a natural person.

Rule 501(a), under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Investor and under which Investor accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer pursuant to section 5 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in Section 2(a)(13) of the Securities Act;

☐

Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000, or (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000 or;

Annex I-22

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D;

☐	Any entity in which all of the equity owners are “accredited investors”;

☐

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐

Any “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 which was not formed for the purpose of investing in Vivid Seats Inc., a Delaware corporation (“VS PubCo”), has assets under management in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐

Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office, whose prospective investment in VS PubCo is directed by such family office, and such family office is one (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in VS PubCo, and (iii) whose prospective investment in VS PubCo is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Annex I-23

ANNEX J

FINAL FORM

HOYA INTERMEDIATE, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2021

THE UNITS ISSUED PURSUANT TO THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

CERTAIN UNITS MAY ALSO BE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH HEREIN AND/OR IN A SEPARATE AGREEMENT WITH THE INITIAL HOLDER OF SUCH UNITS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER OF SUCH UNITS UPON WRITTEN REQUEST TO THE COMPANY AND WITHOUT CHARGE.

Annex J-i

Annex J-ii

Annex J-iii

HOYA INTERMEDIATE, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Hoya Intermediate, LLC, a Delaware limited liability company (the “Company”), is entered into as of [●], 2021, by and among the Company, Vivid Seats Inc., a Delaware corporation (“Vivid Seats”), and Hoya Topco, LLC, a Delaware limited liability company (“TopCo”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

WHEREAS, the Certificate was filed with the Office of the Secretary of State of Delaware on February 16, 2016;

WHEREAS, the Amended and Restated Limited Liability Agreement of the Company, was entered into as of June 30, 2017, and subsequently amended by that certain First Amendment, dated as of January 25, 2018 (as so amended, the “Prior Agreement”);

WHEREAS, the Company is party to that certain Transaction Agreement, dated as of April [●], 2021 (the “Transaction Agreement”), by and among Horizon Acquisition Corporation, a Cayman Islands exempted company (“Horizon”), Horizon Sponsor, LLC, a Delaware limited liability company, TopCo, the Company and Vivid Seats, pursuant to which, among other things, (i) the Company entered into a merger with [Hoya Recap Merger Sub LLC] and, in connection with the merger, the Company’s equity interests were recapitalized into Common Units and all unitholders of the Company (other than TopCo and the Crescent Holders) received units in TopCo, (ii) Horizon was merged with and into Vivid Seats, with Vivid Seats remaining as the surviving corporation of the merger, (iii) Vivid Seats will be admitted as a Member of the Company and will contribute funds to the Company in exchange for newly-issued Common Units in the Company, (iv) Vivid Seats will purchase, directly or indirectly, Common Units in the Company from the Crescent Blocker Sellers, (v) Vivid Seats will issue Class B Common Stock and warrants to purchase Class B Common Stock to TopCo, (vi) the Company will issue Warrants to Vivid Seats pursuant to a Warrant Agreement, (vii) the Company will issue Warrants to TopCo pursuant to a Warrant Agreement, (viii) the Company will redeem all Common Units held by the Redeemed Crescent Parties, and (ix) Vivid Seats, the Company and TopCo will enter into a Tax Receivable Agreement (as defined below), pursuant to which Vivid Seats will be obligated to make payments to certain parties related to certain tax benefits realized or deemed realized (clauses (i) through (ix), collectively, the “Transactions”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement as set forth herein to give effect to the Transactions and reflect the admission of Vivid Seats as a Member of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meaning:

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 8.2 in connection with issuance of Units to such Person in compliance with the terms of this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such

Annex J-1

Person’s Capital Account balance shall be (i) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person, and in the case of any Unitholder that is a partnership, limited liability company, corporation or similar entity, any partner, member or stockholder of such Unitholder; provided, that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Unitholder. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may be amended, modified and/or waived from time to time in accordance with the terms hereof.

“Assumed Tax Liability” means, with respect to any Unitholder for any Fiscal Quarter or the portion thereof, an amount, which in the good faith estimation of the Board, equals the product of (a) the amount of taxable income of the Company allocable to such Unitholder in respect of such Fiscal Quarter or portion thereof (which shall include gross or net income allocations of items of Profit or Loss and guaranteed payments for the use of capital), determined (x) without regard to adjustments under Section 732(d), 734(b) and 743(b) of the Code and (y) reducing such taxable income by net taxable losses, deductions or credits of the Company allocated to such Unitholder for prior taxable periods or portions thereof to the extent that such losses, deductions or credits (1) are of a type or character (e.g., in the case of losses, ordinary or capital) that would permit the losses, deductions or credits to be deducted or utilized by such Unitholder against the current taxable income of the Company allocable to the Unitholder for such Fiscal Quarter and (2) have not previously been taken into account in determining such Unitholder’s Assumed Tax Liability, multiplied by (b) the Assumed Tax Rate.

“Assumed Tax Rate” means the combined maximum U.S. federal, state, and local income tax rate applicable to a taxable individual or corporation in any jurisdiction in the United States (whichever is higher), including pursuant to Section 1411 of the Code, in each case, taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Fiscal Quarter (taking into account the character of the income and excluding any reductions in rates attributable to Section 199A of the Code). The Assumed Tax Rate shall be the same for all Unitholders, regardless of the actual combined income tax rate of the Unitholder or its direct or indirect owners and the Manager may adjust the Assumed Tax Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law.

“Base Rate” means, as of any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Blocker Corporation” has the meaning set forth in Section 9.8.

“Blocker Merger Transaction” has the meaning set forth in Section 9.8.

“Board” has the meaning set forth in Section 5.1(a).

“Book Value” means, with respect to any of the Company property, the Company’s adjusted basis for U.S. federal income Tax purposes, adjusted from time to time to reflect the adjustments required or permitted (in the case of permitted adjustments, to the extent the Company makes such permitted adjustments) by Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)-(g).

Annex J-2

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York or San Diego, California are authorized by law to be closed.

“Capital Account” means the capital account maintained for a Unitholder pursuant to Section 3.5 and the other applicable provisions of this Agreement.

“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property (net of any applicable liabilities) which a Unitholder contributes or is deemed by the Board to have contributed to the Company with respect to any Unit pursuant to Section 3.1 or Section 3.10.

“Cash Payment” means, an amount in cash equal to the product of (x) the Redeemed Unit Amount, (y) the then-applicable Exchange Rate, and (z) (i) solely in connection with a Change of Control Redemption, the Common Stock Value, and (ii) with respect to any Redemption that is not a Change of Control Redemption, the price to the public or the private sale price, as applicable, of the Class A Common Stock in the substantially concurrent public offering or private sale, as applicable.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware, as the same may be amended from time to time.

“Change of Control” means the occurrence of any of the following events:

(a)    any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, as of the date hereof, is the beneficial owner of securities of Vivid Seats representing more than 50% of the combined voting power of Vivid Seats’ then outstanding voting securities)) becomes the beneficial owner of securities of Vivid Seats representing more than 50% of the combined voting power of the Vivid Seats’ then outstanding voting securities;

(b)    (A) the shareholders of Vivid Seats approve a plan of complete liquidation or dissolution of Vivid Seats or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by Vivid Seats of all or substantially all of Vivid Seat’s assets, other than such sale or other disposition by Vivid Seats of all or substantially all of Vivid Seats’ assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Vivid Seats in substantially the same proportions as their ownership of Vivid Seats immediately prior to such sale or other disposition;

(c)    there is consummated a merger or consolidation of Vivid Seats with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of Vivid Seats immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective beneficial owners of the voting securities of Vivid Seats immediately prior to such merger or consolidation do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(d)    the following individuals cease for any reason to constitute a majority of the number of directors of Vivid Seats then serving: individuals who were directors of Vivid Seats as of the date hereof or any new director whose appointment or election to the Board or nomination for election by Vivid Seats’ shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of Vivid Seats on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (d).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of Vivid Seats immediately prior to such

Annex J-3

transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Vivid Seats immediately following such transaction or series of transactions.

“Change of Control Redemption” has the meaning set forth in Section 9.1(b)(i).

“Change of Control Redemption Date” has the meaning set forth in Section 9.1(b)(iii).

“Class A Common Stock” means the class A common stock, par value $0.0001 per share, of Vivid Seats.

“Class B Common Stock” means the class B common stock, par value $0.0001 per share, of Vivid Seats.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock Value” means, with respect to any Change of Control Redemption, the greater of (x) the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the three (3) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the related Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock and (y) the price per share of Class A Common Stock offered by the Person or group that is the acquirer in the applicable Change of Control transaction. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Stock Value shall be determined in good faith by a majority of the directors of Vivid Seats that do not have an interest in the Redeemable Units subject to Redemption (or the corresponding shares of Class B Common Stock).

“Common Unit” means a Unit having the rights and obligation specified with respect to a Common Unit in this Agreement.

“Company” has the meaning set forth in the Preamble.

“Contribution Notice” has the meaning set forth in Section 9.1(a)(iv).

“Crescent Blocker Sellers” means Crescent Mezzanine Partners VIB, L.P., Crescent Mezzanine Partners VIC, L.P., NPS/Crescent Strategic Partnership II, LP, CM7C VS Equity Holdings, LP and Crescent Mezzanine Partners VIIB, L.P.

“Crescent Holders” means the Redeemed Crescent Parties, CM6B Vivid Equity, Inc., CM6C Vivid Equity, Inc., CM7C VS Equity, LLC and CM7B VS Equity, LLC.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Direct Exchange” has the meaning set forth in Section 9.1(f).

“Distribution” means each distribution made by the Company to a Unitholder, with respect to such Person’s Units, whether in cash, property or securities and whether by liquidating distribution, redemption, repurchase or otherwise; provided that notwithstanding anything in the foregoing, none of the following shall be deemed to be a Distribution hereunder: (i) any recapitalization, exchange or conversion of securities of the Company, and any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units; and (ii) any repurchase of Units pursuant to any right of first refusal or similar repurchase right in favor of the Company.

Annex J-4

“Equity Agreement” has the meaning set forth in Section 3.2(a).

“Equity Securities” means (i) any Units, capital stock, partnership, membership or limited liability company interests or other equity interests (including other classes, groups or series thereof having such relative rights, powers and/or obligations as may from time to time be established by the Board, including rights, powers and/or duties different from, senior to or more favorable than existing classes, groups and series of Units, capital stock, partnership, membership or limited liability company interests or other equity interests, and including any profits interests), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units, capital stock, partnership interests, membership or limited liability company interests or other equity interests, and (iii) warrants, options or other rights to purchase or otherwise acquire Units, capital stock, partnership interests, membership or limited liability company interests or other equity interests. Unless the context otherwise indicates, the term “Equity Securities” refers to Equity Securities of the Company.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future law.

“Exchange Election Notice” has the meaning set forth in Section 9.1(f).

“Exchange Rate” means the number of shares of Class A Common Stock for which one Common Unit may be redeemed pursuant to a Redemption. The Exchange Rate will also be used to determine the number of shares of Class B Common Stock that a Member must surrender upon a Redemption or Direct Exchange. On the date of this Agreement, the Exchange Rate shall be 1.00, subject to adjustment pursuant to Section 9.2.

“Fair Market Value” means, as of any date of determination, (i) with respect to a Unit, such Unit’s Pro Rata Share as of such date, (ii) with respect to a share of Class A Common Stock, the Common Stock Value as of such date, and (iii) with respect to any other non-cash assets, the fair market value for such property as between a willing buyer under no compulsion to buy and a willing seller under no compulsion to sell in an arm’s-length transaction occurring on such date, taking into account all relevant factors determinative of value (including in the case of securities, any restrictions on transfer applicable thereto or, if such securities are traded on a securities exchange or automated or electronic quotation system, the quoted price for such securities as of the date of determination), as reasonably determined in good faith by the Board.

“First Redemption Time” means the expiration or earlier waiver of any lockup agreement in connection with the Transactions, including the Stockholders’ Agreement.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Board and which is permitted or required by Code Section 706.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board or as required by the Code.

“Fiscal Year” means the 12-month period ending on December 31, or such other annual accounting period as may be established by the Board or as may be required by the Code.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

Annex J-5

“Horizon” has the meaning set forth in the Recitals.

“HSR Act” has the meaning set forth in Section 11.7.

“Indemnitee” has the meaning set forth in Section 6.2.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, or other restrictions on title or transfer of any nature whatsoever.

“Liquidation Assets” has the meaning set forth in Section 11.2(b).

“Liquidation FMV” has the meaning set forth in Section 11.2(b).

“Liquidation Statement” has the meaning set forth in Section 11.2(b).

“Losses” means items of the Company loss and deduction determined according to Section 3.5.

“Manager” has the meaning set forth in Section 5.1(a).

“Member” means each Person listed on the Unit Ownership Ledger and any Person admitted to the Company as a Substituted Member or Additional Member in accordance with the terms and conditions of this Agreement, each in its capacity as a member of the Company; but in each case only for so long as such Person is shown on the Unit Ownership Ledger as the owner of one or more Units.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Obligations” has the meaning set forth in Section 6.2.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241 together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws.

“Permitted Transferee” means, with respect to any Person, (i) any of such Person’s Affiliates and (ii) any direct or indirect partner, member, stockholder or other equityholder of such Person.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“PR” has the meaning set forth in Section 7.4(a).

“Pro Rata Share” means with respect to each Unitholder, the proportionate amount such Unitholder would receive if an amount equal to the Total Equity Value were distributed to all Unitholders in accordance with Section 4.1(b), as determined in good faith by the Board.

“Profits” means items of the Company income and gain determined according to Section 3.5.

“Prior Agreement” has the meaning set forth in the Recitals.

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“Redeemed Crescent Parties” means Crescent Mezzanine Partners VI, L.P., Crescent Mezzanine Partners VII, L.P., Crescent Mezzanine Partners VII (LTL), L.P. and CBDC Universal Equity, Inc.

“Redemption” has the meaning set forth in Section 9.1(a)(i).

“Redemption Date” has the meaning set forth in Section 9.1(a)(iii).

“Redemption Notice” has the meaning set forth in Section 9.1(a)(iii).

“Redeemable Unit” means a Common Unit held by a Member (other than Vivid Seats and its Subsidiaries).

“Redeemed Unit Amount” means, with respect to a Redemption, the number of Common Units set forth in the applicable Redemption Notice.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 19, 2020, by and among Vivid Seats and certain other parties thereto, as the same may be amended, amended and restated or replaced from time to time.

“Regulatory Allocations” has the meaning set forth in Section 4.3(e).

“Retraction Notice” has the meaning set forth in Section 9.1(a)(vi).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of [●], 2021, by and among Vivid Seats and the investors party thereto, as the same may be amended, amended and restated or replaced from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 8.2 in connection with the Transfer of Units to such Person permitted under the terms of this Agreement.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby, including any Redemption or Direct Exchange.

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“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Distribution” has the meaning set forth in Section 4.1(a)(i).

“Tax Distribution Conditions” has the meaning set forth in Section 4.1(a)(i).

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of [●], 2021, by and among Vivid Seats, the Company and Topco, as the same may be amended, amended and restated or replaced from time to time.

“Taxable Year” means the Company’s accounting period for U.S. federal income Tax purposes determined pursuant to Section 7.3.

“TopCo” has the meaning set forth in the Preamble.

“Topco Manager” has the meaning set forth in Section 5.1(b)(ii).

“Total Equity Value” means, as of any date of determination, the aggregate proceeds which would be received by the Unitholders if: (i) the assets of the Company were sold at their fair market value to an independent third-party on arm’s-length terms, with neither the seller nor the buyer being under compulsion to buy or sell such assets; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction and any amounts reserved by the Board with respect to any contingent or other liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.1, all as determined by the Board in good faith based upon the Common Stock Value as of such date.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement and the Tax Receivable Agreement.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 8.1.

“Treasury Regulations” means the income Tax regulations promulgated under the Code and effective as of the date of this Agreement. Such term, if elected by the Board in its sole discretion, shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Unit” means a limited liability company interest in the Company of a Member or representing a fractional part of the interests in Profits, Losses and Distributions of the Company held by all Members, including Common Units.

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“Unit Ownership Ledger” has the meaning set forth in Section 3.1(b).

“Unitholder” means any owner of one or more Units as reflected on the Company’s books and records.

“Upstairs Class A Warrants” has the meaning set forth in Section 3.13(b).

“Upstairs Class B Warrants” has the meaning set forth in Section 3.13(c).

“Vivid Seats” has the meaning set forth in the Preamble.

“Vivid Seats Manager” has the meaning set forth in Section 5.1(b)(i).

“Warrant Agreements” has the meaning set forth in Section 3.13(a).

“Warrants” has the meaning set forth in Section 3.13(a).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1    Formation of LLC; Continuation. The Company was formed in the State of Delaware on February 16, 2016 pursuant to the provisions of the Delaware Act. Each Person listed on the Unit Ownership Ledger as a member of the Company on the date hereof is hereby admitted as (or shall continue as) a member of the Company.

Section 2.2    Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending and restating the Prior Agreement and establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that until the Company is terminated in accordance with Section 11.4, the rights, powers and obligations of the Unitholders with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act; provided that, notwithstanding the foregoing and anything else to the contrary, Section 18-210 of the Delaware Act (entitled “No Statutory Appraisal Rights”) shall not apply to or be incorporated into this Agreement and each Unitholder hereby expressly waives any and all rights under such Section of the Delaware Act and, to the fullest extent permitted by law, Section 18-305(a) of the Delaware Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply to or be incorporated into this Agreement and each Member hereby expressly waives any and all rights under such Section of the Delaware Act. For the avoidance of doubt, the foregoing waiver of any and all rights by each Member under Section 18-305(a) of the Delaware Act is a restriction of the Members’ rights to obtain information, approved and adopted by all of the Members, as permitted under Section 18-305(g) of the Delaware Act.

Section 2.3    Name. The name of the Company shall be “Hoya Intermediate, LLC.” The Board may change the name of the Company at any time and from time to time. Notification of any such name change shall be given to all Unitholders. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

Section 2.4    Purpose. The purpose and business of the Company shall be to manage and direct the business operations and affairs of the Company and its Subsidiaries and to engage in any other lawful acts or activities for which limited liability companies may be formed under the Delaware Act.

Section 2.5    Principal Office; Registered Office. The principal office of the Company shall be located at such place inside or outside the state of Delaware as the Board may from time to time designate, and, to the fullest extent permitted by law, all business and activities of the Company shall be deemed to have occurred at its

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principal office. The Company may maintain offices at such other place or places as the Board deems advisable. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate or such Person or Persons as the Board may designate from time to time in the manner provided by applicable law.

Section 2.6    Term. The term of the Company commenced upon the filing of the Certificate with the office of the Secretary of State of the State of Delaware in accordance with the Delaware Act and shall continue in existence until the Company shall be dissolved in accordance with the provisions of Article XI. The existence of the Company as a separate entity shall continue until the cancellation of the Certificate in accordance with Section 11.4.

Section 2.7    No State-Law Partnership. The Unitholders intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the Company or any Unitholder relating to the subject matter hereof shall be construed to suggest otherwise. The Unitholders intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income Tax purposes, and that each Unitholder and the Company shall file all Tax returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment.

Section 2.8    Ratification and Specific Authorization of Transactions. Pursuant to the Transaction Agreement, the Company has undertaken or will undertake the Transactions. In connection therewith, (i) all actions taken to date, and any and all things done, by the Company, and by the Board or any officer, employee or agent of the Company on behalf of the Company, in furtherance of and consistent with the Transactions (including, without limitation, the execution and delivery of the Transaction Agreement and the recapitalization of the Company’s equity interests into Common Units), are hereby in all respects confirmed to be authorized, approved and ratified and, to the extent not yet undertaken, (ii) the Company, and the Board or any officer, employee or agent of the Company on behalf of the Company, is hereby authorized to (y) enter into and perform the Warrant Agreement, the Tax Receivable Agreement and any documents contemplated thereby or related thereto and any amendments thereto and (z) redeem any Common Units held by the Redeemed Crescent Parties, in each case, without any further act, vote or approval of any Person, including any Member or any Unitholder, notwithstanding any other provision of this Agreement.

ARTICLE III

UNITS, CAPITAL CONTRIBUTIONS AND ACCOUNTS

Section 3.1    Units; Capitalization.

(a)    Units; Capitalization. The Company shall have the authority to issue an unlimited number of Common Units. In connection with the Transactions and subject to the terms and conditions of the Transaction Agreement, the Company will issue Common Units and Warrants to Vivid Seats in exchange for a cash contribution to the Company, such that immediately after completion of the Transactions and the issuance of Common Units and Warrants by the Company, the total number of Common Units held by Vivid Seats will equal the total number of outstanding shares of Class A Common Stock and the total number of Common Units into which Warrants held by Vivid Seats are exercisable will be equal to the total number of shares of Class A Common Stock for which outstanding warrants issued by Vivid Seats are exercisable. The ownership by a Member of Common Units shall entitle such Member to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV hereof.

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(b)    Unit Ownership Ledger; Capital Contributions. The Board shall create and maintain a ledger (the “Unit Ownership Ledger”) setting forth the name and address of each Unitholder and holder of Warrants, the number of each class of Units and Warrants held of record by each such Unitholder and holder of Warrants, and the amount of the Capital Contribution made (or deemed to have been made) with respect to each class of Units and the date of such Capital Contribution. Upon any change in the number or ownership of outstanding Units or Warrants (whether upon an issuance of Units or Warrants, a Transfer of Units or Warrants, a cancellation of Units or Warrants or otherwise), the Board shall amend and update the Unit Ownership Ledger. Absent manifest error, the ownership interests recorded on the Unit Ownership Ledger shall be conclusive record of the Units and Warrants that have been issued and are outstanding. Each Unitholder named in the Unit Ownership Ledger has made (or shall be deemed to have made) Capital Contributions to the Company as set forth in the Unit Ownership Ledger in exchange for the Units specified in the Unit Ownership Ledger. Any reference in this Agreement to the Unit Ownership Ledger shall be deemed a reference to the Unit Ownership Ledger as amended and in effect from time to time.

(c)    Certificates; Legends. Units shall be issued in uncertificated form; provided that, at the request of any Member, the Board may cause the Company to issue one or more certificates to any such Member holding Units representing in the aggregate the Units held by such Member. If any certificate representing Units is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES UNITS REPRESENTING A LIMITED LIABILITY COMPANY INTEREST IN HOYA INTERMEDIATE, LLC. THE LIMITED LIABILITY COMPANY INTEREST IN HOYA INTERMEDIATE, LLC REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE LIMITED LIABILITY COMPANY INTEREST IN HOYA INTERMEDIATE, LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HOYA INTERMEDIATE, LLC, DATED AS OF [●], 2021, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH SHALL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

(d)    Prior Common Units. The Common Units that were issued and outstanding and held by the Members prior to the date of this Agreement shall remain unchanged.

Section 3.2    Authorization and Issuance of Additional Units.

(a)    The Board shall have the right to cause the Company to issue and/or create and issue at any time after the date hereof, and for such amount and form of consideration as the Board may determine, additional Units or other Equity Securities of the Company (including creating classes or series thereof having such powers, designations, preferences and rights, which in each case may be senior to existing Units or other Equity Securities of the Company or classes or series thereof, as may be determined by the Board). The Board shall have the power, without the approval of any other Member or Unitholder or any other Person and notwithstanding any other provision of this Agreement, including Section 12.2, to make such amendments to this Agreement in order to provide for such powers, designations, preferences and rights as the Board in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance in accordance with the provisions of this Section 3.2(a). In connection with any issuance of Units (whether on or after the date of this Agreement), the Person who acquires such Units shall execute a counterpart to this Agreement accepting and agreeing to be bound by all terms and conditions hereof, and shall enter into such other documents, instruments and agreements to effect such purchase as are required by the Board (including such documents, instruments and agreements entered into on or prior to the date of this Agreement by the Members, each, an “Equity Agreement”).

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(b)    At any time Vivid Seats issues one or more shares of Class A Common Stock (other than an issuance of the type covered by Section 3.2(c) or an issuance to a holder of Redeemable Units pursuant Article IX), Vivid Seats shall contribute to the Company all of the net proceeds (if any) received by Vivid Seats with respect to such share or shares of Class A Common Stock. Upon the contribution by Vivid Seats to the Company of all of such net proceeds so received by Vivid Seats, the Board shall cause the Company to issue a number of Common Units determined based upon the Exchange Rate then in effect, registered in the name of Vivid Seats; provided, however, that if Vivid Seats issues one or more shares of Class A Common Stock, some or all of the net proceeds of which are to be used to fund expenses or other obligations of Vivid Seats for which Vivid Seats would be permitted a Distribution pursuant to Article IV, then Vivid Seats shall not be required to transfer such net proceeds to the Company which are used or will be used to fund such expenses or obligations; provided further, if Vivid Seats issues any shares of Class A Common Stock in order to purchase or fund the purchase of Common Units from a Member (other than a Subsidiary of Vivid Seats), then the Company shall not issue any new Common Units registered in the name of Vivid Seats in accordance with Section 9.1(a) and Vivid Seats shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred by Vivid Seats to such other Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.2(b) shall not apply to the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of Vivid Seats under a “poison pill” or similar shareholder’s rights plan (it being understood that (i) upon exchange of Redeemable Units for Class A Common Stock pursuant to Article IX, such Class A Common Stock would be issued together with any such corresponding right and (ii) in the event such rights to purchase Equity Securities of Vivid Seats are triggered, Vivid Seats will ensure that the holders of Common Units that have not been Exchanged prior to such time will be treated equitably vis-à-vis the holders of Class A Common Stock under such plan).

(c)    At any time Vivid Seats issues one or more shares of Class A Common Stock in connection with an equity incentive program, whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Board shall cause the Company to issue a corresponding number of Common Units, registered in the name of Vivid Seats (determined based upon the Exchange Rate then in effect); provided that Vivid Seats shall be required to contribute all (but not less than all) of the net proceeds (if any) received by Vivid Seats from or otherwise in connection with such issuance of one or more shares of Class A Common Stock, including the exercise price of any option exercised, to the Company. If any such shares of Class A Common Stock so issued by Vivid Seats in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the Common Units that are issued by the Company to Vivid Seats in connection therewith in accordance with the preceding provisions of this Section 3.2(c) shall be subject to vesting or forfeiture on the same basis; if any of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the Common Units (determined based upon the Exchange Rate then in effect) issued by the Company in accordance with the preceding provisions of this Section 3.2(c) shall automatically vest or be forfeited. Any cash or property held by Vivid Seats or the Company or on any of such Person’s behalf in respect of dividends paid on restricted shares of Class A Common Stock that fail to vest shall be returned to the Company upon the forfeiture of such restricted shares of Class A Common Stock.

(d)    For purposes of this Section 3.2, “net proceeds” means gross proceeds to Vivid Seats from the issuance of Class A Common Stock or other securities less all reasonable bona fide out-of-pocket fees and expenses of Vivid Seats, the Company and their respective Subsidiaries actually incurred in connection with such issuance.

Section 3.3    Repurchase or Redemption of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by Vivid Seats for cash, then the Board shall cause the Company, immediately prior to such repurchase or redemption of such shares, to redeem a corresponding number of Common Units held by Vivid Seats (determined based upon the Exchange Rate then in effect), at an aggregate redemption price equal to the aggregate purchase or redemption price of the share or shares of Class A Common Stock being repurchased or redeemed by Vivid Seats (plus any reasonable expenses related thereto) and upon such other

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terms as are the same for the share or shares of Class A Common Stock being repurchased or redeemed by Vivid Seats.

Section 3.4    Changes in Common Stock. In addition to any other adjustments required hereby any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Common Stock, Class B Common Stock or other capital stock of Vivid Seats shall be accompanied by an identical subdivision or combination, as applicable, of the Common Units or other Equity Securities, as applicable. In connection with a subdivision or combination of the Common Units or other Equity Securities pursuant to this Section 3.4, the Board shall have the power, without the approval of any other Member or Unitholder or any other Person, to make such amendments to this Agreement in order to reflect such subdivision or combination, as applicable, of the Common Units or other Equity Securities.

Section 3.5    Capital Accounts.

(a)    Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the sole discretion of the Board), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company property. Without limiting the foregoing, each Unitholder’s Capital Account shall be adjusted, without duplication:

(i)    by adding any additional Capital Contributions made by such Unitholder in consideration for the issuance of Units;

(ii)    by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the Company of Units;

(iii)    by adding any Profits allocated in favor of such Unitholder and subtracting any Losses allocated in favor of such Unitholder; and

(iv)    by deducting any distributions paid in cash or other assets to such Unitholder by the Company.

(b)    Computation of Income, Gain, Loss and Deduction Items. For purposes of computing the amount of any item of the Company income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income Tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

(i)    the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B), Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income Tax purposes;

(ii)    if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)    items of income, gain, loss or deduction attributable to the disposition of the Company property having a Book Value that differs from its adjusted basis for Tax purposes shall be computed by reference to the Book Value of such property;

(iv)    items of depreciation, amortization and other cost recovery deductions with respect to the Company property having a Book Value that differs from its adjusted basis for Tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

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(v)    to the extent an adjustment to the adjusted Tax basis of any of the Company’s asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and (vi) this Section 3.5 shall be applied in a manner consistent with the principles of Treasury Regulation Sections 1.704-1(b)(2)(iv)(d), (f)(1), (h)(2) and (s).

Section 3.6    Negative Capital Accounts; No Interest Regarding Positive Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company). Except as otherwise expressly provided herein, no Unitholder shall be entitled to receive interest from the Company in respect of any positive balance in its Capital Account, and no Unitholder shall be liable to pay interest to the Company or any Unitholder in respect of any negative balance in its Capital Account.

Section 3.7    No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.8    Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company in excess of the amounts required hereunder to be contributed by such Unitholder to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.9    Adjustments to Capital Accounts for Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property (as of the date of such distribution) for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value and any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Section 4.2 through Section  4.4.

Section 3.10    Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account of the Member (or portion thereof) to which such Substituted Member succeeds at the time such Substituted Member is admitted to as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of (a) the Transfer to it of all or part of the Units of another Member or (b) the repurchase or forfeiture of Units pursuant to any Equity Agreement shall be appropriately adjusted to reflect such Transfer, repurchase or forfeiture. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member Transferred to such Member.

Section 3.11    Adjustments to Book Value. The Company shall adjust the Book Value of its assets to Fair Market Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as of the following times: (a) at the Board’s discretion in connection with the issuance of Units in the Company in exchange for more than a de minimis Capital Contribution or for services performed on behalf of the Company; (b) at the Board’s discretion in connection with the Distribution by the Company to a Member of more than a de minimis amount of the Company’s assets, including money; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (d) at such other times as the Board determines necessary or appropriate in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2. Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Members

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under Section 4.2 (determined immediately prior to the event giving rise to the revaluation). For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the Company shall adjust the Book Value of its assets to Fair Market Value as of the date of the Transactions in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

Section 3.12    Compliance With Section 1.704-1(b). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with such Treasury Regulations, the Board may make such modification, without the approval of any other Member or Unitholder or any other Person and notwithstanding anything in Section 12.2 to the contrary. The Board also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of the Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

Section 3.13    Warrants.

(a)    On the date hereof, in connection with the transactions contemplated by the Transaction Agreement, the Company has issued warrants to purchase Common Units (the “Warrants”) to Vivid Seats and TopCo as set forth on the Unit Ownership Ledger pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company, on the one hand, and Vivid Seats and Topco, as applicable, on the other hand, as of the date hereof. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to Vivid Seats or TopCo, as applicable, the number of Common Units, free and clear of all Liens (other than those arising under applicable securities laws and this Agreement), to be issued in connection with such exercise.

(b)    If any holder of a warrant issued by Vivid Seats to purchase shares of Class A Common Stock (the “Upstairs Class A Warrants”) exercises an Upstairs Class A Warrant, then Vivid Seats agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Class A Warrant shall match with a corresponding number of Common Units issued by the Company pursuant to the Warrant Agreement with Vivid Seats, and the exercise price paid by Vivid Seats shall be equal to the exercise price paid by the holder of the Upstairs Class A Warrant exercising such Upstairs Class A Warrant. Vivid Seats agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Class A Warrant. In the event an Upstairs Class A Warrant is redeemed, the Company will redeem a Warrant with similar terms held by Vivid Seats.

(c)    If Topco exercises a Warrant, then TopCo agrees that it shall cause a corresponding exercise of a warrant issued by Vivid Seats to purchase shares of Class B Common Stock (the “Upstairs Class B Warrants”) held by it, such that the number of Common Units issued by the Company pursuant to the Warrant Agreement with TopCo shall match a corresponding number of shares of Class B Common Stock issued in connection with the exercise of such Upstairs Class B Warrant. TopCo agrees that it will not exercise any Upstairs Class B Warrants other than in connection with the corresponding exercise of a Warrant. In the event a Warrant held by Topco is redeemed, Vivid Seats will redeem an Upstairs Class B Warrant held by Topco.

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ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1    Distributions.

(a)    Tax Distributions.

(i)    Tax Distributions. To the extent funds of the Company are legally available for distribution by the Company and such distribution would not be prohibited under any credit facility or any other agreement to which the Company or any of its Subsidiaries is a party, in each case, as determined by Vivid Seats in its reasonable discretion (the “Tax Distribution Conditions”), with respect to each Fiscal Quarter (or portion thereof), the Company shall distribute to each Unitholder, an amount of cash (each a “Tax Distribution”) that is at least equal to such Unitholder’s Assumed Tax Liability for such Fiscal Quarter (or portion thereof). All Tax Distributions shall be made pro rata on a per-Common Unit basis in an amount such that the Unitholder with the highest Assumed Tax Liability per Common Unit receives an amount equal to such Unitholder’s Assumed Tax Liability, on a quarterly basis at least five (5) days prior to the date on which any estimated tax payments are due with respect to the relevant Fiscal Quarter, in order to permit each Unitholder (or the beneficial owners of any Unitholder) to timely pay its estimated tax obligations for the applicable Fiscal Quarter (or portion thereof). The Board shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to each Unitholder’s Tax Distributions (but in any event pro rata in proportion to each Unitholder’s respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Unitholder during the relevant period. All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent Distributions under Section 4.1(b) or Section 11.2. In determining the amount of any Tax Distributions, (i) the Assumed Tax Liability of Vivid Seats shall be increased if, and solely to the extent, necessary to allow Vivid Seats to satisfy its own tax obligations for the applicable Fiscal Quarter or portion thereof and payments currently due and owing under the Tax Receivable Agreement, taking into account any Distributions previously made to Vivid Seats under this Agreement and (ii) the Assumed Tax Liability of TopCo shall be increased if, and solely to the extent, necessary to allow TopCo to make payments to any of its members that are allocated taxable income in respect of their indirect interests in the Company attributable to an applicable Fiscal Quarter, without regard to whether taxable income of the Company is allocated to TopCo with respect to such Fiscal Quarter.

(ii)    To the extent a Unitholder would receive for any Fiscal Quarter less than its per-Common Unit share of the aggregate Tax Distributions to be paid pursuant to Section 4.1(a)(i), the Tax Distributions to such Unitholder shall be increased to ensure that all Tax Distributions to holders of Common Units are made in accordance with their per-Common Unit share. The Board shall be entitled to adjust subsequent Tax Distributions up or down to reflect any variation between its prior estimation of quarterly Tax Distributions that would have been computed under Section 4.1(a)(i) based on subsequent information. In the event that due to the Tax Distribution Conditions the funds available for any Tax Distribution to be made hereunder are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under Section 4.1(a)(i), the Company shall use its reasonable best efforts to distribute to the Unitholders the amount of funds that are available after application of the Tax Distribution Conditions on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to Section 4.1(a)(i) if available funds (after application of the Tax Distribution Conditions) existed in a sufficient amount to make such Distribution in full). At any time thereafter when additional funds of the Company are available for Distribution after application of the Tax Distribution Conditions, the Company shall use its reasonable best efforts to immediately distribute such funds to the Unitholders on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to Section 4.1(a)(i) if available funds (after application of the Tax Distribution Conditions) would have existed in a sufficient amount to make such Tax Distribution in full). Notwithstanding anything else to the contrary, Tax Distributions to a Unitholder with respect to any Fiscal Quarter (or portion thereof) shall be reduced

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(but not below zero) by the amount of any Distributions made during such Fiscal Quarter (or portion thereof) to such Unitholder that are not Tax Distributions.

(iii)    Additional Tax Distributions. In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Unitholder’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Code Section 6226 (or any similar provision of state or local law)), or in the event the Company files an amended tax return, each Unitholder’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest and penalties). Subject to the Tax Distribution Conditions, distributions shall be made pro rata on a per-Common Unit basis in an amount such that each Unitholder and successor to any former Unitholder receives an amount equal to any shortfall in the amount of Tax Distributions the Unitholders and former Unitholders received for the relevant Taxable Years based on such recalculated Assumed Tax Liability, except, for the avoidance of doubt, to the extent Distributions were made to such Unitholders and former Unitholders pursuant to Section 4.1 in the relevant Taxable Years sufficient to cover such shortfall. Notwithstanding the foregoing, Distributions to be made under this Section 4.1(a)(iii) either (i) to a successor of a former Unitholder on account of a shortfall in Tax Distributions to a former Unitholder, or (ii) to a Unitholder in respect of a shortfall in the amount of Tax Distributions to such Unitholder for any Taxable Year (or portion thereof) ending on or before the Closing Date, shall not exceed $1 million in the aggregate.

(b)    Other Distributions. Except as otherwise set forth in Section 4.1(a), the Board may (but shall not be obligated to) make Distributions at such time, in such amounts and in such form (including in-kind property) as determined by the Board in its sole discretion, in each case to the holders of Common Units immediately prior to such Distribution on a pro rata basis and in accordance with each Unitholder’s relative ownership of Units.

Section 4.2    Allocations.

(a)    Subject to Section 4.3, Profits or Losses for any Fiscal Year shall be allocated among the Unitholders in such a manner as to reduce or eliminate, to the extent possible, any difference, as of the end of such Fiscal Year, between (a) the sum of (i) the Capital Account of each Unitholder, (ii) such Unitholder’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Unitholder’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)) and (b) the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement and the Delaware Act, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value and satisfy the liabilities of the Company in cash (limited in the case of non-recourse liabilities to the Book Value of the assets securing such liabilities) and (ii) distribute the proceeds of such liquidation pursuant to Section 11.2.

(b)    If during any Fiscal Year there is a change in any Unitholder’s interest in the Company as a result of the admission of one or more Members, the withdrawal of a Member, or a Transfer of an interest in the Company, the Profits, Losses, or any other item allocable to the Unitholders under this Agreement for the Fiscal Year shall be allocated among the Unitholders so as to reflect their varying interests in the Company during the Fiscal Year, using any permissible method convention or extraordinary item under Section 706 of the Code and the Treasury Regulations promulgated thereunder, as reasonably selected by the Board. In furtherance of the foregoing, any such permissible method, convention or extraordinary item selected by the Board shall be set forth in a dated, written statement maintained with the Company’s books and records. The Unitholders hereby agree that any such selection by the Board is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706-4(f).

Section 4.3    Special Allocations.

(a)    Minimum Gain Chargeback. Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury

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Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b)    Unitholder Nonrecourse Debt Minimum Chargeback. Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated to each holder of Common Units ratably among such Unitholders based upon their ownership of Common Units. Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 4.3(b) is intended to be a Minimum Gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)    Qualified Income Offset. If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 4.3(a) and Section 4.3(b), but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)    Allocation of Certain Profits and Losses. Profits and Losses described in Section 3.5(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(e)    Regulatory Allocations. The allocations set forth in Sections 4.3(a)-(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the Company or make the Company distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero. In addition, if in any Fiscal Year or Fiscal Period there is a decrease in partnership Minimum Gain, or in partner nonrecourse debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 4.3(a) or Section 4.3(b) would cause a distortion in the economic arrangement among the Unitholders, the Board may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

(f)    Any item of deduction with respect to a Tax that is offset for a Unitholder under Section 4.6 shall be allocated to the Unitholder for which such payment is to be offset. For the avoidance of doubt, all tax deductions described in this Section 4.3(f) shall be taken into account in determining the amount of Tax Distribution made under the provisions of Section 4.1(a)(i).

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(g)    Allocations and other adjustments with respect to any “non-compensatory options” (as defined in Treasury Regulation Section 1.721-2(f)), shall be made in accordance with the Treasury Regulations including Treasury Regulations Section 1.721-2.

Section 4.4    Offsetting Allocations. If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the Company pursuant to Sections 83, 482, or 7872 of the Code or any similar provision now or hereafter in effect, the Board shall use its commercially reasonable efforts to allocate any corresponding Profit or Loss to the Member who recognizes such item in order to reflect the Members’ economic interest in the Company.

Section 4.5    Tax Allocations.

(a)    Allocations Generally. Except as provided in Section 4.5(b) below, for U.S. federal, state and local income Tax purposes, each item of income, gain, loss or deduction shall be allocated among the Unitholders in the same manner and in the same proportion that the corresponding book items have been allocated among the Unitholders’ respective Capital Accounts; provided that, if any such allocation is not permitted by the Code or other applicable law, then each subsequent item of income, gains, losses, deductions and credits will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)    Code Section 704(c) Allocations. Items of the Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for Tax purposes, be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such asset for federal income Tax purposes and its initial Book Value. Such allocations shall be made using a reasonable method specified in Treasury Regulations Section 1.704-3. In addition, if the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income Tax purposes and its Book Value in the same manner as under Code Section 704(c). Notwithstanding the foregoing, the Board shall determine all allocations pursuant to this Section 4.5(b) using any method selected by the Board that is permitted under Section 704(c) of the Code and the Treasury Regulations thereunder.

(c)    Section 754 Election. The Company will make an election under Section 754 of the Code (or any comparable election under relevant state or local Law) for its Taxable Year that includes or begins on the date of this Agreement to adjust the basis of the Company property as permitted and provided in Sections 734 and 743 of the Code. Such election shall be effective solely for federal (and, if applicable, state and local) income Tax purposes and shall not result in any adjustment to the Book Value of any Company asset or to the Member’s Capital Accounts (except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)).

(d)    Allocation of Tax Credits, Tax Credit Recapture, Etc. Allocations of Tax credits, Tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii) and (viii).

(e)    Corrective Allocations. If necessary, the Company will make corrective allocations as set forth in Treasury Regulation Section 1.704-1(b)(4)(x).

(f)    Effect of Allocations. Allocations pursuant to this Section 4.5 are solely for purposes of U.S. federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses, Distributions (other than Tax Distributions) or other items pursuant to any provision of this Agreement.

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Section 4.6    Indemnification and Reimbursement for Payments on Behalf of a Unitholder. Except as otherwise provided in Article VI, if the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Unitholder or a Unitholder’s status as such (including U.S. federal withholding Taxes, state personal property Taxes, and state unincorporated business Taxes), then such Unitholder shall indemnify and contribute to the Company in full for the entire amount paid (including interest, penalties and related expenses). The Board may offset Distributions or other amounts to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 4.6 or with respect to any other amounts owed by the Unitholder to the Company or any of its Subsidiaries. A Unitholder’s obligation to indemnify and make contributions to the Company under this Section 4.6 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 4.6, the Company shall be treated as continuing in existence, and will survive any partial or complete Transfer or redemption of Unitholder’s interest in the Company. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 4.6, including instituting a lawsuit to collect such indemnification and contribution, with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law), compounded on the last day of each Fiscal Quarter.

Section 4.7    Prior Agreements Allocations. The parties acknowledge and agree that in connection with the consummation of the Transactions contemplated by the Transaction Agreement, there shall be a closing of the books of the Company in accordance with Code Section 706 and the Treasury Regulations thereunder utilizing the “interim closing method” under the monthly convention, and that in connection therewith (x) all items of profit, gain, deduction, loss and credit attributable to taxable periods (or portions thereof) ending prior to the date hereof shall be made to the members of the Company in such periods in accordance with the Prior LLC Agreement, and (y) all items of profit, gain, deduction, loss and credit attributable to taxable periods (or portions thereof) beginning on or after the date hereof shall be made in accordance with this Agreement.

ARTICLE V

MANAGEMENT AND CONTROL OF BUSINESS

Section 5.1    Management.

(a)    Establishment. Except as otherwise specifically provided in this Agreement or by non-waivable provision of the Delaware Act, the business, property and affairs of the Company shall be managed, operated and controlled at the sole, absolute and exclusive direction of the board of managers (the “Board” and each manager of the Board, a “Manager”) in accordance with the terms of this Agreement. Except as otherwise expressly provided by this Agreement, no Member shall have management authority or voting or other rights over, or any other ability to take part in the conduct or control of the business of, the Company. Each Manager shall be a “manager” (as defined in the Delaware Act) of the Company, but notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement. Notwithstanding any duty existing at law, in equity or otherwise, with respect to any matter that is to be voted on by the Managers, a Manager may grant a proxy to any other Manager or other Person.

(b)    Number of Managers; Term of Office. The authorized number of Managers shall be two Managers. The following individuals shall initially be elected to the Board:

(i)    one representative designated by Vivid Seats or any successor Manager designated by Vivid Seats (the “Vivid Seats Manager”), who shall initially be [●]; and

(ii)    one representative designated by Topco or any successor Manager designated by Topco (the “Topco Manager”), who shall initially be [●].

The Managers shall hold office until their respective successors are designated in accordance with the terms set forth below.

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(c)    Vacancies. In the event that any designee under Section 5.1(b) for any reason ceases to serve as a member of the Board, the resulting vacancy on the Board shall be filled by the Person that is originally entitled to designate such Manager pursuant to Section 5.1(b) (provided that, if any party fails to designate a person to fill a vacancy on the Board pursuant to the terms of this Section 5.1(c), such vacant managership shall remain vacant until such managership is filled pursuant to this Section 5.1(c)).

(d)    Voting. For each matter that is put to a vote of the Board, the Vivid Seats Manager shall be entitled to two (2) votes, and the Topo Manager shall be entitled to one (1) vote. Any decisions to be made by the Board shall require the approval of a majority of the votes entitled to vote on such matter.

(e)    Powers. The Board is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Board taken in accordance with such rights and powers shall bind the Company (and no Member shall have such right). The Board shall have all necessary powers to carry out the purposes, business and objectives of the Company. The Board may delegate in its discretion the authority to sign agreements and other documents and take other actions on behalf of the Company to any Person (including any Member, officer or employee of the Company) to enter into and perform any document on behalf of the Company. Without limiting the foregoing, the Board shall have the sole power and authority to effect any of the following by the Company or any of its Subsidiaries in one or a series of related transactions, in each case without the vote, consent or approval of any other Member or Unitholder or any other Person: (i) any sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company); (ii) any merger, consolidation, division, reorganization or other combination of the Company with or into another entity, (iii) any acquisition; (iv) any issuance of debt or equity securities; or (v) any incurrence of indebtedness. Except for any vote, consent or approval of any Unitholder expressly required by this Agreement, if a vote, consent or approval of the Unitholders is required by the Delaware Act or other applicable law with respect to any action to be taken by the Company or matter considered by the Board, each Unitholder will be deemed to have consented to or approved such action or voted on such matter in accordance with the consent or approval of the Board on such action or matter.

(f)    Meetings of the Board. The Board shall meet at such time and at such place (either within or without the State of Delaware) as the Board may designate. Advance notice of any regular or special meeting shall be given to the Managers at least two (2) business days in advance of such meeting. The business to be transacted at, or the purpose of, any regular or special meeting of the Board shall be specified in reasonable detail in such notice. A record shall be maintained by the Company of each meeting of the Board.

(g)    Conduct of Meetings. Any meeting of the Board may be held, and any Manager may attend and vote and be present at a meeting, in person (including by proxy given to another Manager), telephonically or by means of other communications equipment allowing all persons participating in the meeting to hear each other.

(h)    Quorum. The presence (in person, telephonically, by means of communications equipment, by proxy or by operation of this Section 5.1(h)) of the Managers holding a majority of votes entitled to vote shall constitute a quorum of the Board for purposes of conducting business. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting.

(i)    Attendance and Waiver of Notice. Attendance by a Manager at any meeting (in person, telephonically, by means of communications equipment or by proxy) shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(j)    Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a

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meeting shall be effective only if the written consent or consents are in writing, setting forth the action so taken, and signed by all Managers.

(k)    Compensation of Managers; Reimbursement. Except as approved by the Board, and then only in reasonable amounts as determined by the Board, the Managers shall receive no compensation for serving in such capacity. The Managers constituting the Board shall be entitled to be reimbursed, out of available cash, for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder.

(l)    Reliance by Third Parties. Any Person dealing with the Company, other than a Unitholder, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

Section 5.2    Investment Company Act. The Board shall use reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 5.3    Officers.

(a)    Officers. Unless determined otherwise by the Board, the officers of the Company shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and each other officer of Vivid Seats shall also be an officer of the Company, with the same title. All officers shall be appointed by the Board (or by the Chief Executive Officer to the extent the Board delegates such authority to the Chief Executive Officer) and shall hold office until their successors are appointed by the Board (or by the Chief Executive Officer to the extent the Board delegates such authority to the Chief Executive Officer). Two or more offices may be held by the same individual. The officers of the Company may be removed by the Board (or by the Chief Executive Officer to the extent the Board delegates such authority to the Chief Executive Officer) at any time for any reason or no reason.

(b)    Other Officers and Agents. The Board may appoint such other officers and agents as it may deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(c)    Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of a chief executive officer of a company. He or she shall preside at all meetings of Members if present thereat.

(d)    President. The President shall be the chief executive officer of the Company in the absence of the Chief Executive Officer. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Board.

(e)    Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Company and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company. The books of account shall at all times be open to inspection by the Board. The Chief Financial Officer shall deposit all monies and other valuables in the name of, and to the credit of, the Company with such depositaries as may be designated by the Board.

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(f)    Treasurer. The Treasurer shall have the custody of Company funds and securities and shall keep full and accurate account of receipts and disbursements. He or she shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the Board or the Chief Executive Officer. The Treasurer shall disburse the funds of the Company as may be ordered by the Board or the Chief Executive Officer, taking proper vouchers for such disbursements. He or she shall render to the Board and the Chief Executive Officer whenever either of them may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. If required by the Board, the Treasurer shall give the Company a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board shall prescribe.

(g)    Secretary. The Secretary shall give, or cause to be given, notice of all meetings of Members and all other notices required by applicable law or by this Agreement, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer, or by the Board. He or she shall record all the proceedings of the meetings of the Company, and shall perform such other duties as may be assigned to him or her by the Board or by the Chief Executive Officer.

(h)    Other Officers. Other officers, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board or by the Chief Executive Officer.

Section 5.4    Fiduciary Duties.

(a)    Members and Unitholders. To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, and notwithstanding any duty otherwise existing at law or in equity, no Member or Unitholder, solely in its capacity as such, shall owe any fiduciary duty to the Company, the Board, any Member, any Unitholder or any other Person bound by this Agreement, provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. Nothing in this Section 5.4(a) shall limit the liabilities, duties or obligations of any Member or Unitholder acting in his or her capacity as an officer or Board pursuant to any other provision of this Agreement.

(b)    Board and Officers. Notwithstanding any other provision to the contrary in this Agreement, except as set forth in the last sentence of Section 5.1(a) or Section 5.4(c), (i) the Managers shall, in their capacity as Managers, and not in any other capacity, have the same fiduciary duties to the Company and the Unitholders and Members as members of a board of directors of a Delaware corporation; and (ii) each officer of the Company shall, in his or her capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Unitholders and Members as an officer of a Delaware corporation. For the avoidance of doubt, the fiduciary duties described in clause (i) above shall not be limited by the fact that the Board shall be permitted to take certain actions in its sole or reasonable discretion pursuant to the terms of this Agreement or any agreement entered into in connection herewith.

(c)    Board Conflicts. The parties hereto acknowledge that the members of Vivid Seats’ board of directors will owe fiduciary duties to Vivid Seats and its stockholders. The Board will use commercially reasonable and appropriate efforts and means, as determined in good faith by the Board, to minimize any conflict of interest between the Members, on the one hand, and the stockholders of Vivid Seats, on the other hand, and to effectuate any transaction that involves or affects any of the Company, the Board, the Members and/or the stockholders of Vivid Seats in a manner that does not (i) disadvantage the Members of their interests relative to the stockholders of Vivid Seats or (ii) advantage the stockholders of Vivid Seats relative to the Members or (iii) treat the Members and the stockholders of Vivid Seats differently; provided that in the event of a conflict between the interests of the stockholders of Vivid Seats and the interests of the Members, such Members agree that the Board shall discharge its fiduciary duties to such Members by acting in the best interests of Vivid Seats’ stockholders.

(d)    Waiver. Any duties and liabilities set forth in this Agreement shall replace those existing at law or in equity and each of the Company, each Member and Unitholder and any other Person bound by this Agreement

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hereby, to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware Act, waives the right to make any claim, bring any action or seek any recovery based on any duties or liabilities existing at law or in equity other than any such duties and liabilities set forth in this Agreement.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION

Section 6.1    Exculpation.

(a)    Actions in Capacity as a Member or Unitholder. To the fullest extent permitted by applicable law, and except as otherwise expressly provided herein, no Member, Unitholder (other than the Board, acting in its capacity as such) or its respective Indemnitees shall be liable to the Company, any Member, any Unitholder or any other Person bound by this Agreement as a result of or arising out any action of or omission by such Member or Unitholder solely in its capacity as a Member or Unitholder, except to the extent such Obligations arise out of such Member’s (1) material breach of this Agreement or any other Transaction Document or (2) bad faith violation of the implied contractual covenant of good faith and fair dealing, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(b)    Other Actions. To the fullest extent permitted by applicable law, and except as otherwise expressly provided herein, no Indemnitee shall be liable to the Company, any Member, any Unitholder or any other Person bound by this Agreement as a result of or arising out of the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed by such Indemnitee to be conferred on such Indemnitee, except to the extent such Indemnitee would not be entitled to exculpation or indemnification pursuant to the articles of incorporation and bylaws of Vivid Seats (as the same may be amended from time to time).

Section 6.2    Indemnification. To the fullest extent permitted by applicable law, each of (a) the Managers, (b) the Unitholders and Members and their respective Affiliates, (c) the stockholders, members, managers, directors, officers, partners, employees and agents of the Unitholders, Members and their respective Affiliates, (d) the PR and any “designated individual” and (e) the officers and directors of Vivid Seats, the Company and each of their Subsidiaries (each, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Obligations”), which at any time may be imposed on, incurred by, or asserted against, the Indemnitee as a result of or arising out of this Agreement, Vivid Seats, the Company, their respective assets, businesses or affairs, or the activities of the Indemnitee on behalf of Vivid Seats, the Company or any of their Subsidiaries to the extent within the scope of the authority reasonably believed to be conferred on such Indemnitee; provided, however, that, to the extent such Indemnitee is not entitled to exculpation with respect to such Obligations pursuant to Section 6.1, the Indemnitee shall not be entitled to indemnification for any such Obligations to the extent such Indemnitee would not be entitled to exculpation or indemnification pursuant to the articles of incorporation and bylaws of Vivid Seats (as the same may be amended from time to time); provided further, that, to the extent such Indemnitee is entitled to exculpation with respect to such Obligations pursuant to Section 6.1, the Indemnitee shall not be entitled to indemnification for any such Obligations to the extent they arise out of such Indemnitee’s (1) material breach of this Agreement or any other Transaction Document or (2) bad faith violation of the implied contractual covenant of good faith and fair dealing. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee was not entitled to indemnification hereunder. Any indemnification pursuant to this Section 6.2 shall be made only out of the assets of the Company and no Member shall have any personal liability on account thereof.

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Section 6.3    Expenses. Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 6.2 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as provided in Section 6.2; provided that such undertaking shall be unsecured and interest free and shall be accepted without regard to an Indemnitee’s ability to repay amounts advanced and without regard to an Indemnitee’s entitlement to indemnification.

Section 6.4     Non-Exclusivity; Savings Clause. The indemnification and advancement of expenses set forth in Section 6.2 and Section 6.3 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other agreement, policy of insurance or otherwise. The indemnification and advancement of expenses set forth in Section 6.2 and Section 6.3 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a Person. If Section 6.1, Section 6.2 or Section 6.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless exculpate, indemnify and advance expenses each Indemnitee to the fullest extent permitted by any applicable portion of such sections not so invalidated and to the fullest extent permitted by applicable law. The exculpation, indemnification and advancement of expenses provisions set forth in Section 6.1, Section 6.2 and Section 6.3 shall be deemed to be a contract between the Company and each of the Persons constituting Indemnitees at any time while such provisions remain in effect, whether or not such Person continues to serve in such capacity and whether or not such Person is a party hereto. In addition, neither Sections 6.1, Section 6.2 nor Section 6.3 may be retroactively amended to adversely affect the rights of any Indemnitee arising in connection with any acts, omissions, facts or circumstances occurring prior to such amendment.

Section 6.5    Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article VI.

ARTICLE VII

ACCOUNTING AND RECORDS; TAX MATTERS

Section 7.1    Accounting and Records. The books and records of the Company shall be made and maintained, and the financial position and the results of its operations recorded, at the expense of the Company, in accordance with such method of accounting as is determined by the Board. The books and records of the Company shall reflect all Company transactions and shall be made and maintained in a manner that is appropriate and adequate for the Company’s business.

Section 7.2    Preparation of Tax Returns.

(a)    The Company shall arrange for the preparation and timely filing of all Tax returns required to be filed by the Company, and making any elections described in Section 7.3. Each Unitholder shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s income Tax returns to be prepared and filed.

(b)    The Company shall deliver to each Unitholder (A) preliminary information relating to the Company (including a draft Schedule K-1) that is necessary for the preparation of such Unitholder’s returns for federal and state income Tax and any other Tax reporting purposes for a Taxable Year no later than February 15 of the following Taxable Year and (B) by February 28 of such following Taxable Year, such final information (including a final Schedule K-1) that is consistent in all respects with the estimates provided pursuant to clause

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(A), subject to any reasonable comments received from Unitholders owning 5% or more of the outstanding Common Units that are received by February 23 of such following Taxable Year, which the Company shall consider in good faith. Subject to the preceding sentence, for so long as any Unitholder owns 5% or more of the outstanding Common Units, the Company shall (i) send a draft of any income tax return of the Company (other than the information and schedules referred to in the preceding sentence) to such Unitholder, at least fifteen (15) days prior to filing, for review and comment, and (ii) consider in good faith all reasonable comments received from such Unitholder at least five (5) days prior to the due date for the filing of any such tax return.

(c)    For so long as any Unitholder owns 5% or more of the outstanding Common Units, the Company shall use reasonable best efforts to provide (or cause to be provided), at the Company’s expense, such accounting, tax, legal, insurance and administrative support to such Unitholder and its Affiliates (including with respect to Topco, for the avoidance of doubt, GTCR-Tickets Blocker Acquisition LLC and its Subsidiaries) as such Unitholder may reasonably request (so long as any such services do not unreasonably interfere with the Company’s business).

Section 7.3    Tax Elections. The Taxable Year shall be the Fiscal Year unless the Board shall determine otherwise. The Board shall determine whether to make or revoke any available election pursuant to the Code. Each Unitholder will upon request supply any information necessary to give proper effect to such election.

Section 7.4    Tax Controversies.

(a)    Vivid Seats shall be the “partnership representative” (or “PR”) of the Company for purposes of the Partnership Tax Audit Rules, and, as such, shall be authorized to designate any other Person selected by Vivid Seats as the partnership representative. Each Member, by execution of this Agreement, hereby consents to the appointment of Vivid Seats (or its designee) as the PR as set forth herein and agrees to execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent and agrees to take, and that the PR is authorized to take (or cause the Company to take), such other actions as may be necessary pursuant to the Partnership Tax Audit Rules to cause such designation. The PR shall be authorized and required to represent the Company (at the Company’s expense) in connection with all audits and examinations of the Company’s affairs by Tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services and reasonably incurred in connection therewith. In addition, the PR shall have the power and authority to (i) manage, control, settle, challenge, litigate, or prosecute, on behalf of the Company, any administrative proceedings or other action at the Company level with the Internal Revenue Service or any other taxing authority relating to the determination of any item of Company income, gain, loss, deduction, or credit for federal income tax purposes or otherwise relating to the Partnership Tax Audit Rules, and (ii) make any election under the Partnership Tax Audit Rules, and the PR shall have all other rights and powers granted under the Partnership Tax Audit Rules to a PR with respect to the Company and its Members; provided, in each case, that as long as any Unitholder owns 5% or more of the outstanding Common Units, (A) the PR shall notify such Unitholder of, and keep such Unitholder reasonably informed with respect to, any such audits, examinations or resulting proceedings the outcome of which is reasonably expected to affect the tax liabilities of such Unitholder, (B) such Unitholder shall have the right to discuss with the PR, and provide input and comment to the PR regarding, any such audits, examinations or resulting proceedings, and (C) neither the PR nor any designated individual shall settle or compromise any such audits, examinations or resulting proceedings to the extent they relate to issues the resolution of which would reasonably be expected to affect the tax liability of such Unitholder without such Unitholder’s consent, such consent not to be unreasonably withheld, conditioned or delayed. Each Unitholder agrees to reasonably cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. For each Taxable Year in which the PR is an entity, the Company shall appoint the “designated individual” identified by the PR to act on its behalf in accordance with the applicable Partnership Tax Audit Rules. Promptly following a request of the PR or designated individual, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the PR and designated individual for all reasonable expenses, including legal and accounting fees, incurred by the PR and/or designated individual in its capacity as such.

(b)    In the event of an audit by the Internal Revenue Service, or another applicable taxing authority, the PR shall make on a timely basis, to the extent permissible under applicable law, the election provided by Section 6226(a) of the

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Partnership Tax Audit Rules to treat a “partnership adjustment” as an adjustment to be taken into account by each Unitholder in accordance with Section 6226(b) of the Partnership Tax Audit Rules. If the election under Section 6226(a) of the of the Partnership Tax Audit Rules is made, each Unitholder who was a Unitholder of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) of the Partnership Tax Audit Rules) shall take such adjustment into account as required under Section 6226(b) of the Partnership Tax Audit Rules and shall be liable for any related tax, interest, penalty, addition to tax, or additional amounts.

(c)    In the event of an audit by the Internal Revenue Service or other applicable taxing authority, if the PR does not or is otherwise unable to make the election provided by Section 6226(a) of the Partnership Tax Audit Rules as noted above, the PR shall allocate the burden of any taxes (including, for the avoidance of doubt, any “imputed underpayment” within the meaning of Section 6225 of the Partnership Tax Audit Rules), penalties, interest and related expenses imposed on the Company pursuant to the Partnership Tax Audit Rules among the Unitholder to whom such amounts are attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the PR and each Unitholder shall promptly upon request from the Board (and in any event within 5 days of such request) reimburse the Company in full for the entire amount the PR determines to be attributable to such Unitholder; provided that the Company will also be allowed to recover any amount due from such Unitholder pursuant to this sentence from any distribution otherwise payable to such Unitholder pursuant to this Agreement. Solely for purposes of determining the current Unitholder(s) to which any taxes or other amounts are attributable under this provision, references to any Unitholder in this Section 7.4(c) shall include a reference to each Person that previously held the Units currently held by such Unitholder (but only to the extent of such Person’s interest in such Units).

(d)    The PR is authorized to, and shall follow principles (to the extent available) similar to those set forth in Section 7.4(a), Section 7.4(b) and Section 7.4(c) with respect to any audits by state, local, or foreign tax authorities and any tax liabilities that result therefrom.

(e)    This Section 7.4 shall be interpreted to apply to Members and former Members and shall survive the transfer of a Member’s Units, the termination of this Agreement, and the termination, dissolution, liquidation and winding up of the Company.

ARTICLE VIII

TRANSFER OF UNITS; ADMISSION OF NEW MEMBERS

Section 8.1    Transfer of Units. Other than as provided for below in this Section 8.1, no Member may sell, assign, transfer, grant a participation in, pledge, hypothecate, encumber or otherwise dispose of (such transaction being herein collectively called a “Transfer”) all or any portion of its Units except with the approval of the Board, which may be granted or withheld in its sole discretion. Without the approval of the Board (but otherwise in compliance with Section 8.1), a Member may, at any time, (a) Transfer any portion of such Member’s Units pursuant to Article IX, and (b) Transfer any portion of such Member’s Units to a Permitted Transferee of such Member. Any Transfer of Units to a Permitted Transferee of such Member by a Member which also holds Class B Common Stock must be accompanied by the transfer of a corresponding number of shares of Class B Common Stock (determined based upon the Exchange Rate then in effect) to such Permitted Transferee. Any purported Transfer of all or a portion of a Member’s Units not complying with this Section 8.1 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that purported Transfer or to recognize the Person to which the Transfer purportedly was made as a Member. A Person acquiring a Member’s Units pursuant to this Section 8.1 shall not be admitted as a Substituted Member or an Additional Member except in accordance with the requirements of Section 8.2, but such Person shall, to the extent of the Units transferred to it, be entitled to such Member’s (i) share of Distributions, (ii) share of Profits and Losses and (iii) Capital Account in accordance with Section 3.5. Notwithstanding anything in this Section 8.1 or elsewhere in this Agreement to the contrary, if a Member Transfers all or any portion of its Units after the designation of a record date and declaration of a Distribution pursuant to Section 4.1 and before the payment date of such distribution, the transferring Member (and not the Person acquiring all or any portion of

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its Units) shall be entitled to receive such Distribution in respect of such transferred Units. Notwithstanding the foregoing, except as otherwise provided in this Agreement, including in Sections 3.2, 3.3 and 3.13 and Article IX, Vivid Seats may not Transfer all or any part of its Units without the consent of the Members (other than Vivid Seats) holding at least a majority of the aggregate Common Units then outstanding and held by such Members.

Section 8.2    Recognition of Transfer; Substituted and Additional Members.

(a)    No direct or indirect Transfer of all or any portion of a Member’s Units may be made, and no purchaser, assignee, transferee or other recipient of all or any part of such Units shall be admitted to the Company as a Substituted Member or Additional Member hereunder, unless:

(i)    the provisions of Section 8.1 shall have been complied with;

(ii)    in the case of a proposed Substituted Member or Additional Member that is (A) a competitor or potential competitor of Vivid Seats or the Company or their respective Subsidiaries, (B) a Person with whom Vivid Seats or the Company or their respective Subsidiaries has had or is expected to have a material commercial or financial relationship or (C) likely to subject Vivid Seats or the Company or their respective Subsidiaries to any material legal or regulatory requirement or obligation, or materially increase the burden thereof, in each case as determined by the Board in its sole discretion, the admission of the purchaser, assignee, transferee or other recipient as a Substituted Member or Additional Member shall have been approved by the Board;

(iii)    the Board shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the Board, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee, transferee or other recipient, and the Board shall have executed (and the Board hereby agrees to execute) any other documents on behalf of itself and the Members required to effect the Transfer;

(iv)    the provisions of Section 8.2(b) shall have been complied with;

(v)    the Board shall be reasonably satisfied that such Transfer will not (A) result in a violation of the Securities Act or any other applicable law; or (B) cause an assignment under the Investment Company Act;

(vi)    such Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or any other association taxable as a corporation for federal income tax purposes and, without limiting the generality of the foregoing, such Transfer shall not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treas. Reg. § 1.7704-1;

(vii)    the Board shall have received the opinion of counsel, if any, required by Section 8.2(c) in connection with such Transfer; and

(viii)    all necessary instruments reflecting such Transfer and/or admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Company to conduct business or to preserve the limited liability of the Members.

(b)    Each Substituted Member and Additional Member shall be bound by all of the provisions of this Agreement. Each Substituted Member and Additional Member, as a condition to its admission as a Member, shall execute and acknowledge such instruments (including a counterpart of this Agreement or a joinder agreement in customary form), in form and substance reasonably satisfactory to the Board, as the Board reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such Substituted Member or Additional Member to be bound by all the terms and provisions of this Agreement with respect to the Units acquired by such Substituted Member or Additional Member. The admission of a Substituted Member or Additional Member shall not require the consent of any Member (but shall require the consent of the Board, if and to the extent such consent of the Board is expressly required by this Article VIII). As promptly as practicable after the admission of a Substituted Member or Additional Member, the Unit Ownership Ledger and other books and records of the Company shall be changed to reflect such admission.

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(c)    As a further condition to any Transfer of all or any part of a Member’s Units, the Board may, in its discretion, require a written opinion of counsel to the transferring Member reasonably satisfactory to the Board, obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Board, as to such matters as are customary and appropriate in transactions of this type, including, without limitation (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to Article IX.

Section 8.3    Expense of Transfer; Indemnification. All reasonable costs and expenses incurred by the Board and the Company in connection with any Transfer of a Member’s Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member hereby indemnifies the Board and the Company against any losses, claims, damages or liabilities to which the Board, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

ARTICLE IX

REDEMPTION; EXCHANGE

Section 9.1    Redemption of Common Units.

(a)    Elective Redemption.

(i)    From and after the First Redemption Time, each Member (other than Vivid Seats and its Subsidiaries) shall be entitled, upon the terms and subject to the conditions hereof, to cause the Company to redeem its Redeemable Units in whole or in part, in each case, relating to a corresponding number of shares of Class B Common Stock after taking into account the Exchange Rate (in each case, free and clear of all Liens) of such Member, in exchange for the delivery to the Member (or its designee) of either, at the option of Vivid Seats, (x) a number of shares of Class A Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate or (y) solely in connection with a Redemption (including a Change of Control Redemption) that coincides with a substantially concurrent public offering or private sale of Class A Common Stock, the applicable Cash Payment. Any redemption of Redeemable Units for Class A Common Stock or the Cash Payment, as applicable, is defined herein as a “Redemption.” Subject to Section 9.1(a)(ii), after the First Redemption Time, each Member (other than Vivid Seats and its Subsidiaries) may elect to cause the Company to redeem Redeemable Units at any time and from time to time in accordance with the terms of this Agreement, but a Unitholder may not cause a Redemption more than once per Fiscal Quarter without the prior consent of Vivid Seats. The minimum number of Redeemable Units (and corresponding number of shares of Class B Common Stock after taking into account the Exchange Rate, if any) that may be redeemed by any Member shall be the lesser of (1) 20,000 and (2) all of the Redeemable Units (and corresponding number of shares of Class B Common Stock taking into account the Exchange Rate, if any) then held by such Member and its Affiliates. Notwithstanding anything to the contrary herein, the Company shall not, nor shall Vivid Seats pursuant to Section 9.1(f), effectuate a Cash Payment pursuant to this Section 9.1(a) or Section 9.1(b) unless (A) Vivid Seats determines to consummate a private sale or public offering of Class A Common Stock on, or not later than five (5) Business Days after, the relevant Redemption Date and (B) Vivid Seats contributes sufficient proceeds from such private sale or public offering to the Company for payment by the Company of the applicable Cash Payment. For the avoidance of doubt, the Company shall have no obligation to make a Cash Payment that exceeds the cash contributed to the Company by Vivid Seats from Vivid Seats’ offering or sales of Class A Common Stock referenced earlier in this Section 9.1(a)(i).

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(ii)    Notwithstanding anything to the contrary contained herein, the Company shall not, nor shall Vivid Seats pursuant to Section 9.1(f), be obligated to effectuate a Redemption of Redeemable Units as set forth in this Section 9.1(a), and the Company shall have the right to refuse to honor any request for such a Redemption, if at any time Vivid Seats or the Company determines based on the advice of counsel that such Redemption would be prohibited by law or regulation (including, without limitation, the unavailability of a registration of such Redemption under the Securities Act, or an exemption from the registration requirements thereof). Upon such determination, Vivid Seats or the Company (as applicable) shall notify the Member requesting such Redemption, which such notice shall include an explanation in reasonable detail as to the reason that the Redemption request has not been honored.

(iii)    A Member shall exercise its right to cause the Company to effectuate a Redemption of Redeemable Units, as set forth in this Section 9.1(a) by delivering to the Company, with a contemporaneous copy delivered to Vivid Seats, during normal business hours, (A) a written election of redemption in respect of the Redeemable Units to be redeemed substantially in the form of Exhibit A hereto (a “Redemption Notice”), duly executed by such Member; (B) any certificates in such Member’s possession representing such Redeemable Units, (C) any stock certificates in such Member’s possession representing the corresponding number of shares of Class B Common Stock to be retired in connection with such Redemption, in accordance with Section 4.04(b) of the Vivid Seats’ certificate of incorporation and (D) if Vivid Seats, the Company or any redeeming Subsidiary requires the delivery of the certification contemplated by Section 9.4(b), such certification or written notice from such Member that it is unable to provide such certification. Unless such Member timely has delivered a Retraction Notice pursuant to Section 9.1(a)(vi), a Redemption pursuant to this Section 9.1(a) shall be effected on the fifth (5th) Business Day following the Business Day on which Vivid Seats and the Company have received the items specified in clauses (A)-(D) of the first sentence of this Section 9.1(a)(iii) or such later date that is a Business Day specified in the Redemption Notice (such Business Day, the “Redemption Date”); provided, that the Company may establish alternate exchange procedures as necessary in order to facilitate the establishment by such Member of a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act. On the Redemption Date, all rights of such Member as a holder of the Redeemable Units (and the corresponding number of shares of Class B Common Stock to be cancelled) that are subject to the Redemption shall cease, and unless the Company has elected Cash Payment, such Member (or its designee) shall be treated for all purposes as having become the record holder of the shares of Class A Common Stock to be received by such Member in respect of such Redemption.

(iv)    Within two (2) Business Days following the Business Day on which Vivid Seats and the Company have received the Redemption Notice, the Company shall give written notice (the “Contribution Notice”) to such Member of its intended settlement method; provided that if the Company does not timely deliver a Contribution Notice, the Company shall be deemed to have not elected the Cash Payment method.

(v)    The Member may specify, in an applicable Redemption Notice, that the Redemption is to be contingent (including as to timing) upon the occurrence of any transaction or event, including the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering, Change of Control transaction or otherwise) of shares of Class A Common Stock or any merger, consolidation or other business combination.

(vi)    A Member may withdraw or amend its Redemption Notice, in whole or in part, at any time prior to 5:00 p.m. New York, New York time, on the Business Day immediately prior to the Redemption Date by giving written notice (a “Retraction Notice”) to the Company (with a copy to Vivid Seats) specifying (in each case, subject to the requirements set forth in Section 9.1(a)((i))) (A) the number of withdrawn Redeemable Units, (B) the number of Redeemable Units (and corresponding number of shares of Class B Common Stock after taking into account the Exchange Rate) as to which the Redemption Notice remains in effect, if any, and (C) if the Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice.

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(b)    Change of Control. In connection with a Change of Control, and subject to any approval of the Change of Control by the holders of Class A Common Stock and Class B Common Stock that may be required:

(i)    Vivid Seats shall have the right to require each Member (other than Vivid Seats and its Subsidiaries) to effectuate a Redemption by the Company of some or all of such Member’s Redeemable Units, relating to a corresponding number of shares of Class B Common Stock after taking into account the Exchange Rate (in each case, free and clear of all Liens) of such Member, in each case, in exchange for the delivery to such Member (or its designee) of a number of shares of Class A Common Stock that is equal to the product of the applicable Redeemed Unit Amount and the Exchange Rate (such Redemption, a “Change of Control Redemption”); provided that, if Vivid Seats elects to require such Member to redeem less than all of its outstanding Redeemable Units (and the corresponding number of shares of Class B Common Stock after taking into account the Exchange Rate), such Member’s participation in the required Redemption shall be reduced pro rata based on ownership of Redeemable Units. For the avoidance of doubt, any Redeemable Units that are not redeemed pursuant to a Change of Control Redemption may be caused to be redeemed by the Member after the Change of Control transaction pursuant to Section 9.1(a) subject to and in accordance with the terms thereof.

(ii)    The election of Vivid Seats pursuant to this Section 9.1(b) shall be at the sole discretion of Vivid Seats upon the approval thereof by a majority of the Board of Directors of Vivid Seats.

(iii)    Any Redemption pursuant to this Section 9.1(b) shall be effective immediately prior to the consummation of the Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, such Member shall cease to have any rights with respect to the Redeemable Units (and the corresponding number of shares of Class B Common Stock to be cancelled) that are subject to the Redemption pursuant to this Section 9.1(b) (other than the right to receive shares of Class A Common Stock pursuant to Section 9.1(b)(i) upon compliance with its obligations under Section 9.1(c)).

(iv)    Vivid Seats shall provide written notice of an expected Change of Control to each Member within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Redeemable Units and shares of Class B Common Stock or shares of Class A Common Stock, as applicable, in the Change of Control (which consideration shall be equivalent whether paid for Redeemable Units and shares of Class B Common Stock or shares of Class A Common Stock), any election with respect to types of consideration that a holder of Redeemable Units and shares of Class B Common Stock or shares of Class A Common Stock, as applicable, shall be entitled to make in connection with the Change of Control, the percentage of total Redeemable Units and shares of Class B Common Stock or shares of Class A Common Stock, as applicable, to be transferred to the acquirer by all shareholders in the Change of Control, and the number of Redeemable Units and shares of Class B Common Stock held by each Member that Vivid Seats intends to require to be redeemed for shares of Class A Common Stock in connection with the Change of Control. Vivid Seats shall update such notice from time to time to reflect any material changes to such notice. Vivid Seats may satisfy any such notice and update requirements described in the preceding two sentences by providing such information on a Form 8-K, Schedule TO, Schedule 14D-9, Preliminary Merger Proxy on Schedule 14A, Definitive Merger Proxy on Schedule 14A or similar form filed with the SEC.

(c)    Redemption Procedure on Change of Control Redemption. On or prior to the Change of Control Redemption Date, each Member shall deliver to Vivid Seats and the Company, during normal business hours at the principal executive offices of Vivid Seats and the Company, respectively: (A) a Redemption Notice, duly executed by such Member, (B) any certificates in such Member possession representing the Redeemable Units

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being surrendered by such Member, (C) any stock certificates in such Member’s possession representing the corresponding number of shares of Class B Common Stock to be retired in connection with such Redemption, in accordance with Section 4.04(b) of Vivid Seats’ certificate of incorporation and (D) if Vivid Seats, the Company or any redeeming Subsidiary requires the delivery of the certification contemplated by Section 9.4(b), such certification or written notice from such Member that it is unable to provide such certification.

(d)    Redemption Consideration. As promptly as practicable on or after the Redemption Date or Change of Control Redemption Date, as applicable, provided the Member has satisfied its obligations under Section 9.1(a)(iii) or Section 9.1(c), as applicable, the Company or Vivid Seats shall deliver or cause to be delivered to such Member (or its designee), either certificates or evidence of book-entry shares representing the number of shares of Class A Common Stock deliverable upon the applicable Redemption, registered in the name of such Member (or its designee) or, if the Company has so elected, the Cash Payment. Notwithstanding anything set forth in this Section 9.1(d) to the contrary, to the extent the Class A Common Stock issued in the Redemption will be settled through the facilities of The Depository Trust Company, the Company or Vivid Seats will, upon the written instruction of such Member, deliver the shares of Class A Common Stock deliverable to such Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Member in the Exchange Election Notice. Upon the Member exercising its Redemption right in accordance with Section 9.1(a)(i) or the occurrence of a Change of Control Redemption, the Company or Vivid Seats shall take such actions as (A) may be required to ensure that the Member receives the shares of Class A Common Stock or the Cash Payment that such member is entitled to receive in connection with such Redemption pursuant to this Section 9.1, and (B) may be reasonably within its control that would cause such Redemption to be treated for purposes of the Tax Receivable Agreement as an “Exchange” under the Tax Receivable Agreement.

(e)    Contribution by Vivid Seats. In connection with any Redemption by the Company, Vivid Seats shall contribute to the Company the shares of Class A Common Stock or Cash Payment that the Member is entitled to receive in such Redemption. Unless such Member has timely delivered a Retraction Notice as provided in Section 9.1(a)(vi), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) Vivid Seats shall make a capital contribution to the Company (in the form of the shares of Class A Common Stock or the Cash Payment that such Member is entitled to receive in such Redemption) required under this Section 9.1(e), (ii) the Company shall transfer such shares of Class A Common Stock or Cash Payment to such Member in redemption of such Member’s Units in the Company, and (iii) in the case of a Redemption for Class A Common Stock and/or the Cash Payment (as applicable), the Company shall issue to Vivid Seats a number of Common Units equal to the Redeemed Unit Amount surrendered by such Member.

(f)    Direct Exchange Right of Vivid Seats. Notwithstanding anything herein to the contrary, Vivid Seats may, in its sole discretion, elect to effect, on the Redemption Date, the exchange of Redeemable Units for Class A Common Stock and/or the Cash Payment (as applicable) through a direct exchange of such Redeemable Units for Class A Common Stock and/or the Cash Payment (as applicable) between the Member, on the one hand, and Vivid Seats (and/or, if designated by Vivid Seats, one or more of its Subsidiaries), on the other hand (a “Direct Exchange”) (rather than contributing the Class A Common Stock and/or the Cash Payment (as applicable) to the Company for purposes of the Company redeeming the Redeemable Units in accordance with this Article IX). The applicable provisions of this Article IX shall apply to such Direct Exchange, mutatis mutandis, with Vivid Seats (and/or one or more of its Subsidiaries) directly acquiring the Redeemable Units, in lieu of the Company, and otherwise discharging the obligations of the Company with respect to delivery of Class A Common Stock and/or the Cash Payment (as applicable) to which the Member is entitled. Vivid Seats may, at any time prior to a Redemption Date (including after delivery of an Election Notice), deliver written notice (an “Exchange Election Notice”) to the Company and the redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in this Article IX and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by Vivid Seats at any time; provided, that any such revocation does not unreasonably prejudice the ability of the

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parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable only for all (and not less than all) of the Redeemable Units that would have otherwise been subject to a Redemption.

(g)    Legends.

(i)    The shares of Class A Common Stock issued upon a Redemption or Direct Exchange, other than any such shares issued in a Redemption or Direct Exchange subject to an effective registration statement under the Securities Act, shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(ii)    If (A) any shares of Class A Common Stock have been sold pursuant to a registration statement that has been declared effective by the SEC, (B) all of the applicable conditions of Rule 144 are met, or (C) the legend (or a portion thereof) otherwise ceases to be applicable, Vivid Seats, upon the written request of the holder thereof, shall promptly provide such holder or its respective transferees with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such holder shall provide Vivid Seats with such information in its possession as Vivid Seats may reasonably request (which may include an opinion of counsel reasonably acceptable to Vivid Seats) in connection with the removal of any such legend.

(h)    Cancellation of Class B Common Stock. Any shares of Class B Common Stock surrendered in a Redemption or Direct Exchange shall automatically be deemed cancelled without any action on the part of any Person, including Vivid Seats. Any such cancelled shares of Class B Common Stock shall no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

(i)    Expenses. Except as otherwise agreed, Vivid Seats, the Company, any exchanging Subsidiary and the redeeming Member shall bear their own expenses in connection with the consummation of any Redemption or Direct Exchange, whether or not any such Redemption or Direct Exchange is ultimately consummated, except that Vivid Seats shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption or Direct Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Member (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Member) or the Cash Payment is to be paid to a Person other than the Member, then such Member or the Person in whose name such shares are to be delivered or to whom the Cash Payment is to be paid shall pay to Vivid Seats the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or Direct Exchange or shall establish to the reasonable satisfaction of Vivid Seats that such tax has been paid or is not payable.

Section 9.2    Adjustments. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class B Common Stock or Common Units that is not accompanied by a substantively identical subdivision or combination of Class A Common Stock; or (b) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class B Common Stock or Common Units. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar

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transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then upon any subsequent Redemption, the Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 9.2 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 9.3    Class A Common Stock to be Issued.

(a)    Vivid Seats shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be sufficient to effect the conversion of all outstanding Common Units; provided, however, that nothing contained herein shall be construed to preclude Vivid Seats from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of Vivid Seats or any subsidiary thereof).

(b)    Vivid Seats has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of Vivid Seats (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of Vivid Seats for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of Vivid Seats (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Vivid Seats upon the registration of any class of equity security of Vivid Seats pursuant to Section 12 of the Exchange Act (with the authorizing resolutions specifying the name of each such officer or director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(c)    If any Takeover Law or other similar law or regulation becomes or is deemed to become applicable to this Agreement or any of the transactions contemplated hereby, Vivid Seats shall use its reasonable best efforts to render such law or regulation inapplicable to all of the foregoing.

(d)    Vivid Seats covenants that all shares of Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive, participation or similar right of stockholders to subscribe for or acquire equity interests of Vivid Seats or to any right of first refusal or other right in favor of any Person.

Section 9.4    Withholding; Certification of Non-Foreign Status.

(a)    If Vivid Seats or the Company shall be required to withhold any amounts by reason of any U.S. federal, state, local or foreign tax rules or regulations in respect of any Redemption or Direct Exchange, Vivid Seats or the Company, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a fair market value equal to the minimum amount of any taxes that Vivid Seats or the Company, as the case may be, may be required to withhold with respect to such Redemption or Direct

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Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the Member.

(b)    Notwithstanding anything to the contrary herein, each of Vivid Seats and the Company may, in its discretion, require that a Member deliver to Vivid Seats or the Company, as the case may be, a duly completed and executed IRS Form W-9) (or other withholding form or certification) prior to a Redemption or Direct Exchange. In the event Vivid Seats or the Company has required delivery of such form or certification but such Member does not provide such form or certification, Vivid Seats or the Company, as the case may be, shall nevertheless deliver or cause to be delivered to such Member the Class A Common Stock or the Cash Payment in accordance with Section 9.1, but subject to withholding as provided in Section 9.4(a).

Section 9.5    Tax Treatment. Unless otherwise required by applicable law, the parties hereto acknowledge and agree that any Redemption or Direct Exchange with the Company or Vivid Seats shall be treated as a direct exchange between Vivid Seats and such Member for U.S. federal and applicable state and local income tax purposes. The parties hereto intend to treat any Redemption or Direct Exchange consummated hereunder as a taxable sale of the Redeemable Units and Class B Common Stock (if any) by the Member to Vivid Seats for U.S. federal and applicable state and local income tax purposes except as otherwise mutually agreed to in writing by such Member and Vivid Seats and no party hereto shall take a position inconsistent with such intended tax treatment on any tax return, amendment thereof or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Section 9.6    PTP Tax Consequences. Notwithstanding anything to the contrary herein, if the Board, after consultation with its outside legal counsel and tax advisor, determines in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (or other provisions of those Regulations as determined by the Board in its sole discretion) or that any Transfer, Redemption or Direct Exchange could (as determined in the reasonable discretion of the Board exercised in good faith) cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code, the Company may impose such restrictions on such Transfers, Redemptions, and/or Direct Exchanges) as the Company may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

Section 9.7    Distributions. No Redemption or Direct Exchange will impair the right of a Member to receive any distribution for periods ending on or prior to the Redemption Date for such Redemption or Direct Exchange (but for which payment had not yet been made with respect to the Redeemable Units in question at the time the Redemption or Direct Exchange is consummated); provided that, for purposes of this Section 9.7, a Member’s right to receive its pro rata portion of any distribution by the Company in respect of such periods shall not be deemed impaired to the extent that the Company has not paid Vivid Seats its pro rata portion of such distribution prior to the consummation of the applicable Redemption or Direct Exchange.

Section 9.8    Blocker Merger Transaction Cooperation. From and after the First Redemption Time, if requested by any holder of Redeemable Units, the Board and the Company shall work together in good faith with any such requesting Unitholder to structure a transaction that provides for such Unitholder (or an Affiliate thereof) to, in lieu of exercising exchange rights applicable to all or a portion of the Redeemable Units held (directly or indirectly) by such Unitholder, cause an entity (a “Blocker Corporation”) that (i) is classified as a corporation for U.S. federal income tax purposes, (ii) has no material assets other than Redeemable Units, (iii) has no liabilities other than any liabilities directly relating to the Redeemable Units held by such corporation, (iv) does not have, and has never engaged in, any activities other than holding Redeemable Units, and (v) was formed sufficiently in advance of the Blocker Merger Transaction (as defined below), to be merged with and into Vivid Seats or with or into one or more Subsidiaries of Vivid Seats that is treated as a corporation or an entity that is disregarded as separate from Vivid Seats for U.S. federal income tax purposes (any such merger, or any substantially similar transaction pursuant to which the equityholder of the Blocker Corporation receives Common

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Stock in exchange for all of the interests in the Blocker Corporation, a “Blocker Merger Transaction”). Such Unitholder shall notify the Board and the Company in writing of any request by the Unitholder to implement a Blocker Merger Transaction, and the Board, the Company and the applicable Unitholder shall work together to structure any such Blocker Merger Transaction in a manner that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and shall work together in good faith to draft definitive documentation with respect to any such Blocker Merger Transaction. Such definitive documentation shall (A) include customary representations and customary indemnification, including customary indemnification with respect to any taxes of or with respect to the Blocker Corporation, (B) provide for the rights, if any, the Unitholder may have under the Tax Receivable Agreement following any such Blocker Merger Transaction, and (C) require that the equityholders of such Blocker Corporation shall bear all costs and expenses (excluding Taxes except to the extent provided in clause (A)) in connection with such Blocker Merger Transaction. Notwithstanding the foregoing, in no event shall any Blocker Merger Transaction be required if such Blocker Merger Transaction would reasonably be expected to result in adverse tax consequences to the Company or any Subsidiary thereof, Vivid Seats or any Subsidiary thereof, or any other Unitholder.

ARTICLE X

RESIGNATION OF UNITHOLDERS

Section 10.1    Resignation of Unitholders. No Unitholder shall have the power or right to resign from the Company prior to the dissolution and winding up of the Company pursuant to Article XI, without the prior written consent of the Board (which consent may be withheld by the Board in its sole discretion), except as otherwise expressly permitted by this Agreement. Upon a Transfer of all of a Unitholder’s Units in a Transfer permitted by this Agreement, and (if applicable) the Equity Agreements, such Unitholder shall cease to be a Unitholder. Notwithstanding that payment on account of a resignation may be made after the effective time of such resignation, any completely resigning Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete resignation, and, in the case of a partial resignation, such Unitholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial resignation.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1    Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members. The Company shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a)    at the election of the Board;

(b)    the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act; or

(c)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XI the Company is intended to have perpetual existence. An Event of Withdrawal, in and of itself, shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement. Bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Delaware Act) shall not cause a Member to cease to be a member of the Company.

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Section 11.2    Liquidation and Termination. On the dissolution of the Company, the Board shall act as liquidator or may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as the Company’s expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(a)    In accordance with Section 18-804 of the Delaware Act, the liquidators shall pay, satisfy or discharge from the Company’s funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine).

(b)    After satisfaction of all liabilities of the Company in accordance with Section 11.2(a) above, the liquidators shall (i) determine the Fair Market Value (the “Liquidation FMV”) of the Company’s remaining assets (the “Liquidation Assets”) in accordance with Article XI hereof, (ii) determine the amounts to be distributed to each Unitholder in accordance with Section 4.1, and (iii) deliver to each Unitholder a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions, which Liquidation Statement shall be final and binding on all Unitholders.

(c)    As soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 11.2(b) above, the liquidators shall promptly distribute the Company’s Liquidation Assets to the holders of Units in accordance with Section 4.1(b) above. In making such distributions, the liquidators shall allocate each type of Liquidation Assets (i.e., cash or cash equivalents, preferred or common equity securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder; provided that the liquidators may allocate each type of Liquidation Assets so as to give effect to and take into account the relative priorities of the different Units; provided further that, in the event that any securities are part of the Liquidation Assets, each Unitholder that is not an “accredited investor” as such term is defined under the Securities Act may, in the sole discretion of the Board, receive, and hereby agrees to accept, in lieu of such securities, cash consideration with an equivalent value to such securities as determined by the Board. Any non-cash Liquidation Assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 4.2 and Section 4.3. If any Unitholder’s Capital Account is not equal to the amount to be distributed to such Unitholder pursuant to Section 11.2(b), Profits and Losses for the Fiscal Year in which the Company is wound up shall be allocated among the Unitholders in such a manner as to cause, to the extent possible, each Unitholder’s Capital Account to be equal to the amount to be distributed to such Unitholder pursuant to Section 11.2(b). The distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 11.2(b) constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company property and, to the fullest extent permitted by law, constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act. To the extent that a Unitholder returns funds to the Company, to the fullest extent permitted by law, it has no claim against any other Unitholder for those funds.

Section 11.3    Securityholders Agreement. To the extent that Units or other Equity Securities of any Subsidiary are distributed to any Unitholders and unless otherwise agreed to by the Board, such Unitholders hereby agree to enter into a securityholders agreement with such Subsidiary and each other Unitholder which contains rights and restrictions in form and substance similar to the provisions and restrictions set forth herein (including in Article VIII).

Section 11.4    Cancellation of Certificate. On completion of the distribution of the Company’s assets as provided herein, the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to

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this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company, and upon the filing of the certificate of cancellation of the Certificate, the Company shall be terminated (and the Company shall not be terminated prior to such time). The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 11.4.

Section 11.5    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.2 in order to minimize any losses otherwise attendant upon such winding up.

Section 11.6    Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from the Company assets).

Section 11.7    Hart-Scott-Rodino. In the event the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Unitholder, the dissolution of the Company shall not be consummated until such time as the applicable waiting period (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Unitholder.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1    Power of Attorney. Each Unitholder hereby constitutes and appoints Vivid Seats and the liquidators, if any and as applicable, and their respective designees, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (to the same extent such Person could take such action): (a) this Agreement, all certificates and other instruments and all amendments hereof or thereof in accordance with the terms hereof which Vivid Seats deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property or as otherwise permitted herein; (b) all instruments, agreements, amendments or other documents which Vivid Seats deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents which Vivid Seats and/or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Unitholder pursuant to Article VIII or Article X. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Unitholder and the Transfer of all or any portion of his, her or its Units and shall extend to such Unitholder’s heirs, successors, permitted assigns and personal representatives.

Section 12.2    Amendments. This Agreement may be amended (including, for purposes of this Section 12.2, any amendment effected directly or indirectly by way of a merger or consolidation of the Company) or waived, in whole or in part, by the Board; provided, however, that to the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached hereto, would disproportionately and adversely affect the rights of any Member of a class compared with the rights of any other Member of such class, such amendment or waiver may only be made by the Board upon the prior written consent of such disproportionately and adversely affected Member.

Section 12.3    Title to the Company Assets. The Company’s assets shall be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such assets or any portion thereof. Legal title to any or all of such assets may be held in the name of the Company or

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one or more nominees, as the Board may determine. The Board hereby declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All the Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held.

Section 12.4    Remedies. Each Unitholder and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 12.5    Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

Section 12.6    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

Section 12.7    Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (b) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 12.8    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and, to the fullest extent permitted by law, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Annex J-39

Section 12.9    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 12.10    Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient, or delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied/emailed before 5:00 p.m. New York, New York time on a Business Day, and otherwise on the next Business Day, or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Section 12.11    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Company’s Profits, Losses, Distributions, capital or property other than as a secured creditor. Notwithstanding the foregoing, each of the Indemnitees are intended third party beneficiaries of Section 6.1(b) and shall be entitled to enforce such provision (as it may be in effect from time to time).

Section 12.12    No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 12.13    Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.14    Entire Agreement. This Agreement and the other Transaction Documents embody the complete agreement and understanding among the parties with respect to the subject matter herein and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 12.15    Delivery by Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf) or comparable electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or pdf electronic transmission or comparable electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 12.16    Certain Acknowledgments. This Agreement shall be considered for all purposes as having been prepared through the joint efforts of the parties. No presumption shall apply in favor of any party in the interpretation of this Agreement or in the resolution of any ambiguity of any provision hereof based on the

Annex J-40

preparation, substitution, submission or other event of negotiation, drafting or execution hereof. Each Member and Unitholder acknowledges that it/he/she is entitled to and has been afforded the opportunity to consult legal counsel of its choice regarding the terms, conditions and legal effects of this Agreement, as well as the advisability and propriety thereof. Each Member and Unitholder further acknowledges that having so consulted with legal counsel of its choosing, such Member or Unitholder hereby waives any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim resulting from this Agreement or the formation of the Company. THE COMPANY, THE MEMBERS AND THE UNITHOLDERS ACKNOWLEDGE THAT LATHAM & WATKINS LLP HAS ONLY REPRESENTED THE COMPANY WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, AND HAS NOT REPRESENTED THE MEMBERS OR THE UNITHOLDERS WITH RESPECT TO SUCH MATTERS.

Section 12.17    Consent to Jurisdiction; WAIVER OF TRIAL BY JURY.

(a)    Consent to Jurisdiction. Each Unitholder irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Unitholder further agrees that service of any process, summons, notice or document by United States certified or registered mail (in each such case, prepaid return receipt requested) to such Unitholder’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Unitholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(b)    WAIVER OF TRIAL BY JURY. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE COMPANY) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

Section 12.18    Representations and Warranties. By execution of this Agreement, each Member severally represents and warrants as follows:

(a)    Such Member has full legal right, power, and authority to deliver this Agreement and the other Transaction Documents and to perform such Member’s obligations hereunder and thereunder;

(b)    This Agreement and the other Transaction Documents constitute the legal, valid, and binding obligation of such Member enforceable in accordance with its respective terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors’ rights or general principles of equity;

Annex J-41

(c)    Neither this Agreement nor the other Transaction Documents violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under any other agreement of which such Member is a party; and

(d)    Such Member’s investment in Units in the Company is made for such Member’s own account for investment purposes only and not with a view to the resale or distribution of such Units.

Section 12.19    Tax Receivable Agreement. The Tax Receivable Agreement shall be treated as part of this Agreement as described in Section 761(c) of the Code, and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) with respect to payments to a Member with respect to an Exchange (as defined in the Tax Receivable Agreement) by such Member.

Annex J-42

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

HOYA INTERMEDIATE, LLC

By:
Name:
Title:

Signature Page to Hoya Intermediate, LLC Second Amended and Restated Limited Liability Company Agreement

Annex J-43

VIVID SEATS INC., as a Member

By:
Name:
Title:

Signature Page to Hoya Intermediate, LLC Second Amended and Restated Limited Liability Company Agreement

Annex J-44

HOYA TOPCO, LLC, as a Member

By:
Name:
Title:

Signature Page to Hoya Intermediate, LLC Second Amended and Restated Limited Liability Company Agreement

Annex J-45

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Joinder

The undersigned hereby agrees to become a party to the Second Amended and Restated Limited Liability Company Agreement of Hoya Intermediate, LLC, a Delaware limited liability company, dated as of [●], 2021 (the “Agreement”), and agrees to be bound by the terms and conditions of the Agreement as a Member.

MEMBER:

[●]

By:

Its:

Address for Notices:

[●]
[●]
[●]
[●]

Annex J-46

ANNEX K

FINAL FORM

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between Vivid Seats Inc. (the “Surviving Company”) and Horizon Acquisition Corporation (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Delaware corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Transaction Agreement dated April 21, 2021 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3

The registered office of the Surviving Company is [insert foreign address] and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4

Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$44,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 40,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 Preference shares of a par value of US$0.0001 each and the Surviving Company will have 100 shares of common stock, par value US$0.01, in issue.

5

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$44,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 40,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 Preference shares of a par value of US$0.0001 each and the Merging Company will have [*] Class A ordinary Shares and [*] Class B ordinary shares in issue.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

Annex K-1

8

The rights and restrictions attaching to the shares in the Surviving Company are set out in the v of the Surviving Company in the form annexed at Annexure 2 hereto. The Certificate of Incorporation and Bylaws immediately prior to the Merger shall be its Certificate of Incorporation and Bylaws after the Merger.

9	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

10	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11	The names and addresses of each director of the surviving company (as defined in the Statute) are:

11.1	[Insert name of Director] of [Insert personal address of Director];

11.2	[Insert name of Director] of [Insert personal address of Director]; and

11.3	[repeat for all Directors of the surviving company (i.e. the merged entity)].

12	This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

13

This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

14	At any time prior to the Effective Date, this Plan of Merger may be:

14.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

14.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

15	This Plan of Merger may be executed in counterparts.

16	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director[1]

Vivid Seats Inc.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director[2]

Horizon Acquisition Corporation	)

[1]	Must be signed by a Director.
[2]	Must be signed by a Director.

Annex K-2

ANNEX K

FINAL FORM

Annexure 1

Transaction Agreement

Annex K-3

ANNEX K

FINAL FORM

Annexure 2

Certificate of Incorporation and Bylaws

Annex K-4

Annex L

[Final Form]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Vivid Seats, Inc., a Delaware corporation (the “Company”), Hoya Topco, LLC, a Delaware limited liability company (“Topco”), and Horizon Sponsor, LLC, a Delaware limited liability company (the “Sponsor,” and, together with Topco and any person or entity who is identified on the signature pages hereto as a “Holder” or hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, Horizon Acquisition Corporation, a Cayman Islands exempted company and predecessor to the Company (“Horizon”), and the Sponsor are party to that certain Registration and Shareholder Rights Agreement, dated as of August 25, 2020 (the “Original Agreement”);

WHEREAS, the Company, Topco, the Sponsor, Horizon and Hoya Intermediate, LLC, a Delaware limited liability company (“Intermediate”) have entered into that certain Transaction Agreement, dated as of April 21, 2021 (as it may be amended or supplemented from time to time, the “Transaction Agreement”);

WHEREAS, pursuant to the Transaction Agreement, Horizon merged with and into the Company, with Horizon ceasing to exist as a separate corporation and the Company surviving the merger as the surviving corporation;

WHEREAS, pursuant to the amended and restated certificate of incorporation of the Company (as may be amended and restated from time to time, the “Company Certificate of Incorporation”), the Company is authorized to issue the following classes of stock: (a) Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (b) Class B Common Stock, par value $0.0001 per share and (c) Preferred Stock, par value $0.0001 per share;

WHEREAS, simultaneously with the closing of its initial public offering, Horizon issued and sold certain of its redeemable private placement warrants to purchase Class A ordinary shares of Horizon, par value $0.0001 per share (the “Class A Ordinary Shares”), to the Sponsor or its Affiliates as part of Horizon’s private placement units (the “Private Placement Warrants”);

WHEREAS, Horizon and Sponsor have entered into that certain Exchange Agreement, dated as of April 21, 2021 (as it may be amended or supplemented from time to time, the “Exchange Agreement”) pursuant to which, among other things, effective prior to the Merger, Sponsor irrevocably surrendered to Horizon 13,599,608 Class B ordinary shares of Horizon, par value $0.0001 per share (the “Class B Ordinary Shares”), in exchange for (a) warrants to purchase 17,000,000 Class A Ordinary Shares at an exercise price of $10.00 per share (the “New $10.00 Exercise Warrants”), (b) warrants to purchase 17,000,000 Class A Ordinary Shares at an exercise price of $15.00 per share (the “New $15.00 Exercise Warrants” and, together with the Private Placement Warrants and the New $10.00 Exercise Warrants, the “Warrants”) and (c) 50,000 Class A Ordinary Shares;

WHEREAS, upon the Effective Time, each Class A Ordinary Share was converted into one share of Class A Common Stock, as set forth in the Transaction Agreement, and each Warrant issued and outstanding immediately prior to the Effective Time became a warrant exercisable to purchase shares of Class A Common Stock in accordance with the terms of the applicable warrant agreement;

Annex L-1

WHEREAS, upon the closing of the Transactions, certain investors (collectively, the “PIPE Investors”) purchased an aggregate of 22,500,000 shares of Class A Common Stock in transactions exempt from registration under the Securities Act (as defined below) pursuant to certain subscription agreements, each dated as of April 21, 2021, and entered into by Horizon and each of the PIPE Investors (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements);

WHEREAS, pursuant to the Second Amended and Restated Limited Liability Company Agreement of Intermediate (“Second A&R LLCA”), Intermediate has provided Topco with a redemption right pursuant to which Topco may redeem its Intermediate Common Units (as defined below) for cash or, at the option of the Board of Managers of Intermediate, exchange Intermediate Common Units for an equal number of shares of Class A Common Stock upon the terms and subject to the conditions set forth in the Second A&R LLCA and the Company Certificate of Incorporation; and

WHEREAS, in connection with the consummation of the transactions described above, the Company (as successor to Horizon) and the Sponsor desire to amend and restate the Original Agreement in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) as to which the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning given in the Preamble hereto.

Annex L-2

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Board” means the board of directors of the Company.

“Class A Common Stock” has the meaning given in the Recitals hereto.

“Closing Date” means [●], 2021.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Certificate of Incorporation” has the meaning given in the Recitals hereto.

“Demanding Holder” has the meaning given in subsection 2.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” has the meaning given in subsection 2.1.1.

“Form S-3 Shelf” has the meaning given in subsection 2.1.1.

“Governmental Authority” means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Holders” has the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Holder Information” has the meaning given in subsection 4.1.2.

“Horizon” has the meaning given in the preamble hereto.

“Intermediate” has the meaning given in the Recitals hereto.

“Intermediate Common Units” means the common units of Intermediate.

“Lock-Up Period” shall mean the period beginning on the Closing Date and ending twelve (12) months following the Closing Date.

“Maximum Number of Securities” has the meaning given in subsection 2.1.4.

“Minimum Takedown Threshold” has the meaning given in subsection 2.1.3.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

Annex L-3

“Original Agreement” has the meaning given in the Recitals hereto.

“Permitted Transferee” means, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided that (a) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3.

“Piggyback Registration” has the meaning given in subsection 2.2.1.

“PIPE Investors” has the meaning given in the Recitals hereto.

“Prospectus” means the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means (a) any outstanding shares of Class A Common Stock held by a Holder immediately following the Closing (which shall include all shares of Class A Common Stock issuable upon the exchange of Intermediate Common Units (including Intermediate Common Units issued in the future pursuant to the exercise of any Topco Intermediate Warrants) outstanding on the date of this Agreement or upon the exercise of any Warrants outstanding on the date of this Agreement and all shares of Class A Common Stock originally issued as Class A Ordinary Shares pursuant to the Exchange Agreement and later converted into Class A Common Stock, but exclude any security received pursuant to an incentive plan adopted by the Company or its subsidiaries on or after the Closing Date); (b) any Warrants held by a Holder immediately following the Closing; (c) any shares of Class A Common Stock issued by the Company to a Holder in connection with the exchange of Intermediate Common Units acquired by a Holder following the date hereof; (d) any outstanding shares of Class A Common Stock or warrants to purchase shares of Class A Common Stock (including any shares of Class A Common Stock issued or issuable upon the exercise of any such warrant) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities have been sold, transferred, disposed of or exchanged pursuant to an effective Registration Statement, pursuant to Rule 144 under the Securities Act or any other exemption from registration under the securities laws of the United States; and (ii) the date on which such securities cease to be outstanding. For the avoidance of doubt, while Intermediate Common Units may constitute Registrable Securities, under no circumstances shall the Company be obligated to register Intermediate Common Units, and only shares of Class A Common Stock issuable upon redemption or exchange of Intermediate Common Units will be registered.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

Annex L-4

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(b)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for the Company;

(e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to this Agreement with respect to an Underwritten Shelf Takedown.

“Second A&R LLCA” has the meaning given in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf” has the meaning given in subsection 2.1.1.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning given in the Preamble hereto.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of [•], 2021, by and among the Sponsor, Topco and the Company.

“Subscription Agreements” has the meaning given in the Recitals hereto.

“Subsequent Shelf Registration” has the meaning given in subsection 2.1.2.

“Topco” has the meaning given in the Preamble hereto.

“Topco Intermediate Warrants” means warrants to purchase (i) 3,000,000 Intermediate Common Units at an exercise price of $10.00 per share and (ii) 3,000,000 Intermediate Common Units at an exercise price of $15.00 per share, in each case issued to Topco in connection with the Transactions.

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“Transaction Agreement” has the meaning given in the Recitals hereto.

“Transactions” has the meaning given in the Transaction Agreement.

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” has the meaning given in subsection 2.1.3.

“Warrants” has the meaning given in the Recitals hereto.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” has the meaning given in subsection 2.1.5.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall file, within 30 days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration Statement on Form S-3 (the “Form S-3 Shelf,” and together with the Form S-1 Shelf, as applicable (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis. The Company shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4 use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the

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effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (b) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.1.3 Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, Topco or the Sponsor (in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder with a total offering price (including piggyback securities and before underwriting discounts) reasonably expected to exceed, in the aggregate, $50,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Holders that requested such Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Topco, on the one hand, and the Sponsor, on the other hand, may each demand not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 2.1.3 in any twelve-(12-) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other equity securities that the Company desires to sell and all other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: At all times (a) first, the Registrable Securities of the

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Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b) such other equity securities of other persons or entities that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that Topco or the Sponsor may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by Topco or the Sponsor, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 2.1.3, unless either (a) such withdrawal occurs during a period the Company has deferred taking action pursuant to Section 3.4 hereof or (b) the withdrawing Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if Topco or the Sponsor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by Topco or the Sponsor, as applicable, for purposes of subsection 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this subsection 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company (for its own account or for the account of persons or entities other than the Holders of Registrable Securities) or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (a) filed in connection with any employee stock option or other benefit plan, (b) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (d) for an offering of debt that is convertible into equity securities of the Company or (e) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) days after receipt of such written

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notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.3 below.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the equity securities that the Company desires to sell, taken together with (a) the Registrable Securities, if any, as to which registration has been requested pursuant to Section 2.2 hereof and (b) the equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, that can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the equity securities of such requesting persons or entities that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual piggyback arrangements with such persons or entities that can be sold without exceeding the Maximum Number of Securities.

(iii) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to subsection 2.1.4.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his,

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her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 2.1.3 hereof.

2.3 Restrictions on Transfer. In connection with any Underwritten Offering of equity securities of the Company, each Holder that holds more than 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Intermediate Common Units for Class A Common Stock) and each Holder participating in the Underwritten Offering, agrees that it shall not Transfer any shares of Class A Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven (7) days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) hold at least 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Intermediate Common Units for Class A Common Stock) and each of the Company’s directors and executive officers have agreed to a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Intermediate Common Units for Class A Common Stock).

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with effecting any Shelf Registration, Shelf Takedown and/or other disposition of Registrable Securities pursuant to a registration statement contemplated herein (to the extent applicable), the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5) percent of the Registrable Securities registered on such Registration Statement or any

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Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10 permit representatives of the Holders, the Underwriters or other financial institutions facilitating each transaction, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters or financial institution, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, Underwriter or financial institution may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution or similar agent, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering or such applicable financial institution;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.3, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Holder may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company

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hereunder unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting and other arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.3 and 3.1.15 of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each Holder shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days, determined in good faith by the Company to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by the Company not more than two (2) times, which may be consecutive, in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3 (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.3, a Demanding Holder has requested an Underwritten Shelf Takedown and the Company and such Demanding Holder are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.3.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5.

3.6 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the

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Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any (a) untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) any violation or alleged violation by the Company of the Securities Act or any other applicable federal or state securities laws or any rule or regulation promulgated thereunder application and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except, in each case, insofar as the same are caused by or contained in any information or affidavit furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim,

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permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one (1) business day in the case of overnight courier service), as follows:

If, to the Company, to:

Vivid Seats LLC

111 N. Canal Street, Suite 800

Chicago, IL 60606

Email: stan@vividseats.com

    lawrence.fey@vividseats.com

Attention: Stanley Chia

          Lawrence Fey

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Avenue, Suite 2800

Chicago, IL 60611

Email: bradley.faris@lw.com

justin.hamill@lw.com

owen.alexander@lw.com

Attention: Bradley C. Faris

         Justin G. Hamill

         Owen Alexander

If, to Sponsor or any of its Affiliates:

c/o Eldridge Industries

600 Steamboat Road, Suite 200

Greenwich, CT 06830

Email: robert.ott@eldridge.com

Attn: Robert Ott

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attention: Damon Fisher, P.C.

         Bianca Levin-Soler

Email: dfisher@kirkland.com

    bianca.levin-soler@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Christian Nagler

         Aslam Rawoof

Email: cnagler@kirkland.com

    aslam.rawoof@kirkland.com

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If to any other Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to (a) an Affiliate of such Holder, (b) direct and/or indirect equity holders of any Holder pursuant to a distribution as described in Section 5.14 of this Agreement or (c) any person with the prior written consent of the Company. A sale or transfer that qualifies pursuant to an exemption from the Securities Act shall not be deemed to have been made pursuant to a Registration Statement.

5.2.3 After the expiration of the Lock-Up Period, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) up to five (5) Permitted Transferees, provided, however, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least two percent (2%) of the then-outstanding Class A Common Stock, (b) an Affiliate of such Holder, (c) direct and/or indirect equity holders of any Holder pursuant to a distribution as described in Section 5.14 of this Agreement or (d) any person with the prior written consent of the Company.

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.5 Other than as expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

5.4 Governing Law; Venue.

5.4.1 This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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5.4.2 Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 5.4.2.

5.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement.

5.6 Amendments and Waivers. Only upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question as determined in good faith by the Company, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

5.7 Other Registration Rights. Other than the PIPE Investors who have registration rights pursuant to their respective Subscription Agreements with respect to equity securities of the Company to be issued on the Closing Date, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to any Holder of Registrable Securities in this Agreement. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of any Holder, the Company will deliver to it a written statement as to whether they have complied with such information requirements, and, if not, the specific reasons for non-compliance.

Annex L-18

5.9 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder, including, without limitation, for purposes of Section 5.8 hereof.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

5.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original Agreement shall no longer be of any force or effect. Upon any amendment or restatement, this Agreement shall no longer be of any force or effect.

5.14 Distributions. In the event that any Holder distributes, or has distributed, any of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as the applicable Holder hereunder; provided that only the holders of a majority-in-interest of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that such Holder is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the applicable Holder, as if it remained a single entity party to this Agreement.

5.15 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

5.16 Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

Annex L-19

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

Vivid Seats Inc.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex L-20

TOPCO:

Hoya Topco, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex L-21

SPONSOR:

Horizon Sponsor, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex L-22

HOLDER:

[●]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex L-23

ANNEX M

FINAL FORM

AMENDED AND RESTATED WARRANT AGREEMENT

HORIZON ACQUISITION CORPORATION

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated ~~August 25~~[ ●  ], ~~2020~~2021

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated ~~August 20~~[ ●  ], ~~2020~~2021, is by and between Horizon Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, ~~it is proposed that~~ the Company ~~enter~~and the Warrant Agent entered into that certain Warrant Agreement, dated as of August 20, 2020 (the “Original Agreement”) in connection with the Company’s entry into that certain Sponsor Warrants Purchase Agreement, with Horizon Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor ~~will purchase~~purchased an aggregate of ~~5,933,333 warrants (or up to 6,623,333 warrants if the underwriters in the Public Offering (defined below) exercise their Over-allotment Option (as defined below) in full)~~6,519,791 warrants simultaneously with the closing of the Offering ~~(and the closing of the Over-allotment Option, if applicable)~~, bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Ordinary Share (as defined below) at a price of $11.50 per share, subject to adjustment as described herein; and

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant; and

WHEREAS, the Company ~~is engaged in~~completed an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Ordinary Share and ~~one-fourth~~one-third of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, ~~has determined to issue and deliver up to 14,375,000~~issued and delivered 18,132,811 redeemable warrants ~~(including up to 1,875,000 redeemable warrants subject to the Over-allotment Option)~~ to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant; and

WHEREAS, the Company ~~has~~ filed with the Securities and Exchange Commission (the “Commission”) registration statement on Form S-1, File No. 333-240313, and a prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Ordinary Shares included in the Units; and

Annex M-1

~~WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and~~

WHEREAS, Section 9.8 of the Original Agreement permits amendment of the terms thereof with the vote or written consent of the Registered Holders of 65% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Original Agreement with respect to the Private Placement Warrants, 65% of the then-outstanding Private Placement Warrants (the “Holder Consent”); and

WHEREAS, the Company desires to, upon receipt of the Holder Consent, amend and restate the Original Agreement as set forth herein and to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.    Warrants.

2.1.    Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2.    Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.    Registration.

2.3.1.    Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Annex M-2

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2.    Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4.    Detachability of Warrants. The Ordinary Shares and Public Warrants comprising the Units ~~shall begin~~became eligible for separate trading on ~~the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Credit Suisse Securities (USA) LLC, but in no event shall the Ordinary Shares and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a Current Report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds then received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Current Report on Form 8-K, and (B) the Company issues a press release announcing when such separate trading shall begin.~~October 12, 2020.

2.5.    Fractional Warrants. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one Ordinary Share and ~~one-fourth~~one-third of one whole Public Warrant. If, upon the detachment of Public Warrants from the Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6.    Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that ~~so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below)~~ the Private Placement Warrants~~:~~ (i) ~~may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii)~~ including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, and (~~iii~~ii) shall not be redeemable by the Company ~~pursuant to Section 6.1 hereof and (iv) shall only be redeemable by the Company pursuant to Section 6.2 if the Reference Value (as defined below) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof)~~; provided, however, that in the case of (~~ii~~i)~~,~~ the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a)    to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any member of the Sponsor or any of their affiliates;

(b)    in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

(c)    in the case of an individual, by virtue of laws of descent and distribution upon death of such person;

Annex M-3

(d)    in the case of an individual, pursuant to a qualified domestic relations order;

(e)    by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination at prices no greater than the price at which the Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased;

(f)    by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

(g)    in the event of the Company’s liquidation prior to the completion of its initial Business Combination; or

(h)    in the event of, subsequent to the completion of the Company’s initial Business Combination, the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.    Terms and Exercise of Warrants.

3.1.    Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen Business Days (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least five days’ prior written notice of such reduction to Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. The term “Business Day” means a day other than a Saturday, Sunday or federal holiday on which banks in New York City are generally open for normal business.

3.2.    Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if the Company fails to complete a Business Combination, and (z) other than with respect to the Private Placement Warrants ~~then held by the Sponsor or its Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof~~, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant ~~then held by the Sponsor or its Permitted Transferees in connection with a redemption pursuant to Section 6.1~~

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~~hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof)~~) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant ~~then held by the Sponsor or its Permitted Transferees in the event of a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof~~) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3.    Exercise of Warrants.

3.3.1.    Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a)    in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent; or

~~(b) [Reserved];~~

~~(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of Ordinary Shares equal to (i) if in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise and (ii) in all other scenarios the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this subsection 3.3.1(c)) less the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;~~

~~(d)    as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or~~

(~~e~~b)    as provided in Section 7.4 hereof.

3.3.2.    Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such

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Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless (i) a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or (ii) a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of ~~Public~~ Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder. For the avoidance of doubt, in no event will the Company be required to pay cash to the holder of any Warrant.

3.3.3.    Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.    Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5.    Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount specified by such holder) (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public

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announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.    Adjustments.

4.1.    Share Capitalizations.

4.1.1.    Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering to all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.

4.1.2.    Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to the holders of Ordinary Shares a dividend or ~~make~~makes a distribution in cash, securities or other assets on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s public shares if it does not complete its initial Business Combination within the time period required by the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, (e) as a result of the repurchase of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval or (f) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary

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Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant).

4.2.    Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

4.3.    Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4.    Raising of the Capital in Connection with the Initial Business Combination

. If (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Class B ordinary shares, par value $0.0001 per share, of the Company held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the completion of the Company’s initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Ordinary Shares during the ten (10) trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described in Section 6.1 ~~and Section 6.2~~ shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price ~~and the $10.00 per share redemption trigger price described in Section 6.2 shall be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price~~.

4.5.    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary

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Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that ~~(i)~~ if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election~~, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Company’s amended and restated memorandum and articles of association or as a result of the repurchase of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4~~; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for (x) with respect to a Public Warrant, a Capped American Call, and (y) with respect to a Private Placement Warrant, an Uncapped American Call, in each case, as provided on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no

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event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.6.    Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7.    No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

4.8.    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1.    Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.    Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3.    Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

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5.4.    Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5.    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

~~5.6. Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.~~

6.    Redemption.

6.1.    Redemption of Warrants for Cash. ~~Subject to Section 6.5 hereof, not~~Not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Public Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Public Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

~~6.2. Redemption of Warrants for Ordinary Shares. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.~~

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6.2.     [RESERVED].

~~Redemption Date~~	~~Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)~~
	≤ ~~10.00~~	~~11.00~~	~~12.00~~	~~13.00~~	~~14.00~~	~~15.00~~	~~16.00~~	~~17.00~~	≥ ~~18.00~~
~~60 months~~	~~0.261~~	~~0.281~~	~~0.297~~	~~0.311~~	~~0.324~~	~~0.337~~	~~0.348~~	~~0.358~~	~~0.361~~
~~57 months~~	~~0.257~~	~~0.277~~	~~0.294~~	~~0.310~~	~~0.324~~	~~0.337~~	~~0.348~~	~~0.358~~	~~0.361~~
~~54 months~~	~~0.252~~	~~0.272~~	~~0.291~~	~~0.307~~	~~0.322~~	~~0.335~~	~~0.347~~	~~0.357~~	~~0.361~~
~~51 months~~	~~0.246~~	~~0.268~~	~~0.287~~	~~0.304~~	~~0.320~~	~~0.333~~	~~0.346~~	~~0.357~~	~~0.361~~
~~48 months~~	~~0.241~~	~~0.263~~	~~0.283~~	~~0.301~~	~~0.317~~	~~0.332~~	~~0.344~~	~~0.356~~	~~0.361~~
~~45 months~~	~~0.235~~	~~0.258~~	~~0.279~~	~~0.298~~	~~0.315~~	~~0.330~~	~~0.343~~	~~0.356~~	~~0.361~~
~~42 months~~	~~0.228~~	~~0.252~~	~~0.274~~	~~0.294~~	~~0.312~~	~~0.328~~	~~0.342~~	~~0.355~~	~~0.361~~
~~39 months~~	~~0.221~~	~~0.246~~	~~0.269~~	~~0.290~~	~~0.309~~	~~0.325~~	~~0.340~~	~~0.354~~	~~0.361~~
~~36 months~~	~~0.213~~	~~0.239~~	~~0.263~~	~~0.285~~	~~0.305~~	~~0.323~~	~~0.339~~	~~0.353~~	~~0.361~~
~~33 months~~	~~0.205~~	~~0.232~~	~~0.257~~	~~0.280~~	~~0.301~~	~~0.320~~	~~0.337~~	~~0.352~~	~~0.361~~
~~30 months~~	~~0.196~~	~~0.224~~	~~0.250~~	~~0.274~~	~~0.297~~	~~0.316~~	~~0.335~~	~~0.351~~	~~0.361~~
~~27 months~~	~~0.185~~	~~0.214~~	~~0.242~~	~~0.268~~	~~0.291~~	~~0.313~~	~~0.332~~	~~0.350~~	~~0.361~~
~~24 months~~	~~0.173~~	~~0.204~~	~~0.233~~	~~0.260~~	~~0.285~~	~~0.308~~	~~0.329~~	~~0.348~~	~~0.361~~
~~21 months~~	~~0.161~~	~~0.193~~	~~0.223~~	~~0.252~~	~~0.279~~	~~0.304~~	~~0.326~~	~~0.347~~	~~0.361~~
~~18 months~~	~~0.146~~	~~0.179~~	~~0.211~~	~~0.242~~	~~0.271~~	~~0.298~~	~~0.322~~	~~0.345~~	~~0.361~~
~~15 months~~	~~0.130~~	~~0.164~~	~~0.197~~	~~0.230~~	~~0.262~~	~~0.291~~	~~0.317~~	~~0.342~~	~~0.361~~
~~12 months~~	~~0.111~~	~~0.146~~	~~0.181~~	~~0.216~~	~~0.250~~	~~0.282~~	~~0.312~~	~~0.339~~	~~0.361~~
~~9 months~~	~~0.090~~	~~0.125~~	~~0.162~~	~~0.199~~	~~0.237~~	~~0.272~~	~~0.305~~	~~0.336~~	~~0.361~~
~~6 months~~	~~0.065~~	~~0.099~~	~~0.137~~	~~0.178~~	~~0.219~~	~~0.259~~	~~0.296~~	~~0.331~~	~~0.361~~
~~3 months~~	~~0.034~~	~~0.065~~	~~0.104~~	~~0.150~~	~~0.197~~	~~0.243~~	~~0.286~~	~~0.326~~	~~0.361~~
~~0 months~~	~~—~~	~~—~~	~~0.042~~	~~0.115~~	~~0.179~~	~~0.233~~	~~0.281~~	~~0.323~~	~~0.361~~

~~The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.~~

~~The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Exercise Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Exercise Price of a warrant is adjusted, (a) in the case of an adjustment pursuant to Section 4.4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Ordinary Shares per Warrant (subject to adjustment)~~

6.3.    Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Public Warrants pursuant to Sections 6.1 ~~or 6.2~~, the Company shall fix a

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date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Public Warrant at which any Public Warrants are redeemed pursuant to ~~Sections~~Section  6.1 ~~or 6.2~~ and (b) “Reference Value” shall mean the last reported sales price of the Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

6.4.    Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash ~~(or on a “cashless basis” in accordance with Section 6.2 of this Agreement)~~ at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Public Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price.

~~6.5. Exclusion of Private Placement Warrants. The Company agrees that (a) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees and (b) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.6 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.~~

7.    Other Provisions Relating to Rights of Holders of Warrants.

7.1.    No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights, to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2.    Lost, Stolen, Mutilated, or Destroyed Warrants . If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3.    Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

~~7.4. Registration of Ordinary Shares; Cashless Exercise at Company’s Option.~~

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~~7.4.1~~7.4.    Registration of ~~the~~ Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. If the Warrants are exercisable for a security other than the Ordinary Shares pursuant to this Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Ordinary Shares, the Company (or any successor company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants within (20) twenty business days of the closing of an initial Business Combination. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the closing of its initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the ~~lesser of (A) the~~ quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value ~~and (B) 0.361 Ordinary Shares per Warrant~~. Solely for purposes of this ~~subsection 7.4.1~~Section 7.4, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a ~~Public~~ Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this ~~subsection 7.4.1~~Section 7.4 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. ~~Except as provided in subsection 7.4.2, for~~For the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this ~~subsection 7.4.1~~Section 7.4.

~~7.4.2. Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.~~

8.    Concerning the Warrant Agent and Other Matters.

8.1.    Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary

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Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2.    Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1.    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2.    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3.    Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3.    Fees and Expenses of Warrant Agent.

8.3.1.    Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2.    Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4.    Liability of Warrant Agent.

8.4.1.    Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or

Annex M-15

established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2.    Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3.    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and nonassessable.

8.5.    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

8.6.    Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.    Miscellaneous Provisions.

9.1.    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

18

9.2.    Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Horizon Acquisition Corporation

600 Steamboat Road, Suite 200

Greenwich, CT 06830

Attention: Chief Executive Officer

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with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:        Christian O. Nagler

                        Wayne E. Williams

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3.    Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4.    Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5.    Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the

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Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6.    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7.    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8.    Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein or (ii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, shall require the vote or written consent of the Registered Holders of 65% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 65% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9.    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Warrant Certificate

Exhibit B Legend — Private Placement Warrants

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HORIZON ACQUISITION CORPORATION

By:	~~/s/ Todd Boehly~~
Name: ~~Todd Boehly~~
Title: ~~Chairman, Chief Executive Officer and Chief Financial Officer~~

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	~~/s/ Isaac Kagan~~
Name: ~~Isaac Kagan~~
Title: ~~Vice President~~

[Signature Page to Warrant Agreement]

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EXHIBIT A

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT AGREEMENT DESCRIBED BELOW

Horizon Acquisition Corporation Incorporated Under the Laws of the Cayman Islands

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that [            ], or registered assigns, is the registered holder of [            ] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase Class A ordinary shares, $0.0001 par value (“Ordinary Shares”), of Horizon Acquisition Corporation, a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Annex M-20

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

HORIZON ACQUISITION CORPORATION

By:
Name:
Title: Authorized Signatory

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

Annex M-21

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [            ] Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of August 25, 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Annex M-22

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [            ] Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Horizon Acquisition Corporation (the “Company”) in the amount of $[            ] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [            ], whose address is [            ] and that such Ordinary Shares be delivered to [            ] whose address is [            ]. If said [            ] number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [            ], whose address is [            ] and that such Warrant Certificate be delivered to [            ], whose address is [            ].

~~In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.~~

~~In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.~~

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [            ], whose address is [            ] and that such Warrant Certificate be delivered to [            ], whose address is [            ].

[Signature Page Follows]

Date: [            ], 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

Annex M-23

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

Annex M-24

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG HORIZON ACQUISITION CORPORATION (THE “COMPANY”), HORIZON SPONSOR, LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

NO. [            ] WARRANT

Annex M-25